As filed with the Securities and Exchange Commission on January 15, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Akers Biosciences, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	2835	22-2983783
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1185 Avenue of the Americas

3rd Floor

New York, New York 10036

(856) 848-8698

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher C. Schreiber

Chief Executive Officer and President

Akers Biosciences, Inc.

1185 Avenue of the Americas

3rd Floor

New York, New York 10036

(856) 848-8698

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rick A. Werner, Esq. Jayun Koo, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Tel. (212) 659-7300 Fax (212) 918-8989

James A. McNulty, CPA

Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary

MyMD Pharmaceuticals, Inc.

324 S. Hyde Park Ave., Suite 350

Tampa, FL 33606

Tel. (813) 864-2566

Fax (813) 527-0500

Curt P. Creely Foley & Lardner LLP 100 North Tampa St., Suite 2700 Tampa, Florida 33602 Tel. (813) 229-2300 Fax (813) 221-4210

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

If applicable, place an [X] in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [  ]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
common stock, no par value	146,050,384	N/A	$84,844.77	$9.26

(1)	Represents the maximum number of shares of common stock, no par value, of the registrant estimated to be issuable at the effective time of the merger of XYZ Merger Sub Inc., a wholly-owned subsidiary of the registrant (“Merger Sub”) with and into MyMD Pharmaceuticals, Inc. (“MYMD”), with MYMD continuing as the surviving corporation, to holders of shares of MYMD common stock or options to purchase MYMD common stock, as applicable, including, without limitation (share numbers calculated after giving effect to the conversion of MYMD shares into Akers common stock in the merger at the exchange ratio) 68,035,360 shares of the registrant to be issued in exchange for MYMD common stock upon closing of the merger, 9,979,664 shares of Akers common stock underlying the outstanding options to purchase MYMD common stock to be assumed by the registrant upon closing of the merger, and up to a maximum of 68,035,360 shares to be issued upon achievement of certain market capitalization milestone events during the 36-month period following the closing of the merger.

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock that may be issued because of events such as recapitalizations, stock dividends, stock splits, and similar transactions.

(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(f) of the Securities Act. MYMD is a private company and no market exists for its equity securities and MYMD has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price is one-third of the aggregate par value of MYMD’s capital stock being acquired in the proposed merger, which is calculated by taking one-third of the par value of $0.001 per share and 84,844,773 shares of MYMD common stock that may be cancelled or exchanged in the merger (computed as of January 12, 2021, the latest practicable date prior to the date of filing this registration statement, and inclusive of all shares of MYMD common stock issuable upon conversion of any securities convertible into or exercisable for shares of MYMD common stock).

(3)	Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to $109.10 per $1 million of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy and consent solicitation statement/prospectus is not complete and may be changed. The securities being offered by the use of this preliminary joint proxy and consent solicitation statement/prospectus may not be sold nor may offers to buy be accepted prior to the time the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary joint proxy and consent solicitation statement/prospectus is not an offer to sell these securities nor a solicitation of any offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED January 15, 2021

JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Akers Biosciences, Inc. and MyMD Pharmaceuticals, Inc.:

On November 11, 2020, Akers Biosciences, Inc. (“Akers”), XYZ Merger Sub Inc., a wholly owned subsidiary of Akers (“Merger Sub”), and MyMD Pharmaceuticals, Inc. (“MYMD”) entered into an Agreement and Plan of Merger and Reorganization (as may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into MYMD, with MYMD continuing as the surviving corporation and a wholly owned subsidiary of Akers, on the terms and conditions set forth in the Merger Agreement. Upon completion of the merger, the combined company is expected to be renamed MyMD Pharmaceuticals, Inc. The boards of directors of each of Akers and MYMD have approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger.

If the merger is completed, (i) holders of outstanding shares of MYMD common stock (referred to herein as the MYMD stockholders) will be entitled to receive (x) 0.9195 shares of Akers common stock per share of MYMD common stock they hold (the “Exchange Ratio”), prior to giving effect to the proposed reverse stock split discussed below, or an aggregate of approximately 68,035,360 shares of Akers common stock at closing, (y) an amount in cash, on a pro rata basis, equal to the aggregate cash proceeds received by Akers from the exercise of any options to purchase MYMD common stock assumed by Akers upon closing of the merger prior to the second-year anniversary of the closing of the merger (the “Option Exercise Period”), such payment to occur not later than 30 days after the last day of the Option Exercise Period, and (z) potential milestone payments of up to 68,035,360 shares (“Milestone Shares”) of Akers common stock payable upon achievement of certain market capitalization milestone events during the 36-month period immediately following the closing of the merger (the “Milestone Period”); and (ii) each outstanding option to purchase MYMD common stock that has not previously been exercised prior to the closing of the merger, whether or not vested, will be assumed by Akers subject to certain terms contained in the Merger Agreement.

Immediately upon completion of the merger and the transactions contemplated in the Merger Agreement (i) MYMD stockholders and optionholders will own approximately 80% of the equity of the combined company; and (ii) current Akers stockholders and holders of certain outstanding options and warrants to purchase shares of Akers common stock (excluding shares issuable upon exercise of options and warrants having an exercise price in excess of $1.72, prior to giving effect to any stock splits, combinations, reorganizations and the like with respect to the Akers common stock between the announcement of the merger and the closing of the merger) and holders of outstanding restricted stock units will own approximately 20% of the equity of the combined company. Immediately following the merger, subject to the approval of the current Akers stockholders, it is anticipated that the combined company will effect a reverse stock split at a ratio between 1-for-[●] and 1-for-[●] with respect to its issued and outstanding common stock. The reverse stock split will increase Akers’ stock price to at least $5.00 per share.

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Akers common stock is currently listed on The Nasdaq Capital Market (also referred to herein as “Nasdaq”) under the symbol “AKER”. On November 11, 2020, the last full trading day before the announcement of the merger, the last reported sale price of Akers common stock was $1.72 per share, and, on January 14, 2021, the latest practicable date prior to the date of this joint proxy and consent solicitation statement/prospectus, the last reported sale price of Akers common stock was $2.69 per share. Akers and MYMD urge you to obtain current market quotations for the price of Akers common stock.

Each of Akers and MYMD expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Akers will hold a special meeting of its stockholders, while MYMD will solicit its stockholders’ approval by written consent. Akers stockholders will be asked to consider and vote upon the following proposals: (i) to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of shares of Akers common stock to MYMD stockholders and other parties in connection with the merger, the Merger Agreement, and the transactions contemplated thereby or in connection therewith (the “Share Issuance Proposal”), (ii) to approve an amendment to the amended and restated certificate of incorporation of the combined company, which will be in effect at the effective time of the merger (the “A&R Charter”) to effect a reverse stock split with a ratio between 1-for-[●] and 1-for-[●] with respect to the issued and outstanding common stock of the combined company immediately following the merger (the “Reverse Stock Split Proposal”), (iii) to approve the amended and restated certificate of incorporation of Akers which will be in effect upon consummation of the merger (the “A&R Charter Proposal”), including, among other things, changing the name of the combined company to MyMD Pharmaceuticals, Inc., (iv) to approve the Akers Biosciences, Inc. 2021 Equity Incentive Plan (the “Incentive Plan Proposal”), (v) to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Akers’ named executive officers in connection with the merger (the “Akers Golden Parachute Compensation Proposal”), and (vi) to adjourn the special meeting, if necessary, to permit the solicitation of additional proxies in the event that there are insufficient votes on one or more of the proposals presented to Akers stockholders (the “Adjournment Proposal”).

The Akers special meeting will be held on [●], 2021 at [●] a.m., Eastern Time, and will be “virtual,” meaning that you can participate in the meeting online at [●] at the appointed time and date and entering the control number included in the proxy card that you receive. Akers stockholders are encouraged to access the special meeting before the start time. Please allow ample time for online check-in. Akers stockholders will not be able to attend the special meeting in person.

MYMD stockholders will be asked to approve by written consent a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the merger (the “MYMD Merger Proposal”).

Completion of the merger is conditioned upon satisfaction or waiver of all closing conditions under the Merger Agreement, including, among other things, (i) the approval of the Stock Issuance Proposal, the approval of the Reverse Stock Split Proposal, and the approval of the A&R Charter Proposal, which require the affirmative vote of a majority of the votes cast by those shares entitled to vote on such matter, and (ii) the adoption and approval of the MYMD Merger Proposal by written consent of the holders of a number of shares of MYMD common stock representing at least seventy five percent (75%) of the issued and outstanding shares of MYMD common stock.

Akers’ board of directors has determined that it is advisable and in the best interest of Akers and its stockholders to enter into the Merger Agreement, and the Akers board of directors has authorized and approved the terms of the Merger Agreement and the transactions contemplated thereby and recommends that Akers stockholders vote “FOR” the Share Issuance Proposal, “FOR” the Reverse Stock Split Proposal, “FOR” the A&R Charter Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Akers Golden Parachute Compensation Proposal, and “FOR” the Adjournment Proposal.

MYMD’s board of directors has (i) determined that the Merger Agreement and transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of MYMD and its stockholders, (ii) unanimously approved the Merger Agreement and the transactions contemplated thereby, including the merger and (iii) unanimously recommended that MYMD stockholders adopt and approve the Merger Agreement and the transactions contemplated thereby, including the merger, by written consent.

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This joint proxy and consent solicitation statement/prospectus provides you with important information about the special meeting and solicitation of written consents, Akers, MYMD, the proposed merger and the transactions and documents related to the merger. Please carefully read this entire joint proxy and consent solicitation statement/prospectus, including “RISK FACTORS” beginning on page 57.

For the Akers stockholders: your vote is very important. Whether or not you plan to attend the Akers special meeting, please take the time to vote by completing and returning the enclosed proxy card to Akers or by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must instruct your broker in order to vote on all proposals.

Sincerely,

/s/ Christopher Schreiber	/s/ James A. McNulty
Christopher Schreiber	James A. McNulty, CPA
Chief Executive Officer	Chief Executive Officer
Akers Biosciences, Inc.	MyMD Pharmaceuticals, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Akers common stock to be issued in the merger, or determined if this joint proxy and consent solicitation statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy and consent solicitation statement/prospectus is dated [●], 2021 and is first expected to be mailed or otherwise delivered to the stockholders of Akers and MYMD on or about [●], 2021.

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Akers Biosciences, Inc.

1185 Avenue of the Americas

3rd Floor

New York, New York 10036

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [●], 2021

[●] a.m. Eastern Time

To be Held Online at [●]

To the Stockholders of Akers Biosciences, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the “special meeting”) of Akers Biosciences, Inc., a New Jersey corporation (“Akers,” “we,” “our,” or “us”), will be held on [●], 2021, at [●] a.m., Eastern Time, and will be “virtual,” meaning that you can participate in the meeting online at [●], to consider and vote upon the following matters:

(1) The Share Issuance Proposal — to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of shares of our common stock to MYMD stockholders as merger consideration in the merger of XYZ Merger Sub Inc., a Florida corporation and a wholly owned subsidiary of Akers (“Merger Sub”), with and into MyMD Pharmaceuticals, Inc., a Florida corporation (“MYMD”), including potential milestone payments of up to 68,035,360 shares of our common stock (“Milestone Shares”) payable upon achievement of certain market capitalization milestone events during the 36-month period immediately following the closing of the merger (the “Milestone Period”), pursuant to the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of November 11, 2020, as it may be amended, by and among Akers, Merger Sub and MYMD (the “Merger Agreement”), the Merger Agreement and the transactions contemplated thereby (the “Share Issuance Proposal”);

(2) The Reverse Stock Split Proposal — to approve an amendment to the amended and restated certificate of incorporation of the combined company, which will be in effect at the effective time of the merger (the “A&R Charter”) to effect a reverse stock split with a ratio between 1-for-[●] and 1-for-[●] with respect to the issued and outstanding common stock of the combined company immediately following the merger (the “Reverse Stock Split Proposal”);

(3) The A&R Charter Proposal — to approve the amendment and restatement of our certificate of incorporation in its entirety which will be in effect at the effective time of the merger (the “A&R Charter Proposal”);

(4) The Incentive Plan Proposal — to approve the Akers Biosciences, Inc. 2021 Equity Incentive Plan (the “Incentive Plan Proposal”);

(5) The Akers Golden Parachute Compensation Proposal — to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Akers’ named executive officers in connection with the merger (the “Akers Golden Parachute Compensation Proposal”); and

(6) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (the “Adjournment Proposal”).

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The Akers special meeting will be a virtual meeting via live webcast on the Internet. As an Akers stockholder, you will be able to attend the special meeting, vote and submit questions during the special meeting by visiting [●] and entering the control number included in the proxy card that you receive. If you are a “street name” holder, you must obtain a proxy from your broker or nominee in order to attend the special meeting and vote your shares. Akers stockholders are encouraged to access the special meeting before the start time of [●] a.m. Eastern Time on [●], 2021. Please allow ample time for online check-in. Akers stockholders will not be able to attend the special meeting in person.

Our board of directors has fixed the close of business on [●], 2021 as the record date for the special meeting. Only holders of record of shares of Akers capital stock at the close of business on such date are entitled to receive notice of, and vote at, the special meeting or at any postponement(s) or adjournment(s) of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten (10) days before the special meeting at our principal executive office for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. To the extent office access is impracticable due to the COVID-19 pandemic, you may email Karen Smith of Advantage Proxy, Inc., our proxy solicitor, at ksmith@advantageproxy.com for alternative arrangements to examine the stockholder list. The email should state the purpose of the request and provide proof of ownership of our voting securities as of the record date. The stockholder list will also be available online during the special meeting.

Approval of the Share Issuance Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Akers Golden Parachute Compensation Proposal, and the Adjournment Proposal each require the affirmative vote of a majority of the votes cast by those shares entitled to vote on such matter.

OUR BOARD OF DIRECTORS HAS DETERMINED THAT IT IS ADVISABLE AND IN THE BEST INTEREST OF AKERS AND ITS STOCKHOLDERS TO ENTER INTO THE MERGER AGREEMENT AND THE BOARD HAS AUTHORIZED AND APPROVED THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. OUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT AKERS STOCKHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL, “FOR” THE REVERSE STOCK SPLIT PROPOSAL, “FOR” THE A&R CHARTER PROPOSAL, “FOR” THE INCENTIVE PLAN PROPOSAL, “FOR” THE AKERS GOLDEN PARACHUTE COMPENSATION PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

Your vote is very important. If your shares are registered in your name as a stockholder of record of Akers, whether or not you expect to attend the special meeting, please sign and return the enclosed proxy card promptly in the envelope provided or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card, to ensure that your shares will be represented at the special meeting.

To participate in the virtual meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card. If your shares are held in the name of a bank, brokerage firm, or other nominee, you should follow the instructions provided by them in order to participate in the virtual meeting.

You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed joint proxy and consent solicitation statement/prospectus. If you are a “street name” holder, your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2021, TO BE HELD ONLINE AT [●]: This notice is not a form for voting and presents only an overview of the more complete joint proxy and consent solicitation statement/prospectus. We urge you to read the accompanying joint proxy and consent solicitation statement/prospectus, including its annexes and the section titled “RISK FACTORS” beginning on page 57, carefully and in their entirety. Copies of the joint proxy and consent solicitation statement/prospectus and the accompanying proxy card are available, without charge, on the internet, on our website www.akersbio.com, and can be obtained by sending an e-mail to investors@akersbio.com To obtain timely delivery, our stockholders must request the materials no later than five (5) business days prior to the Akers special meeting. If you have any questions concerning the merger, the Merger Agreement, the proposals, the Akers special meeting or the accompanying joint proxy and consent solicitation statement/prospectus or need help voting your shares of Akers capital stock, please contact Akers’ investor relations department at 843-399-7576.

By Order of the Board of Directors,

/s/ Joshua Silverman
Joshua Silverman
Chairman of the Board

[●], 2021

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MyMD Pharmaceuticals, Inc.
324 S. Hyde Park Ave., Suite 350
Tampa, FL 33606

NOTICE OF SOLICITATION OF WRITTEN CONSENT
FOR ACTION TO BE TAKEN BY WRITTEN CONSENT
IN LIEU OF A MEETING OF STOCKHOLDERS

To the Stockholders of MyMD Pharmaceuticals, Inc.:

Included in the accompanying joint proxy and consent solicitation statement/prospectus is a consent solicitation statement furnished by the board of directors of MyMD Pharmaceuticals, Inc., a Florida corporation (“MYMD”), to the holders of record of the outstanding shares of MYMD common stock (the “MYMD stockholders”), at the close of business on [●], 2021 (the “record date”).

This joint proxy and consent solicitation statement/prospectus is being delivered to MYMD stockholders as of the record date, to solicit written consent to the adoption and approval of the Agreement and Plan of Merger and Reorganization, dated as of November 11, 2020, as it may be amended from time to time (the “Merger Agreement”), by and among Akers Biosciences, Inc., a New Jersey corporation (“Akers”), XYZ Merger Sub Inc., a Florida corporation and a wholly owned subsidiary of Akers (“Merger Sub”), and MYMD, pursuant to which Merger Sub will merge with and into MYMD, with MYMD continuing as the surviving corporation and a wholly owned subsidiary of Akers, and to the transactions contemplated by the Merger Agreement, including the merger (the “MYMD Merger Proposal”).

As a MYMD stockholder on the record date, you are urged to complete, date and sign the enclosed written consent and promptly return the completed and executed written consent by one of the means described in “MYMD SOLICITATION OF WRITTEN CONSENT — Submission of Consents” beginning on page 134 of the enclosed joint proxy and consent solicitation statement/prospectus. MYMD’s board of directors has set [●], 2021, as the target final date for receipt of written consents. MYMD reserves the right to extend the final date for receipt of written consents without any prior notice to stockholders.

The enclosed joint proxy and consent solicitation statement/prospectus describes the Merger Agreement and the proposed merger in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read the accompanying joint proxy and consent solicitation statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy and consent solicitation statement/prospectus and its annexes carefully and in their entirety. In particular, you should carefully read the section captioned “RISK FACTORS” beginning on page 57 of the enclosed joint proxy and consent solicitation statement/prospectus for a discussion of certain risk factors relating to the Merger Agreement and the merger.

Approval of the MYMD Merger Proposal requires the written consent of holders of at least seventy-five percent (75%) of the outstanding shares of MYMD common stock.

In considering the recommendation of the board of directors of MYMD with respect to the MYMD Merger Proposal, you should be aware that certain of MYMD’s directors and executive officers have interests that are different from, or in addition to, the interests of MYMD stockholders generally, as further described in the accompanying joint proxy and consent solicitation statement/prospectus.

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A MYMD stockholder will have the right to seek appraisal of the fair value of such MYMD stockholder’s shares of MYMD common stock if the merger is completed, in lieu of receiving the per share merger consideration, but only if such MYMD stockholder does not sign and return a written consent to the MYMD Merger Proposal and otherwise complies with the procedures of Sections 607.1301 through 607.1340 of the Florida Business Corporation Act (the “FBCA”), which is the appraisal rights statute applicable to Florida corporations. These appraisal rights are summarized in the accompanying joint proxy and consent solicitation statement/prospectus. The accompanying joint proxy and consent solicitation statement/prospectus constitutes notice to you, in your capacity as a MYMD stockholder, from MYMD of the availability of appraisal rights under the FBCA.

Your written consent is very important. The Merger Agreement must be adopted by the written consent of MYMD stockholders representing seventy-five percent (75%) of the outstanding shares of common stock of MYMD in order for the merger to be consummated. PLEASE NOTE: Your consents, as evidenced by your signing and returning the signature page to the enclosed written consent, are irrevocable once they are received by MYMD, as explained in the joint proxy and consent solicitation statement/prospectus. If you have any questions concerning the merger, the Merger Agreement, the MYMD Merger Proposal, the written consent or the accompanying joint proxy and consent solicitation statement/prospectus, would like additional copies of the accompanying joint proxy and consent solicitation statement/prospectus or need help executing the written consent, please call James A. McNulty, CPA at (813) 864-2566.

MYMD’S BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE MERGER AND THE TERMS OF THE MERGER AGREEMENT, AND HAS DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF MYMD AND ITS STOCKHOLDERS. ACCORDINGLY, MYMD’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MYMD STOCKHOLDERS APPROVE THE MERGER AND ADOPT AND APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, BY EXECUTING AND DELIVERING THE WRITTEN CONSENT FURNISHED WITH THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS.

By Order of the Board of Directors,

/s/ James A. McNulty
James A. McNulty, CPA
Chief Executive Officer
[●] , 2021

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REFERENCE TO ADDITIONAL INFORMATION

This joint proxy and consent solicitation statement/prospectus includes important business and financial information about Akers. Additional information about Akers is available to you without charge upon your request. You can obtain any of the documents filed with or furnished to the Securities and Exchange Commission, or the “SEC,” by Akers at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents at no cost by requesting them in writing or by telephone at the following address and telephone number:

Akers Biosciences, Inc.:

1185 Avenue of the Americas

3rd Floor

New York, New York 10036

Attention: Corporate Secretary

Telephone: (856) 848-8698

E-mail: investors@akersbio.com

Or

Akers’ Proxy Solicitor:

Advantage Proxy, Inc.

PO Box 13581 Des Moines, WA 98198

Telephone (toll-free in North America): (877) 870-8565

Telephone (outside of North America): (206) 870-8565

Email: ksmith@advantageproxy.com

To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the special meeting or deadline for submitting written consents. This means that Akers stockholders requesting documents must do so by [●], 2021 and MYMD stockholders requesting documents must do so by [●], 2021.

You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from that contained in this document. This document is dated [●], 2021, and you should assume that the information in this document is accurate only as of such date. Neither the mailing nor delivery of this document to Akers stockholders or MYMD stockholders nor the issuance by Akers of shares of Akers common stock in connection with the merger will create any implication to the contrary.

ABOUT THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS

Except where the context otherwise indicates, information contained in this document regarding Akers has been provided by Akers and information contained in this document regarding MYMD has been provided by MYMD. See “Where You Can Find More Information” beginning on page 288 of this joint proxy and consent solicitation statement/prospectus for more details.

This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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QUESTIONS AND ANSWERS

The following are answers to some questions that Akers stockholders and MYMD stockholders may have regarding the proposed merger and the other proposals being considered by Akers stockholders and MYMD stockholders. Akers and MYMD urge you to read carefully this entire joint proxy and consent solicitation statement/prospectus, including the annexes, because the information in this section does not provide all the information that might be important to you.

Unless the context otherwise requires, references in this joint proxy and consent solicitation statement/prospectus to “Akers” refers to Akers Biosciences, Inc., a New Jersey corporation; “Merger Sub” refers to XYZ Merger Sub Inc., a Florida corporation and a wholly owned subsidiary of Akers, and “MYMD” refers to MyMD Pharmaceuticals, Inc., a privately-held Florida corporation.

Questions and Answers About the Merger

Q:	Why am I receiving this joint proxy and consent solicitation statement/prospectus?

A:	You are receiving this joint proxy and consent solicitation statement/prospectus because you are a stockholder of record of either Akers, as of [●], 2021, the record date for the Akers special meeting, or MYMD, as of [●], 2021, the record date for the MYMD solicitation of written consent.

Akers, Merger Sub and MYMD have entered into an Agreement and Plan of Merger and Reorganization, dated as of November 11, 2020 (as may be amended from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into MYMD, with MYMD continuing as the surviving company and a wholly owned subsidiary of Akers. See “THE MERGER” beginning on page 137 and “THE MERGER AGREEMENT” beginning on page 164 of this joint proxy and consent solicitation statement/prospectus. A copy of the Merger Agreement is attached to this joint proxy and consent solicitation statement/prospectus as Annex A. If the merger is completed, (i) holders of outstanding shares of MYMD common stock (referred to herein as the MYMD stockholders) will be entitled to receive (x) 0.9195 shares of Akers common stock per share of MYMD common stock they hold (the “Exchange Ratio”), prior to giving effect to the proposed reverse stock split discussed below, or an aggregate of approximately 68,035,360 shares of Akers common stock at closing, (y) an amount in cash, on a pro rata basis, equal to the aggregate cash proceeds received by Akers from the exercise of any options to purchase shares of MYMD common stock assumed by Akers upon closing of the merger prior to the second-year anniversary of the closing of the merger (the “Option Exercise Period”), such payment (the “Additional Consideration”) to occur not later than 30 days after the last day of the Option Exercise Period, up to the maximum amount of cash consideration that may be received by MYMD stockholders without affecting the intended tax consequences of the merger, and (z) potential milestone payments of up to 68,035,360 shares (“Milestone Shares”) of Akers common stock (“Milestone Payments”) payable upon achievement of certain market capitalization milestone events during the 36-month period immediately following the closing of the merger (the “Milestone Period”); and (ii) each outstanding option to purchase MYMD common stock granted under the Second Amendment to Amended & Restated 2016 Stock Incentive Plan with an effective date of July 1, 2019, as established and maintained by MYMD (and, as amended and restated from time to time, the “MyMD Incentive Plan”) that has not previously been exercised prior to the closing of the merger, whether or not vested, will be assumed by Akers subject to certain terms contained in the Merger Agreement, and become an option to purchase a number of shares of the Akers common stock equal to the number of shares of MYMD common stock underlying such option multiplied by the Exchange Ratio, which shall expire on the second-year anniversary of the closing of the merger, and the exercise price for each share of Akers common stock underlying an assumed option to purchase MYMD common stock will be equal to the exercise price per share of the option to purchase MYMD common stock in effect immediately prior to the completion of the merger divided by the Exchange Ratio. Upon completion of the merger, the combined company is expected to be renamed MyMD Pharmaceuticals, Inc.

The Merger Agreement requires, among other things, unless otherwise waived by Akers and MYMD, for the merger to be consummated:

●	Approval of each of the proposals presented to Akers stockholders to be voted on at the Akers special meeting other than the Akers Golden Parachute Compensation Proposal, including the approval of the Share Issuance Proposal, the Incentive Plan Proposal, the Reverse Stock Split Proposal and the A&R Charter Proposal, each of which requires the affirmative vote of the majority of the votes cast on such matter; and
●	Adoption and approval of the MYMD Merger Proposal, which requires the written consent of holders of at least 75% of the issued and outstanding common stock of MYMD.

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As a condition to closing the merger, the Merger Agreement also requires that MYMD consummate the purchase of substantially all of the assets and certain liabilities of Supera Pharmaceuticals, Inc., a Florida corporation (the “Supera Purchase”), which MYMD has agreed to effect pursuant to an Asset Purchase Agreement, pursuant to which MYMD agreed to acquire from Supera, immediately prior to the completion of the merger, substantially all of its assets (such agreement, the “Supera Asset Purchase Agreement”).

This joint proxy and consent solicitation statement/prospectus contains important information about the merger and the proposals being voted on by Akers stockholders and MYMD stockholders, and you should read it carefully. This document collectively serves as a proxy statement of Akers, consent solicitation statement of MYMD and a prospectus of Akers. It is a joint proxy and consent solicitation statement because both the Akers and MYMD boards of directors are soliciting proxies or written consents from their respective stockholders. It is a prospectus because Akers will issue shares of Akers common stock to MYMD stockholders in connection with the merger. Your vote is important. You are encouraged to submit your proxy or written consent as soon as possible after carefully reviewing this joint proxy and consent solicitation statement/prospectus and its annexes.

Q:	What will happen in the merger?

A:	At the closing of the merger, Merger Sub will merge with and into MYMD, with MYMD surviving the merger as a wholly owned subsidiary of Akers, and Akers will issue approximately 68,035,360 shares of its common stock to MYMD stockholders in exchange for MYMD common stock, prior to giving effect to the proposed reverse stock split contemplated by the Reverse Stock Split Proposal, as applicable, and the options to purchase MYMD common stock will be assumed upon closing of the and become options to purchase 9,979,664 shares of combined company common stock. In addition, up to a maximum of 68,035,360 shares of combined company common stock may be issued upon achievement of certain market capitalization milestone events during the Milestone Period. Upon completion of the merger, the combined company is expected to be renamed MyMD Pharmaceuticals, Inc.

Q:	What equity stake will current Akers stockholders and former MYMD stockholders hold in Akers after the closing of the merger?

A:	It is anticipated that, immediately after the closing of the merger, prior to giving effect to the proposed reverse stock split contemplated by the Reverse Stock Split Proposal, (i) MYMD stockholders and optionholders will own approximately 80% of the equity of the combined company and (ii) current Akers stockholders and holders of certain outstanding options and warrants to purchase shares of Akers common stock (excluding shares issuable upon exercise of options and warrants having an exercise price in excess of $1.72, prior to giving effect to any stock splits, combinations, reorganizations and the like with respect to the Akers common stock between the announcement of the merger and the closing of the merger) and holders of outstanding restricted stock units will own approximately 20% of the equity of the combined company. If the Reverse Stock Split Proposal is approved and the combined company effects the reverse stock split, the percentage ownership interest of the combined company’s stockholders will not change, except to the extent that the reverse stock split would result in the rounding up of a fractional share issued to a combined company stockholder.

Q:	When is the merger expected to be completed?

A:	Akers and MYMD anticipate that the merger will be consummated promptly following the Akers special meeting, provided that all other conditions to the consummation of the merger in the Merger Agreement have been satisfied or waived. However, it is possible that the failure to timely meet the closing conditions specified in the Merger Agreement or other factors outside of Akers’ or MYMD’s control could require Akers and MYMD to complete the merger at a later time or not at all. See “THE MERGER AGREEMENT — Conditions to the Closing of the Merger” on page 168 of this joint proxy and consent solicitation statement/prospectus for a more complete summary of the conditions that must be satisfied prior to closing.

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Q:	What happens if the merger is not consummated or is terminated?

A:	There are certain circumstances under which the Merger Agreement may be terminated. If the Merger Agreement is terminated pursuant to its terms, the merger will not be consummated. If the merger is not completed for any reason, MYMD stockholders will not receive any merger consideration or shares of Akers common stock for their equity in MYMD pursuant to the Merger Agreement or otherwise. Instead, Akers and MYMD will remain separate companies, and Akers expects that its common stock will continue to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and traded on The Nasdaq Capital Market.

If the merger does not close, the board of directors of Akers (the “Akers Board of Directors”) may elect to, among other things, attempt to complete another strategic transaction like the merger, attempt to sell or otherwise dispose of the various assets of Akers or continue to operate the business of Akers. In the event that the Akers Board of Directors decides to dissolve and liquidate Akers’ assets, Akers would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims. This would be a lengthy and uncertain process, and there can be no assurances as to the amount or timing of available cash, if any, that would be left to distribute to Akers stockholders after paying the debts and other obligations of Akers and setting aside funds for reserves. See “THE MERGER AGREEMENT — Termination of the Merger Agreement,” beginning on page 178 of this joint proxy and consent solicitation statement/prospectus for information regarding the parties’ specific termination rights.

Q:	Are there any fees or costs associated with terminating the Merger Agreement?

A:

If the Merger Agreement is terminated other than in a termination by Akers due to (i) MYMD’s failure to obtain stockholder approval within the timeframe required by the Merger Agreement or (ii) MYMD’s breach of its representations, warranties, or covenants under the Merger Agreement, then, at MYMD’s sole discretion, all or any part of the loan amounts under the secured promissory note pursuant to which Akers may loan to MYMD an aggregate of up to $3.0 million (the “Bridge Loan Note”) and, any additional secured promissory notes that may be issued upon extension of the term of the Merger Agreement beyond April 15, 2021, as provided for in the Merger Agreement, if applicable, will be convertible into shares of MYMD common stock at a conversion price per share of $2.00. See “THE MERGER AGREEMENT — Termination of the Merger Agreement,” and “THE MERGER AGREEMENT — Termination Conversion Right” beginning on page 179 of this joint proxy and consent solicitation statement/prospectus for information regarding the parties’ specific termination rights.

Q:	What do I need to do now?

A:	After you have carefully read this joint proxy and consent solicitation statement/prospectus and have decided how you wish to vote your shares, in the case of Akers stockholders, please authorize a proxy to vote your shares promptly so that your shares are represented and voted at the Akers special meeting or, in the case of MYMD stockholders, please execute and return your written consent as soon as possible.

Questions and Answers for Akers Stockholders

Q:	What will I receive in the merger?

A:	If the merger is completed, Akers stockholders will not receive any merger consideration and will continue to hold the shares currently held by such stockholders.

Common shares of Akers are currently traded on The Nasdaq Capital Market under the symbol “AKER”. In connection with and immediately prior to the merger, MYMD will change its name to “MyMD Pharmaceuticals (Florida), Inc.” and Akers will change its name to “MyMD Pharmaceuticals, Inc.” Akers will apply to change its trading symbol on The Nasdaq Capital Market to “MYMD.” Akers stockholders will experience dilution as a result of the issuance of Akers common stock to the MYMD stockholders in connection with the merger, including assumption of the MYMD options. In addition, all combined company stockholders will experience further dilution upon issuance of the Milestone Shares (as defined below) upon achievement of certain market capitalization milestone events.

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Q:	When and where is the Akers special meeting?

A:	The Akers special meeting will be held on [●], 2021 at [●] a.m., Eastern Time and will be “virtual,” meaning that you can participate in the meeting online at [●] at the appointed time and date. Akers stockholders are encouraged to access the special meeting before the start time of [●] a.m., Eastern Time on [●], 2021. Please allow ample time for online check-in. Akers stockholders will not be able to attend the special meeting in person.

Q:	Why are you holding a virtual special meeting?

A:	Due to the ongoing COVID-19 pandemic and to support the health and well-being of Akers stockholders and in consideration of various public health safety measures, this special meeting will be held in a virtual meeting format only. Akers has designed its virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows Akers stockholders to communicate with Akers in advance of, and during, the special meeting so they can ask questions of the Akers Board of Directors or management, as time permits.

Q:	What happens if there are technical difficulties during the special meeting?

A:

If you encounter any technical difficulties logging into the website ([●]) or during the virtual meeting, there will be a 1-800 number and international number available on the website to assist you. Technical support will be available 15 minutes prior to the start time of the virtual meeting.

Q:	What is being voted on?

A:	At the Akers special meeting, Akers stockholders will be asked to consider and vote upon the matters outlined in the accompanying Notice of Special Meeting of Stockholders of Akers, including the following:

(1) The Share Issuance Proposal — to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of shares of Akers common stock (including potential milestone payments of up to 68,035,360 Milestone Shares payable upon achievement of certain market capitalization milestone events during the Milestone Period) to MYMD stockholders and other parties in connection with the merger of Merger Sub with and into MYMD, pursuant to the terms and conditions of the Merger Agreement and the transactions contemplated thereby or in connection therewith;

(2) The Reverse Stock Split Proposal — to approve an amendment to the A&R Charter to effect a reverse stock split with a ratio between 1-for-[●] and 1-for-[●] with respect to the issued and outstanding common stock of the combined company immediately following the merger. The reverse stock split will increase Akers’ stock price to at least $5.00 per share, and the final reverse stock split ratio will be subject to the mutual agreement of Akers and MYMD;

(3) The A&R Charter Proposal — to approve the amendment and restatement of Akers’ certificate of incorporation in its entirety which will be in effect at the effective time of the merger;

(4) The Incentive Plan Proposal — to approve the Akers Biosciences, Inc. 2021 Equity Incentive Plan;

(5) The Akers Golden Parachute Compensation Proposal — to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Akers’ named executive officers in connection with the merger; and

(6) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

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Q:	Are the proposals conditioned on one another?

A:	Each of the Reverse Stock Split Proposal, A&R Charter Proposal and Incentive Plan Proposal are conditioned on the approval of the Share Issuance Proposal, and the approval of the Share Issuance Proposal is conditioned on the approval of the Reverse Stock Split Proposal and the A&R Charter Proposal. The Adjournment Proposal and the Akers Golden Parachute Compensation Proposal do not require approval of any other proposal to be effective. It is important for you to note that in the event that the Share Issuance Proposal does not receive the requisite vote for approval, then Akers and MYMD will not consummate the merger.

Q:	What will happen if the Reverse Stock Split Proposal is approved?

A:	If the Reverse Stock Split Proposal is approved, Akers will effect a reverse stock split with a ratio between 1-for-[●] and 1-for-[●] with respect to the issued and outstanding common stock of the combined company immediately following the merger, thereby reducing the total number of outstanding shares of the combined company’s common stock from approximately [●] shares to between approximately [●] shares and [●] shares, excluding shares underlying outstanding shares of preferred stock, options and warrants or from approximately [●] to between approximately [●] shares and [●] shares, assuming the exercise in full of certain pre-funded warrants issued in the private placement between Akers and certain institutional and accredited investors that closed on November 17, 2020 (the “Akers Private Placement”), options and other warrants and conversion of the outstanding shares of preferred stock. The final reverse stock split ratio will be subject to the mutual agreements of Akers and MYMD. To the extent that the reverse stock split would result in any stockholders of the combined company otherwise owning a fractional share of the combined company’s common stock, such share will be rounded up to the nearest whole share. The reverse stock split will affect all stockholders of the combined company uniformly and will not change any stockholder’s percentage ownership interest in the combined company, except to the extent that the reverse stock split would result in the rounding up of fractional shares. Unless otherwise set forth herein or unless the context indicates otherwise, all share amounts in this joint proxy and consent solicitation statement/prospectus do not give effect to the reverse stock split. You are encouraged to review the proposed amendment to the amended and restated certificate of incorporation of the combined company, which will be in effect at the effective time of the merger (the “A&R Charter”), subject to approval of the A&R Charter Proposal, effecting the reverse stock split, a copy of which is included in this joint proxy and consent solicitation statement/prospectus as Annex C. The reverse stock split will cause the price of the issued and outstanding common stock of the combined company at the effective time to equal at least $5.00.

Q:	What constitutes a quorum for the Akers special meeting?

A:	Pursuant to the amended and restated certificate of incorporation of Akers, as amended from time to time currently in effect (the “Akers Charter”), holders entitled to cast forty percent (40%) of the votes at a duly called special meeting present in person or represented by proxy is necessary to constitute a quorum to transact business. Stockholders of common stock present at the special meeting or represented by proxy (including stockholders who abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present. “Broker non-votes,” which are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter, will not be counted for purposes of determining whether a quorum is present.

Pursuant to the Akers Bylaws, if a quorum is not present, the special meeting may be adjourned, without notice other than announcement at the meeting, to another place, date, or time by the stockholders entitled to vote thereat present in person or represented by proxy. As of the record date for the special meeting, [●] shares of our common stock would be required to achieve a quorum.

Q:	What is the record date and what does it mean?

A:	The record date to determine the stockholders entitled to notice of and to vote at the special meeting is the close of business on [●], 2021. The record date was established by the Akers Board of Directors as required by New Jersey law. On the record date, [●] shares of Akers common stock were issued and outstanding and [●] shares of Akers’ Series D Convertible preferred stock (the “Series D Convertible Preferred Stock”) were issued and outstanding.

Q:	Who is entitled to vote at the special meeting?

A:

Holders of Akers common stock at the close of business on the Akers record date may vote at the special meeting. In addition, holders of outstanding shares of Series D Convertible Preferred Stock may vote at the special meeting, if such shares of Series D Convertible Preferred Stock are not converted before the special meeting.

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Q:	How many votes do I have?

A:	If you are a holder of Akers common stock, you are entitled to one vote on each proposal to be considered at the Akers special meeting for each share of Akers common stock that you owned as of the close of business on [●], 2021, which is the Akers record date. If you are a holder of Series D Convertible Preferred Stock that has not been converted before the special meeting, you are entitled to one votes on each proposal to be considered at the Akers special meeting for each share of Series D Convertible Preferred Stock that you owned as of the close of business on [●], 2021, which is the Akers record date.

Q:	Why is my vote important?

A:	It is important for you to note that in the event that the Share Issuance Proposal does not receive the requisite vote for approval, then Akers and MYMD will not consummate the merger. Moreover, each of the Reverse Stock Split Proposal, A&R Charter Proposal and Incentive Plan Proposal are conditioned on the approval of the Share Issuance Proposal, and the Share Issuance Proposal is conditioned on the approval of the Reverse Stock Split Proposal and the A&R Charter Proposal; therefore, if the Share Issuance Proposal is not approved, Akers will not be able to implement the actions proposed under the Reverse Stock Split Proposal, the A&R Charter Proposal and the Incentive Plan Proposal, and if the Reverse Stock Split Proposal or the A&R Charter Proposal is not approved, Akers will not be able to implement the actions proposed under the Share Issuance Proposal.

Q:	What happens if the Akers Golden Parachute Compensation Proposal is not approved?

A:	Nothing will happen if the Akers Golden Parachute Compensation Proposal is not approved, as it is advisory only. The Akers Golden Parachute Compensation Proposal gives Akers stockholders the opportunity to express their views on the compensation Akers’ named executive officers would receive in connection with the merger. If the merger is completed, the merger-related compensation may be paid to Akers’ named executive officers to the extent payable in accordance with the terms of the relevant compensation agreements and arrangements, even if Akers stockholders fail to approve the advisory vote regarding merger-related compensation.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote your shares of Akers capital stock on the matters to be presented at the Akers special meeting in any of the following ways:

During the Special Meeting — To vote at the special meeting, you can participate in the meeting online at [●] at the appointed time and date and you will be able to vote by ballot. To ensure that your shares of Akers capital stock are voted at the Akers special meeting, the Akers Board of Directors recommends that you submit a proxy even if you plan to attend the Akers special meeting. Akers stockholders will not be able to attend the special meeting in person. Instructions on how to vote while participating in the special meeting via live webcast are posted at [●].

By Mail — To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Akers before the Akers special meeting, the persons named as proxies will vote your shares of Akers capital stock as you direct.

By Telephone — To vote by telephone, dial the toll free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and the 16-digit control number from the enclosed proxy card. Votes submitted via internet must be received by 11:59 p.m., Eastern Time, on [●].

By Internet — To vote over the Internet, go to the web address identified on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card.

If your shares are held in “street name” by a broker, bank or other nominee, please refer to the voting instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. Please note that if your shares are held in “street name” and you wish to vote at the Akers special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

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Q:	What is the vote required to approve each proposal?

A:

Assuming the presence of a quorum, approval of the Share Issuance Proposal (for purposes of complying with Nasdaq Listing Rule 5635(a)), the Incentive Plan Proposal, the Akers Golden Parachute Compensation Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, and the Adjournment Proposal each requires, the affirmative vote of a majority of the votes cast by those shares entitled to vote on such matter. An Akers stockholder’s abstention from voting, or the failure of an Akers stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have no effect on the outcome of any vote on the Share Issuance Proposal, the Incentive Plan Proposal, the Reverse Stock Split Proposal, the Akers Golden Parachute Compensation Proposal or the Adjournment Proposal.

Consummation of the merger is subject to certain closing conditions, including, among other things, approval by the stockholders of Akers and MYMD, the continued listing of Akers’ common stock on The Nasdaq Capital Market after the merger and satisfaction of a minimum net cash threshold by Akers. In accordance with the terms of the Merger Agreement, (i) the officers, directors and certain affiliated stockholders of MYMD (solely in their respective capacities as MYMD stockholders) holding approximately 61% of the outstanding MYMD common stock have entered into voting agreements with Akers (the “MYMD Voting Agreements”) and (ii) the officers and directors of Akers (solely in their respective capacities as Akers stockholders) holding approximately 1% of the outstanding Akers common stock have entered into voting agreements with MYMD (the “Akers Voting Agreements” and, together with the MYMD Voting Agreements, the “Voting Agreements”). The Voting Agreements place certain restrictions on the transfer of the shares of Akers and MYMD held by the respective signatories thereto and include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals. In connection with the Akers Private Placement, participating investors holding an aggregate of 7,995,468 shares of Akers common stock, Pre-Funded Warrants to purchase 1,040,540 shares of Akers common stock, and Investor Warrants to purchase 9,036,008 shares of Akers common stock each entered into a lock-up and support agreement with Akers, pursuant to which such investors agreed, from the date of the support agreement until May 31, 2021, to vote such investors’ shares of Akers common stock in favor of each matter proposed and recommended for approval by the Akers Board of Directors or management at every stockholders’ meeting.

Q:	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the special meeting?

A:	No. Akers stockholders do not have any dissenters’ or appraisal rights under New Jersey law in connection with the proposed merger or with respect to any of the matters to be voted on at the special meeting.

Q:	How does the Akers Board of Directors recommend that I vote at the special meeting?

A:	The Akers Board of Directors recommends that you vote “FOR” the following proposals: (i) the Share Issuance Proposal, (ii) the Reverse Stock Split Proposal, (iii) the A&R Charter Proposal, (iv) the Incentive Plan Proposal, (v) the Akers Golden Parachute Compensation Proposal, and (viii) the Adjournment Proposal.

Q:	What interests do Akers’ current executive officers and directors have in the merger?

A:	Akers’ directors and executive officers may have interests in the merger that are different from, or in addition to, or in conflict with, yours. These interests include:

●

after the merger, all current Akers directors will serve on the board of directors of the combined company, with Mr. Silverman expected to serve as the chairman of the board, and may receive cash and other compensation from the combined company pursuant to director compensation as determined by the compensation committee of the board of directors of the combined company;

●

after the merger, Mr. Schreiber will be the executive officer of the business unit of the combined company developing the assets MYMD will acquire from Supera Pharmaceuticals, Inc., a Florida corporation (“Supera”), immediately prior to the closing of the merger (the “Supera line of business”);

●	as current stockholders of Akers, certain of Akers’ directors and officers will retain an ownership stake in Akers after the closing of the merger, at which time the operations of MYMD’s business will comprise substantially all of the combined company’s operations;
●	the continued indemnification of current directors and officers of Akers and the continuation of directors’ and officers’ liability insurance after the merger; and
●	upon the merger, the vesting of outstanding equity awards held by Akers’ officers will accelerate.

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These interests may influence the Akers directors in making their recommendation that you vote in favor of the approval of the merger and other proposals.

Q:	What happens if I abstain from voting or fail to instruct my bank or broker?

A:	Akers will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present, but for purposes of approval, an abstention will have no effect on the Share Issuance Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Akers Golden Parachute Compensation Proposal, or the Adjournment Proposal.

In addition, if you hold your shares of record and fail to submit a proxy or vote at the Akers special meeting or if you hold your shares in “street name” and fail to instruct your bank or broker how to vote with respect to any of the proposals, it will have no effect on the Share Issuance Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Akers Golden Parachute Compensation Proposal, or the Adjournment Proposal. Such failure to vote or submit a proxy or instruct your bank or broker how to vote will further prevent your vote from counting towards quorum, and a failure to achieve quorum will require that the meeting be adjourned. Therefore, it is imperative that you either submit a proxy or vote at the Akers special meeting or provide instructions to your bank or broker on how to vote with respect to any of the proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	All proxies will be voted in accordance with the instructions contained therein. Signed and dated proxies received by Akers without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each of the Share Issuance Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Akers Golden Parachute Compensation Proposal and the Adjournment Proposal.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. If you are an Akers stockholder and your shares are held in “street name” by a broker, bank or other nominee, you will receive instructions from your brokerage firm, bank or other nominee that you must follow in order to have your shares of Akers capital stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. You may not vote shares held in “street name” by returning a proxy card directly to Akers or by voting at the Akers special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Akers capital stock on behalf of their customers may not give a proxy to Akers to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are an Akers stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your shares will NOT be voted on any of the proposals to be voted upon at the Akers special meeting, which will have the same effect as described above under “What happens if I abstain from voting or fail to instruct my bank or broker?”

Q:	Can I attend the Akers special meeting and vote my shares?

A:

Yes. All holders of Akers common stock as of the record date, including stockholders of record and stockholders who hold their shares through brokers, banks, nominees or any other holder of record, are invited to attend the Akers special meeting. Holders of record of Akers common stock can vote at the Akers special meeting by submitting their votes electronically during the special meeting. If you are not a stockholder of record, you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote at the Akers special meeting. If you plan to attend the Akers special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.

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Q:	Can I change or revoke my vote?

A:	Yes. If your shares of Akers capital stock are registered in your own name, you may revoke your proxy in one of the following ways by:

Attending the Akers special meeting and voting. Your attendance at the Akers special meeting will not by itself revoke a proxy. You must vote your shares by accessing the voting link at the Akers special meeting to revoke your proxy;

Voting again by telephone or over the Internet (only your latest telephone or Internet vote submitted prior to the Akers special meeting will be counted);

Completing and submitting a new valid proxy card bearing a later date; or

Sending notice of revocation to Akers by emailing Christopher C. Schreiber, at cschreiber@akersbio.com, which notice must be received before [●], Eastern Time, on [●], 2021.

If your shares of Akers capital stock are held in “street name,” your broker, bank or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:	The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this joint proxy and consent solicitation statement/prospectus, Akers urges you to carefully read this entire joint proxy and consent solicitation statement/prospectus, including the documents referred to herein or otherwise incorporated by reference. If you have any questions, or need additional material, please feel free to contact:

Akers Biosciences, Inc.:

1185 Avenue of the Americas

3rd Floor

New York, New York 10036

Attention: Corporate Secretary

Telephone: (856) 848-8698

E-mail: investors@akersbio.com

Or

Akers’ Proxy Solicitor:

Advantage Proxy, Inc.

PO Box 13581 Des Moines, WA 98198

Telephone (toll-free in North America): (877) 870-8565

Telephone (outside of North America): (206) 870-8565

Email: ksmith@advantageproxy.com

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Questions and Answers for MYMD Stockholders

Q:	What will I receive in the merger?

A:	If the merger is completed, MYMD stockholders will be entitled to receive approximately 0.9195 shares of Akers common stock per share of MYMD common stock they hold, prior to giving effect to the proposed reverse stock split contemplated by the Reverse Stock Split Proposal, or an aggregate of approximately 68,035,360 shares of Akers common stock at closing. In addition, if any options to purchase MYMD common stock assumed by Akers and adjusted to reflect the Exchange Ratio subject to certain terms contained in the Merger Agreement are exercised during the Option Exercise Period, MYMD stockholders will receive such payment, on a pro rata basis, not later than 30 days after the last day of the Option Exercise Period, up to the maximum amount of cash consideration that may be received by MYMD stockholders without affecting the intended tax consequences of the merger. The merger consideration payable to MYMD stockholders also includes the right to receive contingent consideration payable in the form of up to 68,035,360 Milestone Shares, without giving effect to the proposed reverse stock split contemplated by the Reverse Stock Split Proposal, if the combined company meets certain performance milestones with respect to its market capitalization during the Milestone Period, described further in the section titled “THE MERGER AGREEMENT - Milestone Payments” on page 166 of this joint proxy and consent solicitation statement/prospectus. For more information, see the sections titled “THE MERGER AGREEMENT — Effects of Merger; Merger Consideration” and “THE MERGER AGREEMENT - Milestone Payments” on pages 164 and 166 of this joint proxy and consent solicitation statement/prospectus.

Q:	Will the value of the merger consideration change between the date of this joint proxy and consent solicitation statement/prospectus and the time the merger is completed?

A:	No. The Merger Agreement contains an Exchange Ratio that will be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Akers common stock or MYMD common stock), reorganization, recapitalization or other like change with respect to Akers common stock or MYMD common stock or issuance of Akers common stock or MYMD common stock occurring after the date of the Merger Agreement and prior to the effective time. However, pursuant to the Exchange Ratio, if MYMD issues any additional shares of capital stock prior to the effective time of the merger and other than as contemplated by the Merger Agreement, then the value of the merger consideration will be reduced for each MYMD stockholder.

Q:	What will happen to the MYMD Incentive Plan and Stock Options?

A:	At the effective time of the merger, Akers will assume all of MYMD’s rights and obligations under the stock options granted pursuant to MYMD’s Second Amendment to Amended & Restated 2016 Stock Incentive Plan, as amended and restated from time to time (the “MyMD Incentive Plan”), that are outstanding immediately prior to the effective time of the merger, and such options shall become exercisable for shares of Akers common stock. The term of each such option will be amended to expire on the second anniversary of the effective date of the merger, and the number of shares of Akers common stock that may be purchased pursuant to such stock options and the exercise price for such stock options shall be determined by the formula set forth in the Merger Agreement. For more information, see the section titled “THE MERGER AGREEMENT — Treatment of MYMD Stock Options” beginning on page 165 of this joint proxy and consent solicitation statement/prospectus.

Q:	What are the U.S. federal income tax consequences of the merger to MYMD common stockholders?

A:	A MYMD common stockholder whose MYMD common stock is exchanged for Akers common stock in the merger, should generally not recognize any taxable gain or loss except to the extent of the lesser of the gain realized in the merger and the amount of Additional Consideration received (less the amount treated as imputed interest). In such case, (i) a MYMD common stockholder’s aggregate tax basis in the Akers common stock received in the merger will equal the aggregate tax basis of the corresponding MYMD common stock surrendered by such stockholder in the merger, plus the amount of any gain recognized, reduced by the amount of any Additional Consideration received (less than the amount treated as imputed interest); and (ii) a MYMD common stockholder’s holding period for the Akers common stock received in the merger will include the holder’s holding period for the corresponding MYMD common stock surrendered in the merger. Additional stock consideration received by a MYMD common stockholder upon the achievement of a given milestone event shall be considered to be an adjustment to the merger consideration. Accordingly, such amounts shall be allocated basis and receive a “tacked” holding period.

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For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section titled “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” on page 208 of this joint proxy and consent solicitation statement/prospectus.

Q:	What am I being asked to approve?

A:	You are being asked to adopt the Merger Agreement and thereby approve the merger and the other transactions contemplated by the Merger Agreement, which we refer to as the MYMD Merger Proposal. See the section titled “THE MERGER AGREEMENT” beginning on page 164 for additional information.

Q:	What is the record date and what does it mean?

A:	The record date to determine the MYMD stockholders entitled to notice of solicitation of written consent is the close of business on [●], 2021. If you are a stockholder of MYMD on the record date, you are entitled to notice of and to provide written consent to the MYMD Merger Proposal. The record date was established by MYMD’s board of directors as permitted by Florida law.

Q:	Who is entitled to give a written consent?

A:	MYMD stockholders of record as of the record date are entitled to vote on the MYMD Merger Proposal by written consent.

Q:	What approval is required to adopt the MYMD Merger Proposal?

A:	Approval is required from the holders of at least seventy-five percent (75%) of the issued and outstanding shares of MYMD common stock to approve the MYMD Merger Proposal.

In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and stockholders of MYMD (solely in their respective capacities as MYMD stockholders) holding approximately 61% of the outstanding MYMD common stock have entered into the MYMD Voting Agreements with Akers to vote all of their shares of MYMD common stock in favor of adoption of the Merger Agreement and (ii) certain executive officers and directors of Akers (solely in their respective capacities as Akers stockholders) holding approximately 1% of the outstanding Akers common stock have entered into the Akers Voting Agreements with MYMD to vote all of their shares of Akers common stock in favor of approval of the Merger Agreement. The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals. As of the record date, the directors and executive officers of MYMD were, in the aggregate, beneficial owners of [●]% of the outstanding shares of MYMD common stock.

Q:	Can I dissent and require appraisal of my shares?

A:	Yes. A MYMD stockholder will have the right to seek appraisal of the fair value of such MYMD stockholder’s shares of MYMD common stock if the merger is completed, in lieu of receiving the per share merger consideration, but only if such MYMD stockholder does not sign and return a written consent to the MYMD Merger Proposal and otherwise complies with the procedures of Sections 607.1301 through 607.1340 of the Florida Business Corporation Act (“FBCA”), which is the appraisal rights statute applicable to Florida corporations. A copy of the full text of those sections is included as Annex E to this joint proxy and consent solicitation statement/prospectus. For further information, see “THE MERGER — Appraisal Rights” on page 159 of this joint proxy and consent solicitation statement/prospectus.

Q:	Why is my written consent important?

A:	The Merger Agreement and the transactions contemplated thereby, including the merger, cannot be consummated unless the requisite approval of MYMD stockholders is obtained.

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Q:	How do I return my written consent?

A:

You may provide your written consent to the MYMD Merger Proposal by completing, dating and signing the written consent furnished with this joint proxy and consent solicitation statement/prospectus, and promptly returning it to MYMD. Once you have completed, dated and signed the written consent, you may deliver it to MYMD by faxing it to (813) 527-0500, by emailing a .pdf copy of your written consent to jamcnulty@mymd.com, or by mailing your written consent to MyMD Pharmaceuticals, Inc., 324 S. Hyde Park Ave., Suite 350, Tampa, FL 33606, Attention: James A. McNulty, CPA.

Q:	What is the deadline for returning MYMD written consents?

A:	[●], 2021.

Q:	What if I am a record holder and return my signed written consent without indicating a decision with respect to the MYMD Merger Proposal?

A:	If you are a MYMD stockholder as of the record date and you return an executed written consent without indicating your decision on the MYMD Merger Proposal, you will be deemed to have given your consent to approve the MYMD Merger Proposal.

Q:	What if I am a record holder and do not return my consent?

A:	If you are a MYMD stockholder as of the record date and you do not return your executed written consent, it will have the same effect as a vote against the MYMD Merger Proposal.

Q:	Can I change or revoke my written consent?

A:	No. Your written consent, as evidenced by your signing and returning the written consent furnished with this joint proxy and consent solicitation statement/prospectus is irrevocable once it is received by MYMD as explained in this joint proxy and consent solicitation statement/prospectus. For more information, see “MYMD SOLICITATION OF WRITTEN CONSENT — Executing Consents; Revocation of Consents” on page 134 of this joint proxy and consent solicitation statement/prospectus.

Q:	What is MYMD’s board of directors’ recommendation for the MYMD Merger Proposal?

A:	MYMD’s board of directors recommends that MYMD stockholders approve the MYMD Merger Proposal by executing and delivering the written consent furnished with this joint proxy and consent solicitation statement/prospectus. MYMD’s board of directors believes the merger consideration provided to MYMD’s stockholders, as well as the terms and provisions of the Merger Agreement and MYMD’s consummation of the merger, is advisable and fair to and in the best interests of MYMD and its stockholders.

Q:	Should I send in my MYMD stock certificates now?

A:	No. Please do not send in your MYMD stock certificates with your written consent. After the effective time of the merger, an exchange agent will send you a letter of transmittal with instructions for exchanging MYMD stock certificates for the merger consideration.

Q:	Whom may I contact if I cannot locate my MYMD stock certificate(s) after the merger?

A:	After the effective time of the merger, an exchange agent will send you a letter of transmittal with instructions for exchanging MYMD stock certificates for the merger consideration, including instructions for completing an affidavit of lost, stolen or destroyed certificate for MYMD common stock. Promptly following receipt of a duly completed affidavit, the exchange agent will issue you shares of Akers common stock in exchange for your lost, stolen or destroyed certificate; provided, however, that Akers in its discretion and as a condition precedent to the issuance of Akers common stock, may require you to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Akers or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

Q:	Who can help answer my questions?

A:

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this joint proxy and consent solicitation statement/prospectus. MYMD urges you to carefully read this entire joint proxy and consent solicitation statement/prospectus, including the documents referred to herein or otherwise incorporated by reference. If you have any questions, or need additional material, please feel free to contact James A. McNulty, CPA, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary of MYMD, at (813) 864-2566 or jamcnulty@mymd.com.

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SUMMARY

This summary highlights selected information from this joint proxy and consent solicitation statement/prospectus and may not contain all of the information that is important to you. You are urged to carefully read this entire document, including the Annexes, and the other documents to which Akers and MYMD refer for a more complete understanding of the merger. In addition, Akers and MYMD encourage you to read the information about Akers in the section titled “Information About Akers” beginning on page 211 of this joint proxy and consent solicitation statement/prospectus, which includes important business and financial information about Akers, and to read the information in the section titled “Information About MYMD” beginning on page 239 of this joint proxy and consent solicitation statement/prospectus, which includes important business and financial information about MYMD. Stockholders of Akers and MYMD may obtain additional information about Akers without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 288 of this joint proxy and consent solicitation statement/prospectus. Each item in this summary refers to the page of this joint proxy and consent solicitation statement/prospectus on which that subject is discussed in more detail.

This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read “Cautionary Statement Regarding Forward-Looking Statements” on page 111 of this document.

The Companies (see page 114)

Akers Biosciences, Inc.

1185 Avenue of the Americas

3rd Floor

New York, New York 10036

(856) 848-8698

Akers was incorporated in 1989 in the State of New Jersey under the name “A.R.C. Enterprises, Inc,” which was changed to “Akers Research Corporation” on September 28, 1990 and “Akers Laboratories, Inc.” on February 24, 1996. Pursuant to the Amended and Restated Certificate of Incorporation filed on March 26, 2002, the corporation’s name was changed to “Akers Biosciences, Inc.”

Akers was historically a developer of rapid health information technologies. On March 23, 2020, Akers entered into that certain membership interest purchase agreement (the “Original MIPA” and, as subsequently amended by Amendment No. 1 on May 14, 2020, the “MIPA”) with the members of Cystron Biotech, LLC (“Cystron” and such members, the “Cystron Sellers”), pursuant to which Akers acquired 100% of the membership interests of Cystron (the “Cystron Membership Interests”). Cystron is a party to a license agreement with Premas Biotech PVT Ltd. (“Premas”) whereby Premas granted Cystron, amongst other things, an exclusive license with respect to Premas’ vaccine platform for the development of a vaccine against SARS-CoV-2, a coronavirus currently causing a pandemic throughout the world (“COVID-19”), and other coronavirus infections. Since its entry into the MIPA, Akers has been primarily focused on the rapid development and manufacturing of a COVID-19 vaccine candidate (the “COVID-19 Vaccine Candidate”), in collaboration with Premas. Akers common stock trades on The Nasdaq Capital Market under the symbol “AKER”.

Akers’ principal executive offices are located at 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036, its telephone number is (856) 848-8698, and its website is located at www.akersbio.com. Information on or accessed through Akers’ website is not incorporated into this joint proxy and consent solicitation statement/prospectus.

Additional information about Akers can be found in the sections titled “INFORMATION ABOUT AKERS — Overview” beginning on page 211, “INFORMATION ABOUT AKERS — Akers Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 223 and Akers’ financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus.

XYZ Merger Sub Inc.

c/o Akers Biosciences, Inc.

1185 Avenue of the Americas

3rd Floor

New York, New York 10036

(856) 848-8698

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XYZ Merger Sub Inc., a Florida corporation, is a wholly owned subsidiary of Akers that was recently incorporated solely for the purpose of entering into the Merger Agreement and consummating the merger and the other transactions contemplated by the Merger Agreement. It is not engaged in any business and has no material assets. Its principal executive offices have the same address and telephone number as Akers set forth above. In the merger, Merger Sub will merge with and into MYMD, with MYMD surviving as Akers’ wholly owned subsidiary, and Merger Sub will cease to exist.

MyMD Pharmaceuticals, Inc.

324 S. Hyde Park Ave., Suite 350

Tampa, FL 33606

(813) 864-2566

MyMD Pharmaceuticals, Inc. is a Florida corporation incorporated in November 2014. MYMD is a clinical stage pharmaceutical company currently focused on developing and commercializing two therapeutic platforms, MyMD-1 and Supera-1R. MyMD-1 inhibits the release of tumor necrosis factor alpha (“TNF-α”) and various other pro-inflammatory cytokines from immune cells to treat numerous diseases associated with elevated levels of TNF- α. The development of MyMD-1 is focused on autoimmune conditions, such as diabetes and rheumatoid arthritis; depression associated with COVID-19; and diseases associated with aging, such as sarcopenia (i.e., age-related muscle loss). Supera-1R is a novel derivative of cannabidiol (“CBD”), which targets the cannabinoid receptor 1 (“CB1”) and cannabinoid receptor 2 (“CB2”) and is in pre-clinical development to treat numerous conditions, such as epilepsy, chronic pain and neurological disorders. Supera-1R is being developed by Supera Pharmaceuticals, Inc., an affiliate of MYMD, and substantially all of the assets (including all rights to Supera-1R) and certain obligations of Supera will be acquired by MYMD immediately prior to the merger in exchange for shares of MYMD common stock.

MYMD’s principal executive offices are located at 324 S. Hyde Park Ave., Suite 350, Tampa, FL 33606, its telephone number is (813) 864-2566, and its website is located at https://www.mymd.com. Information on or accessed through MYMD’s website is not incorporated into this joint proxy and consent solicitation statement/prospectus.

Additional information about MYMD can be found in the sections titled “INFORMATION ABOUT MYMD — Overview” beginning on page 239, “INFORMATION ABOUT MYMD — MYMD Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 261 and MYMD’s financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus.

The Merger (see page 137)

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A to this joint proxy and consent solicitation statement/prospectus, are intended only to provide information regarding the terms of the Merger Agreement. The Merger Agreement and the related summary are not intended to be a source of factual, business or operational information about MYMD, Akers, or Akers’ subsidiaries, and the following summary of the Merger Agreement and the copy thereof included as Annex A are not intended to modify or supplement any factual disclosure about Akers in any documents Akers has or will publicly file with the Securities Exchange Commission (“SEC”). The Merger Agreement contains representations and warranties by, and covenants of, MYMD, Akers and certain subsidiaries of Akers that were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Akers’ public disclosures.

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The Merger Agreement (see page 164 and Annex A)

On November 11, 2020, Akers, Merger Sub and MYMD entered into the Merger Agreement. The Merger Agreement is the legal document governing the merger and is included in this joint proxy and consent solicitation statement/prospectus as Annex A. All descriptions in this Summary and elsewhere in this joint proxy and consent solicitation statement/prospectus of the terms and conditions of the merger are qualified in their entirety by reference to the full text of the Merger Agreement. Please read the Merger Agreement carefully for a more complete understanding of the merger.

The Merger (see page 137)

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Akers, will merge with and into MYMD, with MYMD continuing as the surviving corporation and a wholly owned subsidiary of Akers. Immediately prior to the merger, Akers will change its name to “MyMD Pharmaceuticals, Inc.” and MYMD will change its name to “MyMD Pharmaceuticals (Florida), Inc.”

Effects of Merger; Merger Consideration (see page 164)

Upon the terms and subject to the conditions set forth in the Merger Agreement, upon the effectiveness of the merger, each outstanding share of MYMD common stock will be converted into the right to receive: (i) a number of shares of Akers common stock equal to the Exchange Ratio, as described below, (ii) its pro-rata portion of any Additional Consideration, as described below, and (iii) any Milestone Shares (to the extent earned), as set forth below. As a result of the issuance of the merger consideration and the merger, MYMD stockholders will receive an aggregate of 68,035,360 shares of Akers common stock, without giving effect to the proposed reverse stock split contemplated by the Reverse Stock Split Proposal.

Each outstanding option to purchase MYMD common stock, whether vested or unvested, that has not previously been exercised, will be assumed by Akers and converted into an option to purchase shares of Akers common stock; provided that the term of such stock option will be amended to expire on the second-year anniversary of the effective time of the merger.

Based on the number of shares of Akers common stock outstanding as of January 5, 2021, Akers and MYMD anticipate that upon completion of the transaction and prior to the reverse stock split contemplated by the Reverse Stock Split Proposal, the combined company will have approximately 86,498,576 shares of common stock issued and outstanding (assuming issuance of 804,963 shares of common stock upon settlement of outstanding Akers RSUs at closing). Assuming the exercise in full of the Pre-funded Warrants to purchase 1,040,540 shares of Akers common stock and including 9,979,664 shares of combined company common stock underlying options to purchase shares of MYMD common stock to be assumed at closing, the combined company is expected to have upon completion of the transaction and prior to the reverse stock split contemplated by the Reverse Stock Split Proposal, 97,518,780 shares of common stock outstanding on a partially-diluted basis, of which (i) MYMD stockholders and optionholders will own approximately 80% of the equity of the combined company; and (ii) Akers stockholders, holders of certain outstanding Akers options and warrants (excluding shares issuable upon exercise of options and warrants having an exercise price in excess of $1.72, prior to giving effect to any such stock splits, combinations, reorganizations and the like with respect to the Akers common stock between the announcement of the merger and the closing of the merger) and holders of outstanding Akers RSUs immediately prior to the merger will own approximately 20% of the equity of the combined company.

All shares of MYMD capital stock held by MYMD as treasury stock or otherwise will be cancelled and no payment will be made with respect to such shares.

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Each share of Merger Sub common stock issued and outstanding immediately prior to the effective time of the merger will convert into and become one share of common stock of the surviving corporation, which will represent all of the issued and outstanding shares of common stock of the surviving corporation immediately following the effective time of the merger.

After the merger is completed, MYMD stockholders will have only the right to receive the merger consideration (with any fractional shares rounded down to the nearest whole share), or, in the case of MYMD stockholders that properly exercise and perfect appraisal rights, the right to receive the fair market value of such shares, and will no longer have any rights as MYMD stockholders including voting or other rights.

For a full description of the merger consideration, see the sections titled “THE MERGER” beginning on page 137 and “THE MERGER AGREEMENT — Effects of Merger; Merger Consideration” beginning on page 164 of this joint proxy and consent solicitation statement/prospectus.

Akers’ Reasons for the Merger (see page 140)

In evaluating strategic alternatives, the Akers Board of Directors consulted with Akers’ management and legal and financial advisors, reviewed a significant amount of information, and considered a number of factors, including, among others, the following factors regarding the combined company that the Akers Board of Directors viewed as supportive of its decision to approve the merger with MYMD, as being in the best interests of Akers’ stockholders:

●	It will be led by an experienced senior management team and an expanded board of directors;

●	It will lead to additional fund-raising opportunities in the future.

●	It will be likely to possess sufficient financial resources to allow management to continue to operate, develop and commercialize MYMD’s novel immunotherapy pipeline assets.

●	It will likely increase in value following the merger, particularly given MYMD’s broad development program focused on two drug platforms that address enormous market potential; and

●	It will be committed to delivering novel, multi-indication platform drugs designed to extend healthy lifespan and treat the source of chronic autoimmune diseases.

The Akers Board of Directors also reviewed various factors impacting the financial condition, results of operations and prospects for Akers, including:

●	the strategic alternatives of Akers to the merger;

●	the consequences of current market conditions, Akers’ current liquidity position, and the likelihood that the resulting circumstances of Akers would not change for the benefit of the Akers stockholders in the foreseeable future on a stand-alone basis;

●	the risks of continuing to operate Akers on a stand-alone basis, including the need to continue to support its current business with insufficient capital resources; and

●	Akers’ management’s belief that it would be difficult to obtain additional equity or debt financing on acceptable terms, if at all.

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The Akers Board of Directors also reviewed the terms and conditions of the proposed Merger Agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks, including:

●	the determination that the Exchange Ratio is appropriate to reflect the expected relative percentage ownership of Akers stockholders and MYMD stockholders;

●	the limited number and nature of the conditions to the MYMD obligation to consummate the merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the merger will be consummated on a timely basis;

●	the respective rights of, and limitations on, Akers and MYMD under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Akers or MYMD receive a superior competing proposal;

●	the support agreements, pursuant to which certain directors, officers and affiliated stockholders of MYMD agreed, solely in their capacity as stockholders, to vote all their shares of MYMD capital stock in favor of adoption of the Merger Agreement;

●	the agreement of MYMD to provide the written consent of the holders of a number of shares of MYMD common stock representing at least seventy five percent (75%) of the issued and outstanding shares of MYMD common stock within ten (10) business days of the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, becoming effective; and

●	the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

The Akers Board of Directors believes that, overall, the potential benefits to Akers stockholders of the Merger Agreement and transactions contemplated thereby outweigh the risks and uncertainties.

Although this discussion of the information and factors considered by the Akers Board of Directors is believed to include the material facts it considered, it is not intended to be exhaustive and may not include all of the factors considered by the Akers Board of Director. The Akers Board of Directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Merger Agreement and the transactions contemplated thereby are fair to, advisable, and in the best interests of Akers and its stockholders. The Akers Board of Directors based its determination on the totality of the information presented to and factors considered by it. In addition, individual members of the Akers Board of Directors may have given differing weights to different factors.

For a more complete discussion of Akers’ reasons for the merger, see the section titled “THE MERGER — Akers’ Reasons for the Merger.” beginning on page 140 of this joint proxy and consent solicitation statement/prospectus.

MYMD’s Reasons for the Merger (see page 142)

MYMD’s board of directors considered many factors in making its decision to approve and adopt the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and to recommend that MYMD’s stockholders approve the MYMD Merger Proposal. In arriving at its decision, MYMD’s board of directors consulted with MYMD’s management and scientific and technical advisors and consultants and legal and financial advisors, reviewed a significant amount of information, and reviewed a number of factors, including the following material facts (not in any relative order of importance):

●	the expectation that the merger with Akers would be a more time- and cost-effective means than other available options, including an initial public offering or additional rounds of private financing, in order to finance the continued development and regulatory approval process with respect MYMD’s therapeutic platforms, including MyMD-1 and Supera-1R;

●	the view that the range of options available to the combined company to access private and public equity markets will likely be greater as a public company than MYMD continuing as a privately held company;

●	the view that the proposed merger with Akers would provide MYMD stockholders with greater liquidity and thus greater potential opportunity to realize a return on their investment than any other alternative reasonably available to MYMD and its stockholders, including the strategic alternatives to the proposed merger with Akers;

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●	the historical and current information concerning Akers’ business, including its financial performance and condition, operations, and management;

●	the competitive nature of the industry in which MYMD and Supera operate;

●	the projected financial position, operations, management structure, operating plans, cash burn rate and financial projections of the combined company, and the expected cash resources of the combined company (including the ability to support the combined company’s current and planned clinical trials and operations);

●	the likelihood that the merger would be consummated on a reasonably timely basis, including the likelihood that the merger would receive all necessary approvals;

●	the opportunity for MYMD stockholders to hold shares of a publicly traded company, and expanding the range of potential investors MYMD could otherwise gain access to if it continued to operate as a privately held company;

●	the availability of MYMD stockholders to seek appraisal rights under the FBCA so long as they comply with the required procedures under the FBCA, which allow such stockholders to seek appraisal of the fair value of their shares of MYMD common stock rather than to receive merger consideration and become stockholders of the combined company; and

●	the terms and conditions of the Merger Agreement, including without limitation the following:

●	the determination by MYMD’s board of directors that the relative percentage ownership of MYMD and Akers stockholders is fair and based on the valuations of each company at the time of MYMD’s board of directors’ approval of the Merger Agreement;

●	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that in the merger, MYMD’s stockholders and optionholders would generally not recognize taxable gain or loss for U.S. federal income tax purposes;

●	the structure of the merger and the level of certainty as to the percentage of the total shares of common stock of the combined company that current MYMD and Akers stockholders would own after the merger;

●	the conclusion of the MYMD board of directors that MYMD’s remedies in the event of a breach or termination of the Merger Agreement by Akers were sufficient to protect the interests of MYMD and its stockholders;

●	the guaranteed amount of unrestricted cash of the combined company on hand immediately following the effective time of the merger; and

●	the view that the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

For a more complete discussion of MYMD’s reasons for the merger, see the section titled “THE MERGER — MYMD’s Reasons for the Merger” beginning on page 142 of this joint proxy and consent solicitation statement/prospectus.

Recommendation of the Akers Board of Directors (see page 115)

Akers’ Board of Directors has determined that the Merger Agreement and the transactions contemplated thereby, including the merger and the issuance of Akers common stock pursuant to the terms of the Merger Agreement, are advisable and in the best interest of Akers and its stockholders and has authorized and approved the terms of the Merger Agreement and the transactions contemplated thereby. The Akers Board of Directors believes that each of the Shares Issuance Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Akers Golden Parachute Compensation Proposal, and the Adjournment Proposal to be presented at the special meeting are in the best interests of Akers and its stockholders, and recommends that its stockholders vote “FOR” each of the proposals. For the factors considered by the Akers Board of Directors in reaching its decision to approve the merger and Merger Agreement, see the section titled “THE MERGER — Akers’ Reasons for the Merger” beginning on page 140 of this joint proxy and consent solicitation statement/prospectus.

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Recommendation of MYMD’s Board of Directors (see page 136)

MYMD’s board of directors believes the merger consideration provided to MYMD’s stockholders, as well as the terms and provisions of the Merger Agreement and MYMD’s consummation of the merger, is advisable and fair to and in the best interests of MYMD and its stockholders. MYMD’s board of directors unanimously recommends that MYMD stockholders’ consent to the adoption and approval of the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the merger. For the factors considered by MYMD’s board of directors in reaching its decision to approve the merger and Merger Agreement, see the section titled “THE MERGER — MYMD’s Reasons for the Merger” beginning on page 142 of this joint proxy and consent solicitation statement/prospectus.

The Akers Special Meeting (see page 115)

The Akers special meeting will be held on [●], 2021 at [●] a.m., Eastern Time and will be “virtual,” meaning that you can participate in the meeting online at [●] at the appointed time and date. At the special meeting, Akers stockholders will be asked to consider and vote on the following:

(1) The Share Issuance Proposal — to approve, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of shares of Akers common stock to MYMD stockholders in connection with the merger of Merger Sub into MYMD, including potential milestone payments of up to 68,035,360 Milestone Shares payable upon achievement of certain market capitalization milestone events during the 36-month Milestone Period, pursuant to the terms and conditions of the Merger Agreement and the transactions contemplated thereby or in connection therewith;

(2) The Reverse Stock Split Proposal — to approve an amendment to the A&R Charter to effect a reverse stock split with a ratio between 1-for-[●] and 1-for-[●] with respect to the issued and outstanding common stock of the combined company immediately following the merger. The reverse stock split will increase Akers’ stock price to at least $5.00 per share, and the final reverse stock split ratio will be subject to the mutual agreement of Akers and MYMD;

(3) The A&R Charter Proposal — to approve the amendment and restatement of Akers’ certificate of incorporation in its entirety which will be in effect at the effective time of the merger;

(4) The Incentive Plan Proposal — to approve the Akers Biosciences, Inc. 2021 Equity Incentive Plan;

(5) The Akers Golden Parachute Compensation Proposal — to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Akers’ named executive officers in connection with the merger; and

(6) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Only the holders of shares of Akers capital stock at the close of business on [●], 2021, will be entitled to vote at the special meeting. Each share of Akers common stock is entitled to one vote on each proposal to be considered at the Akers special meeting. In addition, holders of outstanding shares of Series D Convertible Preferred Stock may vote at the special meeting, if such shares of Series D Convertible Preferred Stock are not converted before the special meeting. As of the Akers record date, there were [●] shares of Akers capital stock outstanding entitled to vote at the Akers special meeting.

Consummation of the merger is subject to certain closing conditions, including, among other things, approval by the stockholders of Akers and MYMD, the continued listing of Akers’ common stock on the Nasdaq after the merger and satisfaction of minimum net cash thresholds of Akers. In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and stockholders of MYMD (solely in their respective capacities as MYMD stockholders) holding approximately 61% of the outstanding MYMD common stock have entered into the MYMD Voting Agreements with Akers to vote all of their shares of MYMD common stock in favor of adoption of the Merger Agreement and (ii) certain executive officers and directors of Akers (solely in their respective capacities as Akers stockholders) holding approximately 1% of the outstanding Akers common stock have entered into the Akers Voting Agreements with MYMD to vote all of their shares of Akers common stock in favor of approval of the Merger Agreement. As of the close of business on the Akers record date, the directors and executive officers of Akers and its affiliates collectively beneficially owned and were entitled to vote [●] shares of Akers common stock, which represent, in the aggregate, approximately [●]% of Akers capital stock outstanding on that date. Akers currently expects that Akers’ directors and executive officers will vote their shares in favor of the Share Issuance Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Akers Golden Parachute Compensation Proposal and the Adjournment Proposal. In connection with the Akers Private Placement, participating investors holding an aggregate of 7,995,468 shares of Akers common stock, Pre-Funded Warrants to purchase 1,040,540 shares of Akers common stock, and Investor Warrants to purchase 9,036,008 shares of Akers common stock each entered into a lock-up and support agreement with Akers, pursuant to which such investors agreed, from the date of the support agreement until May 31, 2021, to vote such investors’ shares of Akers common stock in favor of each matter proposed and recommended for approval by the Akers Board of Directors or management at every stockholders’ meeting.

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Assuming the presence of a quorum, approval of the Share Issuance Proposal (for purposes of complying with Nasdaq Listing Rule 5635(a)), the Incentive Plan Proposal, the Akers Golden Parachute Compensation Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, and the Adjournment Proposal, each requires the affirmative vote of a majority of the votes cast by those shares entitled to vote on such matter. Akers will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have no effect on any of the Share Issuance Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Akers Golden Parachute Compensation Proposal, or the Adjournment Proposal. In addition, if a holder fails to submit a proxy or vote in person at the Akers special meeting or fails to instruct such holder’s bank or broker how to vote with respect to any of the proposals, it will have no effect on the Share Issuance Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Akers Golden Parachute Compensation Proposal, or the Adjournment Proposal.

MYMD Solicitation of Written Consent (see page 134)

MYMD stockholders are being asked to adopt the Merger Agreement and thereby approve the MYMD Merger Proposal by written consent.

Only MYMD stockholders of record on the record date will be notified of and be entitled to execute and deliver a written consent. On the record date, the outstanding securities of MYMD eligible to consent with respect to the MYMD Merger Proposal consisted of [●] shares of MYMD common stock. Under the Articles of Incorporation of MYMD, each holder of MYMD common stock is entitled to one vote for each share of common stock held of record.

In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and stockholders of MYMD (solely in their respective capacities as MYMD stockholders) holding approximately 61% of the outstanding MYMD common stock have entered into the MYMD Voting Agreements with Akers to vote all of their shares of MYMD common stock in favor of adoption of the Merger Agreement, and (ii) certain executive officers and directors of Akers (solely in their respective capacities as Akers stockholders) holding approximately 1% of the outstanding Akers common stock have entered into the Akers Voting Agreements with MYMD to vote all of their shares of Akers common stock in favor of approval of the Merger Agreement. The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals.

As of the close of business on the MYMD record date, the directors and executive officers of MYMD and their affiliates collectively beneficially owned [●] shares of MYMD common stock, which represent, in the aggregate, approximately [●]% of MYMD voting stock outstanding and entitled to vote on that date. MYMD currently expects that MYMD’s directors and executive officers will provide written consents to the MYMD Merger Proposal.

The adoption and approval of the MYMD Merger Proposal requires the written consent of the holders of at least 75% of the issued and outstanding shares of MYMD common stock.

Interests of Akers’ Directors and Executive Officers in the Merger (see page 153)

In considering the recommendation of the Akers Board of Directors that Akers stockholders vote to approve all of the presented proposals, Akers stockholders should be aware that certain of Akers’ directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Akers stockholders generally. These interests and arrangements may create potential conflicts of interest. The Akers Board of Directors was aware of these interests and considered them, among other matters, in approving and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, and in recommending that Akers stockholders approve the Share Issuance Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Akers Golden Parachute Compensation Proposal and the Adjournment Proposal.

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When you consider the recommendation of the Akers Board of Directors in favor of approval of the Share Issuance Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Akers Golden Parachute Compensation Proposal and the Adjournment Proposal, you should keep in mind that Akers’ directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

●	after the merger, Mr. Silverman and three other current Akers directors will serve on the board of directors of the combined company and may receive cash and other compensation from the combined company pursuant to director compensation as determined by the compensation committee of the board of directors of the combined company;
●	after the merger, Mr. Schreiber will serve as an executive officer of the Supera line of business and may receive cash and other compensation from the combined company related to this position;
●	as current holders of restricted stock units of Akers, certain of Akers’ directors and officers will retain an ownership stake in Akers after the closing of the merger, at which time the operations of MYMD’s business will comprise substantially all of the combined company’s operations;
●	the continued indemnification of current directors and officers of Akers and the continuation of directors’ and officers’ liability insurance after the merger; and
●	upon the merger, the vesting of outstanding equity awards held by certain of Akers’ directors and executive officers will accelerate.

For a more complete description of these interests, see “THE MERGER — Interests of Akers’ Directors and Executive Officers in the Merger” beginning on page 153 of this joint proxy and consent solicitation statement/prospectus.

Interests of MYMD’s Directors and Executive Officers in the Merger (see page 155)

In considering the recommendation of MYMD’s board of directors that MYMD stockholders consent to approve the Merger Agreement and the merger, MYMD stockholders should be aware that some of MYMD’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of MYMD stockholders generally. These interests and arrangements may create potential conflicts of interest. MYMD’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the Merger Agreement and the transactions contemplated thereby, including the merger, and in recommending that MYMD stockholders approve the MYMD Merger Proposal.

When MYMD’s stockholders consider the recommendation of MYMD’s board of directors in favor of approval of the merger, MYMD’s stockholders should keep in mind that MYMD’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of its stockholders. These interests include, among other things:

●	as current stockholders of MYMD, certain of MYMD’s executive officers and directors, and entities in which they have an ownership interest, will obtain an ownership stake in Akers after the closing of the merger;
●

each outstanding option to acquire shares of MYMD common stock held by MYMD’s directors and executive officers, and entities in which they have an ownership interest, will be converted into an option to acquire shares of Akers common stock;

●	Chris Chapman, M.D., current President and Chief Medical Officer of MYMD, Adam Kaplin, M.D., Ph.D., current Chief Scientific Officer of MYMD, and Paul Rivard, current Executive Vice President of Operations and General Counsel of MYMD, are expected to be employed by the combined company as executive officers and each will receive compensation and other consideration; and
●	continued indemnification of current directors and officers of MYMD and expected continuation of coverage of directors’ and officers’ liability insurance after the merger.

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Certain of MYMD’s executive officers and each of MYMD’s directors have also entered into a support agreement, a voting agreement, and a lock-up/leak out agreement in connection with the merger. For a more detailed discussion of these agreements, see “THE MERGER — The Lock-Up/Leak-Out Agreements” beginning on page 163 of this joint proxy and consent solicitation statement/prospectus.

For a more complete description of these interests, see “THE MERGER — Interests of MYMD’s Directors and Executive Officers in the Merger” beginning on page 155 of this joint proxy and consent solicitation statement/prospectus.

Treatment of MYMD Stock Options (see page 162)

At the effective time of the merger, Akers will assume all of MYMD’s rights and obligations under the stock options granted pursuant to the MyMD Incentive Plan that are outstanding immediately prior to the effective time of the merger, and such options shall become exercisable for shares of Akers common stock. The term of each such option will be amended to expire on the second anniversary of the effective date of the merger, and the number of shares of Akers common stock that may be purchased pursuant to such stock options and the exercise price for such stock options shall be adjusted to reflect the Exchange Ratio as set forth in the Merger Agreement. For more information on the assumption of outstanding stock options of MYMD, see the section titled “THE MERGER AGREEMENT — Treatment of MYMD Stock Options” beginning on page 162 of this joint proxy and consent solicitation statement/prospectus.

Board Composition and Management of Akers After the Merger (see page 195)

Pursuant to the Merger Agreement, immediately after the effective time of the merger, the combined company’s board of directors will be fixed at seven members, four of whom will be directors designated by the Akers Board of Directors, and is expected to include Joshua Silverman, Akers’ current director and Chairman of the Board of Directors, as chairman of the board of directors of the combined company, as well as Christopher C. Schreiber, Bill J. White and Robert C. Schroeder, each of whom are current directors of Akers. The three remaining directors will be designated by MYMD. It is anticipated that MYMD designees will be [●], [●] and [●].

The following table lists the names and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon the completion of the merger:

Name	Position(s)
Executive Officers
Chris Chapman, M.D.	President and Chief Medical Officer
Adam Kaplin, M.D., Ph.D.	Chief Scientific Officer
Christopher C. Schreiber	Executive Officer of Supera line of business
Paul Rivard, Esq.	Executive Vice President of Operations and General Counsel

Directors
Joshua Silverman	Director; Chairman of the Board
Christopher C. Schreiber	Director
Bill J. White	Director
Robert C. Schroeder	Director
[●]	Director
[●]	Director
[●]	Director

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Following the merger, the management team of the combined company is expected to be composed of certain current members of the management team of MYMD, listed as follows:

Chris Chapman, M.D. - President and Chief Medical Officer (principal executive officer)

Adam Kaplin, M.D., Ph.D. - Chief Scientific Officer

Paul Rivard, Esq. – Executive Vice President of Operations and General Counsel

[●] – Chief Financial Officer (principal financial officer)

Appraisal Rights (see page 159 and Annex E)

If the merger is completed, MYMD stockholders are entitled to seek appraisal rights under the FBCA. In order to exercise appraisal rights, a MYMD stockholder must not provide a signed written consent in favor of the MYMD Merger Proposal and must also strictly comply with the statutory procedures of Sections 607.1301 through 607.1340 of the FBCA. A copy of the full text of those sections is included as Appendix E to this joint proxy and consent solicitation statement/prospectus. Given the complexity of Sections 607.1301 through 607.1340, MYMD stockholders are urged to read Appendix E in its entirety and to consult with their legal advisors if they wish to seek appraisal rights. Each MYMD stockholder who desires to assert his, her or its appraisal rights is cautioned that failure on his, her or its part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights of such stockholder. Any executed written consent returned that does not indicate such stockholder’s decision on the MYMD Merger Proposal will be deemed to have approved the MYMD Merger Proposal. Pursuant to the terms of the Merger Agreement, it is a condition to Akers’ and Merger Sub’s obligations to complete the merger that holders of no more than five percent (5%) of the outstanding shares of MYMD common stock immediately prior to the effective time of the merger shall have exercised, or remain entitled to exercise, appraisal rights pursuant to Sections 607.1301 through 607.1340 of the FBCA with respect to such shares of MYMD common stock.

For a more complete discussion of the appraisal rights, see the provisions of Sections 607.1301 through 607.1340 of the FBCA, attached to this joint proxy and consent solicitation statement/prospectus as Annex E, and the section titled “THE MERGER — Appraisal Rights” beginning on page 159 of this joint proxy and consent solicitation statement/prospectus.

No Solicitation (see page 172)

The Merger Agreement contains provisions that make it more difficult for each of Akers and MYMD to solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any “acquisition proposal,” as defined in the Merger Agreement, or take any action that could reasonably be expected to lead to an acquisition proposal, including the following:

●

any direct or indirect merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, tender offer, exchange offer or similar transaction involving Akers or MYMD;

●	any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets or any subsidiaries that constitute or account for 10% or more of the fair market value of the consolidated assets of Akers or MYMD, or to which 10% or more of the net revenues or net income on a consolidated basis of Akers or MYMD are attributable; or
●	any liquidation or dissolution, or the declaration or payment of an extraordinary dividend of Akers or MYMD.

However, prior to the adoption of the Merger Agreement by the Akers stockholders, Akers is not prohibited from furnishing non-public information regarding Akers or its subsidiaries to, or entering into discussions with, any person in response to any bona fide written acquisition proposal that is, or would reasonably be expected to result in, a superior offer (which is not withdrawn), subject to certain conditions.

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Conditions to Completion of the Merger (see page 168)

Currently, Akers and MYMD expect to complete the merger during [●]. As more fully described in this joint proxy and consent solicitation statement/prospectus and in the Merger Agreement, each party’s obligation to complete the merger depends on a number of conditions being satisfied or, where legally permissible, waived, including the following:

●

there shall not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing the closing of the merger by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no action shall be taken or law, statute, resolution, ordinance, code, rule, regulation, requirement, ruling, decree or other legal requirement shall be in effect which has the effect of making the closing of the merger illegal;

●

all waiting periods applicable to any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, by Akers, MYMD or any subsidiary applicable to the consummation of the merger will have expired or been terminated;

●

the holders of 75% of the issued and outstanding shares of MYMD common stock shall have duly approved the adoption of the Merger Agreement and duly approved of the merger, and the stockholders of Akers shall have duly approved the adoption of the Merger Agreement, the merger, and the transactions contemplated by the Merger Agreement, the issuance of Akers common stock in the merger, the A&R Charter Proposal and the Reverse Stock Split Proposal (if applicable);

●

the existing shares of Akers common stock shall have been continually listed on Nasdaq from the date of the Merger Agreement through the closing date of the Merger, the approval of the listing of additional shares of Akers common stock on Nasdaq shall have been obtained, and the shares of Akers common stock to be issued in the merger shall have been approved for listing on Nasdaq, subject to official notice of issuance; and

●	the registration statement on Form S-4 (including a prospectus) in connection with the issuance of shares of Akers common stock as merger consideration in the merger, which will include a proxy statement to be sent to the stockholders of each of Akers and MYMD shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order with respect to the registration statement on Form S-4 that has not been withdrawn.

The obligation of Akers to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

●	certain fundamental representations and warranties of MYMD shall have been true and correct in all respects on the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date (other than, in each case, any inaccuracy or breach that is de minimis);

●	all other representations and warranties of MYMD in the Merger Agreement and the other documents to be executed by MYMD in connection with the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except where such inaccuracies, individually or in the aggregate, would not reasonably be expected to constitute a material adverse effect on MYMD;

●	MYMD shall have performed or complied with in all material respects all of its covenants and agreements in the Merger Agreement and the other documents to be executed by MYMD in connection with the Merger Agreement required to be performed or complied with by it on or before the closing of the merger;

●	MYMD shall have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;

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●

Akers shall have received executed lock-up/leak-out agreements (the “Lock-Up/Leak-Out Agreements”) from certain stockholders of MYMD that own not less than 80% of the issued and outstanding shares of MYMD common stock immediately prior to the closing of the merger;

●

Holders of MYMD common stock representing less than five percent (5%) of the issued and outstanding shares of MYMD common stock shall have exercised statutory appraisal rights pursuant to 607.1302 of the FBCA;

●	MYMD shall have consummated the Supera Purchase;

●	Akers shall have received an executed payoff letter from The Starwood Trust, with respect to the line of credit evidenced by the First Amended Line of Credit Agreement and Note, dated May 30, 2019, between MYMD and The Starwood Trust (the “Starwood Line of Credit”), in form and substance reasonably satisfactory to Akers, and evidence reasonably satisfactory to Akers that other indebtedness of MYMD has been paid in full;

●	Akers shall have received an executed support agreement from Jonnie R. Williams, Sr.;

●

since the date of the Merger Agreement, there shall have been no effect, change, event or circumstance that (i) has had or would reasonably be expected to have had a material adverse effect on the business, financial condition, operations or results of operations of MYMD and its subsidiaries, taken as a whole, or (ii) prevents MYMD from consummating the merger. The Merger Agreement provides that certain effects, changes, events or circumstances arising or resulting from the following, alone or in combination, shall not be considered a material adverse effect on MYMD:

○	general conditions affecting the industry in which MYMD or its subsidiaries operate;

○	changes generally affecting the United States or global economy or capital markets as a whole;

○	any changes (after the date of the Merger Agreement) in generally accepted accounting principles in the United States of America (“GAAP”) or applicable law or other legal requirement;

○	any hurricane, flood, tornado, earthquake, or other natural disaster, epidemic, plague, pandemic (including the COVID-19 pandemic) or other public health event or any other force majeure event, or any national or international calamity or crisis;

○	any changes resulting from the announcement or pendency of the merger or the consummation of the transactions or compliance with the terms of the Merger Agreement; or

○	the taking of any action, or failure to take any action, by MYMD that is expressly required by the terms of the Merger Agreement.

The obligation of MYMD to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

●

certain fundamental representations and warranties of Akers and Merger Sub shall have been true and correct in all respects on the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date (other than, in each case, any inaccuracy or breach that is de minimis);

●

all other representations and warranties of Akers and Merger Sub in the Merger Agreement and the other documents to be executed by Akers in connection with the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except such inaccuracies, individually or in the aggregate, would not reasonably be expected to constitute a material adverse effect on Akers and its subsidiaries, taken as a whole;

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●

Akers and Merger Sub shall have, in all material respects, performed or complied with all of their covenants and agreements in the Merger Agreement and the other documents to be executed by Akers in connection with the Merger Agreement required to be performed or complied with by them on or before the closing of the merger;

●	Akers shall have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;

●

Akers shall have delivered to MYMD written resignations of the directors of Akers or any of its subsidiaries, as applicable, who are not to continue as directors of Akers or its subsidiaries pursuant to the terms of the Merger Agreement;

●

Akers shall have unencumbered, unrestricted cash on hand at the closing as set forth in the Merger Agreement of at least $25,000,000 less any amounts loaned to MYMD pursuant to the Bridge Loan Note and any other amounts advanced or funded to MYMD pursuant to the Bridge Loan Advances (as defined below), which shall also include any amounts to be used to pay off The Starwood Trust to repay in full the line of credit established between MYMD and The Starwood Trust immediately at the Closing;

●	MYMD shall have received a copy of the Lock-Up/Leak-Out Agreements from each director or executive officer of Akers as of immediately prior to the effective time of the merger and each director or executive officer of Akers who is elected or appointed as a director executive officer of Akers as of immediately following the effective time of the merger;

●	MYMD shall have received written acknowledgements from the persons who performed services for or on behalf of Akers or is otherwise entitled to compensation from Akers as a transaction cost in connection with the merger of the transaction costs payable to such person and that upon such payment such person will have been paid in full and is not owed any other transaction costs;

●	MYMD shall have received evidence of Akers’ compliance with its covenants with respect to employees and employee benefits matters;

●

Akers shall have caused all issued and outstanding preferred stock of Akers to be converted, redeemed, exchanged, cancelled or retired, such that at the effective time of the merger, no preferred stock of Akers is outstanding; and

●

since the date of the Merger Agreement, there shall have been no effect, change, event or circumstance that (i) has had or would reasonably be expected to have had a material adverse effect on the business, financial condition, operations or results of operations of Akers and its subsidiaries, taken as a whole, or (ii) prevents Akers or the Merger Sub from consummating the merger. The Merger Agreement provides that certain effects, changes, events or circumstances arising or resulting from the following, alone or in combination, shall not be considered a material adverse effect on Akers, including without limitation:

○	conditions generally affecting the industry in which Akers operates;

○	any hurricane, flood, tornado, earthquake, or other natural disaster, epidemic, plague, pandemic (including the COVID-19 pandemic) or other public health event or any other force majeure event, or any national or international calamity or crisis;

○	changes generally affecting the United States or global economy or capital markets as a whole;

○	any changes (after the date of the Merger Agreement) in GAAP or applicable law or other legal requirement;

○	any change in the stock price or trading volume of Akers common stock (but not the underlying causes of such changes);

○	any changes resulting from the public announcement or pendency of the merger or the consummation of the transactions or compliance with the terms of the Merger Agreement; or

○	the taking of any action, or failure to take any action, by Akers that is expressly required by the terms of the Merger Agreement.

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Neither Akers nor MYMD can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. See “THE MERGER AGREEMENT — Conditions to Closing of the Merger” on page 168 of this joint proxy and consent solicitation statement/prospectus for a more complete summary of the conditions that must be satisfied prior to closing.

Listing of Akers Common Stock (see page 152)

Akers common stock is currently listed on The Nasdaq Capital Market under the symbol “AKER”. Pursuant to the Merger Agreement, Akers has agreed to obtain approval for listing on The Nasdaq Capital Market the shares of Akers common stock to be issued in connection with the merger. In addition, under the Merger Agreement, each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, including that Akers must have caused such shares of Akers common stock to be approved for listing on The Nasdaq Capital Market, subject only to official notice of issuance as of the closing of the merger.

In connection with the merger, MYMD will change its name to “MyMD Pharmaceuticals (Florida), Inc.”, and Akers will change its name to “MyMD Pharmaceuticals, Inc.” Akers will apply to change its trading symbol on The Nasdaq Capital Market to “MYMD.”

Ancillary Agreements (see page 180)

Transaction Documents

In connection with the execution of the Merger Agreement, (i) MYMD entered into the Supera Asset Purchase Agreement to effectuate the Supera Purchase, the completion of which is a closing condition to the merger, (ii) Akers and MYMD entered into the Bridge Loan Note, as further described below, (iii) the officers and directors of Akers, and the officers, directors and certain stockholders of MYMD, each entered into Lock-Up/Leak-Out Agreements. which place certain restrictions on the sale or disposition of Akers common stock beneficially owned by such persons prior to or as a result of the merger, the receipt of a certain percentage of which by each of Akers and MYMD is a closing condition to the merger, (iv) each of the officers and directors of Akers entered into a voting agreement with MYMD, and (v) the officers, directors and certain stockholders of MYMD each entered into a voting agreement with Akers, which include, among other things, covenants to vote such shares in favor of approving the Merger Agreement.

For additional information, see “ANCILLARY AGREEMENTS” on page 180 of this joint proxy and consent solicitation statement/prospectus. Copies of the complete text of the Supera Asset Purchase Agreement, Bridge Loan Note, the Lock-up/Leak-Out Agreements and the Stockholder Voting Agreements are included in this joint proxy and consent solicitation statement/prospectus as Annexes G, H, I, J and K, respectively.

Supera Asset Purchase Agreement

On November 11, 2020, concurrently with the execution of the Merger Agreement, MYMD entered into the Supera Asset Purchase Agreement, pursuant to which Supera agreed to sell substantially all of the assets associated with its business of developing and commercializing synthetic derivatives of naturally grown cannabidiols to MYMD, immediately prior to (and contingent on) the closing of the merger. The aggregate purchase price for the purchased assets consists of 33,937,909 shares of MYMD common stock and the assumption of certain liabilities for trade accounts payable to third parties incurred in the ordinary course of business and certain liabilities under the assigned contracts to the extent performance is required after the closing of the Supera Purchase. The Supera Asset Purchase Agreement contains representations, warranties and covenants by MYMD and Supera that are typical for this type of transaction. Closing of the Supera Purchase is a condition to the obligations of Akers to effect the merger. Akers currently expects that the Supera Purchase will close immediately prior to the merger.

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Bridge Loan Note

On November 11, 2020, concurrently with the execution of the Merger Agreement, MYMD entered into the Bridge Loan Note, pursuant to which Akers agreed to provide a bridge loan of up to an aggregate principal amount of $3,000,000. Advances under the Bridge Loan Note (“Bridge Loan Advances”) are made in the amounts and at the times as needed to fund MYMD’s operating expenses, and as of filing of this joint proxy and consent solicitation statement/prospectus, Akers has made a total of $1.2 million of Bridge Loan Advances. The Bridge Loan Advances accrue interest at 5% per annum, which may be increased to 8% per annum upon occurrence of any event of default, from the date of such default. The principal and the accrued interest of the Bridge Loan Note is to be repaid upon the earliest to occur of (a) April 15, 2022; (b); if the merger is consummated, then upon demand of Akers following the consummation of the merger; or (c) the date on which the amounts due under the Bridge Loan Note are accelerated upon event of default as set forth in the Bridge Loan Note. MYMD granted Akers a first priority security interest in and lien on substantially all of the assets of MYMD as security for the Bridge Loan Note. The outstanding principal amount and the accrued interest of the Bridge Loan Note are convertible into shares of MYMD common stock in accordance with the terms of the Merger Agreement.

The Lock-Up/Leak-Out Agreements

As a condition to the closing of the merger, Akers shall have received executed Lock-Up/Leak-Out Agreements from MYMD’s directors, executive officers and certain stockholders hold not less than 80% of the issued and outstanding shares of MYMD common stock immediately prior to the closing of the merger. In connection with the execution of the Merger Agreement, MYMD’s directors, executive officers and certain stockholders, who beneficially held approximately 62% of MYMD’s capital stock as of November 11, 2020, and each of Akers’ directors and executive officers have entered into Lock-up/Leak-out agreements. The parties to the Lock-Up/Leak-Out Agreements have agreed not to, except in limited circumstances, transfer, grant an option with respect to, sell, exchange, pledge or otherwise dispose of, or encumber any shares of Akers capital stock for 180 days following the effective time of the merger. For the subsequent 180 days after the initial 180-day lock-up period, any disposal of Akers common stock must be only in accordance with the volume limitations set forth in paragraph (2) of Rule 144 promulgated under the Securities Act.

The Stockholder Voting Agreements

In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and stockholders of MYMD (solely in their respective capacities as MYMD stockholders) holding approximately 61% of the outstanding MYMD common stock entered into the MYMD Voting Agreements with Akers to vote all of their shares of MYMD common stock in favor of adoption of the Merger Agreement, and (ii) certain executive officers and directors of Akers (solely in their respective capacities as Akers stockholders) holding approximately 1% of the outstanding Akers common stock have entered into the Akers Voting Agreements with MYMD to vote all of their shares of Akers common stock in favor of approval of the Merger Agreement.. The voting agreements also place certain restrictions on the transfer of the shares of Akers and MYMD, as applicable, held by the signatories thereto.

Lock-up and Support Agreement

Each of substantially all investors who participated in the Akers Private Placement that closed on November 17, 2020, entered into a lock-up and support agreement with Akers, pursuant to which such investor agreed, from the date of the support agreement until May 31, 2021, to vote the investors’ shares of Akers common stock in favor of each matter proposed and recommended for approval by the Akers Board of Directors or management at every stockholders’ meeting. Until the earlier of (a) the termination of the Merger Agreement or (b) the date that the stockholder votes its Akers shares in support of the merger and all matters related to the merger and such vote is irrevocable, each investor agreed that the investor will not, directly or indirectly, without the prior written consent of Akers, transfer, assign or dispose of the investor’s right to vote the shares or otherwise take any act that could restrict or otherwise affect its legal power, authority or right to vote all of such shares in the manner required by the support agreement.

Termination of Merger Agreement (see page 178)

The Merger Agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the required stockholder approvals to complete the merger and related matters have been obtained, as set forth below:

●	by mutual written consent of MYMD and Akers duly authorized by each of their respective boards of directors;

●

by either Akers or MYMD if the merger has not been consummated by April 15, 2021 (the “End Date”), subject to extension as provided below (provided that the right to terminate the Merger Agreement following the End Date will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a primary cause of the failure of the merger to occur on or before the End Date);

●

by either Akers or MYMD if a court of competent jurisdiction or governmental or quasi-governmental authority of any nature (including any regulatory or administrative agency or commission) will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

●	by Akers if MYMD stockholder approval is not obtained within ten (10) business days following the date this S-4 Registration Statement is declared effective, subject to certain exceptions;

●

by either Akers or MYMD, if the Akers’ special meeting has been held and the approval of Akers’ stockholders contemplated by the Merger Agreement was not obtained thereat, subject to certain exceptions;

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●	by MYMD if the Akers Board of Directors has withdrawn or modified its recommendation to Akers stockholders to vote for the merger, the A&R Charter Proposal and the Reverse Stock Split Proposal by the Akers stockholders for a superior offer;

●	by Akers upon breach of any of the representations, warranties, covenants or agreements on the part of MYMD set forth in the Merger Agreement or the other documents to be executed by MYMD in connection with the Merger Agreement, or if any representation or warranty of MYMD will have become inaccurate, in either case such that certain conditions in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by MYMD, then the Merger Agreement will not terminate as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) calendar day following the date of written notice given by Akers to MYMD of such breach or inaccuracy and its intention to terminate the Merger Agreement; and

●	by MYMD upon breach of any of the representations, warranties, covenants or agreements on the part of Akers or Merger Sub set forth in the Merger Agreement or the other documents to be executed by Akers or Merger Sub in connection with the Merger Agreement, or if any representation or warranty of Akers or Merger Sub will have become inaccurate, in either case such that certain conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Akers or Merger Sub, then the Merger Agreement will not terminate as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) calendar day following the date of written notice given by MYMD to Akers of such breach or inaccuracy and its intention to terminate the Merger Agreement.

The End Date may be extended as follows:

●

Akers may, upon written notice to MYMD, extend the original End Date by up to thirty (30) calendar days (to May 15, 2021) so long as (i) Akers or Merger Sub is not in material breach of the Merger Agreement and (ii) within three (3) calendar days of written request by MYMD, Parent will make an additional loan to MYMD of up to $600,000, under the same terms and conditions of the Bridge Loan Note (the “Second Bridge Loan Note”); and

●	Akers may, upon written notice to MYMD, extend the extended End Date by up to an additional forty-five (45) calendar days (to June 30, 2021), so long as (i) Akers or Merger Sub is not in material breach of the Merger Agreement; (ii) on the effective date of such extension, the loan amount under the Bridge Loan Note and the Second Bridge Loan Note may, at the option of MYMD, be converted into shares of MYMD common stock at a per share conversion price of $2.00 (subject to adjustment for any stock split, reverse stock splits and similar changes); and (iii) Akers shall, at the request of MYMD, either (A) subscribe for 300,000 shares of MYMD common stock at a per share price of $2.00 (such amounts subject to adjustment for any stock split, reverse stock splits and similar changes) or (B) make an additional loan to MYMD of up to $600,000, under the same terms and conditions of the Bridge Loan Note (the “Third Bridge Loan Note”).

Termination Costs (see page 163)

If the Merger Agreement is terminated, other than in a termination by Akers due to (i) MYMD’s failure to obtain stockholder approval within the timeframe required by the Merger Agreement or (ii) MYMD’s breach of its representations, warranties, covenants or agreements under the Merger Agreement, then, at MYMD’s sole discretion, all or any part of the loan amounts under the Bridge Loan Note, and if any, the Second Bridge Loan Note and the Third Bridge Loan Note, will be convertible into shares of MYMD common stock at a conversion price per share of $2.00 (subject to adjustment for any stock split, reverse stock splits and similar changes), upon delivery of notice within thirty calendar days after the effective date of termination of the Merger Agreement.

Comparison of Rights of Akers Stockholders and MYMD Stockholders (see page 280)

Akers is a New Jersey corporation. MYMD is a Florida corporation. As such, the rights of Akers stockholders are governed by the laws of the State of New Jersey and the rights of MYMD stockholders are governed by the laws of the State of Florida. Additionally, the rights of Akers stockholders are governed by the Akers Charter and the Akers Bylaws, and the rights of MYMD stockholders are governed by the Articles of Incorporation of MYMD (the “MYMD Articles”) and the MYMD By-Laws (the “MYMD Bylaws”). Subject to stockholder approval, the A&R Charter, as set forth in Annex B will be in effect at the effective time of the merger and will govern the rights of the stockholders of the combined company. The rights of Akers stockholders contained in the A&R Charter and the Akers Bylaws, as amended and restated (unless approval of the A&R Charter Proposal is not obtained and the related condition to the consummation of the merger is waived), differ from the rights of MYMD stockholders under the MYMD Articles and MYMD Bylaws, as more fully described under the section titled “COMPARISON OF RIGHTS OF AKERS STOCKHOLDERS AND MYMD STOCKHOLDERS” on page 280 of this joint proxy and consent solicitation statement/prospectus.

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Accounting Treatment (see page 159)

Although Akers is the legal acquirer and will issue shares of its common stock to effect the merger with MYMD, the business combination will be accounted for as an acquisition of Akers by MYMD under GAAP. Under the “acquisition” method of accounting, the assets and liabilities of Akers will be recorded, as of the completion of the merger, at their respective fair values in the financial statements of MYMD. The financial statements of MYMD issued after the completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Akers.

For a more complete discussion of the accounting treatment of the merger, see the section titled “The Merger — Accounting Treatment” on page 159 of this joint proxy and consent solicitation statement/prospectus.

U.S. Federal Income Tax Considerations (see page 159)

The merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations promulgated thereunder. As a result of the “reorganization,” a MYMD common stockholder whose MYMD common stock is exchanged in the merger for Akers common stock should not recognize any taxable gain or loss in the merger except to the extent of lesser of the gain realized in the merger and the amount of Additional Consideration received (less the amount treated as imputed interest). Akers stockholders generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular Akers or MYMD common stockholder will depend in part on such holder’s circumstances. Accordingly, Akers and MYMD urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section titled “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” on page 208 of this joint proxy and consent solicitation statement/prospectus.

Regulatory Approvals (see page 158)

Akers and MYMD believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that both parties will be able to obtain all requisite regulatory approvals prior to the anticipated closing. Akers must also comply with the applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market LLC for the approval of the listing application to be submitted in connection with the issuance of shares of Akers common stock in the merger and the filing with the SEC of the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part. For a more complete discussion of the regulatory approvals required in connection with the merger, see the section titled “THE MERGER — Regulatory Approvals Required for the Merger” on page 158 of this joint proxy and consent solicitation statement/prospectus.

Opinion of Akers’ Financial Advisor (see page 145 and Annex F)

On November 11, 2020, Gemini Valuation Services, LLC (“GVS”) rendered its oral opinion to Akers’ Board of Directors (which was subsequently confirmed in writing as of November 11, 2020) (the “GVS Opinion”), as of November 11, 2020, as to the fairness, from a financial point of view, of the contribution made and consideration received by the holders of Akers common stock pursuant to the Merger Agreement.

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The GVS Opinion was addressed to Akers’ Board of Directors in connection with its consideration of the merger. GVS’ opinion addressed solely the fairness, from a financial point of view, of the consideration received by the holders of Akers common stock pursuant to the Merger Agreement to the holders of Akers common stock. It did not address any other aspect or implication of the merger. The summary of the opinion in this joint proxy and consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex F to this joint proxy and consent solicitation statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by GVS in preparing its opinion. Neither the GVS Opinion nor the summary of the opinion and related analyses set forth in this joint proxy and consent solicitation statement/prospectus is intended to and they do not constitute a recommendation to Akers’ Board of Directors or any stockholder of Akers as to how to vote or to take any other action in connection with the merger.

For further information, see the section titled “THE MERGER — Opinion of Akers’ Financial Advisor” beginning on page 145 and the full text of the opinion attached as Annex F to this joint proxy and consent solicitation statement/prospectus.

Summary of Risk Factors (see page 57)

Below is a summary of the principal risk factors related to the merger and the combined company. This summary does not address all of the risks related to the merger and the combined company. Additional discussion of the risks summarized in this summary of risk factors, and other risks related to the businesses of Akers and MYMD, can be found below under the heading “Risk Factors” and should be carefully considered, together with other information in this joint proxy and consent solicitation statement/prospectus before deciding how to vote.

Risks Related to the Proposed Merger

●	The ongoing COVID-19 pandemic may pose risks and could harm business and results of operations for each of Akers, MYMD, and the combined company following the completion of the merger.
●	There is no assurance when or if the merger will be completed. Any delay in completing the merger may substantially reduce the potential benefits that Akers and MYMD expect to obtain from the merger. Furthermore, the intended benefits of the merger may not be realized.
●	The issuance of shares of Akers common stock to MYMD stockholders in the merger will substantially dilute the voting power of current Akers stockholders. Having a minority share position will reduce the influence that current stockholders have on the management of Akers.
●	The issuance, or expected issuance, of Akers common stock in connection with the merger, including the Milestone Shares, could decrease the market price of Akers common stock.
●	Because the lack of a public market for MYMD common stock makes it difficult to evaluate the fairness of the merger, MYMD stockholders may receive consideration in the merger that is greater than or less than the fair market value of MYMD common stock.
●	Directors and officers of Akers and MYMD may have interests in the merger that are different from, or in addition to, those of Akers stockholders and MYMD stockholders generally that may influence them to support or approve the merger.
●	If the merger is completed, MYMD executive officers and MYMD appointees to the combined company’s board of directors will have the ability to significantly influence the combined company’s management and business affairs, as well as matters submitted to the combined company’s board of directors or stockholders for approval, especially if they decide to act together with the current MYMD stockholders.
●	The announcement and pendency of the merger could have an adverse effect on Akers’ or MYMD’s business, financial condition, results of operations or business prospects.
●	During the pendency of the merger, Akers or MYMD may not be able to enter into a business combination with another party and will be subject to contractual limitations on certain actions because of restrictions in the Merger Agreement.
●	Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

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●	The Exchange Ratio is not adjustable based on the market price of Akers common stock, so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.
●	Akers is expected to incur substantial expenses related to the merger with MYMD.
●	Failure to complete the merger could negatively affect the value of Akers common stock and the future business and financial results of both Akers and MYMD.
●	The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes or other causes.
●	Akers and MYMD may become involved in securities litigation or stockholder derivative litigation in connection with the merger, and this could divert the attention of Akers and MYMD management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

Risks Related to the Reverse Stock Split

●	The reverse stock split may not increase the combined company’s stock price over the long term.
●	The reverse stock split would have the effect of increasing the amount of common stock that the combined company is authorized to issue without further approval by the combined company’s stockholders.
●	The reverse stock split may decrease the liquidity of Akers’ common stock and lead to a decrease in overall market capitalization of the combined company.

Risks Related to the Combined Company Following the Merger

●	Akers stockholders and MYMD stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.
●	The market price of the combined company’s common stock after the merger may be subject to significant fluctuations and volatility, and the stockholders of the company may be unable to resell their shares at a profit and may incur losses.
●	If the merger is consummated, the business operations, strategies and focus of Akers will fundamentally change, and these changes may not result in an improvement in the value of its common stock.
●	The combined company may issue additional equity securities in the future, which may result in dilution to existing investors.
●	The concentration of the capital stock ownership with insiders of the combined company after the merger will likely limit the ability of the stockholders of the combined company to influence corporate matters.
●	The sale or availability for sale of a substantial number of shares of common stock of the combined company after the merger and after expiration of the lock-up period could adversely affect the market price of such shares after the merger.
●	The combined company may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.
●	Subsequent to the consummation of the merger, the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
●	Akers and MYMD do not anticipate that the combined company will pay any cash dividends in the foreseeable future.
●	In the event that the combined company fails to satisfy any of the listing requirements of The Nasdaq Capital Market, its common stock may be delisted, which could affect its market price and liquidity.
●	An active trading market for combined company common stock may not develop.
●	The combined company may acquire businesses or products, or form strategic alliances, in the future, and may not realize the benefits of such acquisitions.

In addition, Akers and MYMD face other business, financial operational, and legal risks and uncertainties discussed in the sections titled “—Risks Related to MYMD’s Financial Position,” “—Risks Related to MYMD’s Product Development and Regulatory Approval,” “—Risks Related to Commercialization and Manufacturing,” “—Risks Related to Government Regulation,” “—Risks Related to MYMD’s Intellectual Property,” “Risks Related to Employee Matters, Managing Growth and Other Risks Related to MYMD’s Business,” “—Risks Related to the Business of Akers Prior to the Consummation of the Merger,” and “—Risks Related to Akers’ Financial Position and Need for Additional Capital.”

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SELECTED HISTORICAL FINANCIAL INFORMATION OF AKERS

The following table sets forth selected historical financial information of Akers for each of the periods presented. Such information has been derived from Akers’ unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2020 and for the nine months ended September 30, 2019 and from Akers’ audited consolidated financial statements as of and for the years ended December 31, 2019 and 2018, each of which is included elsewhere in this joint proxy and consent solicitation statement/prospectus.

The following tables should be read together with “INFORMATION ABOUT AKERS — Akers’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 211 of this joint proxy and consent solicitation statement/prospectus and Akers’ audited consolidated financial statements as of and for the years ended December 31, 2019 and 2018 and related notes and unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 2020, and related notes beginning on page F-1 of this joint proxy and consent solicitation statement/prospectus.

Akers’ historical results are not necessarily indicative of results to be expected in any future period.

●	Balance Sheet as of September 30, 2020 and as of December 31, 2019:
●	Balance Sheet as of December 31, 2018:
●	Statement of Operations for the nine months ended September 30, 2020 and for the nine months ended September 30, 2019
●	Statement of Operations for the years ended December 31, 2019 and December 31, 2018:

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

September 30, 2020 and December 31, 2019

	As of
	September 30,	December 31,
	2020	2019
	(unaudited)	(audited)
ASSETS
Current Assets
Cash	$16,189,651	$517,444
Marketable Securities	6,929,356	9,164,273
Prepaid expenses	446,507	340,971
Current assets of discontinued operations	-	288,126

Total Current Assets	23,565,514	10,310,814

Non-Current Assets
Restricted Cash	115,094	115,094
Property, Plant and Equipment, net	3,738	10,554
Right-of-Use Asset	40,469	-
Other Assets	-	2,722
Non-current assets of discontinued operations	-	445,751

Total Non-Current Assets	159,301	574,121

Total Assets	$23,724,815	$10,884,935

LIABILITIES
Current Liabilities
Trade and Other Payables	$1,057,469	$901,207
Right-of-Use Liability	40,506	-
Current liabilities of discontinued operations	1,457,671	628,558

Total Current Liabilities	2,555,646	1,529,765

Non-Current Liabilities
Right-of-Use Liability, net of current	-	-

Total Non-Current Liabilities	-	-

Total Liabilities	$2,555,646	$1,529,765

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preferred Stock, No par value, 50,000,000 total preferred shares authorized	-	-
Series C Convertible Preferred Stock, 1,990,000 shares designated, no par value and a stated value of $4.00 per share, 0 and 0 shares issued and outstanding as of September 30, 2020 and December 31, 2019	-	-
Series D Convertible Preferred Stock, 211,353 shares designated, no par value and a stated value of $0.01 per share, 72,992 and 0 shares issued and outstanding as of September 30, 2020 and December 31, 2019	144,524	-
Series E Junior Participating Preferred Stock, 100,000 shares designated, no par value and a stated value of $0.001 per share, 0 shares issued and outstanding as of September 30, 2020 and December 31, 2019	-	-
Common stock, No par value, 100,000,000 shares authorized 8,859,868 and 1,738,837 issued and outstanding as of September 30, 2020 and December 31, 2019	154,901,639	128,920,414
Accumulated Other Comprehensive Income (Loss)	-	17,886
Accumulated Deficit	(133,876,994)	(119,583,130)

Total Shareholders’ Equity	21,169,169	9,355,170

Total Liabilities and Shareholders’ Equity	$23,724,815	$10,884,935

See accompanying notes to the condensed consolidated financial statements

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2019 and 2018

	As of December 31,
	2019	2018
ASSETS
Current Assets
Cash	$517,444	$181,755
Marketable Securities	9,164,273	5,272,998
Trade Receivables, net	42,881	176,326
Deposits and other receivables	-	9,347
Inventories, net	198,985	585,267
Prepaid expenses	387,231	444,435

Total Current Assets	10,310,814	6,670,128

Non-Current Assets
Prepaid expenses	252,308	298,256
Restricted Cash	115,094	500,000
Property, Plant and Equipment, net	33,574	83,456
Intangible Assets, net	170,423	243,411
Other Assets	2,722	12,002

Total Non-Current Assets	574,121	1,137,125

Total Assets	$10,884,935	$7,807,253

LIABILITIES
Current Liabilities
Trade and Other Payables	$1,529,765	$1,973,500

Total Current Liabilities	1,529,765	1,973,500

Total Liabilities	1,529,765	1,973,500

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preferred Stock, No par value, 50,000,000 total preferred shares authorized	-	-
Series C Convertible Preferred stock, 1,990,000 shares designated, no par value and a stated value of $4.00 per share, 0 and 0 shares issued and outstanding as of December 31, 2019 and 2018	-	-
Common Stock, No par value, 100,000,000 shares authorized 1,738,837 and 540,607 issued and outstanding as of December 31, 2019 and 2018	128,920,414	121,554,547
Accumulated Other Comprehensive Income (Loss)	17,886	(25,913)
Accumulated Deficit	(119,583,130)	(115,694,881)

Total Shareholders’ Equity	9,355,170	5,833,753

Total Liabilities and Shareholders’ Equity	$10,884,935	$7,807,253

The accompanying notes are an integral part to these consolidated financial statements.

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Product Revenue	$-	$-	$-	$-
Product Cost of Sales	-	-	-	-
Gross Income	-	-	-	-

Research and Development Expenses	1,741,269	-	6,140,487	-
Administrative Expenses	1,223,354	843,144	2,983,443	2,687,681
Sales and Marketing Expenses	6,250	6,163	16,667	18,750
Litigation Settlement Expenses	-	-	-	75,000

Loss from Operations	(2,970,873)	(849,307)	(9,140,597)	(2,781,431)

Other (Income) Expenses
Foreign Currency Transaction (Gain) Loss	-	(32)	(93)	4,846
(Gain)/Loss on Investments	-	(6,416)	36,714	(2,155)
Gain on FMV of Equity Investments	(31,465)	-	(31,465)	-
Interest and Dividend Income	(23,368)	(22,015)	(99,116)	(81,017)
Total Other Income	(54,833)	(28,463)	(93,960)	(78,326)

Loss from Continuing Operations Before Income Tax	(2,916,040)	(820,844)	(9,046,637)	(2,703,105)

Income Tax Benefit	-	-	-	-

Net Loss from Continuing Operations	(2,916,040)	(820,844)	(9,046,637)	(2,703,105)

(Loss)/Income from Discontinued Operations Before Income Tax	(4,211,157)	(16,182)	(5,247,227)	154,230

Income Tax	-	-	-	-

Net (Loss)/Income from Discontinued Operations	(4,211,157)	(16,182)	(5,247,227)	154,230

Net Loss	(7,127,197)	(837,026)	(14,293,864)	(2,548,875)

Other Comprehensive Income (Loss)
Net Unrealized Gain (Loss) on Marketable Securities	-	(1,805)	-	45,597
Total Other Comprehensive Income (Loss)	-	(1,805)	-	45,597

Comprehensive Loss	$(7,127,197)	$(838,831)	$(14,293,864)	$(2,503,278)

Basic and Diluted loss per common share from continuing operations	$(0.38)	$(1.51)	$(1.79)	$(4.99)
Basic and Diluted (loss) earnings per common share from discontinued operations	$(0.55)	$(0.03)	$(1.04)	$0.28
Basic and Diluted loss per common share	$(0.93)	$(1.54)	$(2.83)	$(4.71)

Weighted average basic common shares outstanding	7,626,780	541,859	5,044,737	541,289

See accompanying notes to the condensed consolidated financial statements

48

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

	For the Years Ended December 31,
	2019	2018

Product Revenue	$1,577,033	$1,665,570
Product Cost of Sales	(1,098,286)	(1,538,285)

Gross Income	478,747	127,285

Administrative Expenses	3,728,514	5,666,018
Sales and Marketing Expenses	238,036	1,782,315
Compliance, Research and Development Expenses	276,788	1,063,253
Litigation Settlement Expenses	141,478	1,505,000
Amortization of Non-Current Assets	40,008	171,108

Loss from Operations	(3,946,077)	(10,060,409)

Other (Income)/Expenses
Impairment of Intangible Assets	32,980	716,148
Impairment of Other Assets	-	64,092
Loss on Disposal of Property and Equipment	9,576	156,493
Foreign Currency Transaction Loss	5,051	6,726
Other Income	-	(4,172)
(Gain) Loss on Investments	(3,952)	15,178
Interest and Dividend Income	(101,483)	(165,840)
Total Other Expense	(57,828)	788,625

Loss Before Income Taxes	(3,888,249)	(10,849,034)

Income Tax Benefit	-	-

Net Loss	(3,888,249)	(10,849,034)

Other Comprehensive Income (Loss)
Net Unrealized Gain (Loss) on Marketable Securities	43,799	(25,913)
Total Other Comprehensive Income (Loss)	43,799	(25,913)

Comprehensive Loss	$(3,844,450)	$(10,874,947)

Basic and Diluted loss per common share	$(6.35)	$(22.28)

Weighted average basic and diluted common shares outstanding	612,672	486,951

The accompanying notes are an integral part to these consolidated financial statements.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF MYMD

The following table sets forth selected historical financial information of MYMD for each of the periods presented. Such information has been derived from MYMD’s unaudited financial statements as of and for the nine months ended September 30, 2020 and from MYMD’s audited financial statements as of and for the years ended December 31, 2019 and 2018, each of which is included elsewhere in this joint proxy and consent solicitation statement/prospectus.

The following table should be read together with “INFORMATION ABOUT MYMD — MYMD Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 261 of this joint proxy and consent solicitation statement/prospectus and MYMD’s audited financial statements as of and for the years ended December 31, 2019 and 2018 and related notes and unaudited financial statements as of and for the nine months ended September 30, 2020 beginning on page F-86 of this joint proxy and consent solicitation statement/prospectus.

MYMD’s historical results are not necessarily indicative of results to be expected in any future period.

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MyMD Pharmaceuticals, Inc.

Statement of Operations Data

	September 30,
	2020	December 31,	December 31,
	(Unaudited)	2019	2018
Revenues	$-	$-	$-

Operating Costs:
General and administrative expenses (including $287,700, $3,577,550 and $10,747,460 of share based compensation, respectively)	1,774,313	5,764,986	11,649,159
Research and development expenses	1,484,446	3,627,739	6,415,972
Total Operating Costs	3,258,759	9,392,725	18,065,131

Interest Expense	(696,573)	(246,191)	-
Net Loss	$(3,955,332)	$(9,638,916)	$(18,065,131)

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MyMD Pharmaceuticals, Inc.

Balance Sheet Information

	September 30,
	2020	December 31,	December 31,
	(Unaudited)	2019	2018
ASSETS
Current Assets:
Cash	$43,623	$132,023	$560,288
Prepaid expenses and other current assets	1,218	17,472	5,292
Total Current assets	44,841	149,495	565,580

Intangible Assets	4,584	18,334	36,667
Total Assets	$49,425	$167,829	$602,247

LIABILITIES AND STOCKHOLDER’S (DEFICIT) EQUITY
Trade accounts payable	$591,372	$878,620	$389,385
Accrued interest	115,740	10,639	-
Due to Related Party	14,577	14,577	2,674
Line of credit, related party, net of unamortized debt discount	2,028,113	990,355	-
Payroll Protection Program Loan, current portion	24,750	-	-
Total Current Liabilities	2,774,552	1,894,191	392,059

Payroll Protection Program Loan, non-current portion	29,250	-	-
Total Liabilities	2,803,802	1,894,191	392,059

Stockholder’s (Deficit) Equity
Common Stock $.0001 par value, 90,000,000 shares authorized 40,043,504, 38,063,504, 33,451,504 issued and outstanding as of September 30, 2020, December 31, 2019, and December 31, 2018	4,005	3,807	3,346
Additional Paid in Capital	39,775,182	36,848,063	29,146,158
Accumulated Deficit	(42,533,564)	(38,578,232)	(28,939,316)
Total Stockholder’s (Deficit) Equity	(2,754,377)	(1,726,362)	210,188
Total Liabilities and Stockholder’s (Deficit) Equity	$49,425	$167,829	$602,247

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SELECTED HISTORICAL FINANCIAL INFORMATION OF SUPERA

The following table sets forth selected historical financial information of Supera for each of the periods presented. Such information has been derived from Supera’s unaudited financial statements as of and for the nine months ended September 30, 2020 and from Supera’s audited financial statements as of and for the years ended December 31, 2019 and 2018, each of which is included elsewhere in this joint proxy and consent solicitation statement/prospectus.

The following table should be read together with “INFORMATION ABOUT MYMD — Supera Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 268 of this joint proxy and consent solicitation statement/prospectus and Supera’s audited financial statements as of and for the years ended December 31, 2019 and 2018 and related notes and unaudited financial statements as of and for the nine months ended September 30, 2020 beginning on page F-108 of this joint proxy and consent solicitation statement/prospectus.

Supera’s historical results are not necessarily indicative of results to be expected in any future period.

Supera Pharmaceuticals, Inc.

Statement of Operations Data

	September 30,
	2020	December 31,	December 31,
	(Unaudited)	2019	2018

Revenues	$-	$-	$-

Operating Costs:
Travel and jet expenses	679,558	1,412,615	100,000
General and administrative expenses	214,131	192,300	11,978
Research and development expenses	55,048	232,484	29,583
Total Operating Costs	948,737	1,837,399	141,561

Other Expense (Income)
Travel expense reimbursements from affiliate	(562,200)	(1,364,061)	(12,516)
Interest Expense	20,212	2,599	107
	(541,988)	(1,361,462)	(12,409)

Net Loss	$(406,749)	$(475,937)	$(129,152)

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Supera Pharmaceuticals, Inc.

Balance Sheet Information

	September 30,
	2020	December 31,	December 31,
	(Unaudited)	2019	2018
ASSETS
Current Assets:
Cash	$3,360	$2,476	$4,987
Due from affiliate	72,400	-	-
Total Assets	$75,760	$2,476	$4,987

LIABILITIES AND STOCKHOLDER’S DEFICIT
Trade accounts payable	$446,695	$145,494	$109,041
Due to affiliate	-	14,849	2,484
Payroll Protection Program Loan, current portion	7,608	-	-
Total Current Liabilities	454,303	160,343	111,525

Related party line of credit	602,265	444,516	22,507
Related party interest payable	22,038	2,706	107
Payroll Protection Program Loan, non-current portion	8,992	-	-
Total Liabilities	1,087,598	607,565	134,139

Stockholder’s Deficit
Common Stock $0.0001 par value, 100,000,000 shares authorized and 25,000,000 issued and outstanding	-	-	-
Additional paid-in capital	-	-	-
Accumulated Deficit	(1,011,838)	(605,089)	(129,152)
Total Stockholder’s Deficit	(1,011,838)	(605,089)	(129,152)
Total Liabilities and Stockholder’s Deficit	$75,760	$2,476	$4,987

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SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data as of and for the nine months ended September 30, 2020, and for the year ended December 31, 2019, give effect to the proposed merger of Merger Sub with and into MYMD, and have been prepared under the acquisition method of accounting with MYMD treated as the accounting acquirer. MYMD is anticipated to be the accounting acquirer based upon the terms of the merger and other factors, such as the number of shares to be issued to MYMD stockholders under the Merger Agreement upon closing of the merger, relative voting rights and the composition of the combined company’s senior management. The following selected unaudited pro forma condensed financial data also give effect to the Supera Purchase. The following selected unaudited pro forma condensed financial data does not give effect to the issuance of the Milestone Shares or the Additional Consideration.

The selected unaudited pro forma condensed combined financial data presented below are based on, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements that appear elsewhere in this joint proxy and consent solicitation statement/prospectus, including the footnotes thereto, and the historical financial statements of MYMD and Akers that appear elsewhere in this joint proxy and consent solicitation statement/prospectus. See the sections titled “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Statements” for additional information.

The following selected unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical unaudited condensed consolidated balance sheet of Akers as of September 30, 2020 with the historical unaudited condensed balance sheet of MYMD as of September 30, 2020, giving pro forma effect to the merger and the Supera Purchase as if they had consummated on September 30, 2020.

The following selected unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 combines the historical unaudited condensed consolidated statement of operations of Akers for the nine months ended September 30, 2020 with the historical unaudited condensed statement of operations of MYMD for the nine months ended September 30, 2020, giving pro forma effect to the merger and the Supera Purchase as if they had consummated as of January 1, 2019.

The following selected unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 combine the historical audited condensed statement of operations of Akers for its fiscal year ended December 31, 2019 and the historical audited condensed statements of operations of MYMD for its fiscal year ended December 31, 2019, giving pro forma effect to the merger and the Supera Purchase as if such transaction had been completed as of January 1, 2019.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the actual or future financial position or results of operations that would have been realized if the proposed merger or the Supera Purchase had been completed as of the date indicated in the unaudited pro forma condensed combined financial statements or that will be realized upon the consummation of the proposed transactions.

Unaudited Pro Forma Condensed Combined Statements of Operations, Balance Sheet and Other Data:

Statement of Operations Data

	For the Nine Months Ended September 30, 2020	For the Year Ended December 31, 2019
Total Revenue	$-	$-
Loss from Continuing Operations	(13,408,717)	(14,213,528)
Net Loss	(13,408,717)	(14,003,101)
Net Loss Attributable to Common Shareholders	(13,408,717)	(14,003,101)
Net Loss Per Share Attributable to Common Shareholders, Basic and Diluted	$(0.16)	$(0.18)

Balance Sheet Data

As of September 30, 2020
Cash and Cash Equivalents (includes restricted cash of $115,094)	$32,714,514
Marketable Securities	$6,929,356
Working Capital(1)	$33,642,597
Total Assets	$45,909,269
Total Liabilities	$6,374,646
Accumulated Deficit	$(61,155,385)
Total Stockholders’ Equity	$39,534,623

(1)	We define working capital as current assets less current liabilities.

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COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following unaudited pro forma per share information as of and for the nine months ended September 30, 2020 and as of and for the year ended December 31, 2019 reflects the merger and related transactions as if they had occurred on January 1, 2019. The following unaudited pro forma per share information does not give effect to the issuance of the Milestone Shares or payment of Additional Consideration. The information in the table is based on, and should be read together with, the historical financial statements of Akers that appear elsewhere in this joint proxy and consent solicitation statement/prospectus, the unaudited pro forma condensed combined financial statements that appear elsewhere in this joint proxy and consent solicitation statement/prospectus, including the notes thereto, and the historical financial statements of MYMD that appear elsewhere in this joint proxy and consent solicitation statement/prospectus. See the sections titled “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

The book value per share data represents the total equity position of the company divided by the total number of issued and outstanding common shares on the balance sheet date.

The unaudited pro forma per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the proposed merger had been completed as of the dates indicated or will be realized upon the completion of the proposed merger. Akers and MYMD have not declared or paid any cash dividends during the periods presented.

	As of and for the Nine Months Ended September 30, 2020	As of and for the Year Ended December 31, 2019
Akers
Book value per share – historical	$2.39	$5.38
Basic and diluted loss per share from continuing operations – historical	$(1.79)	$(6.69)
MYMD
Book value per share - historical	$(0.05)	$(0.04)
Basic and diluted loss per share - historical	$(0.06)	$(0.16)
Pro Forma
Book value per share – pro forma	$0.46	$0.52
Basic and diluted loss per share – pro forma	$(0.16)	$(0.18)

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RISK FACTORS

You should carefully consider the risks described below in evaluating whether to vote for or consent to the proposals discussed herein. The risks and uncertainties described below are not the only ones Akers and MYMD face, and these factors should be considered in conjunction with general investment risks and other information included in this joint proxy and consent solicitation statement/prospectus, including the matters addressed in the section titled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 111 of this joint proxy and consent solicitation statement/prospectus. You should read and consider the risks associated with the business of MYMD beginning on page 71 of this joint proxy and consent solicitation statement/prospectus as these risk factors will also affect the operations of the combined company going forward because MYMD’s business will be a significant portion of the combined company’s business. You should also read and consider the risk factors associated with Akers beginning on page 107 of this joint proxy and consent solicitation statement/prospectus because these risk factors may affect the operations and financial results of the combined company.

Risks Related to the Proposed Merger

The ongoing COVID-19 pandemic may pose risks and could harm business and results of operations for each of Akers, MYMD, and the combined company following the completion of the merger.

The global outbreak of COVID-19 has resulted in, and is likely to continue to result in, substantial disruptions to markets and economies around the world, including the United States.

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the full impact of the COVID-19 pandemic on businesses of Akers, MYMD, and the combined company following the completion of the merger, and there is no guarantee that efforts by Akers, MYMD, and the combined company following the completion of the merger to address the adverse impacts of the COVID-19 pandemic will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including the duration of the pandemic, continued travel restrictions, social distancing requirements, and government mandates, among others.

COVID-19 poses a material risk to the business, financial condition and results of operations of both Akers and MYMD, and potentially could create risks for the combined company following the completion of the merger, including:

●	potential delays or impacts on business operations, product candidate development efforts, healthcare systems or the global economy as a whole;
●	effects on key employees, including operational management personnel and those charged with preparing, monitoring and evaluating the companies’ financial reporting and internal controls; and
●	increasing or protracted volatility in the price of Akers common stock.

These factors, together or in combination with other events or occurrences not yet known or anticipated, could adversely affect the value of the merger consideration or could delay or prevent the completion of the merger and the related transactions. If Akers or MYMD is unable to recover from a business disruption on a timely basis, the merger and the combined company’s business and financial conditions and results of operations following the completion of the merger could be adversely affected. The merger may also be delayed and adversely affected by the COVID-19 pandemic and become more costly. Each of Akers, MYMD, and the combined company may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect each of their financial condition and results of operations.

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There is no assurance when or if the merger will be completed. Any delay in completing the merger may substantially reduce the potential benefits that Akers and MYMD expect to obtain from the merger.

Completion of the merger is subject to the satisfaction or waiver of a number of conditions, as set forth in the Merger Agreement, including the approval by Akers’ stockholders, approval by Nasdaq of Akers’ application for the initial listing of Akers’ common stock to be issued in connection with the merger, and other customary closing conditions. There can be no assurance that Akers and MYMD will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived. For a discussion of the conditions to the completion of the merger, see the section titled “THE MERGER AGREEMENT — Conditions to the Closing of the Merger” beginning on page 168 of this joint proxy and consent solicitation statement/prospectus. If the conditions are not satisfied or waived, the merger may not occur or may not be completed within the expected timeframe, and Akers and MYMD each may materially and adversely lose some or all of the potential benefits that Akers and MYMD expect to achieve as a result of the merger and could result in additional transaction costs or other effects associated with uncertainty about the merger. In addition, pursuant to the Merger Agreement, Akers may extend the originally scheduled End Date (defined in the Merger Agreement as April 15, 2021) to a later date, but Akers will have to make additional loans to MYMD or purchase MYMD common stock for such extensions. Moreover, each of Akers and MYMD has incurred and expects to continue to incur significant expenses related to the merger, such as legal and accounting fees, some of which must be paid even if the merger is not completed.

Akers and MYMD can agree at any time to terminate the Merger Agreement, even if Akers’ stockholders and/or MYMD’s securityholders have already adopted the Merger Agreement and thereby approved the merger and the other transactions contemplated by the Merger Agreement. Akers and MYMD can also terminate the Merger Agreement under other specified circumstances.

In addition, if the Merger Agreement is terminated and Akers’ or MYMD’s board of directors determines to seek another business combination, it may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the merger. In such circumstances, the Akers Board of Directors may elect to, among other things, divest all or a portion of Akers’ business, or take the steps necessary to liquidate all of Akers’ business and assets, and in either such case, the consideration that Akers receives may be less attractive than the consideration to be received by Akers pursuant to the Merger Agreement.

The issuance of shares of Akers common stock to MYMD stockholders in the merger will substantially dilute the voting power of current Akers stockholders. Having a minority share position will reduce the influence that current stockholders have on the management of Akers.

Pursuant to the terms of the Merger Agreement, at the effective time of the merger, Akers will issue approximately 68,035,360 shares of its common stock, without giving effect to the proposed reverse stock split contemplated by the Reverse Stock Split Proposal, to MYMD stockholders as merger consideration. As a result, upon completion of the merger, the current Akers stockholders and holders of certain outstanding options and warrants to purchase shares of Akers common stock (excluding certain holders of warrants issued in connection the Akers Private Placement and holders of out-of-the money options and warrants) will hold approximately 19,503,756 pre-reverse stock split shares, or approximately 20% of the equity in the combined company; former MYMD stockholders and optionholders will own approximately 68,035,360 pre-reverse stock split shares, or approximately 80% of the equity of the combined company. Accordingly, the issuance of the shares of Akers common stock to MYMD stockholders in the merger will significantly reduce the ownership stake and relative voting power of each share of Akers common stock held by current Akers stockholders. Consequently, following the merger, the ability of Akers’ current stockholders to influence the management of Akers will be substantially reduced.

Moreover, under the terms of the Merger Agreement, Akers agreed to pay the Milestone Payments, payable in shares of Akers common stock to MYMD stockholders upon the achievement of certain market capitalization milestone events during the Milestone Period, up to the number of shares of Akers common stock issuable to the MYMD stockholders upon the closing of the merger. In the event that such milestone events are achieved and Milestone Payments are made, Akers’ current stockholders will experience further reduction in relative voting power. For a discussion of the Milestone Payments pursuant to the Merger Agreement, see the section title “THE MERGER AGREEMENT — Milestone Payments” beginning on page 166 of this joint proxy and consent solicitation statement/prospectus.

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The issuance, or expected issuance, of Akers common stock in connection with the merger could decrease the market price of Akers common stock.

In connection with the merger and as part of the merger consideration, Akers expects to issue shares of Akers common stock to MYMD stockholders. The anticipated issuance of Akers common stock in the merger may result in fluctuations in the market price of Akers common stock, including a stock price decrease. In addition, issuance of the Milestone Shares, if any applicable milestone is achieved, and the perception in the market that the holders of a large number of shares of Akers common stock may intend to sell shares could reduce the market price of Akers common stock.

The intended benefits of the merger may not be realized.

The merger poses risks for Akers’ and MYMD’s ongoing operations, including, among others:

●	that senior management’s attention may be diverted from the management of Akers’ and MYMD’s current operations and development of their product candidates;
●	costs and expenses associated with any undisclosed or potential liabilities; and
●	unforeseen difficulties may arise in integrating MYMD’s and Akers’ business in the combined company.

As a result of the foregoing, the combined company may be unable to realize the full strategic and financial benefits currently anticipated from the merger, and Akers or MYMD cannot assure you that the merger will be accretive to Akers or MYMD in the near term or at all. Furthermore, if Akers or MYMD fails to realize the intended benefits of the merger, the market price of the combined company’s common stock could decline to the extent that the market price reflects those benefits. Akers’ stockholders will have experienced substantial dilution of their ownership interests in Akers without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the merger.

Because the lack of a public market for MYMD common stock makes it difficult to evaluate the fairness of the merger, MYMD stockholders may receive consideration in the merger that is greater than or less than the fair market value of MYMD common stock.

The outstanding common stock of MYMD is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of MYMD shares. Since the percentage of Akers’ common stock to be issued to MYMD stockholders was determined based on negotiations between the parties, it is possible that the value of the Akers common stock to be issued in connection with the merger will be greater than the fair market value of MYMD shares. Alternatively, it is possible that the value of the shares of Akers common stock to be issued in connection with the merger will be less than the fair market value of MYMD shares.

Directors and officers of Akers and MYMD may have interests in the merger that are different from, or in addition to, those of Akers stockholders and MYMD stockholders generally that may influence them to support or approve the merger.

The officers and directors of Akers and MYMD may have interests in the merger that are different from, or are in addition to, those of Akers stockholders and MYMD stockholders generally. Effective upon the closing of the merger, Chris Chapman, M.D., current President and Chief Medical Officer of MYMD, Adam Kaplin, M.D., Ph.D., current Chief Scientific Officer of MYMD, and Paul Rivard, current Executive Vice President of Operations and General Counsel of MYMD, are expected to be employed as executive officers by the combined company, and Christopher Schreiber, current President and Chief Executive Officer of Akers, is expected to serve as an executive officer of the Supera line of business; each will receive compensation and other consideration as described in more detail in the section titled “THE MERGER — The Lock-Up/Leak-Out Agreements” beginning on page 163 of this joint proxy and consent solicitation statement/prospectus. It is expected that four of the current directors of Akers, Messrs. Schreiber, Silverman, White and Schroeder, are to be appointed as directors of the combined company after the completion of the merger and will receive cash and equity compensation in consideration for such service as described in more detail in the section titled “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 192 of this joint proxy and consent solicitation statement/prospectus. Each outstanding option to acquire shares of MYMD common stock held by executive officers and directors of MYMD will be converted into an option to acquire shares of Akers common stock. The outstanding unvested restricted stock units (“RSUs”) held by Akers’ current executive officers and directors will vest in connection with the merger. In addition, the directors and executive officers of Akers and MYMD also have certain rights to indemnification or to directors’ and officers’ liability insurance that will survive the completion of the merger. These interests may have influenced the directors and executive officers of Akers and MYMD to support or recommend the proposals presented to Akers and MYMD stockholders. See the sections titled “THE MERGER — Interests of Akers’ Directors and Executive Officers in the Merger” beginning on page 153 and “THE MERGER — Interests of MYMD’s Directors and Executive Officers in the Merger” beginning on page 155 of this joint proxy and consent solicitation statement/prospectus.

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If the merger is completed, MYMD executive officers and MYMD appointees to the combined company’s board of directors will have the ability to significantly influence the combined company’s management and business affairs, as well as matters submitted to the combined company’s board of directors or stockholders for approval, especially if they decide to act together with the current MYMD stockholders.

Upon completion of the merger, the former MYMD stockholders will own approximately 80% of the combined company on a partially diluted basis, excluding the effect of warrants issued in the Akers Private Placement. If the merger is completed, the combined company is expected to be led by MYMD executive officers. Furthermore, the combined company’s anticipated board of directors will consist of seven members, three of which will be appointed by MYMD pursuant to the terms of the Merger Agreement. As a result, such persons, if they choose to act together, will have the ability to significantly influence the combined company’s management and business affairs, as well as matters submitted to the combined company’s board of directors or stockholders for approval.

The announcement and pendency of the merger could have an adverse effect on Akers’ or MYMD’s business, financial condition, results of operations or business prospects.

The announcement and pendency of the merger could disrupt Akers’ and/or MYMD’s businesses in the following ways, among others:

●	Akers’ or MYMD’s current and prospective employees could experience uncertainty about their future roles within the combined company, and this uncertainty might adversely affect Akers’ or MYMD’s ability to retain, recruit and motivate key personnel;
●	the attention of Akers’ or MYMD’s management may be directed towards the completion of the merger and other transaction-related considerations and may be diverted from the day-to-day business operations of Akers or MYMD, as applicable, and matters related to the merger may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Akers or MYMD, as applicable;
●	customers, prospective customers, suppliers, collaborators and other third parties with business relationships with Akers or MYMD may decide not to renew or may decide to seek to terminate, change or renegotiate their relationships with Akers or MYMD as a result of the merger, whether pursuant to the terms of their existing agreements with Akers or MYMD; and
●	the market price of Akers’ common stock may decline to the extent that the current market price reflects a market assumption that the proposed merger will be completed.

Should they occur, any of these matters could adversely affect the businesses of, or harm the financial condition, results of operations or business prospects of, Akers or MYMD.

During the pendency of the merger, Akers or MYMD may not be able to enter into a business combination with another party and will be subject to contractual limitations on certain actions because of restrictions in the Merger Agreement.

Covenants in the Merger Agreement impede the ability of Akers or MYMD to make dispositions or acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the merger, other than the Supera Purchase, potential spin-off of all or a portion of Akers’ assets prior to the consummation of the merger, and certain permitted financings as set forth in the Merger Agreement. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the Merger Agreement is in effect and subject to limited exceptions, each party is prohibited from soliciting, initiating, encouraging or taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to the entering into certain extraordinary transactions with any third party, such as a sale of assets, an acquisition, a tender offer, a merger or other business combination outside the ordinary course of business. These restrictions may prevent each of Akers and MYMD from pursuing otherwise attractive business opportunities or other capital structure alternatives and making other changes to their business or executing certain of their business strategies prior to the completion of the merger, which could be favorable to Akers stockholders or MYMD stockholders. See the section titled “THE MERGER AGREEMENT — No Solicitation” beginning on page 172 of this joint proxy and consent solicitation statement/prospectus.

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Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Akers and MYMD from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances if the Akers Board of Directors determines in good faith, after consultation with its independent financial advisor and outside counsel, that an unsolicited competing proposal constitutes, or would reasonably be expected to result in, a superior competing proposal and that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the Akers Board of Directors. In the event that the Akers Board of Directors withdraws or modifies its recommendation for Proposal 1— Approval of the Share Issuance Proposal based on such superior competing proposal, MYMD may terminate the Merger Agreement. See “THE MERGER AGREEMENT —Termination of the Merger Agreement.”

The rights of MYMD stockholders who become Akers stockholders in the merger and Akers stockholders following the merger will be governed by the A&R Charter and the Akers Bylaws.

Upon consummation of the merger, outstanding shares of MYMD common stock will be converted into the right to receive shares of Akers common stock. MYMD stockholders who receive shares of Akers common stock in the merger will become Akers stockholders. As a result, MYMD stockholders who become stockholders in Akers will be governed by Akers’ organizational documents and bylaws, rather than being governed by MYMD’s organizational documents and bylaws. See the section titled “COMPARISON OF RIGHTS OF AKERS STOCKHOLDERS AND MYMD STOCKHOLDERS” beginning on page 280 of this joint proxy and consent solicitation statement/prospectus. Pursuant to the Merger Agreement, the Akers Charter will be amended and restated, subject to Akers stockholders’ approval of the A&R Charter Proposal, immediately prior to the effective time of the merger. See the section titled “COMPARISON OF RIGHTS OF AKERS STOCKHOLDERS AND MYMD STOCKHOLDERS” beginning on page 280 of this joint proxy and consent solicitation statement/prospectus.

The Exchange Ratio is not adjustable based on the market price of Akers common stock, so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement has set the Exchange Ratio formula for the MYMD common stock, and the Exchange Ratio is only adjustable upward or downward to reflect Akers’ and MYMD’s equity capitalization as of immediately prior to the effective time of the merger. Any changes in the market price of common stock before the completion of the merger will not affect the number of shares MYMD securityholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the merger, the market price of Akers common stock declines from the market price on the date of the Merger Agreement, then MYMD securityholders could receive merger consideration with substantially lower value. Similarly, if before the completion of the merger, the market price of Akers common stock increases from the market price on the date of the Merger Agreement, then MYMD securityholders could receive merger consideration with substantially more value for their shares of MYMD common stock than the parties had negotiated for in the establishment of the Exchange Ratio. In addition, the Exchange Ratio does not reflect the potential issuance of the Milestone Shares upon the achievement of certain market capitalization milestone events. For a discussion of the Exchange Ratio and the Milestone Shares, see the section titled “THE MERGER AGREEMENT — Exchange Ratio” and “THE MERGER AGREEMENT — Milestone Payments” beginning on pages 165 and 166 of this joint proxy and consent solicitation statement/prospectus.

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If the merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, or is otherwise taxable to U.S. MYMD stockholders, then such holders may be required to pay U.S. federal income taxes.

For U.S. federal income tax purposes, the merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. If the Internal Revenue Service (the “IRS”) or a court determines that the merger should not be treated as a reorganization, a holder of MYMD common stock would recognize taxable gain or loss upon the exchange of MYMD common stock for Akers common stock pursuant to the Merger Agreement.

Akers is expected to incur substantial expenses related to the merger with MYMD.

Akers has incurred, and expects to continue to incur, substantial expenses in connection with the merger, as well as operating as a public company. Akers will incur significant fees and expenses relating to legal, accounting, financial advisory and other transaction fees and costs associated with the merger. Actual transaction costs may substantially exceed Akers’ estimates and may have an adverse effect on the combined company’s financial condition and operating results.

Failure to complete the merger could negatively affect the value of Akers common stock and the future business and financial results of both Akers and MYMD.

If the merger is not completed, the ongoing businesses of Akers and MYMD could be adversely affected and each of Akers and MYMD will be subject to a variety of risks associated with the failure to complete the merger, including without limitation the following:

●	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger;
●	reputational harm due to the adverse perception of any failure to successfully complete the merger; and
●	having to pay certain costs relating to the merger, such as legal, accounting, financial advisory, filing and printing fees.

If the merger is not completed, these risks could materially affect the market price of Akers common stock and the business and financial results of both Akers (including the cessation of its operations) and MYMD.

The merger is expected to result in a limitation on the combined company’s ability to utilize its net operating loss carryforward.

Under Section 382 of the Code, use of Akers’ net operating loss carryforwards (“NOLs”) will be limited if Akers experiences a cumulative change in ownership of greater than 50% in a moving three-year period. At December 31, 2019, Akers had approximately $82,123,494 of operating loss carryforwards for federal and approximately $6,038,118 for New Jersey state tax purposes that may be applied against future taxable income. Akers will experience an ownership change as a result of the merger and therefore its ability to utilize its NOLs and certain credit carryforwards remaining at the effective time of the merger will be limited. The limitation will be determined by the fair market value of Akers’ common stock outstanding prior to the ownership change, multiplied by the applicable federal rate. It is expected that the merger will impose a limitation on Akers’ NOLs. Limitations imposed on Akers’ ability to utilize NOLs could cause U.S. federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs.

The opinion received by the Akers Board of Directors from GVS has not been, and is not expected to be, updated to reflect changes in circumstances that may have occurred since the date of the opinion.

At a Akers Board of Directors meeting held on November 11, 2020, Akers’ financial advisor, GVS, rendered its opinion as to the fairness, from a financial point of view, of the contribution made and consideration received by the holders of Akers common stock pursuant to the Merger Agreement and rendered its oral opinion to Akers’ Board of Directors (which was subsequently confirmed in writing as of November 11, 2020) that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the contribution made and consideration received by the holders of Akers common stock pursuant to the Merger Agreement was fair to the holders of Akers common stock from a financial point of view. Such opinion was one of many factors considered by the Akers Board of Directors in approving the merger. The opinion does not speak as of the time the merger will be completed or any date other than the date of such opinion. Subsequent changes in the operation and prospects of Akers or MYMD, general market and economic conditions and other factors that may be beyond the control of Akers or MYMD, may significantly alter the value of Akers or MYMD or the prices of the shares of Akers common stock by the time the merger is to be completed. The opinion does not address the fairness of the merger consideration from a financial point of view to Akers at the time the merger is to be completed, or as of any other date other than the date of such opinion, and the Merger Agreement does not require that the opinion be updated, revised or reaffirmed prior to the closing of the merger to reflect any changes in circumstances between the date of the signing of the Merger Agreement and the completion of the merger as a condition to closing the merger. See the section titled “THE MERGER — Opinion of Akers’ Financial Advisor” beginning on page 145 and Annex F to this joint proxy and consent solicitation statement/prospectus.

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The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes or other causes.

In general, either party can refuse to complete the merger if there is a material adverse effect (as defined in the Merger Agreement) affecting the other party between November 11, 2020, the date of the Merger Agreement, and the closing of the merger. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on Akers or MYMD, as the case may be:

●	changes or events affecting the industries or industry sectors in which the parties operate generally;
●	changes or events generally affecting the U.S. or global economy or capital markets as a whole;
●	with respect to Akers, changes in the trading price or trading volume of Akers’ common stock;
●	hurricane, flood, tornado, earthquake or other natural disaster, epidemic, plague, pandemic (including the COVID-19 pandemic) or other public health event or any other force majeure event;
●	changes in GAAP or other applicable law or legal requirement;
●	changes caused by the announcement or pendency of the merger; or
●	changes caused by any action taken, or the failure to take any action that is expressly required by the Merger Agreement.

If adverse changes occur but Akers and MYMD must still complete the merger, the market price of Akers common stock may suffer. For a more complete discussion of what constitutes a material adverse effect on Akers or MYMD under the Merger Agreement, see the section titled “THE MERGER AGREEMENT — Representations and Warranties” beginning on page 171 of this joint proxy and consent solicitation statement/prospectus.

Akers and MYMD may become involved in securities litigation or stockholder derivative litigation in connection with the merger, and this could divert the attention of Akers and MYMD management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

Securities litigation or stockholder derivative litigation frequently follows the announcement of certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. Akers and MYMD may become involved in this type of litigation in connection with the merger, and the combined company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of Akers, MYMD and the combined company.

Risks Related to the Reverse Stock Split

The reverse stock split may not increase the combined company’s stock price over the long term.

If the Reverse Stock Split Proposal is approved, the combined company anticipates effecting a reverse stock split in order to cause its stock price to be at least $5.00 with a ratio between 1-for-[●] and 1-for-[●] immediately following the merger. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of the combined company’s common stock upon effectiveness of the reverse stock split, it cannot be assured that the reverse stock split will result in any sustained proportionate increase in the market price of the combined company’s common stock, which is dependent upon many factors, including the business and financial performance of the combined company, general market conditions, and prospects for future success, which are unrelated to the number of shares of the combined company’s common stock outstanding. Thus, while the stock price of the combined company might meet the initial listing requirements for Nasdaq initially, it cannot be assured that it will continue to do so.

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The reverse stock split would have the effect of increasing the amount of common stock that the combined company is authorized to issue without further approval by the combined company’s stockholders.

As a result of the reverse stock split, and after giving effect to the merger, the combined company expects that it will have between approximately [●] shares and [●] shares of common stock outstanding, compared to approximately 17,585,261 shares of Akers common stock outstanding as of January 5, 2021. The proposed A&R Charter for the combined company is anticipated to authorize the combined company to issue 500,000,000 shares of common stock and does not anticipate reducing this amount in connection with the reverse stock split. As a result, it is anticipated that the reverse stock split will give the combined company the ability to issue between approximately [●] and [●] additional shares of common stock, including shares that may be issued pursuant to awards that have been granted and outstanding warrants. Except in certain instances, as required by law or by the rules of the securities exchange that lists the combined company’s common stock, these additional shares may be issued by the combined company without further vote of the combined company’s stockholders. If the combined company’s board of directors chooses to issue additional shares of the combined company’s common stock, such issuance could have a dilutive effect on the equity, earnings and voting interests of the combined company’s stockholders.

The reverse stock split may decrease the liquidity of Akers’ common stock.

Although the Akers Board of Directors believes that the anticipated increase in the market price of Akers’ common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Akers’ common stock.

The reverse stock split may lead to a decrease in overall market capitalization of the combined company.

Should the market price of Akers’ common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in the overall market capitalization of the combined company. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels and, accordingly, it cannot be assured that the total market value of Akers’ common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on Akers’ stock price due to the reduced number of shares outstanding after the reverse stock split.

Risks Related to the Combined Company Following the Merger

Akers stockholders and MYMD stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined organization is unable to realize the full strategic and financial benefits currently anticipated from the merger, Akers stockholders and MYMD stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined organization is able to realize only part of the strategic and financial benefits currently anticipated from the merger. Furthermore, if the combined company fails to realize the intended benefits of the merger, the market price of Akers common stock could decline to the extent that the market price reflects those benefits.

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The market price of the combined company’s common stock after the merger may be subject to significant fluctuations and volatility, and the stockholders of the company may be unable to resell their shares at a profit and may incur losses.

There has not been a public market for the combined company’s common stock. The market price of the combined company’s common stock could be subject to significant fluctuation following the merger. The current business of Akers differs from that of MYMD in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s common stock following the merger may be affected by factors different from those currently affecting the results of operations of Akers. Market prices for securities of life sciences and biopharmaceutical companies in particular have historically been particularly volatile and have shown extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of the combined company’s common stock, regardless of the actual operating performance of the combined company. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate include:

●	investors reacting negatively to the effect on the combined company’s business and prospects from the merger;
●	the announcement of new products, new developments, services or technological innovations by the combined company or the combined company’s competitors;
●	actual or anticipated quarterly increases or decreases in revenue, gross margin or earnings, and changes in the combined company’s business, operations or prospects;
●	announcements relating to strategic relationships, mergers, acquisitions, partnerships, collaborations, joint ventures, capital commitments, or other events by the combined company or the combined company’s competitors;
●	conditions or trends in the life sciences and biopharmaceutical industries;
●	changes in the economic performance or market valuations of other life sciences and biopharmaceutical companies;
●	general market conditions or domestic or international macroeconomic and geopolitical factors unrelated to the combined company’s performance or financial condition;
●	sale of the combined company’s common stock by stockholders, including executives and directors;
●	volatility and limitations in trading volumes of the combined company’s common stock;
●	volatility in the market prices and trading volumes of the life sciences and biopharmaceutical stocks;
●	the combined company’s ability to finance its business;
●	ability to secure resources and the necessary personnel to pursue the plans of the combined company;
●	failure to meet external expectations or management guidance;
●	changes in the combined company’s capital structure or dividend policy, future issuances of securities, sales or distributions of large blocks of common stock by stockholders;
●	the combined company’s cash position;
●	announcements and events surrounding financing efforts, including debt and equity securities;
●	analyst research reports, recommendations and changes in recommendations, price targets, and withdrawals of coverage;
●	departures and additions of key personnel;
●	disputes and litigation related to intellectual properties, proprietary rights, and contractual obligations;
●	investigations by regulators into the operations of the combined company or those of the combined company’s competitors;
●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and
●	other events or factors, many of which may be out of the combined company’s control.

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In the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigation has often been instituted against these companies. Litigation of this type, if instituted against the combined company, could result in substantial costs and a diversion of management’s attention and resources of the combined company. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that the combined company make significant payments.

Moreover, the COVID-19 pandemic has resulted in significant financial market volatility and uncertainty in recent months. A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on the combined company’s ability to access capital, on the combined company’s business, results of operations and financial condition, and on the market price of the combined company’s common stock.

If the merger is consummated, the business operations, strategies and focus of the combined company will fundamentally change, and these changes may not result in an improvement in the value of its common stock.

Pending the consummation of the merger, it is currently anticipated that the combined company would focus its resources on executing MYMD’s current business plan. In addition, prior to the consummation of the merger, Akers may, in its discretion, consummate a spin-off of all or a part of its legacy assets. In the event Akers consummates such spin-off, the stockholders of Akers and MYMD will not participate in the future prospects of such Akers legacy assets.

Following the merger, it is expected that the combined company’s primary products will be MYMD’s product candidates: MyMD-1, a clinical-stage immunometabolic regulator and Supera-1R, a pre-clinical stage patented synthetic cannabidiol derivative. Consequently, if the merger is consummated, an investment in Akers’ common stock will primarily represent an investment in the business operations, strategies and focus of MYMD. MYMD expects to incur losses as it develops its product candidates, and MYMD’s product candidates, may never get approved by the U.S. Food and Drug Administration (“FDA”) or even if approved for marketing, may not be profitable. The failure to successfully develop product candidates will significantly diminish the anticipated benefits of the merger and have a material adverse effect on the business of the combined company. There is no assurance that the combined company’s business operations, strategies or focus will be successful following the merger, and the merger could depress the value of the combined company’s common stock.

The unaudited pro forma combined financial statements are presented for illustrative purposes only, and future results of the combined company may differ materially from the unaudited pro forma financial statements presented in this joint proxy and consent solicitation statement/prospectus.

The unaudited pro forma combined financial statements contained in this joint proxy and consent solicitation statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the merger for several reasons. The unaudited pro forma combined financial statements have been derived from the historical financial statements of Akers and MYMD and adjustments and assumptions have been made regarding the combined company after giving effect to the Supera Purchase, merger and related transactions. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the unaudited pro forma combined financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. As a result, the actual financial condition and results of operations of the combined company following the completion of the merger may not be consistent with, or evident from, these unaudited pro forma combined financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any decline or potential decline in the combined company’s financial condition or results of operations may cause significant variations in the market price of Akers common stock.

The combined company may issue additional equity securities in the future, which may result in dilution to existing investors.

To the extent the combined company raises additional capital by issuing equity securities, the combined company’s stockholders may experience substantial dilution. The combined company may, from time to time, sell additional equity securities in one or more transactions at prices and in a manner it determines. If the combined company sells additional equity securities, existing stockholders may be materially diluted. In addition, new investors could gain rights superior to existing stockholders, such as liquidation and other preferences. In addition, the number of shares available for future grant under the combined company’s equity compensation plans may be increased in the future. In addition, the exercise or conversion of outstanding options or warrants to purchase shares of capital stock may result in dilution to the combined company’s stockholders upon any such exercise or conversion.

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All of Akers’ outstanding shares of common stock are, and any shares of Akers common stock that are issued in the merger, including Milestone Shares, will be, freely tradable without restrictions or further registration under the Securities Act, except for shares subject to lock-up agreements, and any shares held by affiliates, as defined in Rule 144 under the Securities Act. Rule 144 defines an affiliate as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Akers and would include persons such as Akers’ directors and executive officers and large shareholders. In turn, resales, or the perception by the market that a substantial number of resales could occur, could have the effect of depressing the market price of the combined company’s common stock.

The concentration of the capital stock ownership with insiders of the combined company after the merger will likely limit the ability of the stockholders of the combined company to influence corporate matters.

Following the Supera Purchase and the merger, the executive officers, directors, five percent or greater stockholders, and the respective affiliated entities of the combined company will, in the aggregate, beneficially own approximately [●]% of the combined company’s outstanding common stock. As a result, these stockholders, acting together, have control over matters that require approval by the combined company’s stockholders, including the election of directors and approval of significant corporate transactions. Corporate actions might be taken even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a corporate transaction that other stockholders may view as beneficial.

Certain stockholders could attempt to influence changes within Akers, which could adversely affect Akers’ operations, financial condition and the value of Akers’ common stock.

The combined company’s stockholders may from time to time seek to acquire a controlling stake in the combined company, engage in proxy solicitations, advance stockholder proposals or otherwise attempt to effect changes. Campaigns by stockholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term stockholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of assets or the entire company. Responding to proxy contests and other actions by activist stockholders can be costly and time-consuming and could disrupt the combined company’s operations and divert the attention of the combined company’s Board of Directors and senior management from the pursuit of the proposed merger transaction. These actions could adversely affect the combined company’s operations, financial condition, ability to consummate the merger and the value of the combined company’s common stock.

The sale or availability for sale of a substantial number of shares of common stock of the combined company after the merger and after expiration of the lock-up period could adversely affect the market price of such shares after the merger.

Sales of a substantial number of shares of common stock of the combined company in the public market after the merger or after expiration of the lock-up period and other legal restrictions on resale, or the perception that these sales could occur, could adversely affect the market price of such shares and could materially impair the combined company’s ability to raise capital through equity offerings in the future. Immediately following the closing of the merger, the combined company will have outstanding approximately 86,498,576 shares of common stock, without giving effect to the proposed reverse stock split and excluding securities underlying options and warrants. This includes the shares being issued to MYMD stockholders as merger consideration, which may be resold in the public market immediately without restriction, unless such stockholder is subject to a lock-up or other restriction on resale. All of MYMD’s executive officers, directors and principal stockholders, and all of Akers’ directors who will continue to serve on the board of directors of the combined company are subject to Lock-Up/Leak-Out Agreements that restrict their ability to transfer shares of the combined company’s capital stock during the period of 180 days after the date of the closing of the merger, subject to specified exceptions. For more information, see “ANCILLARY DOCUMENTS—The Lock-Up/Leak-Out Agreements” on page 180 of this joint proxy and consent solicitation statement/prospectus. Upon completion of the merger, the combined company may permit its officers, directors, employees, and certain stockholders who are subject to the Lock-Up/Leak-Out Agreements to sell shares prior to the expiration of the lock-up agreements. After the Lock-Up/Leak-Out Agreements expire, approximately [●] shares of Akers common stock (prior to giving effect to the proposed reverse stock split and excluding securities underlying options and warrants) held by the combined company’s directors, executive officers and principal stockholders will be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements. Akers and MYMD are unable to predict what effect, if any, market sales of securities held by significant stockholders, directors or officers of the combined company or the availability of these securities for future sale will have on the market price of the combined company’s common stock after the merger.

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The combined company also expects to assume approximately 9,985,091 shares of common stock subject to outstanding options to purchase MYMD common stock (on an as-converted to Akers common stock basis and prior to giving effect to the proposed reverse stock split). The combined company intends to register all of the shares of common stock issuable upon exercise of outstanding options to purchase MYMD common stock, and upon the exercise of any options or other equity incentives the combined company may grant in the future, for public resale under the Securities Act. Accordingly, these shares will be able to be freely sold in the public market upon issuance as permitted by any applicable vesting requirements, subject to the Lock-Up/Leak-Out Agreements described above.

Moreover, upon completion of the merger, the holders of approximately 20,177,369 shares of Akers common stock, including shares deliverable upon exercise of warrants, will have rights, subject to some conditions, to require Akers to file registration statements covering their shares or to include their shares in registration statements that the combined company may file for itself or its stockholders.

If securities analysts do not publish research or reports about the business of the combined company, or if they publish negative evaluations, the price of the combined company’s common stock could decline.

The trading market for the combined company’s common stock will rely in part on the availability of research and reports that third-party industry or financial analysts publish about the combined company. There are many large, publicly traded companies active in the life sciences and biopharmaceutical industries, which may mean it will be less likely that the combined company receives widespread analyst coverage. Furthermore, if one or more of the analysts who do cover the combined company (if any) downgrades its stock, its stock price would likely decline. If one or more of these analysts cease coverage of the combined company, the combined company could lose visibility in the market, which in turn could cause its stock price to decline. Additionally, if securities analysts publish negative evaluations of competitors in the life sciences and biopharmaceutical industries, the comparative effect could cause the combined company’s stock price to decline.

The combined company may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.

The combined company’s success and future revenue growth will depend, in part, on its ability to protect its intellectual property. The combined company will primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect its proprietary technologies or processes. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose proprietary technologies and processes, despite efforts by the combined company to protect its proprietary technologies and processes. While the combined company will hold rights in several patents, there can be no assurances that any additional patents will be issued, or additional rights will be granted, to the combined company. Even if new patents are issued, the claims allowed may not be sufficiently broad to protect the combined company’s technology and processes. The combined company’s competitors may also be able to develop similar technology independently or design around the patents to which the combined company has rights.

Currently, MYMD and Supera together have ten issued U.S. patents, eight pending U.S. patent applications and 24 foreign patent applications pending in such jurisdictions as Australia, Canada, China, European Union, Israel, Japan and South Korea, which if issued are expected to expire between 2036 and 2039. Although MYMD expects to obtain additional patents and in-licenses in the future, there is no guarantee that MYMD will be able to successfully obtain such patents or in-licenses in a timely manner or at all. Further, any of MYMD’s rights to existing patents, and any future patents issued to the combined company, may be challenged, invalidated or circumvented. As such, any rights granted under these patents may not provide the combined company with meaningful protection. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If the combined company’s patents or rights to patents do not adequately protect its technology or processes, competitors may be able to offer products similar to the combined company’s products.

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The combined company’s management will be required to devote substantial time to comply with public company regulations.

As a public company, the combined company will incur significant legal, accounting and other expenses that MYMD did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as rules implemented by the SEC and Nasdaq, impose various requirements on public companies, including those related to corporate governance practices. The combined company’s management and other personnel will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations will increase the combined company’s legal and financial compliance costs relative to those of MYMD and will make some activities more time consuming and costly.

The Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, the combined company must perform system and process evaluation and testing of its internal control over financial reporting to allow management and the combined company’s independent registered public accounting firm to report on the effectiveness of its internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act (“Section 404”). The combined company’s compliance with these requirements will require that it incur substantial accounting and related expenses and expend significant management efforts. The combined company will likely need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404. The costs of hiring such staff may be material and there can be no assurance that such staff will be immediately available to the combined company. Moreover, if the combined company is not able to comply with the requirements of Section 404, or if the combined company or its independent registered public accounting firm identifies deficiencies in its internal control over financial reporting that are deemed to be material weaknesses, investors could lose confidence in the accuracy and completeness of the combined company’s financial reports, the market price of the combined company’s common stock could decline and the combined company could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

The combined company may not be able to timely and effectively implement controls and procedures required by Section 404 that will be applicable to the combined company after the merger.

MYMD is not currently subject to Section 404. However, following the merger, the combined company will be subject to Section 404. The standards required for a public company under Section 404 are significantly more stringent than those required of MYMD as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the combined company after the merger. If management is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject the combined company to adverse regulatory consequences and could harm investor confidence and cause the market price of the combined company’s common stock to decline.

Subsequent to the consummation of the merger, the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Akers and MYMD have conducted due diligence on each other, there can be no assurances that their diligence revealed all material issues that may be present in the other company’s business, that all material issues through a customary amount of due diligence will be uncovered, or that factors outside of Akers’ and MYMD’s control will not later arise. As a result, the combined company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with each company’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may make future financing difficult to obtain on favorable terms or at all.

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Anti-takeover provisions under New Jersey corporate law may make it difficult for the combined company stockholders to replace or remove its board of directors and could deter or delay third parties from acquiring the combined company, which may be beneficial to the stockholders of the combined company.

The combined company will be subject to the anti-takeover provisions of New Jersey law, including Section 14A-10A of the New Jersey Shareholders Protection Act. These statutes prohibit an “interested stockholder” of the combined company from effecting a business combination with the combined company for a period of five years unless its board of directors approved the combination or transaction or series of related transactions that caused such person to become an interested stockholder prior to the stockholder becoming an interested stockholder or after the stockholder becomes an interested stockholder if the subsequent business combination is approved by (i) the combined company’s board of directors (or a committee thereof consisting solely of persons independent from the interested stockholder), and (ii) the affirmative vote of a majority of the voting stock not beneficially owned by such interested stockholder. In addition, but not in limitation of the five-year restriction, the combined company may not engage at any time in a business combination with any interested stockholder of the combined company unless the combination is approved by its board of directors (or a committee thereof consisting solely of persons independent from such interested stockholder) prior to the consummation of the business combination, and the combination receives the approval of a majority of the voting stock of the combined company not beneficially owned by the interested stockholder if the transaction or series of related transactions which caused the interested stockholder to become an interested stockholder was approved by the board of directors prior to the stockholder becoming an interested stockholder. These provisions could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 14A-10A of the New Jersey Shareholders Protection Act, “interested stockholder” means, generally, any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power of the then outstanding stock of the corporation.

Akers and MYMD do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

The current expectation is that the combined company will retain its future earnings, if any, to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the common stock of the combined company will be your sole source of gain, if any, for the foreseeable future.

In the event that the combined company fails to satisfy any of the listing requirements of The Nasdaq Capital Market, its common stock may be delisted, which could affect its market price and liquidity.

Following the merger, the combined company’s common stock is expected to be listed on The Nasdaq Capital Market. For continued listing on The Nasdaq Capital Market, the combined company will be required to comply with the continued listing requirements, including the minimum market capitalization standard, the corporate governance requirements and the minimum closing bid price requirement, among other requirements. In the event that the combined company fails to satisfy any of the listing requirements of The Nasdaq Capital Market, its common stock may be delisted. If the combined company is unable to list on The Nasdaq Capital Market, it would likely be more difficult to trade in or obtain accurate quotations as to the market price of the combined company’s common stock. If the combined company’s securities are delisted from trading on The Nasdaq Capital Market, and the combined company is not able to list its securities on another exchange or to have them quoted on Nasdaq, the combined company’s securities could be quoted on the OTC Bulletin Board or on the “pink sheets.” As a result, the combined company could face significant adverse consequences including:

●	a limited availability of market quotations for its securities;
●	a determination that its common stock is a “penny stock,” which will require brokers trading in its common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the combined company’s securities;

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●	a limited amount of news and analyst coverage for the combined company; and
●	a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3) or in obtaining additional financing in the future.

An active trading market for combined company common stock may not develop.

The listing of combined company common stock on The Nasdaq Capital Market does not assure that a meaningful, consistent and liquid trading market exists. An active trading market for shares of combined company common stock may never develop or be sustained. If an active market for the combined company common stock does not develop, it may be difficult for investors to sell their shares either without depressing the market price for the shares or at all.

The combined company may acquire businesses or products, or form strategic alliances, in the future, and may not realize the benefits of such acquisitions.

The combined company may acquire additional businesses or products, form strategic alliances, or create joint ventures with third parties that it believes will complement or augment its existing business. If the combined company acquires businesses with promising markets or technologies, it may not be able to realize the benefit of acquiring such businesses if it is unable to successfully integrate them with its existing operations and company culture. The combined company may encounter numerous difficulties in developing, manufacturing, and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent it from realizing their expected benefits or enhancing its business. There is no assurance that, following any such acquisition, the combined company will achieve the synergies expected to justify the transaction, which could result in a material adverse effect on the combined company’s business and prospects.

Risks Related to MYMD’s Financial Position

MYMD has a history of operating losses, and MYMD may not achieve or sustain profitability. MYMD anticipates that it will continue to incur losses for the foreseeable future. If MYMD fails to obtain additional funding to conduct its planned research and development efforts, MYMD could be forced to delay, reduce or eliminate MYMD’s product development programs or commercial development efforts.

MYMD is a clinical-stage pharmaceutical company with a limited operating history. Pharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. MYMD’s operations to date have been limited primarily to business planning, raising capital and conducting research and development activities for MYMD’s product candidates. MYMD has never generated any revenue from product sales. MYMD has not obtained regulatory approvals for any of its product candidates and it has funded its operations to date through proceeds from private placements of common stock and a line of credit from an affiliate of MYMD’s founder.

MYMD has incurred net losses in each year since its inception. MYMD incurred net losses of ($9,638,916) and ($3,955,332) for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively. As of September 30, 2020, MYMD had an accumulated deficit of ($42,533,564). Substantially all of MYMD’s operating losses have resulted from costs incurred in connection with MYMD’s research and development programs and from general and administrative costs associated with MYMD’s operations. MYMD expects to continue to incur significant expenses and operating losses over the next several years and for the foreseeable future as MYMD intends to continue to conduct research and development, clinical testing, regulatory compliance activities, manufacturing activities, and, if any of MYMD’s product candidates is approved, sales and marketing activities that, together with anticipated general and administrative expenses, will likely result in MYMD incurring significant losses for the foreseeable future. MYMD’s prior losses, combined with expected future losses, have had and will continue to have an adverse effect on MYMD’s shareholders’ equity and working capital.

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MYMD expects that it will need to raise additional funding before MYMD can expect to become profitable from any potential future sales of MYMD’s product candidates. This additional financing may not be available on acceptable terms or at all. Failure to obtain this necessary capital when needed may force MYMD to delay, limit or terminate its product development efforts or other operations.

MYMD will require substantial future capital in order to complete planned and future pre-clinical and clinical development for MyMD-1 and Supera-1R and potentially commercialize these product candidates. MYMD expects increased spending levels in connection with MYMD’s clinical trials of MYMD’s product candidates. In addition, if MYMD obtains marketing approval for any of MYMD’s product candidates, MYMD expects to incur significant expenses related to commercial launch, product sales, medical affairs, regulatory, marketing, manufacturing and distribution. Furthermore, MYMD expects to incur additional costs associated with operating as a public company. Accordingly, MYMD will need to obtain substantial additional funding in connection with its continuing operations before any commercial revenue may occur.

Additional capital might not be available when MYMD needs it and MYMD’s actual cash requirements might be greater than anticipated. If MYMD requires additional capital at a time when investment in its industry or in the marketplace in general is limited, MYMD might not be able to raise funding on favorable terms, if at all. If MYMD is not able to obtain financing when needed or on terms favorable to MYMD, MYMD may need to delay, reduce or eliminate certain research and development programs or other operations, sell some or all of MYMD’s assets or merge with another entity.

MYMD’s limited operating history may make it difficult to evaluate the success of MYMD’s business to date and to assess MYMD’s future viability.

MYMD is a clinical-stage pharmaceutical company formed in late 2014. MYMD’s operations to date have been limited primarily to business planning, raising capital and conducting research and development activities for MYMD’s product candidates. MYMD has not yet demonstrated the ability to complete clinical trials of MYMD’s product candidates, obtain marketing approvals, manufacture a commercial scale product or conduct sales and marketing activities necessary for successful commercialization. Consequently, predictions about MYMD’s future success or viability are speculative and no assurances can be given about MYMD’s future performance.

Risks Related to MYMD’s Product Development and Regulatory Approval

If MYMD is unable to develop, obtain regulatory approval for and commercialize MyMD-1, Supera-1R or other future product candidates, or if MYMD experiences significant delays in doing so, MYMD’s business will be materially harmed.

Each of MYMD and Supera has invested a substantial amount of its efforts and financial resources in MyMD-1 and Supera-1R, respectively. MYMD plans to initiate a Phase 2 clinical trials for treatment of diabetes, rheumatoid arthritis, aging and multiple sclerosis (“MS”) with MyMD-1 and IND-enabling studies of Supera-1R to enable submission of an Investigational New Drug (“IND”) application for a Phase 1 in healthy volunteers followed by clinical trials in epilepsy, addiction and anxiety disorders. MYMD’s ability to generate product revenue will depend heavily on the successful development and eventual commercialization of MyMD-1, Supera-1R and MYMD’s other product candidates, which may never occur. MYMD currently generates no revenue from sales of any product and MYMD may never be able to develop or commercialize a marketable product.

Each of MYMD’s programs and product candidates will require further clinical and/or pre-clinical development, regulatory approval in multiple jurisdictions, obtaining pre-clinical, clinical and commercial manufacturing supply, capacity and expertise, building of a commercial organization, substantial investment and significant marketing efforts before MYMD generates any revenue from product sales. MyMD-1 and Supera-1R and MYMD’s other product candidates must be authorized for marketing by the FDA and certain other foreign regulatory agencies before MYMD may commercialize any of its product candidates.

The success of MYMD’s product candidates depends on multiple factors, including:

●	successful completion of pre-clinical studies, including those compliant with Good Laboratory Practices (“GLP”) or GLP toxicology studies, biodistribution studies and minimum effective dose studies in animals, and successful enrollment and completion of clinical trials compliant with current Good Clinical Practices (“GCPs”);

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●	effective INDs and Clinical Trial Authorizations (“CTAs”) that allow commencement of MYMD’s planned clinical trials or future clinical trials for MYMD’s product candidates in relevant territories;
●	establishing and maintaining relationships with contract research organizations (“CROs”), and clinical sites for the clinical development of MYMD’s product candidates;
●	maintenance of arrangements with third-party contract manufacturing organizations (“CMOs”) for key materials used in MYMD’s manufacturing processes and to establish backup sources for clinical and large-scale commercial supply;
●	positive results from MYMD’s clinical programs that are supportive of safety and efficacy and provide an acceptable risk-benefit profile for MYMD’s product candidates in the intended patient populations;
●	receipt of regulatory approvals from applicable regulatory authorities, including those necessary for pricing and reimbursement of its product candidates;
●	establishment and maintenance of patent and trade secret protection and regulatory exclusivity for MYMD’s product candidates;
●	commercial launch of MYMD’s product candidates, if and when approved, whether alone or in collaboration with others;
●	acceptance of MYMD’s product candidates, if and when approved, by patients, patient advocacy groups, third-party payors and the general medical community;
●	MYMD’s effective competition against other therapies available in the market;
●	establishment and maintenance of adequate reimbursement from third-party payors for MYMD’s product candidates;
●	MYMD’s ability to acquire or in-license additional product candidates;
●	prosecution, maintenance, enforcement and defense of intellectual property rights and claims;
●	maintenance of a continued acceptable safety profile of MYMD’s product candidates following approval, including meeting any post-marketing commitments or requirements imposed by or agreed to with applicable regulatory authorities; or
●	political factors surrounding the approval process, such as government shutdowns, political instability or global pandemics such as the outbreak of the novel strain of coronavirus, COVID-19.

If MYMD does not succeed in one or more of these factors in a timely manner or at all, MYMD could experience significant delays or an inability to successfully commercialize its product candidates, which would materially harm MYMD’s business. If MYMD does not receive regulatory approvals for MYMD’s product candidates, MYMD may not be able to continue its operations.

Success in pre-clinical studies and earlier clinical trials for MYMD’s product candidates may not be indicative of the results that may be obtained in later clinical trials, including MYMD’s Phase 2 clinical trial for MyMD-1, which may delay or prevent obtaining regulatory approval.

Clinical development is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. Success in pre-clinical studies and early clinical trials may not be predictive of results in later-stage clinical trials, and successful results from early or small clinical trials may not be replicated or show as favorable an outcome in later-stage or larger clinical trials, even if successful. MYMD will be required to demonstrate through adequate and well-controlled clinical trials that MYMD’s product candidates are safe and effective for their intended uses before MYMD can seek regulatory approvals for their commercial sale. The conduct of Phase 2 and Phase 3 trials, and the submission of a New Drug Application (“NDA”) is a complicated process. MYMD has not previously conducted any clinical trials, has limited experience in preparing, submitting and supporting regulatory filings. Consequently, MYMD may be unable to successfully and efficiently execute and complete necessary clinical trials and other requirements in a way that leads to NDA submission and approval of any product candidate MYMD is developing.

Many companies in the pharmaceutical industry have suffered significant setbacks in late-stage clinical trials after achieving positive results in early-stage development, and there is a high failure rate for product candidates proceeding through clinical trials. In addition, different methodologies, assumptions and applications MYMD utilizes to assess particular safety or efficacy parameters may yield different statistical results. Even if MYMD believes the data collected from clinical trials of MYMD’s product candidates are promising, these data may not be sufficient to support approval by the FDA or foreign regulatory authorities. Pre-clinical and clinical data can be interpreted in different ways. Accordingly, the FDA or foreign regulatory authorities could interpret these data in different ways from MYMD or MYMD’s partners, which could delay, limit or prevent regulatory approval. If MYMD’s study data do not consistently or sufficiently demonstrate the safety or efficacy of any of MYMD’s product candidates, including MyMD-1 and Supera-1R, to the satisfaction of the FDA or foreign regulatory authorities, then the regulatory approvals for such product candidates could be significantly delayed as MYMD works to meet approval requirements, or, if MYMD is not able to meet these requirements, such approvals could be withheld or withdrawn.

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Even if MYMD completes the necessary pre-clinical studies and clinical trials, MYMD cannot predict when, or if, MYMD will obtain regulatory approval to commercialize a product candidate and the approval may be for a narrower indication than MYMD seeks.

Prior to commercialization, MyMD-1, Supera-1R and MYMD’s other product candidates must be approved by the FDA pursuant to an NDA in the U.S. The process of obtaining marketing approvals, both in the U.S. and abroad, is expensive and takes many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Failure to obtain marketing approval for a product candidate will prevent MYMD from commercializing the product candidate. MYMD has not received approval to market MyMD-1, Supera-1R or any of MYMD’s other product candidates from regulatory authorities in any jurisdiction. MYMD has limited experience in submitting and supporting the applications necessary to gain marketing approvals, and, in the event regulatory authorities indicate that MYMD may submit such applications, MYMD may be unable to do so as quickly and efficiently as desired. Securing marketing approval requires the submission of extensive pre-clinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. MYMD’s product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude MYMD’s obtaining marketing approval or prevent or limit commercial use. Regulatory authorities have substantial discretion in the approval process and may refuse to accept or file any application or may decide that MYMD’s data are insufficient for approval and require additional pre-clinical, clinical or other studies. In addition, varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent marketing approval of a product candidate.

Approval of MyMD-1, Supera-1R or MYMD’s other product candidates may be delayed or refused for many reasons, including:

●	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of MYMD’s clinical trials;
●	MYMD may be unable to demonstrate, to the satisfaction of the FDA or comparable foreign regulatory authorities, that MYMD’s product candidates are safe and effective for any of their proposed indications;
●	the populations studied in clinical trials may not be sufficiently broad or representative to assure efficacy and safety in the populations for which MYMD seeks approval;
●	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;
●	MYMD may be unable to demonstrate that MYMD’s product candidates’ clinical and other benefits outweigh their safety risks;
●	the data collected from clinical trials of MYMD’s product candidates may not be sufficient to support the submission of an NDA or other comparable submission in foreign jurisdictions or to obtain regulatory approval in the U.S. or elsewhere;
●	the facilities of third-party manufacturers with which MYMD contracts or procures certain service or raw materials, may not be adequate to support approval of MYMD’s product candidates; and
●	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering MYMD’s clinical data insufficient for approval.

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Even if MYMD’s product candidates meet their pre-specified safety and efficacy endpoints in clinical trials, the regulatory authorities may not complete their review processes in a timely manner and may not consider such the clinical trial results sufficient to grant, or MYMD may not be able to obtain regulatory approval. Additional delays may result if an FDA Advisory Committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, MYMD may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory authority policy during the period of product development, clinical trials and the review process.

Regulatory authorities also may approve a product candidate for more limited indications than requested or they may impose significant limitations in the form of narrow indications, warnings, contraindications or Risk Evaluation and Mitigation Strategies (“REMS”). These regulatory authorities may also grant approval subject to the performance of costly post-marketing clinical trials. In addition, regulatory authorities may not approve the labeling claims that are necessary or desirable for the successful commercialization of MYMD’s product candidates. Any of the foregoing scenarios could materially harm the commercial prospects for MYMD’s product candidates and adversely affect MYMD’s business, financial condition, results of operations and prospects.

The outbreak of COVID-19, or similar public health crises, could have a material adverse impact on MYMD’s business, financial condition and results of operations, including the execution of MYMD’s planned clinical trials.

In March 2020, the WHO declared the disease caused by SARS-CoV-2, COVID-19, a pandemic. The pandemic and government measures taken in response have also had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred, supply chains have been disrupted, facilities and production have been suspended, and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. The extent to which COVID-19 impacts MYMD’s business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning COVID-19 and the actions to contain the virus or treat its impact.

For instance, MYMD’s planned Phase 2 clinical trial for MyMD-1 has been and may continue to be affected by the pandemic. Initial studies indicate that MyMD-1 may have potential therapeutic effects on treatment of COVID-19. MYMD may not be successful in demonstrating the efficacy of this treatment before another, more effective drug enters the market. Furthermore, site initiation, participant recruitment and enrollment, participant dosing, distribution of clinical trial materials, study monitoring and data analysis for MYMD’s planned clinical trials may be delayed due to changes in hospital or university policies, federal, state or local regulations, prioritization of hospital resources toward pandemic efforts, or other reasons related to the pandemic. Additionally, some participants and clinical investigators may not be able to comply with clinical trial protocols. For example, quarantines or other travel limitations (whether voluntary or required) may impede participant movement, affect sponsor access to study sites, or interrupt healthcare services, and MYMD may be unable to conduct its planned clinical trials. If the global effort to control the spread of COVID-19 and treat COVID-19 patients continues on the current trajectory for an extended period of time, MYMD risks a delay in activating sites and enrolling subjects as previously projected. Any such delays to MYMD’s planned Phase 2 and Phase 3 clinical trial for MyMD-1 could impact the use and sufficiency of its existing cash reserves, and it may be required to raise additional capital earlier than it had previously planned. MYMD may be unable to raise additional capital if and when needed, which may result in further delays or suspension of its development plans.

Further, infections and deaths related to COVID-19 are disrupting certain healthcare and healthcare regulatory systems globally. Such disruptions could divert healthcare resources away from, or materially delay review by, the FDA and comparable foreign regulatory agencies. It is unknown how long these disruptions could continue, were they to occur. Any elongation or de-prioritization of MYMD’s clinical trials or delay in regulatory review resulting from such disruptions could materially adversely affect the development and study of its product candidates.

MYMD currently utilizes third parties to, among other things, manufacture raw materials and its product candidates, components, parts, and consumables, and to perform quality testing. If either MYMD or any third-party in the supply chain for materials used in the production of its product candidates are adversely impacted by restrictions resulting from the COVID-19 pandemic, its supply chain may be disrupted, limiting MYMD’s ability to manufacture product candidates for its clinical trials.

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The ultimate impact of the current pandemic, or any other health epidemic, is highly uncertain and subject to change. MYMD does not yet know the full extent of potential delays or impacts on its business, its planned clinical trials, healthcare systems or the global economy. However, these effects could have a material adverse impact on MYMD’s business, financial condition and results of operations.

Any product candidate for which MYMD obtains marketing approval will be subject to extensive post-marketing regulatory requirements and could be subject to post-marketing restrictions or withdrawal from the market, and MYMD may be subject to penalties if it fails to comply with regulatory requirements or if it experiences unanticipated problems with MYMD’s product candidates, when and if any of them are approved.

MYMD’s product candidates and the activities associated with their development and potential commercialization, including their testing, manufacturing, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other U.S. and international regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, requirements relating to manufacturing, including current Good Manufacturing Practices (“cGMPs”), quality control, quality assurance and corresponding maintenance of records and documents, including periodic inspections by the FDA and other regulatory authorities and requirements regarding the distribution of samples to providers and recordkeeping. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with cGMPs.

The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of any approved product. The FDA closely regulates the post-approval marketing and promotion of drugs to ensure that they are marketed in a manner consistent with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding use of their products. If MYMD promotes its product candidates in a manner inconsistent with FDA-approved labeling or otherwise not in compliance with FDA regulations, MYMD may be subject to enforcement action. Violations of the Federal Food, Drug, and Cosmetic Act (“FD&C Act”) relating to the promotion of prescription drugs may lead to investigations alleging violations of federal and state healthcare fraud and abuse laws, as well as state consumer protection laws and similar laws in international jurisdictions.

In addition, later discovery of previously unknown adverse events or other problems with MYMD’s product candidates, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

●	restrictions on such product candidates, manufacturers or manufacturing processes;
●	restrictions on the labeling or marketing of a product;
●	restrictions on product distribution or use;
●	requirements to conduct post-marketing studies or clinical trials;
●	warning or untitled letters;
●	withdrawal of any approved product from the market;
●	refusal to approve pending applications or supplements to approved applications that MYMD submits;
●	recall of product candidates;
●	fines, restitution or disgorgement of profits or revenues;
●	suspension or withdrawal of marketing approvals;
●	refusal to permit the import or export of MYMD’s product candidates;
●	product seizure; or
●	injunctions or the imposition of civil or criminal penalties.

The occurrence of any event or penalty described above may inhibit MYMD’s ability to commercialize its product candidates and generate revenue and could require MYMD to expend significant time and resources in response and could generate negative publicity. The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of MYMD’s product candidates. If MYMD is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if MYMD is not able to maintain regulatory compliance, it may lose any marketing approval that it has obtained, and MYMD may not achieve or sustain profitability.

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MYMD’s failure to obtain regulatory approval in international jurisdictions would prevent MYMD from marketing MYMD’s product candidates outside the U.S.

To market and sell MyMD-1, Supera-1R or MYMD’s other product candidates in other jurisdictions, MYMD must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time and data required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the U.S. generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the U.S., MYMD must secure product reimbursement approvals before regulatory authorities will approve the product for sale in that country. Failure to obtain foreign regulatory approvals or non-compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for MYMD and could delay or prevent the introduction of MYMD’s product candidates in certain countries.

If MYMD fails to comply with the regulatory requirements in international markets and receive applicable marketing approvals, MYMD’s target market will be reduced and MYMD’s ability to realize the full market potential of MYMD’s product candidates will be harmed and MYMD’s business will be adversely affected. MYMD may not obtain foreign regulatory approvals on a timely basis, if at all. MYMD’s failure to obtain approval of any of MYMD’s product candidates by regulatory authorities in another country may significantly diminish the commercial prospects of that product candidate and MYMD’s business prospects could decline.

MYMD’s development program for Supera-1R, a synthetic derivative of CBD, is uncertain and may not yield commercial results and is subject to significant regulatory risks.

There can be no assurance that MYMD’s development program for Supera-1R, a synthetic derivative of CBD, will be successful, or that any research and development and product testing efforts will result in commercially saleable products, or that the market will accept or respond positively to products based on Supera-1R.

Federal Regulation of CBD.  The market for cannabinoids is heavily regulated. Synthetic cannabinoids may be viewed as qualifying as controlled substances under the federal Controlled Substances Act of 1970 (CSA), and may be subject to a high degree of regulation including, among other things, certain registration, licensing, manufacturing, security, record keeping, reporting, import, export, inspection by DEA clinical and non-clinical studies, insurance and other requirements administered by the U.S. Drug Enforcement Administration (DEA) and/or the FDA.

State Regulation of CBD.  Individual states and countries have also established controlled substance laws and regulations, which may differ from U.S. federal law. MYMD or its business partners may be required to obtain separate state or country registrations, permits or licenses in order to be able to develop produce, sell, store and transport cannabinoids.

Compliance is Complex and Costly.  Complying with laws and regulations relating to cannabinoids is evolving, complex and expensive, and may divert management’s attention and resources from other aspects of MYMD’s business. Failure to maintain compliance with such laws and regulations may result in regulatory action that could have a material adverse effect on MYMD’s business, results of operations and financial condition. The DEA, FDA or state agencies may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to revoke those registrations. In certain circumstances, violations could lead to criminal proceedings.

Clinical trials. Because synthetic CBD products may be regulated as controlled substances in the U.S., to conduct clinical trials in the U.S., each of MYMD’s research sites must submit a research protocol to the DEA and obtain and maintain a DEA researcher registration that will allow those sites to handle and dispense products based on Supera-1R and to obtain product from MYMD’s manufacturer. If the DEA delays or denies the grant of a research registration to one or more research sites, the clinical trial could be significantly delayed, and MYMD could lose clinical trial sites.

Risks Related to Commercialization and Manufacturing

The commercial success of MYMD’s product candidates, including MyMD-1 and Supera-1R, will depend upon their degree of market acceptance by providers, patients, patient advocacy groups, third-party payors and the general medical community.

Even with the requisite approvals from the FDA and other regulatory authorities internationally, the commercial success of MYMD’s product candidates will depend, in part, on the acceptance of providers, patients and third-party payors of MYMD’s product candidates, as medically necessary, cost-effective and safe. Any product that MYMD commercializes may not gain acceptance by providers, patients, patient advocacy groups, third-party payors and the general medical community. If these products do not achieve an adequate level of acceptance, MYMD may not generate significant product revenue and may not become profitable. The degree of market acceptance of MyMD-1, Supera-1R and MYMD’s other product candidates, if approved for commercial sale, will depend on several factors, including:

●	the efficacy, durability and safety of such product candidates as demonstrated in clinical trials;
●	the potential and perceived advantages of product candidates over alternative treatments;
●	the cost of treatment relative to alternative treatments;
●	the clinical indications for which the product candidate is approved by the FDA or the European Commission;
●	the willingness of providers to prescribe new therapies;
●	the willingness of the target patient population to try new therapies;
●	the prevalence and severity of any side effects;
●	product labeling or product insert requirements of the FDA or other regulatory authorities, including any limitations or warnings contained in a product’s approved labeling;
●	the strength of marketing and distribution support;
●	the timing of market introduction of competitive products;
●	the quality of MYMD’s relationships with patient advocacy groups;
●	publicity concerning MYMD’s product candidates or competing products and treatments; and
●	sufficient third-party payor coverage and adequate reimbursement.

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Even if a potential product displays a favorable efficacy and safety profile in pre-clinical studies and clinical trials, market acceptance of the product will not be fully known until after it is launched.

The pricing, insurance coverage and reimbursement status of newly approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for MYMD’s product candidates, if approved, could limit MYMD’s ability to market those products and decrease MYMD’s ability to generate product revenue.

If MYMD is unable to establish or sustain coverage and adequate reimbursement for its product candidates from third-party payors, the adoption of those product candidates and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates, if approved.

MYMD expects that coverage and reimbursement by third-party payors will be essential for most patients to be able to afford these treatments. Accordingly, sales of MyMD-1, Supera-1R and MYMD’s other product candidates will depend substantially, both domestically and internationally, on the extent to which the costs of MYMD’s product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or will be reimbursed by government authorities, private health coverage insurers and other third-party payors. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow MYMD to establish or maintain pricing sufficient to realize a sufficient return on MYMD’s investment.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the U.S., third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs will be covered and reimbursed. The Medicare program covers certain individuals aged 65 or older, disabled or suffering from end-stage renal disease. The Medicaid program, which varies from state to state, covers certain individuals and families who have limited financial means. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs. One payor’s determination to provide coverage for a drug product, however, does not assure that other payors will also provide coverage for the drug product. Further, a payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved.

In addition to government and private payors, professional organizations such as the American Medical Association (“AMA”), can influence decisions about coverage and reimbursement for new products by determining standards for care. In addition, many private payors contract with commercial vendors who sell software that provide guidelines that attempt to limit utilization of, and therefore reimbursement for, certain products deemed to provide limited benefit to existing alternatives. Such organizations may set guidelines that limit reimbursement or utilization of MYMD’s product candidates. Even if favorable coverage and reimbursement status is attained for one or more product candidates for which MYMD’s collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Outside the U.S., international operations are generally subject to extensive governmental price controls and other market regulations, and MYMD believes the increasing emphasis on cost-containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as MYMD’s product candidates. In many countries, particularly the countries of the European Union, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, MYMD may be required to conduct a clinical trial that compares the cost-effectiveness of MYMD’s product candidate to other available therapies. In general, the prices of products under such systems are substantially lower than in the U.S. Other countries allow companies to fix their own prices for products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that MYMD is able to charge for its product candidates. Accordingly, in markets outside the U.S., the reimbursement for MYMD’s product candidates may be reduced compared with the U.S. and may be insufficient to generate commercially reasonable revenues and profits.

Moreover, increasing efforts by governmental and third-party payors, in the U.S. and internationally, to cap or reduce healthcare costs may cause such organizations to limit both coverage and level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for MYMD’s product candidates. MYMD expects to experience pricing pressures in connection with the sale of any of MYMD’s product candidates due to the trend toward managed healthcare, the increasing influence of certain third-party payors, such as health maintenance organizations, and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products into the healthcare market. Recently there have been instances in which third-party payors have refused to reimburse treatments for patients for whom the treatment is indicated in the FDA-approved product labeling. Even if MYMD is successful in obtaining FDA approvals to commercialize MYMD’s product candidates, MYMD cannot guarantee that MYMD will be able to secure reimbursement for all patients for whom treatment with MYMD’s product candidates is indicated.

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If third parties on which MYMD depends to conduct its planned pre-clinical studies or clinical trials, do not perform as contractually required, fail to satisfy regulatory or legal requirements or miss expected deadlines, MYMD’s development program could be delayed with adverse effects on MYMD’s business, financial condition, results of operations and prospects.

MYMD relies on third party CROs, CMOs, consultants and others to design, conduct, supervise and monitor key activities relating to, discovery, manufacturing, pre-clinical studies and clinical trials of MYMD’s product candidates, and MYMD intends to do the same for future activities relating to existing and future programs. Because MYMD relies on third parties and does not have the ability to conduct all required testing, discovery, manufacturing, preclinical studies or clinical trials independently, MYMD has less control over the timing, quality and other aspects of discovery, manufacturing, pre-clinical studies and clinical trials than MYMD would if MYMD conducted them on its own. These investigators, CROs, CMOs and consultants are not MYMD’s employees, and MYMD has limited control over the amount of time and resources that they dedicate to MYMD’s programs. These third parties may have contractual relationships with other entities, some of which may be MYMD’s competitors, which may draw time and resources from MYMD’s programs. The third parties MYMD contracts with might not be diligent or timely in conducting MYMD’s discovery, manufacturing, pre-clinical studies or clinical trials, resulting in discovery, manufacturing, pre-clinical studies or clinical trials being delayed or unsuccessful, in whole or in part.

If MYMD cannot contract with acceptable third parties on commercially reasonable terms, or at all, or if these third parties do not carry out their contractual duties, satisfy legal and regulatory requirements for the conduct of pre-clinical studies or clinical trials or meet expected deadlines, MYMD’s clinical development programs could be delayed and otherwise adversely affected. In all events, MYMD is responsible for ensuring that each of MYMD’s pre-clinical studies and clinical trials is conducted in accordance with the general investigational plan and protocols for the trial, as well as in accordance with GLP, GCPs and other applicable laws, regulations and standards. MYMD’s reliance on third parties that it does not control does not relieve MYMD of these responsibilities and requirements. The FDA and other regulatory authorities enforce GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If MYMD or any of these third parties fails to comply with applicable GCPs, the clinical data generated in its clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require MYMD to perform additional clinical trials before approving its marketing applications. MYMD cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of MYMD’s clinical trials have complied with GCPs. In addition, MYMD’s clinical trials must be conducted with product produced in accordance with cGMPs. MYMD’s failure to comply with these regulations may require it to repeat clinical trials, which could delay or prevent the receipt of regulatory approvals. Any such event could have an adverse effect on MYMD’s business, financial condition, results of operations and prospects.

MYMD faces significant competition in an environment of rapid pharmacological change and it is possible that MYMD’s competitors may achieve regulatory approval before MYMD or develop therapies that are more advanced or effective than MYMD’s, which may harm MYMD’s business, financial condition and MYMD’s ability to successfully market or commercialize MyMD-1, Supera-1R and MYMD’s other product candidates.

The biotechnology and pharmaceutical industries are characterized by rapidly changing technologies, competition and a strong emphasis on intellectual property. MYMD is aware of several companies focused on developing immunometabolic treatments in various indications as well as several companies addressing other treatments for anti-aging, anxiety and depression. MYMD may also face competition from large and specialty pharmaceutical and biotechnology companies, academic research institutions, government agencies and public and private research institutions that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing and commercialization.

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Several companies are focused on developing treatments for immunometabolic dysregulation in treatment of autoimmune disorders.

Many of MYMD’s potential competitors, alone or with their strategic partners, may have substantially greater financial, technical and other resources than MYMD does, such as larger research and development, clinical, marketing and manufacturing organizations. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of competitors. MYMD’s commercial opportunity could be reduced or eliminated if competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any product candidates that MYMD may develop. Competitors also may obtain FDA or other regulatory approval for their products more rapidly than MYMD may obtain approval for its products, which could result in MYMD’s competitors establishing a strong market position before MYMD is able to enter the market, if ever. Additionally, new or advanced technologies developed by MYMD’s competitors may render MYMD’s current or future product candidates uneconomical or obsolete, and MYMD may not be successful in marketing its product candidates against competitors.

The manufacture of drugs is complex, and MYMD’s third-party manufacturers may encounter difficulties in production. If any of MYMD’s third-party manufacturers encounter such difficulties, MYMD’s ability to provide supply of MyMD-1, Supera-1R or MYMD’s other product candidates for clinical trials, MYMD’s ability to obtain marketing approval, or MYMD’s ability to provide supply of MYMD’s product candidates for patients, if approved, could be delayed or stopped.

MYMD intends to establish manufacturing relationships with a limited number of suppliers to manufacture raw materials, the drug substance and finished product of any product candidate for which MYMD is responsible for pre-clinical or clinical development. Each supplier may require licenses to manufacture such components if such processes are not owned by the supplier or in the public domain. As part of any marketing approval, a manufacturer and its processes are required to be qualified by the FDA prior to regulatory approval. If supply from the approved vendor is interrupted, there could be a significant disruption in commercial supply. An alternative vendor would need to be qualified through an NDA supplement which could result in further delay. The FDA or other regulatory agencies outside of the U.S. may also require additional studies if a new supplier is relied upon for commercial production. Switching vendors may involve substantial costs and is likely to result in a delay in MYMD’s desired clinical and commercial timelines.

The process of manufacturing drugs is complex, highly-regulated and subject to multiple risks. Manufacturing drugs is highly susceptible to product loss due to contamination, equipment failure, improper installation or operation of equipment, vendor or operator error, inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered at the facilities of MYMD’s manufacturers, such facilities may need to be closed for an extended period of time to investigate and remedy the contamination, which could delay clinical trials and adversely harm MYMD’s business. Moreover, if the FDA determines that MYMD’s CMOs are not in compliance with FDA laws and regulations, including those governing cGMPs, the FDA may deny NDA approval until the deficiencies are corrected or MYMD replaces the manufacturer in MYMD’s NDA with a manufacturer that is in compliance. In addition, approved products and the facilities at which they are manufactured are required to maintain ongoing compliance with extensive FDA requirements and the requirements of other similar agencies, including ensuring that quality control and manufacturing procedures conform to cGMP requirements. As such, MYMD’s CMOs are subject to continual review and periodic inspections to assess compliance with cGMPs. Furthermore, although MYMD does not have day-to-day control over the operations of its CMOs, it is responsible for ensuring compliance with applicable laws and regulations, including cGMPs.

In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with good manufacturing practices, lot consistency and timely availability of raw materials. Even if MYMD’s collaborators obtain regulatory approval for any of MYMD’s product candidates, there is no assurance that manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA or other regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential launch of the product or to meet potential future demand. If MYMD’s manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization, commercialization efforts would be impaired, which would have an adverse effect on MYMD’s business, financial condition, results of operations and prospects.

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Risks Related to Government Regulation

Enacted and future legislation may increase the difficulty and cost for MYMD to commercialize and obtain marketing approval of MYMD’s product candidates and may affect the prices MYMD may set.

Existing regulatory policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of MYMD’s product candidates. MYMD cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad. If MYMD is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if MYMD is not able to maintain regulatory compliance, MYMD may lose any marketing approval that MYMD may have obtained, and MYMD may not achieve or sustain profitability.

For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the Affordable Care Act (“ACA”), was enacted to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for health care and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. As implementation of the ACA is ongoing, the law appears likely to continue the downward pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase MYMD’s regulatory burdens and operating costs.

The current U.S. presidential administration and U.S. Congress have sought and may continue to seek to, modify, repeal or otherwise replace certain aspects of the ACA. By way of example, the Tax Cuts and Jobs Act
(the “TCJA”), was enacted, effective January 1, 2019, and included, among other things, a provision repealing the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” There have been subsequent challenges to the constitutionality of the ACA following the repeal of the individual mandate. A case is currently pending before the U.S. Supreme Court, although it is unclear when a decision will be made or how the Supreme Court will rule. In addition, there may be other efforts to challenge, repeal or replace the ACA. MYMD is continuing to monitor any changes to the ACA that, in turn, may potentially impact its business in the future.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year, effective April 1, 2013, which, due to subsequent legislative amendments, will stay in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2020 implemented under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) which was signed into law on March 27, 2020, unless additional Congressional action is taken. In addition, in January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for MYMD’s drugs, if approved, and accordingly, MYMD’s financial operations.

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MYMD expects that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that MYMD receives for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent MYMD from being able to generate revenue, attain profitability, or commercialize MYMD’s product candidates.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. MYMD cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of MYMD’s product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject MYMD to more stringent product labeling and post-marketing testing and other requirements.

The FDA’s ability to review and approve new products may be hindered by a variety of factors, including budget and funding levels, ability to hire and retain key personnel, statutory, regulatory and policy changes and global health concerns.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect MYMD’s business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical employees and stop critical activities.

The ability of the FDA and other government agencies to properly administer their functions is highly dependent on the levels of government funding and the ability to fill key leadership appointments, among various factors. Delays in filling or replacing key positions could significantly impact the ability of the FDA and other agencies to fulfill their functions and could greatly impact healthcare and the pharmaceutical industry.

Separately, in response to the COVID-19 pandemic, on March 10, 2020, the FDA announced its intention to postpone most foreign inspections of manufacturing facilities and, subsequently, on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Regulatory authorities outside the U.S. may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. Subsequently, on July 10, 2020 the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Regulatory authorities outside the U.S. may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process MYMD’s regulatory submissions, which could have a material adverse effect on MYMD’s business.

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MYMD’s operations and relationships with future customers, providers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose MYMD to penalties including criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which MYMD obtains marketing approval. MYMD’s future arrangements with providers, third-party payors and customers will subject MYMD to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which MYMD markets, sells and distributes any product candidates for which MYMD obtains marketing approval.

Restrictions under applicable U.S. federal and state healthcare laws and regulations include the following:

●	the federal Anti-Kickback Statute (“AKS”) prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the AKS or specific intent to violate it in order to have committed a violation;
●	federal false claims laws, including the federal False Claims Act, imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items or services resulting from a violation of the AKS constitutes a false or fraudulent claim for purposes of the civil False Claims Act;
●	the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) imposes criminal and civil liability for, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters. Similar to the AKS, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;
●	the federal Physician Payment Sunshine Act of 2010 (“PPSA”) requires applicable manufacturers of covered drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report payments and other transfers of value provided during the previous year to physicians, as defined by such law, certain other healthcare providers starting in 2022 (for payments made in 2021), and teaching hospitals, as well as certain ownership and investment interests held by such physicians and their immediate family, which includes annual data collection and reporting obligations;
●	analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and
●	some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures.

Efforts to ensure that MYMD’s business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that MYMD’s business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If MYMD’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to MYMD, MYMD may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of product candidates from government-funded healthcare programs, such as Medicare and Medicaid, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of MYMD’s operations. If any of the physicians or other healthcare providers or entities with whom MYMD expects to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.

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Risks Related to MYMD’s Intellectual Property

MYMD’s success depends in part on its ability to obtain, maintain and protect its intellectual property. It is difficult and costly to protect MYMD’s proprietary rights and technology, and MYMD may not be able to ensure their protection.

MYMD’s commercial success will depend in large part on obtaining and maintaining patent, trademark, trade secret and other intellectual property protection of MYMD’s proprietary technologies and product candidates, which include MyMD-1, Supera-1R and the other product candidates MYMD has in development, their respective components, formulations, combination therapies, methods used to manufacture them and methods of treatment, as well as successfully defending MYMD’s patents and other intellectual property rights against third-party challenges. MYMD’s ability to stop unauthorized third parties from making, using, selling, offering to sell, importing or otherwise commercializing MYMD’s product candidates is dependent upon the extent to which MYMD has rights under valid and enforceable patents or trade secrets that cover these activities. If MYMD is unable to secure and maintain patent protection for any product or technology MYMD develops, or if the scope of the patent protection secured is not sufficiently broad, MYMD’s competitors could develop and commercialize products and technology similar or identical to MYMD’s, and MYMD’s ability to commercialize any product candidates MYMD may develop may be adversely affected.

The patenting process is expensive and time-consuming, and MYMD may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, MYMD may not pursue or obtain patent protection in all relevant markets. It is also possible that MYMD will fail to identify patentable aspects of MYMD’s research and development activities before it is too late to obtain patent protection. Moreover, in some circumstances, MYMD may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that MYMD licenses from or licenses to third parties and may be reliant on MYMD’s licensors or licensees to do so. MYMD’s pending and future patent applications may not result in issued patents. Even if patent applications MYMD licenses or owns currently or in the future issue as patents, they may not issue in a form that will provide MYMD with adequate protection, prevent competitors or other third parties from competing with MYMD, or otherwise provide MYMD with any competitive advantage. Any patents that MYMD holds or in-licenses may be challenged, narrowed, circumvented or invalidated by third parties. Consequently, MYMD does not know whether any of MYMD’s platform advances and product candidates will be protectable or remain protected by valid and enforceable patents. In addition, MYMD’s existing patents and any future patents MYMD obtains may not be sufficiently broad to prevent others from using MYMD’s technology or from developing competing products and technologies.

MYMD’s strategy of obtaining rights to key technologies through in-licenses may not be successful.

The future growth of MYMD’s business may depend in part on MYMD’s ability to in-license or otherwise acquire the rights to additional product candidates and technologies. Although MYMD has succeeded in licensing technology from AbbVie Inc. in the past, MYMD cannot assure you that MYMD will be able to in-license or acquire the rights to any product candidates or technologies from third parties on acceptable terms or at all.

For example, MYMD’s agreements with certain of its third-party research partners provide that improvements developed in the course of its relationship may be owned solely by either MYMD or its third-party research partner, or jointly between MYMD and the third party. If MYMD determines that exclusive rights to such improvements owned solely by a research partner or other third party with whom MYMD collaborates are necessary to commercialize MYMD’s drug candidates or maintain MYMD’s competitive advantage, MYMD may need to obtain an exclusive license from such third party in order to use the improvements and continue developing, manufacturing or marketing MYMD’s drug candidates. MYMD may not be able to obtain such a license on an exclusive basis, on commercially reasonable terms, or at all, which could prevent MYMD from commercializing its drug candidates or allow MYMD’s competitors or others the opportunity to access technology that is important to MYMD’s business. MYMD also may need the cooperation of any co-owners of MYMD’s intellectual property in order to enforce such intellectual property against third parties, and such cooperation may not be provided to MYMD.

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In addition, the in-licensing and acquisition of these technologies is a highly competitive area, and a number of more established companies are also pursuing strategies to license or acquire product candidates or technologies that MYMD may consider attractive. These established companies may have a competitive advantage over MYMD due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive MYMD to be a competitor may be unwilling to license rights to MYMD. Furthermore, MYMD may be unable to identify suitable product candidates or technologies within MYMD’s area of focus. If MYMD is unable to successfully obtain rights to suitable product candidates or technologies, MYMD’s business and prospects could be materially and adversely affected.

If MYMD is unable to protect the confidentiality of its trade secrets, MYMD’s business and competitive position would be harmed.

In addition to patent protection, MYMD relies upon know-how and trade secret protection, as well as non-disclosure agreements and invention assignment agreements with MYMD’s employees, consultants and third-parties, to protect MYMD’s confidential and proprietary information, especially where MYMD does not believe patent protection is appropriate or obtainable.

It is MYMD’s policy to require MYMD’s employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with MYMD. These agreements provide that all confidential information concerning MYMD’s business or financial affairs developed or made known to the individual or entity during the course of the party’s relationship with MYMD is to be kept confidential and not disclosed to third parties, except in certain specified circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual, and that are related to MYMD’s current or planned business or research and development or made during normal working hours, on MYMD’s premises or using MYMD’s equipment or proprietary information (or as otherwise permitted by applicable law), are MYMD’s exclusive property. In the case of consultants and other third parties, the agreements provide that all inventions conceived in connection with the services provided are MYMD’s exclusive property. However, MYMD cannot guarantee that MYMD has entered into such agreements with each party that may have or have had access to MYMD’s trade secrets or proprietary technology and processes. MYMD has also adopted policies and conducts training that provides guidance on MYMD’s expectations, and MYMD’s advice for best practices, in protecting its trade secrets. Despite these efforts, any of these parties may breach the agreements and disclose MYMD’s proprietary information, including its trade secrets, and MYMD may not be able to obtain adequate remedies for such breaches.

In addition to contractual measures, MYMD tries to protect the confidential nature of MYMD’s proprietary information through other appropriate precautions, such as physical and technological security measures. However, trade secrets and know-how can be difficult to protect. These measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for MYMD’s proprietary information. MYMD’s security measures may not prevent an employee or consultant from misappropriating MYMD’s trade secrets and providing them to a competitor, and any recourse MYMD might take against this type of misconduct may not provide an adequate remedy to protect MYMD’s interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, trade secrets may be independently developed by others in a manner that could prevent MYMD from receiving legal recourse. If any of MYMD’s confidential or proprietary information, such as its trade secrets, were to be disclosed or misappropriated, such as through a data breach, or if any of that information was independently developed by a competitor, MYMD’s competitive position could be harmed. Additionally, certain trade secret and proprietary information may be required to be disclosed in submissions to regulatory authorities. If such authorities do not maintain the confidential basis of such information or disclose it as part of the basis of regulatory approval, MYMD’s competitive position could be adversely affected.

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Third-party claims of intellectual property infringement may prevent, delay or otherwise interfere with MYMD’s product discovery and development efforts.

MYMD’s commercial success depends in part on MYMD’s ability to develop, manufacture, market and sell MYMD’s product candidates and use MYMD’s proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property or other proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference, derivation, inter partes review, post grant review, and reexamination proceedings before the United States Patent and Trademark Office (“USPTO”) or oppositions and other comparable proceedings in foreign jurisdictions. MYMD may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that MYMD’s product candidates and/or proprietary technologies infringe, misappropriate or otherwise violate their intellectual property rights. Numerous U.S. and foreign issued patents and pending patent applications that are owned by third parties exist in the fields in which MYMD is developing MYMD’s product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that MYMD’s product candidates may give rise to claims of infringement of the patent rights of others. Moreover, it is not always clear to industry participants, including MYMD, which patents cover various types of drugs, products or their methods of use or manufacture. Thus, because of the large number of patents issued and patent applications filed in MYMD’s field, third parties may allege they have patent rights encompassing MYMD’s product candidates, technologies or methods.

If a third-party claims that MYMD infringes, misappropriates or otherwise violates its intellectual property rights, MYMD may face a number of issues, including, but not limited to:

●	infringement and other intellectual property claims that, regardless of merit, may be expensive and time-consuming to litigate and may divert MYMD’s management’s attention from its core business;
●	substantial damages for infringement, which MYMD may have to pay if a court decides that the product candidate or technology at issue infringes on or violates the third party’s rights, and, if the court finds that the infringement was willful, MYMD could be ordered to pay treble damages plus the patent owner’s attorneys’ fees;
●	a court prohibiting MYMD from developing, manufacturing, marketing or selling MYMD’s product candidates, or from using MYMD’s proprietary technologies, unless the third-party licenses its product rights or proprietary technology to MYMD, which it is not required to do, on commercially reasonable terms or at all;
●	if a license is available from a third party, MYMD may have to pay substantial royalties, upfront fees and other amounts, and/or grant cross-licenses to intellectual property rights for MYMD’s product candidates;
●	the requirement that MYMD redesign its product candidates or processes so they do not infringe, which may not be possible or may require substantial monetary expenditures and time; and
●	there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of MYMD’s common stock.

Some of MYMD’s competitors may be able to sustain the costs of complex patent litigation more effectively than MYMD can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on MYMD’s ability to raise the funds necessary to continue MYMD’s operations or could otherwise have a material adverse effect on MYMD’s business, financial condition, results of operations and prospects.

Third parties may assert that MYMD is employing their proprietary technology without authorization, including by enforcing its patents against MYMD by filing a patent infringement lawsuit against MYMD. In this regard, patents issued in the U.S. by law enjoy a presumption of validity that can be rebutted only with evidence that is “clear and convincing,” a heightened standard of proof.

There may be third-party patents of which MYMD is currently unaware with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of MYMD’s product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that MYMD’s product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of MYMD’s technologies infringes upon these patents.

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If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of MYMD’s product candidates, or materials used in or formed during the manufacturing process, or any final product itself, the holders of those patents may be able to block MYMD’s ability to commercialize MYMD’s product candidates unless MYMD obtains a license under the applicable patents, or until those patents were to expire or those patents are finally determined to be invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of MYMD’s formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of that patent may be able to block MYMD’s ability to develop and commercialize a product candidate unless MYMD obtains a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, a license may not be available on commercially reasonable terms, or at all, particularly if such patent is owned or controlled by one of MYMD’s primary competitors. If MYMD is unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, MYMD’s ability to commercialize MYMD’s product candidates may be impaired or delayed, which could significantly harm MYMD’s business. Even if MYMD obtains a license, it may be non-exclusive, thereby giving MYMD’s competitors access to the same technologies licensed to MYMD. In addition, if the breadth or strength of protection provided by MYMD’s patents and patent applications is threatened, it could dissuade companies from collaborating with MYMD to license, develop or commercialize current or future product candidates.

Parties making claims against MYMD may seek and obtain injunctive or other equitable relief, which could effectively block MYMD’s ability to further develop and commercialize MYMD’s product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee time and resources from MYMD’s business. In the event of a successful claim of infringement against MYMD, MYMD may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign MYMD’s infringing products, which may be impossible or require substantial time and monetary expenditure. MYMD cannot predict whether any license of this nature would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, MYMD may need to obtain licenses from third parties to advance MYMD’s research or allow commercialization of MYMD’s product candidates and MYMD may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, MYMD would be unable to further develop and commercialize MYMD’s product candidates, which could significantly harm MYMD’s business.

MYMD may be involved in lawsuits to protect or enforce its patents or the patents of its licensors, which could be expensive, time-consuming and unsuccessful and could result in a finding that such patents are unenforceable or invalid.

Competitors may infringe MYMD’s patents or the patents of its licensors. To counter infringement or unauthorized use, MYMD may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that one or more of MYMD’s patents is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that MYMD’s patents do not cover the technology in question.

In patent litigation in the U.S., defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the U.S. or abroad, even outside the context of litigation. These types of mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). These types of proceedings could result in revocation or amendment to MYMD’s patents such that they no longer cover MYMD’s product candidates. The outcome for any particular patent following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, MYMD cannot be certain that there is no invalidating prior art, of which MYMD, MYMD’s patent counsel and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, or if MYMD is otherwise unable to adequately protect MYMD’s rights, MYMD would lose at least part, and perhaps all, of the patent protection on MYMD’s product candidates. Defense of these types of claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from MYMD’s business.

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Conversely, MYMD may choose to challenge the patentability of claims in a third party’s U.S. patent by requesting that the USPTO review the patent claims in re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings), or MYMD may choose to challenge a third party’s patent in patent opposition proceedings in the Canadian Intellectual Property Office (“CIPO’) the European Patent Office (“EPO”) or another foreign patent office. Even if successful, the costs of these opposition proceedings could be substantial, and may consume MYMD’s time or other resources. If MYMD fails to obtain a favorable result at the USPTO, CIPO, EPO or other patent office then MYMD may be exposed to litigation by a third party alleging that the patent may be infringed by MYMD’s product candidates or proprietary technologies.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of MYMD’s confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, that perception could have a substantial adverse effect on the price of MYMD’s common stock. Any of the foregoing could have a material adverse effect on MYMD’s business financial condition, results of operations and prospects.

MYMD has limited foreign intellectual property rights and may not be able to protect its intellectual property rights throughout the world.

MYMD currently has limited intellectual property rights outside the U.S. Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and MYMD’s intellectual property rights in some countries outside the U.S. can be less extensive than those in the U.S. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. For example, patents covering therapeutic methods-of-use are not available in certain foreign countries. Consequently, MYMD may not be able to prevent third parties from practicing MYMD’s inventions in all countries outside the U.S., or from selling or importing products made using MYMD’s inventions in and into the U.S. or other jurisdictions. Competitors may use MYMD’s technologies in jurisdictions where MYMD does not have or has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where MYMD has patent protection but where enforcement is not as strong as that in the U.S. These products may compete with MYMD’s product candidates in jurisdictions where MYMD does not have any issued patents and MYMD’s patent claims or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biopharmaceutical products, which could make it difficult for MYMD to stop the infringement of MYMD’s patents or marketing of competing products against third parties in violation of MYMD’s proprietary rights generally. The initiation of proceedings by third parties to challenge the scope or validity of MYMD’s patent rights in foreign jurisdictions could result in substantial cost and divert MYMD’s efforts and attention from other aspects of MYMD’s business. Proceedings to enforce MYMD’s patent rights in foreign jurisdictions could result in substantial costs and divert MYMD’s efforts and attention from other aspects of MYMD’s business, could put MYMD’s patents at risk of being invalidated or interpreted narrowly and MYMD’s patent applications at risk of not issuing and could provoke third parties to assert claims against MYMD. MYMD may not prevail in any lawsuits that MYMD initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, MYMD’s efforts to enforce MYMD’s intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that MYMD develops or licenses.

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Obtaining and maintaining MYMD’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and MYMD’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign patent agencies also require compliance with a number of procedural, documentary, fee payment and other provisions during the patent application process and following the issuance of a patent. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable laws and rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. Were a noncompliance event to occur, MYMD’s competitors might be able to enter the market, which would have a material adverse effect on MYMD’s business financial condition, results of operations and prospects.

Changes in patent law in the U.S. and in non-U.S. jurisdictions could diminish the value of patents in general, thereby impairing MYMD’s ability to protect its product candidates.

As is the case with other pharmaceutical companies, MYMD’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the pharmaceutical industry involve both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain.

Past or future patent reform legislation could increase the uncertainties and costs surrounding the prosecution of MYMD’s patent applications and the enforcement or defense of MYMD’s issued patents. For example, in March 2013, under the Leahy-Smith America Invents Act (“America Invents Act”), the U.S. moved from a “first to invent” to a “first-to-file” patent system. Under a “first-to-file” system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on the invention regardless of whether another inventor had made the invention earlier. The America Invents Act includes a number of other significant changes to U.S. patent law, including provisions that affect the way patent applications are prosecuted, redefine prior art and establish a new post-grant review system. The effects of these changes continue to evolve as the USPTO continues to promulgate new regulations and procedures in connection with the America Invents Act and many of the substantive changes to patent law, including the “first-to-file” provisions, only became effective in March 2013. In addition, the courts have yet to address many of these provisions and the applicability of the act and new regulations on the specific patents discussed in this filing have not been determined and would need to be reviewed. Moreover, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of MYMD’s patent applications and the enforcement or defense of MYMD’s issued patents.

Recent cases by the U.S. Supreme Court have held that certain methods of treatment or diagnosis are not patent-eligible. U.S. law regarding patent-eligibility continues to evolve. While MYMD does not believe that any of MYMD’s owned or in-licensed patents will be found invalid based on these changes to US patent law, MYMD cannot predict how future decisions by the courts, the U.S. Congress or the USPTO may impact the value of MYMD’s patents. Any similar adverse changes in the patent laws of other jurisdictions could also have a material adverse effect on MYMD’s business, financial condition, results of operations and prospects.

Patent terms may be inadequate to protect MYMD’s competitive position on its product candidates for an adequate amount of time.

Patents have a limited lifespan. In the U.S., if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering MYMD’s product candidates are obtained, once the patent life has expired, MYMD may be open to competition from competitive products, including generics. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting MYMD’s product candidates might expire before or shortly after MYMD or MYMD’s partners commercialize those candidates. As a result, MYMD’s owned and licensed patent portfolio may not provide MYMD with sufficient rights to exclude others from commercializing products similar or identical to MYMD’s.

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If MYMD does not obtain patent term extension for any product candidates it may develop, MYMD’s business may be materially harmed.

Depending upon the timing, duration and specifics of any FDA marketing approval of any product candidates MYMD may develop, one or more of MYMD’s U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, (the “Hatch-Waxman Amendments”). The Hatch-Waxman Amendments permit a patent extension term of up to five years as compensation for patent term lost during clinical trials and the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent per product may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. U.S. and ex-U.S. law concerning patent term extensions and foreign equivalents continue to evolve. Even if MYMD were to seek a patent term extension, it may not be granted because of, for example, the failure to exercise due diligence during the testing phase or regulatory review process, the failure to apply within applicable deadlines, the failure to apply prior to expiration of relevant patents, or any other failure to satisfy applicable requirements. Moreover, the applicable time period of extension or the scope of patent protection afforded could be less than MYMD requests. If MYMD is unable to obtain patent term extension or term of any such extension is less than it requests, MYMD’s competitors may obtain approval of competing products following MYMD’s patent expiration sooner than expected, and MYMD’s business, financial condition, results of operations and prospects could be materially harmed.

Risks Related to Employee Matters, Managing Growth and Other Risks Related to MYMD’s Business

MYMD must attract and retain highly skilled employees to succeed.

To succeed, MYMD must recruit, retain, manage and motivate qualified clinical, scientific, technical and management personnel, and MYMD faces significant competition for experienced personnel. If MYMD does not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect MYMD’s ability to execute its business plan, harm MYMD’s results of operations and increase MYMD’s capabilities to successfully commercialize MyMD-1, Supera-1R and MYMD’s other product candidates. The competition for qualified personnel in the biotechnology field is intense and as a result, MYMD may be unable to continue to attract and retain qualified personnel necessary for the development of MYMD’s business or to recruit suitable replacement personnel.

Many of the other biotechnology companies that MYMD competes against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than MYMD does. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what MYMD has to offer. If MYMD is unable to continue to attract and retain high-quality personnel, the rate and success at which MYMD can discover and develop product candidates and MYMD’s business will be limited.

If MYMD fails to comply with environmental, health, and safety laws and regulations, MYMD could become subject to fines or penalties or incur costs that could harm MYMD’s business.

MYMD will become subject to numerous environmental, health, and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. MYMD’s operations will involve the use of hazardous materials, including chemicals and biological materials. MYMD’s operations also may produce hazardous waste products. MYMD generally anticipates contracting with third parties for the disposal of these materials and wastes. MYMD will not be able to eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from any use by MYMD of hazardous materials, MYMD could be held liable for any resulting damages, and any liability could exceed MYMD’s resources. MYMD also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

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Although MYMD maintains workers’ compensation insurance to cover MYMD for costs and expenses MYMD may incur due to injuries to MYMD’s employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities.

In addition, MYMD may incur substantial costs in order to comply with current or future environmental, health, and safety laws and regulations. These current or future laws and regulations may impair MYMD’s research, development or production efforts. MYMD’s failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

MYMD’s internal computer and information systems, or those used by its CROs, CMOs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of MYMD’s development programs.

Despite the implementation of appropriate security measures, MYMD’s internal computer and information systems and those of MYMD’s current and any future CROs, CMOs and other contractors or consultants may become vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in MYMD’s operations, it could result in a material disruption of MYMD’s development programs and MYMD’s business operations, whether due to a loss of MYMD’s trade secrets or other proprietary information or other similar disruptions. For example, the loss of data from completed or future pre-clinical studies or clinical trials could result in significant delays in MYMD’s regulatory approval efforts and significantly increase MYMD’s costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, MYMD’s data or applications, or inappropriate disclosure of confidential or proprietary information, MYMD could incur liability, MYMD’s competitive position could be harmed and the further development and commercialization of MYMD’s product candidates could be significantly delayed. MYMD’s internal information technology systems and infrastructure are also vulnerable to damage from natural disasters, terrorism, war, telecommunication and electrical failures. System failures or outages, including any potential disruptions due to significantly increased global demand on certain cloud-based systems during the COVID-19 pandemic, could compromise MYMD’s ability to perform its day-to-day operations, which could harm its ability to conduct business or delay its financial reporting. Such failures could materially adversely affect MYMD’s operating results and financial condition.

MYMD may be unable to adequately protect its information systems from cyberattacks, which could result in the disclosure of confidential information, damage MYMD’s reputation, and subject MYMD to significant financial and legal exposure.

Cyberattacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyberattacks could include wrongful conduct by hostile foreign governments, industrial espionage, wire fraud and other forms of cyber fraud, the deployment of harmful malware, denial-of-service, social engineering fraud or other means to threaten data confidentiality, integrity and availability. A successful cyberattack could cause serious negative consequences for MYMD, including, without limitation, the disruption of operations, the misappropriation of confidential business information, including financial information, trade secrets, financial loss and the disclosure of corporate strategic plans. The COVID-19 pandemic is generally increasing the attack surface available to criminals, as more companies and individuals work online and work remotely, and as such, the risk of a cybersecurity incident potentially occurring, and MYMD’s investment in risk mitigations against such an incident, is increasing. For example, there has been an increase in phishing and spam emails as well as social engineering attempts from “hackers” hoping to use the recent COVID-19 pandemic to their advantage.

Although MYMD devotes resources to protect its information systems, MYMD realizes that cyberattacks are a threat, and there can be no assurance that MYMD’s efforts will prevent information security breaches that would result in business, legal, financial or reputational harm to MYMD, or would have a material adverse effect on MYMD’s results of operations and financial condition.

In addition, the computer systems of various third parties on which MYMD relies, including its CROs, CMOs and other contractors, consultants and law and accounting firms, may sustain damage from computer viruses, unauthorized access, data breaches, phishing attacks, cybercriminals, natural disasters (including hurricanes and earthquakes), terrorism, war and telecommunication and electrical failures. MYMD relies on its third-party providers to implement effective security measures and identify and correct for any such failures, deficiencies or breaches.

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Risks Related to the Business of Akers Prior to the Consummation of the Merger

Akers has a history of operating losses and Akers cannot guarantee that it can ever achieve sustained profitability.

Akers has recorded a net loss attributable to common stockholders in most reporting periods since its inception. Akers had a net loss of $14,293,864 during the nine months ended September 30, 2020. Its accumulated deficit at September 30, 2020 was $133,876,994. On account of the unfavorable factors existing within its rapid, point-of-care screening and testing products business, Akers ceased the production and sale of its screening testing products. Akers is focusing on the development and manufacturing of its COVID-19 Vaccine Candidate, or combination product candidate in partnership with Premas and expects to incur additional operating losses for the foreseeable future. As part of Akers’ efforts to increase shareholder value, on November 11, 2020, Akers entered into the Merger Agreement with MYMD, pursuant to which Merger Sub will merge with and into MYMD, with MYMD becoming Akers’ wholly owned subsidiary. For risks related to the merger, please see risk factors set forth under the heading “— Risks Related to the Proposed Merger” herein. However, there can be no assurance of success in reducing Akers’ loss, becoming profitable, or having sufficient cash to develop a COVID-19 Vaccine Candidate or to complete the consummation of the merger.

Akers may fail to realize the anticipated benefits of its acquisition of Cystron and those benefits may take longer to realize than expected.

On March 23, 2020, Akers entered into the MIPA with the Cystron Sellers, pursuant to which Akers acquired the Cystron Membership Interests. Cystron is a party to a License and Development Agreement (the “Initial License Agreement”) with Premas. As a condition to Akers’ entry into the MIPA, Cystron amended and restated the Initial License Agreement on March 19, 2020 (as amended and restated, the “License Agreement”). Pursuant to the License Agreement, Premas granted Cystron, amongst other things, an exclusive license with respect to Premas’ vaccine platform for the development of the COVID-19 Vaccine Candidate. Akers’ ability to realize the anticipated benefits of the acquisition will depend, to a large extent, on Akers’ ability to produce an effective vaccine against COVID-19. The development of the COVID-19 Vaccine Candidate is in very early stages and there is no assurance that Akers will be able to produce an effective vaccine. Moreover, Akers has the right to terminate the License Agreement on a country-by-country basis for any reason or for no reason at any time upon sixty (60) days’ prior written notice to Premas, and may decide to cease development of the COVID-19 Vaccine Candidate and terminate the License Agreement. The failure to produce the COVID-19 Vaccine Candidate or termination of the License Agreement could adversely affect Akers’ business, financial condition and results of operations. In addition, Akers has incurred and expects to incur significant expenses related to the acquisition. These expenses include, but are not limited to, the Common Stock Consideration (as defined in the MIPA), a cash consideration of $1.0 million, related contingent fees, legal fees and other related fees and expenses. Many of these expenses have been paid or will be payable by Akers regardless of Akers’ ability to successfully develop the COVID-19 Vaccine Candidate, and Akers will not be able to recover these expenses in the event that it fails to develop the COVID-19 Vaccine Candidate.

Akers’ pursuit of the COVID-19 Vaccine Candidate is at an early stage. Akers has not previously tested its rapid response capability and may be unable to produce a vaccine that successfully treats the virus in a timely manner, if at all.

In response to the COVID-19 pandemic, Akers is pursuing the rapid development of the COVID-19 Vaccine. Akers’ development of the COVID-19 Vaccine Candidate is in early stages, and it may be unable to produce the COVID-19 Vaccine Candidate. Additionally, Akers’ ability to develop an effective COVID-19 Vaccine Candidate depends on the success of its rapid response capability, which Akers has not previously tested and which will need to be funded by third parties in order to enable Akers to have sufficient capacity to respond to a global health challenge. If the COVID-19 pandemic is effectively contained or the risk of COVID-19 infection is diminished or eliminated before Akers can successfully develop and manufacture a COVID-19 Vaccine Candidate, including availabilities of effective vaccines, Akers may be unable to successfully generate revenue from the manufacturing of the COVID-19 Vaccine Candidate. Akers is also committing financial resources and personnel to the development of the COVID-19 Vaccine Candidate which may divert resources from other transactions, despite uncertainties surrounding the longevity and extent of COVID-19 as a global health concern. Akers’ business could be negatively impacted by its allocation of significant resources to a global health threat that is unpredictable and could rapidly dissipate or against which the COVID-19 Vaccine Candidate, if developed, may not be partially or fully effective.

Akers’ acquisition of Cystron could result in additional costs, integration or operating difficulties, dilution and other adverse consequences.

In connection with the acquisition of the Cystron and in pursuit of developing the COVID-19 Vaccine Candidate, Akers may:

●	issue equity securities that may substantially dilute its stockholders’ percentage of ownership;
●	be obligated to make milestone, royalty or other contingent or non-contingent payments; and
●	incur debt or non-recurring and other charges, or assume liabilities.

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In addition, the process of integrating Cystron’s business may create operating difficulties and expenditures and pose numerous additional risks to Akers’ operations, including:

●	failure to develop, manufacture or supply the COVID-19 Vaccine Candidate economically or successfully commercialize or achieve market acceptance of the COVID-19 Vaccine Candidate;
●	exposure to liabilities of Cystron, including known or unknown risks relating to the validity or enforceability of exclusivity rights and generic competition;
●	adverse effects on Akers’ operating results or financial condition, including due to expenditures or acquisition-related costs, costs of commercialization or amortization or impairment costs for acquired goodwill and other intangible assets;
●	impairment of relationships with key suppliers and manufacturers due to changes in management and ownership and difficulty in maintaining existing agreements, licenses and other arrangements or rights on substantially similar terms as existed prior to the acquisition;
●	regulatory changes and market dynamics after the acquisition; and
●	potential loss of key employees, particularly those of the acquired entity.

If any of the above events (or more) occur, or if Akers cannot effectively manage or respond to such events following the acquisition, they may have material adverse effect on Akers’ business, results of operations and financial condition.

Cystron is dependent on technologies that it has licensed, and Cystron may need to license in the future, and if Cystron fails to obtain licenses it needs, or fails to comply with its payment obligations in the agreements under which Cystron in-licenses intellectual property and other rights from third parties, Cystron could lose its ability to develop a COVID-19 Vaccine Candidate.

Cystron currently is dependent on a license from Premas for its key technologies. Any failure to make the payments required by the License Agreement may permit Premas to terminate the license. If Cystron were to lose or otherwise be unable to maintain the license for any reason, it would halt Cystron’s ability to develop a COVID-19 Vaccine Candidate. The foregoing could result in a material adverse effect on Akers’ business or results of operations.

In addition, Cystron does not own the patents or patent applications that it licenses, and as such, Cystron may need to rely upon Premas to properly prosecute and maintain those patent applications and prevent infringement of those patents. If Premas is unable to adequately protect the proprietary intellectual property Cystron licenses from legal challenges, or if Cystron is unable to enforce such licensed intellectual property against infringement or alternative technologies, Akers will not be able to compete effectively in the drug discovery and development business.

Akers operates in a highly competitive industry.

Akers faces, and will continue to face, intense competition from large pharmaceutical companies, specialty pharmaceutical and biotechnology companies as well as academic and research institutions pursuing research and development of technologies, drugs or other therapies that would compete with its products or product candidates. The pharmaceutical market is highly competitive, subject to rapid technological change and significantly affected by existing rival drugs and medical procedures, new product introductions and the market activities of other participants. Akers’ competitors may develop products more rapidly or more effectively than Akers. If Akers’ competitors are more successful in commercializing their products than Akers, their success could adversely affect Akers’ competitive position and harm its business prospects and may also lead to the diversion of funding away from Akers and toward other companies.

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Specifically, the competitive landscape of potential COVID-19 vaccines and treatment therapies has been rapidly developing since the beginning of the COVID-19 pandemic, with several hundreds of companies claiming to be investigating possible candidates and approximately 3,900 studies registered worldwide as investigating COVID-19 (source: clinicaltrials.gov). Given the global footprint and the widespread media attention on the COVID-19 pandemic, there are efforts by public and private entities to develop a vaccine against SARS-CoV-2 as soon as possible, including large, multinational pharmaceutical companies such as AstraZeneca, GlaxoSmithKline, Johnson & Johnson, Moderna, Pfizer, and Sanofi, with vaccine candidates that are currently at more advanced stage of development than Akers’ COVID-19 Vaccine Candidate. In December 2020, the FDA has begun to issue emergency use authorizations for vaccines developed by certain of these large, multinational pharmaceutical companies and it is possible that additional vaccines developed by such large, multinational pharmaceutical companies may receive further approvals and authorizations in the near term. Those other entities may develop COVID-19 vaccines that are more effective than any vaccine Akers may develop, may develop a COVID-19 vaccine that becomes the standard of care, may develop a COVID-19 vaccine at a lower cost or earlier than Akers is able to jointly develop any COVID-19 vaccine, or may be more successful at commercializing a COVID-19 vaccine. Many of these other organizations are much larger than Akers is and have access to larger pools of capital, and as such, are able to fund and carry on larger research and development initiatives. Such other entities may have greater development capabilities than Akers does and have substantially greater experience in undertaking nonclinical and clinical testing of vaccine candidates, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. Akers’ competitors may also have greater name recognition and better access to customers. In addition, based on the competitive landscape, additional COVID-19 vaccines or therapeutics may continue to be approved to be marketed. Should another party be successful in producing a more efficacious vaccine for COVID-19, such success could reduce the commercial opportunity for Akers’ COVID-19 Vaccine Candidate and could have a material adverse effect on its business, financial condition, results of operations and future prospects. Moreover, if Akers experiences delayed regulatory approvals or disputed clinical claims, Akers may not have a commercial or clinical advantage over competitors’ products that Akers believes it currently possesses. The success or failure of other entities, or perceived success or failure, may adversely impact Akers’ ability to obtain any future funding for its vaccine development efforts or for Akers to ultimately commercialize and market any vaccine candidate, if approved. In addition, Akers may not be able to compete effectively if its product candidates do not satisfy government procurement requirements with respect to biodefense products.

Akers’ business may be materially adversely affected by the COVID-19 pandemic.

In December 2019, a novel strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China and has reached multiple other countries, resulting in government-imposed quarantines, travel restrictions and other public health safety measures, including in the U.S. and India. On March 12, 2020, the WHO declared COVID-19 to be a global pandemic. The various precautionary measures taken by many governmental authorities around the world in order to limit the spread of COVID-19 has had and may continue to have an adverse effect on the global markets and global economy. Such government-imposed precautionary measures may have been relaxed in certain countries or states, but there is no assurance that more strict measures will not be put in place again due to a resurgence in COVID-19 cases.

The ultimate impact of the global COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. Akers does not yet know the full extent of potential delays or impacts on its business, its vaccine development efforts, healthcare systems or the global economy as a whole. However, the effects are likely to have a material impact on its operations, liquidity and capital resources, and Akers will continue to monitor the COVID-19 situation closely.

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In response to public health directives and orders, Akers has implemented work-from-home policies for many of its employees and temporarily modified its operations to comply with applicable social distancing recommendations. The effects of the orders and Akers’ related adjustments in its business are likely to negatively impact productivity, disrupt Akers’ business and delay its timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on Akers’ ability to conduct its business in the ordinary course. Similar health directives and orders are affecting third parties with whom Akers does business, including Premas, whose operations are located in India. Further, restrictions on Akers’ ability to travel, stay-at-home orders and other similar restrictions on Akers’ business have limited its ability to support its operations.

Severe and/or long-term disruptions in Akers’ operations will negatively impact its business, operating results and financial condition in other ways as well. Specifically, Akers anticipates that the stress of COVID-19 on healthcare systems generally around the globe will negatively impact regulatory authorities and the third parties that Akers and Premas may engage in connection with the development and testing of its vaccine candidate.

The anticipated economic consequences of the COVID-19 pandemic have adversely impacted financial markets, resulting in high share price volatility, reduced market liquidity, and substantial declines in the market prices of the shares of most publicly traded companies, including Akers. Volatile or declining markets for equities could adversely affect Akers’ ability to raise capital when needed through the sale of shares of common stock or other equity securities. Should these market conditions persist when Akers needs to raise capital, and if Akers is able to sell shares of Akers common stock under then prevailing market conditions, Akers might have to accept lower prices for its shares and issue a larger number of shares than might have been the case under better market conditions, resulting in significant dilution of the interests of Akers’ shareholders.

With regard to its COVID-19 Vaccine Candidate, Akers must conduct pre-clinical testing, prepare and submit an IND to the FDA, and conduct all phases of clinical studies (which may include postmarket or “Phase 4” studies), which will likely take several years and substantial expenses to complete, before Akers can submit an application for marketing approval to the FDA, and there is no guarantee that Akers will complete such clinical development in a timely manner or at all or that Akers’ Biologics License Application (“BLA”) will be approved, if submitted.

Akers expects that a substantial portion of its efforts and expenditures over the next few years will be devoted to its COVID-19 Vaccine Candidate. Accordingly, Akers’ business currently depends heavily on the successful development, FDA approval, and commercialization of such candidate, which may never receive FDA approval or be successfully commercialized even if FDA approval is received. The research, testing, manufacturing, labeling, approval, sale, marketing, and distribution of the COVID-19 Vaccine Candidate are, and will remain, subject to extensive regulation by the FDA and other regulatory authorities in the U.S. and other countries, as applicable. Akers is not permitted to market its tablet vaccines in the U.S. until it receives FDA approval of its applicable BLA. To date, Akers has not-yet begun any pre-clinical studies for the COVID-19 Vaccine Candidate, nor has Akers prepared or submitted an IND. Accordingly, Akers has not submitted a BLA to the FDA or comparable applications to other regulatory authorities and does not expect to be in a position to do so for the foreseeable future, as there are numerous developmental steps that must be completed before Akers can prepare and submit a BLA.

In the U.S., the FDA regulates pharmaceutical and biological products (including vaccines and vaccine candidates, such as the COVID-19 Vaccine Candidate currently in early stages of development) under the FD&C Act and the Public Health Service Act (“PHSA”), as well as their respective implementing regulations. Such products and product candidates are also subject to other federal, state, and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations requires the expenditure of substantial time and financial resources. The process required by the FDA before a drug or biological product may be marketed in the U.S. generally involves the following:

●	completion of pre-clinical laboratory tests and animal studies in accordance with FDA’s GLPs and applicable requirements for the humane use of laboratory animals or other applicable regulations;
●	submission to the FDA of an IND, which must become effective before human clinical trials in the U.S. may begin;
●	performance of adequate and well-controlled human clinical trials in accordance with FDA’s IND regulations, GCPs, and any additional requirements for the protection of human research subjects and their health information, to establish the safety and efficacy of the proposed biological product for its intended use;

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●	submission to the FDA of a BLA for marketing approval that meets applicable requirements to ensure the continued safety, purity, and potency of the product that is the subject of the BLA based on results of pre-clinical testing and clinical trials;
●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the biological product is produced, to assess compliance with current cGMPs and assure that the facilities, methods and controls are adequate to preserve the biological product’s identity, strength, quality and purity;
●	potential FDA audit of the nonclinical study and clinical trial sites that generated the data in support of the BLA; and
●	FDA review and approval, or denial, of the BLA.

Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the BLA does not satisfy its regulatory criteria for approval and deny approval. Data obtained from clinical trials is not always conclusive and the FDA may interpret data differently than Akers interprets the same data. The COVID-19 Vaccine Candidate is in the earliest stages of clinical development and, therefore, a long way from BLA submission. Akers cannot predict with any certainty if or when it might submit a BLA for regulatory approval for the COVID-19 Vaccine Candidate or whether any such BLA will be approved by the FDA. Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. For example, the FDA may not agree with Akers’ proposed endpoints for any clinical trial Akers proposes, which may delay the commencement of its clinical trials. The clinical trial process is also lengthy and requires substantial time and effort. Akers estimates that the clinical trials it needs to conduct to be in a position to submit a BLA for the COVID-19 Vaccine Candidate will take several years to complete. Furthermore, failure can occur at any stage of the trials, and Akers could encounter problems that cause it to abandon or repeat clinical trials. Also, the results of early pre-clinical and clinical testing of the COVID-19 Vaccine Candidate may not be predictive of the results of subsequent clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies. Moreover, pre-clinical and clinical data are often susceptible to multiple interpretations and analyses. Many companies that have believed their vaccine candidates performed satisfactorily in pre-clinical studies and clinical trials have, nonetheless, failed to obtain marketing approval of their products. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials, which involve many more subjects, will be successful, and the results of later clinical trials may not replicate the results of prior clinical trials and pre-clinical testing. Any failure or substantial delay in Akers’ vaccine development plans may have a material adverse effect on its business.

Akers may opt to conduct future clinical studies for the COVID-19 Vaccine Candidate outside the U.S., which could heighten the risk of delay and/or failure, as the FDA may not accept data from such studies in support of any BLA Akers may submit after completing the applicable developmental and regulatory prerequisites, if ever.

Akers is still in the earliest stages of development with respect to the COVID-19 Vaccine Candidate and may ultimately decide to conduct pre-clinical and/or clinical studies in one or more countries outside the U.S. Although the FDA may accept data from clinical trials conducted outside the U.S. that are not conducted under an IND, the FDA’s acceptance of such data is subject to certain conditions. For example, the clinical trial must be well designed and conducted and performed by qualified investigators in accordance with ethical principles and all applicable FDA regulations. The trial population must also adequately represent the intended U.S. population, and the data must be applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful. In general, the patient population for any clinical trials conducted outside of the U.S. must be representative of the population for whom Akers intends to market the COVID-19 Vaccine Candidate in the U.S., if approved. In addition, while these clinical trials are subject to the applicable local laws, FDA acceptance of the data will be dependent upon its ability to verify the data and its determination that the trials also complied with all applicable U.S. laws and regulations. Akers cannot guarantee that the FDA will accept data from trials it conducts outside of the U.S., if any. If the FDA does not accept the data from such clinical trials, it would likely result in the need for additional trials and the completion of additional regulatory steps, which would be costly and time-consuming and could delay or permanently halt Akers’ development of the COVID-19 Vaccine Candidate.

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If Akers is successful in producing the COVID-19 Vaccine Candidate, Akers may need to devote significant resources to its scale-up and development including for use by the U.S. government.

In the event that the pre-clinical and clinical trials for the COVID-19 Vaccine Candidate are perceived to be successful, Akers may need to work toward the large scale technical development, manufacturing scale-up and larger scale deployment of this potential vaccine through a variety of U.S. government mechanisms such as an Expanded Access Program or an Emergency Use Authorization program. In this case, Akers may need to divert significant resources to this program, which would require diversion of resources from its other businesses. In addition, since the path to licensure of any vaccine against COVID-19 is unclear, if use of the vaccine is mandated by the U.S. government, Akers may have a widely used vaccine in circulation in the U.S. or another country prior to Akers’ full validation of the overall long term safety and efficacy profile of its vaccine platform and technology. Unexpected safety issues in these circumstances could lead to significant reputational damage for Akers going forward and other issues, including delays in its other programs, the need for re-design of its clinical trials and the need for significant additional financial resources.

Akers may be unable to advance the COVID-19 Vaccine Candidate successfully through the pre-clinical and clinical development process.

Akers’ ability to develop, obtain regulatory approval for, and ultimately commercialize, the COVID-19 Vaccine Candidate effectively will depend on many factors, including the following:

●	successful completion of pre-clinical studies and clinical trials;
●	successful achievement of the objectives of planned pre-clinical studies and clinical trials;
●	receipt of marketing approvals from the FDA and similar regulatory authorities outside the U.S.;
●	establishing efficient and effective commercial manufacturing, supply and distribution arrangements;
●	establishing sufficient market share and promoting acceptance of the product by patients, the medical community and third-party payors;
●	successfully executing an effective pricing and reimbursement strategy;
●	maintaining a continued acceptable safety and adverse event profile following regulatory approval; and
●	qualifying for, identifying, registering, maintaining, enforcing and defending intellectual property rights and claims.

The COVID-19 Vaccine Candidate will require additional non-clinical and clinical development, regulatory review and approval, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before Akers can be in a position to generate any revenue from product sales. Akers is not permitted to market or promote any vaccine before it receives regulatory approval from the FDA or comparable foreign regulatory authorities, and Akers may never receive such regulatory approval. If Akers is unable to develop or receive marketing approval in a timely manner or at all, Akers could experience significant delays or an inability to commercialize the COVID-19 Vaccine Candidate, which would materially and adversely affect Akers’ business, financial condition and results of operations.

Government involvement may limit the commercial success of the COVID-19 Vaccine Candidate.

The COVID-19 pandemic has been classified as a pandemic by public health authorities, and it is possible that one or more government entities may take actions that directly or indirectly have the effect of abrogating some of Akers’ rights or opportunities.

Various government entities, including the U.S. government, are offering incentives, grants, and contracts to encourage additional investment by commercial organizations into preventative and therapeutic agents against COVID-19, which may have the effect of increasing the number of competitors and/or providing advantages to known competitors. Accordingly, there can be no assurance that Akers will be able to successfully establish a competitive market share, if any, for its COVID-19 Vaccine Candidate even if Akers succeeds in developing one.

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If Akers fails to obtain regulatory approval in foreign jurisdictions, then Akers cannot market its products, including the COVID-19 Vaccine Candidate, in those jurisdictions.

Many foreign countries in which Akers markets or may market its products have regulatory bodies and restrictions similar to those of the FDA. International sales are subject to foreign government regulation, the requirements of which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval and the requirements may differ. Companies are now required to obtain a CE Mark, which shows conformance with the requirements of applicable European Conformity directives, prior to the sale of some medical devices within the European Union. Some of Akers’ products that require CE Markings have them. Akers may be required to conduct additional testing or to provide additional information, resulting in additional expenses, to obtain necessary approvals. If Akers fails to obtain approval in such foreign jurisdictions, Akers would not be able to market its products, including the COVID-19 Vaccine Candidate, in such jurisdictions, thereby reducing the potential revenue from the sale of its products.

Akers is subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that Akers has failed to comply, the agency can institute a wide variety of enforcement actions which may materially affect its business operations.

Akers is subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that Akers has failed to comply, the agency can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:

●	fines, injunctions and civil penalties;
●	recall, detention or seizure of Akers’ products;
●	the issuance of public notices or warnings;
●	operating restrictions, partial suspension or total shutdown of production;
●	refusing Akers’ requests for a 510(k) clearance of new products;
●	withdrawing a 510(k) clearance already granted; and
●	criminal prosecution.

Akers’ failure to comply with applicable requirements could lead to an enforcement action that may have an adverse effect on its financial condition and results of operations.

Even if Akers is able to commercialize its prospective or future product candidates, the products may not receive coverage or adequate reimbursement from third-party payors in the U.S. or in other countries in which Akers seeks to commercialize such products, which could harm its business.

Akers’ ability to commercialize any product successfully will depend, in part, on the extent to which coverage and adequate reimbursement for such products will be available from government health administration authorities, private health insurers, and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, determine which medications they will cover and establish reimbursement levels. A primary trend in the healthcare industry is cost containment.

Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Third-party payors may also seek additional clinical evidence, beyond the data required to obtain regulatory approval, demonstrating clinical benefits and value in specific patient populations before covering Akers’ products for those patients. Akers cannot be sure that coverage and adequate reimbursement will be available for any product that Akers commercializes and, if reimbursement is available, what the level of reimbursement will be. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which Akers obtains regulatory approval. If reimbursement is not available or is available only at limited levels, Akers may not be able to successfully commercialize any product candidate for which Akers obtains regulatory approval.

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Akers may not have the resources to conduct clinical protocols sufficient to yield data suitable for publication in peer-reviewed journals and Akers’ inability to do so in the future could have an adverse effect on marketing its products effectively.

In order for Akers’ products targeted for use by hospital laboratory professionals and healthcare providers to be widely adopted, Akers would have to conduct clinical protocols that are designed to yield data suitable for publication in peer-reviewed journals. These studies are often time-consuming, labor-intensive and expensive to execute. Akers has not had the resources to effectively implement such clinical programs within its clinical development activities and may not be able to do so in the future. In addition, if a protocol is initiated, the results of which may ultimately not support the anticipated positioning and benefit proposition for the product. Either of these scenarios could hinder Akers’ ability to market its products and revenue may decline.

Akers may experience delays in any phase of the pre-clinical or clinical development of a product, including during its research and development.

The completion of any of these studies may be delayed or halted for numerous reasons, including, but not limited to, the following:

●	the FDA or other regulatory authorities do not approve a clinical study protocol or place a clinical study on hold;
●	patients do not enroll in a clinical study or results from patients are not received at the expected rate;
●	patients discontinue participation in a clinical study prior to the scheduled endpoint at a higher than expected rate;
●	patients experience adverse events from a product Akers develops;
●	third-party clinical investigators do not perform the studies in accordance with the anticipated schedule or consistent with the study protocol and GCPs or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;
●	third-party clinical investigators engage in activities that, even if not directly associated with Akers’ studies, result in their debarment, loss of licensure, or other legal or regulatory sanction;
●	regulatory inspections of manufacturing facilities, which may, among other things, require Akers to undertake corrective action or suspend the pre-clinical or clinical studies;
●	changes in governmental regulations or administrative actions;
●	the interim results of the pre-clinical or clinical study, if any, are inconclusive or negative; and
●	the study design, although approved and completed, is inadequate to demonstrate effectiveness and safety.

If the pre-clinical and clinical studies that Akers is required to conduct to gain regulatory approval are delayed or unsuccessful, Akers may not be able to market any product that Akers develops in the future. Pre-clinical studies and clinical trials are expensive and difficult to design and implement and any delays or prolongment in Akers’ pre-clinical and clinical studies will require additional capital. There is no assurance that Akers will be able to acquire additional capital to support its studies. The failure to obtain additional capital would have a material adverse effect on Akers’ business, results of operations and financial condition.

Akers anticipates that it will rely completely on third parties to manufacture certain pre-clinical and all clinical drug supplies. Akers’ business could be harmed if those third parties fail to provide Akers with sufficient quantities of drug product, or fail to do so at acceptable quality levels or prices.

Akers does not currently have, nor does Akers plan to acquire, the infrastructure or capability internally to manufacture its pre-clinical and clinical drug supplies for use in the conduct of its clinical studies, and Akers lacks the resources and the capability to manufacture any of its product candidates on a clinical or commercial scale. In order to develop products, apply for regulatory approvals and commercialize its products, Akers will need to develop, contract for, or otherwise arrange for access to the necessary manufacturing capabilities. Akers anticipates that it will rely on CMOs, or contract manufacturing organizations, and other third party contractors, some of whom may have limited cGMP experience, to manufacture formulations and produce larger scale amounts of drug substance and the drug product required for any clinical trials that Akers initiates.

The manufacturing process for any vaccine candidate is subject to the FDA and foreign regulatory authority approval process, and Akers will need to contract with manufacturers who can meet all applicable FDA and foreign regulatory authority requirements on an ongoing basis. In addition, if Akers receives the necessary regulatory approval for any product candidate, Akers also expects to rely on third parties to produce materials required for commercial supply. Akers may experience difficulty in obtaining adequate manufacturing capacity for its needs. Furthermore, it is Akers’ responsibility to ensure that all of its third-party contractors meet cGMP laws, regulations and guidance. Due to their failure to comply with applicable regulatory requirements, Akers may face fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. These actions could have a material impact on the availability of products. If Akers is unable to obtain or maintain contract manufacturing for these product candidates, or to do so on commercially reasonable terms, Akers may not be able to successfully develop and commercialize its products.

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To the extent that Akers enters into manufacturing arrangements with third parties, it will depend on these third parties to perform their obligations in a timely manner and consistent with regulatory requirements, including those related to quality control and quality assurance. The failure of a third-party manufacturer to perform its obligations as expected could adversely affect Akers’ business in a number of ways, including:

●	Akers may not be able to initiate or continue pre-clinical and clinical trials of products that are under development;
●	Akers may need to repeat pivotal clinical trials;
●	Akers may be delayed in submitting regulatory applications, or receiving regulatory approvals, for its product candidates;
●	Akers may lose the cooperation of its collaborators;
●	Akers’ products could be the subject of inspections by regulatory authorities;
●	Akers may be required to cease distribution or recall some or all batches of its products; and
●	ultimately, Akers may not be able to meet commercial demands for its products.

If a third-party manufacturer with whom Akers contracts fails to perform its obligations, Akers may be forced to seek out one or more other third-party manufacturers to manufacture its pre-clinical and/or clinical trial materials, which could cause delays in the FDA approval process. Further, should the COVID-19 Vaccine Candidate be approved for marketing by the FDA, a change in a third-party manufacturer could cause significant delays to meeting the demand of patients. In some cases, the technical skills required to manufacture Akers’ product may be unique to the original manufacturer and Akers may have difficulty transferring such skills to a back-up or alternate manufacturer, or Akers may be unable to transfer such skills at all. In addition, if Akers is required to change manufacturers for any reason, Akers will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. Akers will also be required to demonstrate that the newly manufactured material is the same or similar to the previously manufactured material, or Akers may need to repeat clinical trials with the newly manufactured material. The delays associated with the verification of a new manufacturer could negatively affect Akers’ ability to develop product candidates in a timely manner or within budget. Furthermore, a manufacturer may possess technology related to the manufacture of Akers’ product candidate that such manufacturer owns independently, which would increase Akers’ reliance on such manufacturer or require it to obtain a license from such manufacturer in order to have another third party manufacture Akers’ products.

Akers intends to rely on third parties to conduct its pre-clinical studies and clinical trials and perform other tasks for Akers. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or comply with regulatory requirements, Akers may not be able to obtain regulatory approval for or commercialize its product candidates and its business, financial condition and results of operations could be substantially harmed.

Akers plans to rely upon third-party contract research organizations, or CROs, medical institutions, clinical investigators and contract laboratories to monitor and manage data for its licensed ongoing pre-clinical and clinical programs. Akers expects to continue to rely on these parties for execution of its pre-clinical studies and clinical trials, and Akers controls only certain aspects of their activities. Nevertheless, Akers maintains responsibility for ensuring that each of its clinical trials and pre-clinical studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards and Akers’ reliance on these third parties does not relieve it of its regulatory responsibilities. Akers and its CROs and other vendors are required to comply with cGMP, current Good Clinical Practices or cGCP, and current Good Laboratory Practices, or cGLP, which are a collection of laws and regulations enforced by the FDA or comparable foreign authorities for all of Akers’ product candidates in clinical development. Regulatory authorities enforce these regulations through periodic inspections of manufacturing facilities, pre-clinical study and clinical trial sponsors, principal investigators, preclinical study and clinical trial sites, and other contractors. If Akers or any of its CROs or vendors fails to comply with applicable regulations, the data generated in Akers’ pre-clinical studies and clinical trials may be deemed unreliable and the FDA or comparable foreign authorities may require Akers to perform additional pre-clinical studies and clinical trials before approving its marketing applications. Akers cannot assure that upon inspection by a given regulatory authority, such regulatory authority will determine that any of its clinical trials comply with GCP regulations. In addition, Akers’ clinical trials must be conducted with products manufactured consistently with cGMP regulations. Failure by Akers or its third party CRO to comply with these regulations may require Akers to repeat clinical trials, which would delay the development and regulatory approval processes.

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If any of Akers’ relationships with these third-party CROs, medical institutions, clinical investigators or contract laboratories terminate, Akers may not be able to enter into arrangements with alternative CROs on commercially reasonable terms, or at all. In addition, Akers’ CROs are not Akers’ employees, and except for remedies available to Akers under its agreements with such CROs, Akers cannot control whether or not they devote sufficient time and resources to its ongoing pre-clinical and clinical programs. If CROs do not successfully carry out their contractual duties, or comply with cGCP laws, regulations and guidance, or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to Akers’ protocols, regulatory requirements, or for other reasons, Akers’ clinical trials may be extended, delayed or terminated and Akers may not be able to obtain regulatory approval for or successfully commercialize its product candidates. CROs may also generate higher costs than anticipated. As a result, Akers’ business, financial condition and results of operations and the commercial prospects for its product candidates could be materially and adversely affected, its costs could increase, and its ability to generate revenue could be delayed.

Switching or adding additional CROs, medical institutions, clinical investigators or contract laboratories involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work replacing a previous CRO. As a result, delays occur, which can materially impact Akers’ ability to meet its desired clinical development timelines.

Akers may opportunistically review strategic transactions and there can be no assurance that any such strategic transaction Akers may pursue will result in additional value for its stockholders. As a result, the makeup of Akers’ lines of business may change.

Akers may from time to time assess alternate ways to generate value for shareholders, including reviewing opportunities that may lead to acquisitions, dispositions, business combinations or other strategic transactions. Strategies Akers may employ include seeking new or expanding existing specialty market niches, expanding its presence, acquiring businesses complementary to existing strengths and continually evaluating the performance and strategic fit of its existing business units. As a result, the makeup of Akers’ lines of business is subject to change. For example, as previously disclosed, in light of the unfavorable factors persistent in Akers’ rapid, point-of-care screening and testing product business and the progress Akers has made in its partnership with Premas, Akers conducted a strategic review of the screening and testing products business. Following such review, in early July 2020, Akers ceased the production and sale of its rapid, point-of-care screening and testing products. In connection with the discontinuation of its existing product line, Akers decided to close the Thorofare Facility, and terminated the lease in December 2020. Furthermore, on November 11, 2020, Akers entered into the Merger Agreement with MYMD. For risks related to the merger, please see risks set forth under the heading “— Risks Related to the Proposed Merger” herein. However, there can be no assurance that Akers’ pursuit of such strategic alternatives will result in any transaction or other alternatives.

To the extent Akers engages in other strategic transactions, the process may be time consuming and disruptive to its business operations and, its business, financial condition and results of operations could be adversely affected. Akers could incur substantial expenses associated with evaluating and negotiating potential strategic alternatives. Furthermore, Akers’ ability to effectively integrate any future acquisitions or mergers will depend on, among other things, Akers’ ability to integrate businesses, the adequacy of its implementation plans, the ability of its management to oversee and operate effectively the combined operations and its ability to achieve desired operational efficiencies. If Akers is unable to successfully integrate the operations of any businesses that Akers may acquire in the future, its business, financial position, results of operations or cash flows could be adversely affected. There can be no assurance that any potential transaction, if consummated, will provide greater value to Akers’ stockholders than that reflected in the current price of Akers common stock.

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If Akers is unable to make acquisitions and investments, or successfully integrate them into its business, its business could be harmed.

As part of its business strategy, Akers may acquire other companies or businesses. However, Akers may not be able to find suitable acquisition candidates, and it may not be able to complete acquisitions on favorable terms, if at all. Acquisitions involve numerous risks, any of which could harm Akers’ business and negatively affect its operating results, including:

●	difficulties in integrating the technologies, operations, existing contracts and personnel of an acquired company;
●	difficulties in supporting and transitioning clients and suppliers, if any, of an acquired company;
●	diversion of financial and management resources from existing operations or alternative acquisition opportunities;
●	failure to realize the anticipated benefits or synergies of a transaction;
●	failure to identify all of the problems, liabilities or other shortcomings or challenges of an acquired company or technology, including issues related to intellectual property, regulatory compliance practices, revenue recognition or other accounting practices, or employee or client issues;
●	risks of entering new markets in which Akers has limited or no experience;
●	potential loss of key employees, clients, vendors and suppliers from either Akers’ current business or an acquired company’s business;
●	inability to generate sufficient revenue to offset acquisition costs;
●	additional costs or equity dilution associated with funding the acquisition; and
●	possible write-offs or impairment charges relating to acquired businesses.

The use of Akers’ PIFA products could result in serious injuries, product liability claims, regulatory enforcement action, and/or recalls or market withdrawals, any of which would likely subject Akers to substantial costs and reputational harm and have a material adverse effect on its business.

In July 2020, Akers ceased the production and sale of its rapid, point-of-care screening and testing products. Akers will continue to provide support for these testing products that remain in the market through their respective product expiration dates. Akers believes that the users of its PIFA products are likely to be particularly sensitive to test defects and errors, as the conditions that the PIFA products are designed to identify may cause limb- and life-threatening complications if not accurately diagnosed in a timely manner. As a result, the failure of Akers’ tests or services to perform as expected could subject Akers to legal claims arising from any defects or errors.

The use of Akers’ PIFA products and Akers’ other products could lead to product liability (and other similar) claims against Akers if someone were to allege that one of Akers’ tests failed to perform as it was designed or as claimed in Akers’ promotional materials, was performed pursuant to incorrect or inadequate laboratory procedures, if Akers delivered incorrect or incomplete test results, or if someone were to misinterpret test results. In addition, Akers may be subject to liability for errors in, a misunderstanding of, or inappropriate reliance upon, the information Akers provides, or for failure to provide such information, in connection with the results generated by Akers’ products. A product liability or professional liability claim could result in substantial damages and be costly and time-consuming for Akers to defend.

Akers’ PIFA products are not 100% accurate and may generate erroneous results that could cause patient harm. For example, PIFA could provide a so-called “false negative” result upon which a patient or physician may rely to make a conclusion about how to proceed with the patient’s treatment. If the false negative causes, or exacerbates, a patient injury or condition, the patient (and/or the patient’s family) may file a lawsuit against Akers based on product liability.

Any product liability or professional liability claim brought against Akers, with or without merit, could increase Akers’ insurance rates, cause Akers’ insurance coverage to be terminated or prevent Akers from securing insurance coverage in the future.

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Further, under the FDA’s Medical Device Regulations, Akers is required to report to the FDA any incident in which its product may have caused or contributed to a death or serious injury or in which Akers’ product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Repeated product malfunctions may result in a voluntary or involuntary product recall, which could divert managerial and financial resources and have an adverse effect on Akers’ reputation, financial condition and operating results.

Any adverse event involving Akers’ products could result in future voluntary corrective actions, such as recalls or customer notifications, or regulatory agency action, which could include inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, will require the dedication of Akers’ time and capital, distract management from operating its business and may harm its reputation and financial results.

If Akers markets products or interacts with health care practitioners in a manner that violates healthcare fraud or abuse laws, Akers may be subject to civil or criminal penalties, including exclusion from participation in government healthcare programs.

If Akers receives payments directly from or bills directly to Medicare, Medicaid or other national or third-party payers for its products, U.S. federal and state healthcare laws and regulations pertaining to fraud or abuse will be applicable to Akers’ business. Akers is subject to healthcare fraud and abuse regulation by the U.S. federal government and the states in which Akers conducts its business.

The laws that may affect Akers’ ability to operate include the AKS, which prohibits, among other things, knowingly and willfully offering, paying, soliciting, or receiving remuneration to induce, or in return for, the purchase, lease or order, or arrangement for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute applies to arrangements between pharmaceutical manufacturers and prescribers, purchasers and formulary managers. Although there are a number of statutory exceptions and regulatory safe harbors protecting certain common activities, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to get a false claim paid. Pharmaceutical companies have been prosecuted under these laws for a variety of alleged promotional and marketing activities, such as providing free product to customers with the expectation that the customers would bill federal programs for the product, reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates, engaging in off-label promotion that caused claims to be submitted to Medicaid for non-covered off-label uses and submitting inflated best price information to the Medicaid Drug Rebate Program.

HIPAA also created prohibitions against healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payers. The false statements statute immediately noted above prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

In addition, there has been a trend of increased federal and state regulation of payments made to physicians. The ACA, through the PPSA, imposed new requirements on manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the Centers for Medicare and Medicaid Services (“CMS”) information related to payments or other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and applicable manufacturers and group purchasing organizations to report annually to CMS ownership and investment interests held by physicians (as defined above) and their immediate family members and payments or other “transfers of value” to such physician owners and their immediate family members. Manufacturers are required to report such data to the government by the 90th calendar day of each year.

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The majority of states also have statutes or regulations similar to these federal laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer. In addition, some states have laws that require pharmaceutical companies to adopt comprehensive compliance programs. For example, under California law, pharmaceutical companies must comply with both the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and the PhRMA Code on Interactions with Healthcare Professionals, as amended. Moreover, certain states mandate the tracking and reporting of gifts, compensation and other remuneration paid by Akers to physicians and other healthcare providers.

Although compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated. Any action against Akers for violation of these laws, even if Akers successfully defends against it, could cause Akers to incur significant legal expenses, cause reputational harm and divert Akers’ management’s attention from the operation of its business. Moreover, achieving and sustaining compliance with applicable U.S. federal and state laws may prove costly.

Akers’ internal computer systems, or those of its third-party vendors, collaborators, or other contractors may be subject to various federal and state confidentiality and privacy laws in the U.S. and abroad and could sustain system failures, security breaches, or other disruptions, any of which could have a material adverse effect on Akers’ business.

Numerous international, national, federal, provincial and state laws, including state privacy laws (such as the California Consumer Privacy Act, or “CCPA”), state security breach notification and information security laws, and federal and state consumer protection laws govern the collection, use, and disclosure of personal information. In addition, most healthcare providers who may, in the future, prescribe and dispense Akers’ products in the U.S. and research institutions in the U.S. with whom Akers may collaborate in the future are “covered entities” subject to privacy and security requirements under HIPAA. Among other things, the Health Information Technology for Economic and Clinical Health Act (“HITECH”) makes HIPAA’s privacy and security standards directly applicable to business associates, independent contractors, or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. Akers could be subject to a wide range of penalties and sanctions under HIPAA, including criminal penalties if Akers, its affiliates, or its agents knowingly obtain or disclose individually identifiable health information maintained by a covered entity in a manner that is not authorized or permitted by HIPAA. Failure to comply with applicable HIPAA requirements or other current and future privacy laws and regulations could result in governmental enforcement actions (including the imposition of significant penalties), criminal and civil liability, and/or adverse publicity that negatively affects Akers’ business.

Moreover, Akers relies on its internal and third-party provided information technology systems and applications to support its operations and to maintain and process company information including personal information, confidential business information and proprietary information. If these information technology systems are subject to cybersecurity attacks, or are otherwise compromised, due to cyberattacks, human error or malfeasance, system errors or otherwise, it may adversely impact Akers’ business, disrupt its operations, or lead to the loss, theft, destruction, corruption, or compromise of its information or that of its collaborators, study subjects, or other third-party contractors, as applicable. Such information technology or security events could also lead to legal liability, regulatory investigations or enforcement actions, loss of business, negative media coverage, and reputational damage. While Akers seeks to protect its information technology systems from these types of incidents, the healthcare sector continues to see a high frequency of cyberattacks and increasingly sophisticated threat actors, and Akers’ systems and the information maintained within those systems remain potentially vulnerable to data security incidents.

Any of the above-described cyber or other security-related incidents may trigger notification obligations to affected individuals and government agencies, legal claims or proceedings, and liability under foreign, federal, provincial and state laws that protect the privacy and security of personal information. Akers’ proprietary and confidential information may also be accessed. Any one of these events could cause its business to be materially harmed and its results of operations may be adversely impacted. Finally, as cyber threats continue to evolve, and privacy and cybersecurity laws and regulations continue to develop, Akers may need to invest additional resources to implement new compliance measures, strengthen Akers’ information security posture, or respond to cyber threats and incidents.

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Akers may fail to retain qualified personnel.

Akers has substantially reduced the number of its employees in order to reduce its costs. Accordingly, retaining Akers’ remaining personnel in the future will be critical to its success. If it fails to retain and motivate these highly skilled personnel, Akers may be unable to continue its operating activities, and this could have a material adverse effect or its business, financial condition, results of operations and future prospects.

Akers relies on the key executive officers of the management team.

Akers is dependent on its management team to execute against its business plan. Failure could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect its operating results.

Expenses incurred with respect to monitoring, protecting, and defending its intellectual property rights could adversely affect Akers’ business.

Competitors and others may infringe on Akers’ intellectual property rights, or may allege that Akers has infringed on theirs. Monitoring infringement and misappropriation of intellectual property can be difficult and expensive, and Akers may not be able to detect infringement or misappropriation of its proprietary rights.

Akers may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and Akers may be unable to protect Akers’ rights to, or use of, Akers’ technology.

Some or all of Akers’ patent applications may not result in the issue of patents, or the claims of any issued patents may not afford meaningful protection for its technologies or products. In addition, patents issued to Akers or its licensors, if any, may be challenged and subsequently narrowed, invalidated, found unenforceable or circumvented. Patent litigation is widespread in the biotechnology industry and could harm Akers’ business. Litigation might be necessary to protect Akers’ patent position. Patentability, invalidity, freedom-to-operate or other opinions may be required to determine the scope and validity of third-party proprietary rights. If Akers chooses to go to court to stop a third party from using the inventions protected by its patent, that third party would have the right to ask the court to rule that such patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and Akers may not have the required resources to pursue such litigation or to protect its patent rights. In addition, there is a risk that the court will decide that Akers’ patents are not valid or that Akers cannot stop the other party from using their inventions. There is also the risk that, even if the validity of these patents is upheld, the court will find that the third party’s activities do not infringe Akers’ rights in these patents.

Furthermore, a third party may claim that Akers is infringing the third party’s patent rights and may go to court to stop Akers from engaging in its normal operations and activities, including making or selling its products or product candidates. These lawsuits are costly and could affect Akers’ results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that Akers is infringing the third party’s patents and would order it to stop the activities covered by the patents. In addition, there is a risk that a court will order Akers to pay the other party’s treble damages or attorneys’ fees for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including Akers, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If Akers is sued for patent infringement, Akers would need to demonstrate that its products or methods of use either do not infringe the claims of the relevant patent and/or that the third-party patent claims are invalid, and Akers may not be able to do this. Proving invalidity in the United Sates is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

In addition, changes in either patent laws or in interpretations of patent laws in the U.S. and other countries may materially diminish the value of Akers’ intellectual property or narrow the scope of Akers’ patent protection.

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Akers may be subject to claims that its employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industry, Akers employs individuals who were previously employed at other biotechnology or pharmaceutical companies, including its competitors or potential competitors. Although Akers has no knowledge of any claims against it, Akers may be subject to claims that these employees or Akers have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if Akers is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. To date, none of Akers’ employees have been subject to such claims.

Akers may be at risk that its former employees may wrongfully use or disclose its trade secrets.

In addition to patent protection, Akers relies heavily upon know-how and trade secret protection, as well as non-disclosure agreements and invention assignment agreements with its employees, consultants, and third parties, to protect its confidential and proprietary information, especially where Akers does not believe patent protection is appropriate or obtainable. In addition to contractual measures, Akers tries to protect the confidential nature of its proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee, former employee, consultant, former consultant or third party with authorized access, provide adequate protection for Akers’ proprietary information. Akers’ security measures may not prevent an employee or consultant from misappropriating its trade secrets and providing them to a competitor, and recourse Akers take against such misconduct may not provide an adequate remedy to protect its interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by Akers. If any of Akers’ confidential or proprietary information, such as its trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, Akers’ competitive position could be harmed.

Akers is subject to various internal control reporting requirements under the Sarbanes-Oxley Act. Akers can provide no assurance that Akers will at all times in the future be able to report that its internal controls over financial reporting are effective.

As a public company, Akers is required to comply with Section 404. In any given year, Akers cannot be certain as to the time of completion of its internal control evaluation, testing and remediation actions or of their impact on its operations. Upon completion of this process, Akers may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board (U.S.) rules and regulations. Akers’ management, including its chief executive officer and chief financial officer, does not expect that its internal controls and disclosure controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in Akers have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving Akers’ stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as growth of the company or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

In addition, as a public company, Akers is required to report, among other things, control deficiencies that constitute material weaknesses or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Akers’ annual consolidated financial statements will not be prevented or detected on a timely basis. If Akers fails to comply with the requirements of Section 404 or if Akers reports a material weakness, Akers might be subject to regulatory sanction and investors may lose confidence in its consolidated financial statements, which may be inaccurate if Akers fails to remedy such material weakness.

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Akers incurs increased costs and demands on management as a result of compliance with laws and regulations applicable to public companies, which could harm its operating results.

As a public company, Akers incurs significant legal, accounting and other expenses that it did not incur as a private company, including costs associated with public company reporting requirements. In addition, the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules implemented by the SEC and Nasdaq, impose a number of requirements on public companies, including with respect to corporate governance practices. Akers’ management and other personnel need to devote a substantial amount of time to these compliance and disclosure obligations. Moreover, compliance with these rules and regulations has increased its legal, accounting and financial compliance costs and has made some activities more time-consuming and costly. It is also more expensive for Akers to obtain director and officer liability insurance.

Risks Related to Akers’ Financial Position and Need for Additional Capital

Akers expects to require additional capital in the future in order to develop the COVID-19 Vaccine Candidate. If Akers does not obtain any such additional financing, it may be difficult to complete development of the COVID-19 Vaccine Candidate or effectively realize its long-term strategic goals and objectives.

Akers’ current cash resources will not be sufficient to fund the development of the COVID-19 Vaccine Candidate through all of the required clinical trials to receive regulatory approval and commercialization. While Akers does not currently have an estimate of all of the costs that it will incur in the development of the COVID-19 Vaccine Candidate, Akers anticipates that it will need to raise significant additional funds in order to continue the development of the COVID-19 Vaccine Candidate during the next 12-months. If Akers cannot secure this additional funding when such funds are required, Akers may fail to develop a COVID-19 Vaccine Candidate or be forced to forego certain strategic opportunities.

Any additional capital raised through the sale of equity or equity-backed securities may dilute Akers’ stockholders’ ownership percentages and could also result in a decrease in the market value of Akers’ equity securities.

The terms of any securities issued by Akers in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of Akers’ securities then outstanding.

In addition, Akers may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. Akers may also be required to recognize non-cash expenses in connection with certain securities it issues, such as convertible notes and warrants, which may adversely impact Akers’ financial condition.

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The Tax Cut and Jobs Act could adversely affect Akers’ business and financial condition.

On December 22, 2017, President Trump signed into law the TCJA, which significantly reforms the Code. The TCJA, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest and NOLs, allows for the expensing of capital expenditures, and puts into effect the migration from a “worldwide” system of taxation to a territorial system. Akers’ net deferred tax assets and liabilities were revalued at the newly enacted U.S. corporate rate, and the estimated impact was recognized in Akers’ tax expense in 2017. Akers continues to examine the impact this tax reform legislation may have on its business. However, the effect of the TCJA on Akers’ business, whether adverse or favorable, is uncertain, and may not become evident for some period of time. Akers urges investors to consult with their legal and tax advisers regarding the implications of the TCJA on an investment in Akers common stock.

The market price for Akers common stock may be volatile, and your investment in Akers common stock could decline in value.

The stock market in general has experienced extreme price and volume fluctuations. The market prices of the securities of biotechnology and specialty pharmaceutical companies, particularly companies like Akers without product revenues and earnings, have been highly volatile and may continue to be highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of Akers common stock:

●	announcements of technological innovations or new products by Akers or its competitors;
●	announcement of FDA approval or disapproval of Akers’ product candidates or other product-related actions;
●	developments involving Akers’ discovery efforts and clinical studies;
●	developments or disputes concerning patents or proprietary rights, including announcements of infringement, interference or other litigation against Akers or its potential licensees;
●	announcements concerning Akers’ competitors, or the biotechnology, pharmaceutical or drug delivery industry in general;
●	public concerns as to the safety or efficacy of Akers’ products or its competitors’ products;
●	changes in government regulation of the pharmaceutical or medical industry;
●	changes in the reimbursement policies of third party insurance companies or government agencies;
●	actual or anticipated fluctuations in Akers’ operating results;
●	changes in financial estimates or recommendations by securities analysts;
●	developments involving corporate collaborators, if any;
●	changes in accounting principles; and
●	the loss of any of Akers’ key scientific or management personnel.

Moreover, the COVID-19 pandemic has resulted in significant financial market volatility and uncertainty in recent weeks. A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on Akers’ ability to access capital, on Akers’ business, results of operations and financial condition, and on the market price of Akers common stock.

In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against Akers could result in substantial costs and a diversion of management’s attention and resources, which could adversely affect Akers’ business, operating results and financial condition.

Akers’ failure to meet the continued listing requirements of Nasdaq could result in a delisting of Akers common stock. The delisting could adversely affect the market liquidity of Akers common stock and the market price of Akers common stock could decrease.

Akers common stock is listed on The Nasdaq Capital Market. In order to maintain its listing, Akers must meet minimum financial and other requirements, including requirements for a minimum amount of capital and a minimum price per share. Akers cannot assure you that it will continue to meet the continued listing requirements in the future.

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If Nasdaq delists Akers common stock from trading on its exchange, due to failure to meet its continued listing requirements, and Akers is not able to list its common stock on another national securities exchange, Akers expects its securities could be quoted on an over-the-counter market. If this were to occur, Akers could face significant material adverse consequences, including:

●	a limited availability of market quotations for Akers common stock;
●	reduced liquidity for Akers common stock;
●	a determination that Akers common stock is a “penny stock” which will require brokers trading in Akers common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Akers common stock;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

If Akers sells shares of its common stock in future financings, stockholders may experience immediate dilution and, as a result, Akers stock price may decline.

Akers may from time to time issue additional shares of common stock at a discount from the current market price of its common stock. As a result, Akers’ stockholders would experience immediate dilution upon the purchase of any shares of Akers common stock sold at such discount. As opportunities present themselves, Akers may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. If Akers issues common stock or securities convertible or exercisable into common stock, Akers’ common stockholders would experience additional dilution and, as a result, Akers’ stock price may decline.

Akers does not anticipate paying cash dividends on its common stock and, accordingly, stockholders must rely on stock appreciation for any return on their investment.

Akers has never declared or paid cash dividends on its common stock and does not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of Akers Board of Directors and limitations under applicable law, and will depend on various factors, including its operating results, financial condition, future prospects and any other factors deemed relevant by Akers’ Board of Directors. You should not rely on an investment in Akers if you require dividend income from your investment in Akers. The success of your investment will likely depend entirely upon any future appreciation of the market price of Akers common stock, which is uncertain and unpredictable. There is no guarantee that Akers common stock will appreciate in value.

Future sales of Akers common stock, or the perception that future sales may occur, may cause the market price of Akers common stock to decline, even if Akers business is doing well.

Sales by Akers’ stockholders of a substantial number of shares of Akers common stock in the public market could occur in the future. Pursuant to the Securities Purchase Agreement for the Akers Private Placement (the “Private Placement SPA”), Akers is required to file a registration statement for the resale of 9,765,933 shares of common stock and issued at an offering price of $1.85 per share or, at the election of each investor, pre-funded warrants (the “Pre-Funded Warrants”), up to 9,765,933 shares of Akers common stock issuable upon exercise of the Pre-Funded Warrants shortly after the filing of this joint proxy and consent solicitation statement/prospectus. Following their registration and resale under a registration statement, such shares would become freely tradable. Sales by Akers’ stockholders of a substantial number or resales by the purchasers of such shares and shares issuable upon exercise of such warrants pursuant to a registration statement, or the perception in the market that the holders of a large number of shares of common stock may or intend to sell their shares, could reduce the market price of Akers common stock and make it more difficult for Akers to sell equity or equity-related securities in the future at a time and at a price that Akers might otherwise desire.

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If securities or industry analysts do not publish or cease publishing research or reports about Akers, Akers’ business or Akers’ market, or if they change their recommendations regarding Akers stock adversely, Akers’ stock price and trading volume could decline.

The trading market for Akers common stock will be influenced by the research and reports that industry or securities analysts may publish about Akers, its business, its market or its competitors. If any of the analysts who may cover Akers change their recommendation regarding its stock adversely, or provide more favorable relative recommendations about its competitors, Akers’ stock price would likely decline. If any analyst who may cover Akers were to cease coverage of Akers or fail to regularly publish reports on Akers, Akers could lose visibility in the financial markets, which in turn could cause its stock price or trading volume to decline.

Akers may be subject to securities litigation, which is expensive and could divert management attention.

Companies that have experienced volatility in the market price of their stock have frequently been the objects of securities class action litigation. Akers may be the target of this type of litigation in the future. Class action and derivative lawsuits could result in substantial costs to Akers and cause a diversion of Akers’ management’s attention and resources, which could materially harm Akers’ financial condition and results of operations.

Akers has been subject to a number of litigations, and Akers has entered into settlements of claims for significant monetary damages in connection with such litigations. Akers may also be subject to judgements or enter into additional settlements of claims for significant monetary damages. Defending against such litigations is or can be time-consuming, expensive and cause diversion of Akers management’s attention.

With respect to any litigation, Akers’ insurance may not reimburse it or may not be sufficient to reimburse it for the expenses or losses Akers may suffer in contesting and concluding such lawsuit. Substantial litigation costs, including the substantial self-insured retention that Akers is required to satisfy before any insurance applies to a claim, unreimbursed legal fees or an adverse result in any litigation may adversely impact its business, operating results or financial condition. Akers believes that its directors’ and officers’ liability insurance will cover its potential liability with respect to any securities class-action lawsuit; however, the insurer has reserved its rights to contest the applicability of the insurance to such claims and the limits of the insurance may be insufficient to cover any eventual liability.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy and consent solicitation statement/prospectus and other documents incorporated by reference into this joint proxy and consent solicitation statement/prospectus contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger between Akers and MYMD including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, the expected timing of completion of the merger and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the respective managements of Akers and MYMD and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under the section titled “RISK FACTORS” beginning on page 57 of this joint proxy and consent solicitation statement/prospectus. These risks and uncertainties include, but are not limited to:

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
●	Akers stockholders failing to approve the share issuances for the merger contemplated by the Merger Agreement;
●	an increase in the amount of costs, fees, expenses, and other charges related to the Merger Agreement;
●	risks arising from the diversion of management’s attention from Akers’ ongoing business operations due to the merger;
●	risks associated with Akers’ ability to identify and realize business opportunities following the merger;
●	Akers’ ability to achieve the expected benefits and costs of the transactions related to the acquisition of Cystron, including:

○	The timing of, and Akers’ ability to, obtain and maintain regulatory approvals for clinical trials of its COVID-19 Vaccine Candidate;
○	The timing and results of Akers’ planned clinical trials for its COVID-19 Vaccine Candidate;
○	The amount of funds Akers requires for its COVID-19 Vaccine Candidate; and
○	Akers’ ability to maintain its existing license with Premas;

●	Akers’ ability to develop a COVID-19 Vaccine Candidate in a timely manner or at all;
●	Akers’ ability to effectively execute and deliver its plans related to commercialization, marketing and manufacturing capabilities and strategy;
●	emerging competition and rapidly advancing technology in Akers’ industry;
●	Akers’ ability to obtain adequate financing in the future on reasonable terms, as and when needed;
●	challenges Akers may face in identifying, acquiring and operating new business opportunities;
●	Akers’ ability to retain and attract senior management and other key employees;
●	Akers’ ability to quickly and effectively respond to new technological developments;
●	the outcome of litigation or other proceedings it may become subject to in the future;
●	changes in political, economic or regulatory conditions generally and in the markets in which Akers’ operates;
●	delisting of Akers’ common stock from the Nasdaq;
●	Akers’ ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on its proprietary rights;
●	Akers’ compliance with all laws, rules, and regulations applicable to its business and COVID-19 Vaccine Candidate;
●	risks of mergers and acquisitions including the time and cost of implementing transactions and the potential failure to achieve expected gains, revenue growth or expense savings; and
●	the impact of the recent COVID-19 pandemic on Akers’ results of operations, business plan and the global economy.

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Following the merger, important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include but are not limited to:

●	fluctuation and volatility in market price of the combined company’s common stock due to market and industry factors, as well as general economic, political and market conditions;
●	the impact of dilution on the shareholders of the combined company;
●	the combined company’s ability to realize the intended benefits of the merger;
●	the impact of the combined company’s ability to realize the anticipated tax impact of the merger;
●	the outcome of litigation or other proceedings the combined company may become subject to in the future;
●	delisting of the combined company’s common stock from the Nasdaq;
●	the availability of and MYMD’s ability to continue to obtain sufficient funding to conduct planned research and development efforts and realize potential profits;
●	MYMD’s limited operating history;
●	MYMD’s ability to develop and commercialize its product candidates, including MyMD-1, Supera-1R and other future product candidates;
●	the impact of the complexity of the regulatory landscape on MYMD’s ability to seek and obtain regulatory approval for its product candidates, both within and outside of the U.S.;
●	the required investment of substantial time, resources and effort for successful clinical development and marketization of MYMD’s product candidates;
●	challenges MYMD may face with maintaining regulatory approval, if achieved;
●	the potential impact of changes in the legal and regulatory landscape, both within and outside of the U.S.;
●	the impact of the recent COVID-19 pandemic on the administration, funding and policies of regulatory authorities, both within and outside of the U.S.;
●	MYMD’s dependence on third parties to conduct pre-clinical and clinical trials and manufacture its product candidates;
●	the impact of the recent COVID-19 pandemic on MYMD’s results of operations, business plan and the global economy.
●	challenges MYMD may face with respect to its product candidates achieving market acceptance by providers, patients, patient advocacy groups, third party payors and the general medical community;
●	the impact of pricing, insurance coverage and reimbursement status of MYMD’s product candidates;
●	emerging competition and rapidly advancing technology in MYMD’s industry;
●	MYMD’s ability to obtain, maintain and protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on its proprietary rights;
●	MYMD’s ability to maintain adequate cyber security and information systems; and
●	MYMD’s ability to achieve the expected benefits and costs of the transactions related to the acquisition of Supera.

For a further list and description of such risks and uncertainties, see “RISK FACTORS” beginning on page 57, “INFORMATION ABOUT AKERS — Akers Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “INFORMATION ABOUT MYMD — MYMD Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this joint proxy and consent solicitation statement/prospectus. Akers and MYMD do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are cautioned not to place undue reliance on these forward-looking statements, because, while the respective managements of Akers and MYMD believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this joint proxy and consent solicitation statement/prospectus.

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MARKET AND INDUSTRY DATA

Information and management estimates contained in this joint proxy and consent solicitation statement/prospectus concerning the pharmaceutical industry, including general expectations and market position and market opportunity, are based on publicly available information, such as market studies, consumer research reports and other research reports, as well as information from industry reports provided by third-party sources, such as analysis firms. Estimates from the management of MYMD and Akers are also derived from knowledge of the industry and markets in which MYMD and Akers operate and expect to compete. None of the sources cited in this joint proxy and consent solicitation statement/prospectus have consented to the inclusion of any data from its reports, and MYMD and Akers have not sought their consent. MYMD and Akers’ internal research has not been verified by any independent source, and MYMD and Akers have not independently verified any third-party information. In addition, while MYMD and Akers believe the market position and market opportunity information included in this joint proxy and consent solicitation statement/prospectus is generally reliable, such information is inherently imprecise. Such data involves risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “RISK FACTORS” beginning on page 57 of this joint proxy and consent solicitation statement/prospectus.

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THE COMPANIES

Akers Biosciences, Inc.

Akers was incorporated in 1989 in the State of New Jersey under the name “A.R.C. Enterprises, Inc,” which was changed to “Akers Research Corporation” on September 28, 1990 and “Akers Laboratories, Inc.” on February 24, 1996. Pursuant to the Amended and Restated Certificate of Incorporation filed on March 26, 2002, the corporation’s name was changed to “Akers Biosciences, Inc.”

Akers was historically a developer of rapid health information technologies. On March 23, 2020, Akers entered into the MIPA with the Cystron Sellers, pursuant to which Akers acquired 100% of the Cystron Membership Interests. Cystron is a party to a license agreement with Premas whereby Premas granted Cystron, amongst other things, an exclusive license with respect to Premas’ vaccine platform for the development of a vaccine against COVID-19, and other coronavirus infections. Since its entry into the MIPA, Akers has been primarily focused on the rapid development and manufacturing of the COVID-19 Vaccine Candidate, in collaboration with Premas. Akers common stock trades on The Nasdaq Capital Market under the symbol “AKER”.

Akers’ principal executive offices are located at 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036, its telephone number is (856) 848-8698, and its website is located at www.akersbio.com. Information on or accessed through Akers’ website is not incorporated into this joint proxy and consent solicitation statement/prospectus.

Additional information about Akers can be found in the sections titled “INFORMATION ABOUT AKERS — Overview” beginning on page 223 and “INFORMATION ABOUT AKERS — Akers Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 223 and Akers’ financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus.

XYZ Merger Sub Inc.

Merger Sub is a wholly owned subsidiary of Akers that was incorporated in Florida on November 9, 2020, solely for the purpose of entering into the Merger Agreement and affecting the merger and the other transactions contemplated by the Merger Agreement. It is not engaged in any business and has no material assets. Its principal executive offices have the same address and telephone number as Akers set forth above.

MyMD Pharmaceuticals, Inc.

MyMD Pharmaceuticals, Inc. is a Florida corporation incorporated in November 2014. MYMD is a clinical stage pharmaceutical company currently focused on developing and commercializing two therapeutic platforms, MyMD-1 and Supera-1R. MyMD-1 inhibits the release of TNF- α and various other pro-inflammatory cytokines from immune cells to treat numerous diseases associated with elevated levels of TNF- α. The development of MyMD-1 is focused on autoimmune conditions, such as diabetes and rheumatoid arthritis; depression associated with COVID-19; and diseases associated with aging, such as sarcopenia. Supera-1R is a novel derivative of CBD, which targets the CB1 and CB2 receptors and is in pre-clinical development to treat numerous conditions, such as epilepsy, chronic pain and neurological disorders. Supera-1R is being developed by Supera Pharmaceuticals, Inc., an affiliate of MYMD, and substantially all of the assets (including all rights to Supera-1R) and certain obligations of Supera will be acquired by MYMD immediately prior to the merger in exchange for shares of MYMD common stock.

MYMD’s principal executive offices are located at 324 S. Hyde Park Ave., Suite 350, Tampa, FL 33606, its telephone number is (813) 864-2566, and its website is located at https://www.mymd.com. Information on or accessed through MYMD’s website is not incorporated into this joint proxy and consent solicitation statement/prospectus.

After the completion of the merger, MYMD will become a wholly owned subsidiary of Akers.

Additional information about MYMD can be found in the sections titled “INFORMATION ABOUT MYMD” beginning on page 239 and “INFORMATION ABOUT MYMD — MYMD Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 261 and MYMD’s financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus.

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THE SPECIAL MEETING OF AKERS STOCKHOLDERS

This section contains information for Akers’ stockholders about the special meeting of Akers stockholders that has been called to consider the approval of the Share Issuance Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the Akers Golden Parachute Compensation Proposal and the Adjournment Proposal.

General

Akers is furnishing this joint proxy and consent solicitation statement/prospectus to the holders of Akers capital stock as of the record date in connection with the solicitation of proxies by the Akers Board of Directors for use at the Akers special meeting and any adjournment or postponement of its special meeting.

Date, Time and Place

The special meeting of Akers stockholders will be held on [●], 2021, at [●] a.m., Eastern Time and will be “virtual,” meaning that you can participate in the meeting online at [●] at the appointed time and date. Akers stockholders are encouraged to access the special meeting before the start time of [●] a.m., Eastern Time on [●], 2021. Please allow ample time for online check-in. Akers stockholders will not be able to attend the special meeting in person.

Purpose of the Akers Special Meeting

At the Akers special meeting, Akers stockholders will be asked to consider and vote upon the following matters:

(1) the Share Issuance Proposal;

(2) the Reverse Stock Split Proposal;

(3) the A&R Charter Proposal;

(4) the Incentive Plan Proposal;

(5) the Akers Golden Parachute Compensation Proposal; and

(6) the Adjournment Proposal.

Akers stockholders also will consider and act on any other matters as may properly come before the Akers special meeting or any adjournment or postponement of the meeting, including any procedural matters incident to the conduct of the meeting.

Each of the Reverse Stock Split Proposal, A&R Charter Proposal and Incentive Plan Proposal are conditioned on the approval of the Share Issuance Proposal, and the approval of the Share Issuance Proposal is conditioned on the approval of the Reverse Stock Split Proposal and the A&R Charter Proposal. The Adjournment Proposal and the Akers Golden Parachute Compensation Proposal do not require approval of any other proposal to be effective. It is important for you to note that in the event that the Share Issuance Proposal does not receive the requisite vote for approval, then Akers and MYMD will not consummate the merger.

Recommendation of the Akers Board of Directors

The Akers Board of Directors has determined that it is advisable and in the best interest of Akers and its stockholders to enter into the Merger Agreement, and the Akers Board of Directors has authorized and approved the terms of the Merger Agreement and the transactions contemplated thereby. Certain factors considered by the Akers Board of Directors in reaching its decision to approve and adopt the Merger Agreement and the merger and the transactions contemplated thereby can be found in the section of this joint proxy and consent solicitation statement/prospectus titled “THE MERGER – Akers’ Reasons for the Merger” beginning on page 140. THE AKERS BOARD OF DIRECTORS RECOMMENDS THAT AKERS STOCKHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL, “FOR” THE REVERSE STOCK SPLIT PROPOSAL, “FOR” THE A&R CHARTER PROPOSAL, “FOR” THE INCENTIVE PLAN PROPOSAL, “FOR” THE AKERS GOLDEN PARACHUTE COMPENSATION PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

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Akers Record Date and Quorum

The Akers Board of Directors has fixed the close of business on [●], 2021 as the record date for the Akers special meeting. Only the holders of record of shares of Akers common stock on the Akers record date are entitled to receive notice of and to vote at the Akers special meeting or at any postponement(s) or adjournment(s) of the Akers special meeting.

As of the Akers record date, there were [●] shares of Akers common stock and [●] shares of Akers Series D Convertible Preferred Stock outstanding and entitled to vote at the Akers special meeting held by approximately [●] and [●] holders of record, respectively. Each share of Akers common stock entitles the holder to one vote at the Akers special meeting on each proposal to be considered at the Akers special meeting. Each share of Akers Series D Convertible Preferred Stock entitles the holder to one vote at the Akers special meeting on each proposal to be considered at the Akers special meeting.

The presence, at the special meeting, virtually or by proxy (including stockholders who abstain or do not vote with respect to one or more of the matters presented for stockholder approval), of the holders entitled to cast forty percent (40%) of the votes at the Akers special meeting is necessary to constitute a quorum to transact business. “Broker non-votes,” which are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter, will not be counted for purposes of determining whether a quorum is present.

Pursuant to the Akers Bylaws, if a quorum in not present, the special meeting shall be adjourned, without notice other than announcement at the meeting, to another place, if any, date, or time by the shareholders entitled to vote thereat present in person or represented by proxy.

At the close of business on the Akers record date, directors and executive officers of Akers and their affiliates were entitled to vote [●] shares of Akers capital stock, or approximately [●]% of the issued and outstanding shares of Akers capital stock on that date. Akers currently expects that the Akers directors and executive officers will vote their shares of Akers capital stock in favor of the proposals.

In accordance with New Jersey law and the Akers Bylaws, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for ten (10) days prior to the special meeting. If you want to inspect the stockholder list, please contact Karen Smith at ksmith@advantageproxy.com.

Akers stockholders will be admitted to the special meeting beginning at [●], Eastern Time, on [●], 2021. If you are a stockholder of record, you can participate in the meeting online at [●] at the appointed time and date by entering the control number included in the proxy card that you receive. If you hold stock in a brokerage account or in “street name” and wish to attend the special meeting yourself, you will also need to present a letter from your broker reflecting your stock ownership as of the record date, which is [●], 2021.

Vote Required for Approval

Assuming the presence of a quorum, approval of the Share Issuance Proposal (for purposes of complying with Nasdaq Listing Rule 5635(a)), the Incentive Plan Proposal, the Akers Golden Parachute Compensation Proposal, the Reverse Stock Split Proposal, the A&R Charter Proposal, and the Adjournment Proposal, each requires the affirmative vote of a majority of the votes cast by those shares entitled to vote on such matter.

Abstentions and Broker Non-Votes

Akers will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for the purposes of determining whether a quorum is present. For purposes of approval, an abstention will have no effect on the Share Issuance Proposal, the Incentive Plan Proposal, the A&R Charter Proposal, the Reverse Stock Split Proposal, the Akers Golden Parachute Compensation Proposal or the Adjournment Proposal.

Banks, brokers and other nominees that hold their customers’ shares in “street name” may not vote their customers’ shares on “non-routine” matters without instruction from their customers. As each of the proposals to be voted upon at the Akers special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of Akers capital stock, your shares will not be voted and will have no effect on the Share Issuance Proposal, the Incentive Plan Proposal, the A&R Charter Proposal, the Reverse Stock Split Proposal, the Akers Golden Parachute Compensation proposal or the Adjournment Proposal.

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Manner of Submitting Proxy

Whether or not you plan to attend the Akers special meeting, you should submit your proxy as soon as possible. If you own shares of Akers capital stock in your own name, you are an owner or holder of record. This means that you may use the enclosed proxy card or the Internet or telephone voting options to tell the persons named as proxies how to vote your shares of Akers capital stock. You may vote your shares of Akers capital stock held of record in any of the following ways:

●	At the Special Meeting — To vote at the special meeting, you can participate in the meeting online at [●] at the appointed time and date and you will be able to vote by ballot. To ensure that your shares of Akers capital stock are voted at the Akers special meeting, the Akers Board of Directors recommends that you submit a proxy even if you plan to attend the Akers special meeting. Akers stockholders will not be able to attend the special meeting in person.
●	By Mail — To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Akers before the Akers special meeting, the persons named as proxies will vote your shares of Akers capital stock as you direct.
●	By Telephone — To vote by telephone, dial the toll free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card.
●	By Internet — To vote over the Internet, go to the web address identified on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been recorded properly. Submitting a proxy will not affect your right to vote if you decide to attend the Akers special meeting.

The Akers Board of Directors intends to appoint Christopher Schreiber and another representative of Akers to serve as proxies for the Akers special meeting.

If a proxy card is signed and returned without an indication as to how the shares of Akers capital stock represented by the proxy are to be voted with regard to a particular proposal, the Akers capital stock represented by the proxy will be voted “FOR” each such proposal. As of the date of this joint proxy and consent solicitation statement/prospectus, Akers has no knowledge of any business that will be presented for consideration at the Akers special meeting and which would be required to be set forth in this joint proxy and consent solicitation statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of Akers. In accordance with the Akers Bylaws and New Jersey law, business transacted at the Akers special meeting will be limited to those matters set forth in such notice.

Your vote as an Akers stockholder is very important. Please submit your proxy as soon as possible, whether or not you plan to attend the Akers special meeting.

Shares Held in Street Name

If you are an Akers stockholder and your shares are held in “street name” by a broker, bank or other nominee, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Akers capital stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted.

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You may not vote shares held in “street name” by returning a proxy card directly to Akers or by voting at the Akers special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Akers capital stock on behalf of their customers may not give a proxy to Akers to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are an Akers stockholder and you do not instruct your bank, broker or other nominee on how to vote your shares, your shares will NOT be voted on any of the proposals to be voted upon at the Akers special meeting, which will have the same effect as described above under “Abstentions and Broker Non-Votes.”

Revocation of Proxies and Voting Instructions

If your shares of Akers capital stock are registered in your own name, you may revoke your proxy in one of the following ways by:

●	Attending the Akers special meeting and voting. Your attendance at the Akers special meeting will not by itself revoke a proxy. You must vote your shares by ballot at the special meeting to revoke your proxy;
●	Voting again by telephone or over the Internet (only your latest telephone or Internet vote submitted prior to the Akers special meeting will be counted);
●	Completing and submitting a new valid proxy card bearing a later date; or
●	Sending notice of revocation to Akers by emailing Christopher Schreiber at CSchreiber cschreiber@akersbio.com, which notice must be received before [●], Eastern Time, on [●], 2021.

If your shares of Akers capital stock are held in “street name,” your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

Tabulation of Votes

Akers will appoint Broadridge Financial Solutions, Inc. as inspector of election for the Akers special meeting to tabulate the affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies

The cost of solicitation of proxies from Akers stockholders will be borne by Akers. Akers has engaged a professional proxy solicitation firm, Advantage Proxy, Inc. (“Advantage”), to assist in soliciting proxies for use at the Akers special meeting. Akers will pay Advantage an estimated fee of approximately $12,500 and will reimburse Advantage for its out-of-pocket expenses. In addition to solicitation by Advantage and use of the mail, proxies may be solicited by directors, officers and employees of Akers in person or by telephone, telegram or other means of communication. These directors, officers and employees will not receive any additional compensation for their efforts but will be reimbursed for reasonable out-of-pocket expenses they incur in connection with the solicitation. Akers will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding of solicitation materials to the beneficial owners of Akers capital stock and collecting voting instructions.

Assistance

If you need assistance in completing you proxy card or have questions regarding the various voting options with respect to the Akers special meeting, please contact Advantage:

Akers’ Proxy Solicitor:

Advantage Proxy, Inc.

PO Box 13581 Des Moines, WA 98198

Telephone (toll-free in North America): (877) 870-8565

Telephone (outside of North America): (206) 870-8565

Email: ksmith@advantageproxy.com

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PROPOSALS SUBMITTED TO AKERS STOCKHOLDERS

AKERS PROPOSAL 1 — APPROVAL OF THE SHARE ISSUANCE PROPOSAL

As discussed in this joint proxy and consent solicitation statement/prospectus, Akers is asking its stockholders to approve the Share Issuance Proposal, which includes approval of the issuance of shares in connection with the merger, the Merger Agreement and the transactions contemplated thereby, including potential issuance of up to an aggregate of 68,035,360 Milestone Shares in the future upon achievement of certain market capitalization milestone events. For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the issuance of shares of Akers common stock in the merger throughout this joint proxy and consent solicitation statement/prospectus, including the information set forth in sections entitled “THE MERGER” beginning on page 137 and “THE MERGER AGREEMENT” beginning on page 164. A copy of the Merger Agreement is attached as Annex A to this joint proxy and consent solicitation statement/prospectus and incorporated herein by reference. You are urged to read carefully this joint proxy and consent solicitation statement/prospectus and the Merger Agreement attached hereto in their entirety before voting on this proposal.

The Merger Agreement provides that Akers will issue shares of Akers common stock at the Exchange Ratio of approximately 0.9195 shares of Akers common stock for each outstanding share of MYMD common stock. In addition, Akers may issue up to an aggregate of 68,035,360 potential Milestone Shares payable upon achievement of certain market capitalization milestone events during the Milestone Period. The total number of Milestone Shares that Akers will actually issue is unknown at this time, as the issuance of such shares is contingent upon Akers achieving the capitalization milestones during the 36-month Milestone Period following the closing of the Merger.

Stockholder Approval Requirement

Akers’ common stock is listed on the Nasdaq Capital Market under the symbol “AKER,” and Akers is subject to the Nasdaq listing standards set forth in the Nasdaq Listing Rules. Nasdaq Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company, including pursuant to an “earn-out” or similar provision, where due to the present or potential issuance of common stock (or securities convertible into or exercisable for common stock), other than a public offering for cash, in which the common stock to be issued (a) constitutes voting power in excess of 20% of the outstanding voting power prior to the issuance or (b) is or will be in excess of 20% of the outstanding common stock prior to the issuance.

The aggregate number of shares of common stock that Akers will issue pursuant to the terms of the Merger Agreement and as described herein will be in excess of twenty percent (20%) of Akers’ pre-merger outstanding shares of common stock and voting power. Accordingly, Akers is asking its stockholders to approve the Share Issuance Proposal in accordance with the Nasdaq Listing Rules.

Pursuant to the Merger Agreement, approval of the Share Issuance Proposal is a condition to the closing of the merger. Accordingly, if the Share Issuance Proposal is not approved, the merger will not be completed. Each of the Reverse Stock Split Proposal, A&R Charter Proposal, and Incentive Plan Proposal are conditioned on the approval of the Share Issuance Proposal, and the approval of the Share Issuance Proposal is conditioned on the approval of the Reverse Stock Split Proposal and the A&R Charter Proposal. The Adjournment Proposal does not require approval of any other proposal to be effective.

Required Vote

Approval of the Share Issuance Proposal requires the affirmative vote of a majority of votes cast by those shares entitled to vote at the Akers special meeting, assuming a quorum is present.

Recommendation of the Akers Board of Directors

THE AKERS BOARD OF DIRECTORS RECOMMENDS THAT AKERS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

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AKERS PROPOSAL 2 — APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL

General

The Reverse Stock Split Proposal will only be presented to the special meeting of Akers if the Share Issuance Proposal is approved. After careful consideration, the Akers Board of Directors consented to approve, and to recommend to its stockholders to approve, subject to approval of the Share Issuance Proposal, a proposal to amend the A&R Charter to effect a reverse stock split with a ratio between 1:[●] and 1:[●] with respect to the issued and outstanding common stock of the combined company immediately following the merger, which reverse stock split shall be implemented prior to the closing of the merger in accordance with the terms of the Merger Agreement. If the Akers stockholders approve this proposal and the combined company effects the reverse stock split, then between every [●] and [●] issued and outstanding shares of the combined company’s common stock (and between every [●] and [●] shares of the combined company’s common stock, if any, that are treasury shares) would be combined and reclassified into one share of the combined company’s common stock. The reverse stock split would not change the number of authorized shares of the combined company’s common stock. The purpose of the reverse stock split is to proportionately increase the price of the combined company’s common stock above $5.00 per share in order to meet certain listing requirements of The Nasdaq Capital Market, the securities exchange that currently lists Akers’ common stock and the securities exchange where the combined company intends to list its common stock. The final reverse stock split ratio is subject to the mutual agreement of Akers and MYMD.

If the combined company effects the Reverse Stock Split Proposal, then, except for adjustments that may result from the treatment of fractional shares as described below, each combined company stockholder will hold the same percentage of then-outstanding combined company common stock immediately following the reverse stock split that such combined company stockholder held immediately prior to the reverse stock split, except to the extent that the reverse stock split would result in a stockholder of the combined company otherwise owning a fractional share that would be rounded up to the nearest whole share. The par value of the combined company common stock would remain unchanged at no par value per share.

If approved, this proposal would approve the amendment to the A&R Charter set forth in Annex B solely to the extent such amendment relates to the reverse stock split. Stockholders are urged to carefully read Annex B.

Principal Effects of the Reverse Stock Split

If Akers stockholders approve the Reverse Stock Split Proposal and the combined company effects the reverse stock split, each stockholder of the combined company will own a reduced number of shares of the combined company’s common stock upon the effectiveness of the certificate of amendment to the A&R Charter providing for the reverse stock split. The reverse stock split would be effected simultaneously for all outstanding shares of the combined company’s common stock immediately after the merger. The reverse stock split would not change the number of authorized shares of the combined company’s common stock. The reverse stock split would affect all Akers stockholders uniformly and would not change any stockholder’s percentage ownership interest in the combined company, except to the extent that the reverse stock split would result in a stockholder of the combined company otherwise owning a fractional share that would be rounded up to the nearest whole share. Therefore, voting rights and other rights and preferences of the holders of combined company common stock will not be affected by the reverse stock split (other than as a result of the payment of a full share in lieu of a fractional share). Shares of combined company common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable.

As of the effective time of the reverse stock split, the combined company will adjust and proportionately decrease the number of shares of the combined company’s common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and other rights to acquire the combined company’s common stock. In addition, as of the effective time of the reverse stock split, the combined company will adjust and proportionately decrease the total number of shares of the combined company’s common stock that may be the subject of future grants under the combined company’s stock option and incentive plans.

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The reverse stock split will not affect the number of authorized shares of the combined company’s common stock, which will be 500,000,000 shares, following the adoption of the A&R Charter immediately prior to the merger and, if applicable, prior to the effectiveness of the certificate of amendment to the A&R Charter for the reverse stock split. As a result, an additional effect of the reverse stock split would be to increase the number of authorized but unissued shares of the combined company’s common stock. This could result in the combined company being able to issue more shares without further stockholder approval. Under Section 14A:7-15.1(2)(b) of the New Jersey Business Corporation Act, stockholder approval is required for an amendment to the certificate of incorporation if, as a result of the amendment, the proportion of authorized and unissued shares to issued and outstanding shares is increased.

Fractional Shares

The combined company will not issue any fractional shares of its common stock in connection with the reverse stock split. Instead, all shares of the combined company’s common stock issuable to its stockholders as a result of the reverse stock split will be aggregated and rounded up to the nearest whole share. The certificate of amendment to the A&R Charter provides that each stockholder who does not have a number of shares evenly divisible pursuant to the reverse stock split ratio and who would otherwise be entitled to receive a fractional share of the combined company’s common stock shall be entitled to receive an additional share of common stock.

Effect on Registered “Book-Entry” Stockholders and Registered Certificated Stockholders

Registered stockholders of the combined company may hold some or all of their shares of the combined company’s common stock electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of the combined company’s common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Registered stockholders of the combined company may also hold shares of the combined company’s common stock in certificate form or a combination of certificate and book-entry form. All registered holders who were legacy holders of Akers’ common stock will be sent a letter of transmittal from the combined company’s transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-reverse stock split shares and book-entry shares to the transfer agent. Upon receipt of a legacy Akers stockholder’s properly completed and executed letter of transmittal and any stock certificates held by such stockholder, the combined company will issue such stockholder the appropriate number of shares of the combined company’s common stock electronically in book-entry form (or in certificated form if physical certificates are requested) and provide a statement reflecting the number of shares registered in such stockholder’s account. The combined company will not issue any stockholder new shares of the combined company’s common stock in book-entry form (or certificated form if physical certificates are requested) until all outstanding certificate(s) have been surrendered, together with the properly completed and executed letter of transmittal, to the transfer agent. At any time after receipt of a statement reflecting the number of shares registered in a stockholder’s book-entry account, such stockholder may request a stock certificate representing his or her ownership interest.

All MYMD stockholders will receive a letter of transmittal containing instructions for exchanging MYMD stock certificates for the merger consideration. Upon returning a duly completed letter of transmittal to the exchange agent, MYMD stockholders will be sent stock certificates of the combined company that will be adjusted for the reverse stock split, if the Reverse Stock Split Proposal has been approved and a reverse stock split is implemented.

Effect on Beneficial Holders of Common Stock

Upon the implementation of the reverse stock split, it is anticipated that the combined company will treat shares of its common stock held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding combined company common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse stock split. Stockholders who expect to hold shares of the combined company’s common stock with a bank, broker, custodian or other nominee following the merger and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

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Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If combined company stockholders approve the Reverse Stock Split Proposal and the combined company effects the reverse stock split, it is anticipated that the combined company will file the proposed certificate of amendment to the A&R Charter with the Secretary of State of the State of New Jersey immediately prior to the effective time of the merger, but with the effectiveness of the reverse stock split being immediately following the effective time of the merger. Beginning on the effective date of the reverse stock split, each certificate representing pre-reverse split shares of the combined company’s common stock will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

As soon as practicable after the effective date of the reverse stock split, the combined company will notify its stockholders that it has effected the reverse stock split. It is anticipated that the combined company’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares and book-entry shares in exchange for post-reverse stock split shares in electronic book-entry form (unless such stockholder requests physical certificates) in accordance with the procedures to be set forth in a letter of transmittal to be sent by the combined company’s transfer agent. The combined company will not issue any shares to a combined company stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-reverse stock split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-reverse stock split shares. COMBINED COMPANY STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNLESS AND UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split will not affect the total common stockholders’ equity on the combined company’s balance sheet. The per share earnings or losses and net book value of the combined company will be increased because there will be fewer shares of the combined company’s common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

Rationale for the Reverse Stock Split

The purpose of the reverse stock split is to proportionately increase the price of the combined company’s common stock to at least $5.00 per share in order to meet certain listing requirements of The Nasdaq Capital Market, the securities exchange that currently lists Akers’ common stock and the securities exchange where the combined company intends to list its common stock. If, following the merger, the combined company’s common stock does not equal a price of at least $5.00 per share, after giving effect to the reverse stock split, the combined company may not otherwise meet the listing requirements of The Nasdaq Capital Market and its listing application may be rejected. Pursuant to the Merger Agreement, approval of the Reverse Stock Split Proposal, including the approval of the listing of the combined company’s common stock on The Nasdaq Capital Market, is a condition to the closing of the merger. If the Reverse Stock Split Proposal is not approved, the merger will not be completed. In addition, the approval of the Share Issuance Proposal is conditioned on the approval of the Reverse Stock Split Proposal and the A&R Charter Proposal. The Akers Board of Directors approved the Reverse Stock Split Proposal in order to help ensure that the combined company’s share price meets the listing requirements of The Nasdaq Capital Market.

Vote Required for Approval

Approval of the Reverse Stock Split Proposal requires the affirmative vote of a majority of votes cast by those shares entitled to vote at the Akers special meeting, assuming a quorum is present.

Recommendation of the Akers Board of Directors

THE AKERS BOARD OF DIRECTORS RECOMMENDS THAT AKERS STOCKHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

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AKERS PROPOSAL 3 — APPROVAL OF A&R CHARTER PROPOSAL

Description of Amendments

The A&R Charter Proposal will only be presented to the special meeting of Akers if the Share Issuance Proposal is approved. Holders of Akers capital stock are being asked to approve the adoption of amendments to the Akers Charter, which are referred to as the A&R Charter Proposal, subject to the approval of the Share Issuance Proposal.

The A&R Charter is included as Annex B to this joint proxy and consent solicitation statement/prospectus. If the A&R Charter Proposal is approved and the Share Issuance Proposal is approved, but the Merger Agreement is terminated prior to the closing, the Akers Board of Directors will abandon its amended and restated certificate of incorporation without further action by Akers shareholders.

Holders of Akers capital stock should read the A&R Charter in its entirety. The key amendments included in the A&R Charter are as follows:

●	the name of the company will be “MyMD Pharmaceuticals, Inc.”;
●	the change in the number of authorized shares of common stock from 100,000,000 to 500,000,000;
●	removal of certain provisions under Article FOURTH providing for previously effectuated stock splits which have already been effectuated;
●	the structure of the board of directors will change from a classified board of three classes to a non-classified board of a single class;
●	to include that any amendment of clauses addressing indemnification of directors and officers does not eliminate or reduce the effect of the indemnification in respect of any matter occurring, or any proceeding accruing or arising or that, but for the indemnification provisions, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision;
●	the replacement of Article SEVENTH with a simplified article, which authorizes the board of directors to set the number of directors in accordance with the Akers Bylaws;
●	the replacement of the 40% quorum requirement for the taking of stockholder action in Article EIGHTH with a requirement for the presence of the holders of the shares entitled to cast a majority of the votes at a meeting of stockholders; and
●	simplification and consolidation of various clauses.

Pursuant to the Merger Agreement, approval by the holders of Akers capital stock of the A&R Charter Proposal is a condition to the closing of the merger. Accordingly, if the A&R Charter Proposal is not approved, the merger cannot be completed unless such condition has been waived. Moreover, the approval of the Share Issuance Proposal is conditioned on the approval of the Reverse Stock Split Proposal and the A&R Charter Proposal.

The members of the Akers Board of Directors approved the Merger Agreement and the contemplated transactions, including the adoption of the A&R Charter, as further described in the sections entitled “The Merger” and “The Merger Agreement.”

Vote Required

The affirmative vote of the holders of a majority of votes cast by those shares entitled to vote on such proposal is required to approve the proposal.

THE AKERS BOARD OF DIRECTORS RECOMMENDS THAT AKERS SHAREHOLDERS VOTE “FOR” THE A&R CHARTER PROPOSAL.

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AKERS PROPOSAL 4 — APPROVAL OF THE INCENTIVE PLAN
PROPOSAL TO APPROVE THE AKERS BIOSCIENCES, INC. 2021 EQUITY INCENTIVE PLAN

The Akers Board of Directors is seeking shareholder approval of the Akers Biosciences, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), which was adopted by the Akers Board of Directors on [●], 2021. The 2021 Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other awards, which may be granted singly, in combination, or in tandem, and which may be paid in cash or shares of Akers common stock. Akers believes that operation of the 2021 Plan is important in attracting and retaining the services of key employees, key contractors, and non-employee directors of Akers and its subsidiaries in a competitive labor market, which is essential to Akers’ long-term growth and success. The Akers Board of Directors believes there are an insufficient number of shares remaining under Akers’ current equity incentive plan, the Akers Biosciences Inc. 2018 Equity Incentive Plan, as amended (the “2018 Plan”), to meet its current and projected needs. Therefore, it is the judgment of the Akers Board of Directors that it is in the best interest of Akers and its stockholders to approve the 2021 Plan.

The Akers Board of Directors recommends that the stockholders vote “FOR” the approval of the 2021 Plan.

A copy of the 2021 Plan is included as Annex D to this joint proxy and consent solicitation statement/prospectus. Below is a summary of certain key provisions of the 2021 Plan, which are qualified in their entirety by reference to the full text of the 2021 Plan.

Prior Incentive Plan

The 2021 Plan is intended to supplement the 2018 Plan, Akers’ current equity incentive plan. If the 2021 Plan is approved by Akers’ stockholders, the current number of shares of common stock authorized for issuance under all of Akers’ equity incentive plans will be [●], although only [●] shares remain available for issuance under the 2018 Plan.

Description of the 2021 Plan

Purpose. The purpose of the 2021 Plan is to enable Akers to remain competitive and innovative in its ability to attract and retain the services of key employees, key contractors, and non-employee directors of Akers or any of its subsidiaries. The 2021 Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other awards, which may be granted singly, in combination, or in tandem, and which may be paid in cash or shares of Akers common stock. The 2021 Plan is expected to provide flexibility to Akers’ compensation methods in order to adapt the compensation of key employees, key contractors, and non-employee directors to a changing business environment, after giving due consideration to competitive conditions and the impact of applicable tax laws.

Effective Date and Expiration. The 2021 Plan was approved by the Akers Board of Directors on [●], 2021 (the “Plan Effective Date”), subject to the 2021 Plan’s approval by the Akers stockholders. The 2021 Plan will terminate on the tenth anniversary of the Plan Effective Date, unless sooner terminated by the Akers Board of Directors. No awards may be made under the 2021 Plan after its termination date, but awards made prior to the termination date may extend beyond that date in accordance with their terms.

Share Authorization. Subject to certain adjustments, the number of shares of Akers common stock that are reserved for issuance pursuant to awards under the 2021 Plan is [●] shares (which is equal to 15% of the fully diluted outstanding equity interests of the combined company immediately following the merger), 100% of which may be delivered as incentive stock options. Shares to be issued may be made available from authorized but unissued shares of Akers’ common stock, shares held by Akers in its treasury, or shares purchased by Akers on the open market or otherwise. During the term of the 2021 Plan, Akers will at all times reserve and keep enough shares available to satisfy the requirements of the 2021 Plan. If an award under the 2021 Plan is cancelled, forfeited, or expires, in whole or in part, the shares subject to such forfeited, expired, or cancelled award may again be awarded under the 2021 Plan. Awards that may be satisfied either by the issuance of common stock or by cash or other consideration shall be counted against the maximum number of shares that may be issued under the 2021 Plan only during the period that the award is outstanding or to the extent the award is ultimately satisfied by the issuance of shares. An award will not reduce the number of shares that may be issued pursuant to the 2021 Plan if the settlement of the award will not require the issuance of shares, as, for example, a stock appreciation right that can be satisfied only by the payment of cash. Shares of common stock that are otherwise deliverable pursuant to an award under the 2021 Plan that are withheld in payment of the option price of an option or for payment of applicable employment taxes and/or withholding obligations resulting from the award shall be treated as delivered to the award recipient and shall be counted against the maximum number of shares of our common stock that may be issued under the 2021 Plan. Only shares forfeited back to Akers or cancelled on account of termination, expiration, or lapse of an award shall again be available for grant of incentive stock options under the 2021 Plan but shall not increase the maximum number of shares described above as the maximum number of shares of Akers common stock that may be delivered pursuant to incentive stock options.

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Administration. The 2021 Plan shall be administered by the compensation committee of the Akers Board of Directors or such other committee of the board as is designated by it to administer the 2021 Plan (the “Committee”). If necessary to satisfy the requirements of Rule 16b-3 promulgated under the Exchange Act, membership on the Committee shall be limited to those members of the Akers Board of Directors who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. At any time there is no Committee to administer the 2021 Plan, any reference to the Committee is a reference to the Akers Board of Directors.

The Committee will determine the persons to whom awards are to be made; determine the type, size, and terms of awards; interpret the 2021 Plan; establish and revise rules and regulations relating to the 2021 Plan as well as any sub-plans for awards to be made to eligible award recipients who are not resident in the United States; establish performance goals for awards and certify the extent of their achievement; and make any other determinations that it believes are necessary for the administration of the 2021 Plan. The Committee may delegate certain of its duties to one or more of Akers’ officers as provided in the 2021 Plan. Notwithstanding the foregoing, to the extent necessary to satisfy the requirements of Rule 16b-3 promulgated under the Exchange Act, any function relating to an award recipient subject to the reporting requirements of Section 16 of the Exchange Act shall be performed solely by the Committee.

If the 2021 Plan is approved by Akers;’ stockholders, awards granted under the 2018 Plan will remain in full force and effect under the terms and conditions of the 2018 Plan and in accordance with each award’s respective terms.

Eligibility. Employees (including any employee who is also a director or an officer), contractors, and non-employee directors of Akers or any of its subsidiaries, whose judgment, initiative, and efforts contributed to or may be expected to contribute to Akers’ successful performance, are eligible to participate in the 2021 Plan. As of the record date, Akers had [●] employees, [●] contractors, and [●] non-employee directors who would be eligible for awards under the 2021 Plan.

Stock Options. The Committee may grant either incentive stock options (“ISOs”) qualifying under Section 422 of the Code, or nonqualified stock options, provided that only employees of Akers and its subsidiaries (excluding subsidiaries that are not corporations) are eligible to receive ISOs. Stock options may not be granted with an option price less than 100% of the fair market value of a share of common stock on the date the stock option is granted. If an ISO is granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of Akers’ stock (or of any parent or subsidiary), the option price shall be at least 110% of the fair market value of a share of common stock on the date of grant. The Committee will determine the terms of each stock option at the time of grant, including, without limitation, the methods by or forms in which shares will be delivered to participants or registered in their names. The maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or service generally are fixed by the Committee, except that the Committee may not grant stock options with a term exceeding 10 years or, in the case of an ISO granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of our stock (or of any parent or subsidiary), a term exceeding five years.

Recipients of stock options may pay the option price (i) in cash, check, bank draft, or money order payable to the order of Akers; (ii) by delivering to Akers shares of Akers common stock (including restricted stock) already owned by the participant having a fair market value equal to the aggregate option price and that the participant has not acquired from Akers within six months prior to the exercise date; (iii) by delivering to Akers or its designated agent an executed irrevocable option exercise form, together with irrevocable instructions from the participant to a broker or dealer, reasonably acceptable to Akers, to sell certain of the shares purchased upon the exercise of the option or to pledge such shares to the broker as collateral for a loan from the broker and to deliver to Akers the amount of sale or loan proceeds necessary to pay the purchase price; (iv) by requesting Akers to withhold the number of shares otherwise deliverable upon exercise of the stock option by the number of shares having an aggregate fair market value equal to the aggregate option price at the time of exercise (i.e., a cashless net exercise); and (v) by any other form of valid consideration that is acceptable to the Committee in its sole discretion. No dividends or dividend equivalent rights may be paid or granted with respect to any stock options granted under the 2021 Plan.

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Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights (“SARs”) as a stand-alone award, or freestanding SARs, or in conjunction with options granted under the 2021 Plan, or tandem SARs. SARs entitle a participant to receive an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the fair market value of a share of our common stock on the date of grant. The exercise price of a SAR cannot be less than 100% of the fair market value of a share of Akers common stock on the date of grant. The Committee will determine the terms of each SAR at the time of the grant, including, without limitation, the methods by or forms in which shares will be delivered to participants or registered in their names. The maximum term of each SAR, the times at which each SAR will be exercisable, and provisions requiring forfeiture of unexercised SARs at or following termination of employment or service generally are fixed by the Committee, except that no freestanding SAR may have a term exceeding 10 years and no tandem SAR may have a term exceeding the term of the option granted in conjunction with the tandem SAR. Distributions to the recipient may be made in common stock, cash, or a combination of both as determined by the Committee. No dividends or dividend equivalent rights may be paid or granted with respect to any SARs granted under the 2021 Plan.

Restricted Stock and Restricted Stock Units. The Committee is authorized to grant restricted stock and restricted stock units. Restricted stock consists of shares of our common stock that may not be sold, assigned, transferred, pledged, hypothecated, encumbered, or otherwise disposed of, and that may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period as specified by the Committee. Restricted stock units are the right to receive shares of common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee, which include a substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. The Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made; the number of shares or units to be granted; the price to be paid, if any; the time or times within which the shares covered by such grants will be subject to forfeiture; the time or times at which the restrictions will terminate; and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with Akers, the passage of time, or other restrictions and conditions. Except as otherwise provided in the 2021 Plan or the applicable award agreement, a participant shall have, with respect to shares of restricted stock, all of the rights of a shareholder of the Company holding the class of common stock that is the subject of the restricted stock, including, if applicable, the right to vote the common stock and the right to receive any dividends thereon, provided that (i) any dividends with respect to such a restricted stock award may be withheld by the Company for the participant’s account until such award is vested, subject to such terms as determined by the Committee, and (ii) any dividends so withheld by the Company and attributable to any particular restricted stock award shall be distributed to such participant in cash or, at the discretion of the Committee, in shares of Akers common stock having a fair market value equal to the amount of such dividends, if applicable, upon vesting of the award. If, however, such restricted stock award is forfeited, the participant’s rights as to such dividends will also be forfeited.

Performance Awards. The Committee may grant performance awards payable at the end of a specified performance period in cash, shares of common stock, units, or other rights based upon, payable in, or otherwise related to Akers’ common stock. Payment will be contingent upon achieving pre-established performance goals (as discussed below) by the end of the applicable performance period. The Committee will determine the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made, so long as such provisions are not inconsistent with the terms of the 2021 Plan and, to the extent an award is subject to Section 409A of the Code, are in compliance with the applicable requirements of Section 409A of the Code and any applicable regulations or guidance. In certain circumstances, the Committee may, in its discretion, determine that the amount payable with respect to certain performance awards will be reduced from the maximum amount of any potential awards. If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in Akers’ business, operations, corporate structure, or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

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Performance Goals. Awards of restricted stock, restricted stock units, performance awards, and other awards under the 2021 Plan may be made subject to the attainment of performance goals relating to one or more business criteria which shall consist of one or more or any combination of the following criteria (“Performance Criteria”): cash (cash flow, cash generation or other cash measures); cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; improvements in capital structure; expenses (expense management, expense ratio, expense efficiency ratios, expense levels or other expense measures); economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; profit (net profit, gross profit, operating profit, economic profit, profit margin or other corporate profit measures); net income (before or after taxes, operating income or other income measures); net sales; net asset value per share; business expansion or consolidation (the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions); sales growth; price of Akers’ common stock; return measures (including, without limitation, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales); market share; inventory levels, inventory management, inventory turn or shrinkage; stock price or performance; internal rate of return or increase in net present value; working capital targets relating to inventory and/or accounts receivable; service or product delivery or quality; customer satisfaction; employee retention; safety standards; productivity measures; cost reduction measures; strategic plan development and implementation; or total return to shareholders. Any Performance Criteria may be used to measure our performance as a whole or of any of our business units and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) events that are of an unusual nature or indicate infrequency of occurrence, (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; (iv) the effect of a merger or acquisition, as identified in Akers’ quarterly and annual earnings releases; or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with Akers’ financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award, which is consistently applied and identified in Akers’ audited financial statements, including in footnotes, or the Compensation Discussion and Analysis sections of the Akers’ annual report and definitive proxy statement, as applicable.

Other Awards. The Committee may grant other forms of awards, based upon, payable in, or that otherwise relate to, in whole or in part, shares of Akers common stock, if the Committee determines that such other form of award is consistent with the purpose and restrictions of the 2021 Plan. The terms and conditions of such other form of award shall be specified in the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified in the grant.

Vesting, Forfeiture and Recoupment, Assignment. The Committee, in its sole discretion, may determine that an award will be immediately vested, in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its date of grant, or until the occurrence of one or more specified events, subject in any case to the terms of the 2021 Plan. If the Committee imposes conditions upon vesting, then, subsequent to the date of grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the award may be vested.

The Committee may impose on any award at the time of grant or thereafter, such additional terms and conditions as the Committee determines, including terms requiring forfeiture of awards in the event of a participant’s termination of employment or service. The Committee will specify the circumstances on which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards. Except as otherwise determined by the Committee, restricted stock will be forfeited upon a participant’s termination of employment or service during the applicable restriction period. In addition, Akers may recoup all or any portion of any shares or cash paid to a participant in connection with any award in the event of a restatement of Akers’ financial statements as set forth in Akers’ clawback policy, if any, as such policy may be approved or modified by the Akers Board of Directors from time to time.

Awards granted under the 2021 Plan generally are not assignable or transferable except by will or by the laws of descent and distribution, except that the Committee may, in its discretion and pursuant to the terms of an award agreement, permit transfers of nonqualified stock options or SARs to (i) the spouse (or former spouse), children, or grandchildren of the participant (“Immediate Family Members”); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; (iii) a partnership in which the only partners are (a) such Immediate Family Members and/or (b) entities which are controlled by the participant and/or his or her Immediate Family Members; (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision; or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the applicable award agreement pursuant to which such nonqualified stock options or SARs are granted must be approved by the Committee and must expressly provide for such transferability, and (z) subsequent transfers of transferred nonqualified stock options or SARs shall be prohibited except those by will or the laws of descent and distribution.

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Adjustments Upon Changes in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, shares of Akers common stock, other securities or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of shares of common stock or other securities of Akers, issuance of warrants or other rights to purchase shares of common stock or other securities of Akers, or other similar corporate transaction or event affects the fair value of an award, then the Committee shall adjust any or all of the following so that the fair value of the award immediately after the transaction or event is equal to the fair value of the award immediately prior to the transaction or event: (i) the number of shares and type of common stock (or the securities or property) which thereafter may be made the subject of awards; (ii) the number of shares and type of common stock (or other securities or property) subject to outstanding awards; (iii) the number of shares and type of common stock (or other securities or property) specified as the annual per-participant limit under the 2021 Plan; (iv) the option price of each outstanding stock option; (v) the amount, if any, Akers’ pays for forfeited shares in accordance with the terms of the 2021 Plan; and (vi) the number of or exercise price of shares then subject to outstanding SARs previously granted and unexercised under the 2021 Plan, to the end that the same proportion of Akers’ issued and outstanding shares of common stock in each instance shall remain subject to exercise at the same aggregate exercise price; provided, however, that the number of shares of common stock (or other securities or property) subject to any award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the 2021 Plan or any stock option to violate Section 422 of the Code or Section 409A of the Code. All such adjustments must be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which Akers is subject.

Amendment or Discontinuance of the 2021 Plan. The Akers board of directors may, at any time and from time to time, without the consent of participants, alter, amend, revise, suspend, or discontinue the 2021 Plan in whole or in part; provided, however, that (i) no amendment that requires shareholder approval in order for the 2021 Plan and any awards under the 2021 Plan to continue to comply with Sections 421 and 422 of the Code (including any successors to such sections or other applicable law) or any applicable requirements of any securities exchange or inter-dealer quotation system on which our stock is listed or traded, shall be effective unless such amendment is approved by the requisite vote of our shareholders entitled to vote on the amendment; and (ii) unless required by law, no action by our board of directors regarding amendment or discontinuance of the 2021 Plan may adversely affect any rights of any participants or obligations of the Company to any participants with respect to any outstanding awards under the 2021 Plan without the consent of the affected participant.

No Repricing of Stock Options or SARs. The Committee may not, without the approval of our shareholders, “reprice” any stock options or SARs. For purposes of the 2021 Plan, “reprice” means any of the following or any other action that has the same effect: (i) amending a stock option or SAR to reduce its option price or exercise price, respectively; (ii) canceling a stock option or SAR at a time when its option price or exercise price, respectively, exceeds the fair market value of a share of our common stock in exchange for cash or a stock option, SAR, award of restricted stock, or other equity award with an option price or exercise price that is less than the option price or exercise price of the original stock option or SAR; or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences relating to the transactions described under the 2021 Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe any potential state, local, or foreign tax consequences. This discussion is based upon provisions of the Code and the Treasury Regulations issued thereunder, and judicial and administrative interpretations under the Code and the Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

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Law Affecting Deferred Compensation. In 2004, Section 409A was added to the Code to regulate all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the then current underpayment rate plus 1% and a 20% penalty tax. Certain performance awards, stock options, SARs, restricted stock units, and certain types of restricted stock are subject to Section 409A of the Code.

Incentive Stock Options. A participant will not recognize income at the time an ISO is granted. When a participant exercises an ISO, a participant also generally will not be required to recognize income (either as ordinary income or capital gain). However, to the extent that the fair market value (determined as of the date of grant) of the shares with respect to which the participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the shares over $100,000 will be treated as nonqualified stock options, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were nonqualified stock options. In addition to the foregoing, if the fair market value of the shares received upon exercise of an ISO exceeds the option price, then the excess may be deemed a tax preference adjustment for purposes of the federal alternative minimum tax calculation. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

The tax treatment of any shares acquired by exercise of an ISO will depend upon whether the participant disposes of his or her shares prior to the later of: (i) two years after the date the ISO was granted or (ii) one year after the shares were transferred to the participant (referred to as the “Holding Period”). If a participant disposes of shares acquired by exercise of an ISO after the expiration of the Holding Period, any amount received in excess of the participant’s tax basis for such shares will be treated as a short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as a short-term or long-term capital loss, depending upon how long the participant has held the shares. If the participant disposes of shares acquired by exercise of an ISO prior to the expiration of the Holding Period, the disposition will be considered a “disqualifying disposition.” If the amount received for the shares is greater than the fair market value of the shares on the exercise date, then the difference between the ISO’s option price and the fair market value of the shares at the time of exercise will be treated as ordinary income for the tax year in which the “disqualifying disposition” occurs. The participant’s basis in the shares will be increased by an amount equal to the amount treated as ordinary income due to such “disqualifying disposition.” In addition, the amount received in such “disqualifying disposition” over the participant’s increased basis in the shares will be treated as capital gain. However, if the price received for shares acquired by exercise of an ISO is less than the fair market value of the shares on the exercise date and the disposition is a transaction in which the participant sustains a loss which otherwise would be recognizable under the Code, then the amount of ordinary income that the participant will recognize is the excess, if any, of the amount realized on the “disqualifying disposition” over the basis of the shares.

Nonqualified Stock Options. A participant generally will not recognize income at the time a nonqualified stock option is granted. When a participant exercises a nonqualified stock option, the difference between the option price and any higher market value of the shares of common stock on the date of exercise will be treated as compensation taxable as ordinary income to the participant. The participant’s tax basis for the shares acquired under a nonqualified stock option will be equal to the option price paid for such shares, plus any amounts included in the participant’s income as compensation. When a participant disposes of shares acquired by exercise of a nonqualified stock option, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as a short-term or long-term capital loss, depending upon how long the participant has held the shares.

Special Rule if Option Price is Paid for in Shares. If a participant pays the option price of a nonqualified stock option with previously-owned shares of our common stock and the transaction is not a disqualifying disposition of shares previously acquired under an ISO, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for these shares received will be equal to the participant’s tax basis and holding period for the shares surrendered. The shares received in excess of the number of shares surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in these shares will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.

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If the use of previously acquired shares to pay the option price of a nonqualified stock option constitutes a disqualifying disposition of shares previously acquired under an ISO, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of the shares surrendered, determined at the time such shares were originally acquired on exercise of the ISO, over the aggregate option price paid for such shares. As discussed above, a disqualifying disposition of shares previously acquired under an ISO occurs when the participant disposes of such shares before the end of the Holding Period. The other tax results from paying the option price with previously-owned shares are as described above, except that the participant’s tax basis in the shares that are treated as having been received in a tax-free exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.

Restricted Stock. A participant who receives restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of the shares granted as restricted stock at such time as the shares are no longer subject to forfeiture or restrictions, over the amount paid, if any, by the participant for such shares. However, a participant who receives restricted stock may make an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares to recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such shares) over the purchase price, if any, paid for such shares. If a participant does not make an election under Section 83(b) of the Code, then the participant will recognize as ordinary income any dividends received with respect to such shares. At the time of sale of such shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending upon how long the participant has held the shares. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income, plus the purchase price paid by the participant, if any, for such shares.

Stock Appreciation Rights. Generally, a participant who receives a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted, provided that the SAR is exempt from or complies with Section 409A of the Code. If a participant receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If a recipient receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the exercise price, if any, will be taxed as ordinary income to the participant at the time it is received.

Other Awards. In the case of an award of restricted stock units, performance awards, or other stock or cash awards, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Section 409A of the Code. In that taxable year, we will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.

Federal Tax Withholding. Any ordinary income realized by a participant upon the granting, vesting, exercise, or conversion of an award under the 2021 Plan, as applicable, is subject to withholding of applicable federal, state, and local income tax and to withholding of the participant’s share of any tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy our federal income tax withholding requirements, we will have the right to require, as a condition to delivery of any certificate for shares of our common stock or the registration of the shares in the participant’s name, that the participant remit to us an amount sufficient to satisfy those withholding requirements. Alternatively, we may withhold a portion of the shares (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations or may, if we consent, accept delivery of shares (that the participant has not acquired from us within six months prior to the date of exercise) with an aggregate fair market value that equals or exceeds the required tax withholding payment. Withholding does not represent an increase in the participant’s total income tax obligation since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by the Company to employees no later than January 31 of the succeeding year. Deferred compensation that is subject to Section 409A of the Code will be subject to certain federal income tax withholding and reporting requirements.

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Tax Consequences to Us. To the extent that a participant recognizes ordinary income in the circumstances described above, we will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code discussed below.

Million Dollar Deduction Limit and Other Tax Matters. We may not deduct compensation of more than $1,000,000 that is paid to “covered employees” (as defined in Section 162(m) of the Code), which include (i) an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is either our principal executive officer or principal financial officer; (ii) an individual who is among our three highest compensated officers for the taxable year (other than an individual who was either our principal executive officer or principal financial officer at any time during the taxable year); or (iii) anyone who was a covered employee for purposes of Section 162(m) of the Code for any tax year beginning on or after January 1, 2017. This limitation on deductions (x) only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities) and (z) may not apply to certain types of compensation, such as qualified performance-based compensation that is payable pursuant to a written, binding contract that was in effect as of November 2, 2017, so long as the contract is not materially modified after that date.

If an individual’s rights under the 2021 Plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income and employment taxes) payable by the individual on the value of such accelerated rights, and (ii) the loss by us of a corresponding compensation deduction on such amounts.

Interest of Directors and Executive Officers

All members of our board of directors and all of our executive officers are eligible for awards under the 2021 Plan and, therefore, have a personal interest in the approval of the 2021 Plan.

New Plan Benefits

We cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to eligible participants under the 2021 Plan because the grant of awards and the terms of such awards are to be determined in the sole discretion of the Committee at the time of grant.

The fair market value of our common stock is $[●] per share based on the closing price of our common stock on [●], 2021.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Special Meeting entitled to vote on such proposal that vote for or against such proposal is required for the approval of the 2021 Plan.

Recommendation of the Akers Board of Directors

THE AKERS BOARD OF DIRECTORS RECOMMENDS THAT AKERS STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

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AKERS PROPOSAL 5 — APPROVAL OF THE AKERS GOLDEN PARACHUTE COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Akers is seeking a non-binding advisory stockholder approval of the compensation of Akers’ named executive officers that is based on or otherwise relates to the merger, as disclosed in “THE MERGER — Interests of Akers’ Directors and Executive Officers in the Merger” beginning on page 153. The Akers Golden Parachute Compensation Proposal gives Akers stockholders the opportunity to express their views on the compensation Akers’ named executive officers would receive in connection with the merger.

Accordingly, Akers is asking its stockholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that Akers stockholders approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Akers’ named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under “THE MERGER — Interests of Akers’ Directors and Executive Officers in the Merger” of the joint proxy and consent solicitation statement/prospectus (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

Consequences if the Akers Golden Parachute Compensation Proposal is Not Approved

The vote on the advisory Akers Golden Parachute Compensation Proposal is a vote separate and apart from the vote to approve the Share Issuance Proposal. Accordingly, Akers stockholders of record may vote to approve the Share Issuance Proposal and vote not to approve the Akers Golden Parachute Compensation Proposal, and vice versa. If the merger is completed, the merger-related compensation may be paid to Akers’ named executive officers to the extent payable in accordance with the terms of the relevant compensation agreements and arrangements, even if Akers stockholders fail to approve the advisory vote regarding merger-related compensation.

Vote Required for Approval

The affirmative vote of a majority of votes cast by those shares entitled to vote at the Akers special meeting, assuming a quorum is present, is required to approve the Akers Golden Parachute Compensation Proposal. A failure to vote will have no effect on the Akers Golden Parachute Compensation Proposal.

Recommendation of the Akers Board of Directors

THE AKERS BOARD OF DIRECTORS RECOMMENDS THAT AKERS STOCKHOLDERS VOTE “FOR” THE AKERS GOLDEN PARACHUTE COMPENSATION PROPOSAL.

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AKERS PROPOSAL 6 — APPROVAL OF THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the Akers Board of Directors to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve one or more of the proposals presented at the special meeting. In no event will the Akers Board of Directors adjourn the special meeting, without further notice, to a date that is more than 30 days after the date for which the special meeting was originally noticed or if a new record date is fixed for the adjourned meeting.

In the Adjournment Proposal, Akers is asking its stockholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the Akers Board of Directors to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If Akers’ stockholders approve the Adjournment Proposal, Akers could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Akers stockholders who have previously voted.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by the Akers stockholders, the Akers Board of Directors may not be able to adjourn the special meeting to a later date in the event if, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Share Issuance Proposal. In such event, the merger would not be completed.

Vote Required for Approval

The affirmative vote of a majority of votes cast by those shares entitled to vote at the Akers special meeting, assuming a quorum is present, is required to approve the Adjournment Proposal. A failure to vote will have no effect on the Adjournment Proposal.

Recommendation of the Akers Board of Directors

THE AKERS BOARD OF DIRECTORS RECOMMENDS THAT AKERS STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

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MYMD SOLICITATION OF WRITTEN CONSENT

MYMD Stockholder Action by Written Consent

As discussed in this joint proxy and consent solicitation statement/prospectus, MYMD’s board of directors is providing this consent solicitation and these consent solicitation materials to its stockholders and asking MYMD stockholders to execute and deliver the written consent furnished with this joint proxy and consent solicitation statement/prospectus to approve the merger and adopt and approve the Merger Agreement and the transactions contemplated thereby, which is referred to as the MYMD Merger Proposal. For a summary of and detailed information regarding the MYMD Merger Proposal, see the information about the Merger Agreement throughout this joint proxy and consent solicitation statement/prospectus, including the information set forth in sections titled “THE MERGER” beginning on page 137 and “THE MERGER AGREEMENT” beginning on page 164. A copy of the Merger Agreement is attached as Annex A to this joint proxy and consent solicitation statement/prospectus and incorporated herein by reference. You are urged to read carefully this joint proxy and consent solicitation statement/prospectus and the Merger Agreement in their entirety before providing your consent on this proposal.

The Merger Agreement provides that Merger Sub, a wholly owned subsidiary of Akers, be merged with and into MYMD, with MYMD as the surviving corporation. In connection with the merger, shares of MYMD common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration described in the Merger Agreement. In addition, options to purchase 10,853,360 shares of MYMD common stock be assumed and will become a right to purchase pre-reverse stock split shares of Akers common stock equal to the number of shares of MYMD common stock underlying such outstanding options multiplied by the Exchange Ratio, with the exercise price of such converted options determined by dividing the exercise price of such options by the Exchange Ratio. For a summary of and detailed information regarding the merger consideration, see “THE MERGER AGREEMENT — Effects of Merger; Merger Consideration” beginning on page 164 of this joint proxy and consent solicitation statement/prospectus.

Record Date

The record date to determine the MYMD stockholders entitled to notice of this solicitation of written consent is the close of business on [●], 2021 (the “record date”). The record date was established by MYMD’s board of directors as permitted by the FBCA.

MYMD Stockholders Entitled to Consent

Only MYMD stockholders of record on the record date will be notified of and be entitled to execute and deliver a written consent. On the record date, the outstanding securities of MYMD eligible to consent with respect to the MYMD Merger Proposal consisted of [●] shares of MYMD common stock. Under the MYMD Articles, each holder of MYMD common stock is entitled to one vote for each share of common stock held of record.

Consent Required

Approval is required from the holders of at least seventy-five percent (75%) of the issued and outstanding shares of MYMD common stock to approve the MYMD Merger Proposal.

In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and stockholders of MYMD (solely in their respective capacities as MYMD stockholders) holding approximately 62% of the outstanding MYMD common stock have entered into the MYMD Voting Agreements with Akers to vote all of their shares of MYMD common stock in favor of adoption of the Merger Agreement and (ii) certain executive officers and directors of Akers (solely in their respective capacities as Akers stockholders) holding approximately 1% of the outstanding Akers common stock have entered into the Akers Voting Agreements with MYMD to vote all of their shares of Akers common stock in favor of approval of the Merger Agreement. The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals. As of the record date, the directors and executive officers of MYMD were, in the aggregate, beneficial owners of [●]% of the outstanding shares of MYMD common stock.

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Submission of Consents

You may consent to the MYMD Merger Proposal with respect to your shares of MYMD common stock by completing and signing the written consent furnished with this joint proxy and consent solicitation statement/prospectus and returning it to MYMD on or before [●], 2021, the date MYMD’s board of directors has set as the targeted final date for receipt of written consents. MYMD reserves the right to extend the final date for receipt of written consents beyond [●], 2021 in the event that consents approving the MYMD Merger Proposal have not been obtained by that date from holders of a sufficient number of shares of MYMD common stock. Any such extension may be made without notice to MYMD stockholders. Once all conditions to the merger have been satisfied or waived, the consent solicitation will conclude.

If you hold shares of MYMD common stock as of the record date and you wish to give your written consent to the MYMD Merger Proposal, you must complete the enclosed written consent, date and sign it, and promptly return it to MYMD. Once you have completed, dated and signed the written consent, you may deliver it to MYMD by faxing it to (813) 527-0500, by emailing a .pdf copy of your written consent to jamcnulty@mymd.com, or by mailing your written consent to MYMD Pharmaceuticals, Inc., 324 S. Hyde Park Ave., Suite 350, Tampa, FL 33606, Attention: James A. McNulty, CPA.

Executing Consents; Revocation of Consents

You may execute a written consent to approve the MYMD Merger Proposal (which is equivalent to a vote for the MYMD Merger Proposal) or disapprove the MYMD Merger Proposal (which is equivalent to a vote against the MYMD Merger Proposal). If you do not return your executed written consent, it will have the same effect as a vote against the MYMD Merger Proposal. If you are a record holder and you return an executed written consent without indicating your decision on the MYMD Merger Proposal, you will be deemed to have given your consent to approve the MYMD Merger Proposal.

Your written consent to the MYMD Merger Proposal, as evidenced by your signing and returning the signature page of the enclosed written consent, may not be changed or revoked once it is received by MYMD.

Appraisal Rights

You have the right to seek appraisal of the fair value of your shares of MYMD common stock if the merger is completed, in lieu of receiving the per share merger consideration, but only if you do not sign and return a written consent to the MYMD Merger Proposal and otherwise comply with the procedures of Sections 607.1301 through 607.1340 of the FBCA, which is the appraisal rights statute applicable to Florida corporations. If you elect to consent to the MYMD Merger Proposal by executing and delivering the signature page of the enclosed written consent, you will not be entitled to appraisal rights under the FBCA and will be deemed to have waived any rights to receive payment of the fair value of your shares of MYMD common stock in lieu of the per share merger consideration. For a summary of and detailed information regarding your ability to seek appraisal rights with respect to your shares of MYMD common stock, see “THE MERGER — Appraisal Rights” beginning on page 159 of this joint proxy and consent solicitation statement/prospectus. The information contained in this joint proxy and consent solicitation statement/prospectus constitutes notice to you, in your capacity as a MYMD stockholder, from MYMD of the availability of appraisal rights under the FBCA.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by MYMD. MYMD’s officers and employees may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

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Recommendation of MYMD’s Board of Directors

MYMD’s board of directors recommends that MYMD stockholders approve the MYMD Merger Proposal by executing and delivering the written consent furnished with this joint proxy and consent solicitation statement/prospectus. MYMD’s board of directors believes the merger consideration provided to MYMD’s stockholders, as well as the terms and provisions of the Merger Agreement and MYMD’s consummation of the merger, is advisable and fair to and in the best interests of MYMD and its stockholders. MYMD’s management and its board of directors, after careful study and evaluation of the economic, financial, legal and other factors, also believe that the merger could provide the combined company with increased opportunity for expansion of its business, which in turn should benefit MYMD’s stockholders who become stockholders of Akers. See the section titled “THE MERGER — MYMD’s Reasons for the Merger” beginning on page 142 of this joint proxy and consent solicitation statement/prospectus.

Assistance

If you need assistance in completing written consent or have questions regarding the written consent, please contact MYMD:

MyMD Pharmaceuticals, Inc.

Attention: James A. McNulty, CPA

324 S. Hyde Park Ave., Suite 350

Tampa, FL 33606

E-mail: jamcnulty@mymd.com

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THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex A to this joint proxy and consent solicitation statement/prospectus. Akers and MYMD urge you to read carefully this entire joint proxy and consent solicitation statement/prospectus, including the Merger Agreement attached as Annex A, for a more complete understanding of the merger.

General

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Akers, will merge with and into MYMD, with MYMD continuing as the surviving corporation and a wholly owned subsidiary of Akers. In connection with the merger, MYMD will change its name to “MyMD Pharmaceuticals (Florida), Inc.” and Akers will change its name to “MyMD Pharmaceuticals, Inc.”.

Each of Akers and MYMD’s respective boards of directors has approved the Merger Agreement and the transactions contemplated therein, including the merger.

Upon the terms and subject to the conditions set forth in the Merger Agreement, upon the effectiveness of the merger, each share of MYMD common stock issued and outstanding immediately prior to the effective time of the merger will convert into and become exchangeable for the number of pre-reverse stock split shares of Akers common stock equal to the number of shares of MYMD common stock multiplied by the Exchange Ratio. As a result of the issuance of the merger consideration and the merger, MYMD stockholders will receive an aggregate of approximately 68,035,360 shares of Akers common stock, without giving effect to the proposed reverse stock split contemplated by the Reverse Stock Split Proposal. Additionally, MYMD stockholders will be entitled to receive (i) an amount in cash, on a pro rata basis, equal to the aggregate cash proceeds received by Akers from the exercise of any options to purchase MYMD common stock assumed by Akers upon closing of the merger during the Option Exercise Period, such payment to occur no later than 30 days after the last day of the Option Exercise Period, and (ii) potential Milestone Payments of up to an aggregate of 68,035,360 Milestone Shares payable upon achievement of certain market capitalization milestone events during the Milestone Period.

Pursuant to the Merger Agreement, all outstanding options to purchase MYMD common stock granted under the MyMD Incentive Plan that have not previously been exercised prior to the closing of the merger, whether or not vested, will be assumed by Akers subject to certain terms contained in the Merger Agreement. Each option to purchase a share of MYMD common stock will automatically convert into an option to purchase a number of pre-reverse stock split shares of Akers common stock equal to the number of shares underlying the option to purchase MYMD common stock multiplied by the Exchange Ratio, shall be amended to expire on the second-year anniversary of the closing of the merger, and the exercise price for each share of Akers common stock underlying an assumed option to purchase MYMD common stock will be equal to the exercise price per share of MYMD common stock under the option to purchase MYMD common stock in effect immediately prior to the completion of the merger divided by the Exchange Ratio.

Based on the number of shares of Akers common stock outstanding as of January 5, 2021,Akers and MYMD anticipate that upon completion of the transaction and prior to the reverse stock split contemplated by the Reverse Stock Split Proposal, the combined company will have approximately 86,498,576 shares of common stock issued and outstanding (assuming issuance of 804,963 shares of common stock upon settlement of outstanding Akers RSUs at closing). Assuming the exercise in full of the Pre-funded Warrants to purchase 1,040,540 shares of Akers common stock and including 9,979,664 shares of combined company common stock underlying options to purchase shares of MYMD common stock to be assumed at closing, the combined company is expected to have upon completion of the transaction and prior to the reverse stock split contemplated by the Reverse Stock Split Proposal, 97,518,780 shares of common stock outstanding on a partially-diluted basis, of which (i) MYMD stockholders and optionholders will own approximately 80% of the equity of the combined company; and (ii) Akers stockholders, holders of certain outstanding Akers options and warrants (excluding shares issuable upon exercise of options and warrants having an exercise price in excess of $1.72, prior to giving effect to any such stock splits, combinations, reorganizations and the like with respect to the Akers common stock between the announcement of the merger and the closing of the merger) and holders of outstanding Akers RSUs immediately prior to the merger will own approximately 20% of the equity of the combined company. Such number of shares of Akers common stock outstanding immediately after the closing of the merger and all related transactions (i) gives effect to the acceleration of vesting of RSUs triggered by the closing of the merger and settlement of such RSUs in shares of Akers common stock without giving effect to any shares that may be withheld for tax liability, (ii) gives effect to conversion of all outstanding shares of Akers Series D Convertible Preferred Stock prior to the closing of the merger, and (iii) excludes shares of combined company common stock issuable upon exercise of outstanding Akers warrants and options to purchase common stock of MYMD which will be assumed by Akers upon closing of the merger. Akers will not issue any fractional shares of Akers common stock in the merger, and any fractional shares will be rounded down to the nearest whole share.

Each share of Merger Sub common stock issued and outstanding immediately prior to the effective time of the merger will convert into and become one (1) share of common stock of the surviving corporation, which will represent all of the issued and outstanding shares of common stock of the surviving corporation immediately following the effective time of the merger. Each share of MYMD common stock held in its treasury and each share of MYMD common stock owned by Akers or by any direct or indirect wholly owned subsidiary of MYMD or Akers immediately prior to the effective time of the merger will be automatically cancelled and will no longer be outstanding following the effective time of the merger.

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The closing price of Akers common stock on The Nasdaq Capital Market on November 11, 2020, the last full trading day prior to the public announcement of the merger, was $1.72. The closing price of Akers common stock on The Nasdaq Capital Market on January 14, 2021, the last practicable full trading day prior to the date of this joint proxy and consent solicitation statement/prospectus, was $2.69.

MYMD is a privately held company, and there is no established public trading market for its securities.

Background of the Merger

Akers Overview

Since November 2018, Akers has regularly evaluated strategic alternatives to maximize shareholder value consistent with its public disclosures. These assessments have included a strategic review of Akers’ prior screening and testing products business as well as its March 2020 acquisition of a vaccine candidate for COVID-19. In addition to our acquisition of a COVID-19 vaccine candidate, we have evaluated various potential strategic partners and a variety of transactions including mergers, private placements, public offerings and reverse merger transactions in a number of industries, including the hemp and minor cannabinoid sectors.

MYMD Overview

MYMD has regularly evaluated capital raising opportunities along with potential strategic transactions. These assessments have included various transactions, including mergers, private placements, public offerings and reverse merger transactions as a means to enhance stockholder value and secure capital.

Since MYMD’s inception, it has raised an aggregate of approximately $12.4 million of capital from the sale of its common stock in a series of private placements, but following the completion of the Phase 1 trial for MyMD-1 in early 2020, MYMD concluded that it would need substantial additional capital, or a transaction with a strategic partner, in order to successfully fund and support its planned Phase 2 trials. Accordingly, during the past 12 months, MYMD has been evaluating on a regular basis its capital raising opportunities apart from its historical non-institutional private placements. Such evaluation has included consideration of various possible transactions, including a merger or other strategic transaction with a large strategic partner, a large private placement, a public offering, and a reverse merger transaction.

In February 2020 MYMD engaged a strategic consulting firm to assist MYMD in pursuing a strategic commercialization transaction with large pharmaceutical companies, and simultaneously, MYMD began talking with advisors regarding a potential initial public offering. In July 2020, MYMD began discussing a proposed merger transaction with Akers. After due consideration of its options, including consideration of the challenges and timing of completing a strategic commercialization transaction or initial public offering and taking into account that MYMD had not yet received a bona fide proposal for a strategic transaction, MYMD entered into a term sheet in August 2020 with Akers for the proposed merger as a more timely means of securing capital for MYMD’s development activities and enhancing stockholder value.

Background of the Merger Between Akers and MYMD

In mid-March of 2019, Mr. Silverman was first introduced to Supera by Mr. Jonnie Williams, MYMD’s founder. At this early stage in Supera’s development, Mr. Silverman sought more information on Supera’s pathway to FDA approval in connection with Akers’ previously disclosed evaluation of strategic options for its overall business at the time. During this period of time, Akers evaluated numerous strategic options for its then existing business, along with potential new lines of business.

In mid-January 2020, as part of this strategic review, Mr. Silverman received additional info on Supera’s pre-IND enabling study, which included a preliminary estimated timeline and costs of pre-clinical development.

On February 28, 2020, an initial in-person meeting to discuss a potential strategic transaction between Akers and Supera was held in Westchester County, New York between representatives of MYMD and Messrs. Silverman and Schreiber. At the meeting Akers was provided background on Supera and following the meeting Messrs. Silverman and Schreiber requested additional information on both Supera and MYMD.

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On March 11, 2020, Messrs. Schreiber and Silverman met in person with representatives of MYMD and Supera to further discuss the prospect of a strategic transaction between Akers and Supera or MYMD. After this meeting, Akers continued to evaluate strategic options for its business.

Following the March 11, 2020 meeting, Akers turned its immediate attention to its previously disclosed acquisition of Cystron, pursuant to which Akers acquired a Covid-19 vaccine candidate, and its discussions with MYMD and Supera were temporarily put on hold.

On May 22, 2020, discussions restarted with Akers with Messrs. Silverman and Schreiber receiving a detailed IQVIA Asset Review PowerPoint related to MYMD’s assets.

A mutual non-disclosure agreement was executed by Akers and MYMD as of June 23, 2020.

On July 13, 2020, Akers hired Palladium Capital Advisors, LLC (“Palladium”) to prepare an overview of MYMD’s and Supera’s assets for the Akers Board of Directors in order to help them evaluate its value.

On July 16, 2020, Akers held a telephonic meeting of its board of directors during which Palladium provided its analysis of MYMD’s and Supera’s businesses. Following a brief discussion of MYMD and Supera, the Akers Board of Directors directed management to further evaluate strategic opportunities with MYMD and Supera.

On July 17, 2020, an in-person meeting was held in Westchester County, New York among Messrs. Schreiber, Silverman, Schroeder, and representatives of MYMD. Mr. White and representatives of Haynes and Boone attended by phone. During this meeting, representatives of MYMD provided the Akers Board of Directors with a detailed analysis of MYMD’s product candidates, its clinical data, its planned clinical development pathway and the potential of its product candidates, and a short review of Supera. At the conclusion of the meeting, both parties expressed interest in actively pursuing a possible business combination transaction and discussed how the combined company would be in a better position to finance the development of MYMD’s product candidates. After the meeting, Palladium put together a draft non-binding term sheet and the parties held multiple discussions to negotiate and finalize the terms and conditions of the transaction.

On August 17, 2020, the Akers Board of Directors held a telephonic meeting to approve entry into the term sheet with MYMD.

On August 18, 2020, Akers engaged Biologics Consulting Group, Inc. (“Biologics”) to conduct extensive scientific due diligence on MYMD. Analysts from Biologics conducted numerous interviews with representatives from MYMD in their analysis of pre-clinical, CMC and clinical development efforts to date at MYMD.

On September 7, 2020, Biologics provided its final due diligence report to Akers.

On September 10, 2020, Foley & Lardner LLP (“Foley”), counsel to MYMD, received an initial draft of the Merger Agreement prepared by Haynes and Boone, LLP (“Haynes and Boone”), counsel to Akers.

On September 22, 2020, Foley sent a marked draft of the Merger Agreement to Haynes and Boone. The revised draft of the Merger Agreement included, among other things: (a) a $3.0 million loan from Akers to MYMD to fund certain development activities by MYMD prior to the closing (such loan would be evidenced by a loan and security agreement to be negotiated and agreed to by the parties), (b) customary changes to MYMD’s and Akers’ representations and warranties and the addition of certain representations and warranties by Akers, (c) revisions regarding the manner in which Akers and MYMD can conduct their respective businesses in the interim period, (d) the composition of the board of directors of Akers at the effective time of the Merger, (e) expanded termination rights, and (f) revisions to the allocation of expenses for the transaction.

Between September 23 and September 28, 2020, representatives of Haynes and Boone corresponded with and discussed with Mr. Silverman on behalf of Akers’ management various issues raised in MYMD’s marked draft of the Merger Agreement.

On September 29, 2020, Haynes and Boone sent a marked draft of the Merger Agreement to Foley.

On October 2, 2020, representatives of Haynes and Boone and Foley held a conference call with representatives of Akers and MYMD, including Mr. Silverman, to discuss numerous aspects of the proposed merger transaction including, among other things, the terms of the Bridge Loan Note, certain termination events and termination fees, and the allocation of transaction expenses.

On October 15, 2020, Foley sent a marked draft of the Merger Agreement to Haynes and Boone. The revised draft addressed the following points, among others: (a) true-up in respect of shares issued to MYMD stockholders as a result of options to purchase MYMD common stock and warrants to purchase MYMD common stock that are not issued (and never become issuable), pursuant to which Akers would pay additional consideration to MYMD stockholders in respect of such options to purchase MYMD common stock and warrants to purchase MYMD common stock that, on the 30th day after the 4th anniversary of the effective time of the Merger, remain unissued, and (b) revisions to the allocation of transaction expenses in certain scenarios.

On November 5, 2020, representatives of Haynes and Boone and Foley held a conference call with representatives of MYMD, including James McNulty and William McNulty, to address certain diligence matters relating to outstanding due diligence requests, and representatives of Haynes and Boone and Foley held a conference call to hold a high-level discussion of the Merger Agreement, including, among other things, the true-up in respect of options to purchase MYMD common stock and warrants to purchase MYMD common stock, the instances pursuant to which Akers would pay a termination fee, and the contemplated End Date.

On November 9, 2020, representatives of Haynes and Boone and Foley held a conference call to finalize the Merger Agreement and other transaction documents contemplated thereby.

On November 9, 2020 through November 11, 2020, Haynes and Boone and Foley exchanged revised drafts of the Merger Agreement reflecting updated terms agreed to, including (a) that MYMD stockholders would be entitled to receive cash no later than 30 days after the 2-year anniversary of the effective time of the merger equal to the amount of cash proceeds received by Akers from the exercise of any options to purchase MYMD common stock assumed by Akers, (b) revised the First Milestone Event (as defined in the Merger Agreement) to provide that a Milestone Payment of $20,000,000 would be paid in shares of Aker’s common stock if market capitalization of Akers for at least 10 trading days during any 20 consecutive trade day period during the Milestone Period is equal to or greater than $500,000,000, (c) clarified that MYMD may incur debt under its then-existing Starwood Line of Credit (provided evidence of payoff in respect thereto is delivered as a condition to closing as noted in more detail below), (d) clarified that the Akers Board of Directors would consist of four members appointed by Akers, including the chairman, and three members appointed by MYMD (provided such appointment by MYMD occurs within 6 months of the closing date), (e) clarified that options to purchase MYMD common stock would be amended to expire on the second year anniversary of the effective time of the Merger, provided that, concurrently with the execution of the Merger Agreement, each holder of options to purchase MYMD common stock deliver a lock-up and leak-out agreement, (f) added a covenant providing that MYMD would consummate prior to the closing the Supera Purchase (as defined in the Merger Agreement), (g) added conditions to Akers’ obligation to close in respect of the Supera Purchase, including delivery by MYMD of payoff letter relating to the Starwood Line of Credit, delivery of a shareholder support agreement, and delivery of evidence that all outstanding Company Indebtedness (as defined in the Merger Agreement) (other than the loan under the Bridge Loan Note and the Starwood Line of Credit) have been paid in full, (h) revised the termination right for failure to close by the End Date by allowing for additional extensions provided Akers made additional loans to MYMD, and (i) changed the minimum cash amount to be held by Akers at the effective time of the merger to $25.0 million, minus the loan amount evidenced by the Bridge Loan Note and any other secured promissory notes issued by MYMD to Akers as contemplated in the Merger Agreement .

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On November 9, 2020, the Akers Board of Directors held a telephonic meeting which was attended by all member of the Akers Board of Directors and representatives of Haynes and Boone. At this meeting, Mr. Silverman and representatives of Haynes and Boone provided the Akers Board of Directors with a detailed summary of the current draft of the Merger Agreement and the status of negotiations with MYMD on the current open points. The Akers Board of Directors asked numerous questions about the Merger Agreement during this meeting which were answered by Mr. Silverman and representatives of Haynes and Boone.

On November 10, 2020, the Akers Board of Directors held a follow-up telephonic meeting which was attended by all members of the Akers Board of Directors, representatives of Gemini and representatives of Haynes and Boone. At the meeting the Akers Board of Directors discussed and asked further questions regarding the terms and conditions of the Merger Agreement. A representative of Gemini provided the Akers Board of Directors with a summary of its fairness analysis and discussed the analysis in detail with the members of the Akers Board of Directors. At the request of the Akers Board of Directors, Gemini subsequently rendered its oral opinion, subsequently confirmed in writing by delivery of Gemini’s written opinion dated the same date, to the effect that, based upon and subject to the assumptions, factors, qualifications and limitations contained therein, as of November 10, 2020, the Exchange Ratio was fair, from a financial point of view, to holders of Akers common stock. The Akers Board of Directors also considered the factors described under “THE MERGER — Akers’ Reasons for the Merger” beginning on page 140, as well as various risks, such as non-consummation of the merger, arising in connection with the proposed transaction. Following extensive discussion of all of the foregoing by the Akers Board of Directors, the board unanimously (i) approved the Merger Agreement and consummation of the merger upon the terms and subject to the conditions set forth in the Merger Agreement, (ii) approved the Bridge Loan Note and the loan of up to $3.0 million to MYMD thereunder pursuant to the terms of such agreement, (iii) determined that the terms of the Merger Agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of Akers and its stockholders, (iv) directed that the Merger Agreement be submitted to Akers’ stockholders for adoption at the special meeting, and (v) recommend that Akers’ stockholders adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the merger.

On November 11, 2020 all signatures were released from escrow. Following the execution of the Merger Agreement, on November 12, 2020, Akers and MYMD issued a joint press release announcing the execution of the Merger Agreement and the related documents prior to the open of trading of shares of Akers common stock on November 12, 2020. For a discussion of the Merger Agreement and related documents, see pages 164 and 180 of this joint proxy and consent solicitation statement/prospectus.

Akers’ Reasons for the Merger

The Akers Board of Directors considered the following factors in reaching its conclusion to approve and adopt the Merger Agreement and the transactions contemplated thereby and to recommend that the Akers stockholders approve the merger, adopt the Merger Agreement and other transactions contemplated by the Merger Agreement, including the issuance of shares of Akers common stock in the merger and the business combination with MYMD.

The Akers Board of Directors believes, based in part on the judgment, advice and analysis of Akers management with respect to the potential strategic, financial and operational benefits of the merger (which judgment, advice and analysis was informed in part on the business, technical, financial, accounting and legal due diligence investigation performed with respect to MYMD), that:

●	The combined company will be led by an experienced senior management team from MYMD and a board of directors, four of whose members will be designated by Akers and three of whose members will be designated by MYMD.

●	MYMD has the potential to create value for the stockholders of the merged company and present the combined company with additional fund-raising opportunities in the future.

●	The Akers Board of Directors also reviewed the current plans of MYMD for continuing to expand its business to confirm the likelihood that the combined company would possess sufficient financial resources to allow management to continue to operate, develop and commercialize MYMD’s novel immunotherapy pipeline assets.

●	The Akers Board of Directors considered the opportunity, as a result of the merger, for Akers stockholders to participate in the potential value that may result from development of the MYMD business and the potential increase in value of the combined company following the merger, particularly given MYMD’s broad development program focused on two drug platforms that address enormous market potential.

●	The Akers Board of Directors also considered the strategic opportunity to focus on MYMD’s promising clinical development program and worldwide patent position, allowing the combined company to be committed to delivering novel, multi-indication platform drugs designed to extend healthy lifespan and treat the source of chronic autoimmune diseases.

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The Akers Board of Directors considered the opinion of GVS delivered to the Akers Board of Directors (in its capacity as such) that, as of November 11, 2020, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in the opinion, that the merger was fair to the Akers stockholders from a financial point of view, as more fully described below under the section titled “The Merger — Opinion of Akers Financial Advisor” on page 145 of this joint proxy and consent solicitation statement/prospectus.

The Akers Board of Directors also reviewed various factors impacting the financial condition, results of operations and prospects for Akers, including:

●	the strategic alternatives of Akers to the merger;

●	the consequences of current market conditions, Akers’ current liquidity position, and the likelihood that the resulting circumstances of Akers would not change for the benefit of the Akers stockholders in the foreseeable future on a stand-alone basis;

●	the risks of continuing to operate Akers on a stand-alone basis, including the need to continue to support its current business with insufficient capital resources; and

●	Akers management’s belief that it would be difficult to obtain additional equity or debt financing on acceptable terms, if at all.

The Akers Board of Directors also reviewed the terms and conditions of the proposed Merger Agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks, including:

●	the Exchange Ratio used to establish the number of shares of Akers common stock to be issued in the merger, and the expected relative percentage ownership of Akers stockholders and MYMD stockholders immediately following the completion of the merger;

●	the limited number and nature of the conditions to the MYMD obligation to consummate the merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the merger will be consummated on a timely basis;

●	the respective rights of, and limitations on, Akers and MYMD under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Akers or MYMD receive a superior competing proposal;

●	the MYMD Voting Agreements, pursuant to which certain directors, officers and affiliated stockholders of MYMD agreed, solely in their capacity as stockholders, to vote all their shares of MYMD capital stock in favor of adoption of the Merger Agreement;

●	the agreement of MYMD to provide the written consent of the holders of a number of shares of MYMD common stock representing at least seventy five percent (75%) of the issued and outstanding shares of MYMD common stock within ten (10) business days of the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, becoming effective; and

●	the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

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In its deliberations relating to the merger, the Akers Board of Directors also considered a variety of risks and other countervailing factors related to the merger, including:

●	the substantial expenses to be incurred in connection with the merger;

●	the possible volatility, at least in the short term, of the trading price of Akers common stock resulting from the merger announcement;

●	the risk that the merger might not be consummated in a timely manner, or at all, and the potential adverse effect of the public announcement of the merger or on the delay or failure to complete the merger on the reputation of Akers;

●	the risk to Akers’ business, operations and financial results in the event the merger is not consummated;

●	the strategic direction of the continuing entity following the completion of the merger;

●	the fact that the merger would give rise to substantial limitations on the utilization of Akers’ NOLs; and

●	various other risks associated with the combined company and the merger, including those described in the section titled “Risk Factors” starting on page 57 of this proxy statement/prospectus/information statement.

The Akers Board of Directors believes that, overall, the potential benefits to Akers stockholders of the Merger Agreement and the transactions contemplated thereby outweigh the risks and uncertainties.

Although this discussion of the information and factors considered by the Akers Board of Directors is believed to include the material factors it considered, it is not intended to be exhaustive and may not include all of the factors considered by the Akers Board of Directors. The Akers Board of Directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Merger Agreement and the transactions contemplated thereby are fair to, advisable, and in the best interests of Akers and its stockholders. The Akers Board of Directors based its determination on the totality of the information presented to and factors considered by it. In addition, individual members of the Akers Board of Directors may have given differing weights to different factors.

MYMD’s Reasons for the Merger

MYMD’s board of directors considered many factors in making its decision to approve and adopt the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and to recommend that its stockholders approve the MYMD Merger Proposal. In arriving at its decision, MYMD’s board of directors consulted with MYMD’s management and scientific and technical advisors and consultants and legal and financial advisors, reviewed a significant amount of information, and reviewed a number of factors, including the following material facts (not in any relative order of importance):

●	the expectation that the merger with Akers would be a more time- and cost-effective means than other available options, including an initial public offering or additional rounds of private financing, in order to finance the continued development and regulatory approval process with respect MYMD’s therapeutic platforms, including MyMD-1 and Supera-1R;

●	the view that the range of options available to the combined company to access private and public equity markets will likely be greater as a public company than MYMD continuing as a privately held company;

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●	the view that the proposed merger with Akers would provide MYMD stockholders with greater liquidity and thus greater potential opportunity to realize a return on their investment than any other alternative reasonably available to MYMD and its stockholders, including the strategic alternatives to the proposed merger with Akers;

●	the historical and current information concerning Akers’ business, including its financial performance and condition, operations, and management;

●	the competitive nature of the industry in which MYMD and Supera operate;

●	the projected financial position, operations, management structure, operating plans, cash burn rate and financial projections of the combined company, and the expected cash resources of the combined company (including the ability to support the combined company’s current and planned clinical trials and operations);

●	the likelihood that the merger would be consummated on a reasonably timely basis, including the likelihood that the merger would receive all necessary approvals;

●	the opportunity for MYMD stockholders to hold shares of a publicly traded company, and expanding the range of potential investors MYMD could otherwise gain access to if it continued to operate as a privately held company;

●	the availability of MYMD stockholders to seek appraisal rights under the FBCA so long as they comply with the required procedures under the FBCA, which allow such stockholders to seek appraisal of the fair value of their shares of MYMD common stock rather than to receive merger consideration and become stockholders of the combined company; and

●	the terms and conditions of the Merger Agreement, including without limitation the following:

○	the determination by MYMD’s board of directors that the relative percentage ownership of MYMD and Akers stockholders is fair and based on the valuations of each company at the time of MYMD’s board of directors’ approval of the Merger Agreement;

○	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that in the merger, MYMD’s stockholders and optionholders would generally not recognize taxable gain or loss for U.S. federal income tax purposes;

○	the structure of the merger and the level of certainty as to the percentage of the total shares of common stock of the combined company that current MYMD and Akers stockholders would own after the merger;

○	the conclusion of the MYMD board of directors that MYMD’s remedies in the event of a breach or termination of the Merger Agreement by Akers were sufficient to protect the interests of MYMD and its stockholders;

○	the minimum amount of unrestricted cash of the combined company expected to be on hand immediately following the effective time of the merger; and

○	the view that the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, MYMD’s board of directors also considered a variety of risks, uncertainties and other countervailing factors related to entering into the Merger Agreement and consummating the merger, including:

●	the time, effort and substantial costs involved in connection with entering into the Merger Agreement and consummating the merger and the related disruptions to the operation of MYMD’s business and development activities, including the risk of diverting management’s attention from other strategic priorities to the merger, and the risk that the operations of MYMD would be disrupted by employee concerns or departures or by changes to or termination of MYMD’s relationships with its vendors, contractors, and other third parties;

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●	the restrictions on the conduct of MYMD’s business during the pendency of the merger, which may delay or prevent MYMD from undertaking potential business opportunities that may arise or may negatively affect MYMD’s ability to attract, retain and motivate key personnel;

●	the risk that Akers’ stockholders may fail to approve the merger;

●	the expenses and obligations to which the combined company would be subject as a result of being a public company that could adversely affect the combined company’s operating results and preclude the achievement of some of the benefits anticipated from the merger;

●	the possibility that the anticipated benefits of the merger may not be realized or that they may be lower than expected;

●	the trading price of the combined company’s common stock may be subject to significant fluctuations and volatility;

●	the risk that future sales of common stock by existing stockholders of the combined company may cause the price of such common stock to fall, thus reducing the potential value of common stock received by MYMD stockholders following the merger;

●	the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on the reputation of MYMD and the ability of MYMD to obtain financing in the future in the event the merger is not completed;

●	the expectation that the anticipated cash resources of the combined company expected to be available at the effective time of the merger would provide the combined company insufficient capital to execute its near-term business strategy before a subsequent financing may be completed;

●	the risk to the business, operations and financial results of MYMD in the event that the merger is not consummated in a timely manner or at all;

●	the possibility that Akers could, under certain circumstances, consider unsolicited acquisition proposals if superior to the merger or change its recommendation to approve the transactions contemplated by the Merger Agreement upon the occurrence of certain events;

●	the fact that the representations and warranties in the Merger Agreement do not survive the closing of the merger and the potential risk of liabilities that may arise post-closing; and

●	various other risks associated with the combined company and the merger, including those described in the section titled “RISK FACTORS” beginning on page 57 of this joint proxy and consent solicitation statement/prospectus.

The foregoing discussion of the factors considered by MYMD’s board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by MYMD’s board of directors in determining whether to approve and adopt the Merger Agreement, the merger and the other transactions contemplated thereby and to submit the same to its stockholders for approval and adoption. In reaching its decision, MYMD’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. MYMD’s board of directors considered the factors as a whole, including discussions with, and questioning of, Akers’ management and Akers’ outside financial and legal advisors, and considered the factors overall to be favorable to, and to support, its determination to approve and adopt the Merger Agreement, the merger and the transactions contemplated thereby and to recommend that MYMD’s stockholders approve and adopt the same.

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Opinion of Akers’ Financial Advisor

Pursuant to an engagement letter dated September 29, 2020, Akers retained GVS to act as a valuation advisor in connection with the merger and to render an opinion to the Akers Board of Directors as to the fairness, from a financial point of view, of the contribution made and consideration received by the holders of Akers common stock pursuant to the Merger Agreement. On November 11, 2020, GVS rendered its oral opinion to the Akers Board of Directors (which was subsequently confirmed in writing as of November 11, 2020), that, as of that date and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the GVS Opinion, which is included as Annex F, and described below, the contribution made and consideration received by the holders of Akers common stock pursuant to the Merger Agreement was fair to the holders of Akers common stock from a financial point of view.

GVS provided its opinion for the information and assistance of the Akers Board of Directors in connection with its consideration of the merger. The GVS Opinion addressed solely the fairness, from a financial point of view, of the consideration received by the holders of Akers common stock pursuant to the Merger Agreement to the holders of Akers common stock and does not address any other aspect or implication of the merger. The GVS Opinion is not a recommendation to the Akers Board of Directors or any shareholder of Akers as to how to vote or to take any other action in connection with the Merger.

In the course of performing its review and analyses for rendering its opinion, GVS:

(i)	reviewed the financial terms contained in a draft copy of the Merger Agreement, dated as of November 11, 2020, which was the most recent draft made available to GVS (the “Draft Merger Agreement”);

(ii)	reviewed certain publicly available financial and other information concerning Akers and MYMD and the industries in which they each operate;

(iii)	reviewed certain internal financial analyses and forecasts (“Projections”) prepared by and provided to GVS by the management of MYMD relating to MYMD’s business, separately;

(iv)	conducted discussions with members of senior management and representatives of each of Akers and MYMD concerning the matters described in clauses (ii)-(iii) above;

(v)	compared the financial and operating performance of MYMD with publicly available information concerning other publicly traded companies and reviewed the current and historical market prices of Akers common stock, the common stock of MYMD and certain publicly traded securities of such other companies, in each case, that GVS deemed relevant;

(vi)	reviewed the historical financial statements for fiscal years 2018 and 2019, and pro forma financial statements for the quarter ended June 30, 2020 for MYMD; and

(vii)	performed such other financial studies, analyses and investigations and considered such other information as we deemed appropriate for the purposes of the opinion set forth below.

In arriving at its opinion, GVS assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, pro-forma financial statements, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by GVS, and upon the assurances of the managements of Akers and MYMD that they were not aware of any material relevant developments or matters related to the Akers or MYMD or that may affect the merger that were omitted or that were not disclosed to GVS. The GVS Opinion did not address any legal, regulatory, tax, accounting or financial reporting matters, as to which GVS understood that Akers has obtained such advice as it deemed necessary from other advisors, and GVS relied with the consent of the Akers Board of Directors on any assessments made by such other advisors to Akers with respect to such matters. Without limiting the foregoing, GVS did not consider any tax effects of the merger or the transaction structure on any person or entity. GVS did not conduct any independent verification of the Projections and expressed no view as to the Projections or the assumptions upon which they were based and assumed no responsibility for the accuracy or completeness thereof. Without limiting the generality of the foregoing, with respect to the Projections, GVS assumed, with the consent of the Akers Board of Directors and based upon discussions with MYMD’s management, as applicable, that the Projections were reasonably prepared in good faith and that the Projections, reflected the best currently available estimates and judgments of the management of MYMD, as applicable, of the future results of operations and financial performance of MYMD.

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In arriving at its opinion, GVS did not make any analysis of, and did not express any opinion as to, the adequacy of the reserves of Akers or MYMD and relied upon information supplied to GVS by Akers and MYMD as to such adequacy. In addition, GVS did not make any independent evaluations or appraisals of the assets or liabilities (including any contingent derivatives or off-balance-sheet assets or liabilities) of Akers, MYMD or any of their respective subsidiaries, and GVS was not furnished with any such evaluations or appraisals, nor did GVS evaluate the solvency of Akers, MYMD or any other entity under any state or federal law relating to bankruptcy, insolvency or similar matters either before or after the merger. The analyses performed by GVS in connection with its opinion were going concern analyses. GVS expressed no opinion regarding the liquidation value of Akers, MYMD or any other entity. GVS assumed that there had been no material change in the assets, financial condition, business or prospects of Akers or MYMD since the date of the most recent relevant financial statements made available to GVS. Without limiting the generality of the foregoing, GVS undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Akers, MYMD or any of their respective affiliates is a party or may be subject, and, at the direction of Akers and with its consent, GVS’ opinion made no assumption concerning, and therefore did not consider, the possible claims, outcomes or damages arising out of any such matters. With regard to any ongoing litigation in which MYMD is involved, at the direction of Akers and with its consent, GVS assumed for the purpose of its analysis that it would not have a material adverse effect on the financial condition, operations or prospects of MYMD. GVS also assumed that neither Akers nor MYMD is party to any material pending transaction that had not been disclosed to GVS, including, without limitation, any financing, recapitalization, acquisition or merger, and the Merger. GVS did not consider any potential legislative or regulatory changes currently being considered or that may be adopted by any governmental or regulatory bodies or any potential changes in accounting methods or generally accepted accounting principles that may be adopted.

GVS assumed that the representations and warranties of each party contained in the Merger Agreement and in all other related documents and instruments that are referred to therein are and will be true and correct as of the date or the dates made or deemed made, that each party thereto will fully and timely perform all of the covenants and agreements required to be performed by it under the Merger Agreement, the Voting Agreements and any other agreement contemplated by any such agreement, and that the transactions contemplated by the Merger Agreement, including, without limitation, the merger, will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement thereof. GVS assumed that the final form of the Merger Agreement will be in all respects relevant to its analysis identical to the Draft Merger Agreement. GVS also assumed that any governmental, regulatory and other consents and approvals contemplated in connection with the merger will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on Akers, MYMD or the benefits contemplated to be realized as a result of the merger. GVS further assumed that the merger will be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal, state, local and foreign laws, rules and regulations.

The GVS Opinion was necessarily based on economic, market, financial and other conditions as they existed, and on the information made available to GVS, as of the date of its opinion. It should be understood that, although subsequent developments may affect the conclusion reached in such opinion, GVS did not assume any obligation to update, revise or reaffirm its opinion.

The GVS Opinion addresses solely the fairness, from a financial point of view and as of the date thereof, of the consideration received by the holders of Akers common stock pursuant to the Merger Agreement and does not address any other terms in the Merger Agreement or any other agreement contemplated by the Merger Agreement or relating to the merger or any other aspect or implication of the merger, including, without limitation, the form or structure of the merger, any consequences of the merger on Akers, its stockholders, creditors or any other constituency, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger Agreement or otherwise. The GVS Opinion does not address Akers’ underlying business decision to proceed with the merger or the relative merits of the merger compared to other alternatives available to Akers. GVS expressed no opinion as to the prices or ranges of prices at which shares or other securities of any person, including shares of Akers common stock or MYMD common stock, will trade at any time, including following the announcement or consummation of the merger. GVS was not requested to opine as to, and the GVS Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the merger, or any class of such persons, relative to the compensation to be paid to the stockholders of Akers in connection with the merger or with respect to the fairness of any such compensation.

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In accordance with customary valuation advisory practice, GVS employed generally accepted valuation methods in reaching its opinion. The GVS Opinion was reviewed and approved by a fairness committee of GVS.

Summary of Financial Analysis

GVS performed a variety of financial analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, GVS considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions GVS reached were based on all the analyses and factors presented, taken as a whole, and also on application of GVS’ own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis.

GVS therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analyses. Furthermore, GVS believes that the summary provided and the analyses described below must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying GVS’ analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described below should not be taken to be the view of GVS with respect to the actual value of Akers, MYMD or shares of Akers common stock or MYMD common stock.

Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of the corresponding summaries and are alone not a complete description of the financial analyses performed by GVS. Considering the data in the tables below without considering the corresponding full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of the financial analyses performed by GVS.

In performing its analyses, GVS made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, all of which are beyond GVS’ control and many of which are beyond the control of Akers and/or MYMD. Any estimates used by GVS in its analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

GVS performed standalone valuation analyses of MYMD using a variety of valuation methodologies, as described below. GVS then performed a relative valuation analysis in order to compare the contribution made and consideration received by the holders of Akers common stock pursuant to the Merger Agreement. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 10, 2020, and is not necessarily indicative of current market conditions.

MYMD Valuation Analysis

GVS analyze the valuation of MYMD using the below methodologies:

●	Guideline Transaction Analysis

●	Guideline Trading IPO Analysis

●	Historical IPO Analysis

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Guideline Transaction Analysis

GVS examined selected biotech M&A transactions since March 2014 where the target companies are under pre-clinical through Phase 1 stages of clinical development and are focused on the Auto-Immune segment and the transaction values were disclosed for such selected transactions (the “Selected Precedent M&A Transactions”). There are few comparable transactions where the target company has a pre-clinical to Phase 1 product that is focused on Auto-Immune segment. GVS reviewed and analyzed the following eight precedent transactions:

Date	Company Name	Investors	Deal Size	Implied EV
14-Sep-20	Anelixis Therapeutics	Novus Therapeutics	$75.0	$75.0
12-Aug-20	Cellular Biomedicine Group	Government of Singapore Investment Corporation (GIC)	$411.0	$397.4
8-Aug-19	Neoleukin Therapeutics	Neoleukin Therapeutics	$51.6	$86.0
1-Jun-19	Tilos Therapeutics	Merck & Co.	$773.0	$773.0
1-Nov-18	TxCell	Sangamo Therapeutics	$81.7	$76.6
1-Mar-18	Cascadian Therapeutics	Seattle Genetics	$614.1	$520.8
4-Mar-15	SuppreMol	Baxter International	$230.0	$230.0
6-Mar-14	Crescendo Bioscience	Myriad Genetics	$263.9	$285.5

Although the precedent transactions referred to above were used for comparison purposes, none of the target companies is directly comparable to MYMD. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the merger value of such companies and MYMD to which they are being compared.

Financial data for the precedent transactions was based on publicly available information at the time of the announcement of the relevant transactions that GVS obtained from SEC filings, relevant press releases, Capital IQ, Pitch Book as of November 10, 2020. Precedent transactions were considered for both their upfront and total transaction values to best evaluate each transaction’s consideration and because many of the precedent transactions contained contingent value rights.

The selected precedent transactions had total implied enterprise values between $86 million and $773 million. GVS derived a median total enterprise value of $257.8 million for the Selected Precedent M&A Transactions. Using the average and the median of the implied total enterprise values, GVS then calculated a range of implied total enterprise values for MYMD, which was $257.8 million to $305.5 million.

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Guideline Trading IPO Analysis

GVS examined selected recent biotech initial public offerings (“IPOs”) where the target companies are under pre-clinical through Phase 1 stages of clinical development and are focused on the Auto-Immune segment (the “Selected IPO Transactions”):

●	Passage Bio, Inc.

●	Black Diamond Therapeutics, Inc.

●	Avidity Biosciences, Inc.

●	Generation Bio Co.

●	Pandion Therapeutics, Inc.

●	INmune Bio, Inc.

●	Cabaletta Bio, Inc.

●	Equillium, Inc.

Although none of the selected companies is directly comparable to MYMD, GVS included these companies in its analysis because they are recent public offerings for companies with certain characteristics that, for purposes of analysis, may be considered similar to certain characteristics of MYMD.

As none of the selected companies is exactly the same MYMD, GVS believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public offerings analysis. Accordingly, GVS also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of MYMD and the selected companies that could affect the public offerings values of each in order to provide a context in which to consider the results of the quantitative analysis.

Financial data for the public offerings was based on publicly available information at the time of the announcement of the public offerings that GVS obtained from SEC filings, relevant press releases, Capital IQ, Pitch Book as of November 10, 2020.

Company Name	IPO Date	IPO Valuation	Funds Raised	Pre-IPO Valuation
Passage Bio, Inc.	27-Feb-20	$775.8	$216.0	$559.8
Black Diamond Therapeutics, Inc.	29-Jan-20	$682.3	$201.1	$481.2
Avidity Biosciences, Inc.	11-Jun-20	$675.2	$259.2	$416.0
Generation Bio Co.	11-Jun-20	$878.0	$200.0	$678.0
Pandion Therapeutics, Inc.	17-Jun-20	$513.5	$135.0	$378.5
INmune Bio, Inc.	1-Feb-19	$89.8	$8.2	$81.6
Cabaletta Bio, Inc.	24-Oct-19	$259.1	$74.8	$184.3
Equillium, Inc.	11-Oct-18	$234.5	$65.4	$169.2

The Selected IPO transactions had total implied pre-IPO values between $81.6 million and $678 million. GVS derived an average pre-IPO valuation of $368.6 million for the Selected IPO transactions. Using the first quartile and the average of the implied pre-IPO valuations, GVS then calculated a range of implied values for MYMD, which was $180.5 million to $368.6 million.

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Historical IPO Analysis

GVS also examined biotech IPOs over the last few years on a broader scale where the target companies are at different stages of development cycle to understand the valuation level achieved by such companies through public offering. GVS selected a period started January 2018 up to November 10, 2020 and sourced the average valuation levels for the group of companies by drug development stages directly from Pitch Book.

Year and Stage of Development	# of IPOs	Average Valuation ($ mn)
2018	59	$354.1
Pre-Clinical Trials	4	$214.3
Clinical Trials - General	5	$170.5
Clinical Trials - Phase 1	2	$261.4
Clinical Trials - Phase 2	2	$280.4
Clinical Trials - Phase 3	2	$541.3
Generating Revenue	10	$385.5
Generating Revenue/Not Profitable	33	$400.5
Profitable	1	$58.8
2019	59	$494.9
Pre-Clinical Trials	2	$81.6
Clinical Trials - General	8	$362.6
Clinical Trials - Phase 1	6	$215.3
Clinical Trials - Phase 2	4	$245.2
Clinical Trials - Phase 3	5	$328.3
Generating Revenue	8	$171.9
Generating Revenue/Not Profitable	24	$791.1
Profitable	2	$403.3
2020	78	$792.8
Pre-Clinical Trials	9	$487.9
Clinical Trials - General	2	$446.5
Clinical Trials - Phase 1	13	$430.8
Clinical Trials - Phase 2	11	$408.3
Generating Revenue	7	$1,814.4
Generating Revenue/Not Profitable	31	$814.5
Profitable	4	$3,913.5
Startup	1	$524.2
Grand Total	196	$569.2

As per Pitch Book, there have been 196 IPOs in the biotech industry since January 2018 and around ¼ of these companies are pre-clinical or Phase I trial stage companies. The average pre-IPO valuation for this set of companies was $203 million, $272 million and $454 million for the year 2018, 2019 and 2020, respectively. While the Phase 1 average valuation stayed around $200-$250 million during 2018-19, the valuation has increased significantly during 2020 given the COVID-19 pandemic and the increasing focus on biotech. Although none of the selected companies is directly comparable to MYMD, based on the above market data, a company similar to MYMD is likely to achieve a valuation between the first quartile and third quartile valuation levels for the period 2018-19 for the set of companies in the pre-clinical or Phase I stage. GVS then calculated a range of implied values for MYMD, which was $181.5 million to $249.9 million.

Akers Valuation Analysis (Akers’ contribution to the merger)

GVS analyzed the value of Akers’ contribution to the merger utilizing an internal valuation method. As part of the merger, Akers is allocating $25 million of cash to the merged entity through its exchange listed public company.

GVS analyzed certain past reverse merger transactions in the pharmaceuticals/biotech industry for small cap companies and also gathered market quotes for shell companies that are readily available for acquisition to benchmark the value of Akers exchange listed publicly traded company with respect to the transaction to arrive at a range of $2.0 million and $5.0 million for the value of the Akers exchange listed public company.

This analysis resulted in a range of implied values for Akers’ contribution to the Merger, of between $27.0 million and $30.0 million.

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Relative Valuation Analysis

GVS compared the above calculated implied value of Akers’ contribution to the merger against the value of consideration received by Akers’ shareholders post-merger below.

GVS calculated the post-merger value of the merged entity by utilizing the average enterprise value ranges of MYMD and adjusting them by the pro forma net cash of the post-merger entity. The implied equity value post-merger ranges between $231.6 million and $333.0 million, resulting in an implied post-merger value of between $46.3 million and $66.6 million for current stockholders of Akers.

Based on the above analyses, GVS noted that, the implied contribution made by the holders of Akers common stock is lower than the consideration received by the holders of Akers common stock pursuant to the Merger Agreement.

Certain Financial Projections

The Projections were not prepared with a view towards public disclosure or in compliance with the guidelines of the SEC or the American Institute of Certified Accountants. The Projections are based on a number of assumptions and subject to numerous uncertainties and risks, including, without limitation, those contained in the Risk Factors beginning on page 57 of this joint proxy and consent solicitation statement/prospectus and including a number of matters outside the control of MYMD and Akers. None of MYMD, Akers or GVS makes any representation that the Projections will be achieved and the differences between actual results and the Projections may be substantial. Neither Akers’ independent public accounting firm, nor MYMD’s independent accounting firm, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Projections.

Miscellaneous

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, GVS did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, GVS made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

The GVS Opinion was one of the many factors taken into consideration by the Akers Board of Directors in making its determination to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Akers Board of Directors with respect to the contribution made/consideration received for the shares of Akers common stock in the merger or of whether the Akers Board of Directors would have been willing to agree to different exchange ratio. The contribution made/consideration received for the shares of Akers common stock in the merger was determined through arm’s- length negotiations between Akers and MYMD and was approved by the Akers Board of Directors. Neither GVS nor any of its affiliates recommended any specific exchange ratio to Akers or the Akers Board of Directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

GVS has consented to the use of the GVS Opinion in this registration statement on Form S-4 of which this joint proxy and consent solicitation statement/prospectus forms a part; however, GVS has not assumed any responsibility for the form or content of this registration statement on Form S-4 of which this joint proxy and consent solicitation statement/prospectus forms a part, other than the GVS Opinion itself.

As part of its financial advisory business, GVS regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. GVS is a recognized advisory firm that has substantial experience in providing financial advice in connection with proposed mergers, acquisitions, sales of companies, businesses and other assets and other transactions.

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During the two years preceding the date of the GVS Opinion, neither GVS nor its affiliates was engaged by, performed services for, or received any compensation from, Akers (other than the engagements and any amounts that were paid under the engagement letter described in this registration statement on Form S-4 of which this joint proxy and consent solicitation statement/prospectus forms a part) or MYMD. GVS received a fee of $100,000 for rendering its opinion, no portion of which was contingent upon any conclusion reached in GVS’ opinion or the completion of the merger. In addition, Akers agreed to reimburse GVS for certain expenses incurred by it in connection with its engagement and to indemnify GVS and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with GVS’ policies and procedures, a fairness committee was not required to, and did not, approve the issuance of the opinion.

Listing of Akers’ Common Stock

Akers common stock is currently listed on The Nasdaq Capital Market under the symbol “AKER”. Pursuant to the Merger Agreement, Akers has agreed to obtain approval for listing on The Nasdaq Capital Market of the shares of Akers common stock to be issued in connection with the merger. In addition, under the Merger Agreement, each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, including that Akers must have caused such shares of Akers common stock to be approved for listing on The Nasdaq Capital Market, subject only to official notice of issuance as of the closing of the merger.

In connection with the merger, MYMD will change its name to “MyMD Pharmaceuticals (Florida), Inc.” and Akers will change its name to “MYMD Pharmaceuticals, Inc.” Akers will apply to change its trading symbol on The Nasdaq Capital Market to “MYMD.”

Restrictions on Sales of Shares of Akers Common Stock Received in the Merger

The shares of Akers common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for the shares of Akers common stock to be issued to any MYMD stockholder who may be deemed to be an “affiliate” of Akers for purposes of Rule 144 under the Securities Act or who are parties to lock-up agreements. Persons who may be deemed to be affiliates of Akers include individuals or entities that control, are controlled by, or are under common control with, Akers and may include the executive officers, directors and significant stockholders of Akers.

Opinions as to Material U.S. Federal Income Tax Consequences of the Merger

Subject to the Tax Opinion Representations and Assumptions (as defined below), each of Haynes and Boone, LLP and Foley & Lardner LLP will deliver a tax opinion, dated as of the date of closing, to Akers and MYMD, respectively, to the effect that the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, MYMD common stockholders who exchange their MYMD common stock for Akers common stock in the merger should not recognize any taxable gain or loss except to the extent of the lesser of the gain realized in the merger and the amount of Additional Consideration received (less the amount treated as imputed interest). An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS and there can be no assurance that following the merger the IRS will not challenge the legal conclusions expressed in the opinions. Please review carefully the information in the section titled “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 208 of this joint proxy and consent solicitation statement/prospectus for a more complete discussion of the material U.S. federal income tax consequences of the merger.

Ownership of Akers Following the Merger

Akers and MYMD anticipate that upon completion of the transaction and prior to the reverse stock split contemplated by the Reverse Stock Split Proposal, the combined company will have approximately 97,518,780 shares of common stock outstanding on a fully diluted basis, assuming the exercise in full of the Pre-funded Warrants to purchase 1,040,540 shares of Akers common stock and including 9,979,664 shares of combined company common stock underlying options to purchase shares of MYMD common stock assumed at closing, with (i) MYMD stockholders and optionholders owning approximately 80% of the outstanding equity of Akers; and (ii) Akers stockholders, holders of certain outstanding options and warrants to purchase shares of Akers common stock (excluding shares issuable upon exercise of options and warrants having an exercise price in excess of $1.72, prior to giving effect to any such stock splits, combinations, reorganizations and the like with respect to the Akers common stock between the announcement of the merger and the closing of the merger) and holders of outstanding restricted stock units owning approximately 20% of the outstanding equity of Akers.

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Board Composition and Management of Akers after the Merger

Immediately after the effective time of the merger, the Akers Board of Directors will consist of seven (7) directors, serving until the next annual meeting of Akers stockholders.

Mr. Silverman, the current Akers chairman of the board, is expected to continue to serve as the chairman of the board of the combined company, and each of Mr. Schreiber, Mr. Schroeder and Mr. White are expected to continue to serve on the board of directors of the combined company. MYMD has the right to designate up to 3 members of the board of the combined company and has selected, and Akers has agreed to appoint, [●], [●], and [●], to the board of directors, so that such persons shall serve on the board of directors of the combined company at the effective time of the merger.

Resignation of the directors of Akers who will not continue to serve on the board of the combined company following the merger from his or her position, effective immediately following the effective time of the merger, if any, is a condition to the closing of the merger.

Information about the individuals who will be directors and executive officers of the combined company, including biographical information, executive compensation and stock ownership, can be found in the sections titled “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 192, “PRINCIPAL STOCKHOLDERS OF AKERS AND THE COMBINED COMPANY” beginning on page 204, and “PRINCIPAL STOCKHOLDERS OF MYMD AND THE COMBINED COMPANY” beginning on page 206 of this joint proxy and consent solicitation statement/prospectus.

Interests of Akers’ Directors and Executive Officers in the Merger

In considering the recommendation of the Akers Board of Directors to approve and adopt the Share Issuance Proposal, as stockholders of Akers, officers and directors owning shares of Akers will be treated as other stockholders of Akers and will experience the same stock appreciation, if any, as a result of the merger. However, Akers stockholders should be aware that certain of Akers’ directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Akers stockholders generally. The Akers Board of Directors was aware of these interests and considered them, among other matters, in approving and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. These interests are described below.

Directors and Executive Officers of Akers

Akers’ current directors are Christopher C. Schreiber (Akers’ Chief Executive Officer), Joshua Silverman, Bill J. White, and Robert C. Schroeder.

From and after the effective time of the merger, all of Akers’ current directors will be designated by the Akers board to serve as directors of the combined company, and Joshua Silverman, Akers’ current director and Chairman of the Board of Directors, is expected to continue as chairman of the board of directors of the combined company. Mr. Schreiber is expected to serve as an executive officer of the Supera line of business.

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Restricted Stock Units

As of January 5, 2021, each of Mr. Schreiber, Mr. Silverman and Mr. White owned vested RSUs for 5,201 shares of common stock, which are expected to settle prior to the closing of the merger. Such number of shares does not give effect to any shares that would be withheld for tax liability.

As of January 5, 2021, the directors and executive officers of Akers beneficially owned unvested RSUs: Mr. Schreiber owned 263,500 unvested RSUs; each of Mr. Silverman and Mr. White owned 219,000 unvested RSUs and Mr. Schroeder owned 87,860 unvested RSUs.

Pursuant to the RSU agreements, all of the outstanding unvested RSUs held by Akers’ officers and directors will accelerate and vest upon the effective time of the merger. The table below sets forth the outstanding unvested RSUs held by Akers’ officers and directors that will accelerate and vest upon the effective time of the merger.

Name	Number of RSUs (1)	Value Realized on Vesting(2)
Christopher C. Schreiber	263,500	$504,339
Joshua Silverman	219,000	$419,166
Bill J. White	219,000	$419,166
Robert C. Schroeder	87,860	$168,164

(1) Each RSU represents a contingent right to receive one share of Akers common stock. Under the 2018 Plan, fifty percent (50%) of the RSUs are scheduled to vest on the first anniversary of the date of the grant, and the remaining fifty percent (50%) on the second anniversary of the date of grant. The RSUs contain provisions which allow for the restricted period applicable to such RSUs to expire on an accelerated basis as a result of the merger, provided that the grantee is employed or providing services to Akers or its affiliates on the effective date of the merger.

(2) As determined by multiplying the number of restricted stock units by $1.914, which equals the average closing price per share of Akers common stock over the first five business days following the first public announcement of the transaction. Akers may elect, in its sole discretion, to settle vested RSUs for cash.

Upon settlement, the Compensation Committee of the Akers Board of Directors can, in its sole discretion and subject to the requirements of Section 409A of the Code, elect to pay cash or part cash and part common stock in lieu of delivering only shares of common stock in respect of the vested RSUs. Akers currently expects that all vested RSUs would be settled in shares of common stock upon closing of the merger, without giving effect to any shares that may be withheld for tax liability.

Indemnification and Liability Insurance

Current directors and officers of Akers will be indemnified by Akers under its directors’ and officers’ liability insurance after the merger.

The Merger Agreement also provides that the provisions relating to the indemnification and limitation of liability set forth in the articles of incorporation and bylaws of the surviving corporation and Akers will contain provisions at least as favorable as the provisions relating to indemnification and limitation of liability set forth in the MYMD Articles and MYMD Bylaws before the merger, and will not be amended, repealed or otherwise modified for a period of six (6) years from the closing of the merger in any manner that would adversely affect the rights thereunder of individuals who, upon closing of the merger, were directors, officers, employees or agents of Akers, unless such modification is required by legal requirements.

Quantification of Potential Payments to Akers Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K with respect to each named executive officer of Akers regarding any agreement or understanding, whether written or unwritten, between such named executive officer and Akers, concerning any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Akers’ named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of holders of Akers capital stock, as described in “AKERS PROPOSAL 5—THE AKERS GOLDEN PARACHUTE COMPENSATION PROPOSAL.” The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Akers’ named executive officers would receive, using the following assumptions:

●	the effective time will occur on March 31, 2021 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);
●	equity awards that are outstanding as of January 5, 2021; and
●	a price per share of Akers common stock of $1.914 (the average closing market price of Akers common stock over the first five (5) business days following the public announcement of the merger on November 12, 2020).

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The calculations in the table do not include amounts that Akers’ named executive officers were already entitled to receive or vested in as of the date of this joint proxy and consent solicitation statement/prospectus. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

	All Golden Parachute Compensation
	Equity (1)	Total
Christopher C. Schreiber	$504,339	$504,339
Stuart Benson	$-	$-

(1) Represents the value of 263,500 RSUs held by Mr. Schreiber as determined by multiplying the number of RSUs by $1.914, which equals the average closing price per share of Akers common stock over the first five business days following the first public announcement of the transaction. All outstanding unvested RSUs held by Mr. Schreiber will accelerate and vest in full upon the closing of the merger. Under the 2018 Plan, RSUs were granted, with fifty percent (50%) to vest on the first anniversary of the date of the grant, and the remaining fifty percent (50%) to vest on the second anniversary of the date of grant. The RSUs held by Mr. Schreiber contain provisions which allow for the restricted period applicable to all 263,500 RSUs to expire on an accelerated basis as a result of the merger, provided that Mr. Schreiber is employed or providing services to Akers or its affiliates on the effective date of the merger. Therefore, the payment Mr. Schreiber would receive as a result of the vesting of his RSUs as a result of the merger could vary significantly based on the price of Akers common stock on the date of vesting.

Interests of MYMD’s Directors and Executive Officers in the Merger

In considering the recommendation of the MYMD board of directors with respect to approving the merger, MYMD stockholders should be aware that certain of MYMD’s directors and executive officers, and their affiliates, have interests in the merger that may be different from, or in addition to, the interests of MYMD stockholders generally. However, MYMD’s officers and directors owning shares and options to purchase shares of MYMD common stock, and their affiliates, will be treated as other stockholders of MYMD and will experience the same stock appreciation, if any, as a result of the merger. The MYMD board of directors was aware of these interests and considered them, among other matters, in approving and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. These interests are described below.

Directors and Executive Officers of MYMD

The following table sets forth the name and position of each individual who is currently a director or executive officer of MYMD.

Name	Position
James A. McNulty, CPA	Chief Executive Officer, Treasurer, Chief Financial Officer, Secretary and Director
Jonnie R. Williams Sr.	Founder and Director
Chris Chapman, M.D.	President and Chief Medical Officer
Adam Kaplin, M.D., Ph.D.	Chief Scientific Officer
Paul Rivard, Esq.	Executive Vice President of Operations and General Counsel

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Common Stock Ownership

As of December 31, 2020, MYMD’s current directors and executive officers beneficially owned, in the aggregate approximately 14.77% of the shares of MYMD common stock, which for purposes of this subsection excludes any MYMD shares issuable upon exercise or settlement of MYMD stock options held by such individual.

Stockholder	Number of Shares of Common Stock held
James A. McNulty, CPA	375,000
Jonnie R. Williams, Sr.	1,500,000
Chris Chapman	250,000

Certain MYMD stockholders affiliated with MYMD’s directors also currently hold shares of MYMD common stock. The table below sets forth the ownership of MYMD capital stock of certain affiliates of MYMD’s directors as of December 31, 2020.

Stockholder	Number of Shares of Common Stock held
James Alan McNulty 2019 Grantor Retained Annuity Trust	1,005,000
The Starwood Trust	1,927,400

Stock Options

At the effective time of the merger, each outstanding option to acquire shares of MYMD common stock, whether vested or unvested, that has not previously been exercised will be assumed by Akers and converted into an option to purchase, on the same terms and conditions (except that the term of the option will be amended to expire on the second-year anniversary of the effective time of closing), a number of shares of Akers common stock equal to the product of (a) the number of shares of MYMD common stock subject to such option, multiplied by (b) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Akers, at an exercise price per share of Akers common stock equal to the quotient of (i) the exercise price per share of MYMD common stock subject to such option immediately prior to the effective time of the merger divided by (ii) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent.

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The table below sets forth information regarding the MYMD stock options held as of December 31, 2020, by each of MYMD’s current executive officers, directors, and their affiliates.

Optionholder	Number of Shares of Common Stock Subject to MYMD Options	Exercise Price	Grant Date
James A. McNulty, CPA	500,000	$1.00	1/1/2016
James A. McNulty, CPA	500,000	$1.00	3/1/2016
James A. McNulty, CPA	1,000,000	$1.00	12/3/2018
Chris Chapman, M.D.	100,000	$1.00	12/3/2018
James A. McNulty, CPA	400,000	$1.00	12/5/2018
James A. McNulty, CPA	500,000	$1.00	2/28/2019
The Jennifer Rivard Revocable Living Trust, created U/A/D May 20, 2014	200,000	$1.00	7/8/2019
Chris Chapman, M.D.	200,000	$1.00	12/31/2019
The Starwood Trust	1,920,610	$1.00	12/31/2019
The Starwood Trust	1,385,241	$1.00	7/31/2020
Chris Chapman, M.D.	200,000	$1.00	8/2/2020
Paul Rivard, Esq.	200,000	$1.00	9/21/2020
Chris Chapman, M.D.	250,000	$1.00	11/1/2020
Adam Kaplin, M.D., Ph.D.	400,000	$1.00	12/18/2020

Upon the closing of the merger, MYMD’s directors and executive officers will be entitled to receive the merger consideration for the securities of MYMD which they hold. For a full description of the merger consideration, see the sections titled “THE MERGER” beginning on page 137 and “THE MERGER AGREEMENT — Effects of Merger; Merger Consideration” beginning on page 164 of this joint proxy and consent solicitation statement/prospectus.

For more detailed information on MYMD’s directors’ and executive officers’ beneficial ownership of MYMD common stock and options held by MYMD’s directors and executive officers, please refer to “PRINCIPAL STOCKHOLDERS OF MYMD AND THE COMBINED COMPANY” beginning on page 206 of this joint proxy and consent solicitation statement/prospectus.

Management Following the Merger

As described elsewhere in this proxy statement/prospectus, including in the section captioned “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 192 of this joint proxy and consent solicitation statement/prospectus, certain of MYMD’s executive officers are expected to become the directors and executive officers of the combined company upon the closing.

Indemnification and Liability Insurance

Current directors and officers of MYMD are provided indemnification pursuant to the MYMD Bylaws to the fullest extent permitted by law.

MYMD currently maintains directors’ and officers’ liability insurance policies. The Merger Agreement also provides that Akers may purchase, effective as of the effective time, a “tail” policy on Aker’s existing directors and officer’s liability policy that is expected to cover current MYMD executive officers who will serve as a director or executive officer of the combined company.

Certain Transactions in Connection with the Merger

Prior to the merger, certain transactions have or will take place that provide important and clarifying context and background for the ownership interests described below.

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On November 11, 2020, in connection with the merger, MYMD entered into the Supera Asset Purchase Agreement, pursuant to which MYMD agreed to acquire from Supera substantially all of the assets (including all rights to Supera-1R) and certain obligations of Supera in consideration of the issuance to Supera of an aggregate of 33,937,909 shares of MYMD common stock. Supera is owned principally by The Starwood Trust, a trust for which MYMD’s founder Jonnie R. Williams, Sr. was the settlor/grantor; Mr. Williams does not have voting or investment power of the MYMD shares held by the trust. Supera is a Florida corporation that was incorporated in September 2018 by Mr. Williams and The Starwood Trust in order to develop and commercialize Supera-1R, and in December 2018, Mr. Williams assigned his rights and intellectual property relating to Supera-1R to Supera. As partial consideration for such assignment, Supera has granted to SRQ Patent Holdings II, LLC, an affiliate of Mr. Williams (“SRQ Patent Holdings II”), a royalty with respect to product sales and other consideration arising from the assigned intellectual property.

On November 11, 2020, Supera entered into an Amended and Restated Confirmatory Patent Assignment and Royalty Agreement, with SRQ Patent Holdings II under which Supera (or its successor) will be obligated to pay to SRQ Patent Holdings II (or its designees) certain royalties on product sales or other revenue received on products that incorporate or are covered by the intellectual property that was assigned to Supera by Mr. Williams. The royalty is equal to 8% of the net sales price on products sales and, without duplication, 8% of milestone revenue or sublicense compensation. This agreement will be assumed by MYMD in connection with the Supera Purchase and will remain in place following the merger. SRQ Patent Holdings II is an affiliate of Mr. Williams.

On November 11, 2020 MYMD entered into an Amended and Restated Confirmatory Patent Assignment and Royalty Agreement with SRQ Patent Holdings, LLC (“SRQ Patent Holdings”) under which MYMD (or its successor) will be obligated to pay to SRQ Patent Holdings (or other designees) certain royalties on product sales or other revenue received on products that incorporate or are covered by the intellectual property that was assigned to MYMD by SRQ Patent Holdings. The royalty is equal to 8% of the net sales price on product sales and, without duplication, 8% of milestone revenue or sublicense compensation. This agreement will remain in place following the merger. SRQ Patent Holdings is an affiliate of Mr. Williams.

On November 11, 2020, MYMD, The Starwood Trust, and Mr. Williams agreed to cancel options to purchase an aggregate of 31,300,000 of MYMD common stock and terminate the underlying stock option award agreements.

In connection with the merger, all amounts due and owing with respect to the line of credit established between MYMD and The Starwood Trust will be paid in full. The Starwood Trust is a trust for which Mr. Williams was the settlor/grantor; Mr. Williams does not have voting or investment power of the MyMD shares held by the trust. For information concerning the holdings of MYMD’s directors and officers, please refer to “PRINCIPAL STOCKHOLDERS OF MYMD AND THE COMBINED COMPANY” beginning on page 206 of this joint proxy and consent solicitation statement/prospectus.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the Merger Agreement, Akers and MYMD have agreed to use their commercially reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, and to cooperate with the other party to prepare and file, as soon as practicable, all necessary documentation to consummate the transactions contemplated by the Merger Agreement.

Akers and MYMD believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that both parties will be able to obtain all requisite regulatory approvals prior to the anticipated closing. However, at any time before or after the effective time of the merger, the Federal Trade Commission, the U.S. Department of Justice Antitrust Division or others (including foreign regulatory agencies, states and private parties) could challenge the merger and take action under antitrust laws. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

Akers must also comply with the applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market LLC for the approval of the listing application to be submitted in connection with the issuance of shares of Akers common stock in the merger and the filing with the SEC of the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part.

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The foregoing is a summary of the material regulatory requirements for the merger, satisfaction or waiver of certain of which requirements is a condition to the completion of the merger. There can be no guarantee as to if and when any of the consents or approvals required for the merger will be obtained or as to the conditions that such consents and approvals may contain.

Accounting Treatment

Although Akers is the legal acquirer and will issue shares of its common stock to effect the merger with MYMD, if the business combination is completed, it will be accounted for as an acquisition of Akers by MYMD using the “acquisition” method of accounting. MYMD will record net tangible and identifiable intangible assets acquired and liabilities assumed from Akers at their respective fair values at the date of the completion of the merger. Any excess of the purchase price, which will equal the fair value of the aggregate amount of Akers common stock issued pursuant to the Merger Agreement on the date of the completion of the merger, plus any cash paid in lieu of fractional shares, over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of MYMD after completion of the merger will reflect Akers’ balances and results but will not be restated retroactively to reflect the historical financial condition or results of operations of Akers. The earnings of MYMD following the completion of the merger will reflect the effect of acquisition accounting adjustments, including changes in the carrying values of assets and liabilities and on depreciation and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If in the future, MYMD determines that tangible or intangible assets (including goodwill) are impaired, MYMD would record an impairment charge at that time.

U.S. Federal Income Tax Considerations

The merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations promulgated thereunder. As a result of the “reorganization,” MYMD common stockholders who exchange their MYMD common stock for Akers common stock in the merger should not recognize any taxable gain or loss except to the extent of the lesser of the gain realized in the merger and the amount of Additional Consideration received (which shall be reduced to the extent treated as imputed interest). Akers stockholders generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section titled “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 208 of this joint proxy and consent solicitation statement/prospectus.

Appraisal Rights

None of Akers’ stockholders have any dissenters’ or appraisal rights with respect to the matters to be voted at the Akers’ special meeting.

MYMD stockholders as of the record date are entitled to appraisal rights under the FBCA. Pursuant to the FBCA, a MYMD stockholder who does not wish to accept the consideration to be received pursuant to the terms of the Merger Agreement may choose not to approve the MYMD Merger Proposal and instead elect to receive the fair value of his, her or its shares of MYMD common stock, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable.

In order to exercise appraisal rights, a MYMD stockholder must not provide a signed written consent in favor of the MYMD Merger Proposal and must also strictly comply with the statutory procedures of Sections 607.1301 through 607.1340 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Annex E to this joint proxy and consent solicitation statement/prospectus. MYMD stockholders are urged to read Annex E in its entirety and to consult with their legal advisors. Each MYMD stockholder who desires to assert his, her or its appraisal rights is cautioned that failure on his, her or its part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights of such stockholder.

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Procedures for Exercising Dissenters’ Rights of Appraisal under the FBCA

The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which are included as Annex E to this joint proxy and consent solicitation statement/prospectus.

A dissenting stockholder who desires to exercise his, her or its appraisal rights, or preserve his, her or its right to do so, must not sign a written consent in favor of the MYMD Merger Proposal. Delivery by a MYMD stockholder of an executed written consent in favor of approval and adoption of the MYMD Merger Proposal, or of a written consent that does not indicate such stockholder’s decision on the MYMD Merger Proposal, will constitute a waiver of such stockholder’s appraisal rights.

Assuming written consents constituting the requisite approval of seventy-five percent (75%) of the issued and outstanding shares of MYMD common stock are received and the MYMD Merger Proposal is approved and adopted in accordance with the terms of the Merger Agreement, within 10 days after the completion of the merger, MYMD must deliver to each MYMD stockholder who elected not to deliver an executed written consent with respect to the MYMD Merger Proposal an appraisal notice and election form that specifies, among other things:

●	the date on which the merger became effective;

●	MYMD’s estimate of the fair value of the shares of MYMD common stock;

●	where to return the completed appraisal election form and (if such stockholder’s shares of MYMD common stock are certificated) the stock certificates representing such shares, and the date by which they must be received by MYMD or its agent, which date may not be fewer than 40 nor more than 60 days after the date MYMD sent such appraisal notice and election form to the stockholder; and

●	the date by which a notice from such MYMD stockholder of his, her or its desire to withdraw his, her or its appraisal election must be received by MYMD, which date must be within 20 days after the date set for receipt by MYMD of the appraisal election form from such MYMD stockholder.

The form must also contain MYMD’s offer to pay to each MYMD stockholder the amount that it has estimated as the fair value of the shares of MYMD common stock, and request that such MYMD stockholder state:

●	the stockholder’s name and address;

●	the number of shares of MYMD common stock as to which the stockholder is asserting appraisal rights;

●	that the stockholder did not consent to the merger;

●	whether the stockholder accepts MYMD’s offer to pay its estimate of the fair value of the shares of MYMD common stock to the stockholder; and

●	if the stockholder does not accept the offer of MYMD, such stockholder’s estimated fair value of the shares of MYMD common stock and a demand for payment of the stockholder’s estimated fair value plus accrued interest.

A dissenting stockholder must submit the certificate(s) representing his, her or its shares of MYMD common stock (if such shares are certificated) with the appraisal election form. Any dissenting stockholder failing to return a properly completed appraisal election form and his, her or its stock certificates within the period stated in the form will lose his, her or its appraisal rights and be bound by the terms of the Merger Agreement and receive the consideration payable to him, her or it thereunder.

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Upon returning the appraisal election form, a dissenting stockholder will be entitled only to payment pursuant to the procedures set forth in the applicable Sections of the FBCA and will not be entitled to vote or to exercise any other rights of a stockholder, unless the dissenting stockholder withdraws his, her or its demand for appraisal within the time period specified in the appraisal election form.

A dissenting stockholder who has delivered the appraisal election form and his, her or its stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to MYMD within the time period specified in the appraisal election form. Thereafter, a dissenting stockholder may not withdraw from the appraisal process without the written consent of MYMD. Upon such withdrawal, the right of the dissenting stockholder to be paid the fair value of his, her or its shares in lieu of receiving the merger consideration under the Merger Agreement will cease, and he, she or it will be reinstated as a stockholder and will be entitled to receive the merger consideration in accordance with the terms of the Merger Agreement.

If the dissenting stockholder accepts the offer of MYMD contained in the appraisal notice to pay MYMD’s estimate of the fair value of such stockholder’s shares of MYMD common stock, payment for such shares is to be made to the dissenting stockholder within 90 days after the receipt of such stockholder’s appraisal election form by MYMD or its agent. Upon receipt of such payment, the dissenting stockholder will cease to have any right to receive any further consideration with respect to such shares of MYMD common stock.

A stockholder must demand appraisal rights with respect to all of the shares registered in his, her or its name, except that a record stockholder may assert appraisal rights as to fewer than all of the shares registered in the record stockholder’s name but which are owned by a beneficial stockholder or a voting trust beneficial owner, if the record stockholder objects with respect to all shares owned by the beneficial stockholder or voting trust beneficial owner. A record stockholder must notify MYMD in writing of the name and address of each beneficial stockholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. A beneficial stockholder or a voting trust beneficial owner may assert appraisal rights as to any shares held on behalf of the beneficial stockholder or voting trust beneficial owner only if the beneficial stockholder or voting trust beneficial owner submits to MYMD the record stockholder’s written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial stockholder or voting trust beneficial owner.

A dissenting stockholder who is dissatisfied with MYMD’s offer of payment set forth in the appraisal notice must notify MYMD of his, her or its decision not to accept such offer and provide his, her or its own estimate of the fair value of such stockholder’s shares of MYMD common stock and demand payment of that estimate plus accrued interest via a completed and returned appraisal election form. Section 607.1330 of the FBCA addresses what should occur if a dissenting stockholder declines to accept the offer of MYMD to pay the value of the shares of common stock set forth in the appraisal notice (as estimated by MYMD), and MYMD fails to comply with the demand of the dissenting stockholder to pay the value of the shares as estimated by the dissenting stockholder, plus accrued interest, as set forth in such stockholder’s appraisal election form.

If a dissenting stockholder refuses to accept the offer of MYMD to pay the value of the shares of MYMD common stock as estimated by MYMD, and MYMD fails to comply with the demand of the dissenting stockholder to pay such stockholder his, her or its estimate of the fair value of such shares of MYMD common stock plus accrued interest, then MYMD shall commence a proceeding within 60 days after receipt of the written demand for payment from any dissenting stockholder and petition the court to determine the fair value of the shares of MYMD common stock and accrued interest from the effective date of the merger. Any such proceeding shall be filed in the circuit court in the county in which MYMD’s principal office in Florida is located or as otherwise provided in Section 607.1330 of the FBCA.

If MYMD fails to institute a proceeding within such 60-day period, any dissenting stockholder may do so in the name of MYMD. A copy of the initial pleading will be served on each dissenting stockholder. MYMD is required to pay each dissenting stockholder the amount found by the court to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting stockholder shall cease to have any rights to receive any further consideration with respect to such shares of MYMD common stock other than any amounts ordered to be paid for court costs and attorney fees.

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Pursuant to Section 607.1331 of the FBCA, the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against MYMD, except that the court may assess costs against all or some of the dissenting stockholders, in amounts determined by the court, to the extent that the court finds such stockholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts determined by the court, against: (i) MYMD and in favor of any or all dissenting stockholders if the court finds MYMD did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either MYMD or a dissenting stockholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting stockholder were of substantial benefit to other dissenting stockholders, and that the fees for those services should not be assessed against MYMD, the court may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenting stockholders who were so benefited. To the extent that MYMD fails to make a required payment when a dissenting stockholder accepts MYMD’s offer to pay the value of the shares of MYMD common stock as estimated by MYMD and set forth in the appraisal notice, the dissenting stockholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from MYMD all costs and expenses of the suit, including attorney fees.

Based on Florida’s appraisal rights statute as well as principles of waiver and estoppel, MYMD intends to take the position with respect to any lawsuit seeking recovery outside of the appraisal rights process provided for by the FBCA that appraisal rights represent the exclusive remedy to challenge the merger consideration and that any stockholder who (i) executes and delivers a written consent for the MYMD Merger Proposal either in favor of (which does not indicate his, her or its decision regarding) the adoption of the Merger Agreement, (ii) does not exercise appraisal rights in accordance with the requirements of the FBCA or (iii) otherwise accepts merger consideration pursuant to the Merger Agreement, will have waived and relinquished all claims arising out of or relating to the consideration provided to MYMD stockholders under the Merger Agreement and be barred from seeking recovery of other consideration.

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO APPRAISAL RIGHTS, STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER AND SEEKING TO EXERCISE OR PRESERVE HIS, HER OR ITS APPRAISAL RIGHTS UNDER THE FBCA ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

Pursuant to the terms of the Merger Agreement, it is a condition to Akers’ and Merger Sub’s obligations to complete the merger that holders of no more than five percent (5%) of the outstanding shares of MYMD common stock immediately prior to the effective time of the merger, shall have exercised, or remain entitled to exercise, appraisal rights pursuant to Sections 607.1301 through 607.1340 of the FBCA with respect to such shares of MYMD common stock.

Treatment of MYMD Stock Options

At the effective time of the merger, Akers will assume all of MYMD’s rights and obligations under the stock options granted pursuant to the MyMD Incentive Plan that are outstanding immediately prior to the effective time of the merger, and such options shall become exercisable for shares of Akers common stock. The term of each such option will be amended to expire on the second anniversary of the effective date of the merger, and the number of shares of Akers common stock that may be purchased pursuant to such stock options and the exercise price for such stock options shall be adjusted to reflect the Exchange Ratio as set forth in the Merger Agreement; provided, however, that the conversion of each option to purchase MYMD common stock into an option to purchase shares of Akers common stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of an option to purchase MYMD common stock will not constitute a “modification” of such option to purchase MYMD common stock for purposes of Section 409A or Section 424 of the Code. For more information on the assumption of outstanding stock options of MYMD, see the section titled “THE MERGER AGREEMENT — Treatment of MYMD Stock Options” beginning on page 165 of this joint proxy and consent solicitation statement/prospectus.

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The MyMD Incentive Plan

The MyMD Incentive Plan will be assumed by Akers at the effective time of the merger such that no additional awards may be issued thereunder.

Supera Asset Purchase Agreement

On November 11, 2020, concurrently with the execution of the Merger Agreement, MYMD entered into the Supera Asset Purchase Agreement, pursuant to which Supera agreed to sell substantially all of the assets associated with its business of developing and commercializing synthetic derivatives of naturally grown cannabidiols to MYMD, immediately prior to (and contingent on) the closing of the merger. The aggregate purchase price for the purchased assets consists of 33,937,909 shares of MYMD common stock and the assumption of certain liabilities for trade accounts payable to third parties incurred in the ordinary course of business and certain liabilities under the assigned contracts to the extent performance is required after the closing of the Supera Purchase. The Supera Asset Purchase Agreement contains representations, warranties and covenants by MYMD and Supera that are typical for this type of transaction. Closing of the Supera Purchase is a condition to the obligations of Akers to effect the merger. Akers currently expects that the Supera Purchase will close immediately prior to the merger.

Bridge Loan Note

On November 11, 2020, concurrently with the execution of the Merger Agreement, MYMD entered into a secured promissory note with Akers as lender, pursuant to which Akers agreed to provide a bridge loan up to an aggregate principal amount of $3,000,000. Bridge Loan Advances are made in the amounts and at the times as needed to fund MYMD’s operating expenses, and as of filing of this joint proxy and consent solicitation statement/prospectus, Akers has made a total of $1.2 million of Bridge Loan Advances. Bridge Loan Advances accrue interest at 5% per annum, which may be increased to 8% per annum upon occurrence of any event of default, from the date of such default. The principal and the accrued interest thereon are to be repaid on the earliest of (a) April 15, 2022; (b); if the merger is consummated, then upon demand of Akers following the consummation of the merger; or (c) the date on which the obligations under the Bridge Loan Note are accelerated upon event of default as set forth in the Bridge Loan Note. MYMD granted Akers a first priority security interest in and lien on substantially all of the assets of MYMD. The outstanding principal amount and the accrued interest of the Bridge Loan Note are convertible into shares of MYMD common stock in accordance with the terms of the Merger Agreement.

The Lock-Up/Leak-Out Agreements

MYMD

Delivery of Lock-Up/Leak-Out Agreements executed by MYMD’s directors, executive officers and certain stockholders holding not less than 80% of the issued and outstanding shares of MYMD common stock immediately prior to the closing of the merger is a condition to the closing of the merger. In connection with the execution of the Merger Agreement, approximately 62% of MYMD’s capital stock as of November 11, 2020, have entered into Lock-Up/Leak-Out Agreements, pursuant to which such parties have agreed not to, except in limited circumstances, transfer, grant an option with respect to, sell, exchange, pledge or otherwise dispose of, or encumber any shares of Akers capital stock for 180 days following the effective time of the merger. For the subsequent 180 days after the initial 180-day lock-up period, any disposal of Akers common stock must be only in accordance with the volume limitations set forth in paragraph (2) of Rule 144 promulgated under the U.S. Securities Act of 1933, as amended.

Akers

Delivery of Lock-Up/Leak-Out Agreements executed by Akers’ directors and executive officers is a condition to the closing of the merger. As such, each of Akers’ directors and executive officers have executed the lock-up/leak-out agreement, pursuant to which each such person has agreed not to, except in limited circumstances, transfer, grant an option with respect to, sell, exchange, pledge or otherwise dispose of, or encumber any shares of Akers capital stock for 180 days following the effective time of the merger. For the subsequent 180 days after the initial 180-day lock-up period, any disposal of Akers common stock must be only in accordance with the volume limitations set forth in paragraph (2) of Rule 144 promulgated under the U.S. Securities Act of 1933, as amended.

Stockholder Voting Agreements

MYMD

Certain MYMD stockholders, who beneficially held approximately 61% of MYMD’s common stock on November 11, 2020, are party to voting agreements with Akers pursuant to which, among other things, each such stockholder agreed, solely in their capacity as a MYMD stockholder, to vote all of their shares of MYMD common stock in favor of the approval of the transactions contemplated by the Merger Agreement and against any actions that could adversely affect the consummation of the merger. The voting agreements also place certain restrictions on the transfer of the shares of MYMD held by the signatories thereto.

Akers

Akers’ directors and executive officers are party to voting agreements with MYMD pursuant to which, among other things, each of such stockholders agreed, solely in their capacity as a stockholder, to vote all of their shares of Akers common stock in favor of the approval of the transactions contemplated by the Merger Agreement and against any actions that could adversely affect the consummation of the merger. The voting agreements also place certain restrictions on the transfer of the shares of Akers held by the signatories thereto.

Lock-up and Support Agreement

Each of substantially all investors who participated in the Akers Private Placement that closed on November 17, 2020, entered into a lock-up and support agreement with Akers, pursuant to which such investor agreed, from the date of the support agreement until May 31, 2021, to vote the investors’ shares of Akers common stock in favor of each matter proposed and recommended for approval by the Akers Board of Directors or management at every stockholders’ meeting. Until the earlier of (a) the termination of the Merger Agreement or (b) the date that the stockholder votes its Akers shares in support of the merger and all matters related to the merger and such vote is irrevocable, each investor agreed that the investor will not, directly or indirectly, without the prior written consent of Akers, transfer, assign or dispose of the investor’s right to vote the shares or otherwise take any act that could restrict or otherwise affect its legal power, authority or right to vote all of such shares in the manner required by the support agreement.

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THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The provisions of the Merger Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Merger Agreement that is important to you. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this joint proxy and consent solicitation statement/prospectus as Annex A and is incorporated by reference into this joint proxy and consent solicitation statement/prospectus. You should read the Merger Agreement carefully and in its entirety, as it is the legal document governing the merger and the other transactions contemplated thereby.

The Merger Agreement has been included to provide you with information regarding its terms and the transactions described in this joint proxy and consent solicitation statement/prospectus. Neither MYMD nor Akers intends that the Merger Agreement will be a source of business or operational information about MYMD or Akers. The Merger Agreement contains representations and warranties made by and to Akers, MYMD and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the Merger Agreement. In addition, certain representations and warranties were made as of a specified date and may be subject to contractual standards of materiality different from those generally applicable to stockholders. For the foregoing reasons, the representations and warranties should not be read alone or relied upon as characterizations of the actual state of facts or condition of Akers, Merger Sub, MYMD or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this joint proxy and consent solicitation statement/prospectus.

Form, Effective Time and Closing of Merger

The Merger Agreement provides that, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Akers, will merge with and into MYMD. Upon completion of the merger, the separate corporate existence of Merger Sub will cease, and MYMD will continue as the surviving corporation and as a wholly owned subsidiary of Akers. At the effective time of the merger, MYMD will change its name to “MyMD Pharmaceuticals (Florida), Inc.” and, immediately prior to the effective time of the merger, Akers will change its name to “MyMD Pharmaceuticals, Inc.”

The closing of the merger will occur no later than three (3) business days after the satisfaction or waiver of all of the conditions to completion of the merger (other than conditions to be satisfied on the closing date), which conditions are described below under “— Conditions to the Closing of the Merger” beginning on page 168 of this joint proxy and consent solicitation statement/prospectus, or on such other date as Akers and MYMD may mutually agree. At the closing, Akers, MYMD and Merger Sub will cause a certificate of merger to be filed with the Secretary of State of the State of Florida. The merger will become effective upon the acceptance of such certificate or at such later time as may be specified in such certificate of merger.

Effects of Merger; Merger Consideration

At the effective time of the merger, each outstanding share of MYMD common stock will be converted into the right to receive: (i) a number of shares of Akers common stock equal to the Exchange Ratio, as described below, (ii) its pro-rata portion of any Additional Consideration, as described below, and (iii) any Milestone Shares to the extent earned, as set forth below.

Each outstanding option to purchase MYMD common stock, whether vested or unvested, that has not previously been exercised will be assumed by Akers and converted into an option to purchase shares of Akers common stock, as described further below; provided that the term of such stock option will be amended to expire on the second-year anniversary of the effective time of the merger.

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Each share of MYMD common stock issued and outstanding immediately prior to the effective time of the merger that is either unvested or subject to a repurchase option, risk of forfeiture or other conditions under any applicable restricted stock purchase agreement or other contract with MYMD, then the shares of Akers common stock issued in exchange for such MYMD common stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition;

All shares of MYMD capital stock held by MYMD as treasury stock or otherwise will be cancelled and no payment will be made with respect to such shares.

Each share of Merger Sub common stock issued and outstanding immediately prior to the effective time of the merger will convert into and become one share of common stock of the surviving corporation, which will represent all of the issued and outstanding shares of common stock of the surviving corporation immediately following the effective time of the merger.

The A&R Charter, subject to the approval of the A&R Charter Proposal, will become effective upon consummation of the merger. The articles of incorporation and bylaws of the surviving corporation will be the articles of incorporation and bylaws of MYMD until thereafter amended.

Treatment of MYMD Stock Options

At the effective time of the merger, each outstanding option to acquire shares of MYMD common stock under the MyMD Incentive Plan, whether vested or unvested, that has not previously been exercised will be assumed by Akers and converted into an option to purchase, on the same terms and conditions (except that the term of the option will be amended to expire on the second-year anniversary of the effective time of closing), a number of shares of Akers common stock equal to the product of (a) the number of shares of MYMD common stock subject to such option, multiplied by (b) the Exchange Ratio and rounding the resulting number down to the nearest whole share of Akers common stock, at an exercise price per share of Akers common stock equal to the quotient of (i) the exercise price per share of MYMD common stock subject to such option immediately prior to the effective time of the merger divided by (ii) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. As of the date of this joint proxy and consent solicitation statement/prospectus, an aggregate of 10,853,360 shares of MYMD common stock were subject to issuance pursuant to such stock options. Concurrently with the execution of the Merger Agreement, certain holders of MYMD stock options entered into Lock-Up/Leak-Out Agreements, in the form and substance attached to this joint proxy and consent solicitation statement/prospectus as Annex G.

Exchange Ratio

The “Exchange Ratio” (rounded to four decimal places) is the quotient obtained by dividing (a) the MYMD Merger Shares by (b) the MYMD Outstanding Shares.

For the purposes of determining the Exchange Ratio, “MYMD Merger Shares” means 80% of the quotient determined by dividing (i) the sum of (A) the total number of shares of Akers common stock outstanding immediately prior to the effective time of the merger, (B) the total number of shares of Akers common stock issuable upon exercise of any option (whether vested or unvested) or warrant to purchase shares of Akers capital stock outstanding immediately prior to the effective time of the merger, in each case, other than options and warrants to purchase shares of Akers common stock at an exercise price above $1.72, (subject to adjustment for stock splits, stock dividends, reverse stock splits, and the like) and (C) the total number of shares of Akers common stock underlying Akers restricted stock units outstanding immediately prior to the effective time of the merger by (ii) 20%.

For the purposes of determining the Exchange Ratio, “MYMD Outstanding Shares” means the total number of shares of MYMD common stock issued and outstanding immediately prior to the effective time of the merger, and assuming, without duplication, (i) the exercise in full of all options (whether or not vested or currently exercisable) to purchase common stock of MYMD and (ii) the consummation of the Supera Purchase and the issuance of MYMD common stock pursuant to the Supera Asset Purchase Agreement immediately prior to the effective time of the merger.

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The Merger Agreement does not include a price-based termination right, so there will be no adjustment to the total number of shares of Akers common stock that MYMD stockholders will be entitled to receive for changes in the market price of Akers common stock. Accordingly, the market value of the shares of Akers common stock issued pursuant to the merger will depend on the market value of the shares of Akers common stock at the time the merger closes and could vary significantly from the market value on the date of this joint proxy and consent solicitation statement/prospectus.

No fractional shares of Akers common stock will be issuable pursuant to the merger to MYMD stockholders, and any fractional shares of Akers common stock being issued as merger consideration rounded down to the nearest whole share.

Additional Consideration

Not later than thirty (30) days after the two-year anniversary of the effective date of the merger, Akers shall cause its exchange agent to pay to the MYMD stockholders on a pro rata basis an amount in cash equal to the aggregate cash proceeds received by Akers (prior to the second-year anniversary of the effective time of the merger) from the exercise of any option to purchase MYMD common stock assumed by Akers (collectively, the “Additional Consideration”). The Additional Consideration shall not exceed the maximum amount of cash consideration that may be received by the MYMD stockholders without affecting the intended tax consequences of the merger.

Milestone Payments

The merger consideration includes the right to receive contingent consideration payable in combined company common stock to MYMD stockholders if the combined company meets certain market capitalization milestones, referred to as Milestone Events, during the period commencing on the business day following the closing date of the merger and ending on the 36 month anniversary of such date, referred to as the Milestone Period. The Milestone Events and corresponding Milestone Payments are set forth in the table below.

Milestone Event	Milestone Payment
Market capitalization of the combined company for at least ten (10) trading days during any 20 consecutive trading day period during the Milestone Period is equal to or greater than $500,000,000 (the “First Milestone Event”).	$20,000,000

For every $250,000,000 incremental increase in market capitalization of the combined company after the First Milestone Event to the extent such incremental increase occurs for at least 10 trading days during any 20 consecutive trading day period during the Milestone Period, up to a $1,000,000,000 market capitalization of the combined company.	$10,000,000 per each incremental increase (it being understood, however, that, if such incremental increase results in market capitalization equal to $1,000,000,000, such $10,000,000 payment in respect of such incremental increase shall be payable without duplication of any amount payable in respect of a Second Milestone Event).

Market capitalization of the combined company for at least 10 trading days during any 20 consecutive trading day period during the Milestone Period is equal to or greater than $1,000,000,000 (the “Second Milestone Event”)	$25,000,000

For every $1,000,000,000 incremental increase in market capitalization of the combined company after the Second Milestone Event to the extent such incremental increase occurs for at least 10 trading days during any 20 consecutive trading day period during the Milestone Period.	$25,000,000 per each incremental increase

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For purposes of the table above, “market capitalization” means, with respect to any trading day, the product of (i) the total outstanding shares of the combined company common stock and (ii) the volume weighted average trading price for the combined company common stock for such trading day.

The aggregate number of shares of the combined company common stock payable to MYMD stockholders upon achievement of a given Milestone Event, referred to as Milestone Shares, is equal to (i) the dollar value of the Milestone Payment set forth opposite the applicable Milestone Event in the table above divided by (ii) the volume weighted average trading price of a share of Akers common stock on Nasdaq during the ten (10) trading days immediately preceding the achievement of such Milestone Event (the “Milestone Stock Price”); provided that in no event shall the price of a share of the combined company common stock used to determine the number of Milestone Shares to be issued be deemed to be less than $5.00 per share of the combined company common stock (subject to adjustment for stock splits, stock dividends, reverse stock splits, and the like). Notwithstanding the foregoing, the number of Milestone Shares to be payable to MYMD stockholders shall not exceed 68,035,360, the number of shares of the combined company common stock to be issued to MYMD stockholders at the effective time of the merger in connection therewith.

Promptly (but in no event later than five (5) business days) after the occurrence of a Milestone Event, the combined company will cause its exchange agent to issue to each MYMD stockholder a number of Milestone Shares stock equal to (A) the number of shares of MYMD common stock owned by such stockholder immediately prior to the effective time of the merger multiplied by (B) the Per Share Milestone Consideration. “Per Share Milestone Consideration” means (x) the applicable Milestone Payment, divided by (y) the Milestone Stock Price for the applicable Milestone Event, divided by (z) the total number of shares of MYMD common stock outstanding immediately prior to the effective time of the merger.

Upon a change in control of Akers or divestiture of assets by Akers, the acquirer successor entity in such change in control or asset divestiture shall assume all applicable obligations of Akers under the Merger Agreement (and deemed to be Akers for purposes of the Merger Agreement without relieving Akers of its obligations thereunder) and if the consideration per share of combined company common stock payable to the Akers’ stockholders in such change in control or asset divestiture would value the outstanding shares of the combined company common stock in an amount equal to a market capitalization that would trigger a Milestone Payment (without regard to any requirement set forth above that such market capitalization be maintained for any number of trading days), the applicable Milestone Payment would be due and payable immediately prior to the consummation of such change in control or asset divestiture.

Payoff of the Starwood Trust

On or prior to the closing date of the merger, Akers will pay off the Starwood Line of Credit. The amount needed for the payoff of the Starwood Line of Credit is included in Akers’ minimum net cash amount for closing of the merger.

Exchange Procedures

On or prior to the closing date of the merger, Akers will select its transfer agent or another reputable bank or trust company to act as exchange agent in connection with the merger. As soon as practicable after the effective time of the merger, Akers will issue and cause to be deposited with the exchange agent non-certificated shares of Akers common stock, and the exchange agent will mail to the record holders of MYMD common stock certificates a letter of transmittal containing instructions for exchanging MYMD stock certificates for the merger consideration. Upon delivery of a duly completed letter of transmittal to the exchange agent and such other documents as may be reasonably required by the exchange agent, a MYMD stockholder will receive in exchange the number of shares of common stock of the combined company such stockholder is entitled to receive pursuant to the Merger Agreement that will be adjusted for the reverse stock split, if the Reverse Stock Split Proposal has been approved and if a reverse stock split is effected, represented by book-entry. Until surrendered by the MYMD stockholder, each MYMD stock certificate held by a MYMD stockholder will be deemed, from and after the effective time of the merger, to represent only the right to receive the merger consideration under the Merger Agreement, and no dividends or other distributions declared or made with respect to Akers common stock with a record date after the effective time will be paid to the holder of any unsurrendered MYMD stock certificates until such holder surrenders such MYMD stock certificates.

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At the effective time, all shares of MYMD common stock represented by MYMD stock certificates that were outstanding immediately prior to the effective time will automatically be canceled and retired and cease to exist. If any MYMD stock certificate has been lost, stolen or destroyed, the owner of such lost, stolen or destroyed MYMD stock certificate will be required to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against Akers, an exchange agent under the Merger Agreement, or the surviving corporation with respect to such MYMD stock certificate. In addition, no transfer of MYMD common stock after the effective time of the merger will be registered on the stock transfer books of MYMD.

Directors and Executive Officers of the Combined Company Following the Merger

Board of Directors

Pursuant to the Merger Agreement, immediately after the effective time of the merger, the combined company’s board of directors will consist of seven members, four of whom will be directors designated by Akers and will include Joshua Silverman, Akers’ current chairman of the board of directors, as chairman of the board of directors of the combined company, as well as Messrs. Christopher C. Schreiber, Bill J. White and Robert Schroeder, each of whom are current directors of Akers. The three remaining directors of the combined company will be designated by MYMD; provided that such directors must be designated on or prior to the six-month anniversary of the closing date of the merger or the right to designate such directors will expire.

Designees to the board of directors are expected to satisfy the requisite independence requirements for the combined company board of directors, as well as the sophistication and independence requirements for committee members pursuant to Nasdaq listing requirements. Each new member of the board of directors of Akers that was not a member immediately prior to the closing shall enter into an indemnification agreement with Akers, on a term to be mutually agreed between Akers and MYMD (and absent such agreement, on Akers’ form indemnification agreement) within fifteen (15) days of such member’s appointment to the board.

For information about the directors expected to serve on the board of directors of the combined company, see section titled “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 192 of this joint proxy and consent solicitation statement/prospectus.

Executive Officers

Pursuant to the Merger Agreement, the officers of Akers following the effective time of the merger will be elected by the Akers Board of Directors immediately following the effective time of the merger.

For information about the executive officers expected to serve as the executive officers of the combined company, see section titled “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 192 of this joint proxy and consent solicitation statement/prospectus.

Conditions to the Closing of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the merger, of various conditions, which include, in addition to other customary closing conditions, the following:

●	there shall not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing the closing of the merger by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no action shall be taken or law, statute, resolution, ordinance, code, rule, regulation, requirement, ruling, decree or other legal requirement shall be in effect which has the effect of making the closing of the merger illegal;
●	all waiting periods applicable to any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, by Akers, MYMD or any subsidiary applicable to the consummation of the merger will have expired or been terminated;

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●	the holders of 75% of the issued and outstanding shares of MYMD common stock shall have duly approved the adoption of the Merger Agreement and duly approved of the merger, and the stockholders of Akers shall have duly approved the transactions contemplated by the Merger Agreement, the issuance of Akers common stock in the merger pursuant to the Merger Agreement, the A&R Charter Proposal and the Reverse Stock Split Proposal (if applicable);
●	the existing shares of Akers’ common stock shall have been continually listed on Nasdaq from the date of the Merger Agreement through the closing date of the Merger, the approval of the listing of additional shares of Akers’ common stock on Nasdaq shall have been obtained, and the shares of Akers’ common stock to be issued in the merger shall have been approved for listing on Nasdaq, subject to official notice of issuance; and
●	the registration statement on Form S-4 (including a prospectus) in connection with the issuance of shares of Akers common stock as merger consideration in the merger, which will include a proxy statement to be sent to the stockholders of each of Akers and MYMD shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order with respect to the registration statement on Form S-4 that has not been withdrawn.

The obligation of Akers to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

●	certain fundamental representations and warranties of MYMD shall have been true and correct in all respects on the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date (other than, in each case, any inaccuracy or breach that is de minimis);
●	all other representations and warranties of MYMD in the Merger Agreement and the other documents to be executed by MYMD in connection with the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except where such inaccuracies, individually or in the aggregate, would not reasonably be expected to constitute a material adverse effect on MYMD;
●	MYMD shall have performed or complied with in all material respects all of its covenants and agreements in the Merger Agreement and the other documents to be executed by MYMD in connection with the Merger Agreement required to be performed or complied with by it on or before the closing of the merger;
●	MYMD shall have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;
●	Akers shall have received executed Lock-Up/Leak-Out Agreements from certain stockholders of MYMD that own greater than 80% of the issued and outstanding shares of MYMD common stock immediately prior to the closing of the merger;
●	Holders of MYMD common stock representing less than five percent (5%) of the issued and outstanding shares of MYMD common stock shall have exercised statutory appraisal rights pursuant to 607.1302 of the FBCA;
●	MYMD shall have consummated the Supera Purchase;
●	Akers shall have received an executed payoff letter from The Starwood Trust, with respect to the Starwood Line of Credit, in form and substance reasonably satisfactory to Akers, and evidence reasonably satisfactory to Akers that other indebtedness of MYMD has been paid off in full;
●	Akers shall have received an executed support agreement from Jonnie R. Williams, Sr.;
●	since the date of the Merger Agreement, there shall have been no effect, change, event or circumstance that (i) has had or would reasonably be expected to have had a material adverse effect on the business, financial condition operations or results of operations of MYMD and its subsidiaries, taken as a whole, or (ii) prevents MYMD from consummating the merger. The Merger Agreement provides that certain effects, changes, events or circumstances arising or resulting from the following, alone or in combination, shall not be considered a material adverse effect on MYMD:

○	general conditions affecting the industry in which MYMD or its subsidiaries operate;

○	changes generally affecting the United States or global economy or capital markets as a whole;

○	any changes (after the date of the Merger Agreement) in GAAP or applicable law or other legal requirement;

○	any hurricane, flood, tornado, earthquake, or other natural disaster, epidemic, plague, pandemic (including the COVID-19 pandemic) or other public health event or any other force majeure event, or any national or international calamity or crisis;

○	any changes resulting from the announcement or pendency of the merger or the consummation of the transactions or compliance with the terms of the Merger Agreement; or

○	the taking of any action, or failure to take any action, by MYMD that is expressly required by the terms of the Merger Agreement.

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The obligation of MYMD to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

●	certain fundamental representations and warranties of Akers and Merger Sub shall have been true and correct in all respects on the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date (other than, in each case, any inaccuracy or breach that is de minimis);
●	all other representations and warranties of Akers and Merger Sub in the Merger Agreement and the other documents to be executed by Akers in connection with the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except such inaccuracies, individually or in the aggregate, would not reasonably be expected to constitute a material adverse effect on Akers and its subsidiaries, taken as a whole;
●	Akers and Merger Sub shall have, in all material respects, performed or complied with all of their covenants and agreements in the Merger Agreement and the other documents to be executed by Akers in connection with the Merger Agreement required to be performed or complied with by them on or before the closing of the merger;
●	Akers shall have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;
●	Akers shall have delivered to MYMD written resignations of the directors of Akers or any of its subsidiaries, as applicable, who are not to continue as directors of Akers or its subsidiaries pursuant to the terms of the Merger Agreement;
●	Akers shall have unencumbered, unrestricted cash on hand at the closing as set forth in the Merger Agreement of at least $25,000,000 less any amounts loaned to MYMD pursuant to the Bridge Loan Note and any other amounts advanced or funded to MYMD pursuant to the Bridge Loan Advances, which shall also include any amounts to be used to payoff The Starwood Trust to repay in full the Starwood Line of Credit at the Closing;
●	MYMD shall have received a copy of the Lock-Up/Leak-Out Agreement from each director or executive officer of Akers as of immediately prior to the effective time of the merger and each director or executive officer of Akers who is elected or appointed as a director executive officer of Akers as of immediately following the effective time of the merger;
●	MYMD shall have received written acknowledgements from the persons who performed services for or on behalf of Akers or is otherwise entitled to compensation from Akers as a transaction cost in connection with the merger of the transaction costs payable to such person and that upon such payment such person will have been paid in full and is not owed any other transaction costs;
●	MYMD shall have received evidence of Akers’ compliance with its covenants with respect to employees and employee benefits matters;
●	Akers shall have caused all issued and outstanding preferred stock of Akers to be converted, redeemed, exchanged, cancelled or retired, such that at the effective time of the merger, no preferred stock of Akers is outstanding; and

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●	since the date of the Merger Agreement, there shall have been no effect, change, event or circumstance that (i) has had or would reasonably be expected to have had a material adverse effect on the business, financial condition, operations or results of operations of Akers and its subsidiaries, taken as a whole, or (ii) prevents Akers or the Merger Sub from consummating the merger. The Merger Agreement provides that certain effects, changes, events or circumstances arising or resulting from the following, alone or in combination, shall not be considered a material adverse effect on Akers, including without limitation:

	●	conditions generally affecting the industry in which Akers operates;

	●	any hurricane, flood, tornado, earthquake, or other natural disaster, epidemic, plague, pandemic (including the COVID-19 pandemic) or other public health event or any other force majeure event, or any national or international calamity or crisis;

	●	changes generally affecting the United States or global economy or capital markets as a whole;

	●	any changes (after the date of the Merger Agreement) in GAAP or applicable law or other legal requirement;

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Akers, Merger Sub, and MYMD for a transaction of this type relating to, among other things:

●	corporate organization, organizational and governing documents, authority and power, and similar corporate matters;
●	subsidiaries;
●	capitalization;
●	authority to enter into the Merger Agreement and the related agreements;
●	non-contravention and required consents;
●	governmental authorizations;
●	inapplicability of anti-takeover statutes;
●	financial statements and, with respect to Akers, documents filed with the SEC and the accuracy of information contained in those documents since January 1, 2017;
●	absence of undisclosed liabilities;
●	with respect to MYMD, indebtedness, including with respect to stimulus funds or other remuneration in connection with the COVID-19 pandemic;
●	absence of certain changes or events;
●	tax matters;
●	intellectual property;
●	regulatory compliance, permits and restrictions;
●	legal proceedings and orders;
●	any brokerage or finder’s fee or other fee or commission in connection with the merger;
●	employee and labor matters and benefit plans;
●	title to assets;
●	real property and leaseholds;
●	environmental matters;
●	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach under such contracts;
●	books and records with respect to MYMD and the accuracy of information contained in those documents;
●	insurance;
●	with respect to MYMD, government contracts;
●	transactions with affiliates and interested party transactions;
●	solvency;
●	accuracy of the information supplied by Akers and MYMD for inclusion in this joint proxy and consent solicitation statement/prospectus;
●	with respect to Akers, the opinion of its financial advisor;

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●	with respect to Akers, the validity of shell company status; and
●	with respect to Akers, the valid issuance in the merger of Akers common stock.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of some of the conditions to the obligations of Akers and MYMD to complete the merger.

No Solicitation

Each of Akers and MYMD agreed that, subject to certain exceptions, during the pre-closing period, Akers and MYMD and any of their respective subsidiaries will not, and each party will not authorize or permit any of its officers, directors, employees, partners, attorneys, advisors, accountants, agents or representatives, retained by it or any of its subsidiaries to, directly or indirectly:

●	solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of, any “acquisition proposal” as defined below, or take any action that would reasonably be expected to lead to an acquisition proposal;
●	furnish any non-public information with respect to it to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal;
●	engage in discussions or negotiations with any person with respect to any acquisition proposal;
●	subject to certain exceptions for Akers which would allow the change in recommendation of the Akers Board of Directors, approve, endorse or recommend any acquisition proposal; or
●	enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an “acquisition transaction,” as defined below.

An “acquisition proposal” means any offer or proposal, whether written oral, contemplating or otherwise relating to any “acquisition transaction,” as defined below.

An “acquisition transaction” means any transaction or series of transactions involving the following:

●	any direct or indirect merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, tender offer, exchange offer or similar transaction in which Akers (or its subsidiaries) or MYMD (or its subsidiaries) is a constituent corporation, in which any individual, entity, governmental entity or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of Akers or MYMD or any of their subsidiaries or in which Akers or MYMD or any of their subsidiaries issues securities representing more than 10% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries;
●	any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets or any subsidiaries that constitute or account for 10% or more of the fair market value of the consolidated assets of Akers or MYMD (or their subsidiaries), or to which 10% or more of the net revenues or net income on a consolidated basis of Akers or MYMD (or their subsidiaries) are attributable; and
●	any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) or the declaration or payment of an extraordinary dividend (whether in cash or other property) of any of Akers or MYMD and their subsidiaries.

However, before obtaining the applicable Akers stockholder approvals required to consummate the merger, Akers may furnish non-public information regarding Akers and its subsidiaries to, and may enter into discussions with, any third-party in response to a bona fide written acquisition proposal, which the Akers Board of Directors determines in good faith, after consultation with a financial advisor and outside legal counsel, constitutes or could be reasonably expected to result in a “superior offer,” (which is not withdrawn) as defined below, if:

●	neither Akers nor any of Akers’ representatives has breached the non-solicitation provisions of the Merger Agreement described above;

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●	the Akers Board of Directors concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action is would result in a breach of its fiduciary obligations to stockholders under applicable legal requirements;
●	at least two business days prior to taking such action, Akers gives MYMD written notice of the identity of the third-party, the terms and conditions of any proposals or offers from the third-party, and Akers’ intention to furnish information to, or enter into discussions with, the third-party;
●	Akers receives from the third-party an executed confidentiality agreement on terms no less favorable to Akers as those contained in the confidentiality agreement between Akers and MYMD and containing customary limitations on the use and disclosure of all non-public written and oral information furnished to the third-party, as well as customary “standstill” provisions; and
●	substantially contemporaneously with the furnishing of any such non-public information to a third-party, Akers furnishes the same information to MYMD to the extent not previously furnished.

A “superior offer” means an unsolicited bona fide written acquisition proposal made by a third party that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Merger Agreement; and (b) is on terms and conditions that the Akers Board of Directors determines in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable, from a financial point of view, to Akers stockholders than the terms of the transactions contemplated by the Merger Agreement, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable third party.

Meetings/Written Consent of Stockholders

Akers is obligated under the Merger Agreement to take all action necessary under applicable legal requirements to call, give notice of and hold a meeting of its stockholders for the purposes of voting on the approval of the Merger Agreement, other documents to be executed by Akers in connection with the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, including the issuance of Akers common stock in the merger, the A&R Charter Proposal and the Reverse Stock Split Proposal, and to use its reasonable best efforts to obtain the approval of such matters by Akers’ stockholders. The recommendation of the Akers Board of Directors that Akers stockholders approve the Merger Agreement, other documents to be executed by Akers in connection with the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, including the issuance of Akers common stock in the merger, the A&R Charter Proposal and the Reverse Stock Split Proposal shall not be withheld, amended, withdrawn or modified in a manner adverse to MYMD, and no resolution by the Akers Board of Directors or any committee thereof to withdraw or modify the recommendation of the Akers Board of Directors in a manner adverse to MYMD shall be adopted or proposed. However, at any time prior to the approval of the Merger Agreement, other documents to be executed by Akers in connection with the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, including the issuance of Akers common stock in the merger, the A&R Charter Proposal and the Reverse Stock Split Proposal by the Akers stockholders, the Akers Board of Directors’ recommendation may be withdrawn or modified if the Akers Board of Directors concludes in good faith, after having consulted with its outside legal counsel and financial advisors, that as a result of Akers’ receipt of an acquisition proposal that did not result from a violation of the no solicitation provision of the Merger Agreement that constitutes a superior offer, and the withdrawal or modification of the Akers Board of Directors’ recommendation is required in order for the Akers Board of Directors to comply with its fiduciary obligations to Akers stockholders under applicable legal requirements, subject to certain notification and negotiation rights of MYMD.

MYMD is obligated under the Merger Agreement to obtain written consents of its stockholders holding a number of shares of MYMD common stock representing at least 75% of the issued and outstanding shares of MYMD common stock for purposes of (i) adopting the Merger Agreement and the other documents to be executed by MYMD in connection with the Merger Agreement, and approval of the merger and the other transactions contemplated by the Merger Agreement, (ii) acknowledging that approval is irrevocable and that the stockholder is aware of its right to demand appraisal for its shares under applicable law, and (iii) acknowledging that by such stockholder’s approval of the merger it is not entitled to appraisal rights under applicable law. The recommendation of the board of directors of MYMD that MYMD stockholders approve the Merger Agreement and the transactions contemplated thereby shall not be withdrawn or modified in a manner adverse to Akers, and no resolution by MYMD’s board of directors or any committee thereof to withdraw or modify such recommendation in a manner adverse to Akers shall be adopted or proposed.

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Covenants; Conduct of Business Pending the Merger

Akers has agreed that, except as permitted by the Merger Agreement, as required by law, or unless MYMD shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, Akers will carry on its business in accordance with good commercial practice and in the usual, regular and ordinary course consistent with past practice, to pay its debts and taxes when due, to pay or perform other material obligations when due, and use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, preserve its relationships with key customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. Akers has also agreed that, subject to certain limited exceptions, without the written consent of MYMD, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if MYMD has not objected in writing to any request for consent within three (3) calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), it will not, and it will not permit its subsidiaries to, any of the following during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement:

●	except for the adoption of the A&R Charter and amendment of the A&R Charter to implement the reverse stock split proposed under the Reverse Stock Split Proposal, amend or otherwise change the Akers Charter or Akers’ bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary;
●	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options or warrants, as the case may be, are outstanding on the date of the Merger Agreement to the extent such issuances comply with all applicable law, and in connection with a permitted financing as contemplated in the Merger Agreement;
●	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Akers capital stock;
●	incur any indebtedness or sell any debt securities or guarantee any debt securities or other obligations of others, or sell, pledge, dispose of or create an encumbrance over any assets (except for dispositions of obsolete or worthless assets);
●	accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Akers stock option plan, contract or the Merger Agreement or as may be required by applicable law;
●	(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries (except pursuant to any contract to which Akers or its subsidiaries is a party as of the date of the Merger Agreement), or propose to do any of the foregoing;
●	sell, assign, transfer, license, sublicense or otherwise dispose of any of Akers’ intellectual property rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);
●	(i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any encumbrance; (ii) enter into or amend any material terms of any contract, subject to certain exceptions, or grant any release or relinquishment of any material rights under any contract, with new obligations or a loss of rights in excess of $50,000 in the aggregate; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000, taken as a whole; or (iv) subject to certain exceptions, enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by subsections (i) through (iii);

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●	forgive any loans to any person, including its employees, officers, directors or affiliates;
●	(i) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer, employee or consultant; or (iii) establish, adopt, enter into, or amend any employee benefit plan, except, in each of the subsections (i) through (iii), for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the transactions contemplated by the Merger Agreement or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of the Merger Agreement and the plans, agreements or terms of which were made available to MYMD prior to the date of the Merger Agreement, or except as required by law;
●	hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;
●	take any action, other than as required by applicable law or GAAP, to change accounting policies or procedures;
●	make or change any material tax election inconsistent with past practices, adopt or change any tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;
●	pay, discharge, satisfy, modify or renegotiate any claims or liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Akers, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;
●	enter into any material partnership arrangements, joint development agreements or strategic alliances;
●	accelerate the collection of, or otherwise modify Akers’ customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice;
●	initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where one or more of Akers and its subsidiaries is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $50,000 individually;
●	dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice;
●	enter into or amend or modify any material contract of Akers or any lease with respect to material real estate;
●	except to the extent expressly permitted by the Merger Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the Merger Agreement;
●	cause or permit Akers to become an issuer identified in Rule 144(i)(1)(i) of the Securities Act; or
●	take, or agree in writing or otherwise take any of the actions described above.

MYMD has agreed that, except as permitted by the Merger Agreement, as required by law, or unless Akers shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, MYMD will carry on its business in the ordinary course consistent with past practices, to pay its debts and taxes when due, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services its present officers and employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. MYMD has also agreed that, subject to certain limited exceptions, without the written consent of Akers, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if Akers has not objected in writing to any request for consent within three (3) calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), MYMD will not, and will not permit its subsidiaries to do, any of the following during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement:

●	amend or otherwise change its articles of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

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●	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), except for the issuance of shares of MYMD common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants or other rights to convert into or exercise for shares of MYMD common stock, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date of the Merger Agreement;
●	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of MYMD common stock, other than pursuant to a repurchase right in favor of MYMD with respect to unvested shares at no more than cost;
●	incur any indebtedness (other than additional borrowings under the Starwood Line of Credit in an aggregate amount such that the total amount of borrowings under such line of credit does not exceed $5,000,000) or sell any debt securities or guarantee any debt securities or other obligations of others, or sell, pledge, dispose of or create an encumbrance over any assets (except for dispositions of obsolete or worthless assets);
●	accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any MYMD stock option plan, contract or the Merger Agreement or as may be required by applicable law;
●	(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary may declare and pay a dividend to its parent; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries (except pursuant to any contract to which MYMD or its subsidiaries is a party as of the date of the Merger Agreement), or propose to do any of the foregoing;
●	sell, assign, transfer, license, sublicense or otherwise dispose of any of MYMD’s intellectual property rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);
●	(i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, in each case with an individual value in excess of $50,000; (ii) enter into or amend any material terms of any contract or grant any release or relinquishment of any material rights under any contract, with new obligations or a loss of rights in excess of $50,000 in the aggregate; (iii) amend or otherwise modify any patent assignment and/or royalty agreement in effect on the date of the Merger Agreement to which MYMD or any of its subsidiaries is a party; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000, taken as a whole or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by subsections (i)-(iv);
●	forgive any loans to any person, including its employees, officers, directors or affiliates;
●	(i) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees earning an amount in excess of $100,000 per year or consultants; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer, employee or consultant; or (iii) establish, adopt, enter into, or amend any employee benefit plan, except, in each of the subsections (i) through (iii) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the transactions contemplated by the Merger Agreement or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of the Merger Agreement and the plans, agreements or terms of which were made available to Akers prior to the date of the Merger Agreement, or except as required by law;
●	hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;
●	take any action, other than as required by applicable law or GAAP, to change accounting policies or procedures;

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●	make or change any material tax election inconsistent with past practices, adopt or change any tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;
●	pay, discharge, or satisfy, any claims, liabilities or obligations, other than the payment, discharge or satisfaction made in the ordinary course of business and consistent with past practice;
●	otherwise take any actions other than in the ordinary course of business consistent with past practice;
●	enter into any material partnership arrangements, joint development agreements or strategic alliances;
●	initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where MYMD and its subsidiaries are claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $50,000 individually;
●	except to the extent expressly permitted by the Merger Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the Merger Agreement; or
●	take, or agree in writing or otherwise to take any of the actions described above.

Other Agreements

Each of Akers and MYMD has agreed to:

●	use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of the Merger Agreement, all applications, notices, reports and other documents reasonably required to be filed with respect to the transactions contemplated by the Merger Agreement;
●	use commercially reasonable efforts to obtain all consents, approvals or waivers reasonably required in connection with the transactions contemplated by the Merger Agreement;
●	use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the merger or other transactions contemplated by the Merger Agreement;
●	use commercially reasonable efforts to take satisfy the conditions precedent to the consummation of the transactions contemplated by the Merger Agreement;
●	afford to the other party with reasonable access during normal business hours to such party’s personnel, properties, assets, books, contracts, commitments and records (including tax records);
●	furnish promptly all information concerning its business, properties, assets, personnel, commitments and records, as such other party may reasonable request;
●	make available to the other party the appropriate individuals (including attorneys, accountant and other professionals) for discussion of the other party’s business, properties, assets, personnel, commitments and records as either party may reasonably request;
●	notify each other if either party becomes aware of any notice alleging that the consent of any person is required in connection with the merger, any notice or communication from any governmental body in connection with the merger or the transactions contemplated by the Merger Agreement, of any legal proceeding against the other party that relates to the merger or the other transactions contemplated by the Merger Agreement, of any material inaccuracy in any representations or warranties made by such party, or the failure of such party to comply with any covenant or obligation under the Merger Agreement;
●	treat, and not take any tax reporting position inconsistent with the treatment of, the merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code;

Akers and MYMD also agreed that, among other things:

●	Akers shall prepare and file with the SEC a proxy statement to be sent to the stockholders of each of Akers and MYMD relating to the meeting of stockholders, and a registration statement on Form S-4 (including a prospectus) in connection with the issuance of Akers common stock in the merger, of which such proxy statement will form a part;

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●	Akers and MYMD shall use commercially reasonable efforts to cause this joint proxy and consent solicitation statement/prospectus to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff;
●	Akers, immediately following the effective time of the merger, will adopt a stock incentive plan, pursuant to which 15% of the issued and outstanding shares of Akers common stock post-merger, on a fully diluted basis, shall be reserved for issuance to employees, directors, consultants, and other service providers of Akers and its subsidiaries;
●	for purposes of employee benefits provided under any benefit plans or arrangements after the closing of the merger, each employee who continues to be employed by Akers, MYMD or their subsidiaries immediately following such closing shall be credited with his/her years of service with Akers, MYMD or their subsidiaries, and Akers shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of any benefit plans in effect after closing to be waived for any such employee;
●	Akers shall use commercially reasonable efforts to cause the shares of Akers common stock to be issued in connection with the merger to be approved for listing on the Nasdaq at or prior to the effective time of the merger, and shall prepare and submit to Nasdaq a notification form for the listing of the shares of Akers common stock to be issued in connection with the transactions contemplated by the Merger Agreement and to cause such shares to be approved for listing (subject to official notice of issuance) and shall, to the extent required by Nasdaq rules, file an initial listing application for the Akers common stock on Nasdaq and cause such listing application to be conditionally approved prior to the effective time;
●	from and after the effective time of the merger, Akers and MYMD as the surviving corporation in the merger will fulfill and honor the obligations of Akers and MYMD existing prior to the date of the Merger Agreement to indemnify each of the directors and officers of Akers and MYMD and shall include in the certificate of incorporation and bylaws of Akers and articles of incorporation and bylaws of MYMD (as the surviving corporation in the merger) provisions at least as favorable as the provisions relating to indemnification and limitation of liability set forth in the articles of incorporation and bylaws of MYMD prior to the merger, and will not amend such certificate of incorporation, articles of incorporation and bylaws for a period of six (6) years after the closing of the merger in any manner that would adversely affect the rights of such persons thereunder, unless required by applicable law;
●	Akers shall take all action required to cause all issued and outstanding Akers preferred stock to be converted, redeemed, exchanged, cancelled or retired such that, as of the effective time of the merger, there is no Akers preferred stock issued or outstanding;
●	If applicable and approved by the Akers stockholders, Akers shall cause the amendment to the A&R Charter effecting the reverse stock split proposed under the Reverse Stock Split Proposal to be implemented immediately prior to the effective time of the merger, such reverse stock split to become effective immediately after the effective time of the merger;
●	Akers shall take all action required to ensure that, as of the effective time of the merger, there are no shareholder rights plan, rights agreement, “poison pill” or similar agreement in force applicable to Akers or its subsidiaries in connection with the Merger Agreement or the consummation of the merger or any of the other transactions contemplated by the Merger Agreement; and
●	MYMD shall consummate the Supera Purchase, which shall be effective immediately prior to the closing of the merger, in accordance with the Supera Asset Purchase Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the required stockholder approvals to complete the merger and related matters have been obtained, as set forth below:

●	by mutual written consent of MYMD and Akers duly authorized by each of their respective boards of directors;
●	by either Akers or MYMD if the merger has not been consummated by April 15, 2021, referred to as the End Date, subject to extension as provided below;
●	by either Akers or MYMD if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;
●	by Akers if MYMD stockholder approval is not obtained within ten (10) business days following the date this S-4 Registration Statement is declared effective, subject to certain exceptions;
●	by either Akers or MYMD, if Akers’ stockholder meeting has been held and the stockholder approval contemplated by the Merger Agreement was not obtained thereat, subject to certain exceptions;

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●	by MYMD if the Akers Board of Directors has withdrawn or modified its recommendation to Akers stockholders to vote for the merger, the A&R Charter Proposal and the Reverse Stock Split Proposal by the Akers stockholders for a superior offer;
●	by Akers upon breach of any of the representations, warranties, covenants or agreements on the part of MYMD set forth in the Merger Agreement or the other documents to be executed by MYMD in connection with the Merger Agreement, or if any representation or warranty of MYMD will have become inaccurate, in either case such that certain conditions in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by MYMD, then the Merger Agreement will not terminate as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) calendar day following the date of written notice given by Akers to MYMD of such breach or inaccuracy and its intention to terminate the Merger Agreement; provided, further, that no termination may be made solely as a result of the failure of MYMD to obtain MYMD’s stockholder approval (collectively, a “MYMD Breach Termination Event”); and
●	by MYMD upon breach of any of the representations, warranties, covenants or agreements on the part of Akers or Merger Sub set forth in the Merger Agreement or the other documents to be executed by Akers or Merger Sub in connection with the Merger Agreement, or if any representation or warranty of Akers or Merger Sub will have become inaccurate, in either case such that certain conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Akers or Merger Sub, then the Merger Agreement will not terminate as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) calendar day following the date of written notice given by MYMD to Akers of such breach or inaccuracy and its intention to terminate the Merger Agreement; provided, further, that no termination may be made solely as a result of the failure of Akers to obtain Akers’ stockholder approval.

The End Date may be extended as follows:

●	Akers may, upon written notice to MYMD, extend the original End Date by up to thirty (30) calendar days (to May 15, 2021) (the “Extended Date”) so long as (i) Akers or Merger Sub is not in material breach of the Merger Agreement and (ii) within three (3) calendar days of written request by MYMD, Parent will make an additional loan to MYMD of up to $600,000, referred to as the Second Bridge Loan Note, under the same terms and conditions of the Bridge Loan Note; and
●	Akers may, upon written notice to MYMD, extend the Extended Date by up to forty-five (45) calendar days (to June 30, 2021), so long as (i) Akers or Merger Sub is not in material breach of the Merger Agreement; (ii) on the effective date of such extension, the loan amount under the Bridge Loan Note and the Second Bridge Loan Note may, at the option of MYMD, be converted into shares of MYMD common stock at a per share conversion price of $2.00; and (iii) Akers shall, at the request of MYMD, either (A) subscribe for 300,000 shares of MYMD common stock at a per share price of $2.00 (subject to adjustment for any stock splits, reverse stock splits and similar changes in the capital stock of MYMD after the date of the Merger Agreement) or (B) make an additional loan to MYMD of up to $600,000, referred to as the Third Bridge Loan Note, under the same terms and conditions of the Bridge Loan Note.

Termination Conversion Right

If the Merger Agreement is terminated, other than in a termination by Akers due to (i) MYMD’s failure to obtain stockholder approval within ten (10) business days following the date the S-4 Registration Statement is declared effective (subject to certain exceptions) or (ii) a MYMD Breach Termination Event, then, at MYMD’s sole discretion, all or any part of the loan amounts under the Bridge Loan Note, the Second Bridge Loan Note and the Third Bridge Loan Note shall, in MYMD’s discretion, be convertible into shares of MYMD common stock at a conversion price per share of $2.00 (subject to adjustment for any stock splits, reverse stock splits and similar changes in the capital stock of MYMD after the date of the Merger Agreement), upon delivery of notice within thirty calendar days after the effective date of termination of the Merger Agreement. Except to the extent converted prior to the termination of the Merger Agreement, the termination of the Merger Agreement shall have no effect on the Bridge Loan Note, the Second Bridge Loan Note (if any), MYMD’s obligation to repay the Bridge Loan Note and the Second Bridge Loan Note (if any) in accordance with the terms of the Bridge Loan Note and the Second Bridge Loan Note, as applicable, or MYMD’s other obligations under the Bridge Loan Note and, if any, the Second Bridge Loan Note, except to the extent such Bridge Loan Note and, if any, Second Bridge Loan Note converted prior to the termination of the Merger Agreement in accordance with the foregoing, shall survive any termination of the Merger Agreement and remain in full force and effect.

Amendment

The Merger Agreement may be amended by the parties, by written action taken by or on behalf of their respective boards of directors, at any time prior to the effective time, except that after the Merger Agreement has been adopted and approved by the stockholders of Akers or MYMD, no amendment which by law requires further approval by the stockholders of Akers or MYMD, as the case may be, shall be made without such further approval.

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ANCILLARY AGREEMENTS

Supera Asset Purchase Agreement

On November 11, 2020, concurrently with the execution of the Merger Agreement, MYMD entered into the Supera Asset Purchase Agreement, pursuant to which Supera agreed to sell substantially all of the assets associated with its business of developing and commercializing synthetic derivatives of naturally grown cannabidiols to MYMD, immediately prior to (and contingent on) the closing of the merger. The aggregate purchase price for the purchased assets consists of 33,937,909 shares of MYMD common stock and the assumption of certain liabilities for trade accounts payable to third parties incurred in the ordinary course of business and certain liabilities under the assigned contracts to the extent performance is required after the closing of the Supera Purchase. The Supera Asset Purchase Agreement contains representations, warranties and covenants by MYMD and Supera that are typical for this type of transaction. Closing of the Supera Purchase is a condition to the obligations of Akers to effect the merger. Akers currently expects that the Supera Purchase will close immediately prior to the merger.

Bridge Loan Note

On November 11, 2020, concurrently with the execution of the Merger Agreement, MYMD entered into the Bridge Loan Note, pursuant to which Akers agreed to provide a bridge loan up to an aggregate principal amount of $3,000,000. Bridge Loan Advances are made in the amounts and at the times as needed to fund MYMD’s operating expenses, and as of filing of this joint proxy and consent solicitation statement/prospectus, Akers has made a total of $1.2 million of Bridge Loan Advances. The bridge loans accrue interest at 5% per annum, which may be increased to 8% per annum upon occurrence of any event of default, from the date of such default. The principal and the accrued interest thereon are to be repaid on the earliest of (a) April 15, 2022; (b); if the merger is consummated, then upon demand of Akers following the consummation of the merger; or (c) the date on which the obligations under the Bridge Loan Note are accelerated upon event of default as set forth in the Bridge Loan Note. MYMD granted Akers a first priority security interest in and lien on substantially all of the assets of MYMD. The outstanding principal amount and the accrued interest of the Bridge Loan Note are convertible into shares of MYMD common stock in accordance with the terms of the Merger Agreement.

For information about the circumstances under which the Bridge Loan Note may be converted, see section titled “THE MERGER — Termination Conversion Right” beginning on page 179 of this joint proxy and consent solicitation statement/prospectus.

The Lock-Up/Leak-Out Agreements

MYMD

Delivery of the Lock-Up/Leak-Out Agreements executed by MYMD’s directors, executive officers and certain stockholders holding not less than 80% of the issued and outstanding shares of MYMD common stock immediately prior to the closing of the merger is a condition to the closing of the merger. In connection with the execution of the Merger Agreement, approximately 62% of MYMD’s capital stock as of November 11, 2020, have entered into Lock-Up/Leak-Out Agreements, pursuant to which such parties have agreed not to, except in limited circumstances, transfer, grant an option with respect to, sell, exchange, pledge or otherwise dispose of, or encumber any shares of Akers capital stock for 180 days following the effective time of the merger. For the subsequent 180 days after the initial 180-day lock-up period, any disposal of Akers common stock must be only in accordance with the volume limitations set forth in paragraph (2) of Rule 144 promulgated under the U.S. Securities Act of 1933, as amended.

Akers

Delivery of Lock-Up/Leak-Out Agreements executed by Akers’ directors and executive officers is a condition to the closing of the merger. As such, each of Akers’ directors and executive officers have executed the lock-up/leak-out agreement, pursuant to which each such person has agreed not to, except in limited circumstances, transfer, grant an option with respect to, sell, exchange, pledge or otherwise dispose of, or encumber any shares of Akers capital stock for 180 days following the effective time of the merger. For the subsequent 180 days after the initial 180-day lock-up period, any disposal of Akers common stock must be only in accordance with the volume limitations set forth in paragraph (2) of Rule 144 promulgated under the U.S. Securities Act of 1933, as amended.

Stockholder Voting Agreements

MYMD

Certain MYMD stockholders, who beneficially held approximately 61% of MYMD’s common stock on November 11, 2020, are party to voting agreements with Akers pursuant to which, among other things, each such stockholder agreed, solely in their capacity as a MYMD stockholder, to vote all of their shares of MYMD common stock in favor of the approval of the transactions contemplated by the Merger Agreement and against any actions that could adversely affect the consummation of the merger. The voting agreements also place certain restrictions on the transfer of the shares of MYMD held by the signatories thereto.

Akers

Akers’ directors and executive officers are party to voting agreements with MYMD pursuant to which, among other things, each of such stockholders agreed, solely in their capacity as a stockholder, to vote all of their shares of Akers common stock in favor of the approval of the transactions contemplated by the Merger Agreement and against any actions that could adversely affect the consummation of the merger. The voting agreements also place certain restrictions on the transfer of the shares of Akers held by the signatories thereto.

Lock-up and Support Agreement

Each of substantially all investors who participated in the Akers Private Placement that closed on November 17, 2020, entered into a lock-up and support agreement with Akers, pursuant to which such investor agreed, from the date of the support agreement until May 31, 2021, to vote the investors’ shares of Akers common stock in favor of each matter proposed and recommended for approval by the Akers Board of Directors or management at every stockholders’ meeting. Until the earlier of (a) the termination of the Merger Agreement or (b) the date that the stockholder votes its Akers shares in support of the merger and all matters related to the merger and such vote is irrevocable, each investor agreed that the investor will not, directly or indirectly, without the prior written consent of Akers, transfer, assign or dispose of the investor’s right to vote the shares or otherwise take any act that could restrict or otherwise affect its legal power, authority or right to vote all of such shares in the manner required by the support agreement.

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COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Akers’ common stock has been listed on The Nasdaq Capital Market under the symbol “AKER” since January 23, 2014.

MYMD is a privately held company, and there is no established public trading market for its securities.

The following table sets forth the closing sale prices per share of Akers common stock on November 11, 2020, the last full trading day immediately preceding the public announcement of the Merger Agreement, and on January 14, 2021, the latest practicable date prior to the date of this joint proxy and consent solicitation statement/prospectus:

	Akers Common Stock	MYMD Common Stock
November 11, 2020	$1.72	N/A
January 14, 2021	$2.69	N/A

Stockholders of Akers and MYMD are urged to obtain current market quotations for Akers common stock and to review carefully the other information contained in this joint proxy and consent solicitation statement/prospectus or documents filed with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 288 of this joint proxy and consent solicitation statement/prospectus.

Holders

As of January 5, 2021, the latest practicable date prior to the date of this joint proxy and consent solicitation statement/prospectus, there were 820 holders of record of Akers common stock.

As of January 5, 2021, the latest practicable date prior to the date of this joint proxy and consent solicitation statement, there were approximately 135 holders of record of MYMD’s common stock.

Dividends

Except as described herein, Akers has not declared or paid any cash or other dividends to its stockholders and does not plan to declare or pay cash or other dividends in the foreseeable future. On or around September 9, 2020, the Akers Board of Directors declared a dividend of one preferred share purchase right for each of share of Akers common stock outstanding held by stockholders of record on September 21, 2020. Akers currently intends to retain earnings, if any, for use in the operation and expansion of its business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Akers Board of Directors and will depend on such factors as earnings levels, contractual restrictions, capital requirements, Akers’ overall financial condition and any other factors deemed relevant by the Akers Board of Directors.

MYMD has never paid any dividends to its stockholders since its inception. While subject to periodic review, the current policy of MYMD’s board of directors is to retain all earnings, if any, primarily to finance future growth.

181

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements as of and for the nine months ended September 30, 2020, and for the year ended December 31, 2019, give effect to the proposed merger of Merger Sub with and into MYMD and have been prepared in accordance with the guidance under Accounting Standards Codification Topic 805: Business Combinations, this transaction is accounted for as a reverse acquisition involving only the exchange of equity; whereby, the fair value of the equity of the accounting acquiree (Akers) is used to measure consideration transferred since the value of the Akers’ equity interests are more reliably measurable than the value of the accounting acquirer’s (MYMD) equity interest. MYMD is anticipated to be the accounting acquirer based upon the terms of the merger and other factors, such as the number of shares to be issued to MYMD stockholders under the Merger Agreement upon closing of the merger, relative voting rights and the composition of the combined company’s board and senior management. The unaudited pro forma condensed financial statements also give effect to the Supera Purchase. Certain fair values of the acquired asses and assumed liabilities may be estimated at the acquisition date pending confirmation or completion of the valuation process. Where provisional values are used in accounting for a business combination, they may be adjusted retrospectively in subsequent periods within the measurement period when it reflects new information obtained about facts and circumstances that were in existence at the acquisition date. The measurement period cannot exceed one year from the acquisition date. The following selected unaudited pro forma condensed financial data does not give effect to the potential issuance of the Milestone Shares, which is contingent upon achievement of certain market capitalization milestone events during the Milestone Period, or the potential payment of Additional Consideration, which is contingent upon exercise of the options to purchase MYMD common stock assumed by Akers upon closing of the merger during the Option Exercise Period. The exclusion of the effect of the potential issuance of the Milestone Shares is inconsistent with the guidance set forth in Topic 805. However, for the purpose of the pro forma condensed financial data below, these shares have been afforded no accounting treatment.

You should read the unaudited pro forma condensed combined financial statements presented below in conjunction with:

●	The accompanying notes to the unaudited pro forma condensed combined financial statements;
●	Akers’ unaudited condensed consolidated financial statements for the nine months ended September 30, 2020 and the notes relating thereto, beginning on page F-46 of this joint proxy and consent solicitation statement/prospectus;
●	Akers’ consolidated financial statements for the year ended December 31, 2019 and the notes relating thereto, beginning on page F-4 of this joint proxy and consent solicitation statement/prospectus;
●	MYMD’s unaudited condensed financial statements for the nine months ended September 30, 2020 and the notes relating thereto, beginning on page F-95 of this joint proxy and consent solicitation statement/prospectus; and
●	MYMD’s financial statements for the year ended December 31, 2019 and the notes relating thereto beginning on page F-89 of this joint proxy and consent solicitation statement/prospectus.
●	Supera’s audited financial statements for the year ended December 31, 2019 and the notes relating thereto and unaudited financial statements for the nine months ended September 30 2020 and the notes relating thereto, beginning on page F-108 of this joint proxy and consent solicitation statement/prospectus.

Akers is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical unaudited condensed consolidated balance sheet of Akers as of September 30, 2020 with the historical unaudited condensed balance sheet of MYMD as of September 30, 2020, giving pro forma effect to the Supera Purchase and the proposed merger as if they had consummated on September 30, 2020.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 combines the historical unaudited condensed consolidated statement of operations of Akers for the nine months ended September 30, 2020 with the historical unaudited condensed statement of operations of MYMD for the nine months ended September 30, 2020, giving pro forma effect to the Supera Purchase and the proposed merger as if they had consummated as of January 1, 2019.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 combine the historical consolidated audited statement of operations of Akers for its fiscal year ended December 31, 2019 and the historical audited statements of operations of MYMD for its fiscal year ended December 31, 2019, giving pro forma effect to the Supera Purchase and the proposed merger as if such transactions had been completed as of January 1, 2019.

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The historical financial information has been adjusted in the respective unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Supera Purchase or the proposed merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent what the financial position or results of operations would have been if the proposed merger or the Supera Purchase had been completed as of the dates indicated in the unaudited pro forma condensed combined financial statements or that will be realized upon the consummation of the proposed transactions.

The historical financial statements of Akers and MYMD have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial statements included herein are prepared in accordance with GAAP. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed or have not progressed to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Upon consummation of the merger, final valuations and studies will be performed. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future financial position and results of operations. Fair values determined as of the assumed acquisition dates are based on the most recently available information. To the extent there are significant changes to Akers’ or MYMD’s business, or as new information becomes available, the assumptions and estimates herein could change significantly.

Because MYMD will be treated as the accounting acquirer, MYMD’s assets and liabilities will be recorded at their pre-combination carrying amounts and the historical operations that are reflected in the financial statements will be those of MYMD. Akers’ assets and liabilities will be measured and recognized at their fair values as of the date of the merger, and consolidated with the assets, liabilities and results of operations of MYMD after the consummation of the merger. The unaudited pro forma condensed combined statements of operations include certain acquisition accounting adjustments described therein.

The unaudited pro forma condensed combined statements of operations do not include (a) the impacts of any revenue, cost or other operating synergies that may result from the merger or any related restructuring costs; (b) certain amounts resulting from the merger that were determined to be of a non-recurring nature; and (c) the impact of the potential reverse stock split contemplated by the Merger Agreement that is subject to the Akers stockholder approval described under “AKERS PROPOSAL 2 – APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL” in this joint proxy and consent solicitation statement/prospectus.

The Supera Purchase and the proposed merger have not been consummated as of the date of the preparation of these pro forma financial statements, and there can be no assurances that the Supera Purchase or the merger will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

183

Akers Biosciences, Inc. and Subsidiaries

Pro Forma Condensed Combined Balance Sheets

September 30, 2020

(unaudited)

	Legal	Accounting
	Acquirer	Acquirer			Pro Forma
	Akers	MyMD	Adjustments	AJE #	Combined

Current assets:
Cash	$16,189,651	$46,983	$16,362,786	4	$32,599,420
Marketable Securities	6,929,356	-	-		6,929,356
Other Receivables	-	2,500	-		2,500
Prepaid Expenses	446,507	1,218	-		447,725
Total current assets	23,565,514	50,701	-		39,979,001

Non-Current Assets
Restricted Cash	115,094	-	-		115,094
Property, Plant and Equipment, net	3,738	-	-		3,738
Right-of-Use Asset	40,469	-	-		40,469
Intangible Assets	-	4,584	-		4,584
Goodwill	-	-	5,766,383	8	5,766,383
Total Non-Current Assets	159,301	4,584	22,129,169		45,930,268

Total Assets	$23,724,815	$55,285	$22,129,169		$45,909,269

Current Liabilities
Trade and Other Payables	$1,057,469	$965,668	$-		$2,023,137
Other Payables - Due at Closing	-	-	2,768,155	2	2,768,155
Right-of-Use Liability	40,506	-	-		40,506
Current liabilities of discontinued operations	1,457,671	-	-		1,457,671
Accrued Interest	-	137,777	(137,777)	2	-
Due to Related Party	-	14,577	-		14,577
Line of Credit, Related Party, net unamortized Debt Discount	-	2,630,378	(2,630,378)	2	-
Payroll Protection Program Loan	-	32,358	-		32,358
Total current liabilities	2,555,646	3,780,758	-		6,336,404

Non-Current Liabilities
Payroll Protection Program Loan	-	38,242	-		38,242
Total Non-Current Liabilities	-	38,242	-		38,242

Total Liabilities	2,555,646	3,819,000	-		6,374,646

Commitments and contingencies
Right-of-Use Liability, net of current	$-	$-	$-		$-
Payroll Protection Program Loan	-	-	-		-
Total Commitments and Contingencies	-	-	-		-

Stockholders’/Members’ Deficit
Preferred Stock, No par value, 50,000,000 total preferred shares authorized
Series C Convertible Preferred Stock, 1,990,000 shares designated, no par value and a stated value of $4.00 per share, 0 shares issued and outstanding as of September 30, 2020	-	-	-		-
Series D Convertible Preferred Stock, 211,353 shares designated, no par value and a stated value of $0.01 per share, 72,992 shares issued and outstanding as of September 30, 2020	144,524	-	(144,524)	1	-
Series E Junior Participating Preferred Stock, 100,000 shares designated, no par value and a stated value of $0.001 per share, 0 shares issued and outstanding as of September 30, 2020	-	-	-		-
Common stock, No par value, 100,000,000 shares authorized 8,859,868 issued and outstanding as of September 30, 2020	154,901,639	-	(54,211,631)	1,3,4,5,6,7,8	100,690,008
Common Stock $0.0001 par value, 90,000,000 shares authorized 38,713,504 outstanding as of September 30, 2020		6,505	(6,505)	3	-
Accumulated Other Comprehensive Income (Loss)	-	-	-		-
Additional Paid-in-Capital	-	39,775,181	(39,775,181)	3	-
Accumulated Deficit	(133,876,994)	(43,545,401)	116,267,010	5,6,7	(61,155,385)
Total Stockholders’/Members’ Deficit	21,169,169	(3,763,715)	22,129,169		39,534,623

Total Liabilities and Shareholders’ Equity	$23,724,815	$55,285	$22,129,169		$45,909,269

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial information

184

Akers Biosciences, Inc. and Subsidiaries

Pro Forma Condensed Combined Statements of Operations

For the Nine Months Ended September 30, 2020

(unaudited)

	Legal	Accounting
	Acquirer	Acquirer		AJE	Pro Forma
	Akers	MyMD	Adjustments	#	Combined

Product Revenue	$-	$-	$-		$-
Product Cost of Sales	-	-	-		-
Gross Income	-	-	-		-

Operating Expenses:
Research and Development Expenses	6,140,487	1,539,494	-		7,679,981
Administrative Expenses	2,983,443	2,179,589	-		5,163,032
Sales and Marketing Expenses	16,667	-	-		16,667
Total operating expenses	9,140,597	3,719,083	-		12,859,680

Loss from operations	(9,140,597)	(3,719,083)	-		(12,859,680)

Other (Income) Expense:
Foreign Currency Transaction Loss	(93)	-	-		(93)
Gain on Investments	36,714	-	-		36,714
Gain on FMV of Equity Investments	(31,465)	-	-		(31,465)
Interest and Dividend (Income)/Expense	(99,116)	642,997	-		543,881
Total Other (Income)/Loss	(93,960)	642,997	-		549,037

Loss from Continuing Operations Before Income Tax	$(9,046,637)	$(4,362,080)	$-		$(13,408,717)

Income Tax Benefit	-	-	-		-

Net Loss from Continuing Operations	$(9,046,637)	$(4,362,080)	$-		$(13,408,717)

Basic and Diluted loss per common share from Continuing Operations	$(1.79)				$(0.16)
Weighted average basic common shares outstanding	5,044,737		77,638,708		82,683,445

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial information

185

Akers Biosciences, Inc. and Subsidiaries

Pro Forma Condensed Combined Statements of Operations

For the Twelve Months Ended December 31, 2019

(unaudited)

	Legal	Accounting
	Acquirer	Acquirer		AJE	Pro Forma
	Akers	MyMD	Adjustments	#	Combined

Product Revenue	$-	$-	$-		$-
Product Cost of Sales	-	-	-		-
Gross Income	-	-	-		-

Operating Expenses:
Research and Development Expenses	-	3,860,223	-		3,860,223
Administrative Expenses	3,747,962	6,005,839	-		9,753,801
Sales and Marketing Expenses	25,000	-	-		25,000
Regulatory and Compliance Expenses	275,044	-	-		275,044
Litigation Settlement Expense	141,478	-	-		141,478
Total operating expenses	4,189,484	9,866,062	-		14,055,546

Loss from operations	(4,189,484)	(9,866,062)	-		(14,055,546)

Other (Income) Expense:
Loss on Disposal of Property and Equipment	9,576	-	-		9,576
Foreign Currency Transaction Loss	5,051	-	-		5,051
Gain on Investments	(3,952)	-	-		(3,952)
Interest and Dividend (Income)/Expense	(101,483)	248,790	-		147,307
Total Other (Income)/Loss	(90,808)	248,790	-		157,982

Loss from Continuing Operations Before Income Tax	(4,098,676)	(10,114,852)	-		(14,213,528)

Income Tax Benefit	-	-	-		-

Net Loss from Continuing Operations	$(4,098,676)	$(10,114,852)	$-		$(14,213,528)

Gain from Discontinued Operations Before Income Tax	210,427	-			210,427

Income Tax	-	-	-		-

Net Gain from Discontinued Operations	210,427	-	-		210,427

Net Loss	$(3,888,249)	$(10,114,852)	$-		$(14,003,101)

Basic and Diluted loss per common share from continuing operations	$(6.69)				$(0.18)
Basic and Diluted loss per common share from net loss	$(6.35)				$(0.18)
Weighted average basic common shares outstanding	612,672		77,638,708		78,251,380

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial information

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Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of the Transaction and Basis of the Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in U.S. Dollars and in accordance with accounting principles generally accepted in the United States of America (US GAAP) and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Akers Biosciences, Inc. and MyMD Pharmaceuticals, Inc., after giving effect to the Supera Purchase and the merger.

In accordance with the guidance under Accounting Standards Codification Topic 805: Business Combinations, this transaction is accounted for as a reverse acquisition involving only the exchange of equity; whereby, the fair value of the equity of the accounting acquiree (Akers) is used to measure consideration transferred since the value of the Akers’ equity interests are more reliably measurable than the value of the accounting acquirer’s (MYMD) equity interest. MYMD is anticipated to be the accounting acquirer based upon the terms of the merger.

Proposed Merger

Pursuant to the Merger Agreement, Merger Sub will be merged with and into MYMD, with MYMD continuing after the merger as the surviving corporation. Akers will issue to MYMD’s shareholders 0.9195 shares of Akers common stock per share of MYMD common stock, pursuant to the terms of the Merger Agreement. On a pro forma basis, based upon the number of shares of Akers common stock expected to be issued in the merger (including shares of Akers common stock issuable upon certain outstanding Akers options and warrants), current Akers shareholders will own approximately 20% of the combined company and current MYMD shareholders will own approximately 80% of the combined company.

Treatment of the MYMD and Supera Merger

The merger of Supera into MYMD is treated as a merger under common control. The financial statements were combined, and intercompany transactions were eliminated. Intercompany eliminations consisted of $562,200 and $1,364,061 related to the use and reimbursement of expenses for a private aircraft as recorded in the Statements of Operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019, respectively. Additionally, $72,400 due to and receivable from related parties was eliminated from the Balance Sheet as of September 30, 2020.

MYMD shareholders will own 60% and Supera shareholders will own 40% of the combined entity. Based upon an exchange ratio of 1.3575 shares of MYMD common stock per share of Supera common stock, MYMD will issue 33,937,909 common shares to the shareholders of Supera upon the closing of the merger. MYMD will have approximately 73,991,413 of common shares issued and outstanding and 10,853,360 stock options outstanding upon completion of the merger.

The pro forma condensed combined financial statements present the MYMD combined entity as of and for the nine months ended September 30, 2020 and for the year ended December 31, 2019.

Treatment of the Bridge Loan Note in the Merger

The Bridge Loan Note pursuant to which Akers may loan to MYMD up to $3.0 million will be eliminated as an intercompany transaction upon the closing of the merger and as such is not reflected in the pro forma condensed combined balance sheet as of September 30, 2020. The outstanding loan amount, plus accumulated interest, are being treated as a reduction to the Akers’ $25,000,000 minimum cash contribution merger condition.

Treatment of the Starwood Line of Credit in the Merger

Pursuant to the Merger Agreement, in connection with the merger, all amounts due and owing with respect to the line of credit established between MYMD and The Starwood Trust will be paid in full upon the closing of the merger. The unaudited pro forma condensed combined balance sheet is adjusted to reclassify the line of credit plus its accrued interest as a current payable pending the disbursement of funds (Adjustment 2). Any amounts to be used to pay off The Starwood Trust to repay in full the line of credit established between MYMD and The Starwood Trust immediately following the closing is being treated as a reduction to the Akers’ $25,000,000 minimum cash contribution merger condition.

Treatment of Series D Convertible Preferred Stock in the Merger

Pursuant to the Merger Agreement, all outstanding shares of Akers Series D Convertible Preferred Stock will be converted to common stock on or before the effective date of the transaction; therefore, the pro forma condensed combined balance sheet has been adjusted for effects of the conversion. We had 72,992 shares of Akers Series D Convertible Preferred Stock outstanding as of September 30, 2020 and January 5, 2021 (Adjustment 1).

Treatment of Stock Options, Restricted Stock Units and Warrants in the Merger

All MYMD stock options granted under the MYMD stock option plan (whether or not then exercisable) that are outstanding prior to the effective date of the merger will be cancelled and re-issued under the Akers stock option plan based upon the original terms, as adjusted for the share exchange ratio, will vest immediately and expire two years from the effective date of the transaction. The fair market value of the options was calculated utilizing the Black-Scholes methodology using Akers’ closing share price of $2.25 per share on September 30, 2020. The pro forma condensed combined balance sheet has been adjusted to reflect the compensation expense associated with the modification of the outstanding options, net of the previously amortized costs (Adjustment 4).

The cash exercise price received by the combined company upon exercise of the MYMD stock options prior to expiration will be accumulated and distributed to MYMD shareholders of record as of the effective date of the merger. Due to the significant uncertainties related to the exercise of the MYMD stock options, the fair market value of such potential exercise is not measurable as of the pro forma date and is being treated as an undefined contingent liability.

Per the Merger Agreement, there is no requirement for MYMD’s stock options to be exercised as of the effective date of the merger and are therefore being treated as unissued shares for the pro forma condensed combined financial statements.

All Akers restricted stock units granted under the Akers incentive stock option plan (whether or not then exercisable) that are outstanding prior to the effective date of the merger will vest upon the completion of the transaction. We are assuming the vested Akers RSUs are settled in shares of common stock of Akers to be issued upon closing of the merger and without giving effect to any shares that would be withheld for tax liability. The pro forma condensed combined balance sheet has been adjusted for the effect of the unamortized compensation expense (Adjustment 5).

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Akers outstanding warrants are un-affected by the merger transactions and their pre-merger terms and conditions will remain in effect until the expiration.

Treatment of the Market Capitalization Milestones

The ability of the combined company to meet the market capitalization is subject to the combined company’s future performance and other market conditions that are out of the company’s control. As such, the fair market value of the Milestone Shares is not measurable as of the pro forma date and is being treated as an undefined contingent liability.

Treatment of the Transaction Costs

Transaction costs primarily consist of printing, stock exchange, accounting and legal fees which are estimated to range from $750,000 to $1,500,000. There can be no assurance that these estimates will not change as the transaction progresses to its conclusion. Due to the expected volatility of the anticipated transaction costs, they are being treated as a contingent liability and have been excluded from the pro forma condensed combined financial statements. These transactions and related costs are one-time events and are not expected to have a continuing impact on the combined entity and as such would not impact the pro forma earnings per share.

2.	Preliminary Purchase Price

Akers will issue to MYMD shareholders and their designees a number of shares of its common stock (including in respect of outstanding MYMD options), which will represent approximately 80% of the combined company. The estimated preliminary purchase price, which represents the consideration transferred to the MYMD stockholders in the reverse merger, is calculated based on the number of shares of the combined company that Akers shareholders will own as of the closing of the merger. The accompanying unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $43.3 million, which consists of the following:

Estimated number of shares of the combined company to be owned by Akers shareholders(1)	19,503,756
Multiplied by the assumed price per share of Akers common stock(2)	$2.22
Estimated purchase price	$43,298,338

(1)	Represents the number of shares of the combined company that Akers shareholders would own as of the closing of the merger pursuant to the merger agreement, which, for purposes of these pro forma financial statements, is calculated as the sum of a) 17,585,261 Akers shares outstanding as of January 5, 2021, b) 72,992 shares of Akers common stock issuable upon conversion of Akers Series D Convertible Preferred Stock, which will be converted upon or before the completion of the merger, c) 804,963 shares of Akers common stock issuable upon settlement of Akers restricted stock units that will vest upon the completion of the merger, and d) 1,040,540 shares of Akers common stock underlying outstanding Akers pre-funded warrants.
(2)	$2.22 was the closing trading price of Akers common stock on January 5, 2021. Given that the estimated purchase price is variable depending upon the price of Akers common stock, management performed a sensitivity analysis over the change in purchase consideration based on +/– 18% volatility in Akers’ stock price, which is reasonably possible during the period between January 5, 2021 and the expected effective date of the merger. An increase or decrease in the price of Akers Common Stock by 18% would increase or decrease the purchase consideration, excluding transaction costs, by approximately $7.8 million.

The number of shares of common stock Akers will issue to MYMD shareholders (including in respect of outstanding MYMD options), for purposes of these pro forma financial statements, is calculated pursuant to the terms of the Merger Agreement as follows:

Shares of Akers common stock outstanding as of January 5, 2021	17,585,261
Shares of Akers common stock subject to Series D Convertible Preferred stock to be converted	72,992
Shares of Akers common stock subject to outstanding restricted stock units	804,963
Shares of Akers common stock subject to outstanding pre-funded warrants(1)	1,040,540
Adjusted outstanding shares of Akers common stock	19,503,756
Divided by the assumed percentage of Akers ownership of the combined company	20%
Estimated adjusted total shares of common stock of the combined company	97,518,780
Multiplied by the assumed percentage of MYMD ownership of the combined company	80%
Estimated shares of Akers common stock issued to MYMD upon closing of the merger(2)	78,015,024

(1)	1,040,540 shares of Akers common stock underlying outstanding Akers pre-funded warrants are included in the calculation of the estimated total number of shares to be issued upon the completion of the merger. An additional 10,980,952 shares issuable upon exercise of the outstanding Akers warrants with a strike price in excess of $1.72 were excluded per the Merger Agreement.
(2)	The common stock issued to MYMD upon closing includes 9,979,664 shares allocated to fully vested stock options of MyMD being assumed by Akers upon closing, which will two years from the effective date of the merger. Pursuant to the terms of the Merger Agreement, shares have been allocated to MYMD’s outstanding stock options, however, there is no requirement for these options to be exercised as of the effective date of the merger.

188

The allocation of the preliminary purchase price to the estimated fair value of the assets acquired and liabilities assumed as of September 30, 2020, (Adjustment 7) is as follows:

	Based on Historical Balance Sheet of Akers as of September 30, 2020	Pro Forma Adjustments(1)(2)	Purchase Price Allocation – Pro Forma

Total Consideration	$43,298,338	$-	$43,298,338
Cash and Cash Equivalents	16,189,651	16,362,786	32,599,420
Marketable Securities	6,929,356	-	6,929,356
Prepaid Expenses	446,507	-	446,507
Restricted Cash	115,094	-	115,094
Plant Property and Equipment (net)	3,738	-	3,738
Right of Use Asset	40,469	-	40,469
Accounts Payable	(1,057,469)	-	(1057,469)
Right-of-Use Liability	(40,506)	-	(40,506)
Current Liabilities of Discontinued Operations	(1,457,671)	-	(1,457,671)
Net Tangible Assets Acquired	21,169,169	16,362,786	37,531,955
Excess of Purchase Price Over Net Assets Acquired to be Allocated to Goodwill	$22,129,169	$(16,362,786)	$5,766,383

(1) On November 17, 2020, Akers issued 8,725,393 shares of common stock and 1,040,540 shares of pre-funded warrants for gross and net proceeds of $18,066,976 and $16,362,786, respectively. Additionally, Akers issued 9,765,933 warrants exercisable for common shares at a strike price of $2.06 per share expiring May 18, 2026, 380,368 placement agent warrants exercisable for common shares at a strike price of $1.85 per share expiring May 18, 2026 and 255,135 warrants, pursuant to a side letter agreement, exercisable for common shares at a strike price of $2.31 per share expiring May 23, 2026.

(2) Transaction costs primarily consist of printing, stock exchange, accounting and legal fees which are estimated to range from $750,000 to $1,500,000. There can be no assurance that these estimates will not change, as the transaction progresses to its conclusion. Due to the expected volatility of the anticipated transaction costs, they are being treated as a contingent liability and have been excluded from the pro forma condensed combined financial statements.

The purchase price allocation will remain preliminary until Akers completes a final valuation of the assets acquired and liabilities assumed as of the date that the merger is consummated. The excess of consideration transferred over the estimated fair value of the net identifiable assets will be allocated to goodwill. The final determination of the allocation consideration transferred is expected to be completed as soon as practicable after the consummation of the merger but will in no event exceed one year from the acquisition date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements. For acquired working capital accounts such as prepaid expenses and other current assets, accounts payable and certain accrued expenses, Akers determined that no preliminary fair value adjustments were required due to the short timeframe until settlement for these assets and liabilities.

3.	Accounting Policies and Merger Pro Forma Adjustments

Based on Akers’ review of MYMD’s summary of significant accounting policies disclosed in MYMD’s financial statements, the nature and amount of any adjustments to the historical financial statements of MYMD to conform its accounting policies to those of Akers are not expected to be significant. Upon consummation of the merger, further review of MYMD’s accounting policies and financial statements may result in required revisions to MYMD’s policies and classifications to conform to Akers’ accounting policies.

The adjustments included in the pro forma condensed combined balance sheet are as follows:

(1)	To record the conversion of 72,992 shares of Akers’ Series D Convertible Preferred Stock into 72,992 shares of Common Stock.

Description	Debit	Credit
Preferred Stock	$144,524
Common Stock		$144,524

(2)	To record the payoff of the Starwood Line of Credit plus accumulated interest upon close of the Merger.

Description	Debit	Credit
Starwood Line of Credit	$2,630,378
Starwood Line of Credit – Accrued Interest	137,777
Other Payables – Due at Closing		$2,768,155

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(3)	To reclassify the MYMD Common Stock and Additional Paid-In Capital

Description	Debit	Credit
MYMD Common Stock	$6,505
MYMD Additional Paid-In Capital	39,775,181
Common Stock		$39,781,686

(4)	To record the net proceeds from the issuance of 8,725,393 shares of common stock and 1,040,540 shares of pre-funded warrants by Akers on November 17, 2020, for gross and net proceeds of $18,066,976 and $16,362,786, respectively.

Description	Debit	Credit
Cash	$16,362,786
Common Stock		$16,362,786

(5)	To record the expenses related to the modification of the outstanding MYMD Stock Options’ expiration dates to comply with the Merger Agreement.

Description	Debit	Credit
Accumulated Deficit	$17,609,984
Common Stock		$17,609,984

(6)	To record the expenses related to the accelerated vesting of the outstanding unvested Akers Restricted Stock Units pursuant to the terms of the restricted stock unit agreements.

Description	Debit	Credit
Accumulated Deficit	$1,699,135
Common Stock		$1,699,135

(7)	To reclassify the Akers deficit account.

Description	Debit	Credit
Common Stock	$135,576,129
Accumulated Deficit		$135,576,129

(8)	To record the acquisition value of the merger transaction in excess of tangible assets acquired.

Description	Debit	Credit
Goodwill	$5,766,383
Common Stock		$5,766,383

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The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma combined net loss for the nine months ended September 30, 2020 and for the year ended December 31, 2019. In addition, the numbers of shares used in calculating the pro forma combined basic and diluted net loss per share have been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the closing of the merger. The estimated total numbers of shares of common stock of the combined company that would be outstanding as of the closing of the merger is calculated as the estimated adjusted total shares of common stock issued and outstanding of the combined company of 86,498,576, plus 9,979,664 shares reserved for MYMD stock options assumed by Akers at closing and 1,040,540 shares reserved for pre-funded warrants of Akers as described in Note 2, “Preliminary Purchase Price.” The following table sets forth the calculation of the pro forma weighted average number of common shares outstanding — basic and diluted:

		Pro Forma Weighted Average Shares
	All Shares Issued/Issuable upon Merger	Nine Months Ended September 30, 20020(3)	Year Ended December 31, 2019(4)
MYMD pre-merger:
Common shares issued and outstanding	73,991,413	-	-
Stock options outstanding	10,853,360	-	-
Total MYMD share basis	84,844,773	-	-
Post conversion basis at the Exchange Ratio of 0.9195	78,015,024	-	-
Recapitalization/Conversion of MYMD common shares into Akers common shares based on the Exchange Ratio:	68,035,360	68,035,360	38,035,360
Recapitalization/Conversion of MYMD stock options into Akers common shares based on the Exchange Ratio(1)	9,979,664	-	-
	78,015,024	68,035,360	68,035,360

Akers pre-merger:
Common shares: issued and outstanding(2)	8,859,868	5,044,737	612,672
Akers recent event:
Common shares issued November 17, 2020 in a private placement	8,725,393	8,725,393	8,725,393
Post-merger:
Series D Convertible Preferred stock converted to common stock	72,992	72,992	72,992
Restricted Stock Units converted to common stock; vesting accelerated to the effective date	804,963	804,963	804,963
Pre-funded warrants convertible to common stock	1,040,540	-	-
	19,503,756	14,648,085	10,216,020
Estimated adjusted total shares of common stock for the combined entity	97,518,780	82,683,445	78,251,380

(1)

Pursuant to the terms of the Merger Agreement, shares have been allocated to MYMD’s outstanding stock options, however, there is no requirement for these options to be exercised as of the effective date of the merger and are therefore being treated as unissued shares for the purposes of calculating the weighted-shares outstanding.

(2)	Akers’ pre-merger common shares issued and outstanding of 8,859,868 was the actual number of common shares issued and outstanding as of September 30, 2020.
(3)	All outstanding stock options and pre-funded warrants exercisable for the combined company’s common stock are anti-dilutive and therefore excluded from the weighted-average shares calculation for the nine months ended September 30, 2020 as referenced in the Pro Forma Condensed Combined Statement of Operations.
(4)	All outstanding stock options and pre-funded warrants exercisable for the combined company’s common stock are anti-dilutive and therefore excluded from the weighted-average shares calculation for the year ended December 31, 2019 as referenced in the Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss.

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MANAGEMENT OF THE COMBINED COMPANY

Executive Officers and Directors of the Combined Company Following the Merger

Pursuant to the Merger Agreement, immediately after the effective time of the merger, the combined company’s board of directors will be fixed at seven members, four of whom will be directors designated by the Akers Board of Directors and is expected to include Joshua Silverman, Akers’ current director and Chairman of the Board of Directors, as chairman of the board of directors of the combined company, as well as Christopher C. Schreiber, Bill J. White and Robert C. Schroeder, each of whom are current directors of Akers. The three remaining directors will be designated by MYMD. It is anticipated that the MYMD designees will be [●], [●] and [●]. MYMD must designate its members of the combined company’s board of directors on or prior to the sixth-month anniversary of the effective date of the merger and, to the extent MYMD fails to designate any such member on or prior to such sixth-month anniversary of the effective date of the merger, then, MYMD’s right to designate such member shall expire and the directors designated by Akers may designate additional members to the combined company’s board of directors to occupy any vacancies. See the section titled “THE MERGER AGREEMENT — Directors and Executive Officers of the Combined Company Following the Merger” beginning on page 168 of this joint proxy and consent solicitation statement/prospectus. Designees to the combined company’s board of directors are expected to satisfy the requisite independence requirements for the combined company board of directors, as well as the sophistication and independence requirements for committee members pursuant to Nasdaq listing requirements.

Following the merger, the management team of the combined company is expected to be led by Chris Chapman, M.D., who is currently the President and Chief Medical Officer of MYMD, Adam Kaplin, M.D., Ph.D., who is currently the Chief Scientific Officer of MYMD, and Paul Rivard, Esq., who is currently the Executive Vice President of Operations and General Counsel of MYMD. Dr. Chapman, Dr. Kaplin and Mr. Rivard were appointed to their respective positions pursuant to employment agreements entered into with MYMD in November, December, and September 2020, respectively, which employment agreements are further described under the section titled “MANAGEMENT OF THE COMBINED COMPANY – MYMD’s Executive and Director Compensation” set forth below. Until Mr. Rivard’s appointment in September 2020, the only executive officers of MYMD were James A. McNulty, CPA, who served as the Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary of MYMD, and Jonnie R. Williams, Sr., who served as the Founder of MYMD. Christopher C. Schreiber is expected to serve as an executive officer of the Supera line of business.

In connection with the consummation of the merger and in order to accommodate the appointment of such directors and officers of the combined company, each of Messrs. McNulty and Williams will tender resignations with respect to their positions as executive officers and directors of MYMD, with such resignations to become effective at or immediately prior to the effective time of the merger.

The following table lists the names and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon the completion of the merger:

Name	Age	Position(s)
Executive Officers
Chris Chapman, M.D.	68	President and Chief Medical Officer
Adam Kaplin, M.D., Ph.D.	54	Chief Scientific Officer
Christopher C. Schreiber (1)	54	Executive Officer of Supera line of business
Paul Rivard, Esq.	50	Executive Vice President of Operations and General Counsel

Directors
Joshua Silverman (1)	49	Director; Chairman of the Board
Christopher C. Schreiber (1)	56	Director
Bill J. White (1)	58	Director
Robert C. Schroeder (1)	54	Director
[●] (2)	[ ]	Director
[●] (2)	[ ]	Director
[●] (2)	[ ]	Director

(1) Akers designee

(2) MYMD designee

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Executive Officers

Christopher C. Schreiber has served as a member of the Akers Board of Directors since August 8, 2017 and currently serves as Akers’ Chief Executive Officer. Mr. Schreiber has been Akers’ President since July 21, 2020. Mr. Schreiber combines over 30 years of experience in the securities industry. As the managing director of capital markets at Taglich Brothers, Inc., Mr. Schreiber builds upon his extensive background in capital markets, deal structures, and syndications. Prior to his time at Taglich Brothers, Inc., he was a member of the board of directors of Paulson Investment Company, a 40-year-old full-service investment banking firm. In addition, Mr. Schreiber serves as a director and partner of Long Island Express North, an elite lacrosse training organization for teams and individuals. He also volunteers on the board of directors for Fox Lane Youth Lacrosse, a community youth program. Mr. Schreiber is a graduate of Johns Hopkins University, where he received a Bachelor’s Degree in Political Science.

Chris Chapman, M.D. was appointed as President and Chief Medical Officer of MYMD effective as of November 1, 2020. Prior to joining MYMD and since 1999, Dr. Chapman has also served as the Chief Executive Officer of Chapman Pharmaceutical Consulting, Inc., a consulting organization that provides support to pharmaceutical and biotech companies in North America, Europe, Japan, India and Africa on issues such as product safety, pharmacovigilance, medical devices, clinical trials and regulatory issues. In addition, from 2003-2004, Dr. Chapman served as the Associate Director of Drug Safety, Pharmacovigilance, and Clinical Operations for Organon Pharmaceuticals, where he was responsible for the supervision of four fellow M.D.s and 10 drug safety specialists. Prior to his time at Organon, Dr. Chapman served as Director, Medical Affairs, Drug Safety and Medical Writing Departments at Quintiles (currently known as IQVIA), from 1995-2003, where he grew the division from no employees to forty employees, including eight board certified physicians, four RNs, two pharmacists, eight medical writers and supporting staff. Dr. Chapman has also served on the board of directors of Rock Creek Pharmaceuticals, Inc. (f/k/a Star Scientific, Inc.) from 2007-2016, including as a member of the Audit Committee from 2007-2014, chairperson of the Compensation Committee from 2007-2014, and chairperson of the Executive Search Committee from 2007 to 2014. Dr. Chapman is an experienced executive and global medical expert, and has extensive experience in providing monitoring and oversight for ongoing clinical trials including both adult and pediatric subjects. Dr. Chapman is also the founder of the Chapman Pharmaceutical Health Foundation, an IRS Section 501(c)(3) nonprofit organization established to solicit public funds and to support healthcare needs such as AIDS, diabetes, hypertension, lupus, sickle cell anemia, malaria and tuberculosis, which was organized in 2006. Dr. Chapman is a graduate of the Harvard Kennedy School of Cambridge, Massachusetts for financial management in 2020. Dr. Chapman received his M.D. degree from Georgetown University in Washington, D.C. in 1987, and completed his internship in Internal Medicine, a residency in Anesthesiology and a fellowship in Cardiovascular and Obstetric Anesthesiology at Georgetown.

Adam Kaplin, M.D., Ph.D. was appointed Chief Scientific Officer of MYMD effective as of December 18, 2020. Prior to joining MYMD, Dr. Kaplin has served in a number of positions at John Hopkins University, including Principal Neuro-Psychiatric Consultant to the Johns Hopkins Multiple Sclerosis Center of Excellence, Director of the Johns Hopkins Ketamine Clinic and the Departments of Psychiatry & Neurology at Johns Hopkins University School of Medicine, positions he has held at various times from 2002 to present. In addition, since 2019, Dr. Kaplin has served as Adjunct Faculty at the George Mason University Department of Global and Community Health. Dr. Kaplin has also served as Co-Founder of numerous healthcare related startups, including, from 2018 to present, REWARD Pathways Inc., a company devoted to addiction treatment development focused on a combined eHealth and medicine approach to curing addiction, and from 2016 to present, Hollinger Kaplin Benjamin & Bond, an eHealth software development company. Dr. Kaplin’s research focuses on the investigation of the biological basis of immune mediated depression and cognitive impairment by using MS as the model. Dr. Kaplin has also been active for over a decade in the development and application of health information technology to mental health, combining this work with providing neuropsychiatric consultation and ongoing care of patients with MS spectrum disorders. Dr. Kaplin’s original research has been published over 40 times in several different publications, and he has authored or co-authored numerous review articles and textbooks. Dr. Kaplin received his B.S. in Biology from Yale University, graduating cum laude in 1988, and received his M.D. and Ph.D. from the Johns Hopkins University School of Medicine in 1996.

193

Paul Rivard, Esq. was appointed Executive Vice President of Operations and General Counsel of MYMD effective as of September 21, 2020. Prior to joining MYMD, Mr. Rivard was a principal shareholder of Banner Witcoff, a national law firm specializing in intellectual property law, from 2003-2020, and in that capacity also served as Chair of the firm’s Prosecution Policies and Procedures Committee, developing and refining internal procedures, workflow, and docketing practices to improve efficiencies and mitigate risk. Before becoming a principal shareholder, Mr. Rivard was an associate at Banner Witcoff from 1998-2002. In addition, prior to his time at Banner Witcoff, Mr. Rivard served as a patent examiner for the United States Patent and Trademark Office from 1992-1998. Mr. Rivard brings more than 20 years of experience as intellectual property counsel for clients ranging from startups to Fortune 100 companies in the life sciences, chemical and consumer product industries, including primary outside intellectual property counsel for MYMD from 2014-2020. Mr. Rivard has worked closely with strategic decision makers and in-house counsel of his numerous clients, seeking to align intellectual property procurement, enforcement and licensing strategies with business objectives. Mr. Rivard received his Juris Doctor from Catholic University of America’s Columbus School of Law, graduating cum laude in 1998, and his B.S. in Chemical Engineering from Clarkson University in 1992.

Directors

Joshua Silverman has served as a member of the Akers Board of Directors since September 6, 2018 and currently serves as Akers’ lead independent director and Chairman of the Board. Mr. Silverman currently serves as the managing member of Parkfield Funding LLC. Mr. Silverman was the co-founder, and a principal and managing partner of Iroquois Capital Management, LLC (“Iroquois”), an investment advisory firm. Since its inception in 2003 until July 2016, Mr. Silverman served as co-chief investment officer of Iroquois. While at Iroquois, he designed and executed complex transactions, structuring and negotiating investments in both public and private companies and has often been called upon by the companies solve inefficiencies as they relate to corporate structure, cash flow, and management. From 2000 to 2003, Mr. Silverman served as co-chief investment officer of Vertical Ventures, LLC, a merchant bank. Prior to forming Iroquois, Mr. Silverman was a director of Joele Frank, a boutique consulting firm specializing in mergers and acquisitions. Previously, Mr. Silverman served as assistant press secretary to the president of the United States. Mr. Silverman currently serves as a director of AYRO, Inc., Protagenic Therapeutics, and Neurotrope, Inc., all of which are public companies. He previously served as a director of National Holdings Corporation from July 2014 through August 2016 and as a director of Marker Therapeutics, Inc. from August 2016 until October 2018. Mr. Silverman received his B.A. from Lehigh University in 1992.Mr. Silverman’s qualifications to sit on the board of directors of the combined company include his experience as an investment banker, management consultant and as a director of numerous public companies.

Bill J. White has served as a member of the Akers Board of Directors since August 8, 2017. Mr. White has more than 30 years of experience in financial management, operations and business development. He currently serves as chief financial officer, treasurer and secretary of Intellicheck Mobilisa, Inc., a technology company listed on the NYSE MKT. Prior to working at Intellicheck Mobilisa, Inc., he served 11 years as the chief financial officer, secretary and treasurer of FocusMicro, Inc. (“FM”). As co-founder of FM, Mr. White played an integral role in growing the business from the company’s inception to over $36 million in annual revenue in a five-year period. Mr. White has broad domestic and international experience including managing rapid and significant growth, import/export, implementing tough cost management initiatives, exploiting new growth opportunities, merger and acquisitions, strategic planning, resource allocation, tax compliance and organization development. Prior to co-founding FM, he served 15 years in various financial leadership positions in the government sector. Mr. White started his career in Public Accounting. Mr. White holds a Bachelor of Arts in Business Administration from Washington State University and is a Certified Fraud Examiner. Mr. White’s qualifications to sit on the board of directors of the combined company include his significant financial and accounting experience with public companies.

Robert C. Schroeder has served as a member of the Akers Board of Directors since November 1, 2019. Mr. Schroeder is currently the vice president of investment banking at Taglich Brothers, a brokerage firm, and specializes in advisory services and capital raising for small public and private companies. Prior to his time at Taglich Brothers, Mr. Schroeder served as a Senior Equity Analyst publishing sell-side research on publicly traded companies and served in various other positions in the brokerage and public accounting industry. Mr. Schroeder currently serves on the board of directors of publicly traded Intellinetics, Inc., a document solutions software development, sales and marketing company, Air Industries Group (NYSE:AIRI), a manufacturer of aerospace parts and assemblies, and Decisionpoint Systems, Inc., a leading provider and integrator of Enterprise Mobility, Wireless Applications and RFID solutions. Mr. Schroeder received a B.S. degree in accounting and economics from New York University. He is a Chartered Financial Analyst and a member of the CFA Institute and CFA Society of New York. Mr. Schroeder’s qualifications to sit on the board of directors of the combined company include his leadership skills, capital markets expertise, and extensive experience as a director of the board for other public companies.

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[●]

[●]

[●]

Family Relationships

There are no family relationships among the directors and executive officers of Akers and MYMD.

Voting Agreement

In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and stockholders of MYMD (solely in their respective capacities as MYMD stockholders) holding approximately 61% of the issued and outstanding shares MYMD common stock have entered into the MYMD Voting Agreements and (ii) certain executive officers and directors of Akers (solely in their respective capacities as Akers stockholders) holding approximately 1% of the outstanding Akers common stock have entered into the Akers Voting Agreements. The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement against other competing acquisition proposals, engaging, directly or indirectly, in communications that criticize or disparage the Voting Agreements or Merger Agreement, and waiver of appraisal rights. Additionally, the agreements contain customary representations and warranties including to due authorization, ownership of shares, conflicts, finder’s fees, and litigation. The agreements provide for termination upon the earlier of the effective time of the merger or the valid termination of the Merger Agreement.

Board Composition

The combined company’s board of directors will consist of seven members upon the closing of the merger. Pursuant to the Merger Agreement, Akers will adopt the A&R Charter, subject to Akers stockholders’ approval of Proposal 3, which will be effective at the effective time of the merger. The A&R Charter, if approved by the Akers stockholders will provide that directors are to be elected at each annual meeting of stockholders to hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Vacancies on the board of directors resulting from death, resignation, retirement, disqualification or removal may be filled by the affirmative vote of a majority of the remaining directors then in office, whether or not a quorum of the board of directors is present. Newly created directorships resulting from any increase in the number of directors may, unless the board of directors determines otherwise, be filled only by the affirmative vote of the directors then in office, whether or not a quorum of the board of directors is present. Any director elected as a result of a vacancy shall hold office for a term expiring at the next election and until such director’s successor shall have been elected and qualified. The number of directors will be fixed from time to time by the combined company’s board of directors pursuant to the bylaws of the combined company. See the section titled “THE MERGER AGREEMENT — Directors and Executive Officers of the Combined Company Following the Merger” beginning on page 168 of this joint proxy and consent solicitation statement/prospectus.

Independence of the Board of Directors

The Akers Board of Directors will undertake a review of the independence of the proposed directors of the combined company once such directors have been determined and will consider whether any director has a material relationship with the combined company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Such review will determine whether, based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the proposed directors are “independent” as that term is defined under the rules of Nasdaq Listing Rule 5605.

In making these determinations, the Akers Board of Directors will consider the current and prior relationships that each non-employee director has with the combined company and all other facts and circumstances the Akers Board of Directors deems relevant in determining their independence, including the beneficial ownership of capital stock by each non-employee director, and the transactions.

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MYMD’s Executive Officer and Director Compensation

The following is a discussion of the material components of the executive compensation arrangements of MYMD’s named executive officers who are comprised of (1) MYMD’s principal executive officer, (2) MYMD’s next two most highly compensated executive officers other than the principal executive officer.

MYMD’s named executive officers for 2020 were as follows:

●	James A. McNulty, CPA, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary;
● ●	Chris Chapman, M.D., President and Chief Medical Officer; and Adam Kaplin, M.D., Ph.D., Chief Scientific Officer.

Summary Compensation Table

The following table sets forth total compensation paid to the named executive officers for the years ended December 31, 2019 and 2020. All amounts in the table below are rounded to the nearest whole dollar.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Grants ($)(1)		All other compensation ($)	Total ($)
James A. McNulty, CPA	2019	$0	$0	$293,500	(4)	$0	$293,500
Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary	2020	$0	$0	$0		$0	$0
Chris Chapman, M.D.(2)	2019	$0	$0	$0		$0	$0
President and Chief Medical Officer	2020	$27,500	$0	$270,000	(5)	$0	$297,500
Adam Kaplin, M.D., Ph.D.	2019	$0	$0	$0		$0	$0
Chief Scientific Officer(3)	2020	$20,833	$100,000	$240,000	(6)	$0	$360,833

(1)	Amounts reflect the full grant-date fair value of option awards granted during the relevant fiscal year computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. MYMD provides information regarding the assumptions used to calculate the value of all option awards made to its executive officers in Note 5 to the audited consolidated financial statements for the year ended December 31, 2019 contained elsewhere in this joint proxy and consent solicitation statement/prospectus.
(2)	Dr. Chapman was appointed President and Chief Medical Officer of MYMD effective November 1, 2020.
(3)	Dr. Kaplin was appointed Chief Scientific Officer of MYMD effective December 18, 2020.
(4)	Consists of a grant of options to purchase 500,000 shares of MYMD common stock at an exercise price of $1.00 per share made to Mr. McNulty on August 28, 2019. All such options vested immediately upon grant and had an aggregate fair value on the date of grant of $293,500. There was no incremental increase in the fair value of such options attributable to the amendment of such options, effective November 10, 2020, entered into in connection with the Merger Agreement.
(5)	Consists of (i) a discretionary grant of options to purchase 200,000 shares of MYMD common stock at an exercise price of $1.00 per share made to Dr. Chapman on August 2, 2020 and (ii) a grant of options to purchase 250,000 shares of MYMD common stock at an exercise price of $1.00 per share made to Dr. Chapman on November 1, 2020 in connection with his appointment as President and Chief Medical Officer. All such options vested immediately upon grant and had an aggregate fair value on the date of grant of $270,000. There was no incremental increase in the fair value of such options attributable to the amendment of such options, effective November 10, 2020, entered into in connection with the Merger Agreement.
(6)	Consists of a grant of options to purchase 400,000 shares of MYMD common stock at an exercise price of $1.00 per share made to Dr. Kaplin on December 18, 2020 in connection with his appointment as Chief Scientific Officer. All such options vested immediately upon grant and had an aggregate fair value on the date of grant of $240,000.

Narrative Disclosure to Summary Compensation Table (MYMD)

Mr. McNulty does not have a written employment agreement or other arrangement with MYMD. Other than the grants of options to purchase MYMD common stock granted to Mr. McNulty and described further below under the heading “Equity Compensation (MYMD)”, Mr. McNulty did not receive any compensation from MYMD in respect of his service as a named executive officer of MYMD for the fiscal years ended December 31, 2019 or December 31, 2020. Mr. McNulty will tender his resignation as an executive officer of MYMD in connection with the consummation of the merger.

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MYMD has entered into employment agreements with each of Chris Chapman, M.D. and Adam Kaplin, M.D., Ph.D., each becoming effective in the fiscal year ended December 31, 2020. The material terms of the employment agreements with Dr. Chapman and Dr. Kaplin, as applicable and as currently in effect, are summarized below.

Chris Chapman, M.D. Employment Agreement

Effective November 1, 2020, MYMD and Dr. Chapman entered into an employment agreement, which was subsequently amended by that certain First Amendment to Employment Agreement, dated December 18, 2020 and that certain Second Amendment to Employment Agreement dated January 8, 2021 (such agreement, as amended, the “Chapman Employment Agreement”), pursuant to which Dr. Chapman was appointed President and Chief Medical Officer of MYMD. Under the Chapman Employment Agreement, Dr. Chapman is entitled to an annual base salary of $165,000, payable monthly. Dr. Chapman is also eligible to receive bonus compensation in the form of lump-sum cash payments made within 30 days following the completion of certain specified “Bonus Events” (as defined in the Chapman Employment Agreement). The aggregate amount of bonus compensation payable to Dr. Chapman upon achievement of all specified Bonus Events is $800,000. In addition, Dr. Chapman is eligible to receive additional bonus compensation in connection with his annual performance, determined in the sole discretion of MYMD’s board of directors. Pursuant to and on the effective date of the Chapman Employment Agreement, Dr. Chapman was also granted options to purchase 250,000 shares of MYMD common stock, at an exercise price of $1.00 per share. Such options are exercisable over a period of ten years from the date of grant and all vested immediately upon grant. MYMD also agrees to provide and cover the cost of health insurance and disability policies for Dr. Chapman during the term of employment under the Chapman Employment Agreement.

Dr. Chapman’s employment with MYMD pursuant to the Chapman Employment Agreement commenced as of the effective date of the Chapman Employment Agreement and will continue for a period of two years, unless earlier terminated by either party, with such termination effective upon the provision of written notice to the other party. In the event of termination of Dr. Chapman’s employment with MYMD for cause, MYMD shall pay to Dr. Chapman his monthly base salary for a period of three months following the date that notice of termination of employment is provided, which shall be the full extent of MYMD’s obligations with respect to severance payments to Dr. Chapman under the Chapman Employment Agreement.

The Chapman Employment Agreement also contains certain standard confidentiality, work for hire and assignment of inventions provisions.

Adam Kaplin, M.D., Ph.D. Employment Agreement

Effective December 18, 2020, MYMD and Dr. Kaplin entered into an employment agreement (the “Kaplin Employment Agreement”), pursuant to which Dr. Kaplin was appointed Chief Scientific Officer of MYMD. Under the Kaplin Employment Agreement, Dr. Kaplin is entitled to an annual base salary of $250,000, payable monthly. Dr. Kaplin is also eligible to receive bonus compensation in the form of lump-sum cash payments made within 30 days following the completion of certain specified “Bonus Events” (as defined in the Kaplin Employment Agreement). The aggregate amount of bonus compensation payable to Dr. Kaplin upon achievement of all specified Bonus Events is $800,000. In addition, Dr. Kaplin is eligible to receive additional bonus compensation in connection with his annual performance, determined in the sole discretion of MYMD’s board of directors. On the effective date of the Kaplin Employment Agreement, Dr. Kaplin received a signing bonus in the form of a lump-sum cash payment in the amount of $100,000 and was also granted options to purchase 400,000 shares of MYMD common stock, at an exercise price of $1.00 per share. Such options are exercisable for a period of ten years from the date of grant and all vested immediately upon grant. MYMD also agrees to provide and cover the cost of health insurance and disability policies for Dr. Kaplin during the term of employment under the Kaplin Employment Agreement.

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Dr. Kaplin’s employment with MYMD pursuant to the Kaplin Employment Agreement commenced on December 18, 2020 and will continue for a term of two years unless earlier terminated by either party, with such termination effective upon the provision of written notice to the other party. In the event of termination of Dr. Kaplin’s employment with MYMD for cause, MYMD shall pay to Dr. Kaplin his monthly base salary for a period of three months following the date that notice of termination of employment is provided, which shall be the full extent of MYMD’s obligations with respect to severance payments to Dr. Kaplin under the Kaplin Employment Agreement.

The Kaplin Employment Agreement also contains certain standard confidentiality, work for hire and assignment of inventions provisions.

Equity Compensation (MYMD)

To date, MYMD has only offered stock options to MYMD’s named executive officers (in addition to certain non-executive employees) as the long-term incentive component of MYMD’s compensation program. MYMD’s stock options are subject to the terms and conditions of the MyMD Incentive Plan (as defined and further described below under the heading “MyMD Stock Incentive Plan”) and allow employees to purchase shares of MYMD common stock at a price per share not less than the fair market value of a share of MYMD common stock on the date of grant. Such options may or may not, at the discretion of the MYMD board of directors, be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. Other terms of such stock options, such as vesting schedules, exercise periods and forfeiture upon termination of the participant’s employment with MYMD, are subject to the discretion of the board of directors of MYMD and as set forth in the individual award agreements evidencing the grant of such options. For additional information about the MyMD Incentive Plan, please see the heading titled “MyMD Stock Incentive Plan” below.

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On August 28, 2019, Mr. McNulty received a discretionary grant of options to purchase 500,000 shares of MYMD common stock, at an exercise price of $1.00 per share. All such options vested immediately upon grant. The options had an original term of ten years from the date of grant, subject to earlier termination in the case of Mr. McNulty’s termination of employment with MYMD, death, disability, retirement or an “Event of Cause” (as defined in the applicable award agreement). In connection with the Merger Agreement, certain terms of such options were amended, as described further below.

On August 2, 2020, Dr. Chapman received a discretionary grant of options to purchase 200,000 shares of MYMD common stock, at an exercise price of $1.00 per share. All such options vested immediately upon grant. The options had an original term of ten years from the date of grant, subject to certain events described in the applicable award agreement, including Dr. Chapman’s, death, disability, retirement or an “Event of Cause” (as defined in the applicable award agreement). In connection with the Merger Agreement, certain terms of such options were amended, as described further below.

In connection with his entrance into the Chapman Employment Agreement, on November 1, 2020, Dr. Chapman was granted options to purchase 250,000 shares of MYMD common stock, at an exercise price of $1.00 per share. All such options vested immediately upon grant. The options had an original term of ten years from the date of grant, subject to earlier termination in the case of Dr. Chapman’s termination of employment with MYMD, death, disability, retirement or an “Event of Cause” (as defined in the applicable award agreement). In connection with the Merger Agreement, certain terms of such options were amended, as described further below.

In connection with his entrance into the Kaplin Employment Agreement, on December 18, 2020, Dr. Chapman was granted options to purchase 400,000 shares of MYMD common stock, at an exercise price of $1.00 per share. All such options vested immediately upon grant. The options had an original term of lasting until the earlier of (i) ten years from the date of grant or (ii) the second-year anniversary of the effective date of a “Reorganization Event” as defined in the MyMD Incentive Plan (the practical effect of which makes the term of such options expire on the second-year anniversary of the effective date of the merger), subject to earlier termination in the case of Dr. Kaplin’s termination of employment with MYMD, death, disability, retirement or an “Event of Cause” (as defined in the applicable award agreement).

In connection with the Merger Agreement, on November 10, 2020, MYMD amended the option grant award agreements with Mr. McNulty and Dr. Chapman described above to, among other things, revise the term of exercisability of such option to expire on the earlier of (i) the 10th anniversary of the date of grant or (ii) the second-year anniversary of the effective date of a “Reorganization Event” as defined in the MyMD Incentive Plan. The practical effect of such amendment is to revise the term of such options to expire on second-year anniversary of the effective date of the merger, assuming the merger is consummated on the terms set forth in the Merger Agreement.

Other Elements of Compensation (MYMD)

Pursuant to the terms of their respective employment agreements, MYMD provides and covers the costs of health insurance and disability insurance policies for each of Dr. Chapman and Dr. Kaplin. For fiscal year 2020, the aggregate amounts payable with respect to premiums for such insurance policies were $414.88 and $6,019.80, for Dr. Chapman and Dr. Kaplin, respectively.

Potential Payments Upon Termination of Employment or Change in Control (MYMD)

Mr. McNulty is not entitled to any payment in connection with their termination of employment resulting from or following a change in control of MYMD. As noted above in the description of their applicable employment agreements, Dr. Chapman and Dr. Kaplin are each entitled to a lump-sum cash payment in an amount equal to three months of their respective base salaries in connection with the termination of their employment for cause.

Outstanding Equity Awards at Fiscal Year-End (MYMD)

The following table sets forth information concerning the outstanding equity awards that have been previously awarded to each of MYMD’s named executive officers and which remain outstanding as of December 31, 2020. MYMD does not have any equity incentive plans other than the MyMD Incentive Plan. As of the date hereof, there are no share-based award plans for any of MYMD’s named executive officers or directors. All options were fully vested as of their respective grant dates.

Named Executive Officer	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price	Option expiration date(1)
James A. McNulty, CPA Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary, Director	500,000	0	0	$1.00	1/1/2026
	500,000	0	0	$1.00	11/1/2026
	1,000,000	0	0	$1.00	12/3/2028
	400,000	0	0	$1.00	12/5/2028
	500,000	0	0	$1.00	2/28/2029
Chris Chapman, M.D. President and Chief Medical Officer	100,000	0	0	$1.00	12/3/2028
	200,000	0	0	$1.00	12/31/2029
	200,000	0	0	$1.00	8/2/2030
	250,000	0	0	$1.00	11/1/2030
Adam Kaplin, M.D., Ph.D. Chief Scientific Officer	400,000	0	0	$1.00	12/18/2030

(1)	The expiration date reflected in the “Option Expiration Date” column is the ten-year anniversary of the date of grant of the applicable option award. Pursuant to the terms of the respective option award grant agreements (as amended), the expiration of such options shall occur on the earlier of (i) the ten-year anniversary of the date of grant and (ii) the second-year anniversary of the effective date of a “Reorganization Event” as defined in the MyMD Incentive Plan. The practical effect of such amendment is to revise the term of such options to expire on the second-year anniversary of the effective date of the merger, assuming the merger is consummated on the terms set forth in the Merger Agreement. Assuming the merger will close on March 31, 2021, the term of such options will expire on March 31, 2023.

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Incentive Plans

MYMD Stock Incentive Plan

MYMD adopted the MyMD Incentive Plan in 2016, which plan was amended and restated in December 2016, June 2018, and July 2019. The MyMD Incentive Plan was adopted to advance the interest of MYMD’s stockholders by enhancing MYMD’s ability to attract, retain, and motivate persons who are expected to make important contributions to MYMD by providing such persons with equity ownership opportunities that are intended to align the interests of such persons with the those of MYMD’s stockholders. The MyMD Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, restricted stock, restricted stock units, and other stock-based awards, or a combination of the foregoing. To date, MYMD has granted only incentive stock options and non-qualified stock options under the plan.

At the effective time of the merger, Akers will assume all of MYMD’s rights and obligations under all stock options granted under the MyMD Incentive Plan that are outstanding immediately prior to the effective time of the merger. In addition, the MyMD Incentive Plan will be assumed by Akers at the effective time of the merger, provided that no additional awards may be issued thereunder. For more information, see the section titled “THE MERGER — Treatment of MYMD Stock Options” on page 162 of this joint proxy and consent solicitation statement/prospectus and “THE MERGER — The MyMD Stock Incentive Plan” on page 163 of this joint proxy and consent solicitation statement/prospectus.

Authorized Shares. A total of 50,000,000 shares of MYMD common stock have been authorized for the grant of awards under the MyMD Incentive Plan.

Plan Administration. The MyMD Incentive Plan is administered by the MYMD board of directors. The MYMD board has the authority to grant awards under the plan and to adopt, amend, and repeal such administrative rules, guidelines, and practices relating to the plan as it deems advisable. The MYMD board has the authority to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration to be paid, and the other terms and provisions of each award, which need not be identical. The MYMD board has the power to construe and interpret the MyMD Incentive Plan and awards granted under it. All decisions, determinations and interpretations by the MYMD board regarding the plan shall be final, binding and conclusive on all participants or other persons claiming rights under the plan or any award.

Options. Options granted under the MyMD Incentive Plan may (i) either be “incentive stock options” within the meaning of Section 422 of the Code, or “nonqualified stock options,” and (ii) become vested upon such conditions as are determined by the MYMD board. Such vesting may be based on continued service to MYMD over a certain period, the occurrence of certain performance milestones, or other criteria as determined by the MYMD board. Options granted under the MyMD Incentive Plan may be subject to different vesting terms. Options may not have an exercise price per share of less than 100% of the fair market value of a share of MYMD common stock on the date of grant or a term longer than 10 years. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing MYMD to withhold a portion of the stock otherwise issuable to the participant upon exercise, or by such other method as may be set forth in the option agreement or authorized by the MYMD board. The treatment of options under the MyMD Incentive Plan upon a participant’s termination of employment with or service to MYMD is set forth in the applicable award agreement, which typically provides that the options will terminate 24 months after a termination of employment or service. In connection with the Merger Agreement, on November 10, 2020, MYMD amended each of the option grant award agreements noted above to, among other things, revise the term of exercisability of such option to expire on the earlier of (i) the 10th anniversary of the date of grant or (ii) the second anniversary of the effective date of a “Reorganization Event” as defined in the MyMD Incentive Plan. Incentive stock options are not transferable except by will or by the laws of descent and distribution. Non-qualified stock options are transferable to certain permitted transferees (as provided in the MyMD Incentive Plan) to the extent included in the option award agreement.

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Restricted Stock and Restricted Stock Unit Awards. Subject to certain limitations, the MYMD board is authorized to grant awards of restricted stock and restricted stock units, which are rights to receive shares of MYMD common stock or cash, as determined by the MYMD board and as set forth in the applicable award agreement, upon the settlement of the restricted stock units at the end of a specified time. The MYMD board may impose any restrictions or conditions upon the vesting of restricted stock or restricted stock unit awards, or that provide for a delay in the settlement of a restricted stock unit award after it vests, that the committee deems appropriate and in accordance with the requirements of Section 409A of the Code. Dividend equivalents may be credited in respect of shares covered by a restricted stock or a restricted stock unit award, as determined by the MYMD board. At the discretion of the MYMD board, such dividend equivalents may be converted into additional shares covered by restricted stock or restricted stock units, as applicable. If a restricted stock or restricted stock unit award recipient’s employment or service relationship with MYMD terminates, any unvested portion of the restricted stock or restricted stock unit award shall be forfeited, unless the participant’s award agreement provides otherwise. Restricted stock and restricted stock unit awards are generally not transferable except (i) by will or by the laws of descent and distribution or (ii) to certain permitted transferees, to the extent provided in the award agreement.

Other Stock-Based Awards. The MyMD Incentive Plan authorizes the grant of other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of MYMD common stock or other property, including awards entitling recipients to receive shares of MYMD common stock to be delivered in the future.

Certain Adjustments; Reorganization Events. In connection with any stock split, reverse stock split, stock dividend, dividend in property other than cash, recapitalization, share combination, share reclassification, spin-off, or other similar change in capitalization or event, the MYMD board will equitably adjust the type(s), class(es) and number of shares of stock subject to the MyMD Incentive Plan, and any outstanding awards will also be appropriately adjusted as to the type(s), class(es), number of shares and exercise price per share of common stock subject to such awards.

In the event of a “Reorganization Event” (as defined in the MyMD Incentive Plan) such as certain mergers or consolidations, the MYMD board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards on such terms as the board determines: (i) provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a participant, provide that all of the participant’s unexercised awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of MYMD common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event, make or provide for a cash payment to participants with respect to each award held by a participant equal to (A) the number of shares of MYMD common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the acquisition price in the Reorganization Event over (II) the exercise price of such award and any applicable tax withholdings, in exchange for the termination of such award, (v) provide that, in connection with a liquidation or dissolution of MYMD, awards shall convey into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of above actions, the MYMD board shall not be obligated by the MyMD Incentive Plan to treat all awards of the same type identically.

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Amendment, Termination. The MYMD board may amend, alter, suspend, discontinue, or terminate the MyMD Incentive Plan, provided that no such amendment shall adversely affect the rights of any participant without the participant’s consent. The MyMD Incentive Plan will terminate in 2026, unless earlier terminated earlier by MYMD or terminated by Akers in connection with the consummation of the merger.

Director Compensation (MYMD)

During 2019 and 2020 (and subsequent thereto), James A. McNulty, CPA and Jonnie R. Williams, Sr. were the only directors of MYMD, and they received no compensation for their service as directors during such periods.

Executive Officer Compensation (Akers)

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid for the fiscal year ended December 31, 2020 and the fiscal year ended December 31, 2019 to executive officers. Mr. Schreiber is the only named executive officer for the fiscal year ended December 31, 2020 who is expected to serve as an executive officer of the combined company.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)		All Other Compensation ($)	Total ($)
Christopher C. Schreiber (1)	2020	300,000	150,000	121,080	(3)	57,618	628,698
	2019	50,000	—	—		4,637	54,637

(1) On November 20, 2020, Mr. Schreiber resigned from his position as Executive Chairman of the Akers Board of Directors and was appointed as Akers’ Chief Executive Officer. Mr. Schreiber continued to serve in his position as President of Akers and his employment agreement with Akers remained in effect.

(2) Amount represents the aggregate grant date fair value of the award, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718.

(3) On September 11, 2020, Akers granted each director RSUs to purchase shares of Akers common stock, and Mr. Schreiber was granted 263,500 RSUs.

Narrative Disclosure to Summary Compensation Table

Employment of Christopher C. Schreiber

On January 24, 2020, the Akers Board of Directors independently reviewed and approved entering into an executive chairman agreement with Christopher C. Schreiber (the “Executive Chairman Agreement”). Pursuant to the Executive Chairman Agreement, Mr. Schreiber continued to serve as the Executive Chairman of the Akers Board of Directors, as long as he is a member of the Akers Board of Directors, or until termination of the Executive Chairman Agreement (as described below) or upon his earlier death, incapacity, removal, or resignation. Pursuant to the Executive Chairman Agreement, Mr. Schreiber is entitled to receive: (i) an annual base salary of $300,000, payable monthly in equal installments, paid retroactively as of November 1, 2019 (it being agreed that such fee shall be inclusive of any fees associated with Schreiber’s services as both a director of Akers and in the capacity of Executive Chairman), (ii) employee benefits including, health insurance, dental insurance, basic life and accidental death and dismemberment insurance, long and short term disability insurance and participation in Akers’ 401(k) Plan, (iii) annual or other bonuses in cash and/or in securities of Akers and/or otherwise, which bonuses, if any, shall be awarded in the complete discretion of the Board or a designated committee thereof and (iv) reimbursements for pre-approved reasonable business-related expenses incurred in good faith in the performance of Mr. Schreiber’s duties for Akers.

On November 20, 2020, Mr. Schreiber resigned from his position as Executive Chairman of the Akers Board of Directors and was appointed as Akers’ Chief Executive Officer, effective November 20, 2020, with Mr. Schreiber to continue serving as Akers’ principal executive officer and president. Mr. Schreiber’s Executive Chairman Agreement remains in effect, except for the title of his position.

The Executive Chairman Agreement established an “at will” employment relationship pursuant to which Mr. Schreiber served as Executive Chairman. Akers may terminate the Executive Chairman Agreement for any reason or no reason, and Mr. Schreiber may voluntarily resign for any reason or no reason with sixty (60) days’ notice. The Executive Chairman Agreement also provides that Mr. Schreiber may not compete against Akers or solicit Akers employees or customers for a period of one (1) year after termination of the Executive Chairman Agreement or his association with us for any reason.

For potential payments to Mr. Schreiber upon change in control, see the section titled “THE MERGER—Interests of Akers’ Directors and Executive Officers in the Merger—Quantification of Potential Payments to Akers Named Executive Officers in Connection with the Merger” beginning on page 153 of this joint proxy and consent solicitation statement/prospectus.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards that have been previously awarded to Mr. Schreiber and which remained outstanding as of December 31, 2020:

Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)
Christopher C. Schreiber
Chief Executive Officer	263,500	(1)	590,240

(1) Granted on September 11, 2020.

Equity Compensation Plans

On January 23, 2014, Akers adopted the 2013 Stock Incentive Plan (“2013 Plan”). The 2013 Plan was amended by the Akers Board of Directors on January 9, 2015 and September 30, 2016, and such amendments were ratified by stockholders on December 7, 2018. The 2013 Plan provides for the issuance of up to 4,323 shares of Akers common stock, and 1,510 shares of common stock remain available for grants under the 2013 Plan.

On August 7, 2017, the stockholders approved, and Akers adopted the 2017 Stock Incentive Plan (“2017 Plan”). The 2017 Plan provides for the issuance of up to 7,031 shares of Akers common stock. The purpose of the 2017 Plan is to provide additional incentive to those of Akers’ officers, employees, consultants and non-employee directors and Akers’ parents, subsidiaries and affiliates whose contributions are essential to the growth and success of Akers’ business. As of December 31, 2020, grants of restricted stock and options to purchase totaling 3,064 shares of common stock have been issued pursuant to the 2017 Plan and 3,967 shares of common stock remain available for grants under the 2017 Plan. The 2017 Plan provides for the issuance of shares of Akers common stock through the grant of non-qualified options, incentive options, restricted stock and unrestricted stock to directors, officers, consultants, attorneys, advisors and employees.

On December 7, 2018, the stockholders approved, and Akers adopted the 2018 Plan and on August 27, 2020, the stockholders approved, and Aker adopted an amendment to the plan to increase the number of shares of common stock available for issuance pursuant to awards under the 2018 Plan by an additional 1,042,000 shares. The 2018 Plan, as amended, provides for the issuance of up to 1,120,125 shares of Akers common stock. The purpose of the 2018 Plan is to provide additional incentive to those of Akers’ officers, employees, consultants and non-employee directors and to promote the success of Akers’ business. As of December 31, 2020, grants of RSUs to purchase 804,963 shares of common stock have been issued pursuant to the 2018 Plan, and 315,162 shares of common stock remain available for issuance. The 2018 Plan provides for the issuance of shares of Akers common stock through the grant of options, restricted stock, stock appreciation rights, other stock-based awards, performance compensation awards to directors, officers, consultants, advisors and employees. In addition, the 2018 Plan provides the Compensation Committee of the Akers Board of Directors with discretion to accelerate the vesting and exercisability of outstanding awards upon the occurrence of a change of control (as defined in the 2018 Plan).

On March 29, 2019, the Compensation Committee of the Board of Directors approved the grant of 5,201 RSUs to Mr. Schreiber. Each RSU had a grant date fair value of $23.28 which shall be amortized on a straight-line basis over the vesting period into administrative expenses within Akers’ Consolidated Statement of Operations and Comprehensive Loss. Such RSUs were granted under the 2018 Plan, and vested on January 1, 2020.

On August 27, 2020, Akers held its 2020 annual meeting of stockholders. At the annual meeting, the stockholders approved an amendment to the 2018 Plan to increase the number of shares of common stock available for issuance pursuant to awards under the 2018 Plan by an additional 1,042,000 shares, to a total of 1,120,125 shares of Akers common stock.

On September 11, 2020, the Compensation Committee of the Akers Board of Directors approved the grant of 263,500 RSUs to Mr. Schreiber. Each RSU had a grant date fair value of $2.24 which shall be amortized on a straight-line basis over the vesting period into administrative expenses within Akers’ Consolidated Statement of Operations and Comprehensive Loss. Such RSUs were granted under the 2018 Plan, with 50% to vest on the first anniversary of the date of grant, and the remaining 50% to vest on the second anniversary of the date of grant, provided that the RSUs shall vest immediately upon the occurrence of (i) a change in control, provided that Mr. Schreiber is employed or providing services to Akers and its affiliates on the closing date of such change in control, (ii) Mr. Schreiber’s termination of employment or services from Akers and its affiliates by reason of death or disability, or (iii) Mr. Schreiber’s termination of employment or services by Akers without cause. At Akers’ election, the vested RSUs may be settled for cash.

Director Compensation (Akers)

The following table sets forth summary information concerning the total compensation earned for each non-employee member of the Akers Board of Directors during the year ended December 31, 2020 and is contemplated to continue serving as a director of the combined company. All compensation paid to Mr. Schreiber is reported under the Summary Compensation Table.

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)		Total ($)
Josh Silverman (2)	176,000	121,080	(5)	297,080
Bill J. White (3)	96,000	121,080	(5)	217,080
Robert Schroeder (4)	96,000	—	(5)	96,000

(1)	In accordance with SEC rules, this column reflects the aggregate fair value of stock awards granted during the fiscal year ended December 31, 2020, computed as of their respective grant dates in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for share-based compensation transactions.
(2)	On November 20, 2020, Mr. Silverman was appointed as Chairman of the Akers Board of Directors. As of December 31, 2020, Mr. Silverman had 219,000 outstanding RSUs.
(3)	As of December 31, 2020, Mr. White had 219,000 outstanding RSUs.
(4)	As of December 31, 2020, Mr. Schroeder had 87,860 outstanding RSUs.
(5)	On September 11, 2020, Akers granted each director restricted stock units to purchase shares of Akers common stock, as follows: Mr. Schreiber was granted 263,500 RSUs; each of Mr. Silverman and Mr. White were granted 219,000 RSUs; and Mr. Schroder was granted 87,860 RSUs.

Narrative Disclosure to Director Compensation Table

As approved by the Compensation Committee of the Akers Board of Directors on March 29, 2019, beginning in April 2019, each serving director who is not also holding a position as an executive officer is paid $8,000 per month. On or around May 2020, the Compensation Committee of the Akers Board of Directors approved payments to Mr. Silverman of $18,000 per month, beginning in May 2020. All director fees were paid on a monthly basis. There was no other compensation for directors during the year ended December 31, 2020.

On September 11, 2020, the Compensation Committee of the Akers Board of Directors approved the grant of 263,500 RSUs to Mr. Schreiber, 219,000 RSUs to each of Mr. Silverman and Mr. White; and 87,860 RSUs to Mr. Schroeder. Each RSU had a grant date fair value of $2.24 which shall be amortized on a straight-line basis over the vesting period into administrative expenses within Akers’ Consolidated Statement of Operations and Comprehensive Loss. Such RSUs were granted under the 2018 Plan, with 50% to vest on the first anniversary of the date of grant, and the remaining 50% to vest on the second anniversary of the date of grant, provided that the RSUs shall vest immediately upon the occurrence of (i) a change in control, provided that the grantee is employed or providing services to Akers and its affiliates on the closing date of such change in control, (ii) the grantee’s termination of employment or services from Akers and its affiliates by reason of death or disability, or (iii) the grantee’s termination of employment or services by Akers without cause. At Akers’ election, the vested RSUs may be settled for cash.

On November 23, 2020, Akers retained Taglich Brothers, Inc. (“Taglich Brothers”) on a non-exclusive basis as a consultant to render consulting services, assist with review, and analysis of, financial planning and budgeting matters of Akers for a term of 12 months. Pursuant to the Consulting Agreement with Taglich Brothers, Akers agreed to pay Taglich Brothers $10,000 per month.

Mr. Schreiber is the managing director of capital markets at Taglich Brothers, and Mr. Schroeder is the vice president of investment banking at Taglich Brothers.

203

PRINCIPAL STOCKHOLDERS OF AKERS AND THE COMBINED COMPANY

The following table sets forth information regarding the beneficial ownership of Akers’ voting securities as of January 5, 2021 by (i) each person known to Akers to beneficially own five percent (5%) or more of any class of Akers’ voting securities; (ii) each of Akers’ named executive officers and directors; and (iii) all of Akers’ named directors and executive officers as a group. The percentages of voting securities beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, to our knowledge and subject to community property laws where applicable, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o Akers Biosciences, Inc., 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036. Percentage of common stock ownership is based on 17,585,261 shares of common stock issued and outstanding as of January 5, 2021.

Additionally, the table sets forth the number of shares of Akers common stock that will be beneficially owned, and the percentage of ownership of each of such persons, immediately upon the closing of the merger, assuming the merger will close on [●], after giving effect to: (i) the issuance of an aggregate of approximately 68,035,360 shares of Akers common stock as merger consideration to the MYMD stockholders; (ii) the conversion of all shares of Series D Preferred Stock of Akers into 72,992 shares of Akers common stock; and (iii) vesting of 789,360 currently unvested RSUs at the closing of the merger and settlement of 15,603 vested RSUs in shares of common stock, without taking into consideration the number of shares that may be withheld by Akers for tax liability.

The number of shares of Akers common stock beneficially owned by the principal stockholders and the percentage of shares outstanding, as set forth below, take into account certain limitations on the conversion of Akers preferred stock or the exercise of warrants to purchase Akers common stock. For more information on such limitations, see the section of this joint proxy and consent solicitation statement/prospectus entitled “DESCRIPTION OF AKERS CAPITAL STOCK” beginning on page 273.

Beneficial ownership is determined in accordance with the rules of the SEC. For the purpose of calculating the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of common stock subject to options or warrants that are currently exercisable or exercisable within sixty (60) days of January 5, 2021 by that stockholder are deemed outstanding.

	As of January 5, 2021			After Giving Effect to the Merger and Transactions Occurring Prior to or Upon the Closing of the Merger

Name	Number of Shares of Akers Common Stock Beneficially Owned (1)		Percentage Class (1)	Number of Shares of Akers Common Stock Beneficially Owned	Percentage Class
5% Beneficial Owner
Iroquois Capital Management L.L.C.	1,836,260	(2)	9.99%	[●]	[●]	%
Intracoastal Capital LLC	1,459,458	(3)	7.97%	[●]	[●]	%
Named Executive Officers and Directors
Bill J. White(4)(5)	—		—	[●]	[●]	%
Joshua Silverman(4)(5)	—		—	[●]	[●]	%
Christopher C. Schreiber(4)(5)	—		—	[●]	[●]	%
Robert C. Schroeder(4)(5)	—		—	[●]	[●]	%
Stuart Benson(6)	—		*	—	*
Howard R. Yeaton(7)	2,345		—	[●]	[●]	%
All NEOs and directors as a group (6 persons)	2,345		*	[●]	[●]	%

204

* Less than 1%.

1)	Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assume the exercise of all options and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of January 5, 2021, except as otherwise noted. Shares issuable pursuant to the exercise of stock options and other securities convertible into common stock exercisable within 60 days are deemed outstanding and held by the holder of such options or other securities for computing the percentage of outstanding common stock beneficially owned by such person but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

2)

This information is based on a Schedule 13G/A filed with the SEC on November 17, 2020 by Iroquois Capital Management, LLC (“Iroquois Capital”). The principal business office is 125 Park Avenue, 25th Floor, New York, NY 10017. Iroquois Capital is the investment advisor for Iroquois Master Fund, Ltd. (“IMF”). As directors of IMF, Kimberly Page and Richard Abbe make voting and investment decisions on behalf of IMF. As a result of the foregoing, Ms. Page and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital and IMF. The shares included in the table report the number of shares that would be issuable giving effect to the 9.99% beneficial ownership blocker included in the Pre-Funded Warrants and the warrants. The percentage included in the table gives effect to the 9.99% beneficial ownership blocker included in the Pre-Funded Warrants and warrants.

IMF owns 770,270 shares of Akers common stock, Pre-Funded Warrants to purchase 770,270 shares of Akers common stock issued in connection with the Akers Private Placement and warrants to purchase 1,546,327 shares of Akers common stock.

Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC (“ICIG”). As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by ICIG. ICIG owns 270,270 shares of common stock, Pre-Funded Warrants to purchase 270,270 shares of Akers common stock issued in connection with the Akers Private Placement and warrants to purchase 549,221 shares of common stock.

Pursuant to the 9.99% blocker, the amounts reported in the table exclude 244,820 shares underlying Pre-Funded Warrants and 2,081,080 shares underlying Investor Warrants. Also excluded are 14,469 shares underlying warrants that are subject to a 4.99% blocker.

Beneficial ownership of the combined company for Iroquois Capital following the merger includes [●] shares of common stock, Pre-Funded Warrants to purchase an aggregate of [●] shares of Akers common stock, and warrants to purchase an aggregate of [●] shares of Akers common stock, in each case which are convertible or exercisable, as applicable, within 60 days of [●].

3)	This information is based on a Schedule 13G filed with the SEC on November 17, 2020 by Intracoastal Capital LLC (“Intracoastal”). The Schedule 13G reports shared voting power for 1,459,458 shares of Akers common stock and shared dispositive power for 1,459,458 shares of Akers common stock. Each of Mr. Mitchell P. Kopin, whose principal business office is 245 Palm Trail, Delray Beach, Florida 33483 and Mr. Daniel B. Asher, whose principal business office is 111 W. Jackson Boulevard, Suite 2000, Chicago, Illinois 60604, may be deemed to have beneficial ownership of the 1,459,458 shares of Akers Common Stock, which consists of (i) 729,729 shares of Akers common stock and (ii) 729,729 shares of Akers common stock issuable upon exercise of a warrant held by Intracoastal. The shares exclude 195 shares of Akers common stock issuable upon exercise of a second warrant held by Intracoastal because such shares are subject to a 4.99% blocker. Without such 4.99% blocker, each of Intracoastal, Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of 1,459,653 shares of Akers common stock.

4)	On March 29, 2019, the Compensation Committee of the Akers Board of Directors granted to each of Mr. Schreiber, Mr. White and Mr. Silverman 5,201 RSUs, which vested on January 1, 2020, for services as directors of our company. These RSUs are expected to settle prior to the closing of the merger.

5)	On September 11, 2020, the Akers Board of Directors granted to Mr. Schreiber 263,500 RSUs, each of Mr. Silverman and Mr. White 219,000 RSUs, and Mr. Schroeder 87,860 RSUs under the 2018 Plan. Pursuant to the 2018 Plan, the RSUs held by Mr. Schreiber, Mr. Silverman, Mr. White and Mr. Schroder contain change of control provisions which allow for the RSUs to vest on an accelerated basis as a result of the merger.

6)	On July 21, 2020, Akers entered into a CFO Consulting Agreement (the “Consulting Agreement”) with Brio Financial Group (“Brio”), pursuant to which Akers appointed Mr. Stuart Benson as Chief Financial Officer, effective August 19, 2020, with a term ending June 30, 2021. Pursuant to the Consulting Agreement, Akers paid Brio an initial retainer fee of $7,500 and will pay a fixed monthly payment of $13,500, commencing August 15, 2020. It is not anticipated that Mr. Benson will receive any additional compensation for his services as an officer of Akers.

7)	In connection with his appointment as our Chief Executive Officer and interim Chief Financial Officer, Akers and Mr. Yeaton entered into an employment agreement, dated October 5, 2018 which terminated on December 31, 2019. Effective on January 1, 2020, Mr. Yeaton entered into a new agreement with Akers whereby he served as the interim Chief Financial Officer. Pursuant to a mutual understanding between Akers and Mr. Yeaton, Mr. Yeaton’s employment as interim Chief Financial Officer ceased as of August 19, 2020.

205

PRINCIPAL STOCKHOLDERS OF MYMD AND THE COMBINED COMPANY

The following table sets forth the names and number of shares of common stock beneficially owned as of December 31, 2020 by (i) those persons who are known to MYMD to be the beneficial owner(s) of more than five percent (5%) of MYMD’s common stock, (ii) each of MYMD’s directors and named executive officers and (iii) all directors and executive officers of MYMD as a group. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, to our knowledge and subject to community property laws where applicable, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and has an address of c/o MyMD Pharmaceuticals, Inc., 324 S. Hyde Park Ave., Suite 350, Tampa, FL 33606. As of December 31, 2020, there were 40,053,504 shares of MYMD common stock outstanding.

The table also shows the number of shares of MYMD common stock that will be beneficially owned, and the percentage of ownership of each of such persons, immediately prior to the merger, assuming the merger will close on [●], after giving effect to the issuance of 33,937,909 shares of MYMD common stock in connection with the Supera Purchase and assuming that such shares are distributed to the current stockholders of Supera on a pro-rata basis.

Finally, the table sets forth the number of shares of Akers common stock that will be beneficially owned, and the percentage of ownership of each of such persons, immediately upon the closing of the merger, assuming the merger will close on [●], after giving effect to: (i) the issuance of 33,937,909 shares of MYMD common stock in connection with the Supera Purchase and assuming that such shares are distributed to the current stockholders of Supera on a pro-rata basis; (ii) the issuance of an aggregate of approximately 68,035,360 shares of Akers common stock as merger consideration to the MYMD stockholders; (iii) the conversion of all shares of Series D Convertible Preferred Stock of Akers into 72,992 shares of Akers common stock; and (iv) vesting of 789,360 currently unvested RSUs at the closing of the merger and settlement of 15,603 vested RSUs in shares of common stock, without taking into consideration the number of shares that may be withheld by Akers for tax liability.

For the purpose of calculating the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of common stock subject to options and other securities convertible into MYMD common stock that are currently exercisable or exercisable within sixty (60) days of December 31, 2020 by that stockholder are deemed outstanding.

	As of December 31, 2020			After Giving Effect to the Supera Purchase			After Giving Effect to the Merger
Name & Address of 5% or Greater Stockholders	Number of Shares of MYMD Common Stock Beneficially Owned(1)		Percent of Shares Outstanding(1)	Number of Shares of MYMD Common Stock Beneficially Owned(2)		Percent of Shares Outstanding(2)	Number of Shares of Akers Common Stock Beneficially Owned(3)	Percent of Shares Outstanding(3)
Directors & Named Executive Officers
James A. McNulty, CPA	3,275,000	(4)	7.62%	3,275,000		4.26%	[●]	[●]	%
Jonnie R. Williams, Sr.	1,500,000	(5)	3.75%	3,298,709	(10)	4.46%	[●]	[●]	%
Chris Chapman, M.D.	1,000,000	(6)	2.45%	1,000,000		1.34%	[●]	[●]	%
Adam Kaplin, M.D., Ph.D.	400,000	(7)	*	400,000		*	[●]	[●]	%
All directors and officers as a group (5 persons)	6,575,000		14.77%	8,373,709		10.68%	[●]	[●]	%
Five Percent (5%) Stockholders							[●]	[●]	%
Caroline Williams	6,733,260	(8)	15.53%	12,109,025	(11)	15.67%	[●]	[●]	%
Samuel Duffey	2,510,600	(9)	6.19%	2,510,600		3.37%	[●]	[●]	%

206

*

Represents beneficial ownership of less than 1%.

1. Based on a total of 40,053,504 shares of MYMD common stock outstanding as of December 31, 2020. Shares of MYMD common stock beneficially owned and the respective percentages of beneficial ownership of MYMD common stock assume the exercise of all options and other securities convertible into MYMD common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of December 31, 2020, except as otherwise noted. Shares issuable pursuant to the exercise of stock options and other securities convertible into MYMD common stock exercisable within 60 days are deemed outstanding and held by the holder of such options or other securities for computing the percentage of outstanding MYMD common stock beneficially owned by such person but are not deemed outstanding for computing the percentage of outstanding MYMD common stock beneficially owned by any other person.

2. Based on a total of 73,991,413 shares of MYMD common stock outstanding, including 40,053,504 shares of MYMD common stock outstanding as of December 31, 2020 and the issuance of 33,937,909 shares of MYMD common stock in connection with the Supera Purchase. Shares of MYMD common stock beneficially owned and the respective percentages of beneficial ownership after giving effect to the Supera Purchase assumes that the 33,937,909 shares of MYMD common stock issued in connection with the Supera Purchase are distributed by Supera to the current stockholders of Supera on a pro-rata basis.

3. Based on a total of 86,498,576 pre-reverse stock split shares of Akers common stock outstanding immediately following the merger, assuming the issuance of 68,035,360 shares of Akers common stock to current stockholders of MYMD as merger consideration in accordance with the terms of the Merger Agreement.

4. Mr. McNulty’s total prior to the merger includes 375,000 shares of MYMD common stock and options to purchase 2,900,000 shares of MYMD common stock exercisable within 60 days of December 31, 2020.

5. Mr. Williams’ total prior to the merger consists of 1,500,00 shares of MYMD common stock.

6. Dr. Chapman’s total prior to the merger includes 250,000 shares of MYMD common stock and options to purchase 750,000 shares of MYMD common stock exercisable within 60 days of December 31, 2020.

7. Dr. Kaplin’s total prior to the merger includes total includes 0 shares of MYMD common stock and options to purchase 400,000 shares of MYMD common stock exercisable within 60 days of December 31, 2020.

8. Ms. Williams’ total prior to the merger includes 1,500,000 shares of MYMD common stock held by Ms. Williams directly, 1,927,400 shares of MYMD common stock held by The Starwood Trust, and options to purchase 3,305,860 shares of MYMD common stock held by the Starwood Trust exercisable within 60 days of December 31, 2020. As Trustee of The Starwood Trust, Ms. Williams has sole voting and dispositive power over the shares held by the Starwood Trust, and, as a result of the foregoing, is deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by The Starwood Trust.

9. Mr. Duffey’s total prior to the merger includes 2,010,600 shares of MYMD common stock held in joint title with his wife, Debra Duffey, and options to purchase 500,000 shares of MYMD common stock exercisable within 60 days of December 31, 2020.

10. Mr. Williams’ total prior to the merger and following the Supera Purchase includes 1,500,000 shares of MYMD common stock beneficially owned prior to the Supera Purchase and an additional 1,798,709 shares of MYMD common stock to be received by Mr. Williams in connection with the Supera Purchase, assuming the distribution of such shares by Supera to Mr. Williams.

11. Ms. Williams’ total prior to the merger and following the Supera Purchase includes 1,500,000 shares of MYMD common stock held by Ms. Williams directly, 1,927,400 shares of MYMD common stock held by The Starwood Trust, 1,798,709 shares of MYMD common stock to be received by Ms. Williams in connection with the Supera Purchase, assuming the distribution of such shares by Supera to Ms. Williams, 3,577,056 shares of MYMD common stock to be received by The Starwood Trust in connection with the Supera Purchase, assuming the distribution of such shares by Supera to the Starwood Trust, and options to purchase 3,305,860 shares of MYMD common stock held by the Starwood Trust exercisable within 60 days of December 31, 2020.

RELATED PARTY TRANSACTIONS

Akers Related Party Transactions

Transactions with related persons are governed by Akers’ Code of Ethics, which applies to all of Akers’ associates, as well as each of its directors and certain persons performing services for Akers. This code covers a wide range of potential activities, including, among others, conflicts of interest, self-dealing and related party transactions. Waiver of the policies set forth in this code will only be permitted when circumstances warrant. Such waivers for directors and executive officers, or that provide a benefit to a director or executive officer, may be made only by the Akers Board of Directors, as a whole, or the Audit Committee of the Akers Board of Directors and must be promptly disclosed as required by applicable law or regulation. Absent such a review and approval process in conformity with the applicable guidelines relating to the particular transaction under consideration, such arrangements are not permitted.

Other than as described below, compensation and employment agreements, and other arrangements which are described in Akers’ proxy statement, filed on July 29, 2020, since January 1, 2018, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which Akers was or will be a party in which the amount involved exceeded the lesser of $120,000 or the average of Akers’ total assets at year-end for the last two completed fiscal years and in which any director, executive officers, holder of 5% or more of any class of Akers’ capital stock, or any member of their immediate family had or will have a direct or indirect material interest.

In connection with the Akers Private Placement, Iroquois Master Fund Ltd. (“IMF”), and its affiliate, Iroquois Capital Investment Group, LLC (“ICIG”), received an aggregate of 1,040,540 shares of Akers common stock, 1,040,540 Pre-Funded Warrants and 2,081,080 Investor Warrants and Intracoastal Capital, LLC received 729,729 shares of Akers common stock, and 729,729 Investor Warrants. In addition, each of IMF and ICIG entered into a lock-up and support agreement with Akers, pursuant to which such investors agreed, from the date of the lock-up and support agreement until May 31, 2021, to vote such investors’ shares of Akers common stock in favor of each matter proposed and recommended for approval by the Akers Board of Directors or management at every stockholders’ meeting. For more information on the Akers Private Placement, please see “INFORMATION ABOUT AKERS—Recent Developments” on page 224 of this joint proxy and consent solicitation statement/prospectus.

For a description of the compensation arrangements of Akers’ directors and officers, please refer to “THE MERGER — Interests of Akers’ Directors and Executive Officers in the Merger” and “MANAGEMENT OF THE COMBINED COMPANY — Director Compensation (Akers),” beginning on pages 153 and 203 of this joint proxy and consent solicitation statement/prospectus. For information concerning the holdings of Akers’ directors and officers, please refer to “PRINCIPAL STOCKHOLDERS OF AKERS AND THE COMBINED COMPANY” beginning on page 204 of this joint proxy and consent solicitation statement/prospectus.

MYMD Related Party Transactions

Prior to the merger, certain transactions have or will take place that provide important and clarifying context and background for the ownership interests described below.

On November 11, 2020, in connection with the merger, MYMD entered into the Supera Asset Purchase Agreement, pursuant to which MYMD agreed to acquire from Supera substantially all of the assets (including all rights to Supera-1R) and certain obligations of Supera in consideration of the issuance to Supera of an aggregate of 33,937,909 shares of MYMD common stock. Supera is owned principally by The Starwood Trust, a trust for which MYMD’s founder Jonnie R. Williams, Sr. was the settlor/grantor; Mr. Williams does not have voting or investment power of the MyMD shares held by the trust. Supera is a Florida corporation that was incorporated in September 2018 by Mr. Williams and The Starwood Trust to develop and commercialize Supera-1R, and in December 2018, Mr. Williams assigned his rights and intellectual property relating to Supera-1R to Supera. As partial consideration for such assignment, Supera has granted to SRQ Patent Holdings II, a royalty with respect to product sales and other consideration arising from the assigned intellectual property.

On November 11, 2020, Supera entered into an Amended and Restated Confirmatory Patent Assignment and Royalty Agreement, with SRQ Patent Holdings II under which Supera (or its successor) will be obligated to pay to SRQ Patent Holdings II (or its designees) certain royalties on product sales or other revenue received on products that incorporate or are covered by the intellectual property that was assigned to Supera by Mr. Williams. The royalty is equal to 8% of the net sales price on products sales and, without duplication, 8% of milestone revenue or sublicense compensation. This agreement will be assumed by MYMD in connection with the Supera Purchase and will remain in place following the merger. SRQ Patent Holdings II is an affiliate of Mr. Williams.

On November 11, 2020 MYMD entered into an Amended and Restated Confirmatory Patent Assignment and Royalty Agreement with SRQ Patent Holdings under which MYMD (or its successor) will be obligated to pay to SRQ Patent Holdings (or other designees) certain royalties on product sales or other revenue received on products that incorporate or are covered by the intellectual property that was assigned to MYMD by SRQ Patent Holdings. The royalty is equal to 8% of the net sales price on product sales and, without duplication, 8% of milestone revenue or sublicense compensation. This agreement will remain in place following the merger. SRQ Patent Holdings is an affiliate of Mr. Williams.

On November 11, 2020, MYMD, The Starwood Trust and Mr. Williams agreed to cancel options to purchase an aggregate of 31,300,000 of MYMD common stock and terminate the underlying stock option award agreements.

Upon the completion of the merger, all amounts due and owing with respect to the line of credit established between MYMD and The Starwood Trust will be paid off in full. The Starwood Trust is a trust for which Mr. Williams was the settlor/grantor; Mr. Williams does not have voting or investment power of the MyMD shares held by the trust.

For information concerning the holdings of MYMD’s directors and officers, please refer to “PRINCIPAL STOCKHOLDERS OF MYMD AND THE COMBINED COMPANY” beginning on page 206 of this joint proxy and consent solicitation statement/prospectus.

207

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of MYMD common stock that exchange their shares of MYMD common stock for the merger consideration. This discussion is based on, and assumes the accuracy of, certain representations made by MYMD to Foley & Lardner LLP, tax counsel to MYMD, and by Akers to Haynes and Boone, LLP, tax counsel to Akers. This discussion is not binding on the IRS.

This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes nor does it address any tax consequences arising under the unearned income Medicare contribution tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date hereof. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders who hold their MYMD common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all of the U.S. federal income tax consequences that may be relevant to a particular U.S. holder in light of its particular circumstances, or to a U.S. holder who is subject to special rules, such as:

●	a holder of MYMD common stock subject to the alternative minimum tax provisions of the Code;

●	a holder of MYMD common stock that received MYMD common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation; or

●	a holder of MYMD common stock that holds its MYMD common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of MYMD common stock that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (c) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The tax consequences of the merger to a U.S. holder of MYMD common stock may be complex and will depend in part on the U.S. holder’s specific situation. Each U.S. holder of MYMD common stock should consult its own tax advisor as to the tax consequences of the merger in its particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Qualification of the Merger as a Reorganization

Foley & Lardner LLP and Haynes and Boone, LLP will each issue an opinion dated as of the date of closing, to MYMD and Akers, respectively, to the effect that the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, a U.S. holder whose MYMD common stock is exchanged in the merger for the merger consideration should not recognize gain or loss in the merger, except that gain may be recognized in amount equal to the lesser of the gain realized in the merger and the amount of Additional Consideration received (less the amount treated as imputed interest) by such U.S. holder.

Each tax opinion will be based on certain representations made by Akers, Merger Sub and MYMD, including factual representations and certifications contained in officers’ certificates delivered by Akers, Merger Sub and MYMD. Each such tax opinion will assume that each of the representations and certifications is true, correct and complete without regard to any knowledge or other limitation. If any of the representations, certifications or assumptions relied upon in the tax opinions is inaccurate, incomplete or untrue, the tax opinions and the discussion herein may not be relied upon and the U.S. federal income tax treatment of the merger may differ from that described below.

208

An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or any court. No ruling has been, or will be, sought from the IRS as to the tax consequences of the merger. Accordingly, there can be no assurance that the IRS will not disagree with or challenge the conclusions set forth in the tax opinions (including the discussion herein) or that a court would not sustain such a challenge.

Based upon the foregoing, Foley & Lardner LLP, tax counsel to MYMD, and Haynes and Boone, LLP, tax counsel to Akers, will issue an opinion to the effect that the merger should be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, a U.S. holder whose MYMD common stock is exchanged in the merger for the merger consideration should not recognize gain or loss in the merger, except that gain may be recognized in amount equal to the lesser of the gain realized in the merger and the amount of Additional Consideration received (less the amount treated as imputed interest). The gain realized is the sum of the amount of Additional Consideration (less the amount treated as imputed interest) and the fair market value of the Akers common stock received, minus the adjusted tax basis of the MYMD common stock surrendered in the merger. A U.S. holder’s aggregate tax basis in the Akers common stock received in the merger will equal the aggregate tax basis of the corresponding MYMD common stock surrendered by such U.S. holder in the merger, plus the amount of any gain recognized, reduced by the amount of any Additional Consideration received (less the amount treated as imputed interest). A U.S. holder’s holding period for the Akers common stock received in the merger will include the U.S. holder’s holding period for the corresponding MYMD common stock surrendered in the merger. Additional stock consideration received by a U.S. holder upon the issuance of additional stock by Akers upon achievement of a given Milestone Event shall be considered to be an adjustment to the merger consideration. Accordingly, such amounts shall be allocated basis and receive a “tacked” holding period pursuant to the discussion above. The discussion herein assumes that the merger qualifies as a tax-free reorganization under Section 368(a) of the Code unless it explicitly states otherwise.

Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger were to not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of MYMD common stock will recognize capital gain or loss equal to the difference between (1) the sum of the fair market value of the Akers common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and (2) its adjusted tax basis in the MYMD common stock surrendered in exchange therefor. Such gain or loss should be included in taxable income in the taxable year of the merger. Such gain or loss will be long-term capital gain or loss provided that a shareholder’s holding period for such shares is more than twelve (12) months at the time of the consummation of the merger. Long-term capital gain of individuals is currently eligible for a twenty percent (20%) rate of taxation. There are limitations on the deductibility of capital losses. In the event a U.S. holder were to receive additional stock from Akers upon the achievement of a given Milestone Event, such U.S. holder would treat the receipt of such shares as described below under “Treatment of Contingent Payments.”

Treatment of the Contingent Payments

Because the Milestone Shares and the Additional Consideration may be received after the close of the taxable year in which the merger is expected to occur (such payments, the “Contingent Payments”), the installment method may apply to such payments. Under the installment method, a U.S. holder of MYMD common stock would defer the recognition of a portion of any gain realized in the merger until such times as the U.S. holder actually or constructively receives the Contingent Payments, but the U.S. holder would be required to allocate a portion of the U.S. holder’s aggregate adjusted tax basis in the MYMD common stock surrendered to the potential future Milestone Shares and Additional Consideration (less the amount treated as imputed interest). The rules governing such deferrals and basis allocation are complex, and their applicability to the Milestone Shares and Additional Consideration is unclear. In addition, the appropriate application of the installment method will depend on whether the merger qualifies as a reorganization, as discussed above.

If a U.S. holder of MYMD common stock has installment obligations arising during the year and outstanding at the close of the year exceeding $5.0 million in total, an interest charge, payable by the U.S. holder, is imposed on the deferred tax liability. A U.S. holder of MYMD common stock may elect out of the installment method (unless the U.S. holder is otherwise ineligible for installment method reporting) by timely filing the appropriate form with its tax return for the tax year in which the merger occurs.

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If a U.S. holder of MYMD common stock elects out of the installment method or the installment method does not otherwise apply, the fair market value of the U.S. holder’s right to receive its portion of the Additional Consideration may be treated as taxable consideration received at the time of the merger. There is, however, no direct authority with respect to the tax treatment of the Additional Consideration in such case. Each U.S. holder of MYMD common stock should consult with its own tax advisor regarding the availability and advisability of reporting gain from the merger under the installment method, as well as what alternative treatment may apply absent application of the installment method.

Imputed Interest

A portion of any Milestone Shares and Additional Consideration will be treated as interest income taxable at ordinary income rates when received (regardless of whether a U.S. holder reports under the installment method). The portion that will be treated as interest income is determined by discounting the actual amount of the Additional Consideration or the value of the Milestone Shares at the time such shares are received, using the appropriate applicable federal rate, back to the date of the closing of the merger.

Backup Withholding

Non-corporate U.S. holders of MYMD common stock may be subject, under certain circumstances, to information reporting and backup withholding on any cash payments that the U.S. holder receives (or, if the merger does not qualify as a reorganization, with respect to the entire merger consideration). A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

●	furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 included in the letter of transmittal that the U.S. holder will receive; or

●	establishes that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, if the U.S. holder timely furnishes the required information to the IRS.

Reporting Requirements

If a U.S. holder of MYMD common stock that receives Akers common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the mergers, including such U.S. holder’s tax basis in, and the fair market value of, the MYMD common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any MYMD common stockholder that, immediately before the merger, (y) owned at least five percent (5%) (by vote or value) of the outstanding stock of MYMD or (z) owned MYMD securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of MYMD common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

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INFORMATION ABOUT AKERS

The following section describes the current business and operations of Akers. As used in this section, the terms “we,” “our,” and “us” refer to Akers.

Business Overview

We were incorporated in 1989 in the state of New Jersey. Our principal executive offices are located at 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036, and our telephone number is (856) 848-8698. Our corporate website address is www.akersbio.com. The information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

On March 23, 2020, we entered into the MIPA with the Cystron Sellers, pursuant to which we acquired 100% of the Cystron Membership Interests. Cystron is a party to a license agreement with Premas whereby Premas granted Cystron, among other things, an exclusive license with respect to Premas’ genetically engineered yeast (S. cerevisiae)-based vaccine platform, D-Crypt™, for the development of a vaccine against COVID-19 and other coronavirus infections. Cystron was incorporated on March 10, 2020.

We were historically a developer of rapid health information technologies but since March 2020, have been primarily focused on the development of a vaccine candidate against SARS-CoV-2, a coronavirus currently causing a pandemic throughout the world. In response to the global pandemic, we are pursuing rapid development and manufacturing of our COVID-19 Vaccine Candidate, in collaboration with Premas.

Coronavirus and COVID-19 Pandemic

In December 2019, SARS-CoV-2 was reported to have surfaced in Wuhan, China, and on March 12, 2020, the WHO declared the global outbreak of COVID-19, the disease caused by SARS-CoV-2, to be a pandemic. In an effort to contain and mitigate the spread of COVID-19, many countries, including the United States, Canada, China, and India, have imposed unprecedented restrictions on travel, quarantines, and other public health safety measures. According to the WHO situation report, dated as of January 5, 2021, approximately 83.3 million cases were reported globally and 1.8 million of these were deadly, making the development of effective vaccines to prevent this disease a major global priority. Multiple vaccine candidates against SARS-CoV-2 are under development, and in December 2020, certain large, multinational pharmaceutical companies were granted authorizations for emergency use by the FDA. Widespread distribution of the currently-available vaccines has begun pursuant to Operation Warp Speed, a partnership among components of the U.S. Department of Health and Human Services, the Centers for Disease Control and Prevention, the National Institutes of Health, the Biomedical Advanced Research and Development Authority, and the Department of Defense, as well as certain private firms and other federal agencies. The treatments for COVID-19, including symptomatic and supportive therapies, among other things, continue to be updated on a rolling basis by healthcare authorities and agencies.

Impact of the COVID-19 Pandemic on Our Business

The ultimate impact of the global COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to future developments. These include but are not limited to the duration of the COVID-19 pandemic, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that regulators, or our board of directors or management of the Company, may determine are needed. We do not yet know the full extent of potential delays or impacts on our business, our vaccine development efforts, healthcare systems or the global economy as a whole. However, the effects are likely to have a material impact on our operations, liquidity and capital resources, and we will continue to monitor the COVID-19 situation closely.

In response to public health directives and orders, we have implemented work-from-home policies for many of our employees and temporarily modified our operations to comply with applicable social distancing recommendations. The effects of the orders and our related adjustments in our business are likely to negatively impact productivity, disrupt our business and delay our timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. Similar health directives and orders are affecting third parties with whom we do business, including Premas, whose operations are located in India. Further, restrictions on our ability to travel, stay-at-home orders and other similar restrictions on our business have limited our ability to support our operations.

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Severe and/or long-term disruptions in our operations will negatively impact our business, operating results and financial condition in other ways, as well. Specifically, we anticipate that the stress of COVID-19 on healthcare systems generally around the globe will negatively impact regulatory authorities and the third parties that we and Premas may engage in connection with the development and testing of our COVID-19 Vaccine Candidate.

In addition, while the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, it has significantly disrupted global financial markets, and may limit our ability to access capital, which could in the future negatively affect our liquidity. A recession or market correction resulting from the continuation of the COVID-19 pandemic could materially affect our business and the value of our common stock.

Coronavirus Vaccine Development

We have partnered with Premas on the development of the COVID-19 Vaccine Candidate as we seek to advance such candidate through the regulatory process, both with the FDA and the office of the drug controller in India. Premas is primarily responsible for the development of the COVID-19 Vaccine Candidate through proof of concept and is entitled to receive milestone payments upon achievement of certain development milestones through proof of concept.

Premas’ D-Crypt platform has been developed to express proteins that are difficult to clone, express and manufacture and are a key component in vaccine development. Premas has identified three major structural proteins of SARS-CoV-2 as antigens for potential vaccine candidates for COVID-19: spike protein or S protein, envelope protein or E protein, and membrane protein or M protein. In April 2020, Premas used its D-Crypt platform to recombinantly express all three of such antigens, which we considered as a significant milestone for development of a triple antigen vaccine. We believe including a combination of all three antigens will provide advantages against the likelihood of protein mutation, in which case a single-protein vaccine can be rendered non-efficacious, and therefore, enhance efficacy of our vaccine candidates. We believe the D-Crypt provides us advantages in vaccine production and manufacturing, as the technology platform is highly scalable with a robust process, which we expect will ultimately result in significant cost savings compared to other similar vaccine platforms. Based on genetically engineered baker’s yeast S. cerevisiae, the platform is highly scalable into commercial production quantities and has been previously utilized for the production of multiple human and animal health vaccines candidates during its 10-year development track record. Yeast has a large endoplasmic reticulum, or (“ER”), which is a desirable attribute for expressing membrane protein. In complex cells, ER is where the protein is formed. The larger the surface, the more membrane protein that can attach to the ER inside the cell. Yeast is also generally believed to be easily manipulated and allow for results to be gathered quickly. Yeast multiplies faster than mammalian cells and is cheaper to work with than mammalian systems, which are much more complex and slower to grow comparatively. Yeast has received “Generally Recommended as Safe” status from the FDA.

As of May 14, 2020, Premas successfully completed its vaccine prototype and obtained transmission electron microscopic (“TEM”) images of the recombinant virus like particle (“VLP”) assembled in yeast. A manufacturing protocol has also been established and large-scale production studies have been initiated for our COVID-19 Vaccine Candidate. Though the prototype is complete, the COVID-19 Vaccine Candidate is still in early stages of development, and, accordingly, must undergo pre-clinical testing and all phases of clinical trials before we can submit a marketing application (in this case, a BLA) to the FDA. The BLA must be approved by the FDA before any biological product, including vaccines, may be lawfully marketed in the United States. We believe the most pivotal, yet difficult, stage in our anticipated development of the contemplated COVID-19 Vaccine Candidate is the requisite conduct of extensive clinical trials to demonstrate the safety and efficacy of our COVID-19 Vaccine Candidate. Additionally, after we complete the necessary pre-clinical testing, but before we may begin any clinical studies in the United States, we must submit an IND application to the FDA, as this is required before any clinical studies may be conducted in the United States. In some cases, clinical studies may be conducted in other countries; however, the FDA may not accept data from foreign clinical studies in connection with a BLA (or other marketing application) submission.

In July 2020, animal studies for our COVID-19 Vaccine Candidate were initiated in India. In addition, we announced that Premas has successfully completed the manufacturing process for the VLP vaccine candidate. On August 27, 2020, we announced with Premas positive proof of concept results from the animal studies conducted during a four-week test of the COVID-19 Vaccine Candidate in mice. The test had two primary endpoints, safety and immune responses, both of which were met. The study consisted of 50 mice, divided into 10 cohorts dosed with 5, 10 and 20 micrograms of the COVID-19 Vaccine Candidate. The COVID-19 Vaccine Candidate was generally well tolerated and safe at all doses, with no adverse events reported. The COVID-19 Vaccine Candidate was safe even at higher doses and generated a robust immune response against the three SARS-Cov2 antigens, S, E, and M. The COVID-19 Vaccine Candidate elicited neutralizing antibody titers levels in all the dose cohorts starting from 5 microgram to 20 microgram dose regimens. After three doses in mice, all the groups’ cohorts showed binding antibody levels similar to convalescent patients’ levels. Clinical testing is expensive, time consuming, and uncertain as to outcome. We cannot guarantee that any clinical trials will be conducted as planned or completed in a timely manner, or at all. Failures in connection with one or more clinical trials can occur at any stage of testing.

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Premas owns, and has exclusively licensed rights to us, two provisional Indian patent applications filed in January and March 2020. The scope of these Indian provisional patent applications is directed, respectively, to (i) a platform for the expression of difficult to express proteins (“DTE-Ps”), which might provide coverage for a method of making the to-be-developed vaccine; and (ii) an expression platform for SARS-CoV-2-like virus proteins, methods relevant thereto, and a relevant vaccine. If non-provisional patent rights are pursued claiming priority to each of these two provisional applications, any resulting patent rights that issue might not expire until approximately January 20, 2041 and March 4, 2041, if all annuities and maintenance fees are timely paid. The expiration dates may be extendable beyond these dates depending on the jurisdiction and the vaccine development process. As we do not own the patents or patent applications that we license, we may need to rely upon Premas to properly prosecute and maintain those patent applications and prevent infringement of those patents.

Competition

We face, and will continue to face, intense competition from large pharmaceutical companies, specialty pharmaceutical and biotechnology companies as well as academic and research institutions pursing research and development of technologies, drugs or other therapies that would compete with our products or product candidates. The pharmaceutical market is highly competitive, subject to rapid technological change and significantly affected by existing rival drugs and medical procedures, new product introductions and the market activities of other participants. Our competitors may develop products more rapidly or more effectively than us. If our competitors are more successful in commercializing their products than us, their success could adversely affect our competitive position and harm our business prospects.

Specifically, the competitive landscape of potential COVID-19 vaccines and treatment therapies has been rapidly developing since the beginning of the COVID-19 pandemic, with several hundreds of companies claiming to be investigating possible candidates and approximately 4,400 studies registered worldwide as investigating COVID-19 (source: clinicaltrials.gov). Given the global footprint and the widespread media attention on the COVID-19 pandemic, there are efforts by public and private entities to develop a COVID-19 vaccine as soon as possible, including large, multinational pharmaceutical companies such as AstraZeneca, GlaxoSmithKline, Johnson & Johnson, Moderna, Pfizer, and Sanofi. In December 2020, the FDA issued emergency use authorizations for vaccines developed by certain of these large, multinational pharmaceutical companies and it is possible that additional vaccines developed by such large, multinational pharmaceutical companies may receive further approvals and authorizations in the near term. Those other entities have vaccine candidates that are currently at a more advanced stage of development than our COVID-19 Vaccine Candidate and may develop COVID-19 vaccines that are more effective than any vaccine we may develop, may develop a COVID-19 vaccine that becomes the standard of care, may develop a COVID-19 vaccine at a lower cost or earlier than we are able to jointly develop any COVID-19 vaccine, or may be more successful at commercializing a COVID-19 vaccine. Many of these other organizations are much larger than we are and have access to larger pools of capital, and as such, are able to fund and carry on larger research and development initiatives. Such other entities may have greater development capabilities than we do and have substantially greater experience in undertaking nonclinical and clinical testing of vaccine candidates, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. Our competitors may also have greater name recognition and better access to customers. In addition, based on the competitive landscape, additional COVID-19 vaccines or therapeutics may continue be approved to be marketed. Should another party be successful in producing a more efficacious vaccine for COVID-19, such success could reduce the commercial opportunity for our COVID-19 Vaccine Candidate and could have a material adverse effect on our business, financial condition, results of operations and future prospects. Moreover, if we experience delayed regulatory approvals or disputed clinical claims, we may not have a commercial or clinical advantage over competitors’ products that we believe we currently possess. The success or failure of other entities, or perceived success or failure, may adversely impact our ability to obtain any future funding for our vaccine development efforts or for us to ultimately commercialize and market any vaccine candidate, if approved. In addition, we may not be able to compete effectively if our product candidates do not satisfy government procurement requirements with respect to biodefense products.

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Acquisition and License Agreements

On March 23, 2020, we acquired Cystron pursuant to the Original MIPA. As consideration for the Cystron Membership Interests, we delivered to the Cystron Sellers: (1) that number of newly issued shares of our common stock equal to 19.9% of the issued and outstanding shares of our common stock and pre-funded warrants as of the date of the MIPA, but, to the extent that the issuance of our common stock would have resulted in any Seller owning in excess of 4.9% of our outstanding common stock, then, at such Seller’s election, such Seller received “common stock equivalent” preferred shares with a customary 4.9% blocker (with such common stock and preferred stock collectively referred to as “Common Stock Consideration”), and (2) $1,000,000 in cash. On March 24, 2020, we paid $1,000,000 to the Cystron Sellers and delivered 411,403 shares of common stock and 211,353 shares of Series D Convertible Preferred Stock with a customary 4.9% blocker, with an aggregate fair market value of $1,233,057. On April 22, 2020, Premas, one of the Cystron Sellers, returned to us $299,074 representing its portion of the cash purchase price to acquire Cystron. Premas has advised us that these funds were returned temporarily for Premas to meet certain regulatory requirements in India.

Additionally, we are required to (A) make an initial payment to the Cystron Sellers of up to $1,000,000 upon its receipt of cumulative gross proceeds from the consummation of an initial equity offering after the date of the MIPA of $8,000,000, and (B) pay to the Cystron Sellers an amount in cash equal to 10% of the gross proceeds in excess of $8,000,000 raised from future equity offerings after the date of the MIPA until the Cystron Sellers have received an aggregate additional cash consideration equal to $10,000,000 (collectively, the “Equity Offering Payments”). On May 14, 2020, we entered into an Amendment No. 1 to the MIPA with the Cystron Sellers, which provided that any Equity Offering Payments in respect of an equity offering that is consummated prior to September 23, 2020, shall be accrued, but shall not be due and payable until September 24, 2020. The other provisions of the MIPA remain unmodified and in full force and effect. Upon the achievement of certain milestones, including the completion of a Phase 2 study for a COVID-19 Vaccine Candidate that meets its primary endpoints, Cystron Sellers are entitled to receive an additional 750,000 shares of our common stock or, in the event we were unable to obtain stockholder approval for the issuance of such shares, 750,000 shares of non-voting preferred stock that are valued following the achievement of such milestones and shall bear a 10% annual dividend (the “Cystron Milestone Shares”). At the 2020 annual meeting of our stockholders, held on August 27, 2020, pursuant to Nasdaq listing rule 5635(a), our stockholders approved of the issuance of Common Stock Consideration (as defined in the MIPA) and the potential future issuance of Cystron Milestone Shares in excess of 20% of our common stock outstanding prior to the closing of the Cystron acquisition. Cystron Sellers are also entitled to contingent payments from us of up to $20,750,000 upon the achievement of certain milestones, including the approval of a new drug application by the FDA.

Pursuant to the Original MIPA, upon our consummation of the registered direct equity offering closed on April 8, 2020, we paid the Cystron Sellers $250,000 on April 20, 2020 (the “April Payment”). On April 30, 2020, Premas, one of the Cystron Sellers, returned to us $83,334, representing their portion of the $250,000 amount paid to the Cystron Sellers on April 20, 2020. Premas has advised us that these funds were returned temporarily for Premas to meet certain regulatory requirements in India. We recorded liabilities of $892,500 (the “May Payment”) and $684,790 (the “August Payment”) to the Cystron Sellers upon the consummation of the registered direct equity offerings that closed on May 18, 2020 and August 13, 2020, respectively. These funds (including funds of $299,074 representing Premas’ portion of the cash purchase price and $83,334 representing Premas’ portion of the April Payment temporarily returned to us in April 2020) due the sellers under the MIPA were disbursed on September 25, 2020. On October 13, 2020, Premas returned $908,117 representing Premas’ portion of the initial cash component for the purchase of Cystron and Premas’ portion of the April Payment, May Payment and August Payment under the MIPA. These funds were returned temporarily for Premas to meet certain regulatory requirements in India. After the closing of the Akers Private Placement in November 2020, we paid approximately $1.8 million of the proceeds from the Akers Private Placement to the former members of Cystron pursuant to the MIPA.

We shall also make quarterly royalty payments to Cystron Sellers equal to 5% of the net sales of a COVID-19 vaccine or combination product by us for a period of five (5) years following the first commercial sale of the COVID-19 vaccine; provided, that such payment shall be reduced to 3% for any net sales of the COVID-19 vaccine above $500 million.

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In addition, Cystron Sellers shall be entitled to receive 12.5% of the transaction value, as defined in the MIPA, of any change of control transaction, as defined in the MIPA, that occurs prior to the fifth (5th) anniversary of the closing date of the MIPA, provided that we are still developing the COVID-19 Vaccine Candidate at that time. Following the consummation of any change of control transaction, the Cystron Sellers shall not be entitled to any payments as described above under the MIPA.

Support Agreement

On March 23, 2020, as an inducement to enter into the MIPA, and as one of the conditions to the consummation of the transactions contemplated by the MIPA, the Cystron Sellers entered into a shareholder voting agreement with us, pursuant to which each Cystron Seller agreed to vote their shares of our common stock or preferred stock in favor of each matter proposed and recommended for approval by our management at every meeting of the stockholders and on any action or approval by written consent of the stockholders.

Registration Rights Agreement

To induce the Cystron Sellers to enter into the MIPA, on March 23, 2020, we entered into a registration rights agreement with the Cystron Sellers, pursuant to which we filed with the SEC a Registration Statement on Form S-3, as amended, covering resale of the Common Stock Consideration (as defined in the MIPA), which was declared effective on June 12, 2020. We also agreed to subsequently register Cystron Milestone Shares, if such securities are issued in the future.

License Agreement

Cystron is a party to the License Agreement with Premas. As a condition to our entry into the MIPA, Cystron amended and restated the Initial License Agreement on March 19, 2020. Pursuant to the License Agreement, Premas granted Cystron, amongst other things, an exclusive license with respect to Premas’ vaccine platform for the development of a vaccine against COVID-19 and other coronavirus infections.

Upon the achievement of certain developmental milestones by Cystron, Cystron shall pay to Premas a total of up to $2,000,000. On April 16, 2020, we paid Premas $500,000 for the achievement of the first two development milestones of which $250,000 was accrued as research and development expense for the three months ended March 31, 2020. On May 18, 2020, we paid Premas $500,000 for the achievement of the third development milestone. On July 7, 2020, we agreed with Premas that the fourth milestone under the License Agreement had been satisfied. Due to the achievement of this milestone on July 7, 2020, Premas was paid $1,000,000 on August 4, 2020.

Intellectual Property

We have exclusive rights in-licensed from Premas (as discussed above) to certain know-how and two provisional Indian patent applications filed in January and March 2020. The following table summarizes the two provisional Indian patent applications.

Description	Jurisdiction	Application No.	Expiration Date
Platform for the expression of difficult to express proteins (DTE-Ps)	India	202011002479	If a nonprovisional application is filed within one year of the provisional application, any resulting patent would expire on January 20, 2041.
Expression platform for SARS-Co-V-like virus proteins, methods relevant thereto, and relevant vaccine	India	202011009383	If a nonprovisional application is filed within one year of the provisional application, any resulting patent would expire on March 4, 2041.

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As we do not own the patent applications that we in-license, we may need to rely upon Premas to properly prosecute and maintain those and additional related patent applications, and to prevent infringement of any resulting patents.

We have two U.S. registered trademarks for “Akers Bio.”

Government Regulation and Product Approval

Federal, state, and local government authorities in the United States and in other countries extensively regulate, among other things, the research, development, testing, manufacturing, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of biological and pharmaceutical products such as those we are developing. Our prospective vaccine candidate(s) must be approved by the FDA before they may be legally marketed in the United States and by the appropriate foreign regulatory agency before they may be legally marketed in foreign countries. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the United States. The process for obtaining regulatory marketing approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Product Development Process

In the United States, the FDA regulates pharmaceutical and biological products under the FD&C Act, PHSA, and their respective implementing regulations. Products are also subject to other federal, state, and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA sanctions could include, among other actions, refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a drug or biological product may be marketed in the United States generally involves the following:

●	completion of nonclinical laboratory tests and animal studies according to FDA’s GLPs, and applicable requirements for the humane use of laboratory animals or other applicable regulations;

●	submission to the FDA of an IND which must become effective before human clinical trials may begin;

●	performance of adequate and well-controlled human clinical trials according to the FDA’s regulations commonly referred to as good clinical practice, and any additional requirements for the protection of human research subjects and their health information, to establish the safety and efficacy of the proposed biological product for its intended use;

●	submission to the FDA of a BLA for marketing approval that meets applicable requirements to ensure the continued safety, purity, and potency of the product that is the subject of the BLA based on results of nonclinical testing and clinical trials;

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●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the biological product is produced, to assess compliance with current cGMP, to assure that the facilities, methods and controls are adequate to preserve the biological product’s identity, strength, quality and purity;

●	potential FDA audit of the nonclinical study and clinical trial sites that generated the data in support of the BLA; and

●	FDA review and approval, or licensure, of the BLA.

Before testing any biological vaccine candidate in humans, the vaccine candidate enters the pre-clinical testing stage. Pre-clinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the vaccine candidate. The conduct of the pre-clinical tests must comply with federal regulations and requirements including GLPs. The clinical trial sponsor must submit the results of the pre-clinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. Some pre-clinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA raises concerns or questions regarding the proposed clinical trials and places the trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a biological product candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such trials.

Clinical trials involve the administration of the biological product candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety, including stopping rules that assure a clinical trial will be stopped if certain adverse events should occur. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted and monitored in accordance with the FDA’s regulations composing the GCP requirements, including the requirement that all research subjects provide informed consent. Further, each clinical trial must be reviewed and approved by an independent institutional review board, (“IRB”), at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

●	Phase 1. The biological product is initially introduced into healthy human subjects and tested for safety. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in subjects having the specific disease.

●	Phase 2. The biological product is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.

●	Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency, and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk to benefit ratio of the product and provide an adequate basis for product labeling.

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Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up.

During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human subjects, or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the biological product has been associated with unexpected serious harm to subjects.

Concurrently with clinical trials, companies usually complete additional studies and must also develop additional information about the physical characteristics of the biological product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biological products, the PHSA emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other criteria, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final biological product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the biological product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Review and Approval Processes

After the completion of clinical trials of a biological product, FDA approval of a BLA must be obtained before commercial marketing of the biological product. The BLA must include results of product development, laboratory and animal studies, human trials, information on the manufacture and composition of the product, proposed labeling and other relevant information. The FDA may grant deferrals for submission of data, or full or partial waivers. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the BLA for filing and, even if filed, that any approval will be granted on a timely basis, if at all.

Under the Prescription Drug User Fee Act, as amended (“PDUFA”), each BLA must be accompanied by a significant user fee. The FDA adjusts the PDUFA user fees on an annual basis. PDUFA also imposes an annual program fee for biological products. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the BLA. The FDA reviews the BLA to determine, among other things, whether the proposed product is safe, potent, and/or effective for its intended use, and has an acceptable purity profile, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, safety, strength, quality, potency and purity. The FDA may refer applications for novel biological products or biological products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation, and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the biological product approval process, the FDA also will determine whether a REMS, is necessary to assure the safe use of the biological product. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS. The FDA will not approve a BLA without a REMS, if required.

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Before approving a BLA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure that the clinical trials were conducted in compliance with IND trial requirements and GCP requirements. To assure cGMP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production, and quality control.

Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the BLA does not satisfy its regulatory criteria for approval and deny approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. If the agency decides not to approve the BLA in its present form, the FDA will issue a complete response letter that describes all of the specific deficiencies in the BLA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product.

Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescription, or dispensation in the form of a risk management plan, or otherwise limit the scope of any approval. In addition, the FDA may require post marketing clinical trials, sometimes referred to as Phase 4 clinical trials, designed to further assess a biological product’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized.

In addition, under the Pediatric Research Equity Act, a BLA or supplement to a BLA must contain data to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers.

Post-Approval Requirements

Any products for which we receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product’s approved uses, known as “off-label” use, limitations on industry-sponsored scientific and educational activities, and requirements for promotional activities involving the internet. Although physicians may prescribe legally available products for off-label uses, if the physicians deem to be appropriate in their professional medical judgment, manufacturers may not market or promote such off-label uses.

In addition, quality control and manufacturing procedures must continue to conform to applicable manufacturing requirements after approval to ensure the long-term stability of the product. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved products are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved BLA, including, among other things, recall or withdrawal of the product from the market. In addition, changes to the manufacturing process are strictly regulated, and depending on the significance of the change, may require prior FDA approval before being implemented. Other types of changes to the approved product, such as adding new indications and claims, are also subject to further FDA review and approval.

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Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our prospective vaccine candidate(s).

Other U.S. Healthcare Laws and Compliance Requirements

In the United States, our activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, the CMS, other divisions of the U.S. Department of Health and Human Services (“HHS”), for instance the Office of Inspector General, the U.S. Department of Justice, or (“DOJ”), and individual U.S. Attorney offices within the DOJ, and state and local governments. For example, sales, marketing and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the false claims laws, the physician payment transparency laws, the privacy and security provisions of HIPAA, as amended by the HITECH Act, and similar state laws, each as amended.

The AKS prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Our practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor, however, does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances.

Additionally, the intent standard under the Anti-Kickback Statute was amended by the ACA to a stricter standard, such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the AKS constitutes a false or fraudulent claim for purposes of the federal False Claims Act, or (“FCA”), as discussed below.

The civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

The federal FCA prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to, or approval by, the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. Recently, several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, and thus non-reimbursable, uses.

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HIPAA created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the AKS, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Also, many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

We may be subject to data privacy and security regulations by both the federal government and the states in which we conduct our business. HIPAA, as amended by the HITECH Act, imposes requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates, independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways, thus complicating compliance efforts.

Additionally, the federal PPSA under the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with certain exceptions, to report information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. Failure to submit timely, accurately, and completely the required information may result in civil monetary penalties of up to an aggregate of $150,000 per year and up to an aggregate of $1 million per year for “knowing failures”. Certain states also mandate implementation of compliance programs, impose restrictions on pharmaceutical manufacturer marketing practices and/or require the tracking and reporting of gifts, compensation and other remuneration to healthcare providers and entities.

In order to distribute products commercially, we must also comply with state laws that require the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

If our operations are found to be in violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

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U.S. Healthcare Reform

We anticipate that current and future U.S. legislative healthcare reforms may result in additional downward pressure on the price that we receive for any approved product, if covered, and could seriously harm our business. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our prospective vaccine candidate(s). In addition, it is possible that there will be further legislation or regulation that could harm our business, financial condition and results of operations.

Available information

Our website address is www.akersbio.com. We do not intend our website address to be an active link or to otherwise incorporate by reference the contents of the website into this Registration Statement on Form S-4. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Employees

We currently employ 4 full-time equivalent employees, contractors or consultants, all in general and administrative. None of our employees are represented by a labor union or are a party to a collective bargaining agreement. We believe that we have good relations with our employees.

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Akers Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion of Akers’ financial condition and results of operations in conjunction with “Selected historical consolidated financial information” and the financial statements and related notes, all included elsewhere in this joint proxy and consent solicitation statement/prospectus. As used in this section, the terms “we,” “our,” “us” and “the Company” refer collectively to Akers. This management’s discussion and analysis contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this joint proxy and consent solicitation statement/prospectus may not occur. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions identify certain of these forward-looking statements. These forward-looking statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control that may influence the accuracy of the statements and the projections upon which the statements are based.

Our actual results, performance and achievements could differ materially from those expressed or implied by the forward-looking statements.

Our financial statements are prepared in accordance with GAAP. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this joint proxy and consent solicitation statement/prospectus.

Overview

We were historically a developer of rapid health information technologies but since March 2020, have been primarily focused on the development of a vaccine candidate against SARS-CoV-2, a coronavirus currently causing a pandemic throughout the world. In response to the global pandemic, we are pursuing rapid development and manufacturing of our COVID-19 Vaccine Candidate, in collaboration with Premas.

Coronavirus and COVID-19 Pandemic

In December 2019, SARS-CoV-2 was reported to have surfaced in Wuhan, China, and on March 12, 2020, the WHO declared the global outbreak of COVID-19, the disease caused by SARS-CoV-2, to be a pandemic. In an effort to contain and mitigate the spread of COVID-19, many countries, including the United States, Canada, China, and India, have imposed unprecedented restrictions on travel, quarantines, and other public health safety measures. According to the WHO situation report, dated as of November 10, 2020, approximately 49.7 million cases were reported globally and 1.2 million of these were deadly, making the development of effective vaccines to prevent this disease a major global priority. Multiple vaccine candidates against SARS-CoV-2 are under development, and most recently, certain large, multinational pharmaceutical companies have been granted authorizations for emergency use by the FDA; however, widespread distribution of the vaccines remains limited, with the primary treatment being symptomatic and supportive therapies.

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Recent Developments

Akers Private Placement

Concurrently with the Merger Agreement, on November 11, 2020, Akers entered into the Private Placement SPA with certain institutional and accredited investors (the “SPA Purchasers”), pursuant to which Akers agreed to issue and sell to the SPA Purchasers (i) an aggregate of 9,765,933 shares of Akers common stock, at an offering price of $1.85 per share or, at the election of each investor, pre-funded warrants (“Pre-Funded Warrants”), and (ii) for each share of Akers common stock (or for each Pre-Funded Warrant, as applicable) purchased in the private placement, a common warrant (the “Investor Warrants” and, together with the Pre-Funded Warrants, the “Warrants”) to purchase one share of Akers common stock, for gross proceeds of approximately $18.1 million before the deduction of placement agent fees and expenses and estimated offering expenses. In addition, Akers also issued the Placement Agent a warrant to purchase up to 390,368 shares of Akers common stock at an exercise price of $1.85 (the “Placement Agent Warrant”). The Placement Agent Warrant will be exercisable at any time and from time to time, in whole or in part, for a term of five and a half years.

The Akers Private Placement closed on November 17, 2020, and Akers issued an aggregate of 8,725,393 shares of Akers common stock, Pre-Funded Warrants to purchase 1,040,540 shares of Akers common stock, and Investor Warrants to purchase 9,765,933 shares of Akers common stock.

In the Private Placement SPA, Akers agreed not to (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Akers common stock or any securities convertible into or exercisable or exchangeable for shares of Akers common stock at an effective price less than the exercise price of the Investor Warrants or (ii) file any registration statement or any amendment or supplement thereto, other than as contemplated under the Private Placement SPA, for a period of 90 days following the later of (x) the date the Registration Statement (as defined below) is declared effective by the SEC and (y) the record date for the Akers stockholder meeting called to approve the merger. In addition, Akers agreed not to effect or enter into an agreement to effect any issuance of Akers common stock or common stock equivalents involving a variable rate transaction (as defined in the Private Placement SPA) from the date of the Private Placement SPA until such time as no SPA Purchaser holds any of the Investor Warrants, subject to certain exceptions (including the issuance of any of Akers common stock pursuant to the Merger Agreement).

The Private Placement SPA provides that (i) within 10 days following the date that Akers first files a proxy statement with the SEC in connection with the merger (including by means of a registration statement on Form S-4), Akers shall file a registration statement (the “Registration Statement”) under the Securities Act for the resale of all of the shares of Akers common stock issued in the private placement and the shares of Akers common stock issuable upon exercise of the Warrants (the “Warrant Shares”) by the SPA Purchasers and (ii) Akers shall use commercially reasonable efforts to cause such Registration Statement to be declared effective within 60 days of the filing thereof (or 90 days in the event of a full review); provided, however, that Akers shall not be required to register any shares of Akers common stock issued in the private placement or Warrant Shares that are eligible for resale pursuant to Rule 144 under the Securities Act (assuming cashless exercise of the Warrants).

We paid approximately $1.8 million of the proceeds from the Akers Private Placement to the former members of Cystron pursuant to the MIPA. In addition, we paid a cash fee of $501,500 and issued warrants to purchase an aggregate of 255,135 shares of common stock to the designees of H.C. Wainwright & Co., LLC (“HCW”), pursuant to a side letter by and between Akers and HCW, dated November 23, 2020, regarding certain tail fees provided in two engagement letters (one dated October 18, 2019 and the other dated April 7, 2020) entered into in connection with prior offerings by and between Akers and HCW. Such warrants issued were in the same form as the Investor Warrants except that the HCW Warrants have an exercise price of $2.3125 per share.

The Investor Warrants

Each Investor Warrant issued in the Private Placement has an initial exercise price equal to $2.06 per share of common stock. The Investor Warrants are immediately exercisable and will terminate five and a half years following issuance. The exercise price and number of shares of Akers common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting Akers common stock and the exercise price.

If, at any time following the six-month anniversary of November 17, 2020, there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the shares underlying the Investor Warrants (the “Investor Warrant Shares”) to the Holder, then the Investor Warrants may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the holder shall be entitled to receive a number of Investor Warrant Shares according to a formula set forth in the Investor Warrants.

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A holder (together with its affiliates) may not exercise any portion of the Investor Warrant to the extent that the holder would own more than 4.99% (or, at the election of a holder prior to the date of issuance, 9.99%) of the outstanding Akers common stock immediately after exercise; provided, however, that upon notice to Akers, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to Akers.

In the event of a fundamental transaction, as described in the Investor Warrants and generally including any reorganization, recapitalization or reclassification of Akers common stock, the sale, transfer or other disposition of all or substantially all of Akers’ properties or assets, Akers’ consolidation or merger with or into another person, the acquisition of more than 50% of Akers outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by Akers’ outstanding common stock, the holders of the Investor Warrants will be entitled to receive upon exercise of such warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Investor Warrants immediately prior to such fundamental transaction. The merger shall not be deemed a fundamental transaction as defined in the Investor Warrants.

The Pre-Funded Warrants

At the request of an investor, in lieu of Akers common stock, certain investors received Pre-Funded Warrants. The Pre-Funded Warrants are exercisable at any time immediately upon issuance and until such warrant is exercised in full. The exercise price of the Pre-Funded Warrants is $0.01 per share of Akers common stock, and, in lieu of making the cash payment otherwise contemplated to be made to Akers upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Akers common stock determined according to a formula set forth in the Pre-Funded Warrants.

A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrants to the extent that the holder would own more than 4.99% (or, at the election of a holder prior to the date of issuance, 9.99%) of the outstanding Akers common stock immediately after exercise; provided, however, that upon notice to Akers, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to Akers.

Lock-Up and Support Agreement

On November 11, 2020, Akers entered into a Lock-Up and Support Agreement (the “Support Agreement”) with substantially all of the SPA Purchasers, pursuant to which, from the date of the Support Agreement until May 31, 2021, such SPA Purchasers agreed to vote their respective shares of Akers common stock in favor of each matter proposed and recommended for approval by the Akers Board of Directors or management at every shareholders’ meeting. Pursuant to the Support Agreement, such SPA Purchasers also agreed to, until the earlier of (a) the termination of the Merger Agreement or (b) the date that the SPA Purchasers vote their respective shares of Akers common stock in support of the merger and all matters related to the merger, will not, directly or indirectly, without Akers’ prior written consent, transfer, assign or dispose of the their rights to vote the shares of Akers commons stock issued in the private placement or otherwise take any act that could restrict or otherwise affect their legal power, authority or right to vote all of their shares of Akers common stock issued in the private placement in the manner required by the Support Agreement.

Katalyst Securities LLC Engagement Letter

On October 31, 2020, Akers entered into an engagement letter with Katalyst Securities LLC (the “Placement Agent” or “Katalyst”), pursuant to which the Placement Agent agreed to serve as the non-exclusive placement agent for Akers, on a reasonable best efforts basis, in connection with the Akers Private Placement. Akers has agreed to pay the Placement Agent an aggregate cash fee equal to 6.5% of the gross proceeds received in the Akers Private Placement and reimburse the Placement Agent’s expenses in the Akers Private Placement up to $25,000. In addition, Akers agreed to grant to Katalyst the Placement Agent Warrant, which was issued upon closing of the Akers Private Placement. The Placement Agent Warrant is exercisable at any time and from time to time, in whole or in part, following the date of issuance and for a term of five and a half years.

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Results of Operations

Summary of Statements of Operations for the Fiscal Years Ended December 31, 2019 and 2018

Revenue

The Company’s revenue for the year ended December 31, 2019 totaled $1,577,033, a 5% decrease from the same period in 2018. The table below summarizes our revenue by product line for the years ended December 31, 2019 and 2018, as well as the percentage of change year-over-year:

	For the Years Ended December 31,
Product Lines	2019	2018	Percent Change

Particle ImmunoFiltration Assay (“PIFA”)	$1,327,752	$1,422,361	(7)%
MicroParticle Catalyzed Biosensor (“MPC”)	126,150	123,941	2%
Rapid Enzymatic Assay (“REA”)	85,000	68,750	24%
Other	38,131	50,518	(25)%
Total Revenue	$1,577,033	$1,665,570	(5)%

Revenue from the Company’s PIFA products decreased 7% to $1,327,752 (2018: $1,422,361) during the year ended December 31, 2019, as compared to the same period of 2018. The decrease was attributable to both a decline in shipments of the PIFA products as well as increase in customer rebates.

The Company’s largest U.S. distribution partners are Cardinal Health and Thermo Fisher Scientific. Domestic net sales for the year ended December 31, 2019 for these two distributors accounted for $1,249,913 of the total PIFA related product revenue as compared to $1,104,533 for the same period of 2018.

The Company’s MPC product sales increased by 2% to $126,150 (2018: $123,941) during the year ended December 31, 2019.

The Company’s REA products generated $85,000 (2018: $68,750) during the year ended December 31, 2019, principally on account of a large order by a customer during the 2019 period.

Other revenue, consisting primarily of shipping and handling charges, decreased to $38,131 (2018: $50,518) during the year ended December 31, 2019 due to a decline in orders shipped.

Gross Margin

The Company’s gross profit percentage improved to 30% (2018: 8%), and the gross margin improved to $478,747 (2018: $127,285) for the year ended December 31, 2019, principally due to our focus on a more narrowed and higher margin product lineup. Furthermore, improvements in gross margin were attributable to cost reductions, including reduced headcount.

Cost of sales for the year ended December 31, 2019 decreased to $1,098,286 (2018: $1,538,285) primarily as a result of decreases in manufacturing personnel costs ($286,187 (2018: $471,563)), inventory obsolescence ($336,349 (2018: $453,761)) and shipping expenses ($46,534 (2018: 93,558)).

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Administrative Expenses

Administrative expenses for the year ended December 31, 2019, totaled $3,728,514 which was a 34% decrease as compared to $5,666,018 for the year ended December 31, 2018.

The table below summarizes our administrative expenses for the years ended December 31, 2019 and 2018 as well as the percentage of change year-over-year:

	For the Years Ended December 31,
Description	2019	2018	Percent Change
Personnel Costs	$722,111	$998,605	(28)%
Professional Service Costs	911,063	2,455,933	(63)%
Stock Market & Investor Relations Costs	415,637	681,545	(39)%
Other Administrative Costs	1,679,703	1,529,935	10%
Total Administrative Expense	$3,728,514	$5,666,018	(34)%

Personnel expenses decreased by 28% for the year ended December 31, 2019 as compared to the same period of 2018 on account of a reduction bonus expense, benefits, payroll service fees and auto allowances during 2019, as compared to December 31, 2018.

Professional service costs decreased 63% for the year ended December 31, 2019 as compared to the same period of 2018, principally on account of reduced legal fees ($699,118 (2018: $1,551,798)) and accounting and audit expenses ($51,381 (2018: $657,045)). The higher costs in 2018 were principally attributable to the investigation and restatement of the financial statements, and certain litigation defense costs.

Stock market and investor fees decreased 39% for the year ended December 31, 2019. The decrease in these fees was principally associated with the costs savings generated by the withdrawal from the London Stock Exchange.

Other administrative expenses increased by 10%, principally attributable to increased Director’s fees and expenses ($706,964 (2018: $409,910)), including the amortization of RSU awards, of ($362,005 (2018: $0)).

Sales and Marketing Expenses

Sales and marketing expenses for the year ended December 31, 2019 totaled $238,036 which was an 87% decrease compared to $1,782,315 for the year ended December 31, 2018.

The table below summarizes our sales and marketing expenses for the years ended December 31 and 2018 as well as the percentage of change year-over-year:

	For the Years Ended December 31,
Description	2019	2018	Percent Change
Personnel Costs	$65,718	$1,001,781	(93)%
Professional Service Costs	71,401	258,484	(72)%
Royalties and Outside Commission Costs	71,943	296,154	(76)%
Other Sales and Marketing Costs	28,974	225,896	(87)%
Total Sales and Marketing Expenses	$238,036	$1,782,315	(87)%

During the first quarter of 2019, as part of our cost savings measures, we eliminated the personnel within the sales and marketing departments, including employees, consultants and third-party related representatives.

Personnel expenses decreased by 93% for the year ended December 31, 2019 as compared to the same period of 2018 on account of the reduction in the sales and marketing headcount to zero as of December 31, 2019, as compared to four as of December 31, 2018.

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Professional service costs decreased by 72% for year ended December 31, 2019, as compared to the same period of 2018 primarily on account of reductions in marketing and sales related consultants.

Royalties and outside commission costs decreased by 76%, principally on account of ISR costs incurred for approximately two months in 2019 as compared to twelve months in the 2018 period. An evaluation of the ISR program determined it to be ineffective and, as a result, all ISR’s agreements were terminated effective February 19, 2019.

Other sales and marketing costs declined to $28,974 (2018: $225,896) principally due to the reductions in travel and entertainment for the sales and marketing personnel.

Compliance, Research and Development Expenses

Compliance, research and development expenses for the year ended December 31, 2019 totaled $276,788, which was a 74% decrease as compared to $1,063,253 for the year ended December 31, 2018.

The table below summarizes our compliance, research and development expenses for the years ended December 31, 2019 and 2018 as well as the percentage of change year-over-year:

	For the Years Ended December 31,
Description	2019	2018	Percent Change
Personnel Costs	$244,255	$670,117	(64)%
Clinical Trial Costs	-	1,845	(100)%
Professional Service Costs	20,666	207,366	(90)%
Other Compliance, Research and Development Costs	11,867	183,925	(94)%
Total Compliance, Research and Development Expenses	$276,788	$1,063,253	(74)%

Personnel expenses decreased by 64% for the year ended December 31, 2019 as compared to the same period of 2018 due to a reduction in the headcount to three as of December 31, 2019, as compared to four as of December 31, 2018. These staff reductions eliminated the research & development functions, with the remaining personnel maintaining regulatory and quality assurance (compliance) functions.

Professional service costs, principally third-party engineering costs, declined by 90% for the year ended December 31, 2019, as compared to the same period of 2018, principally on account of the elimination of research & development activities.

Other compliance, research and development costs declined by 94%, for the year ended December 31, 2019, as compared to the same period of 2018, principally on account of reduction in research and development activities, as discussed above.

Litigation Settlement Expense

Litigation settlement expenses for the year ended December 31, 2019, were $141,478 as compared to $1,505,000 for the year ended December 31, 2018.

Litigation settlement expenses for the year ended December 31, 2018 principally consisted of the settlement of the Pulse Litigation which resulted in a one-time charge of $930,000 and $500,000 in connection with the class action and derivative lawsuits.

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Amortization of Non-Current Assets

Amortization of non-current assets for the year ended December 31, 2019 totaled $40,008, which was a 77% decrease as compared to $171,108 for the year ended December 31, 2018. The 2019 amount was less on account of impairment of intellectual property recorded in 2018, principally connected with the settlement of the Pulse Litigation.

Other Income and Expense

Other income, net of expense, for the year ended December 31, 2019 totaled $57,828 as compared to other expenses, net of income of $788,625 for the year ended December 31, 2018.

The table below summarizes our other income and expenses for the years ended December 31, 2019 and 2018 as well as the percentage of change year-over-year:

	For the Years Ended December 31,
Description	2019	2018	Percent Change
Impairment of Intangible Assets	$32,980	$716,148	95%
Impairment of Other Assets	-	64,092	100%
Loss on Disposal of Property and Equipment	9,576	156,493	94%
Foreign Currency Transaction (Gain)/Loss	5,051	6,726	25%
Other Income	-	(4,172)	100%
(Gain)/Loss on Investments	(3,952)	15,178	126%
Interest and Dividend Income	(101,483)	(165,840)	(39)%
Total Other (Income)/Expense	$(57,828)	$788,625	107%

Impairment of intangible assets, for the year ended December 31, 2019 totaled $32,980 as compared to $716,418 for the year ended December 31, 2018. The 2018 amount included the impairment of intellectual property principally as a result of the settlement of the Pulse Litigation.

Loss on disposal of property and equipment, for the year ended December 31, 2019 totaled $9,576 as compared to $156,493 for the year ended December 31, 2018. The 2018 amount included the write-off of computer equipment, computer software and production molds no longer in use by the Company.

Income Taxes

As of December 31, 2019, and 2018, the Company had Federal net operating loss carry forwards of approximately $79,678,000 and $80,500,000, respectively, expiring through the year ending December 31, 2039. As of December 31, 2019, and 2018, the Company had New Jersey state net operating loss carry forwards of approximately $28,855,000 and $29,700,000, respectively, expiring the year ending December 31, 2025.

Liquidity and Capital Resources

As of December 31, 2019, the Company’s cash on hand was $632,538 (which included restricted cash of $115,094 and its marketable securities were $9,164,273. The Company has incurred net losses of $3,888,249 and $10,849,034 for the years ended December 31, 2019 and 2018, respectfully. As of December 31, 2019, the Company had working capital of $8,781,049 and a stockholder’s deficit of $119,583,130. During the year ended December 31, 2019, cash flows used in operating activities were $3,074,283, consisting primarily of a net loss of $3,888,249, which includes non-cash stock-based compensation charges of $400,174. Since inception, the Company has met its liquidity requirements principally through the sale of its common stock in public and private placements.

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On December 9, 2019, the Company raised proceeds of $6,965,635 net of offering costs of $994,227 in connection with a registered offering of its common stock.

However, our current cash resources will not be sufficient to fund the development of our COVID-19 Vaccine candidate through all of the required clinical trials to receive regulatory approval and commercialization. While we do not currently have an estimate of all of the costs that we will incur in the development of the COVID-19 Vaccine, we anticipate we will need to raise significant additional funds in order to continue the development of the our COVID-19 Vaccine candidate during the next 12-months. In addition, we could also have increased capital needs if we were to engage in a strategic transaction in the cannabinoid space.

The Company believes that its current financial resources as of the date of the issuance of these consolidated financial statements, are sufficient to fund its current twelve month operating budget, alleviating any substantial doubt raised by our historical operating results and satisfying our estimated liquidity needs for twelve months from the issuance of these consolidated financial statements.

Capital expenditures for the year ended December 31, 2019 were $0 (2018: $68,214).

Operating Activities

Our net cash consumed by operating activities totaled $3,074,283 during the year ended December 31, 2019. Cash was consumed by the loss of $3,888,249 reduced by non-cash adjustments principally consisting of $3,353 for accrued interest on marketable securities, $74,064 for depreciation and amortization of non-current assets, $32,980 for impairment of intangible assets, $9,576 for the loss on the disposal of fixed assets, $371,997 for charge for obsolescence, $105,325 for the allowance of doubtful accounts and other receivables and $400,174 for share based compensation. For the year ended December 31, 2019, within changes of assets and liabilities, cash provided consisted of a decrease in trade receivables of $128,120, a decrease in deposits and other receivables of $9,347, a decrease in inventories of $14,285, a decrease in prepaid expenses of $103,152 and a decrease in other assets of $9,280, off-set by a decrease in trade and other payables of $443,735.

Our net cash consumed by operating activities totaled $8,502,192 during the year ended December 31, 2018. Cash was consumed by the loss of $10,849,034 reduced by non-cash adjustments principally consisting of impairment of intangible assets of $716,148, reserve for obsolete inventory of $279,029, $234,486 for depreciation and amortization of non-current assets, $156,835 for the allowance of doubtful accounts, $50,647 for share based compensation less $11,011 for accrued interest and dividends on marketable securities. For the year ended December 31, 2019, within changes of assets and liabilities, cash provided consisted of a decrease in trade receivables of $631,510, a decrease in inventories of $83,316, an increase in trade and other payables of $188,462, off-set by an increase in prepaid expenses of $225,586.

Investing Activities

The Company’s net cash provided by investing totaled $3,940,627, as compared to $359,685 during the years ended December 31, 2019 and 2018, respectively. Net cash provided by investing activities for the year ended December 31, 2019 consisted of proceeds from the sale of marketable securities of $2,857,960 and the sale of equipment of $6,250 offset by $6,704,837 consumed by the purchase of marketable securities and $100,000 for the issuance of a short-term note receivable. During the year ended December 31, 2018, investing activities consisted of proceeds from the sale of marketable securities of $6,313,330 offset by $6,604,801 consumed by the purchase of marketable securities and $68,214 for capital expenditures.

Financing Activities

The Company’s net cash provided by financing activities in 2019 was $6,965,693 (2018: $9,105,200). Net cash provided during the 2019 period consisted of $2,147,778 of net proceeds from the issuance of common shares, $4,817,857 of net proceeds for the issuance of prepaid equity forward contracts for the purchase of common shares and $58 of net proceeds for the exercise of prepaid equity forward contracts for common shares Net cash provided during the 2018 period consisted of $1,950,000 of net proceeds for the issuance of common shares and $7,155,200 for the exercise of warrants for common shares.

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Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP) requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements. The most significant accounting estimates inherent in the preparation of our financial statements include estimates associated with revenue recognition, impairment analysis of intangibles and stock-based compensation.

Our financial position, results of operations and cash flows are impacted by the accounting policies we have adopted. In order to get a full understanding of our financial statements, one must have a clear understanding of the accounting policies employed. A summary of our critical accounting policies is presented within the footnotes in the consolidated financial statements presented with in the Annual Report.

Quantitative and Qualitative Disclosure About Market Risk

Not required.

Off-Balance Sheet Arrangements

We have no significant known off balance sheet arrangements.

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Summary of Statements of Operations for the Three Months Ended September 30, 2020 and 2019

On July 7, 2020, after the completion of a review of our medical device business by our board, we immediately ceased the production and sale of our rapid, point-of-care screening and testing products and determined to devote our attention and resources to our partnership with Premas for the development of a COVID-19 Vaccine Candidate. The board’s evaluation included an assessment of our product lineup and features, our market presence and the profit potential of our medical device products along with their fit within the market as analog devices within a principally digital product marketplace. Additionally, we had been experiencing declining sales revenue and significant production delays resulting in shipment backlogs for these products. We will continue to provide support for our medical devices that remain in the marketplace through their respective expiration dates.

Revenue

We had no revenue from continuing operations during the three months ended September 30, 2020 and September 30, 2019.

Research and Development Expenses

Research and development expenses for the three months ended September 30, 2020 totaled $1,741,269, which was a 100% increase as compared to $0 for the three months ended September 30, 2019, as we are currently focused on the development of the COVID-19 Vaccine Candidate.

The table below summarizes our research and development expenses for the three months ended September 30, 2020 and 2019 as well as the percentage of change year-over-year:

	For the Three Months Ended September 30,
Description	2020	2019	Percent Change

Professional Service Costs	$56,479	$-	100%
Vaccine License and Development Costs	1,684,790	-	100%
Total Research and Development Expenses	$1,741,269	$-	100%

Professional services costs are associated with the Cystron Medical Advisory Board established by the Board on April 10, 2020 and fees associated with the evaluation of the milestone achievements under the License Agreement.

Pursuant to the terms of the MIPA, upon the closing of our registered direct equity offering on August 13, 2020, we paid the Cystron Sellers $684,790. Pursuant to the License Agreement, during the three months ended September 30, 2020, we incurred development costs of $1,000,000 upon Premas having achieved certain development milestones.

Administrative Expenses

Administrative expenses for the three months ended September 30, 2020, totaled $1,223,354, which was a 45% increase as compared to $843,144 for the three months ended September 30, 2019.

The table below summarizes our administrative expenses for the three months ended September 30, 2020 and 2019 as well as the percentage of change year-over-year:

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	For the Three Months Ended September 30,
Description	2020	2019	Percent Change

Personnel Costs	$245,077	$159,932	53%
Professional Service Costs	501,900	176,570	184%
Stock Market & Investor Relations Costs	92,589	5,906	1,468%
Other Administrative Costs	383,788	500,736	-23%
Total Administrative Expense	$1,223,354	$843,144	45%

Personnel costs increased 53% for the three months ended September 30, 2020 as compared to the same period of 2019 due to the addition of an executive staff member.

Professional service costs increased 184% for the three months ended September 30, 2020 as compared to the same period of 2019, principally due to increased accounting & audit, general consulting and legal fees.

Stock market and investor relations costs increased 1,468% for the three months ended September 30, 2020. The increase in these costs was principally associated with our annual shareholders meeting.

Other administrative costs decreased by 23%, primarily due to a decrease in bad debt expense.

Sales and Marketing Expenses

Sales and marketing expenses for the three months ended September 30, 2020 totaled $6,250 which was a 1% decrease compared to $6,163 for the three months ended September 30, 2019.

Other Income and Expense

Other income, net of expenses, for the three months ended September 30, 2020, totaled $54,833. Other income, net of expense, for the three months ended September 30, 2019 totaled $28,463.

The table below summarizes our other income and expenses for the three months ended September 30, 2020 and 2019, as well as the percentage of change year-over-year:

	For the Three Months Ended September 30,
Description	2020	2019	Percent Change

Currency Translation Gains	$0	$(32)	-100%
Realized Gains on Investments	0	(6,416)	-100%
Equity Investments Gains	(31,465)	0	100%
Interest and Dividend Income	(23,368)	(22,015)	6%
Total Other Income, Net of Expenses	$(54,833)	$(28,463)	93%

Realized gains on investments decreased by 100% for the three months ended September 30, 2020 as compared to the same period in 2019. The decrease is principally due to the impact of the COVID-19 pandemic on the financial markets.

Equity investment gains increased by 100% for the three months ended September 30, 2020 as compared to the same period in 2019. The increase was due to an increase in the fair market value of the equity investments.

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Interest and dividend income increased to $23,368 for the three months ended September 30, 2020 compared to $22,015 for the three months ended September 30, 2019. The increase was principally due to the increase in funds available for investment.

Summary of Statements of Operations for the Nine Months ended September 30, 2020 and 2019

Revenue

We had no revenue from continuing operations during the nine months ended September 30, 2020 and September 30, 2019.

Research and Development Expenses

Research and development expenses for the nine months ended September 30, 2020 totaled $6,140,487 which was a 100% increase as compared to $0 for the nine months ended September 30, 2019.

The table below summarizes our research and development expenses for the nine months ended September 30, 2020 and 2019 as well as the percentage of change year-over-year:

	For the Nine Months Ended September 30,
Description	2020	2019	Percent Change

Professional Service Costs	$80,139	$-	100%
Vaccine License and Development Costs	6,060,348	-	100%
Total Research and Development Expenses	$6,140,487	$-	100%

Professional services costs are associated with the Cystron Medical Advisory Board established by the Board on April 10, 2020, fees associated with the evaluation of the milestone achievements under the License Agreement and general consulting services.

On March 24, 2020 we paid $1,000,000 to the Cystron Sellers and delivered 411,403 shares of common stock and 211,353 shares of Series D Convertible Preferred Stock, with an aggregate fair market value of $1,233,057, which in the aggregate was $2,233,057, which was recorded as a charge to vaccine license and development costs. Pursuant to the terms of the MIPA, upon the closing of our registered direct equity offerings on April 8, 2020, May 18, 2020 and August 13, 2020, we incurred obligations to pay the Cystron Sellers $250,000, $892,500 and $684,791 respectively. Pursuant to the License Agreement, during the nine months ended September 30, 2020, we incurred development costs of $2,000,000 upon Premas having achieved certain development milestones.

Administrative Expenses

Administrative expenses for the nine months ended September 30, 2020, totaled $2,983,443, which was a 11% increase as compared to $2,687,681 for the nine months ended September 30, 2019.

The table below summarizes our administrative expenses for the nine months ended September 30, 2020 and 2019 as well as the percentage of change year-over-year:

	For the Nine Months Ended September 30,
Description	2020	2019	Percent Change

Personnel Costs	$782,660	$509,537	54%
Professional Service Costs	1,047,956	680,824	54%
Stock Market & Investor Relations Costs	178,289	283,867	-37%
Other Administrative Costs	974,538	1,213,453	-20%
Total Administrative Expense	$2,983,443	$2,687,681	11%

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Personnel costs increased 54% for the nine months ended September 30, 2020 as compared to the same period of 2019 due to the addition of an executive staff member.

Professional service costs increased 54% for the nine months ended September 30, 2020 as compared to the same period of 2019, principally due to increased accounting & audit, general consulting and legal fees.

Stock market and investor costs decreased 37% for the nine months ended September 30, 2020. The decrease in these costs was principally associated with our having delisted from the London Stock Exchange during the first half of 2019, and thereafter avoiding the costs associated with a presence on the London Stock Exchange.

Other administrative costs decreased by 20%, principally attributable to decreased bad debts expense, stock-based compensation and the elimination of the facility management department and were offset by increases in business insurance expenses.

Sales and Marketing Expenses

Sales and marketing expenses for the nine months ended September 30, 2020 totaled $16,667 which was an 11% decrease compared to $18,750 for the nine months ended September 30, 2019.

Sales and marketing expenses are made up of the hosting and maintenance expenses for our website.

Litigation Settlement Expenses

Litigation settlement expenses from continuing operations for the nine months ended September 30, 2020 decreased 100% as compared to $75,000 for the nine months ended September 30, 2019. Litigation expenses incurred from discontinued operations for the nine months ended September 30, 2020 were $4,031,131. For additional information, please see Note 6 to Akers’ unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 2020, beginning on page F-47 of this joint proxy and consent solicitation statement/prospectus.

Other Income and Expense

Other income, net of expenses, for the nine months ended September 30, 2020, totaled $93,960. Other income, net of expense, for the nine months ended September 30, 2019 totaled $78,326.

The table below summarizes our other income and expenses for the nine months ended September 30, 2020 and 2019, as well as the percentage of change year-over-year:

	For the Nine Months Ended September 30,
Description	2020	2019	Percent Change

Currency Translation (Gains)/Losses	$(93)	$4,846	102%
Realized Losses/(Gains) on Investments	36,714	(2,155)	-1,804%
Equity Investments Gains	(31,465)	0	100%
Interest and Dividend Income	(99,116)	(81,017)	22%
Total Other Income, Net of Expenses	$(93,960)	$(78,326)	20%

Realized losses/gains on investments decreased by 1,804% for the nine months ended September 30, 2020 as compared to the same period in 2019. The decrease was principally due to the impact of the COVID-19 pandemic on the financial markets.

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Equity investment gains increased by 100% for the nine months ended September 30, 2020 as compared to the same period in 2019. The increase was due to an increase in the fair market value of the equity investments.

Interest and dividend income increased to $99,116 for the nine months ended September 30, 2020 compared to $81,017 for the nine months ended September 30, 2019. The increase was principally due to the increase in funds available for investment.

Liquidity and Capital Resources

As of September 30, 2020, our cash on hand was $16,304,745 (which included restricted cash of $115,094), and marketable securities were $6,929,356. We incurred net losses of $14,293,864 for the nine months ended September 30, 2020. As of September 30, 2020, we had working capital of $21,009,868 and stockholder’s equity of $21,169,169. During the nine months ended September 30, 2020, cash flows used in operating activities were $8,842,867, consisting primarily of a net loss of $14,293,864, which includes, principally, research and development expenses in connection with the purchase of a license and milestone license fees of $6,060,348. Since inception, we have met our liquidity requirements principally through the sale of our common stock in public offerings and private placements.

On April 8, 2020, pursuant to a securities purchase agreement with certain institutional and accredited investors, we issued and sold in a registered direct offering (the “April Offering”) an aggregate of 766,667 shares of common stock at an offering price of $6.00 per share, for gross and net proceeds of $4,600,002 and $4,086,207, respectively. Pursuant to the terms of the Original MIPA, we paid $250,000 of the net proceeds from the April Offering to pay the Cystron Sellers.

During the period of April 6, 2020 through April 16, 2020, warrants to purchase an aggregate of 1,043,500 shares of Series C Convertible Preferred Stock were exercised at an exercise price of $4.00 per share, yielding proceeds of $4,174,000.

On May 18, 2020, pursuant to a securities purchase agreement with certain institutional and accredited investors, we issued and sold in a registered direct offering (the “May Offering”) an aggregate of 1,366,856 shares of our common stock at an offering price of $3.53 per share, for gross and net proceeds of $4,825,002 and $4,320,720, respectively. Pursuant to the terms of the MIPA, we incurred an obligation to pay the Cystron Sellers $892,500 by September 24, 2020 in connection with the May Offering.

During the period July 21, 2020 through August 11, 2020, warrants to purchase an aggregate of 891,500 shares of Series C Convertible Preferred Stock were exercised at an exercise price of $4.00 per share, yielding proceeds of $3,566,000.

On August 13, 2020, pursuant to a securities purchase agreement with certain institutional and accredited investors, we issued and sold in a registered direct offering (the “August Offering”) an aggregate of 1,207,744 shares of our common stock at an offering price of $5.67 per share, for gross and net proceeds of $6,847,908 and $6,158,034, respectively. Pursuant to the terms of the MIPA, we incurred an obligation to pay the Cystron Sellers $684,790 by September 24, 2020 in connection with the August Offering.

On September 25, 2020, we disbursed $1,959,697 to the Cystron Sellers of our obligations under the MIPA for the May Offering ($892,500) and August Offering ($684,790). The payment also included Premas’ portion of the initial payment ($299,074) and the April Offering ($83,333) which had previously been returned temporarily to the Company for Premas to meet certain regulatory requirements in India.

On November 11, 2020, we entered into the Private Placement SPA, pursuant to which we agreed to issue and sell to the SPA Purchasers up to an aggregate of 9,765,933 shares of Akers common stock at an offering price of $1.85 per share (or, at the election of each investor, Pre-Funded Warrants) and the Investor Warrants to purchase an aggregate of up to 9,765,933 shares of Akers common stock at an exercise price of $2.06 per share, for gross proceeds of approximately $18.1 million before the deduction of placement agent fees and expenses and estimated offering expenses. In connection with the Akers Private Placement, we agreed to pay the Placement Agent an aggregate cash fee equal to 6.5% of the gross proceeds received in the Akers Private Placement and reimburse the Placement Agent’s expenses in the Akers Private Placement up to $25,000. In addition, we agreed to grant to Katalyst the Placement Agent Warrants to purchase up to 390,368 shares of our common stock at an exercise price of $1.85. The Akers Private Placement closed on November 17, 2020, and Akers issued an aggregate of 8,725,393 shares of Akers common stock, Pre-Funded Warrants to purchase 1,040,540 shares of Akers common stock, and Investor Warrants to purchase 9,765,933 shares of Akers common stock. We paid approximately $1.8 million of the proceeds from the Akers Private Placement to the Cystron Sellers pursuant to the MIPA.

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In connection with the execution of the Merger Agreement, we agreed to advance a bridge loan to MYMD in an amount of up to $3,000,000 pursuant to the Bridge Loan Note. The Bridge Loan Advances will be made in accordance with MYMD’s cash needs pursuant to a pre-agreed operating budget for MYMD.

As of September 30, 2020, our cash resources were not sufficient to fund the development of our COVID-19 Vaccine Candidate through all of the required clinical trials to receive regulatory approval and commercialization. While we do not currently have an estimate of all of the costs that we will incur in the development of the COVID-19 Vaccine Candidate, we anticipate that we will need to raise significant additional funds in order to continue the development of our COVID-19 Vaccine Candidate during the next twelve months. In addition, we could also have increased capital needs in connection with the merger. Our ability to obtain additional capital may depend on prevailing economic conditions and financial, business and other factors beyond our control. The COVID-19 pandemic has caused an unstable economic environment globally, and the ultimate impact of the COVID-19 pandemic on our operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence. These include, but are not limited to, the duration of the COVID-19 pandemic, new information which may emerge concerning the severity of the COVID-19 pandemic, the resurgence of COVID-19 cases, and any additional preventative and protective actions that regulators, or our board or management, may determine are needed. Disruptions in the global financial markets may adversely impact the availability and cost of credit, as well as our ability to raise money in the capital markets. Current economic conditions have been and continue to be volatile. Continued instability in these market conditions may limit our ability to access the capital necessary to fund and grow our business.

As of September 30, 2020, we believed that our financial resources were sufficient to fund our then-current twelve-month operating budget, and satisfy our estimated liquidity needs for twelve months from the issuance of the September 30, 2020 condensed consolidated financial statements.

Operating Activities

Our net cash used by operating activities totaled $8,842,867 during the nine months ended September 30, 2020. Net cash used consisted principally of the net loss of $14,293,864, offset by a non-cash adjustment principally consisting of the fair value of shares issued for the purchase of a license for $1,233,057 and for the amended settlement with ChubeWorkx Guernsey Limited of $2,510,000 and an increase in trade and other payables of $961,134.

Our net cash consumed by operating activities totaled $2,572,578 during the nine months ended September 30, 2019. Cash was consumed by the loss of $3,092,444 reduced by non-cash adjustments principally consisting of $100,000 for the allowance of doubtful accounts and other receivables and $267,720 for share based compensation. For the nine months ended September 30, 2019, within changes of assets and liabilities, cash consumed consisted of a decrease in trade and other payables of $475,687.

Investing Activities

Our net cash provided by investing totaled $2,210,033, as compared to $2,369,211 during the nine months ended September 30, 2020 and 2019, respectively. Net cash provided by investing activities for the nine months ended September 30, 2020 consisted of proceeds from the sale of marketable securities of $2,310,898, offset by $100,865 for the purchase of marketable securities. During the nine months ended September 30, 2019, investing activities consisted of proceeds from the sale of marketable securities of $2,556,516, offset by $87,305 for the purchase of marketable securities and $100,000 for the issuance of a short-term note receivable.

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Financing Activities

Our net cash provided by financing activities during the nine months ended September 30, 2020 was $22,305,041, as compared to $0 during the nine months ended September 30, 2019. Net cash provided during the nine months ended September 30, 2020 reflected the net proceeds from the April Offering, May Offering and August Offering of $14,564,961, the net proceeds from the exercise of Series C Convertible Preferred Warrants of $7,740,000, and the net proceeds from exercise of pre-funded equity forward contracts for the purchase of common stock of $80.

Critical Accounting Policies

See accounting policies in Note 2 of Akers’ audited financial statements as of and for the years ended December 31, 2019 and 2018 and related notes and unaudited financial statements as of and for the nine months ended September 30, 2020 beginning on page F-1 of this joint consent and solicitation statement/prospectus.

Off-Balance Sheet Arrangements

We have no significant known off balance sheet arrangements.

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INFORMATION ABOUT MYMD

Overview

MYMD is a clinical stage pharmaceutical company committed to extending healthy life span. MYMD is focused on developing and commercializing two therapeutic platforms based on well-defined therapeutic targets, MyMD-1 and SUPERA-1R:

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MyMD-1 is a clinical stage small molecule that regulates the immunometabolic system to treat autoimmune disease, including (but not limited to) diabetes, rheumatoid arthritis, MS, and inflammatory bowel disease. MyMD-1 is being developed to treat age-related illnesses such as frailty and sarcopenia. MyMD-1 works by regulating the release of numerous pro-inflammatory cytokines, such as TNF-α, interleukin 6 (“IL-6”) and interleukin 17 (“IL-17”)

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Supera-1R is a synthetic derivative of CBD being developed to treat various conditions, including, but not limited to, seizures, pain and anxiety/depression, through its effects on the CB2 receptor, opioid receptor and monoamine oxidase enzyme (“MAO”).

The rights to Supera-1R are currently owned by Supera and will be acquired by MYMD pursuant to the Supera Purchase immediately prior to the closing of the merger.

MYMD Background and Corporate History

MYMD was organized under the laws of the State of Florida in November 2014 for the purpose of developing and commercializing certain technology and patent rights relating to MyMD-1 that were developed and/or held by the company’s founder, Jonnie R. Williams Sr. The company’s sole initial stockholder was The Starwood Trust, a trust for which Mr. Williams is settlor/grantor. During the period from November 2014 through November 2016, MYMD was primarily focused on drug discovery and establishing its patent position through SRQ Patent Holdings, an entity affiliated with Mr. Williams. In November 2016, SRQ Patent Holdings assigned to MYMD all of the patent rights and other intellectual property relating to MyMD-1 pursuant to an agreement under which MYMD granted to SRQ Patent Holdings a royalty based on product sales and other revenue arising from the assigned intellectual property (as further described below).

During the period 2016 through October of 2020, MYMD’s principal business activities consisted of the execution and completion of in vitro assays, in vivo pre-clinical animal studies, and genotoxicity and toxicology studies relating to MyMD-1 (as further described below). In December of 2019, MYMD filed an IND for MyMD-1 for treatment of Hashimoto thyroiditis and commenced a Phase 1 trial on June 25, 2019, in healthy volunteers for pharmacokinetics and tolerability studies. The Phase 1 trial was completed on January 30, 2020, after which MYMD commenced preparation of a Phase 2 clinical trial for MyMD-1 focused on the treatment of depression and inflammation in COVID-19 positive patients. MYMD currently expects to commence its Phase 2 clinical trial to study COVID-19 associated depression and inflammation in COVID-19 positive patients in the first quarter of 2021. The company will commence developing its second Phase 2 clinical trial for patients with age-related frailty and sarcopenia in the second quarter of 2021 with first patient enrolled in the beginning of the third quarter of 2021.

During the period between December 2016 and September 2020, MYMD completed a series of private placements pursuant to which the company sold an aggregate of approximately $12.4 million of shares of common stock for a subscription price of $1.00 per share. In 2016, MYMD adopted the MyMD Incentive Plan, which authorizes the grant of shares and share-based awards with respect to 50,000,000 shares of MYMD common stock. As of December 1, 2020, MYMD had 100,000,000 shares of authorized common stock, of which approximately 40,053,504 shares were outstanding and 10,853,360 shares were reserved for issuance upon the exercise of outstanding options to purchase common stock.

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On November 11, 2020, in connection with entering into the Merger Agreement, MYMD entered into the Supera Asset Purchase Agreement pursuant to which MYMD agreed to acquire from Supera substantially all of the assets (including all rights to Supera-1R) and certain obligations of Supera in consideration of the issuance to Supera of an aggregate of 33,937,909 shares of MYMD common stock. Supera is owned principally by The Starwood Trust and is controlled by Mr. Williams. Supera is a Florida corporation that was incorporated in September 2018 by Mr. Williams and The Starwood Trust in order to develop and commercialize Supera-1R. In December 2018, Mr. Williams assigned his rights and intellectual property relating to Supera-1R to Supera. As partial consideration for such assignment, Supera has granted to SRQ Patent Holdings II, LLC a royalty with respect to product sales and other consideration arising from the assigned intellectual property (as further described below).

Drug Development

MYMD is developing two platform drugs targeting numerous disease indications. Below is MYMD’s development pipeline after giving effect to the Supera Purchase:

Strategy

MYMD’s strategy is to focus on extending healthy life span through the development and commercialization of novel drug platforms based on well-defined therapeutic targets. Below are MYMD’s key clinical strategies:

●	Commence a Phase 2 clinical trial in COVID-19 associated depression in the first quarter of 2021;

●	Commence Phase 2 clinical trial development in MS followed by age-related frailty and sarcopenia (i.e., age-related muscle loss) in the second and third quarters of 2021;

●	Advance MyMD-1 into Phase 2 clinical trials for treatment of diabetes, rheumatoid arthritis, and inflammatory bowel disease;

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Execute on IND-enabling studies of Supera-1R to enable submission of an IND for a Phase 1 clinical trial in healthy volunteers followed by Phase 2 clinical trials in epilepsy, addiction and anxiety disorders;

●	Identify and validate additional novel targets and utilize translational platforms to develop a pipeline of product candidates for aging and other autoimmune disease;

●	Maintain broad commercial rights to MYMD’s product candidates; and

●	Continue to strengthen and expand MYMD’s intellectual property portfolio.

MyMD-1

Overview

MyMD-1 is a clinical stage drug that targets the immunometabolic system by inhibiting the release of pro-inflammatory cytokines, such as TNF-α. Cytokines are a broad category of molecules involved in immune system coordination. Immunometabolic regulation is the system of regulating the immune system and its pro-inflammatory cytokines, to prevent and treat autoimmune diseases and age-related illnesses. By affecting the initial triggers that drive autoimmunity, MyMD-1 treats the underlying cause of these diseases rather than just their symptoms. Based on MyMD-1’s Phase 1 clinical trial, completed in January 2020, MYMD is planning multiple Phase 2 clinical trials in autoimmune disease, including (1) MS, diabetes, inflammatory bowel disease and rheumatoid arthritis; (2) aging focused on frailty, which includes sarcopenia, weakness and fatigue; (3) inflammation related depression and anxiety; and (4) COVID-19 associated depression. MYMD has an active IND with the Endocrinology Division at the FDA for other autoimmune diseases. Studies have been completed on the mechanisms of action and efficacy of MyMD-1 in several pre-clinical models of autoimmune diseases (i.e., experimental autoimmune encephalomyelitis (“EAE”) that models MS and autoimmune thyroiditis), which have been published in peer reviewed journal. MYMD plans to pursue these indications.

MyMD-1: An Immunometabolic Regulator

Responses to inflammation activated through the release of TNF-α and other cytokines is the body’s normal physiological defense against infections and pathogens and under normal circumstances inflammation quickly resolves once the intruder is neutralized. However, elevated levels of pro-inflammatory cytokines, including TNF-α, can lead to prolonged, chronic inflammation, which is closely linked to diabetes, rheumatoid arthritis, aging (i.e., inflamm-aging) as well as cardiovascular diseases and cancers, all of which may result in reduced health span (the period of life spent in good health).

The goal of immunometabolic regulatory drugs such as MyMD-1 is to target immune cells that overproduce pro-inflammatory cytokines, such as TNF-α, without preventing normal immune cell function. TNF-α is a cytokine that is released by immune cells that plays a key role in acute and chronic inflammation, autoimmune diseases and aging. Examples of currently approved immunometabolic regulating drugs include: Dimethyl Fumarate (“DMF”) (approved for the treatment of MS), Metformin (used to treat type 2 diabetes), and Rapamycin (used in kidney transplants and being studied in aging).

MyMD-1, is a novel immunometabolic regulator that has demonstrated in vitro and in vivo ability to regulate the release of multiple cytokines from immune cells, including TNF-α. MyMD-1 is being developed to treat chronic inflammatory diseases, such as diabetes, inflammatory bowel disease, rheumatoid arthritis, MS and aging.

MyMD-1 Regulates Multiple Cytokines

MYMD conducted an in vitro study to demonstrate that MyMD-1 regulates a broad range of cytokines, including TNF-α, interferon gamma (INFγ) and interleukins, including interleukin 2 (“IL-2”) and IL-17A. By blocking the cytokines that have been shown to play key roles in the development and maintenance of autoimmune diseases, MyMD-1 treats the causes and not just the symptoms of this class of illnesses.

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Figure 1. MyMD-1 modulates the release of a broad spectrum of cytokines.

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An additional in vitro study supports that MyMD-1 has broad cytokine inhibiting activity including inhibition of TNF-α, IL-16 and IL-17. The study also suggested MyMD-1 has limited toxicity and none up to 2,000 micromoles.

In an in vivo study (NOD.H2 mouse model), MyMD-1 decreased serum levels of TNF-α and INFγ.

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Figure 2. MyMD-1 decreases the serum levels TNF-α and IFN-g in NOD.H-2h4 mice. NOD.H-2h4 mice were treated with either regular water or iodinated water (500 mg/l of sodium iodide), and each group was treated or not treated with MyMD-1 (185 mg/l). Cytokines were measured at baseline and after 6 and 12 weeks of treatment using a multiplex magnetic bead array. (A and B) MyMD-1 significantly decreased serum TNF-α levels in the regular water group and tended to decrease it in the iodinated water group. (C and D) MyMD-1 showed a modest effect on serum IFN-g in the iodinated water group. Results are from three independent experiments. Statistical comparisons were made by longitudinal data analysis with generalized estimating equations.

MyMD-1 targets Autoimmune Diseases

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MyMD-1 is a clinical stage small molecule that regulates the immunometabolic system to treat autoimmune diseases, including (but not limited to) diabetes, rheumatoid arthritis, MS and inflammatory bowel disease. MyMD-1 is being developed to treat age-related illnesses such as frailty and sarcopenia. Autoimmune diseases are a broad category of diseases that result from an overactive immune response and immunometabolic system dysregulation is believed to play an important role in autoimmunity. A healthy immune system defends the body against disease and infection. If the immune system malfunctions, it mistakenly attacks healthy cells, tissues, and organs. In response to an unknown trigger, the immune system starts producing antibodies that attack the body’s own cells instead of fighting infections.

TNF-α, produced primarily by specific white blood cells, belongs to a category of proteins called cytokines that act as chemical messengers throughout the body to regulate many aspects of the immune system. Other key cytokines include IL-6, IL-17A, interleukin 10 (“IL-10”) and Interferon gamma (“INFγ”). Cytokines are essential to mounting an inflammatory response. However, chronic or excessive production of cytokines has been implicated in a number of acute and chronic inflammatory diseases.

A number of drugs target the immunometabolic system to treat autoimmune diseases, including DMF (approved for the treatment of MS), Metformin (used to treat type 2 diabetes), and Rapamycin (being studied in aging, rheumatoid arthritis, kidney transplant and other autoimmune diseases). Additional therapies for autoimmune diseases include anti-inflammatory drugs and immunosuppressive agents including drugs that non-selectively inhibit or block TNF-α (generally referred to as “TNF-α blocking drugs”). TNF-α blocking drugs must be injected or infused to work. In some instances, the efficacy of a given dosage of TNF-α blockers declines with repeated administration, and side effects can also be a concern. These non-selective TNF-α blockers can cause serious bacterial, fungal, and viral infections. MyMD-1 is a selective, oral TNF-α inhibitor that might provide a safer alternative to existing products on the market. Leading non-selective TNF-α blocking drugs on the market include Etanercept (Enbrel), Infliximab (Remicade), and Adalimumab (Humira) which collectively represented approximately $29.3 billion in global sales in 2017.

An in vitro study involving human blood cells analyzed the cytokine inhibitory effects of MyMD-1 together with leading approved TNF-α blockers (monoclonal antibodies).

Figure 3. Comparison of inhibitory effect of MyMD-1 with other TNF-α blockers. MyMD-1 exhibits a dose-dependent reduction in release of several cytokine more effectively than Humira, Enbrel and Remicade.

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Unlike currently marketed TNF-a blockers, MyMD-1 selectively blocks TNF-a production related to adaptive immunity (involved in autoimmunity) but spares the role of this cytokine in innate immunity (which plays the primary protective role in fighting off invading organisms). Because of the crucial role that TNF-a plays in front line protection by the innate immune system (e.g., from bacterial, fungal, and viral infections), the indiscriminate blockade of TNF-a by TNF-a blocking agents can cause serious and even fatal infections, these are the primary limiting factor in the use of this class of drugs. The selectivity of MyMD-1 in blocking TNF-a, therefore, might provide a much safer alternative to existing treatments for infectious, inflammatory, and autoimmune conditions, as well as simultaneously resulting in amelioration of immune mediated depression in such illnesses.

Pre-Clinical Study of MyMD-1 in Multiple Sclerosis Study (EAE Mouse Model)

MS is an autoimmune disease in which T cells attack oligodendrocytes and neurons. MS is the leading cause of disability in adults aged 30–50, and more than one million people worldwide are affected with this debilitating disease. T cells are one of the major components of the adaptive immune system. Their roles include directly killing infected host cells, activating other immune cells, producing cytokines and regulating the immune response. When naïve, undifferentiated T cells become activated, they differentiate and acquire effector functions that can be delineated by the cytokines they secrete.

Preliminary studies of the therapeutic efficacy of MyMD-1 in the animal model for MS, also known as EAE, indicate that MyMD-1 modulates autoreactive T cell activation in a dose-dependent manner, suppresses T cell activation and ameliorates the course of EAE. Further in vivo EAE mouse studies suggest that MyMD-1 suppresses the influx of CD4+ T cells into the brain.

Figure 4. Effects of MyMD-1 on the influx of T cells into the CNS early in EAE. To assess the effects of MyMD-1 on the infiltration of T cells into the CNS, mice were immunized and treated with either vehicle control or 25 mg/mouse/day MyMD-1. Ten to 14 days later, mice were perfused and brains collected for analysis. Infiltration was determined by flow cytometry. Analysis of Th1 and Th17 subsets are shown; data compiled from 2 to 3 experiments, n > 3/group per experiment). Student’s t-test was conducted for statistics.

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MyMD-1 in vivo study of autoimmune thyroiditis (NODH.2 mouse model)

Thyroiditis or Hashimoto thyroiditis is an autoimmune disease characterized by lymphocytic infiltration of the thyroid gland. It has been shown that tobacco smoking has a protective effect against Hashimoto thyroiditis as tobacco smokers have a lower prevalence of thyroid autoantibodies than non-smokers.

MYMD conducted an in vivo study of autoimmune thyroiditis in a spontaneous thyroiditis (NODH.2) mouse model. This study suggested that MyMD-1 suppresses TNF-α production by CD-4+ T cells in a dose dependent manner. Additionally, the study reported that MyMD-1 statistically decreases the incidence and severity (p <0.001) of thyroiditis in this mouse model. Pre-clinical studies have demonstrated that MyMD-1 ameliorated autoimmune thyroiditis in the thyroiditis mouse model.

Figure 5. MyMD-1 decreases the incidence and severity of autoimmune thyroiditis in NOD.H-2h4 mice, as assessed by H&E histopathology. At 8 weeks old, 58 NOD.H-2h4 mice were divided into regular water and iodinated water groups. In the regular water group, 10 mice (7 M, 3 F) drank water that contained MyMD-1 (185 mg/l), and 16 mice (10 M, 6 F) drank water without it. In the iodinated water group, the water was supplemented with 500 mg/l of sodium iodide and contained (16 mice: 10 M, 6 F) or did not contain (16 mice: 10 M, 6 F) MyMD-1 (185 mg/l). After 12 weeks of treatment, thyroids were removed and divided in half. (A and B) Thyroiditis severity and incidence assessed by histopathology in the regular water group. (C) A representative thyroid from a mouse in the regular water group, showing a severity score of 2. (D) A representative thyroid from a mouse in the regular water group treated with MyMD-1, showing thyroid follicle preservation and an overall normal glandular size (severity score of 0). (E and F) Thyroiditis incidence and severity scores assessed by histopathology in the iodinated water group. (G) A representative thyroid from a mouse in the iodine group, showing marked lymphocytic infiltration, follicular enlargement, and architectural disruption (severity score of 4). (H) A representative thyroid from a mouse in the iodine plus MyMD-1 group (severity score of 2). Results represent the summary of 10 independent experiments, each analyzing 4 to 6 mice, for a total of 58 mice.

MyMD-1 targets inflamm-aging and related disorders

Aging is associated with a loss of tight regulation of the immune system. This leads to increased inflammatory activity in the blood, including increased circulating levels of TNF-α. Chronic inflammation is a hallmark of aging, referred to as inflamm-aging. Inflamm-aging and chronic inflammation are closely linked to a number of disorders such as obesity, insulin resistance/type 2 diabetes, cardiovascular diseases, and cancers, which can reduce health span. TNF-α is a multifunctional pro-inflammatory cytokine which may play a part in the pathogenesis of certain age-related disorders such as atherosclerosis. A multi-year pre-clinical, proof of concept in vivo study in aging and longevity is being conducted to confirm and elucidate MyMD-1’s therapeutic effect on inflamm-aging and other age-related disorders. Results are expected by the end of the third quarter of 2021.

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MYMD-1 Commercialization Targets

MyMD-1 is being developed to address multiple autoimmune diseases and inflamm-aging. According to the U.S. Census Bureau, in 2019, there were approximately 54 million U.S. residents over 65 years of age. Thirty-four million Americans have diabetes with approximately 90% of the cases as type 2 diabetes (Centers for Disease Control and Prevention). MS affects approximately one million Americans and approximately 2.5 million people worldwide. In 2007 there were an estimated 1.5 million adults with rheumatoid arthritis.

Supera-1R

Supera-1R is a synthetic small molecule that is a derivative of naturally grown CBD derived from the Cannabis sativa plant. Supera-1R is being developed to treat conditions currently addressed with CBD, such as pain, anxiety/depression and seizures from epilepsy. While naturally grown CBD is a constituent of Cannabis sativa, Supera-1R is a synthetic derivative of CBD thus eliminating potential complications associated with the psychoactive effects of Tetrahydrocannabinol (“THC”), which is also a constituent of the Cannabis sativa plant. CBD is believed to have broad therapeutic properties, including neuropsychiatric disorders.

Overview

General Pharmacology and Therapeutic Profile

CBD inhibits a number of important receptors, including the CB2 receptor, opioid receptors and MAO. In the immune system, one of the important functions of the CB2 receptor is in the regulation of cytokine release through this peripheral cannabinoid receptor primarily found in immune cells. Agonists targeting the CB2 receptor have been proposed for the treatment or management of a range of painful conditions as well as treating several neurological diseases. Supera conducted an in vitro binding assay study to analyze the CB2 inhibition of Supera-1R together with that of CBD derived from naturally grown plants.

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Opioid receptors are widely expressed in the brain, spinal cord, peripheral nerves and digestive tract. MYMD conducted an in vitro binding analysis of Supera-1R with regard to five opioid receptors. The profile suggests that Supera-1R could play a role in treating opioid addiction.

MAOs are enzymes involved in the catabolism of certain neurotransmitters. Supera conducted an in vitro MAO inhibition study. In this study, Supera-1R and commercial CBD were analyzed against positive and negative controls. In this study, Supera-1R far exceeded the other tested compounds in dose-dependent inhibition of MAOs, particularly MAO-B. Drugs that inhibit MAOs have been commercially used for decades to treat depression, and more recent studies have suggested MAO-B inhibiting drugs might have a role to play in treating cognitive decline in aging.

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Supera-1R Commercialization Targets

It is anticipated that initial commercialization efforts for Supera-1R will focus on various existing CBD markets. These target markets are anticipated to include CBD sold as an FDA regulated and approved drug and CBD sold for a variety of conditions.

Currently, there is one FDA-approved drug based on CBD. Epidiolex is being commercialized by GW Pharmaceuticals, plc (“GWPH”) to treat certain types of seizures associated with epilepsy. The reported revenues from Epidiolex in fiscal year 2019 were approximately $296 million. As a synthetic drug product, MYMD believes that Supera-1R may mitigate a number of obstacles generally associated with growing and processing an active drug ingredient produced from naturally grown plant extracts.

Additionally, CBD is currently sold for pain, anxiety and sleep disorders. The regulatory status of these types of CBD products is not clear. These products are marketed and the FDA has taken enforcement action against a small number of CBD products based on the claims being made by companies for their products. The overall US market for CBD products in fiscal year 2019 is estimated at approximately $845 million. MYMD believes that Supera-1R as an approved drug may have competitive advantages over currently marketed CBD products purified from cannabis, including cost and consistency. Additionally, we believe that Supera-1R may also have competitive advantages over CBD products which are not currently subject to FDA drug product regulation due to Supera-1R’s documented manufacturing process, consistency, purity and potency.

Sales and Marketing

MYMD does not currently have sales and marketing infrastructure to support the launch of its products. MYMD intends to build such capabilities in North America prior to launch of MyMD-1. Outside of North America, MYMD may rely on licensing, co-sale and co-promotion agreements with strategic partners for commercialization of its products. If MYMD builds a commercial infrastructure to support marketing in North America, such commercial infrastructure could be expected to include a targeted sales force supported by sales management, internal sales support, an internal marketing group and distribution support. To develop the appropriate commercial infrastructure internally, MYMD would have to invest financial and management resources, some of which would have to be deployed prior to any confirmation that MyMD-1 or Supera-1R will be approved.

Competition

The biotechnology and biopharmaceutical industries are characterized by rapid evolution of technologies, fierce competition and vigorous defense of intellectual property. Any product candidates that MYMD successfully develops and commercializes will have to compete with existing and future new therapies. While MYMD believes that its drug candidates, development experience and scientific knowledge provide it with competitive advantages, MYMD faces potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, governmental agencies, and public and private research institutions.

Existing therapies for autoimmune diseases include anti-inflammatory drugs and immunosuppressive agents, including drugs that seek to selectively inhibit or block TNF-α (generally referred to as “TNF-α blocking drugs”). TNF-α blocking drugs are large molecules that are generally injected or infused. In some instances, the period of efficacy of a given dosage of TNF-α blockers can decline with repeated administration and side effects can be a concern. Leading TNF-α blocking drugs include Etanercept (Enbrel), Infliximab (Remicade), and Adalimumab (Humira) which collectively represented approximately $29.3 billion in global sales in 2017. All of these existing TNF-α blocking drugs require injection, whereas MyMD-1 is orally bioavailable.

Unlike currently marketed TNF-a blockers, MyMD-1 selectively blocks TNF-a production related to adaptive immunity (involved in autoimmunity) but spares the role of this cytokine in innate immunity (which plays the primary initial role in fighting off invading organisms). Because of the crucial role that TNF-a plays in front line protection by the innate immune system from bacterial, fungal, and viral infections, the indiscriminate blockade of TNF-a by TNF-a blocking agents can cause serious and even fatal infections, which is the primary limiting factor in the use of this class of drugs. The selectivity of MyMD-1 in blocking TNF-a, therefore, might provide a much safer alternative to existing treatments for infectious, inflammatory, and autoimmune conditions, as well as simultaneously resulting in amelioration of immune mediated depression in such illnesses.

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Intellectual Property

MYMD’s policy is to develop and maintain MYMD’s proprietary position by, among other methods, filing or in-licensing U.S. and foreign patents and applications related to MYMD’s drug candidates and methods of treatment that are material to the development and implementation of MYMD’s business. MYMD also relies on trademarks, know-how, confidentiality agreements and invention assignment agreements to develop and maintain MYMD’s proprietary position.

MYMD’s patent portfolio includes protection for MYMD’s lead product candidates, MyMD-1 and, upon completion of the Supera Purchase immediately prior to the merger, will include Supera-1R. Currently, there are multiple patent families relating to (i) age reversal and treatments of age-related disorders; (ii) reduction of TNF-α levels and treatments of autoimmune disorders; (iii) addiction treatments; (iv) methods of increasing hair growth and (v) plant nutrition. As of the date of this document, MYMD and Supera together have ten issued U.S. patents, eight pending U.S. patent applications and 24 foreign patent applications pending in jurisdictions such as Australia, Canada, China, European Union, Israel, Japan and South Korea, which, if issued, are expected to expire between 2036 and 2039.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which MYMD files, the patent term is 20 years from the date of filing of the first non-provisional application in which priority is claimed. In the U.S. patent term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier-filed patent. In the U.S., the term of a patent that covers an FDA-approved drug may also be eligible for a patent term extension of up to five years under the Hatch-Waxman Act, which is designed to compensate for the patent term lost during the FDA regulatory review process. The length of the patent term extension involves a complex calculation based on the length of time it takes for regulatory review. A patent term extension under the Hatch-Waxman Act cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Moreover, a patent can only be extended once, and thus, if a single patent is applicable to multiple products, it can only be extended based on one product. Similar provisions are available in Europe and certain other foreign jurisdictions to extend the term of a patent that covers an approved drug.

MYMD’s commercial success depends in part on MYMD’s ability to obtain and maintain proprietary protection for MYMD’s product candidates, as well as novel discoveries, core technologies, and know-how, as well as its ability to operate without infringing on the proprietary rights of others and to prevent others from infringing its proprietary rights.

Assignment and Royalty Agreements

MYMD is a party to an Amended and Restated Confirmatory Patent Assignment and Royalty Agreement, dated November 11, 2020, with SRQ Patent Holdings under which MYMD (or its successor) will be obligated to pay to SRQ Patent Holdings (or its designees) certain royalties on product sales or other revenue received on products that incorporate or are covered by the intellectual property that was assigned to MYMD by SRQ Patent Holdings. The royalty is equal to 8% of the net sales price on product sales and, without duplication, 8% of milestone revenue or sublicense compensation. This agreement will remain in place following the merger. SRQ Patent Holdings is an affiliate of Mr. Williams.

Supera is a party to an Amended and Restated Confirmatory Patent Assignment and Royalty Agreement, dated November 11, 2020, with SRQ Patent Holdings II under which Supera (or its successor) will be obligated to pay to SRQ Patent Holdings II (or its designees) certain royalties on product sales or other revenue received on products that incorporate or are covered by the intellectual property that was assigned to Supera by Mr. Williams. The royalty is equal to 8% of the net sales price on products sales and, without duplication, 8% of milestone revenue or sublicense compensation. This agreement will be assumed by MYMD in connection with the Supera Purchase and will remain in place following the merger. SRQ Patent Holdings II is an affiliate of Mr. Williams.

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Government Regulation

Government authorities in the U.S. at the federal, state and local level and in other countries regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drugs and biological products. Generally, before a new drug can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority.

FDA Approval Process

In the U.S., pharmaceutical products are subject to extensive regulation by the FDA, the FD&C Act, and other federal and state statutes and regulations governing, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as clinical hold, FDA refusal to approve pending NDAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

Pharmaceutical product development for a new product or certain changes to an approved product in the U.S. typically involves pre-clinical laboratory and animal tests, the submission to the FDA of an IND, which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Pre-clinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the pre-clinical tests must comply with federal regulations and requirements, including good laboratory practices. The results of pre-clinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long-term pre-clinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted. A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors; and (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for patients in clinical trials must also be submitted to an IRB and ethics committee for approval. The IRB will also monitor the clinical trial until completed. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated checkpoints based on access to certain data from the trial.

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Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence of effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage, and to identify common adverse effects and safety risks. If a drug demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. A single Phase 3 trial may be sufficient in rare instances, including (1) where the trial is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible or (2) when in conjunction with other confirmatory evidence.

The manufacturer of an investigational drug in a Phase 2 or 3 clinical trial for a serious or life-threatening disease is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for expanded access.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the U.S. The NDA must include the results of all pre-clinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls.

The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, currently exceeding $2.9 million for fiscal year 2020 for an application containing clinical data. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product also includes a non-orphan indication. The applicant under an approved NDA is also subject to annual program fees, currently exceeding $325,000 for each prescription product. The FDA adjusts the user fees on an annual basis, and the fees typically increase annually.

The FDA reviews each submitted NDA before it determines whether to file it and may request additional information. The FDA must make a decision on whether to file an NDA within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is filed, the FDA begins an in-depth review of the NDA. The FDA has agreed to certain performance goals in the review of NDAs. Most applications for standard review drug products are reviewed within ten to twelve months; most applications for priority review drugs are reviewed in six to eight months. Priority review can be applied to drugs that the FDA determines may offer significant improvement in safety or effectiveness compared to marketed products or where no adequate therapy exists. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. The FDA does not always meet its goal dates for standard and priority NDAs, and the review process can be extended by FDA requests for additional information or clarification.

The FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an outside advisory committee—typically a panel that includes clinicians and other experts—for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations.

Before approving an NDA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications. The FDA also typically inspects clinical trial sites to ensure compliance with GCP requirements and the integrity of the data supporting safety and efficacy.

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After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter, or (“CRL”), generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application, such as additional clinical data, additional pivotal clinical trial(s), and/or other significant and time-consuming requirements related to clinical trials, pre-clinical studies or manufacturing. If a CRL is issued, the applicant may resubmit the NDA addressing all of the deficiencies identified in the letter, withdraw the application, engage in formal dispute resolution or request an opportunity for a hearing. The FDA has committed to reviewing resubmissions in two to six months depending on the type of information included. Even if such data and information are submitted, the FDA may decide that the NDA does not satisfy the criteria for approval.

If, or when, the deficiencies identified in the CRL have been addressed to FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a REMS, to help ensure that the benefits of the drug outweigh the potential risks to patients. A REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or (“ETASU”). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of an NDA supplement or, in some case, a new NDA, before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA regulated products, including drugs, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed in certain circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

Expedited Development and Review Programs

Fast Track Designation

Fast track designation may be granted for a product that is intended to treat a serious or life-threatening disease or condition for which pre-clinical or clinical data demonstrate the potential to address unmet medical needs for the condition. The sponsor of an investigational drug product may request that the FDA designate the drug candidate for a specific indication as a fast track drug concurrent with, or after, the submission of the IND for the drug candidate. The FDA must determine if the drug candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request. For fast track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a fast track product’s NDA before the application is complete. This rolling review is available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a fast track product may be effective. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. At the time of NDA filing, the FDA will determine whether to grant priority review designation. Additionally, fast track designation may be withdrawn if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

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Accelerated Approval

Accelerated approval may be granted for a product that is intended to treat a serious or life-threatening condition and that generally provides a meaningful therapeutic advantage to patients over existing treatments. A product eligible for accelerated approval may be approved on the basis of either a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. The accelerated approval pathway is most often used in settings in which the course of a disease is long, and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. The accelerated approval pathway is contingent on a sponsor’s agreement to conduct additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. These confirmatory trials must be completed with due diligence and, in some cases, the FDA may require that the trial be designed, initiated, and/or fully enrolled prior to approval. Failure to conduct required post-approval studies, or to confirm a clinical benefit during post-marketing studies, would allow the FDA to withdraw the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA.

Further, as a result of the COVID-19 pandemic, the extent and length of which is uncertain, MYMD will be required to develop and implement additional clinical study policies and procedures designed to help protect study participants from the SARS-CoV-2 virus, which may include using telemedicine visits and remote monitoring of patients and clinical sites. MYMD will also need to ensure data from its clinical studies that may be disrupted as a result of the pandemic is collected pursuant to the study protocol and is consistent with GCPs, with any material protocol deviation reviewed and approved by the site IRB. Patients who may miss scheduled appointments, any interruption in study drug supply, or other consequence that may result in incomplete data being generated during a study as a result of the pandemic must be adequately documented and justified. For example, on March 18, 2020, the FDA issued guidance on conducting clinical trials during the pandemic, which describes a number of considerations for sponsors of clinical trials impacted by the pandemic, including the requirement to include in the clinical study report (or as a separate document) contingency measures implemented to manage the study, and any disruption of the study as a result of COVID-19; a list of all study participants affected by COVID-19-related study disruption by unique subject identifier and by investigational site, and a description of how the individual’s participation was altered; and analyses and corresponding discussions that address the impact of implemented contingency measures (e.g., participant discontinuation from investigational product and/or study, alternative procedures used to collect critical safety and/or efficacy data) on the safety and efficacy results reported for the study.

Post-marketing Requirements

Following approval of a new product, the manufacturer and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and record-keeping activities, reporting of adverse experiences, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote off-label uses. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and may also require the implementation of other risk management measures, including a REMS, or the conduct of post-marketing studies to assess a newly discovered safety issue.

FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMP regulations. MYMD relies, and expects to continue to rely, on third parties to produce clinical and commercial quantities of MYMD’s products in accordance with cGMP regulations. These manufacturers must comply with cGMP regulations that require, among other things, quality control and quality assurance, the maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. The discovery of violative conditions, including failure to conform to cGMP regulations, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer, including recall.

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Other Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in the U.S. in addition to the FDA, including the CMS, other divisions of the HHS, the DOJ, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.

Other Healthcare Laws

Healthcare providers, physicians, and third-party payors will play a primary role in the recommendation and prescription of any products for which MYMD may obtain marketing approval. MYMD’s future arrangements with third-party payors, healthcare providers and physicians may expose MYMD to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which MYMD markets, sells and distributes any drugs for which MYMD obtains marketing approval. In the U.S., these laws include, without limitation, state and federal anti-kickback, false claims, physician transparency, and patient data privacy and security laws and regulations, including but not limited to those described below. MYMD’s business operations, including its research, marketing, and activities relating to the reporting of wholesale or estimated retail prices for MYMD’s products, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state and third-party reimbursement for MYMD’s products, and the sale and marketing of MYMD’s product and any future product candidates, are subject to scrutiny under these laws.

●	The AKS, makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, that is intended to induce or reward referrals, including the purchase, recommendation, order or prescription of a particular drug, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. Violations of this law are punishable by imprisonment, criminal fines, administrative civil money penalties and exclusion from participation in federal healthcare programs. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it.

●	The federal civil and criminal false claims laws, including the FCA, which can be enforced through civil whistleblower or qui tam actions, which impose penalties against individuals or entities (including manufacturers) for, among other things, knowingly presenting, or causing to be presented false or fraudulent claims for payment by a federal healthcare program or making a false statement or record material to payment of a false claim or avoiding, decreasing or concealing an obligation to pay money to the federal government. The government may deem manufacturers to have “caused” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. Claims that include items or services resulting from a violation of the AKS are false or fraudulent claims for purposes of the FCA.

●	The federal anti-inducement law, which prohibits, among other things, the offering or giving of remuneration, which includes, without limitation, any transfer of items or services for free or for less than fair market value (with limited exceptions), to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular supplier of items or services reimbursable by a federal or state governmental program.

●	HIPAA imposes criminal and civil liability for knowingly and willfully executing a scheme, or attempting to execute a scheme, to defraud any healthcare benefit program, including private payors, or falsifying, concealing or covering up a material fact or making any materially false statements in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the AKS, a person or entity does not need to have actual knowledge of the healthcare fraud statute implemented under HIPAA or specific intent to violate it in order to have committed a violation.

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●	HIPAA, as amended by HITECH, and their respective implementing regulations, imposes, among other things, specified requirements on covered entities and their business associates relating to the privacy and security of individually identifiable health information including mandatory contractual terms and required implementation of technical safeguards of such information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

●	The PPSA, enacted as part of the ACA, imposed new annual reporting requirements for certain manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, for certain payments and “transfers of value” provided to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made during the previous year to certain non-physician providers such as physician assistants and nurse practitioners.

●	Analogous state and foreign fraud and abuse laws and regulations, such as state anti-kickback and false claims laws, which may be broader in scope and apply regardless of payor. These laws are enforced by various state agencies and through private actions. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant federal government compliance guidance, require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, and restrict marketing practices or require disclosure of marketing expenditures. In addition, certain state and local laws require the registration of pharmaceutical sales representatives.

State and foreign laws also govern the privacy and security of health information in some circumstances. These data privacy and security laws may differ from each other in significant ways and often are not pre-empted by HIPAA, which may complicate compliance efforts. Furthermore, most states in the United States have enacted laws regulating the confidentiality and security of medical information, and increased public focus on privacy may result in amendments or changes to these laws in ways that may have an impact on MYMD’s business activities related to the collection and use of health-related information.

The increased attention on privacy in the United States may also impact MYMD’s business activities for the processing of personal information not otherwise governed by HIPAA. The EU General Data Protection Regulation (“GDPR”) imposes significant privacy and cybersecurity requirements related to the handling of all types of personal information, with heightened requirements on sensitive personal information, such as health information. The GDPR imposes significant limitations on the use of this personal information and grants individuals in the EU certain rights associated with the collection and use of personal information. In the U.S., California recently enacted the CCPA, which creates new individual privacy rights for California consumers (generally defined as any resident of California, including employees and other business relations) and places increased privacy and security obligations on entities handling personal information of consumers or households. The CCPA also greatly extends the obligations of entities that process personal information to include information not traditionally viewed as personal information and regulated by laws, such as Internet Protocol (IP) addresses, unique identifiers for individuals, and information in online cookies and other online technologies. A majority of other states have already proposed laws similar to the CCPA, each differing in scope of the personal information covered and the rights of individuals. Furthermore, the CCPA has already been replaced with the passage of California’s Proposition 24 (the California Privacy Rights Act, “CPRA”), which adds additional rights and obligations. While the CCPA and CPRA currently provide relatively broad exclusions for protected health information regulated by HIPAA and clinical trials and a limited exception for consumer and business to business information, some of the proposed laws in other states may not contain the same exceptions. Furthermore, there have been a number of competing proposals for federal laws, some of which propose to not preempt other state laws. The uncertainty surrounding proposed new and changes to existing privacy laws may lead to operational challenges for MYMD to comply with multiple, potentially conflicting, privacy and cybersecurity laws related to the collection and use of personal information in each jurisdiction.

Various state and federal laws and regulations also require entities to implement “reasonable” or “adequate” security measures to protect personal information, but generally do not provide any specific sets of security measures that would be considered compliant to avoid liability. Instead, different regulators have adopted inconsistent and evolving standards based on the regulator’s view of what is appropriate given the nature and scope of the personal information and the processing performed, resulting in unclear obligations. This may result in potential liability if a regulator finds that MYMD’s security practices do not meet or exceed the types of security measures that the regulator believes to be adequate or reasonable under the circumstances.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially considering the lack of applicable precedent and regulations. Federal and state enforcement bodies have continued to increase their scrutiny of interactions between healthcare companies and healthcare providers, which has led to investigations, prosecutions, convictions and settlements in the healthcare industry. It is possible that governmental authorities will conclude that MYMD’s business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If MYMD’s operations are found to be in violation of any of these laws or any other related governmental regulations that may apply to it, MYMD may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, disgorgement, exclusion of drugs from government funded healthcare programs, such as Medicare and Medicaid, reputational harm, additional oversight and reporting obligations if MYMD becomes subject to a corporate integrity agreement or similar settlement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of MYMD’s operations. If any of the physicians or other healthcare providers or entities with whom MYMD expects to do business is found to be not in compliance with applicable laws, they may be subject to similar actions, penalties and sanctions. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from its business.

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Current and Future Healthcare Reform Legislation

In the U.S. and foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of MYMD product candidates, restrict or regulate post-approval activities, and affect MYMD’s ability to profitably sell any product candidates for which it obtains marketing approval.

There remain judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and MYMD expects there will be additional challenges and amendments to the ACA in the future. For example, various portions of the ACA are currently undergoing legal and constitutional challenges in the Fifth Circuit Court of Appeals and the United States Supreme Court, and the Trump administration has issued various executive orders which eliminated cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. Additionally, Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended. MYMD cannot predict what affect further changes to the ACA would have on MYMD’s business.

Additionally, other federal health reform measures have been proposed and adopted in the U.S. since the ACA was enacted:

●	The Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. These changes included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect in April 2013 and, due to subsequent legislative amendments to the statute, including the Balanced Budget Amendment, will remain in effect through 2029, unless additional Congressional action is taken.

●	The American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

●	The Middle Class Tax Relief and Job Creation Act of 2012 required that CMS reduce the Medicare clinical laboratory fee schedule by 2% in 2013, which served as a base for 2014 and subsequent years. In addition, effective January 1, 2014, CMS also began bundling the Medicare payments for certain laboratory tests ordered while a patient received services in a hospital outpatient setting.

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Further, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which have resulted in several recent Congressional inquiries and proposed and enacted bills designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. In addition, the U.S. federal government, state legislatures, and foreign governments have shown significant interest in implementing cost containment programs, including price-controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs to limit the growth of government paid health care costs. For example, the U.S. government has passed legislation requiring pharmaceutical manufacturers to provide rebates and discounts to certain entities and governmental payors to participate in federal healthcare programs. At the federal level, the U.S. Presidential administration’s budget proposal for the fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. Further, Congress and the current administration have each indicated that they will continue to seek new legislative and/or administrative measures to control drug costs, and the current administration previously released a “Blueprint”, or plan, to reduce the cost of drugs. The HHS has solicited feedback on some of these measures and has implemented others under its existing authority. In May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy, a type of prior authorization, for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019. Although a number of these and other measures may require additional authorization to become effective, Congress and the Trump administration have each indicated that they will continue to seek new legislative and/or administrative measures to control drug costs. For example, on September 25, 2019, the Senate Finance Committee introduced the Prescription Drug Pricing Reduction Action of 2019, a bill intended to reduce Medicare and Medicaid prescription drug prices. The proposed legislation would restructure the Part D benefit, modify payment methodologies for certain drugs, and impose an inflation cap on drug price increases. An even more restrictive bill, the Lower Drug Costs Now Act of 2019, was introduced in the House of Representatives on September 19, 2019, and would require the HHS to directly negotiate drug prices with manufacturers. The Lower Drugs Costs Now Act of 2019 has passed out of the House and was delivered to the Senate in December 2019. However, it is unclear whether either of these bills will make it through both chambers and be signed into law, and if either is enacted, what effect it would have on MYMD’s business. Individual states in the U.S. have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Packaging and Distribution in the United States

If MYMD’s products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with any of these laws or regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, exclusion from federal healthcare programs, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. Any action against MYMD for violation of these laws, even if MYMD is successful in defending against it, could cause MYMD to incur significant legal expenses and divert MYMD’s management’s attention from the operation of its business. Prohibitions or restrictions on sales or withdrawal of future products marketed by MYMD could materially affect its business in an adverse way.

Changes in regulations, statutes or the interpretation of existing regulations could impact MYMD’s business in the future by requiring, for example: (i) changes to MYMD’s manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of MYMD’s products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of MYMD’s business.

Reimbursement

Sales of MYMD’s products will depend, in part, on the extent to which MYMD’s products, if approved, will be covered by third-party payors, such as government health programs, commercial insurers and managed healthcare organizations, as well as the level of reimbursement such that those third-party payors provide for MYMD’s products. Patients and providers are unlikely to use MYMD’s products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of MYMD’s products in which MYMD’s products are used. In the U.S., no uniform policy of coverage and reimbursement for drugs or biological products exists, and one payor’s determination to provide coverage and adequate reimbursement for a product does not assure that other payors will make a similar determination. Accordingly, decisions regarding the extent of coverage and amount of reimbursement to be provided for any of MYMD’s products candidates, if approved, will be made on a payor-by-payor basis. As a result, the coverage determination process may be a time-consuming and costly process that will require MYMD to provide scientific and clinical support for the use of MYMD’s products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained.

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The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the HHS as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. The ACA made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, creating a new method by which rebates owed by pharmaceutical manufacturers are calculated for drugs that are inhaled, infused, instilled, implanted or injected, as well as potentially impacting their rebate liability by modifying the statutory definition of average manufacturer’s price (“AMP”). The ACA also expanded the universe of Medicaid utilization subject to drug rebates by requiring pharmaceutical manufacturers to pay rebates on Medicaid managed care utilization and by enlarging the population potentially eligible for Medicaid drug benefits. Pricing and rebate programs must also comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“MMA”), established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Unlike Medicare Part A and B, Part D coverage is not standardized. While all Medicare drug plans must give at least a standard level of coverage set by Medicare, Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which MYMD receives marketing approval. However, any negotiated prices for MYMD’s products covered by a Part D prescription drug plan likely will be lower than the prices MYMD might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

For a drug product to receive federal reimbursement under the Medicaid or Medicare Part B programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the AMP, and Medicaid rebate amounts reported by the manufacturer. As of 2010, the ACA expanded the types of entities eligible to receive discounted 340B pricing, although, under the current state of the law, with the exception of children’s hospitals, these newly eligible entities will not be eligible to receive discounted 340B pricing on orphan drugs. In addition, as 340B drug pricing is determined based on AMP and Medicaid rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discount to increase. The 340B program imposes ceilings on prices that drug manufacturers can charge for medications sold to certain health care facilities. It is unclear how this decision could affect covered hospitals who might purchase MYMD’s products in the future and affect the rates MYMD may charge such facilities for its approved products. In addition, legislation may be introduced that, if passed, would further expand the 340B program to additional covered entities or would require participating manufacturers to agree to provide 340B discounted pricing on drugs used in an inpatient setting.

As noted above, the marketability of any products for which MYMD receives regulatory approval for commercial sale may suffer if the government and other third-party payors fail to provide adequate coverage and reimbursement. An increasing emphasis on cost containment measures in the U.S. has increased and MYMD expects it will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which MYMD receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

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These laws, and future state and federal healthcare reform measures may be adopted in the future, any of which may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices MYMD may obtain for any of its product candidates for which MYMD may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

In addition, in most foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing and reimbursement vary widely from country to country. For example, the EU provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. Reference pricing used by various EU Member States and parallel distribution, or arbitrage between low-priced and high-priced Member States, can further reduce prices. A Member State may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. In some countries, MYMD may be required to conduct a clinical study or other studies that compare the cost-effectiveness of any of MYMD’s product candidates to other available therapies in order to obtain or maintain reimbursement or pricing approval. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of MYMD’s products. Historically, products launched in the EU do not follow price structures of the U.S. and, generally, prices tend to be significantly lower. Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries.

Employees

As of December 31, 2020, MYMD had 6 full-time employees and no part-time employees. MYMD has not experienced any work stoppages. None of MYMD’s employees are represented by a labor union or covered by collective bargaining agreements, and MYMD considers its relationship with its employees to be good. As of December 31, 2020, Supera had one full-time employee and no part-time employees, and such employee will become an employee of MYMD in connection with the Supera Purchase.

MYMD’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of MYMD’s financial condition and operating results together with MYMD’s financial statements and related notes included elsewhere in this joint proxy and consent solicitation statement/prospectus. This discussion and analysis and other parts of this joint proxy and consent solicitation statement/prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties, and assumptions. See the section of this document entitled “Cautionary Statement Regarding Forward-Looking Statements”. MYMD’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this joint proxy and consent solicitation statement/prospectus.

Overview

MYMD is a clinical-stage pharmaceutical development company that was incorporated in November 2014 for the purpose of developing and commercializing certain technology and patent rights focused on treating autoimmune and age-related diseases, including extending healthy life span. MYMD’s initial product candidate is MyMD-1, a clinical stage small molecule that regulates the immunometabolic system to treat autoimmune disease, including type 2 diabetes, rheumatoid arthritis, MS, and aging by regulating the release of numerous pro-inflammatory cytokines.

MYMD has no products approved for commercial sale and has not generated any revenue from product sales. During the period from November 2014 through November 2016, MYMD was primarily focused on drug discovery and establishing its patent position through SRQ Patent Holdings, an entity affiliated with Mr. Williams. In November 2016, SRQ Patent Holdings assigned to MYMD all of the patent rights and other intellectual property relating to MyMD-1 in exchange for a royalty based on product sales and other revenue arising from the assigned intellectual property.

During the period 2016 through October of 2020, MYMD’s principal business activities consisted of the execution and completion of in vitro assays, in vivo pre-clinical animal studies and, genotoxicity and toxicology studies relating to the MyMD-1. In December of 2019, MYMD filed an IND for Hashimoto thyroiditis and commenced a Phase 1 trial on June 25, 2019, in normal volunteers for pharmacokinetics and tolerability studies. The Phase 1 trial was completed on January 30, 2020, after which MYMD commenced preparation of a Phase 2 clinical trial focused on COVID-19 and depression. MYMD currently expects to commence its Phase 2 clinical trial for patients with depression and COVID-19 in the first quarter of 2021 and for patients with sarcopenia in the second quarter of 2021. During the period between December 2016 and September 2020, MYMD completed a series of private placements pursuant to which the company sold an aggregate of approximately $12.4 million of shares of common stock for a subscription price of $1.00 per share.

Recent Events

On November 11, 2020, MYMD entered into the Merger Agreement with Akers and Merger Sub pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into MYMD, with MYMD becoming a wholly-owned subsidiary of Akers and the surviving corporation of the merger. At the closing of the merger, each outstanding share of MYMD common stock will be converted into a number of shares of Akers common stock at an exchange ratio that will result in MYMD stockholders and option holders owning approximately 80% of the equity of the combined company immediately following the merger.

On November 11, 2020, concurrently with the execution of the Merger Agreement, MYMD entered into the Supera Asset Purchase Agreement with Supera, which is a Florida corporation that is owned principally by The Starwood Trust, a trust for which Jonnie R. Williams, Sr. was the settlor/grantor. Under the Supera Asset Purchase Agreement, Supera agreed to sell to MYMD substantially all of the assets associated with its business of providing developing synthetic derivatives of naturally grown cannabidiols immediately prior to (and contingent on) the closing of the merger between MYMD and Akers. The aggregate purchase price for the purchased assets consists of 33,937,909 shares of MYMD common stock and the assumption of certain liabilities for trade accounts payable to third parties incurred in the ordinary course of business and certain liabilities under the assigned contracts to the extent performance is required after the closing of the Supera Purchase.

On November 11, 2020 MYMD entered into an Amended and Restated Confirmatory Patent Assignment and Royalty Agreement with SRQ Patent Holdings under which MYMD (or its successor) will be obligated to pay to SRQ Patent Holdings (or other designees) certain royalties on product sales or other revenue received on products that incorporate or are covered by the intellectual property that was assigned to MYMD by SRQ Patent Holdings. The royalty is equal to 8% of the net sales price on product sales and, without duplication, 8% of milestone revenue or sublicense compensation. This agreement will remain in place following the merger.

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On November 11, 2020, MYMD, The Starwood Trust and Mr. Williams agreed to cancel outstanding options to purchase an aggregate of 31,300,000 of MYMD common stock and terminate the underlying stock option award agreements.

On November 11, 2020, concurrently with the execution of the Merger Agreement, MYMD entered into the Bridge Loan Note, pursuant to which Akers agreed to provide bridge loans to MYMD of up to an aggregate principal amount of $3,000,000. Bridge Loan Advances are made in the amounts and at the times as needed to fund MYMD’s operating expenses, and as of the filing of this joint proxy and consent solicitation statement/prospectus, Akers has made a total of $1.2 million of Bridge Loan Advances. The advances accrue interest at 5% per annum, which may be increased to 8% per annum upon occurrence of any event of default, from the date of such default. The principal and the accrued interest under the Bridge Loan Note is to be repaid upon the earliest to occur of (a) April 15, 2022; (b); if the merger is consummated, then upon demand of Akers following the consummation of the merger; or (c) the date on which the Bridge Loan Note is accelerated upon event of default. MYMD granted Akers a first priority security interest in and lien on substantially all of the assets of MYMD as security for the Bridge Loan Note. The outstanding principal amount and the accrued interest of the Bridge Loan Note are convertible into shares of MYMD common stock in accordance with the terms of the Merger Agreement.

Financial Operations Overview

Research and Development Expense

Research and development expenses represent costs incurred to conduct research and development, such as the development of MYMD’s product candidates. MYMD recognizes all research and development costs as they are incurred. Research and development expenses consist primarily of the following:

●	salaries and benefits;

●	contracted research and manufacturing;

●	consulting arrangements; and

●	other expenses incurred to advance MYMD’s research and development activities.

The largest component of MYMD’s operating expenses has historically been the investment in research and development activities. MYMD expects research and development expenses will increase in the future as MYMD advances its product candidates into and through clinical trials and pursues regulatory approvals, which will require a significant investment in costs of clinical trials, regulatory support, and contract manufacturing. It is likely that MYMD will evaluate opportunities to acquire or in-license other product candidates and technologies, which may result in higher research and development expenses due to license fee and/or milestone payments, as well as added clinical development costs.

The process of conducting clinical trials necessary to obtain regulatory approval is costly and time consuming. MYMD may never succeed in timely developing and achieving regulatory approval for its product candidates. The probability of success of MYMD’s product candidates may be affected by numerous factors, including clinical data, competition, manufacturing capability and commercial viability. As a result, MYMD is unable to determine the duration and completion costs of MYMD development projects or when and to what extent MYMD will generate revenue from the commercialization and sale of any of its product candidates.

General and Administrative Expenses

General and administrative expenses consist of employee-related expenses, including salaries, benefits, travel and noncash stock-based compensation, and other administrative functions, as well as fees paid for legal, and accounting services, consulting fees and facilities costs not otherwise included in research and development expense. Legal costs include general corporate legal fees and patent costs. MYMD expects to incur additional expenses as a result of operating as a public company following completion of the merger, including expenses related to compliance with the rules and regulations of the SEC and Nasdaq, additional insurance, investor relations and other administrative expenses and professional services.

Other Income (Expense), Net

Other income (expense), net consists of amortization of debt costs and accrued interest on a related party loan.

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Results of Operations

Summary of the nine months ended September 30, 2020 and September 30, 2019

	Nine Months Ended September 30, (Unaudited)		Dollar
	2020	2019	Change
	(in thousands)
Operating expenses:
Research and development	$1,484	$1,831	$(347)
General and administrative	1,848	4,817	(2,969)
Total operating expenses	3,332	6,648	(3,316)
Loss from operations	(3,332)	(6,648)	3,316
Interest expense	(623)	(9)	(614)
Net loss	$(3,955)	$(6,657)	$2,702

Research and development

All MYMD research and development relates to its product candidate, MyMD-1, an immunometabolic regulator to treat autoimmune diseases and, aging-related diseases. The following table shows MYMD research and development expenses by category for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30, (Unaudited)
	2020	2019
	(in thousands)
Contract research	$1,243	$1,607
Payroll and personnel costs	180	180
Consulting and outside services	61	44
Total research and development expenses	$1,484	$1,831

Research and development expenses decreased by $0.3 million to $1.5 million for the nine months ended September 30, 2020, from $1.8 million for the nine months ended September 30, 2019. The decrease was due to contract research costs, specifically higher regulatory costs during the nine months ended September 30, 2019.

General and administrative

General and administrative expenses decreased by $3.0 million, to $1.8 million for the nine months ended September 30, 2020, from $4.8 million for the nine months ended September 30, 2019. The decrease was primarily due to reduced non-cash stock compensation expense of $.3 4 million1 during the nine months ended September 30, 2020, as compared to $3.6 million in during the nine months ended September 30, 2019.

Interest Expense

Interest expense increased to $0.6 million for the nine months ended September 30, 2020 from $0.09 million for the nine months ended September 30, 2019. The increase was due primarily to the amortization of debt issuance costs.

1 $0.34 million or $3.4 million?

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Summary of the year ended December 31, 2019 and the year ended December 31, 2018

	Year Ended
	December 31,		Dollar
	2019	2018	Change
	(in thousands)
Operating expenses:
Research and development	$3,628	$6,416	$(2,788)
General and administrative	5,765	11,649	(5,884)
Total operating expenses	9,393	18,065	(8,672)
Loss from operations	(9,393)	(18,065)	8,672
Interest expense	(246)	-	(246)
Net loss	$(9,639)	$(18,065)	$8,426

Research and development

All MYMD research and development relates to its product candidate, MyMD-1. The following table shows MYMD research and development expenses by category for the years ended December 31, 2019 and 2018:

	Year Ended
	December 31,
	2019	2018
	(in thousands)
Contract research	$3,278	$6,085
Payroll and personnel costs	240	240
Consulting and outside services	110	91
Total research and development expenses	$3,628	$6,416

Research and development expenses decreased by $2.8 million, to $3.6 million, for the year ended December 31, 2019 from $6.4 million for the year ended December 31, 2018. During the year ended December 31, 2018, MYMD made a $3.8 million commitment for contract research to further develop the MyMD-1 technology. During the year ended December 31, 2019, costs continued primarily for research related to product development and clinical trial support for the Phase 1 safety trial.

General and administrative

General and administrative expenses decreased by $5.9 million, to $5.8 million, for the year ended December 31, 2019 from $11.6 million for the year ended December 31, 2018. The decrease was due to $3.6 million and $10.7 million of non-cash stock compensation expense during the years ended December 31, 2019, and December 31, 2018, respectively. This decrease in stock compensation expense was partially offset by additional travel and legal costs during the year ended December 31, 2019.

Liquidity and Capital Resources

Sources of Liquidity

Since inception through September 30, 2020, MYMD operations have been financed primarily by net cash proceeds from the sale of its common stock in private placements. As of September 30, 2020, MYMD had $0.04 million in cash and cash equivalents and an accumulated deficit of $42.5 million.

In May 2019, MYMD entered into a revolving credit facility with The Starwood Trust, a shareholder, which allows for borrowing of up to $5.0 million. The facility has an initial term of 18 months, at which time all the outstanding borrowings and accrued interest are due in full. Borrowings accrue interest at a rate of 5% per annum. As of September 30, 2020, there was approximately $2 million remaining on this credit facility. This line of credit is expected to be repaid at the time of the closing of the merger.

In November 2020, MYMD entered into the above-described Bridge Loan Note with Akers providing borrowing capacity of up to $3.0 million.

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Cash Flows

The following table summarizes MYMD’s cash flows for the periods indicated:

	Year Ended December 31,		Nine Months Ended September 30, (Unaudited)
	2019	2018	2020	2019
	(in thousands)
Cash used in operating activities	$(5,319)	$(7,600)	$(3,242)	$(3,321)
Cash used in investing activities	-	-	-	-
Cash provided by financing activities	4,891	8,103	3,154	2,768
Net increase in cash, cash equivalents and restricted cash	$(428)	$503	$(88)	$(553)

Cash flows from operating activities

Cash used in operating activities for the nine months ended September 30, 2020 was $3.2 million, consisting of a net loss of $4.0 million, which was offset by $0.3 million of share-based compensation and $0.6 million of debt issuance cost amortization.

Cash used in operating activities for the nine months ended September 30, 2019 was $3.3 million, consisting of a net loss of $6.7 million, which was offset by $3.4 million of share-based compensation.

Cash used in operating activities for the year ended December 31, 2019 was $5.3 million, consisting of a net loss of $9.6 million, which was offset by $3.6 million of share-based compensation along with $0.5 million of increases in liabilities.

Cash used in operating activities for the period ended December 31, 2018 was $7.6 million, consisting of a net loss of $18.1 million, which was offset by $10.7 million of share-based compensation.

Cash flows from financing activities

Cash provided by financing activities for the nine months ended September 30, 2020 was $3.2 million, consisting of proceeds from the sale of common stock for $2.0 million and proceeds from a related party loan for $1.2 million.

Cash provided by financing activities for the nine months ended September 30, 2019 was $2.8 million, consisting of proceeds from the sale of common stock for $2.3 million and proceeds from a related party loan for $0.4 million.

Cash provided by financing activities for the year ended December 30, 2019 was $4.9 million, consisting of proceeds from the sale of common stock for $3.0 million and proceeds from a related party loan for $1.9 million.

Cash provided by financing activities for the year ended December 30, 2018 was $8.1 million, consisting of proceeds from the sale of common stock and exercise of warrants for $2.9 million and proceeds from a related party loan for $5.2 million.

Future Funding Requirements

MYMD has not generated any revenue from product sales, and does not know when, or if, it will generate any revenue from product sales. MYMD does not expect to generate any revenue from product sales unless and until it obtains regulatory approval of and commercializes any of its product candidates. At the same time, MYMD expects its expenses to increase in connection with its ongoing development activities, particularly as MYMD continues the research, development, and clinical trials of, and seeks regulatory approval for, its product candidates. In addition, subject to obtaining regulatory approval of any of its product candidates, MYMD anticipates that it will need substantial additional funding in connection with its continuing operations. MYMD plans to continue to fund its operations and capital requirements through equity and/or debt financing, but there are no assurances that the company will be able to raise sufficient amounts of funding in the future on acceptable terms, or at all.

As of September 30, 2020, MYMD had cash and cash equivalents of $43,623. Without the merger contemplated by the Merger Agreement, MYMD’s present capital resources (even with the Bridge Loan Note) are not sufficient to fund its planned operations for a 12-month period without the note financing transaction, or sale of additional shares, and therefore, raise substantial doubt about MYMD’s ability to continue as a going concern. MYMD believes that the Bridge Loan Note, together with additional availability under the credit facility with The Starwood Trust, will be sufficient to fund its planned operations through July 2021.

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After the merger, until MYMD can generate a sufficient amount of product revenue to finance its cash requirements, it expects to finance its future cash needs primarily through the issuance of additional equity, borrowings, and potential strategic alliances with pharmaceutical companies. To the extent that MYMD raises additional capital through the issuance of additional equity or convertible debt securities, the ownership interest of MYMD stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting MYMD’s ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends. If MYMD raises additional funds through marketing and distribution arrangements or other collaborations, strategic alliances, or licensing arrangements with third parties, MYMD may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to MYMD. If MYMD is unable to raise additional funds through equity or debt financings when needed, MYMD may be required to delay, limit, reduce or terminate its product development or commercialization efforts or grant rights to develop and market product candidates to third parties that MYMD would otherwise prefer to develop and market itself.

Contractual Obligations and Other Commitments

In November 2016, MYMD entered into an agreement with the holders of certain intellectual property relating to MYMD’s current product candidate. Under the terms of the agreement, the counterparty assigned its rights and interest in certain patents to MYMD in exchange for future royalty payments based on a fixed percentage of future revenues, as defined. The agreement is effective until the later of (1) the date of expiration of the assigned patents or (2) the date of expiration of the last strategic partnership or licensing agreement including the assigned patents.

Other Contracts

MYMD enters into contracts in the normal course of business with various third parties for pre-clinical research studies, clinical trials, testing and other services. These contracts generally provide for termination upon notice, and therefore MYMD believes that its non-cancelable obligations under these agreements are not material.

Off-Balance Sheet Arrangements

MYMD has not entered into any off-balance sheet arrangements and does not have any holdings in variable interest entities.

Critical Accounting Polices and Estimates

MYMD management’s discussion and analysis of financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires MYMD to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses. On an ongoing basis, MYMD evaluates these estimates and judgments. MYMD bases its estimates on historical experience and on various assumptions that MYMD believes to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially from these estimates. MYMD believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Research and Development Expenses – Research and development costs are expensed in the period in which they are incurred and include the expenses paid to third parties, such as contract research organizations and consultants, who conduct research and development activities on behalf of MYMD.

Use of Estimates – The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires MYMD’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from such estimates and such differences could be material.

Stock-based Compensation

MYMD recognizes noncash stock-based compensation expense related to stock-based awards to employees, non-employees, and directors, including stock options, based on the fair value on the grant date using the Black-Scholes option pricing model. The related stock-based compensation is recognized as expense on a straight line-basis over the employee’s, non-employee’s, or director’s requisite service period (generally the vesting period). Noncash stock compensation expense is based on awards ultimately expected to vest and is reduced by an estimate for future forfeitures. Forfeitures are recorded as incurred.

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In determining the fair value of stock options, MYMD uses the Black-Scholes option pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Fair Value of Common Stock—The fair value of the shares of common stock underlying stock options has historically been determined by MYMD’s board of directors. Because there has been no public market for its common stock, the board of directors exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair value of MYMD’s common stock, including important developments in its operations, actual operating results and financial performance, the conditions in the life sciences industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of its common stock, among other factors.

Expected Term—MYMD’s expected term represents the period that the stock-based awards are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) for employee options. In connection with the Merger Agreement, all options will expire at the two-year anniversary of closing of the merger.

Expected Volatility—Since MYMD is privately held and does not have any trading history for its common stock, the expected volatility is estimated based on the average volatility for comparable publicly traded biotechnology companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, or stage in the product development life cycle. In connection with the Merger Agreement, all options will expire at the two-year anniversary of closing the merger.

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

Expected Dividend—MYMD has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, MYMD uses an expected dividend yield of zero.

MYMD accounts for stock-based compensation arrangements with non-employees using a fair value approach. The fair value of options granted to non-employees is measured using the Black-Scholes option pricing model reflecting similar assumptions for employees except that the expected term is based on the options’ remaining contractual term instead of the simplified method in each of the reported periods. The compensation costs of these arrangements are subject to remeasurement over the vesting terms as earned.

For the year ended December 31, 2019 and the year ended December 31, 2018, stock-based compensation expense was $3.6 million and $10.7 million, respectively. For the nine months ended September 30, 2020 and 2019, stock-based compensation expense was $0.3 million and $3.4 million, respectively. As of September 30, 2020, MYMD had no unrecognized stock-based compensation costs.

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Supera’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of Supera’s financial condition and operating results together with Supera’s financial statements and related notes included elsewhere in this joint proxy and consent solicitation statement/prospectus. This discussion and analysis and other parts of this joint proxy and consent solicitation statement/prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties, and assumptions. See the section of this document entitled “Cautionary Statement Regarding Forward-Looking Statements.” Supera’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this joint proxy and consent solicitation statement/prospectus.

Overview

Supera is a Florida corporation that was incorporated in September 2018 by Jonnie R. Williams, Sr. and The Starwood Trust in order to develop and commercialize certain synthetic derivatives of naturally grown cannabidiols. Supera’s initial product candidate, Supera-1R, is a synthetic derivative of cannabidiol to treat various seizures, pain, and anxiety/depression by inhibiting numerous receptors. In December 2018, Mr. Williams assigned his rights and intellectual property relating to Supera-1R to Supera. As partial consideration for such assignment, Supera has granted to SRQ Patent Holdings II, LLC, an affiliate of Mr. Williams, a royalty with respect to product sales and other consideration arising from the assigned intellectual property.

Recent Developments

On November 11, 2020, concurrently with the execution by Akers and MYMD of the Merger Agreement, Supera entered into the Supera Asset Purchase Agreement with MYMD. Under the Supera Asset Purchase Agreement, Supera agreed to sell to MYMD substantially all of the assets associated with its business of developing and commercializing synthetic derivatives of naturally grown cannabidiols immediately prior to (and contingent on) the closing of the merger between MYMD and Akers. The aggregate purchase price for the purchased assets consists of 33,937,909 shares of MYMD common stock and the assumption of certain liabilities for trade accounts payable to third parties incurred in the ordinary course of business and certain liabilities under the assigned contracts to the extent performance is required after the closing of the Supera Purchase.

On November 11, 2020, Supera entered into an Amended and Restated Confirmatory Patent Assignment and Royalty Agreement with SRQ Patent Holdings II under which Supera (or its successor) will be obligated to pay to SRQ Patent Holdings II (or its designees) certain royalties on product sales or other revenue received on products that incorporate or are covered by the intellectual property that was assigned to Supera by Mr. Williams. The royalty is equal to 8% of the net sales price on products sales and, without duplication, 8% of milestone revenue or sublicense compensation. This agreement will be assumed by MYMD in connection with the Supera Purchase and will remain in place following the merger.

Financial Operations Overview

Research and Development Expense

Research and development expenses represent costs incurred to conduct research and development, such as the development of Supera-1R. All costs to date have been pre-clinical. Supera recognizes all research and development costs as they are incurred. Research and development expenses consist primarily of the following:

●	contracted research and manufacturing;

●	consulting arrangements; and

●	other expenses incurred to advance Supera’s research and development activities.

Supera expects research and development expenses will increase in the future as Supera advances its product candidates into and through clinical trials and pursues regulatory approvals, which will require a significant investment in costs of clinical trials, regulatory support, and contract manufacturing.

The process of conducting clinical trials necessary to obtain regulatory approval is costly and time consuming. Supera may never succeed in timely developing and achieving regulatory approval for its product candidates. The probability of success of Supera’s product candidates may be affected by numerous factors, including clinical data, competition, manufacturing capability and commercial viability. As a result, Supera is unable to determine the duration and completion costs of Supera development projects or when and to what extent Supera will, if ever, generate revenue from the commercialization and sale of any of its product candidates.

General and Administrative Expenses

General and administrative expenses consist of employee-related expenses, including salaries, benefits, travel, and other administrative functions, as well as fees paid for legal, accounting and tax services, and consulting services. Legal costs include general corporate legal fees and patent costs. Supera expects to incur additional expenses as a result of being part of a public company following completion of the merger, including expenses related to compliance with the rules and regulations of the SEC and Nasdaq, additional insurance, investor relations and other administrative expenses and professional services.

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Other Expense (Income)

Other Expense (Income) is primarily travel expense reimbursements from an affiliate. The company also has an agreement with an affiliate, MYMD, which reimburses Supera for the cost of flights used by MYMD, based on an agreed-upon commercial hourly rate, plus fuel, contract pilot costs and other related expenses.

Results of Operations

Summary of the nine months ended September 30, 2020 and September 30, 2019

	Nine Months Ended September 30, (Unaudited)		Dollar
	2020	2019	Change
	(in thousands)
Operating expenses:
Research and development	$55	$63	$(8)
Travel and jet expenses	680	1,003	(323)
General and administrative	214	136	78
Total operating expenses	949	1,202	(253)
Loss from operations	(949)	(1,202)	253
Other Expense (Income)
Travel expense reimbursements from affiliate	(562)	(865)	303
Interest expense	20	3	17
Net loss	$(407)	$(340)	$(57)

Research and development

All Supera research and development relates to its product candidate, Supera-1R, anticipated to be an FDA-approved synthetic derivative of naturally grown cannabidiols. All research and development incurred by Supera during all periods relates to contract research expenses to develop Supera-1R.

Travel and jet expenses

Travel and jet expenses for the jet leased by Supera decreased by $0.3 million, to $0.7 million for the nine months ended September 30, 2020 from $1.0 million for the nine months ended September 30, 2019. The decrease was due to a reduction in jet fuel expenses due to a decline in aircraft usage during the period ended September 30, 2020 as compared to the period ended September 30, 2019.

General and administrative

General and administrative expenses primarily consist of payroll and patent expenses and was not materially changed from September 30, 2020 from September 30, 2019, with most of the increase due to patent expense.

Travel expense reimbursements from affiliate

Travel expense reimbursements from affiliate decreased by $0.3 million to $0.6 million for the nine months ended September 30, 2020 from $0.9 million for the nine months ended September 30, 2019. The reduction is attributable to reduced travel and usage of the aircraft.

Summary of the year ended December 31, 2019 and the year ended December 31, 2018

	Year Ended
	December 31,		Dollar
	2019	2018	Change
	(in thousands)
Operating expenses:
Research and development	$232	$30	$202
Travel and jet expenses	1,413	100	1,313
General and administrative	192	12	180
Total operating expenses	1,837	142	1,695
Loss from operations	(1,837)	(142)	(1,695)
Other Expense (Income)
Travel expense reimbursements from affiliate	(1,364)	(13)	(1,351)
Interest expense	3	-	3
Net loss	$(476)	$(129)	$(347)

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Research and development

All Supera research and development relates to development of Supera-1R. All research and development incurred by Supera during all periods relates to contract research expenses to develop Supera-1R.

Travel and jet expenses

Travel and jet expenses increased by $1.3 million, to $1.4 million for the year ended December 31, 2019 from $0.1 million for the year ended December 31, 2018, which consisted of approximately three months. The increase was due to a more consistent travel requirement in 2019.

General and administrative

General and administrative expenses increased by $0.2 million, to $0.2 million for the year ended December 31, 2019. The increase was due to patent costs to ensure the Supera-1R patent was properly filed with U.S. and European patent offices. General and administrative expenses were nominal for the year ended December 31, 2018.

Liquidity and Capital Resources

Sources of Liquidity

Since inception through September 30, 2020, Supera operations have been financed by a related party line of credit, as described below. As of September 30, 2020, Supera had $3,360 in cash and cash equivalents and an accumulated deficit of $1.0 million.

In November 2018, Supera entered into a line of credit facility with The Starwood Trust, a shareholder, which allows for borrowings of up to $1,000,000. The facility expires on December 31, 2021, at which time all outstanding borrowings and accrued interest, if any, are due in full. Borrowings accrue interest at a rate of 5% per annum.

Cash Flows

The following table summarizes Supera’s cash flows for the periods indicated:

	Year Ended December 31,		Nine Months Ended September 30, (Unaudited)
	2019	2018	2020	2019
	(in thousands)
Cash used in operating activities	$(425)	$(18)	$(173)	$(43)
Cash used in investing activities	-	-	-	-
Cash provided by financing activities	422	23	174	38
Net increase (decrease) in cash, cash equivalents and restricted cash	$(3)	$5	$1	$(5)

Cash flows from operating activities

Cash used in operating activities for the nine months ended September 30, 2020 was $0.2 million, consisting of a net loss of $0.4 million, which was offset by $0.2 million of changes in operating liabilities, primarily accounts payable.

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Cash used in operating activities for the nine months ended September 30, 2019 was $0.04 million, consisting of a net loss of $0.3 million, which was offset by $0.3 million of changes in operating liabilities, primarily accounts payable.

Cash used in operating activities for the year ended December 31, 2019 was $0.4 million, consisting of a net loss of $0.5 million, which was offset by $0.1 million of changes in operating liabilities, primarily accounts payable.

Cash used in operating activities for the period ended December 31, 2018 was $0.0 million, consisting of a net loss of $0.1 million, which was offset by $0.1 million of changes in operating liabilities, primarily accounts payable.

Cash flows from financing activities

Cash provided by financing activities for all periods was due to proceeds from a related party line of credit.

Supera Future Funding Requirements

Supera has not generated any revenue from product sales, and does not know when, or if, it will generate any revenue from product sales. Supera does not expect to generate any revenue from product sales unless and until it obtains regulatory approval of and commercializes any of its product candidates. At the same time, Supera expects its expenses to increase in connection with its ongoing development activities, particularly as Supera continues the research, development, and clinical trials of, and seeks regulatory approval for, its product candidates. In addition, subject to obtaining regulatory approval of any of its product candidates, Supera anticipates that it will need substantial additional funding in connection with its continuing operations. Supera plans to continue to fund its operations and capital requirements through equity and/or debt financing, but there are no assurances that the company will be able to raise sufficient amounts of funding in the future on acceptable terms, or at all.

As of September 30, 2020, Supera had cash and cash equivalents of $3,360. Supera’s present capital resources are not sufficient to fund its planned operations for a 12-month period without the Starwood Trust line of credit, or sale of additional shares, and therefore, raise substantial doubt about Supera’s ability to continue as a going concern.

Until Supera can generate a sufficient amount of product revenue to finance its cash requirements, it expects to finance its future cash needs primarily through the issuance of additional equity, borrowings, and strategic alliances with partner companies. To the extent that Supera raises additional capital through the issuance of additional equity or convertible debt securities, the ownership interest of Supera stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting Supera’s ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends. If Supera raises additional funds through marketing and distribution arrangements or other collaborations, strategic alliances, or licensing arrangements with third parties, Supera may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to Supera. If Supera is unable to raise additional funds through equity or debt financings when needed, Supera may be required to delay, limit, reduce or terminate its product development or commercialization efforts or grant rights to develop and market product candidates to third parties that Supera would otherwise prefer to develop and market itself.

Contractual Obligations and Other Commitments

In November 2020, the Supera entered the above described Amended and Restated Confirmatory Patent Assignment and Royalty Agreement with SRQ Patent Holdings II. The agreement is effective until the later of (1) the date of expiration of the assigned patents or (2) the date of expiration of the last strategic partnership or licensing agreement including the assigned patents.

Supera leases an airplane from a company under common control at a fixed amount and incurred $0.45 million, $0.60 million, and $0.10 million in lease costs during the period ended September 30, 2020 and the years ended December 31, 2019 and 2018, respectively. Supera also has an agreement with an affiliate, MYMD, which reimburses Supera for the cost of flights used by MYMD, based on an agreed-upon commercial hourly rate, plus fuel, contract pilot costs and other related expenses. These travel reimbursements are recorded as other income in the accompanying statements of operations.

Other Contracts

Supera enters into contracts in the normal course of business with various third parties for preclinical research studies, testing and other services. These contracts generally provide for termination upon notice, and therefore Supera believes that its non-cancelable obligations under these agreements are not material.

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Off-Balance Sheet Arrangements

Supera has not entered into any off-balance sheet arrangements and does not have any holdings in variable interest entities.

Critical Accounting Polices and Estimates

Supera management’s discussion and analysis of financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires Supera to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, Supera evaluates these estimates and judgments. Supera bases its estimates on historical experience and on various assumptions that Supera believes to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially from these estimates. Supera believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Research and Development Expenses – Research and development costs are expensed in the period in which they are incurred and include the expenses paid to third parties, such as contract research organizations and consultants, who conduct research and development activities on behalf of Supera.

Use of Estimates – The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires Supera’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from such estimates and such differences could be material.

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DESCRIPTION OF AKERS CAPITAL STOCK

As a result of the merger, MYMD stockholders who receive shares of Akers common stock in the merger will become stockholders of Akers. The rights of stockholders of Akers will be governed by New Jersey law, the A&R Charter and the Akers Bylaws, as amended. The following briefly summarizes the material terms of Akers’ common stock after giving effect to the merger, the amendment and restatement of the Akers Charter, and the other transactions contemplated hereunder. Akers urges you to read the applicable provisions of the New Jersey Business Corporation Act, the proposed A&R Charter and the Akers Bylaws carefully in their entirety. A copy of the proposed amendments to the Akers Charter in the form of A&R Charter is included in this joint proxy and consent solicitation statement/prospectus as Annex B.

Unless otherwise noted, all disclosure included in this “Description of Akers Capital Stock” section reflects the 1-for-24 reverse stock split of Akers’ common stock that was effected on November 25, 2019.

Proposed Amended and Restated Akers Charter

If stockholders approve Proposal 3, the “A&R Charter Proposal,” the Akers Charter will be amended and restated as set forth in Annex B. Each of the Reverse Stock Split Proposal, A&R Charter Proposal and Incentive Plan Proposal are conditioned on the approval of the Share Issuance Proposal, and the approval of the Share Issuance Proposal is conditioned on the approval of the Reverse Stock Split Proposal and the A&R Charter Proposal. The following description of such proposed amended and restated certificate of incorporation is qualified by reference to Annex B.

Pursuant to the proposed A&R Charter, Akers will be authorized to issue up to 550 million (550,000,000) shares, of which 500 million (500,000,000) shares shall be common stock, without par value, and 50,000,000 million (50,000,000) shares shall be preferred stock, without par value. Holders of Akers common stock will be entitled to one vote for each share held on all matters submitted to a vote of stockholders and will not have cumulative voting rights.

Also pursuant to the proposed A&R Charter, Akers shall have the power to indemnify and advance expenses, to the extent permitted by applicable law, to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of Akers, or is or was serving at the request of Akers as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding. Akers directors shall not be personally liable to Akers or its shareholder for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by applicable law.

General

The following description of Akers’ capital stock and provisions the Akers Charter and the Akers Bylaws, as currently in effect without giving effect to the A&R Charter Proposal, are summaries and are qualified by reference to the Akers Charter and the Akers Bylaws that are on file with the SEC.

Akers’ authorized capital stock consists of 150,000,000 shares, of which 100,000,00 are common stock, without par value, and 50,000,000 are preferred stock, without par value, 10,000,000 of which have been designated as Series A Convertible Preferred Stock, 1,990,000 of which have been designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”), 211,353 of which have been designated as Series D Convertible Preferred Stock, and 100,000 of which have been designated as Series E Junior Participating Preferred Stock. As of January 5, 2021, there were 17,585,261 shares of common stock issued and outstanding and no shares of Series A Convertible Preferred Stock, Series C Convertible Preferred Stock or Series E Junior Participating Preferred Stock issued and outstanding. As of January 5, 2021, there were 72,992 shares of Series D Convertible Preferred Stock issued and outstanding and warrants to purchase Series C Preferred Stock convertible into 55,000 shares of common stock outstanding. Akers currently expects that the outstanding shares of Series D Convertible Preferred Stock will be converted prior to the closing of the merger.

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Common Stock

Voting Rights

Each Akers shareholder has one vote for each share of common stock held on all matters submitted to a vote of stockholders. A shareholder may vote in person or by proxy. Elections of directors are determined by a plurality of the votes cast and all other matters are decided by a majority of the votes cast by those stockholders entitled to vote and present in person or by proxy.

Because Akers stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of Akers shares of common stock will be able to elect all of the Akers directors. The Akers Charter and Akers Bylaws provide that shareholder actions may be effected at a duly called meeting of stockholders or pursuant to written consent of the majority of stockholders. A special meeting of stockholders may be called by the president, chief executive officer or the board of directors pursuant to a resolution approved by the majority of the Akers Board of Directors.

Dividend Rights

The holders of outstanding shares of common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Akers board of directors may determine, provided that required dividends, if any, on preferred stock have been paid or provided for. However, to date Akers has not paid or declared cash distributions or dividends on Akers common stock and does not currently intend to pay cash dividends on its common stock in the foreseeable future. Akers intend to retain all earnings, if and when generated, to finance its operations. The declaration of cash dividends in the future will be determined by the board of directors based upon Akers’ earnings, financial condition, capital requirements and other relevant factors.

No Preemptive or Similar Rights

Holders of Akers common stock do not have preemptive rights, and common stock is not convertible or redeemable.

Right to Receive Liquidation Distributions

Upon Akers’ dissolution, liquidation or winding-up, the assets legally available for distribution to Akers stockholders and remaining after payment to holders of preferred stock of the amounts, if any, to which they are entitled, are distributable ratably among the holders of Akers common stock subject to any senior class of securities.

The NASDAQ Capital Market Listing

Akers common stock is listed on The Nasdaq Capital Market under the symbol “AKER”.

Transfer Agent and Registrar

The transfer agent and registrar for Akers common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Options, Warrants and RSUs

As of January 5, 2021, Akers had no shares of common stock issuable upon exercise of outstanding options, 10,925,952 shares of common stock issuable upon the exercise of warrants, and 1,040,540 shares of common stock issuable upon the exercise of Pre-funded Warrants, 55,000 shares of common stock issuable upon the exercise of warrants to purchase Series C Preferred Stock and an aggregate of 804,963 shares of common stock issuable upon settlement of vested RSUs and upon vesting and settlement of outstanding unvested RSUs. The shares issuable upon the vesting of RSUs are not issuable until the increase in the number authorized shares of common stock is approved by the stockholders of Akers. There are no other outstanding warrants, options or RSUs at this time.

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Preferred Stock

Akers may issue any class of preferred stock in any series. The Akers board of directors has the authority, subject to limitations prescribed under New Jersey law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations and restrictions. The Akers board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding. The Akers board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Akers and may adversely affect the market price of common stock and the voting and other rights of the holders of common stock.

Series C Convertible Preferred Stock

As of January 5, 2021, Akers had 55,000 warrants to purchase an aggregate of 55,000 shares of Series C Preferred Stock outstanding, with an exercise price of $4.00 per share of Series C Preferred Stock (the “Series C Warrants”). The Series C Warrants were issued on December 9, 2019 and expire on January 6, 2025.

Rank

The Series C Preferred Stock ranks (1) on parity with common stock on an “as converted” basis, (2) senior to any series of Akers capital stock hereafter created specifically ranking by its terms junior to the Series C Preferred Stock, (3) on parity with any series of Akers capital stock hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock, and (4) junior to any series of Akers capital stock hereafter created specifically ranking by its terms senior to the Series C Preferred Stock in each case, as to dividends or distributions of assets upon Akers’ liquidation, dissolution or winding up whether voluntary or involuntary.

Conversion Rights

Each share of the Series C Preferred Stock is convertible into one (1) share of common stock, provided that the holder will be prohibited from converting Series C Preferred Stock into shares of common stock if, as a result of such conversion, the holder would own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock issuable upon conversion of the Series C Preferred Stock, or, at the election of a holder, together with its affiliates, would own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock issuable upon conversion of the Series C Preferred Stock. The conversion rate of the Series C Preferred Stock is subject to proportionate adjustments for stock splits, reverse stock splits and similar events, but is not subject to adjustment based on price anti-dilution provisions.

Dividend Rights

In addition to stock dividends or distributions for which proportionate adjustments will be made, holders of Series C Preferred Stock are entitled to receive dividends on shares of Series C Preferred Stock equal, on an as-if-converted-to-common-stock basis, to and in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock. No other dividends are payable on shares of Series C Preferred Stock.

Voting Rights

Except as provided in the Certificate of Designation of Series C Convertible Preferred Stock (the “Series C Certificate of Designation”) or as otherwise required by law, the holders of Series C Preferred Stock will have no voting rights. However, Akers may not, without the consent of holders of a majority of the outstanding shares of Series C Preferred Stock, alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock, increase the number of authorized shares of Series C Preferred Stock, or enter into any agreement with respect to the foregoing.

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Liquidation Rights

Upon any liquidation, dissolution or winding-up of Akers, whether voluntary or involuntary, the holders of Series C Preferred Stock are entitled to receive, pari passu with the holders of common stock, out of the assets available for distribution to stockholders an amount equal to such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into common stock immediately before such liquidation, dissolution or winding up, without giving effect to any limitation on conversion as a result of the beneficial ownership limitation, as described above.

Exchange Listing

Akers does not plan on making an application to list the shares of Series C Preferred Stock on the Nasdaq, any national securities exchange or other nationally recognized trading system. Akers common stock issuable upon conversion of the Series C Preferred Stock is listed on the Nasdaq under the symbol “AKER”.

Failure to Deliver Conversion Shares

If Akers fails to timely deliver shares of common stock upon conversion of the Series C Preferred Stock (the “Series C Conversion Shares”) within the time period specified in the Series C Certificate of Designation (within two trading days after delivery of the notice of conversion, or any shorter standard settlement period in effect with respect to trading market on the date notice is delivered), then Akers is obligated to pay to the holder, as liquidated damages, an amount equal to $50 per trading day (increasing to $100 per trading day after the third trading day and $200 per trading day after the tenth trading day) for each $5,000 of Series C Conversion Shares for which the Series C Preferred Stock converted which are not timely delivered. If Akers makes such liquidated damages payments, Akers is not also obligated to make Buy-In (as defined below) payments with respect to the same Series C Conversion Shares.

Compensation for Buy-In on Failure to Timely Deliver Shares

If Akers fails to timely deliver the Series C Conversion Shares to the holder, and if after the required delivery date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder or its brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the Series C Conversion Shares which the holder anticipated receiving upon such conversion or exercise (a “Buy-In”), then Akers is obligated to (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Series C Conversion Shares that Akers was required to deliver times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the Series C Preferred Stock and equivalent number of Series C Conversion Shares for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had Akers timely complied with its conversion and delivery obligations.

Subsequent Rights Offerings; Pro Rata Distributions

If Akers grants, issues or sells any common stock equivalents pro rata to the record holders of any class of shares of common stock (the “Series C Purchase Rights”), then a holder of Series C Preferred Stock will be entitled to acquire, upon the terms applicable to such Series C Purchase Rights, the aggregate Series C Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon conversion of the Series C Preferred Stock (without regard to any limitations on conversion). If Akers declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of common stock, then a holder of Series C Preferred Stock is entitled to participate in such distribution to the same extent as if the holder had held the number of shares of common stock acquirable upon complete conversion of the Series C Preferred Stock (without regard to any limitations on conversion).

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Fundamental Transaction

If, at any time while the Series C Preferred Stock is outstanding, (i) Akers, directly or indirectly, in one or more related transactions effects any merger or consolidation of Akers with or into another person, (ii) Akers, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by Akers or another person) is completed pursuant to which holders of common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding common stock, (iv) Akers, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property, or (v) Akers, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of common stock (not including any shares of common stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Series C Preferred Stock Fundamental Transaction”), then upon any subsequent conversion of Series C Preferred Stock, the holder will receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Series C Preferred Stock Fundamental Transaction (without regard to the beneficial ownership limitation), the number of shares of common stock of the successor or acquiring corporation or of Akers, if it is the surviving corporation, and any additional consideration (the “Series C Preferred Stock Alternate Consideration”) receivable as a result of such Series C Preferred Stock Fundamental Transaction by a holder of the number of shares of common stock for which the Series C Preferred Stock is convertible immediately prior to such Series C Preferred Stock Fundamental Transaction (without regard to the beneficial ownership limitation). For purposes of any such conversion, the determination of the conversion ratio will be appropriately adjusted to apply to such Series C Preferred Stock Alternate Consideration based on the amount of Series C Preferred Stock Alternate Consideration issuable in respect of one share of common stock in such Series C Preferred Stock Fundamental Transaction. If holders of common stock are given any choice as to the securities, cash or property to be received in a Series C Preferred Stock Fundamental Transaction, then the holder will be given the same choice as to the Series C Preferred Stock Alternate Consideration it receives upon automatic conversion of the Series C Preferred Stock following such Series C Preferred Stock Fundamental Transaction.

Series D Convertible Preferred Stock

Rank

The Series D Convertible Preferred Stock ranks (1) on parity with common stock on an “as converted” basis, (2) senior to any series of Akers capital stock hereafter created specifically ranking by its terms junior to the Series D Convertible Preferred Stock, (3) on parity with any series of Akers capital stock hereafter created specifically ranking by its terms on parity with the Series D Convertible Preferred Stock, and (4) junior to any series of our capital stock hereafter created specifically ranking by its terms senior to the Series D Convertible Preferred Stock in each case, as to dividends or distributions of assets upon Akers’ liquidation, dissolution or winding up whether voluntary or involuntary.

Conversion Rights

A holder of Series D Convertible Preferred Stock is entitled at any time to convert any whole or partial number of shares of Series D Convertible Preferred Stock into shares of our common stock, determined by dividing the stated value equal to $0.01 by the conversion price of $0.01 per share. A holder of Series D Convertible Preferred Stock is prohibited from converting Series D Convertible Preferred Stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding (with such ownership restriction referred to as the “Series D Beneficial Ownership Limitation”) immediately after giving effect to the issuance of the shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us. The conversion rate of the Series D Convertible Preferred Stock is subject to proportionate adjustments for stock splits, reverse stock splits and similar events, but is not subject to adjustment based on price anti-dilution provisions.

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Dividend Rights

In addition to stock dividends or distributions for which proportionate adjustments will be made, holders of Series D Convertible Preferred Stock are entitled to receive dividends on shares of Series D Convertible Preferred Stock equal, on an as-if-converted-to-common-stock basis, to and in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock. No other dividends are payable on shares of Series D Convertible Preferred Stock.

Voting Rights

Subject to the Series D Beneficial Ownership Limitation, on any matter presented to the stockholders of Akers for their action or consideration at any meeting of stockholders of Akers (or by written consent of stockholders in lieu of a meeting), each holder, in its capacity as such, shall be entitled to cast the number of votes equal to the number of whole shares of Akers common stock into which the Series D Convertible Preferred Stock beneficially owned by such holder are convertible as of the record date for determining stockholders entitled to vote on or consent to such matter (taking into account all Series D Convertible Preferred Stock beneficially owned by such Holder). Except as otherwise required by law or by the other provisions of the Series D Convertible Preferred Stock Certificate of Incorporation, the Series D Convertible Preferred Stockholders, in their capacity as such, shall vote together with the holders of Akers common stock and any other class or series of stock entitled to vote thereon as a single class.

Liquidation Rights

Upon any liquidation, dissolution or winding-up of Akers, whether voluntary or involuntary, the holders of Series D Convertible Preferred Stock are entitled to receive, pari passu with the holders of common stock, out of the assets available for distribution to stockholders an amount equal to such amount per share as would have been payable had all shares of Series D Convertible Preferred Stock been converted into common stock immediately before such liquidation, dissolution or winding up, without giving effect to any limitation on conversion as a result of the Series D Beneficial Ownership Limitation.

Exchange Listing

Series D Convertible Preferred Stock is not listed on the Nasdaq, any national securities exchange or other nationally recognized trading system. Akers’ common stock issuable upon conversion of the Series D Convertible Preferred Stock is listed on the Nasdaq under the symbol “AKER”.

Failure to Deliver Conversion Shares

If Akers fails to timely deliver shares of common stock upon conversion of the Series D Convertible Preferred Stock (the “Series D Conversion Shares”) within the time period specified in the Series D Preferred Stock Certificate of Designation (the “Series D Certificate of Designation”) (within two trading days after delivery of the notice of conversion, or any shorter standard settlement period in effect with respect to trading market on the date notice is delivered), then Akers is obligated to pay to the holder, as liquidated damages, an amount equal to $25 per trading day (increasing to $50 per trading day on the third trading day and $100 per trading day on the sixth trading day) for each $5,000 of stated value of Series D Preferred Stock being converted which are not timely delivered. If Akers makes such liquidated damages payments, Akers is not also obligated to make Buy-In (defined herein) payments with respect to the same Series D Conversion Shares.

Compensation for Buy-In on Failure to Timely Deliver Shares

If Akers fails to timely deliver the Series D Conversion Shares to the holder, and if after the required delivery date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder or its brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the Series D Conversion Shares which the holder anticipated receiving upon such conversion or exercise (a “Buy-In”), then Akers is obligated to (A) pay in cash to such holder (in addition to any other remedies available to or elected by such holder) the amount, if any, by which (x) such holder’s total purchase price (including any brokerage commissions) for the shares of common stock so purchased exceeds (y) the product of (1) the aggregate number of Series D Conversion Shares that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Series D Convertible Preferred Stock equal to the number of shares of Series D Convertible Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of Series D Conversion Shares that would have been issued if Akers had timely complied with its delivery requirements.

Series E Junior Participating Preferred Stock

In September 2020, the Akers Board of Directors declared a dividend of one preferred share purchase right for each of Akers’ issued and outstanding shares of common stock, payable to the stockholders of record on September 21, 2020. Each such right entitles the registered holder, subject to the terms of a Rights Agreement, dated as of September 9, 2020, between the Company and VStock Transfer, LLC, to purchase from Akers one one-thousandth of a share of the Company’s Series E Junior Participating Preferred Stock, no par value with a stated value of $0.001, at $15.00, subject to certain adjustments. Pursuant to the Merger Agreement, Akers agreed to take any and all necessary action to terminate such shareholder rights plan prior to closing of the merger.

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Anti-Takeover Provisions

The authorization of undesignated preferred stock makes it possible for the Akers board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change Akers’ control.

These provisions are intended to enhance the likelihood of continued stability in the composition of the Akers board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of Akers.

These provisions are also designed to reduce Akers’ vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Akers shares and may have the effect of deterring hostile takeovers or delaying changes in Akers’ control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of Akers stock that could result from actual or rumored takeover attempts.

In addition, Akers is subject to Section 14A-10A of the New Jersey Shareholders Protection Act, a type of anti-takeover statute designed to protect stockholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with Akers to negotiate with the Akers board of directors for the fair and equitable treatment of all stockholders. Subject to certain qualifications and exceptions, the statute prohibits an “interested stockholder” of the combined company from effecting a business combination with the combined company for a period of five years unless its board of directors approved the combination or transaction or series of related transactions that caused such person to become an interested stockholder prior to the stockholder becoming an interested stockholder or after the stockholder becomes an interested stockholder if the subsequent business combination is approved by (i) the combined company’s board of directors (or a committee thereof consisting solely of persons independent from the interested stockholder), and (ii) the affirmative vote of a majority of the voting stock not beneficially owned by such interested stockholder. In addition, but not in limitation of the five-year restriction, the combined company may not engage at any time in a business combination with any interested stockholder of the combined company unless the combination is approved by its board of directors (or a committee thereof consisting solely of persons independent from such interested stockholder) prior to the consummation of the business combination, and the combination receives the approval of a majority of the voting stock of the combined company not beneficially owned by the interested stockholder if the transaction or series of related transactions which caused the interested stockholder to become an interested stockholder was approved by the board of directors prior to the stockholder becoming an interested stockholder.

An “interested shareholder” is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five-year period has at any time owned 10% or more of the voting power of the then outstanding stock of the corporation.

The term “business combination” is defined to include a broad range of transactions including, among other things:

●

the merger or consolidation of the corporation, or any of its subsidiaries, with the interested shareholder or any other corporation that is, or after the merger or consolidation, would be an affiliate or associate of the interested shareholder,

●

the sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to an interested shareholder or any affiliate or associate of the interested shareholder of (i) 10% or more of the aggregate market value of corporation’s assets, (ii) 10% or more of the aggregate market value of all the corporation’s outstanding stock, or (iii) representing 10% or more of the earning power or income of the corporation, determined on a consolidated basis; or

●

the issuance or transfer by the corporation, or any of its subsidiaries, (in one transaction or a series of transactions) to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the stock of the corporation, or any of its subsidiaries, except pursuant to an exercise of warrants or rights to purchase stock offered, or a dividend or distribution paid or made, pro rata to all stockholders of the corporation.

The effect of the statute is to protect non-tendering, post-acquisition minority stockholders from mergers in which they will be “squeezed out” after the merger, by prohibiting transactions in which an acquirer could favor itself at the expense of minority stockholders. The statute generally applies to corporations that are organized under New Jersey law.

279

COMPARISON OF RIGHTS OF
AKERS STOCKHOLDERS AND MYMD STOCKHOLDERS

Akers is a New Jersey corporation. MYMD is a Florida corporation. As such, the rights of Akers stockholders are governed by the laws of the State of New Jersey and the rights of MYMD stockholders are governed by the laws of the State of Florida. Additionally, the rights of Akers stockholders are governed by the Akers Charter and the Akers Bylaws, and the rights of MYMD stockholders are governed by the MYMD Charter and the MYMD Bylaws. Subject to stockholder approval, the A&R Charter, as set forth in Annex B, will be in effect at the effective time of the merger and will govern the rights of the stockholders of the combined company. Each of the Reverse Stock Split Proposal, A&R Charter Proposal and Incentive Plan Proposal are conditioned on the approval of the Share Issuance Proposal, and the approval of the Share Issuance Proposal is conditioned on the approval of the Reverse Stock Split Proposal and the A&R Charter Proposal. Post-merger, the A&R Charter and Akers Bylaws will be controlling.

In addition, immediately upon completion of the merger, the combined company intends to amend the Akers Bylaws to align the Akers Bylaws better with the A&R Charter, including providing that the size of the board of directors shall be determined by the board of the directors and if that any action, other than the election of directors, is to be taken by vote of the shareholders, it shall be authorized by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon, unless a greater plurality is required by the certificate of incorporation or by the New Jersey Business Corporation Act.

After completion of the merger, all of MYMD’s stockholders will become stockholders of Akers. Accordingly, their rights will be governed by the A&R Charter, as amended, and the Akers Bylaws, to be amended upon completion of the merger. While the rights and privileges of MYMD’s stockholders are, in many instances, comparable to those of Akers’ stockholders, there are some differences. These differences arise from differences between the respective certificates of incorporation and By-laws of Akers and MYMD.

The following discussion summarizes the material differences as of the date of this joint proxy and consent solicitation statement/prospectus between the rights of Akers stockholders and the rights of MYMD stockholders. The following discussion is only a summary and does not purport to be a complete description of all differences. Please consult the respective certificates of incorporation and bylaws of Akers and MYMD, each as amended, restated, supplemented or otherwise modified from time to time for a more complete understanding of these differences. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 288 of this joint proxy and consent solicitation statement/prospectus. A copy of the proposed amendments to the Akers Charter is included in this joint proxy and consent solicitation statement/prospectus as Annex B.

Certain Differences Between the Rights of Stockholders of Akers and Stockholders of MYMD

	MYMD	Akers Pre-Merger	Akers A&R Post-Merger (Effective upon the Merger)
Authorized Capital Stock	MYMD is authorized to issue a total of 100,000,000 shares of common stock.

Akers is authorized to issue a total of 150,000,000 shares of capital stock, consisting of the following:

● 100,000,000 shares of common stock, no par value per share; and

● 50,000,000 shares of preferred stock, no par value per share.

Akers will be authorized to issue a total of 550,000,000 shares of capital stock, consisting of the following:

● 500,000,000 shares of common stock, no par value per share; and

● 50,000,000 shares of preferred stock, no par value per share.

Number of directors

Pursuant to the MYMD Articles and the MYMD By-Laws, the board consists of at least two but no more than seven members and shall be determined by a vote of the majority of the entire board or a vote of a majority of shares entitled to be cast (which shall trump the vote of a majority of the entire board).

MYMD currently has two directors.

Pursuant to the Akers Charter and the Akers Bylaws, the board consists of no less than two (2) and no more than eleven (11) members, with such number of directors to be determined from time to time pursuant to a resolution adopted by a majority of the directors present at the time of the vote, if a quorum is present at such time.

Akers currently has four (4) directors.

Pursuant to the A&R Charter and the Akers Bylaws, the number of directors shall be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of the directors present at the time of the vote, if a quorum is present at such time.

Pursuant to the Merger Agreement, the combined company is expected to have seven (7) directors.

280

	MYMD	Akers Pre-Merger	Akers A&R Post-Merger (Effective upon the Merger)
Classification of board of directors	MYMD has one class of directors and the MYMD Articles do not provide for a classified board of directors.	Akers has three classes of directors designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Akers Board of Directors. Each Class of directors serves a staggered three-year term in which, after the initial class elections, each Class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders.	Akers has one class of directors and the A&R Charter does not provide for a classified board of directors. Each of Akers’ directors will be generally elected to serve until the annual meeting of stockholders for the year in which such director’s term expires.

Election of directors

MYMD directors are elected for two-year terms. At each annual meeting which occurs in an even-numbered year, the entire board of directors shall be chosen for a term of two years. Directors are elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election.

		The Akers directors are elected at the annual meeting by an affirmative vote of the holders of a plurality of the votes cast at such meeting unless otherwise elected by written consent in lieu of a meeting pursuant to statute.	The Akers directors are elected annually at the annual meeting by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election.

Removal of directors	Any or all of the directors of MYMD may be removed from office at any time, by a vote of the majority of the current directors. In addition, any or all of the directors of MYMD may be removed, only for cause, by the holders of a majority of the shares then entitled to vote at a duly called shareholder meeting, whose agenda includes the election of directors.	Except as otherwise required by applicable law and subject to the rights of the holders of any series of preferred stock, a director may be removed only for cause, by the holders of a majority of the outstanding shares of all classes of capital stock of Akers entitled to vote in the election of directors.	Except as otherwise required by applicable law and subject to the rights of the holders of any series of preferred stock, a director may be removed only for cause, by the holders of a majority of the outstanding shares of all classes of capital stock of Akers entitled to vote in the election of directors.

281

	MYMD	Akers Pre-Merger	Akers A&R Post-Merger (Effective upon the Merger)
Vacancies on the board of directors	Vacancies in the board and newly created directorships resulting from an increase in the authorized number of directors may be filled by a sole remaining director or a majority of the directors then in office, even if less than a quorum. A director elected to fill a vacancy caused by resignation, death or removal shall be elected to hold office for the unexpired term of his/her predecessor.	Subject to the rights of the holders of any series of preferred stock, vacancies and newly-created directorships resulting from any increase in the authorized number of directors or any vacancies on the Akers’ board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and shall not be filled by the shareholders unless there are no directors remaining on the Akers’ board of directors.	Subject to the rights of the holders of any series of preferred stock, vacancies and newly-created directorships resulting from any increase in the authorized number of directors or any vacancies on the Akers’ board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled solely by a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director, and each director so chosen shall hold office for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified.

Stockholder Action by Written Consent

Any action required or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

		Any action required or permitted to be taken at a meeting of stockholders by statute or by the Akers Charter or Akers Bylaws, may be taken without a meeting if all the stockholders entitled to vote thereon consent thereto in writing, except in the case of any action to be taken pursuant to a plan of merger, such action may be taken without a meeting only if all shareholders consent thereto in writing or if all shareholders entitled to vote thereon consent thereto in writing, or the number of shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorized such action at a meeting at which all shareholders entitled to vote thereon were present and voting (except for the annual election of directors) and the corporation provides to all other shareholders the advance notification required by statute.	Any action required or permitted by statute must be taken at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by the stockholders.

282

	MYMD	Akers Pre-Merger	Akers A&R Post-Merger (Effective upon the Merger)
Amendment of the Charter/Articles	The MYMD Articles may be amended, altered, changed or repealed in accordance with the required minimum of votes prescribed by law, including the FBCA.	The Akers Charter may be amended, altered, changed or repealed in accordance with the required minimum of votes prescribed by law.	The A&R Charter may be amended, altered, changed or repealed in accordance with the required minimum of votes prescribed by law.

Amendment of By-Laws

The MYMD By-Laws may be adopted, amended, or repealed by the MYMD board of directors or by the stockholders entitled to vote thereon (provided that changes in the By-Laws approved by the stockholders shall trump By-Law changes approved by the MYMD board).

		The Akers Bylaws may be altered, amended or repealed by the board of directors or by the stockholders. Any bylaws made by the board of directors pursuant to Article ELEVENTH of the Akers Charter may be amended or repealed by the Akers board of directors or by the shareholders of Akers by vote of a majority of the outstanding shares of all classes of capital stock entitled to vote, adopt, amend and repeal the Akers Bylaws.	The Akers Bylaws may be altered, amended or repealed by the board of directors or by the stockholders. The shareholders may, by vote of a majority of the outstanding shares of all classes of capital stock entitled to vote, adopt, amend and repeal the Akers Bylaws.

283

	MYMD	Akers Pre-Merger	Akers A&R Post-Merger (Effective upon the Merger)
Voting Rights

Each stockholder of record is entitled at every meeting of stockholders to one vote for each share of capital stock standing in such stockholder’s name on the record of stockholders. Except as otherwise required by statute, (i) directors are elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election and (ii) all other corporate action shall be authorized by a majority of the votes cast.

Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders.

Except as otherwise required by law, the certificate of incorporation or Akers Bylaws, a majority of the votes cast at a meeting by those shares entitled to vote on the subject matter shall be sufficient to authorize any corporate action.

Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders.

Any action, other than the election of directors, that is to be taken by vote of the shareholders, it shall be authorized by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon, unless a greater plurality is required by the certificate of incorporation or the New Jersey Business Corporation Act.

Special Meeting of Stockholders

Special meetings of the stockholders of MYMD may be called by MYMD’s President, Chairman of the Board, Chief Executive Officer, by the majority of the board, or at the request in writing of stockholders owning a majority in amount of the aggregate voting shares of capital stock issued and outstanding. Any such request of stockholders shall state the purpose or purposes of the proposed meeting. Business transacted at a special meeting shall be confined to the purposes stated in the notice.

		Special meetings of the stockholders for any purpose or purposes may be only be called by the president, the chief executive officer, or the Akers Board of Directors pursuant to a resolution approved by a majority of the members of the Akers Board of Directors. Unless otherwise prescribed by statute or the rights of holders of any series of Akers preferred stock, special meetings may not be called by any other person or persons.	Special meetings of the stockholders for any purpose or purposes may be only be called by the president, the chief executive officer, or the board of directors of Akers pursuant to a resolution approved by a majority of the members of the Akers board of directors. Unless otherwise prescribed by statute or the rights of holders of any series of Akers preferred stock, special meetings may not be called by any other person or persons.

284

	MYMD	Akers Pre-Merger	Akers A&R Post-Merger (Effective upon the Merger)
Delivery of Notice Requirements of Stockholder Nominations and Proposals	Neither the MYMD Articles nor MYMD By-Laws address notice for these matters.	For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to the Akers Bylaws, the stockholder must have given timely notice thereof in writing to the secretary of Akers and such other business must otherwise be a proper matter for stockholder action. Notice must be delivered to the Secretary at the principal executive offices of Akers not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is not held within 30 days before or after such anniversary date, notice by the stockholder to be timely must be received no later than the close of business on the tenth (10th) day following the day on which notice of the date of the meeting or public disclosure thereof was given or made.	For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to the Akers Bylaws, the stockholder must have given timely notice thereof in writing to the secretary of Akers and such other business must otherwise be a proper matter for stockholder action. Notice must be delivered to the Secretary at the principal executive offices of Akers not less than 60 days nor more than 90 days prior to the anniversary of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is not held within 30 days before or after such anniversary date, notice by the stockholder to be timely must be received no later than the close of business on the tenth (10th) day following the day on which notice of the date of the meeting or public disclosure thereof was given or made.

285

	MYMD	Akers Pre-Merger	Akers A&R Post-Merger (Effective upon the Merger)
Dividends	MYMD’s board of directors, subject to any restrictions of applicable law, may declare and pay dividends upon the shares of MYMD’s capital stock in such amounts and at such times as the board may determine. Prior to the payment of any dividend, there may be set aside out of any funds of the corporation available for dividends, such sum or sums as the MYMD board may from time to time, in its absolute discretion, deem proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the MYMD board shall think conducive to the interests of the corporation, and the MYMD board may modify or abolish any such reserve.	Dividends may be declared by the directors and paid out of any funds legally available therefor under applicable law, as may be deemed advisable from time to time by the Akers board of directors.	Dividends may be declared by the directors and paid out of any funds legally available therefor under applicable law, as may be deemed advisable from time to time by the Akers board of directors.

Indemnification of Officers and directors/ Insurance; Advancement of Expenses	Current and former directors and officers of MYMD are provided indemnification pursuant to the MYMD By-Laws to the fullest extent permitted by law. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by MYMD in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by MYMD as authorized in the MYMD By-Laws.	Akers shall indemnify to the fullest extent of the law any directors, officers, agents and/or employees who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. Akers is authorized to carry indemnification insurance and also shall pay expenses actually and reasonably incurred directors, officers, agents and/or employees in advance of final disposition.	Akers shall indemnify to the fullest extent of the law any directors, officers, agents and/or employees who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. Akers is authorized to carry indemnification insurance and also shall pay expenses actually and reasonably incurred directors, officers, agents and/or employees in advance of final disposition.

286

	MYMD	Akers Pre-Merger	Akers A&R Post-Merger (Effective upon the Merger)
Appraisal Rights	If the merger is consummated, MYMD stockholders who do not wish to accept the consideration to be received pursuant to the terms of the Merger Agreement may choose not to approve the MYMD Merger Proposal and instead elect to seek appraisal rights pursuant to Sections 607.1301 through 607.1340 of the FBCA.	If the merger is consummated, Akers stockholders may not seek appraisal of their shares of Akers stock.	If the merger is consummated, Akers stockholders may not seek appraisal of their shares of Akers stock.

Exclusive Forum	The MYMD Articles and the MYMD By-Laws do not provide for an exclusive forum.	The Akers Charter and the Akers A&R Bylaws do not provide for an exclusive forum.	The A&R Charter and the Akers A&R Bylaws do not provide for an exclusive forum.

Corporate Opportunity	The MYMD Articles and the MYMD By-Laws do not renounce the corporate opportunity doctrine.	The Akers Charter and the Akers A&R Bylaws do not renounce the corporate opportunity doctrine.	The A&R Charter and the Akers A&R Bylaws do not renounce the corporate opportunity doctrine.

287

LEGAL MATTERS

The validity of the Akers common stock to be issued in connection with the merger will be passed upon by Haynes and Boone, LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Akers by Haynes and Boone, LLP, and for MYMD by Foley & Lardner LLP.

EXPERTS

The consolidated financial statements of Akers Biosciences, Inc. and Subsidiaries, as of and for the years ended December 31, 2019 and 2018, have been audited by Morison Cogen LLP, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been incorporated herein in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for MyMD Pharmaceuticals, Inc. as of December 31, 2019 and 2018, have been included herein and in the registration statement in reliance upon the report of Cherry Bekaert LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Akers is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

Akers makes available free of charge on or through its website at www.akersbio.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after Akers electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and Akers are inactive textual references and information on those websites is not part of this joint proxy and consent solicitation statement/prospectus.

Akers has filed with the SEC a registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus is a part, under the Securities Act to register the shares of Akers common stock to be issued to MYMD stockholders in the merger. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Akers and Akers common stock. However, this joint proxy and consent solicitation statement/prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Akers and MYMD encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

Akers has supplied all the information contained in this joint proxy and consent solicitation statement/prospectus relating to Akers, and MYMD has supplied all information contained in this joint proxy and consent solicitation statement/prospectus relating to MYMD.

You should rely only on the information contained in this joint proxy and consent solicitation statement/prospectus. Neither Akers nor MYMD has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this joint proxy and consent solicitation statement/prospectus is correct as of its date. It may not continue to be correct after this date. Akers has supplied all of the information about Akers and its subsidiaries contained in this joint proxy and consent solicitation statement/prospectus and MYMD has supplied all of the information contained in this joint proxy and consent solicitation statement/prospectus about MYMD. Each of Akers and MYMD is relying on the correctness of the information supplied by the other.

288

FUTURE STOCKHOLDER PROPOSALS

Akers

Inclusion of Proposals in Akers’ Proxy Statement and Proxy Card under the SEC’s Rules

Pursuant to Rule 14a-8 under the Exchange Act, a stockholder who intends to present a proposal at Akers’ next annual meeting of stockholders and who wishes the proposal to be included in the proxy statement and form of proxy for that meeting must submit the proposal in writing no later than March 31, 2021, after which date such stockholder proposal will be considered untimely. Such proposal must be submitted on or before the close of business at Akers’ headquarters at 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036, Attention: Secretary.

Bylaws Requirements for Stockholder Submissions of Nominations and Proposals

In addition, the Akers Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. Notice of a nomination or proposal must be delivered to Akers’ headquarters at 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036, Attention: Secretary, not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting, or if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, to be timely, notice by the stockholder must be so received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting is first given or made (which for this purpose shall include any and all filings of the Company made on the EDGAR system of the SEC or any similar public database maintained by the SEC), whichever first occurs. Accordingly, for Akers’ 2021 Annual Meeting, notice of a nomination or proposal must be delivered to Akers no later than June 28, 2021 and no earlier than May 29, 2021. Nominations and proposals also must satisfy other requirements set forth in the Akers Charter and the Akers Bylaws. To be eligible for inclusion in Akers’ proxy materials, stockholder proposals must also comply with the requirements of Rule 14a-8. If a stockholder fails to comply with the foregoing notice provision or with certain additional procedural requirements under SEC rules, Akers will have authority to vote shares under proxies it solicits when and if the nomination or proposal is raised at the annual meeting of stockholders and, to the extent permitted by law, on any other business that may properly come before the annual meeting of stockholders and any adjournments or postponements. The Chairman of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures. The foregoing summary of Akers’ stockholder nomination and proposal procedures is not complete and is qualified in its entirety by reference to the full text of the Akers Bylaws, a complete copy of which is incorporated by reference to this joint proxy and consent solicitation statement/prospectus.

MYMD

Inclusion of Proposals in MYMD’s Proxy Statement and Proxy Card under the SEC’s Rules

MYMD is currently a private company and, as a result, is not required to comply with the SEC’s regulations related to the submission of stockholder proposals.

Bylaws Requirements for Stockholder Submissions of Nominations and Proposals

The MYMD By-Laws do not establish any advance notice requirements in connection with the submission of stockholder proposals.

289

AKERS
FINANCIAL STATEMENTS
AND
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2019 and 2018

F-1

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Akers Biosciences, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Akers Biosciences, Inc. and Subsidiaries (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Morison Cogen LLP

We have served as the Company’s auditor since 2010.

Blue Bell, Pennsylvania

March 24, 2020

F-3

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2019 and 2018

	As of December 31,
	2019	2018
ASSETS
Current Assets
Cash	$517,444	$181,755
Marketable Securities	9,164,273	5,272,998
Trade Receivables, net	42,881	176,326
Deposits and other receivables	-	9,347
Inventories, net	198,985	585,267
Prepaid expenses	387,231	444,435

Total Current Assets	10,310,814	6,670,128

Non-Current Assets
Prepaid expenses	252,308	298,256
Restricted Cash	115,094	500,000
Property, Plant and Equipment, net	33,574	83,456
Intangible Assets, net	170,423	243,411
Other Assets	2,722	12,002

Total Non-Current Assets	574,121	1,137,125

Total Assets	$10,884,935	$7,807,253

LIABILITIES
Current Liabilities
Trade and Other Payables	$1,529,765	$1,973,500

Total Current Liabilities	1,529,765	1,973,500

Total Liabilities	1,529,765	1,973,500

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preferred Stock, No par value, 50,000,000 total preferred shares authorized	-	-
Series C Convertible Preferred stock, 1,990,000 shares designated, no par value and a stated value of $4.00 per share, 0 and 0 shares issued and outstanding as of December 31, 2019 and 2018	-	-
Common Stock, No par value, 100,000,000 shares authorized 1,738,837 and 540,607 issued and outstanding as of December 31, 2019 and 2018	128,920,414	121,554,547
Accumulated Other Comprehensive Income (Loss)	17,886	(25,913)
Accumulated Deficit	(119,583,130)	(115,694,881)

Total Shareholders’ Equity	9,355,170	5,833,753

Total Liabilities and Shareholders’ Equity	$10,884,935	$7,807,253

The accompanying notes are an integral part to these consolidated financial statements.

F-4

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

	For the Years Ended December 31,
	2019	2018

Product Revenue	$1,577,033	$1,665,570
Product Cost of Sales	(1,098,286)	(1,538,285)

Gross Income	478,747	127,285

Administrative Expenses	3,728,514	5,666,018
Sales and Marketing Expenses	238,036	1,782,315
Compliance, Research and Development Expenses	276,788	1,063,253
Litigation Settlement Expenses	141,478	1,505,000
Amortization of Non-Current Assets	40,008	171,108

Loss from Operations	(3,946,077)	(10,060,409)

Other (Income)/Expenses
Impairment of Intangible Assets	32,980	716,148
Impairment of Other Assets	-	64,092
Loss on Disposal of Property and Equipment	9,576	156,493
Foreign Currency Transaction Loss	5,051	6,726
Other Income	-	(4,172)
(Gain) Loss on Investments	(3,952)	15,178
Interest and Dividend Income	(101,483)	(165,840)
Total Other Expense	(57,828)	788,625

Loss Before Income Taxes	(3,888,249)	(10,849,034)

Income Tax Benefit	-	-

Net Loss	(3,888,249)	(10,849,034)

Other Comprehensive Income (Loss)
Net Unrealized Gain (Loss) on Marketable Securities	43,799	(25,913)
Total Other Comprehensive Income (Loss)	43,799	(25,913)

Comprehensive Loss	$(3,844,450)	$(10,874,947)

Basic and Diluted loss per common share	$(6.35)	$(22.28)

Weighted average basic and diluted common shares outstanding	612,672	486,951

The accompanying notes are an integral part to these consolidated financial statements.

F-5

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Consolidated Statement of Changes in Shareholders’ Equity

For the Years Ended December 31, 2019 and 2018

	Series B
	Convertible
	Preferred	Series B	Common				Accumulated
	Shares	Convertible	Shares				Other
	Issued and	Preferred	Issued and	Common	Deferred	Accumulated	Comprehensive	Total
	Outstanding	Stock	Outstanding	Stock	Compensation	Deficit	Income/(Loss)	Equity
Balance at January 1, 2018	1,755	$1,755,000	251,227	$110,647,169	$(3,469)	$(104,845,847)	$-	$7,552,853

Net loss	-	-	-	-	-	(10,849,034)	-	(10,849,034)
Exercise of warrants for common stock	-	-	199,055	7,155,200	-	-	-	7,155,200
Conversion of preferred stock to common stock	(1,755)	(1,755,000)	60,943	1,755,000	-	-	-	-
Private offering of common stock, net of offering costs of $50,000	-	-	28,937	1,950,000	-	-	-	1,950,000
Amortization of deferred compensation	-	-	-	-	3,469	-	-	3,469
Issuance of stock grants to officer	-	-	445	27,702	-	-	-	27,702
Stock-based compensation - stock options	-	-	-	6,931	-	-	-	6,931
Stock-based compensation - restricted stock	-	-	-	12,545	-	-	-	12,545
Net unrealized loss on marketable securities	-	-	-	-	-	-	(25,913)	(25,913)

Balance at December 31, 2018	-	$-	540,607	$121,554,547	$-	$(115,694,881)	$(25,913)	$5,833,753

Net loss	-	-	-	-	-	(3,888,249)	-	(3,888,249)
Public offering - common stock, net of offering costs of $306,222	-	-	613,500	2,147,778	-	-	-	2,147,778
Public offering - prepaid equity forward contracts, net of offering costs of $688,005	-	-	-	4,817,857	-	-	-	4,817,857
Issuance of stock grants to officer	-	-	1,563	27,367	-	-	-	27,367
Issuance of common stock to vendor for services	-	-	1,667	10,802	-	-	-	10,802
Exercise of prepaid equity forward contracts for common stock	-	-	581,500	58	-	-	-	58
Stock-based compensation - restricted stock units	-	-	-	362,005	-	-	-	362,005
Net unrealized gain on marketable securities	-	-	-	-	-	-	43,799	43,799

Balance at December 31, 2019	-	$-	1,738,837	$128,920,414	$-	$(119,583,130)	$17,886	$9,355,170

The accompanying notes are an integral part to these consolidated financial statements.

F-6

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2019 and 2018

	For the Years Ended December 31,
	2019	2018

Cash flows from operating activities
Net loss	$(3,888,249)	$(10,849,034)
Adjustments to reconcile net loss to net cash used in
operating activities:
(Gain) loss on sale of securities	(3,952)	15,178
Accrued (loss)/income - marketable securities	3,353	(11,011)
Depreciation and amortization	74,064	234,486
Loss on disposal of fixed assets	9,576	156,493
Impairment of intangible assets	32,980	716,148
Impairment of other assets	-	64,092
Reserve for obsolete inventory	371,997	279,029
Reserve for doubtful trade receivables	5,325	156,835
Reserve for doubtful other receivables	100,000	-
Amortization of deferred compensation	-	3,469
Stock-based compensation to employees - options	-	6,931
Stock-based compensation to employees - common stock	27,367	27,702
Stock-based compensation to directors - restricted stock units	362,005	-
Stock-based compensation - shares issued to vendors	10,802	12,545
Changes in assets and liabilities:
Decrease in trade receivables	128,120	631,510
Decrease in deposits and other receivables	9,347	7,243
Decrease in inventories	14,285	83,316
Decrease/(increase) in prepaid expenses	103,152	(225,586)
Decrease in other assets	9,280	-
Increase (decrease) in trade and other payables	(443,735)	188,462
Net cash used in operating activities	(3,074,283)	(8,502,192)

Cash flows from investing activities
Purchases of property, plant and equipment	-	(68,214)
Proceeds from the sale of equipment	6,250	-
Short-term note receivable	(100,000)	-
Purchases of marketable securities	(6,704,837)	(6,604,801)
Proceeds from sale of marketable securities	2,857,960	6,313,330
Net cash used in investing activities	(3,940,627)	(359,685)

Cash flows from financing activities
Net proceeds from issuance of common stock	2,147,778	1,950,000
Net proceeds from issuance of prepaid equity forward contracts for the purchase of common stock	4,817,857	-
Net proceeds from the exercise of prepaid equity forward contracts for the purchase of common stock	58	-
Net proceeds from exercise of warrants for common stock	-	7,155,200
Net cash provided by financing activities	6,965,693	9,105,200

Net increase/(decrease) in cash and restricted cash	(49,217)	243,323
Cash and restricted cash at beginning of year	681,755	438,432
Cash and restricted cash at end of year	$632,538	$681,755

Supplemental cash flow information:
Cash paid for:
Interest	$-	$-
Income Taxes	$-	$2,070

Supplemental Schedule of Non-Cash Financing and Investing Activities
Net unrealized gains/(losses) on marketable securities	$43,799	$(25,913)
Conversion of Series B Preferred Stock to common shares	$-	$1,755,000

The accompanying notes are an integral part to these consolidated financial statements.

F-7

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 – Organization and Description of Business

Akers Biosciences, Inc. (“Akers”), is a New Jersey corporation. These consolidated financial statements include two wholly owned subsidiaries, Akers Acquisition Sub, Inc. and Bout Time Marketing Corporation, (together, the “Company”). All material intercompany transactions have been eliminated in consolidation.

On November 7, 2018, the Company announced its intention to explore strategic alternatives in order to maximize shareholder value. As announced, this process will consider a range of potential strategic alternatives including, but not limited to, business combinations and developing new businesses through hiring key personnel, while simultaneously supporting the Company’s management and employees in the execution of the Company’s current business activities.

Furthermore, the Company has undertaken steps to reduce its expenses, including reducing the number of personnel, reducing its office and warehouse footprint, eliminating services from non-critical vendors and has withdrawn its shares from registration on the AIM exchange in the United Kingdom.

The Company’s medical device business has as its current focus the production and sale of disposable diagnostic testing devices that can be performed in minutes, to facilitate time sensitive therapeutic decisions. The Company’s principal products are a rapid test detecting the antibody causing an allergic reaction to Heparin and breath alcohol detectors used for health and safety.

Note 2 – Significant Accounting Policies

(a)	Basis of Presentation

The accompanying consolidated financial statements for the years ended December 31, 2019 and 2018 have been prepared in accordance and in conformity with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding consolidated financial information.

On November 25, 2019, the Company effectuated a reverse stock split of its shares of Common Stock whereby every twenty-four (24) pre-split shares of Common Stock were exchanged for one (1) post-split share of the Company’s Common Stock (“Reverse Stock Split”). No fractional shares were issued in connection with the Reverse Stock Split and the remaining fractions were rounded up to the next whole share. Shareholders who would otherwise have held a fractional share of the Common Stock were given one additional full share of the Company’s Common Stock. Share amounts presented in these consolidated financial statements have been adjusted to reflect the Reverse Stock Split.

F-8

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Significant Accounting Policies, continued

(b)	Use of Estimates and Judgments

The preparation of financial statements in conformity with US GAAP requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Information about significant areas of estimation, uncertainty and critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements are included in the following notes for revenue recognition, allowances for doubtful accounts, inventory valuations, impairment of intangible assets and valuation of share-based payments.

(c)	Functional and Presentation Currency

These consolidated financial statements are presented in U.S. Dollars, which is the Company’s functional currency. All financial information presented in U.S. Dollars has been rounded to the nearest dollar. Foreign Currency Transaction Gains or Losses, resulting from cash balances denominated in Foreign Currencies, are recorded in the consolidated statements of operations and comprehensive loss.

(d)	Comprehensive Income (Loss)

The Company follows Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 220 in reporting comprehensive income (loss). Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

(e)	Cash and Cash Equivalents

The Company considers all highly liquid investments, which include short-term bank deposits (up to 3 three months from date of deposit) that are not restricted as to withdrawal date or use, to be cash equivalents.

(f)	Restricted Cash

At December 31, 2019, restricted cash included in non-current assets on the Company’s consolidated balance sheet was $115,094 representing cash in trust for the purpose of funding legal fees for certain litigations.

F-9

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Significant Accounting Policies, continued

(g)	Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, marketable securities, receivables and trade and other payables. The carrying value of cash and cash equivalents, receivables and trade and other payables approximate their fair value because of their short maturities.

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2	Inputs to the valuation methodology include:

●	quoted prices for similar assets or liabilities in active markets;

●	quoted prices for identical or similar assets or liabilities in inactive markets;

●	inputs other than quoted prices that are observable for the asset or liability;

●	inputs that are derived principally from or corroborated by observable market data by correlation or other means

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

F-10

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Significant Accounting Policies, continued

(g)	Fair Value of Financial Instruments, continued

Following is a description of the valuation methodologies used for assets measured at fair value as of December 31, 2019 and December 31, 2018.

U.S. Agency Securities: Valued using pricing models maximizing the use of observable inputs for similar securities. This includes basing value on yields currently available on comparable securities of issuers with similar credit ratings.

	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Quoted Prices for Similar Assets or Liabilities in Active Markets (Level 2)	Significant Unobservable Inputs (Level 3)
Marketable securities at December 31, 2019	$-	$9,164,273	$-

Marketable securities at December 31, 2018	$-	$5,272,998	$-

Marketable securities comprise debt securities and include U.S. agency securities, which are classified as available for sale. The debt securities are valued at fair market value. Maturities of the securities are less than one year. Unrealized gains and losses relating to the available for sale investment securities were recorded in the Consolidated Statement of Changes in Shareholders’ Equity as comprehensive (loss) income. These amounts were an increase of $43,799 in unrealized gains for the year ended December 31, 2019 and $25,913 in unrealized losses for the year ended December 31, 2018.

Gains and losses resulting from these sales amounted to a gain of $3,952 and a loss of $15,178 for the years ended December 31, 2019 and 2018, respectively.

For the years ended December 31, 2019 and 2018, proceeds from the sale of marketable securities were $2,857,960 and $6,313,330, respectively.

F-11

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Significant Accounting Policies, continued

(h)	Trade Receivables and Allowance for Doubtful Accounts

The carrying amounts of current trade receivables is stated at cost, net of allowance for doubtful accounts and approximate their fair value given their short-term nature.

The normal credit terms extended to customers ranges between 30 and 90 days. Credit terms longer than these may be extended after considering the credit worthiness of the customers and the business requirements. The Company reviews all receivables that exceed terms and establishes an allowance for doubtful accounts based on management’s assessment of the collectability of trade and other receivables. A considerable amount of judgment is required in assessing the amount of allowance. The Company considers the historical level of credit losses, makes judgments about the credit worthiness of each customer based on ongoing credit evaluations and monitors current economic trends that might impact the level of credit losses in the future.

As of December 31, 2019, and 2018, allowances for doubtful accounts for trade receivables were $458,902 and $606,835. Bad debt expenses for trade receivables were $5,325 and $185,335 for the years ended December 31, 2019 and 2018.

(i)	Deposits and Other Receivables

Further to the Company’s pursuit of strategic alternatives, pursuant to an unsecured promissory note dated July 4, 2019, on July 25, 2019 the Company advanced $100,000 to a company in the hemp related industry with which the Company had been considering a potential business transaction. Discussions with this party toward a potential transaction have been suspended. The unsecured promissory note became due on October 2, 2019 and the Company is pursuing collection of the obligation.

For the year ended December 31, 2019, the Company established a reserve of $100,000 which is included in Administrative Expenses in the Consolidated Statement of Operations and Comprehensive Loss.

F-12

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Significant Accounting Policies, continued

(j)	Concentrations

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash on deposit with financial institutions and accounts receivable. At times, the Company’s cash in banks is in excess of the FDIC insurance limit. The Company has not experienced any loss as a result of these cash deposits. These cash balances are maintained with two banks.

Major Customers

For the year ended December 31, 2019, two customers generated 48% and 31% or 79% in the aggregate, of the Company’s revenues. For the year ended December 31, 2018, two customers generated 57% and 14%, or 71% in the aggregate, of the Company’s revenue.

Five customers accounted for 30%, 18%, 12%, 12% and 11%, or 83% in the aggregate, and two customers accounted for 62% and 37%, or 99% in the aggregate, of trade receivables net of customer credits and allowances for doubtful accounts as of December 31, 2019 and 2018, respectively. These concentrations make the Company vulnerable to a near-term severe impact should these relationships be terminated. To limit such risks, the Company performs ongoing credit evaluations of its customers’ financial condition.

Major Suppliers

One supplier accounted for 43% and 14% of the Company’s purchases for the years ended December 31, 2019 and 2018, respectively.

None of the Company’s suppliers accounted for more than 10% of the Company’s outstanding accounts payable as of December 31, 2019 and 2018.

F-13

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Significant Accounting Policies, continued

(k)	Property, Plant and Equipment

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Costs include expenditures that are directly attributable to the acquisition of the asset.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognized within “other (income)/expense” in the Consolidated Statement of Operations and Comprehensive Loss.

Depreciation is recognized in profit and loss on the accelerated basis over the estimated useful lives of the property, plant and equipment. Leased assets are depreciated over the shorter of the lease term or their useful lives.

The estimated useful lives for the current and comparative periods are as follows:

Useful Life
(in years)
Plant and equipment	5-12
Furniture and fixtures	5-10
Computer equipment & software	3-5
Leasehold Improvements	Shorter of the remaining lease or estimated useful life

Depreciation methods, useful lives and residual values are reviewed at each reporting date.

F-14

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Significant Accounting Policies, continued

(l)	Intangible Assets

The Company’s long-lived intangible assets, other than goodwill, are assessed for impairment when events or circumstances indicate there may be an impairment. These assets were initially recorded at their estimated fair value at the time of acquisition and assets not acquired in acquisitions were recorded at historical cost. However, if their estimated fair value is less than the carrying amount, other intangible assets with indefinite lives are reduced to their estimated fair value through an impairment charge to our Consolidated Statements of Operations and Comprehensive Loss.

Patents and Trade Secrets

The Company has developed or acquired several diagnostic tests that can detect the presence of various substances in a person’s breath, blood, urine and saliva. Propriety protection for the Company’s products, technology and process is important to its competitive position. As of December 31, 2019, the Company has ten patents from the United States Patent Office in effect Other patents are in effect in Australia through the Design Registry European Union Patents, in Hong Kong and in Japan. Patents are in the national phase of prosecution in many Patent Cooperation Treaty participating countries. Additional proprietary technology consists of numerous different inventions. Management intends to protect all other intellectual property (e.g. copyrights, trademarks and trade secrets) using all legal remedies available to the Company.

Patent Costs

Costs associated with applying for patents are capitalized as patent costs. Once the patents are approved, the respective costs are amortized over their estimated useful lives (maximum of 17 years) on a straight-line basis and assessed for impairment when necessary. Patent pending costs for patents that are not approved are charged to the consolidated statements of operations and comprehensive loss the year the patent is rejected.

In addition, patents may be purchased from third parties. The costs of acquiring the patent are capitalized as patent costs if it represents a future economic benefit to the Company. Once a patent is acquired it is amortized over its remaining useful life and assessed for impairment when necessary.

Other Intangible Assets

Other intangible assets that are acquired by the Company, which have definite useful lives, are measured at cost less accumulated amortization and accumulated impairment losses.

Amortization

Amortization is recognized on a straight-line basis over the estimated useful lives of intangible assets, other than goodwill, from the date that they are available for use. The estimated useful lives for the current and comparative periods are as follows:

Useful Life
(in years)
Patents and trademarks	12-17

F-15

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Significant Accounting Policies, continued

(m)	Recoverability of Long Lived Assets

In accordance with FASB ASC 360-10-35 “Impairment or Disposal of Long-lived Assets”, long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable or that the useful lives of those assets are no longer appropriate. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment.

The Company determines the existence of such impairment by measuring the expected future cash flows (undiscounted and without interest charges) and comparing such amount to the carrying amount of the assets. An impairment loss, if one exists, is then measured as the amount by which the carrying amount of the asset exceeds the discounted estimated future cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value of such assets less costs to sell. Asset impairment charges are recorded to reduce the carrying amount of the long-lived asset that will be sold or disposed of to their estimated fair values. Charges for the asset impairment reduce the carrying amount of the long-lived assets to their estimated salvage value in connection with the decision to dispose of such assets.

(n)	Investments

In accordance with FASB ASC 323, the Company recognizes investments in joint ventures based upon the Company’s ability to significantly influence the operational or financial policies of the joint venture. An objective judgment of the level of influence is made at the time of the investment based upon several factors including, but not limited to the following:

a)	Representation on the Board of Directors

b)	Participation in policy-making processes

c)	Material intra-entity transactions

d)	Interchange of management personnel

e)	Technological dependencies

f)	Extent of ownership and the ability to influence decision making based upon the makeup of other owners when the shareholder group is small.

The Company follows the equity method for valuating investments in joint ventures when the existence of significant influence over operational and financial policy has been established, as determined by management; otherwise, the Company will valuate these investments using the cost method.

Investments recorded using the cost method will be assessed for any decrease in value that has occurred that is other than temporary and the other than temporary decrease in value shall be recognized. As and when circumstances and facts change, the Company will evaluate the Company’s ability to significantly influence operational and financial policy to establish a basis for converting the investment accounted for using the cost method to the equity method of valuation.

F-16

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Significant Accounting Policies, continued

(o)	Revenue Recognition

Beginning on January 1, 2019, the Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation

The Company does not have any significant contracts with customers requiring performance beyond delivery. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. Revenue and costs of sales are recognized when control of the product transfers to our customer, which generally occurs upon delivery to the customer but can also occur when goods are shipped by the Company, depending on the shipment terms of the contract. The Company’s performance obligations are satisfied at that time. The Company has not historically experienced customer returns of its products.

The Company uses the most likely amount approach to determine the variable consideration of the transaction price in order to account for the contractual rebates and incentives that are estimated and adjusted for over time. The Company provides for rebates to its distributors. The Company’s accrued rebates and incentives were $20,002 and $23,179, as of December 31, 2019 and 2018, respectively. Accounts receivable will be reduced when the rebates are applied by the customer. The Company recognized $130,577 and $105,247 for the years ended December 31, 2019 and 2018 for rebates, respectively, which is included as a reduction of product revenue in the Consolidated Statement of Operations and Comprehensive Loss.

See Note 13 for disaggregation of revenue by product line and geographic region.

(p)	Income Taxes

The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes represent the tax effects of differences between the financial reporting and tax basis of the Company’s assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse.

The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In management’s opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

F-17

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Significant Accounting Policies, continued

(p)	Income Taxes, continued

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. For the years ended December 31, 2019 and 2018, no liability for unrecognized tax benefits was required to be reported.

There is no income tax benefit for the losses for the years ended December 31, 2019 and 2018 since management has determined that the realization of the net deferred assets is not assured and has created a valuation allowance for the entire amount of such tax benefits.

The Company’s policy for recording interest and penalties associated with tax audits is to record such items as a component of general and administrative expense. There were no amounts accrued for penalties and interest for the years ended December 31, 2019 and 2018. The Company does not expect its uncertain tax position to change during the next twelve months. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(q)	Shipping and Handling Fees and Costs

The Company charges actual shipping costs plus a handling fee to customers, which amounted to $38,131 and $50,518 for the years ended December 31, 2019 and 2018. These fees are classified as product revenue in the Consolidated Statement of Operations and Comprehensive Loss. Shipping and other related delivery costs, including those for incoming raw materials are classified as product cost of sales, which amounted to $46,534 and $93,558 for the years ended December 31, 2019 and 2018, respectively.

(r)	Research and Development Costs

In accordance with FASB ASC 730, research and development costs are expensed when incurred.

F-18

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Significant Accounting Policies, continued

(s)	Stock-based Payments

The Company accounts for stock-based compensation under the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 718, “Compensation - Stock Compensation”, which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors based on estimated fair values on the grant date. The Company estimates the fair value of stock-based awards on the date of grant using the Black-Scholes model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods using the straightline method. In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting. The amendments in this Update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Prior to this Update, Topic 718 applied only to share-based transactions to employees. Consistent with the accounting requirement for employee share-based payment awards, nonemployee share-based payment awards within the scope of Topic 718 are measured at grant-date fair value of the equity instruments that an entity is obligated to issue when the good has been delivered or the service has been rendered and any other conditions necessary to earn the right to benefit from the instruments have been satisfied.

The Company has elected to account for forfeiture of stock based awards as they occur.

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Significant Accounting Policies, continued

(t)	Basic and Diluted Earnings per Share of Common Stock

Basic earnings per common share is based on the weighted average number of shares outstanding during the periods presented. Diluted earnings per share is computed using the weighted average number of common shares plus dilutive common share equivalents outstanding during the period. Potential common shares that would have the effect of increasing diluted earnings per share are considered anti-dilutive.

Diluted net loss per share is computed using the weighted average number of common and dilutive potential common shares outstanding during the period. The following securities are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been anti-dilutive:

	For the Years Ended December 31,
	2019	2018
Stock Options	40	443
Restricted Stock Units	15,603	-
Warrants to purchase Common Stock	247,215	88,015
Pre-funded Warrants to purchase Common Stock	795,000	-
Warrants to purchase Series C Preferred stock	1,990,000	-
Total potentially dilutive shares	3,047,858	88,458

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Significant Accounting Policies, continued

(u)	Recently Issued Accounting Pronouncements

Recently Issued Accounting Pronouncements Adopted

As an emerging growth company (“EGC”), Akers had elected to adopt recently issued accounting pronouncements based on effective dates applicable to other than public business entities. The Company lost its EGC status on December 31, 2019 as it was the last day of the fiscal year following the fifth anniversary of the effective date of its registration statement on January 23, 2014. Accordingly, effective January 1, 2020, Akers will adopt recently issued accounting pronouncements on dates applicable to public companies.

In May 2014 and April 2016, the FASB issued ASU No. 2014-09 and ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, FASB issued ASU 2015-14 which deferred the effective date of Update 2014-09 to annual reporting periods beginning after December 15, 2018 for entities other than public business entities, and to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period for public business entities.

The Company has elected to apply the modified retrospective method and the impact was determined to be immaterial on the consolidated financial statements. Accordingly, the new revenue standard was applied prospectively in our consolidated financial statements from January 1, 2019 forward and reported financial information for historical comparable periods will not be revised and will continue to be reported under the accounting standards in effect during those historical periods.

The Company determined that its methods of recognizing revenues were not impacted by the new guidance.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The guidance is effective for public business entities, certain not-for-profit entities, and certain employee benefit plans for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, ASU 2018-07 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Company early adopted ASC 2018-07 effective January 1, 2019. There was no material impact on the Company’s consolidated financial statements upon this adoption.

In July 2018, the FASB issued ASU No. 2018-09, Codification Improvements, to makes changes to a variety of topics to clarify, correct errors in, or make minor improvements to the Accounting Standards Codification. Certain items of the amendments in ASU 2018-09 will be effective for the Company in annual periods beginning after December 15, 2018. The adoption of ASU 2018-09 did not have a material impact on the Company’s consolidated financial statements.

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2 - Significant Accounting Policies, continued

(u)	Recently Issued Accounting Pronouncements, continued

Recently Issued Accounting Pronouncements Not Adopted

In February 2016, the FASB issued ASU 2016-02—Leases (Topic 842) (“ASU-2016-02”), which requires an entity to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU 2016-02 offers specific accounting guidance for a lessee, a lessor, and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2019, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. The Company is currently evaluating the effect this guidance will have on its consolidated financial statements and related disclosure, and anticipates the guidance to result in increases in its assets and liabilities as its operating lease commitment will be subject to the new standard and recognized as right-of-use assets and lease liabilities.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU-2016-13”). ASU 2016-13 affects loans, debt securities, trade receivables, and any other financial assets that have the contractual right to receive cash. The ASU requires an entity to recognize expected credit losses rather than incurred losses for financial assets. ASU 2016-13 is effective for the fiscal year beginning after December 15, 2022, including interim periods within that fiscal year. The Company expects that there would be no material impact on the Company’s consolidated financial statements upon the adoption of this ASU.

(v)	Reclassifications

Certain reclassifications were made to the reported amounts in these consolidated financial statements as of December 31, 2018 to conform to the presentation as of December 31, 2019.

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 3 – Recent Developments, Liquidity and Management’s Plans

On December 19, 2018, the Company announced its intent to delist from the AIM Market of the London Stock Exchange. The Company believed that due to the relatively low liquidity in the Company’s common stock, remaining listed on the AIM Market did not merit the ongoing costs and regulatory complexities associated with maintaining the AIM listing. On March 5, 2019, the Company held a special meeting of shareholders who then voted in favor of the Company delisting from the AIM Market. The delisting took effect on March 29, 2019.

On November 7, 2018, the Company announced that its board of directors had initiated a process to evaluate strategic alternatives to maximize shareholder value. This process will consider a range of potential strategic alternatives including, but not limited to, business combinations, while simultaneously supporting the Company’s management and employees in the execution of the Company’s current business activities. Such alternatives shall also be to consider initiatives that include making strategic hires of consultants or personnel who would be instrumental to developing new business opportunities. On November 19, 2018, the Company further announced that in its evaluation of strategic alternatives it will consider a range of potential strategic alternatives including, but not limited to, business combinations in sectors different than that currently engaged in, including cannabis and hemp related industries.

On March 23, 2020, the Company entered into a Membership Interest Purchase Agreement with the members of Cystron Biotech, LLC, pursuant to which the Company will acquire 100% of the membership interests of Cystron Biotech, LLC. See Note 15 for discussion of the acquisition of Cystron Biotech, LLC.

Historically, the Company has relied upon public offerings and private placements of common stock to raise operating capital. As of March 19, 2020, the Company had cash and marketable securities of approximately $8.8 million (excluding restricted cash of $115,094) and working capital of approximately $8.3 million, which the Company believes will be sufficient to fund its operations and obligations through approximately March 2021.

Note 4 – Inventories

Inventories are measured at the lower of cost or net realizable value. The cost of inventories is based on the weighted-average principle, and includes expenditures incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, costs include an appropriate share of production overhead based on normal operating capacity.

Inventories consist of the following:

	December 31,
	2019	2018
Raw Materials	$274,551	$542,761
Sub-Assemblies	303,461	711,181
Finished Goods	28,223	635,565
Reserve for Obsolescence	(407,250)	(1,304,240)
	$198,985	$585,267

During the year ended December 31, 2019, incurred charges in the aggregate amount of $371,997 to reserve for the write down to fair value of certain obsolete raw materials, sub-assemblies and finished goods inventory, which is included in cost of goods sold. During the year ended December 31, 2019, the Company disposed of and wrote-off against the reserve $1,268,987 of inventory, resulting in a net decrease of $896,990 in the reserve for obsolescence as of December 31, 2019 as compared to the balance of the reserve for inventory obsolescence as of December 31, 2018.

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the year ended December 31, 2018, the Company reserved $279,031 of inventory, principally in connection with the removal of OxiChek from the market, which is included in cost of goods sold and wrote-off, against the reserve, $187,399 of inventory, principally the expired BreathScan Alcohol products, resulting in a net increase of $91,632 in the reserve for obsolescence as of December 31, 2018 compared to that as of December 31, 2017.

Note 5 – Property, Plant and Equipment

Property, plant and equipment consists of the following:

	December 31,
	2019	2018
Computer Equipment	$17,514	$17,514
Computer Software	7,806	7,806
Office Equipment	39,959	39,959
Furniture & Fixtures	38,357	38,357
Machinery & Equipment	1,138,004	1,153,830
Molds & Dies	645,272	645,272
Leasehold Improvements	249,960	249,960
	2,136,872	2,152,698
Less
Accumulated Depreciation	2,103,298	2,069,242

	$33,574	$83,456

Depreciation expense totaled $34,056 and $63,378 for the years ended December 31, 2019 and 2018, respectively.

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6 – Intangible Assets

Intangible assets as of December 31, 2019 and 2018 are as follows:

	December 31, 2019
	Cost or	Accumulated	Net
	Deemed	Amortization	Book
	Cost	and Impairment	Value
Patents & Trademarks	$2,626,996	$(2,456,573)	$170,423
Distributors & Customer Relationships	1,270,639	(1,270,639)	-
Total	$3,897,635	$(3,727,212)	$170,423

	December 31, 2018
	Cost or	Accumulated	Net
	Deemed	Amortization	Book
	Cost	and Impairment	Value
Patents & Trademarks	$2,626,996	$(2,383,585)	$243,411
Distributors & Customer Relationships	1,270,639	(1,270,639)	-
Total	$3,897,635	$(3,654,224)	$243,411

Effective on October 9, 2018, the Company pulled the OxiChek product line from the market. This served as a triggering event for testing whether or not our intangible assets were impaired. The Company then performed a recoverability analysis and determined that as of December 31, 2018, there was an impairment of $716,148.

The Company performed an impairment analysis during 2019 and as a result, recorded an impairment charge of $32,980 during the year ended December 31, 2019.

Amortization is recognized on a straight-line basis over the estimated useful lives of intangible assets, other than goodwill, from the date that they are available for use. Amortization expense (not including impairment charges) was $40,008 and $171,108 for the years ended December 31, 2019 and 2018, respectively.

The following is an annual schedule of approximate future amortization of the Company’s intangible assets:

Period	Amount
2020	35,497
2021	35,497
2022	35,497
2023	28,414
2024	28,414
Thereafter	7,104
Total	$170,423

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 7 - Trade and Other Payables

Trade and other payables consist of the following:

	December 31,
	2019	2018
Trade Payables	$657,293	$686,578
Accrued Expenses	812,722	1,227,172
Deferred Compensation	59,750	59,750
	$1,529,765	$1,973,500

See also Note 12 for related party information.

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8 - Share-based Compensation

Equity incentive Plans

2013 Stock Incentive Plan

On January 23, 2014, the Company adopted the 2013 Stock Incentive Plan (“2013 Plan”). The 2013 Plan was amended by the Board on January 9, 2015 and September 30, 2016, and such amendments were ratified by shareholders on December 7, 2018. The 2013 Plan provides for the issuance of up to 4,323 shares of the Company’s common stock. As of December 31, 2019, grants of restricted stock and options to purchase 2,853 shares of Common Stock have been issued pursuant to the 2013 Plan, and 1,470 shares of Common Stock remain available for issuance.

2017 Stock Incentive Plan

On August 7, 2017, the shareholders approved, and the Company adopted the 2017 Stock Incentive Plan (“2017 Plan”). The 2017 Plan provides for the issuance of up to 7,031 shares of the Company’s common stock. As of December 31, 2019, grants of restricted stock and options to purchase 3,064 shares of Common Stock have been issued pursuant to the 2017 Plan, and 3,967 shares of Common Stock remain available for issuance.

2018 Stock Incentive Plan

On December 7, 2018, the shareholders approved, and the Company adopted the 2018 Stock Incentive Plan (“2018 Plan”). The 2018 Plan provides for the issuance of up to 78,125 shares of the Company’s common stock. As of December 31, 2019, grants of RSUs to purchase 15,603 shares of Common Stock have been issued pursuant to the 2018 Plan, and 62,522 shares of Common Stock remain available for issuance.

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8 - Share-based Compensation, continued

Stock Options

The following table summarizes the option activities for the years ended December 31, 2019:

				Weighted
				Average
		Weighted	Weighted	Remaining
	Number	Average	Average	Contractual	Aggregate
	of	Exercise	Grant Date	Term	Intrinsic
	Shares	Price	Fair Value	(years)	Value
Balance at December 31, 2018	443	$729.41	$417.88	0.43	$-
Granted	-	-	-	-	-
Exercised	-	-	-	-	-
Forfeited	(284)	703.15	374.92	0.74	-
Canceled/Expired	(119)	957.90	609.87	-	-
Balance at December 31, 2019	40	$236.16	$151.68	0.99	$-
Exercisable as of December 31, 2019	40	$236.16	$151.68	0.99	$-

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the closing stock price of $3.20 for the Company’s common shares on December 31, 2019. As the closing stock price on December 31, 2019 is lower than the exercise price, there is no intrinsic value to disclose.

As of December 31, 2019, all the Company’s outstanding stock options were fully vested and exercisable.

During the years ended December 31, 2019 and 2018, the Company incurred stock option expenses totaling $0 and $6,931, respectively.

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Notes to Consolidated Financial Statements

Note 8 - Share-based Compensation, continued

Restricted Stock Units

On March 29, 2019, the Compensation Committee of the Board of Directors approved the grant of 5,201 Restricted Stock Units (“RSU”) to each of the three directors. Each RSU had a grant date fair value of $23.28 which shall be amortized on a straight-line basis over the vesting period into administrative expenses within the Consolidated Statement of Operations and Comprehensive Loss. Such RSUs were granted under the 2018 Plan, and vested on January 1, 2020. Upon vesting, such RSUs shall be settled with the issuance of common stock. The Company stock underlying these RSUs was subject to a lock-up through March 3, 2020.

Weighted
Average
	Number of	Grant Date
	RSUs	Fair Value
Balance at December 31, 2018	-	$-
Granted	15,603	23.28
Exercised	-	-
Forfeited	-	-
Canceled/Expired	-	-
Balance at December 31, 2019	15,603	$23.28
Exercisable as of December 31, 2019	-	$-

During the year ended December 31, 2019, the Company incurred RSU expense of $362,005.

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8 - Share-based Compensation, continued

Common Stock Warrants

The table below summarizes the warrant activity for the year ended December 31, 2019:

		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Warrants	Price	Term (years)	Value
Balance at December 31, 2018	88,015	$74.65	4.20	$-
Granted	159,200	5.00	5.00	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Canceled/Expired	-	-	-	-
Balance at December 31, 2019	247,215	$29.79	4.72	$-
Exercisable as of December 31, 2019	247,215	$29.79	4.72	$-

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the closing stock price of $3.20 for the Company’s common shares on December 31, 2019. All warrants were vested on date of grant.

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Notes to Consolidated Financial Statements

Note 8 - Share-based Compensation, continued

Pre-funded Common Stock Warrants

The table below summarizes the pre-funded warrant activity for the year ended December 31, 2019:

		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Warrants	Price	Term (years)	Value
Balance at December 31, 2018	-	$-	-	$-
Granted	1,376,500	0.0001	-	-
Exercised	(581,500)	0.0001	-	-
Forfeited	-	-	-	-
Canceled/Expired	-	-	-	-
Balance at December 31, 2019	795,000	$0.0001	-	$-
Exercisable as of December 31, 2019	795,000	$0.0001	-	$-

All pre-funded warrants were vested on date of grant and are exercisable at any time.

Preferred Series ‘C’ Stock Warrants

The table below summarizes the activity for the warrants issued in December 2019 in connection with a capital raise, for the purchase of preferred series C shares, for the year ended December 31, 2019:

		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Warrants	Price	Term (years)	Value
Balance at December 31, 2018	-	$-	-	$-
Granted	1,990,000	4.00	5.00	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Canceled/Expired	-	-	-	-
Balance at December 31, 2019	1,990,000	$4.00	5.00	$-
Exercisable as of December 31, 2019	1,990,000	$4.00	5.00	$-

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the closing stock price of $3.20 for the Company’s common shares on December 31, 2019. All preferred series ‘C’ warrants were vested on date of grant.

F-31

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 9 – Equity

The holders of common shares are entitled to one vote per share at meetings of the Company. On December 30, 2019, the Company’s shareholders approved an increase to 100,000,000 of the number of the authorized shares of Common Stock.

During the years ended December 31, 2019 and 2018, pursuant to his October 2018 employment agreement, the Company issued 1,563 and 314 shares of Common Stock under the 2017 Plan to Mr. Yeaton, with a fair value on the date of grant, of $27,367 and $16,702, respectively.

During the year ended December 31, 2018, the Company issued 131 shares of Common Stock to a former executive officer of the Company. These shares had a fair value of $11,000 on date of grant.

On November 2, 2018, the Company entered into the Purchase Agreement pursuant to which the Company agreed to sell an aggregate of 30,070 shares of Common Stock and warrants to purchase approximately 28,937 shares of Common Stock (the “November 2018 Warrants”). The combined purchase price for one share of Common Stock and each Warrant was priced at $69.12 (the “Offering”). The Purchase Agreement contained customary representations, warranties, and covenants by the Company. Through the Offering, which closed on November 2, 2018, the Company raised proceeds of $1,950,000, net of offering costs of $50,000.

Each November 2018 Warrant has an initial exercise price of $90.24 per share, became exercisable immediately after the date of issuance and expires on November 1, 2023. Subject to limited exceptions, a holder of the November 2018 Warrants will not have the right to exercise any portion of such securities if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s Common Stock outstanding immediately after the exercise. The exercise price of the November 2018 Warrants, and in some cases the number of shares of Common Stock issuable upon exercise of the November Warrants, will be subject to adjustment in the event of stock splits, stock dividends, combinations, rights offerings and similar events affecting the Common Stock.

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Notes to Consolidated Financial Statements

Note 9 – Equity, continued

In addition, the November 2018 Warrants provide that, in the event of a fundamental transaction (as such term is described in the November 2018 Warrant), the holder of such November 2018 Warrant, at the holder’s option, may receive, for each warrant share (as such term is described in the November 2018 Warrant) that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of Common Stock for which the November 2018 Warrant is exercisable immediately prior to such fundamental transaction. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the alternate consideration it receives upon any exercise of the November 2018 Warrant following such fundamental transaction. The Company shall cause any successor entity (as such term is described in the November 2018 Warrant), at the option of the holder, to deliver to the holder in exchange for the November 2018 Warrant a security of the successor entity evidenced by a written instrument substantially similar in form and substance to the November 2018 Warrant which is exercisable for a corresponding number of shares of capital stock of such successor entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of the November 2018 Warrant (without regard to any limitations on the exercise of this November 2018 Warrant) prior to such fundamental transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock.

The Offering was made pursuant to a shelf registration statement on Form S-3 (File No. 333-214214), previously filed with the Securities and Exchange Commission on October 24, 2016 and declared effective on November 16, 2016.

During the year ended December 31, 2018, 1,755 shares of the Company’s Series B Preferred Stock, no par value, were converted into 60,943 shares of Common Stock.

During the year ended December 31, 2018, warrant holders from the December 21, 2017 public offering exercised warrants for the purchase of 199,055 shares of Common Stock with an exercise price of $34.58 per common share, raising net proceeds of $7,155,200.

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Notes to Consolidated Financial Statements

Note 9 – Equity, continued

On December 9, 2019, the Company entered into that certain “Purchase Agreement” pursuant to which the Company agreed to sell an aggregate of 613,500 shares of Common Stock, 1,376,500 pre-funded warrants (the “Pre-funded Warrants”), Preferred ‘C’ warrants to purchase approximately 1,990,000 shares of Common Stock (the “Preferred ‘C’ Warrants”) and Underwriter’s Warrants to purchase approximately 159,200 shares of Common Stock (the “Underwriter’s Warrants”). The combined purchase price for one share of Common Stock was $4.00 and each Pre-funded Warrant was priced at $3.9999 with (the “Offering”). The Purchase Agreement contains customary representations, warranties, and covenants by the Company. Through the Offering, the Company raised proceeds of $6,965,636, net of offering costs of $994,227. Offering costs were allocated on a pro rata basis to the proceeds from the sale of each of the Common Stock and the pre-funded warrants.

Each Pre-Funded Warrant has an initial exercise price of $0.0001 per share, and is exercisable immediately after the date of issuance. Subject to limited exceptions, a holder of the Pre-Funded Warrants will not have the right to exercise any portion of such securities if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s Common Stock outstanding immediately after the exercise. The exercise price of the Pre-Funded Warrants, and in some cases the number of shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, will be subject to adjustment in the event of stock splits, stock dividends, combinations, rights offerings and similar events affecting the Common Stock. The pre-funded warrants represented prepaid equity forward contracts that were equity classified, as they were not subject to ASC 480 and did not meet the definition of a derivative under ASC 815 due to their requiring a substantial upfront payment.

Each Preferred ‘C’ Warrant has an initial exercise price of $4.00 per share, is exercisable immediately after the date of issuance and will expire five years from December 30, 2019, the date it became exercisable. Subject to limited exceptions, a holder of the Preferred ‘C’ Warrants will not have the right to exercise any portion of such securities if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s Common Stock outstanding immediately after the exercise. The exercise price of the Preferred ‘C’ Warrants, and in some cases the number of shares of Common Stock issuable upon exercise of the Preferred ‘C’ Warrants, will be subject to adjustment in the event of stock splits, stock dividends, combinations, rights offerings and similar events affecting the Common Stock.

Each Underwriter’s Warrant has an initial exercise price of $5.00 per share, will be exercisable immediately after the date of issuance and will expire five years from December 30, 2019, the date it became exercisable. Subject to limited exceptions, a holder of the Underwriter’s Warrants will not have the right to exercise any portion of such securities if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s Common Stock outstanding immediately after the exercise. The exercise price of the Underwriter’s Warrants, and in some cases the number of shares of Common Stock issuable upon exercise of the Underwriter’s Warrants, will be subject to adjustment in the event of stock splits, stock dividends, combinations, rights offerings and similar events affecting the Common Stock.

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Notes to Consolidated Financial Statements

Note 9 – Equity, continued

In addition, the Warrants provide that, in the event of a fundamental transaction (as such term is described in the Warrant), the holder of such Warrant, at the holder’s option, may receive, for each warrant share (as such term is described in the Warrant) that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of Common Stock for which the Warrant is exercisable immediately prior to such fundamental transaction. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the alternate consideration it receives upon any exercise of the Warrant following such fundamental transaction. The Company shall cause any successor entity (as such term is described in the Warrant), at the option of the holder, to deliver to the holder in exchange for the Warrant a security of the successor entity evidenced by a written instrument substantially similar in form and substance to the Warrant which is exercisable for a corresponding number of shares of capital stock of such successor entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of the Warrant (without regard to any limitations on the exercise of this Warrant) prior to such fundamental transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock.

The Offering was made pursuant to a registration statement on Form S-1 (Files No. 333-234447 and 333-235359 previously filed with the Securities and Exchange Commission on November 1, 2019 and declared effective on December 5, 2019. Such securities are being offered only by means of a prospectus.

During the year ended December 31, 2019, Pre-Funded Warrant holders from the December 9, 2019 public offering exercised warrants for the purchase of 581,500 shares of Common Stock, with an exercise price of $0.0001 per common share, raising net proceeds of $58.

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10 – Income Taxes

The Company’s income tax (benefit)/provision is as follows:

	Years Ended December 31,
	2019	2018
Current	$-	$-
Deferred	(738,000)	(2,941,000)
Change in Valuation Allowance	738,000	2,941,000
Income Tax Benefit	$-	$-

The reconciliation of income taxes using the statutory U.S. income tax rate and the benefit from income taxes for the years ended December 31, 2019 and 2018 are as follows:

	Years Ended December 31,
	2019	2018

Statutory U.S. Federal Income Tax Rate	(21.0)%	(21.0)%
New Jersey State income taxes, net of U.S.
Federal tax effect	(5.1)%	(5.1)%
True-up for prior year deferred tax assets	5.9%	(0.9)%
Other	1.2%	(0.1)%
Change in Valuation Allowance	19.0%	27.1%
Net	0.0%	0.0%

As of December 31, 2019 and 2018, the Company had Federal net operating loss carry forwards of approximately $79,678,000 and $80,500,000, expiring through the year ending December 31, 2039. As of December 31, 2019 and 2018, the Company had New Jersey state net operating loss carry forwards of approximately $28,855,000 and $29,700,000, expiring through the year ending December 31, 2026. The timing and manner in which the Company can utilize operating loss carryforwards in any year may be limited by provisions of the Internal Revenue Code regarding changes in ownership of corporations. Such limitation may have an impact on the ultimate realization of its carryforwards and future tax deductions.

The principal components of the deferred tax assets and related valuation allowances as of December 31, 2019 and 2018 are as follows:

	Years Ended December 31,
	2019	2018

Reserves and other	$508,000	$523,000
Net operating loss carry-forwards	19,196,000	18,417,000
Research and development tax credit	455,000	481,000
Valuation Allowance	(20,159,000)	(19,421,000)
Net	$-	$-

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10 - Income Tax Expense, continued

The valuation allowance for deferred tax assets as of December 31, 2019 and 2018 was $20,159,000 and $19,421,000. The change in the total valuation for the years ended December 31, 2019 and 2018 were increases of $738,000 and $2,941,000, respectively. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the net operating losses and temporary differences become deductible. Management considered projected future taxable income and tax planning strategies in making this assessment. Furthermore, during December 2019, the shares issued to investors in the capital raise resulted in a greater than 50% change in ownership under the Internal Revenue Service regulations. This change in ownership will result in limitations to the amount of net operating loss carryforwards that may be utilized in future years to offset future taxable income. The value of the deferred tax assets was fully offset by a valuation allowance, due to the current uncertainty of the future realization of the deferred tax assets.

The Company’s policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the statement of operations. As of January 1, 2019, the Company had no unrecognized tax benefits and no charge during 2019, and accordingly, the Company did not recognize any interest or penalties during 2019 related to unrecognized tax benefits. There is no accrual for uncertain tax positions as of December 31, 2019.

The Company files U.S. federal income tax returns and a state income tax returns. The U.S. and state income tax returns filed for the tax years ending on December 31, 2016 and thereafter are subject to examination by the relevant taxing authorities.

Note 11 – Commitments and Contingencies

Lease Commitments

The Company leases its facility in West Deptford, New Jersey under an operating lease (“Thorofare Lease”) which went into effect during 2008 and was amended in January 2013. On November 11, 2019, the Company entered into an extension of the Thorofare Lease extending the term to December 31, 2021 and effective January 1, 2020, providing for an early termination option of the lease with a 150 day notice period. Rent expense for the Thorofare Lease, including related CAM charges for the years ended December 31, 2019 and 2018 totaled $164,233 and $164,996, respectively.

The Company previously maintained an office lease in Ramsey, New Jersey and a warehouse lease in Pitman, New Jersey. These two leases ended during 2019.

Lease expense during the years ended December 31, 2019 and 2018 was $54,761 and $66,225, respectively.

The schedule of lease commitments is as follows:

Thorofare
Lease
Next 12 months	$132,000
Next 13-24 months	139,200
$271,200

Advisory Board

On December 4, 2019, the Company formed an advisory board (the “Advisory Board”) with expertise in the hemp and minor cannabinoid sectors. The Advisory Board will assist the Board of Directors in its strategic review including, potentially, the extraction, testing, purification and formulation of safe cannabinoids within the hemp industry.  During December 2019, the Company appointed two members to the Advisory Board. Compensation over the term of service shall consist of an award of shares of the Company’s stock with a value of $25,000 for each advisor.

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 – Commitments and Contingencies, continued

Litigation and Settlements

ChubeWorkx

On August 17, 2016, pursuant to a Settlement Agreement (the “Settlement Agreement”) with ChubeWorkx Guernsey Limited (“ChubeWorkx”), which settled all pending claims between the Company and ChubeWorkx. Specifically, the Company and ChubeWorkx agreed to voluntarily dismiss (i) the action in the United States Federal Court, District of New Jersey brought by the Company against ChubeWorkx for outstanding amounts due to the Company under a promissory note and (ii) the action in The High Court of Justice, Queen’s Bench Division Commercial Court, Royal Courts of Justice, United Kingdom brought by ChubeWorkx against the Company arising from an exclusive licensing agreement between ChubeWorkx and the Company (“Licensing Agreement”).

In return for the Company regaining the full rights to sell breath technology products, under the terms of the Settlement Agreement, ChubeWorkx is entitled to receive a royalty of 5% of the Company’s gross revenues (the “ChubeWorkx Royalty”) until ChubeWorkx has earned an aggregate $5,000,000, after which point ChubeWorkx will no longer be entitled to receive any royalties from the Company and the Company shall have no further obligation to ChubeWorkx. The Settlement Agreement further allows the Company to retain 50% of the ChubeWorkx Royalty until the full $549,609 cash component of the monies owed by ChubeWorkx to the Company as described above has been satisfied. The Company recorded royalty expenses of $86,519 and $59,584 for the years ended December 31, 2019 and 2018, respectively, which are included in sales and marketing expenses on the Consolidated Statement of Operations and Comprehensive Loss. As of December 31, 2019, the Company owed ChubeWorkx royalties of $4,906 which is included in trade and other payables.

Other terms of the Settlement included: 1) the pledge as security of all earned but unpaid royalties by the Company to ChubeWorkx, all Company assets, worthy to satisfy its obligations, including all inventory and receivables, with the exception of (i) distribution contracts of the Company or any of its affiliates, (ii) customer lists, (iii) manufacturing processes (including all intellectual property required to use those processes and exploit products made thereby), and (iv) all equipment required to perform said manufacturing processes and other equipment; 2) the pledge as security of the settlement sum which remains unpaid by the Company to ChubeWorkx all Company (i) distribution contracts of the Company or any of its affiliates, (ii) customer lists, (iii) manufacturing processes (including all intellectual property required to use those processes and exploit products made thereby), and (iv) all equipment required to perform said manufacturing processes and other equipment; and 3) the grant of voting proxy by ChubeWorkx to the Company which allows the Company to vote ChubeWorkx’s shares for corporate formalities under certain conditions.

The pledged assets are only at risk in the event that the Company cannot satisfy any outstanding royalty payment obligations subject to various cure periods and/or through a restructuring and/or liquidation under the United States Bankruptcy laws of the Company in favor of payment of said obligation.

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 – Commitments and Contingencies, continued

Litigation and Settlements

Pulse Health LLC v Akers Biosciences, Inc. No.: 3:16-cv-01919-HZ

On October 17, 2016, the Company was served with a notice that Pulse Health LLC (“Pulse”) filed a lawsuit against the Company on September 30, 2016 in United States Federal District Court, District of Oregon, alleging a breach of contract under the settlement agreement entered into by the Company and Pulse on April 8, 2011 which settled all claims and disputes between the Company and Pulse arising from a previously executed Technology Development Agreement entered into by the Company and Pulse and damages resulting from said alleged breach. Additionally, Pulse alleged false advertising and unlawful trade practices in connection with the Company’s sales activities related to the Company’s OxiChek™ products.

The Company filed a series of motions with the Court seeking (1) to dismiss the Pulse complaint for lack of jurisdiction or, in the alternative, transfer the matter to the District Court for the District of New Jersey, Camden Vicinage and (2) to dismiss the unfair competition claims for failure to state a claim on which relief could be granted. Oral arguments on these motions were heard by the Court on March 10, 2017.

The Court decided by order dated April 14, 2017 in favor of the Company and dismissed with prejudice the claims brought by Pulse for unfair competition (both federal and state counts). The court decided against the Company in its motions for transfer of venue and for lack of jurisdiction. As such, the case proceeded in the District Court of Oregon.

The Company filed a Motion for Summary Judgment on January 24, 2018. On June 21, 2018, the Court ruled in favor of the Company on some issues and determined that other issues warranted a trial. The Court further determined that equitable relief, such as an injunction, “may be warranted.” Following such rulings, the Company discovered certain deficiencies in its discovery responses and took appropriate steps to supplement the record and correct these deficiencies.

On September 17, 2018, the Company and Pulse entered into a settlement. Pursuant to the settlement reached between Pulse and the Company, on October 9, 2018 the Company paid $930,000 to Pulse. The Company has also agreed to a permanent injunction and not to make, use, sell or offer to sell the BreathScan OxiChek™ product, any product that detects aldehydes or oxidative stress in exhaled human breath or breath condensate using either basic fuchsin or sodium metabisulfite or any form, analog or equivalent thereof, and the BreathScan Lync device, or any equivalent thereof, as part of a test for aldehydes or oxidative stress in human exhaled breath or breath condensate. There was no material impact on our revenues as a result of the withdrawal of the BreathScan OxiChek™ product from sale. The Settlement Agreement does not contain any admission of liability, wrongdoing, or responsibility by any of the parties.

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 – Commitments and Contingencies, continued

Litigation and Settlements

Faulkner v. Akers Biosciences, Inc., No. 2:18-cv-10521 (D.N.J.) and Gleason v. Akers Biosciences, Inc., No. 2:18-cv-10805 (D.N.J.)

On June 13, 2018, Plaintiff Tim Faulkner filed a class action complaint alleging securities violations against the Company, John J. Gormally, and Gary M. Rauch (“Individual Defendants”) (together with the Company, “Defendants”) on behalf of all persons and entities who purchased publicly traded Akers securities from May 15, 2017 through June 5, 2018 (the “Faulkner Action”). The complaint alleged violations of Section 10(b) of the Exchange Act and Rule 10b-5 against all Defendants, and violations of Section 20(a) of the Exchange Act against the Individual Defendants. In particular, the complaint alleged that Defendants made false and/or misleading statements and/or failed to disclose in its first, second, and third quarter 2017 10-Qs and its 2017 10-K that: (1) Akers was improperly recognizing revenue for the fiscal year ended December 31, 2017; and, (2) Akers had downplayed weaknesses in its internal controls over financial reporting and failed to disclose the true extent of those weaknesses. On June 20, 2018, Plaintiff David Gleason filed a class action complaint under the caption Gleason v. Akers Biosciences, Inc., No. 2:18-cv-10805 (D.N.J.) based on the same allegations and causes of action (the “Gleason Action”). On November 21, 2018, the Faulkner and Gleason Actions were consolidated under the Faulkner Action docket. The parties conducted a mediation on January 10, 2019, and agreed to a settlement in principle disposing of the consolidated action as to all Defendants, including the Individual Defendants. On March 8, 2019, the parties signed a settlement agreement, subject to approval by the Court, whereby the Company agreed to pay $2,250,000 in exchange for full releases and discharge of all claims against the Company. On the same day, Plaintiffs Tim Faulkner and David Gleason filed a motion for preliminary approval of the settlement and to establish notice procedures. On July 3, 2019, the Court granted the motion for preliminary approval and scheduled a final settlement hearing for November 8, 2019. On or about July 24, 2019, the Company’s D&O insurer sent the settlement payment of $2,250,000 to the settlement agent for the class. On September 20, 2019, the Court granted the parties’ request to adjourn the final settlement hearing and scheduled a final settlement hearing for December 20, 2019, at 11:00 a.m. On October 11, 2019, Lead Plaintiffs filed motions for final approval of the proposed settlement and award of attorneys’ fees, and reimbursement of expenses. On December 20, 2019, the Court granted final approval of the settlement and award of attorneys’ fees, and reimbursement of expenses.

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 – Commitments and Contingencies, continued

Litigation and Settlements

Watts v. Gormally, et al., No. 2:18-15992 (D.N.J.) and Chan v. Gormally, et al., No. 2:19-cv-4989 (D.N.J.)

On November 9, 2018, Cale Watts (“Watts Plaintiff”) filed a verified shareholder derivative complaint alleging violations of the Securities Exchange Act of 1934, breach of fiduciary duty, unjust enrichment, and waste of corporate assets based on alleged material weaknesses in controls, management, and documentation (the “Watts Action”). On January 14, 2019, the parties reached an agreement in principle to settle the Watts Action that included corporate reforms and a payment of attorneys’ fees of $200,000. The parties finalized a Stipulation of Settlement on March 4, 2019. On February 7, 2019, Tiffany Chan, Jasmine Henderson, and Don Danesh (“Chan Plaintiffs”) filed a verified shareholder derivative complaint alleging violations of Section 14(a) of the Exchange Act and SEC Rule 14a-9, breach of fiduciary duty, unjust enrichment, and waste of corporate assets based on the same circumstances as the Watts Action (the “Chan Action”). The Chan Action further alleged that the Company should not have settled the Watts Action because the Watts Action plaintiffs lacked standing and the settlement would cause irreparable harm to the Company and its shareholders. On March 22, 2019, the Watts Plaintiff filed a motion for preliminary approval of the proposed settlement, approving the proposed form and method of providing notice of the settlement, scheduling a hearing for final approval of the settlement (“Watts Motion for Preliminary Approval”). On April 1, 2019, the Chan Plaintiffs filed an Opposition to the Motion for Preliminary Approval and a Motion to Intervene and Stay Proceedings (“Motion to Intervene and Stay”). Subsequently, the Watts Plaintiff, Chan Plaintiffs, and Defendants reached an agreement in principle to settle the Watts and Chan Actions that included corporate reforms and a payment of attorneys’ fees of $325,000. On October 2, 2019, the Watts Plaintiff filed an Unopposed Motion for Preliminary Approval of the Settlement (the “Omnibus Motion for Preliminary Approval”). The Omnibus Motion for Preliminary Approval was granted on January 8, 2020. Plaintiffs must file a motion for final approval of the proposed settlement by May 7, 2020. The Final Settlement hearing is scheduled for May 28, 2020.

Faulkner, Gleason, Watts and Chan Matters

With respect to the Faulkner, Gleason, Watts and Chan matters, the Company maintains D&O liability insurance coverage, with a company retention of $500,000. The D&O liability insurance coverage provides insurance coverage to both the Company and the Directors and Officers for covered defense and indemnification. Through December 31, 2018, the Company recorded a cumulative charge of $500,000, representing the insurance carrier retention requirement. The insurance carrier has provided notice that it has reserved certain rights, and through the date of the filing of this Annual Report on Form 10-K, the Company may incur additional costs related to these matters, the amounts of which are not able to be determined at this time.

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 – Commitments and Contingencies, continued

Litigation and Settlements

Typenex Medical, LLC v. Akers Biosciences, Inc., JAMS Ref. No. 1450005929

On November 15, 2018, Typenex Medical LLC (“Typenex”), a telemarketing entity with whom the Company had entered into a marketing and commission agreement dated September 30, 2016 (the “Marketing Contract”), filed an arbitration against the Company before JAMS ADR (the “Arbitration”), and an arbiter was appointed to the Arbitration on December 14, 2018. In the Arbitration, Typenex stated that it was seeking “at least” $220,500 based on the allegation that the Marketing Contract entitles Typenex to a commission on sales of certain of the Company’s heparin-related products in the period two years from the Marketing Contract’s expiration, and in the alternative, Typenex was seeking relief for breach of the implied covenant of good faith and fair dealing, and/or unjust enrichment. On July 19, 2019, the Company and Typenex executed a settlement agreement. Pursuant to the settlement agreement on December 2, 2019, the Company paid Typenex $50,000 in cash and issued 1,667 shares of the Company’s common stock, valued at $10,802.

NovoTek Therapeutics Inc. and NovoTek Pharmaceuticals Limited v. Akers Biosciences, Inc.

On June 21, 2019, the Company received a complaint, filed by Novotek Therapeutics Inc., and Novotek Pharmaceuticals Limited (collectively, “Novotek”), Beijing-based entities, in the United States District Court for the District of New Jersey, alleging, among other things, breach of contract. Novotek is seeking, among other things, damages in the amount of $1,551,562, plus interest, disbursements and attorneys’ fees. The Company vigorously disputes the allegations in the complaint and has retained counsel to defend it. On September 16, 2019, the Company filed a partial motion to dismiss the complaint, which was fully submitted as of November 4, 2019. The Company is not yet able to determine the amount of the Company’s exposure, if any.

Neelima Varma v. Akers Biosciences, Inc. and St. David’s Healthcare Partnership, L.P., LLP CAUSE NO: D-1-GN-19-004262

On July 25, 2019, the Company was notified that on July 23, 2019, a complaint was filed by Neelima Varma, against the Company and St. David’s Healthcare Partnership, L.P., LLP (“St. David’s”), in the district court of Travis County, Texas, alleging, among other things, negligence, gross negligence and strict product liability, breach of express warranty, breach of implied warranty and fraudulent misrepresentation and omission, with respect to a medical device which the Company had sold through one its distributors to St. David’s. Ms. Varma is seeking aggregate monetary relief from the Company and St. David’s in excess of $1,000,000. On September 20, 2019, the Company filed the original answer to plaintiff’s original petition and on October 1, 2019, the Company received from plaintiff their first interrogatories and request for production of documents. The Company carries product liability insurance. The insurance carrier has provided notice that it has reserved certain rights. The Company and its insurance carrier will contest this complaint vigorously. The Company believes that its product liability insurance coverage will be adequate to cover the potential exposure for this matter.

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11 – Commitments and Contingencies, continued

Douglas Carrara v. Akers Biosciences, Inc., John Does 1-10, and XYZ Corp. 1-10, Docket No. ESX-L-5272-19 (N.J. Super. Ct., Essex County):

Douglas Carrara, a former executive, has sued the Company over the termination of his employment. The executive seeks contractual severance pay in the amount of $200,000. The executive asserts that the termination was without cause within the meaning of his employment agreement, which provides for severance of one year’s salary in the event of termination without cause. The executive also seeks indemnification for approximately $10,000 in attorneys’ fees that he contends he incurred in regard to company business. On August 29, 2019, the Company filed an answer to the second amended complaint and the parties have exchanged documents and interrogatories as part of the discovery process. No trial date or discovery cutoff has been set. With regard to both claims, the executive seeks to recover his attorneys’ fees under a fee-shifting provision in his employment agreement. With respect to the matter, the Company believes that the ultimate liability from the resolution of this matter will not be material to the Company’s consolidated financial statements. Discovery in the case is continuing and is expected to conclude this summer.

The Company intends to establish a rigorous defense of all claims. All legal fees were expensed as and when incurred.

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Notes to Consolidated Financial Statements

Note 12 – Related Parties

Hainan Savvy

On March 9, 2015, the Company contributed capital of $64,091 to Hainan Savy Akers Biosciences, Ltd. (“Hainan”), a company incorporated in the People’s Republic of China, resulting in an initial 19.9% ownership interest. On December 31, 2018, the Company recorded a charge of $64,092 for the full impairment of its investment in Hainan. This investment was included in other assets in the Consolidated Balance Sheet as of December 31, 2018 and the investment was accounted for using the cost method.

The Company began purchasing manufacturing molds and plastic components through Hainan and its related party during the year ended December 31, 2016. The Company purchased a total of $- and $20,936 in such components during the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019, the Company owed Hainan and its related party $0 which was included in trade and other payables.

CEO and Interim CFO

Effective on October 5, 2018 and through December 31, 2019, the Board appointed Howard R. Yeaton, to serve as the Chief Executive Officer and interim Chief Financial Officer of the Company. Effective on January 1, 2020, Mr. Yeaton entered into a new agreement with the Company whereby he serves as the Company’s Interim Chief Financial Officer. Mr. Yeaton is the managing principal of FCS and the Company’s relationship with FCS shall continue, with FCS continuing to provide accounting services to the Company. FCS is considered to be a related party. During the years ended December 31, 2019 and 2018, the Company expensed $38,888 and $104,749, respectively, to FCS in connection with these services. As of December 31, 2019 and 2018, the Company owed FCS $18,323 and $29,407, respectively, which were included in trade and other payables on the Company’s Consolidated Balance Sheet.

Note 13 – Revenue Information

Revenue by product lines was as follows:

	Years Ended
	December 31,
Product Line	2019	2018
MicroParticle Catalyzed Biosensor (“MPC”)	$126,150	$123,941
Particle ImmunoFiltration Assay (“PIFA”)	1,327,752	1,422,361
Rapid Enzymatic Assay (“REA”)	85,000	68,750
Other	38,131	50,518
Total Revenue	$1,577,033	$1,665,570

The total revenue by geographic area determined based on the location of the customers was as follows:

	Years Ended
	December 31,
Geographic Region	2019	2018
United States	$1,559,533	$1,576,765
Rest of World	17,500	88,805
Total Revenue	$1,577,033	$1,665,570

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company had long-lived assets totaling $194,174 and $312,572 located in the United States and $9,823 and $14,295 located in the Rest of the World as of December 31, 2019 and 2018, respectively.

Note 14 – Employee Benefit Plan

The Company maintains a defined contribution benefit plan under section 401(k) of the Internal Revenue Code covering substantially all qualified employees of the Company (the “401(k) Plan”). Under the 401(k) Plan, the Company matches 100% up to a 3% contribution, and 50% over a 3% contribution, up to a maximum of 5%.

During the years ended December 31, 2019 and 2018, the Company made matching contributions to the 401(k) Plan of $37,252 and $55,360, respectively.

Note 15 – Subsequent Events

Novel Coronavirus

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States. On March 21, 2020 the Governor of New Jersey declared a health emergency and issued an order to close all nonessential businesses until further notice. As a maker of medical devices, Akers is deemed to be an essential business. Nonetheless, out of concern for our workers and pursuant to the government order, Akers has reduced the scope of its operations and where possible, certain workers are telecommuting from their homes. While the Company expects this matter to negatively impact its results of operations, cash flows and financial position, the related impact cannot be reasonably estimated at this time.

Acquisition of Cystron

On March 23, 2020, the Company entered into a Membership Interest Purchase Agreement (the “MIPA”) with the members of Cystron Biotech, LLC (individually, each a “Seller,” and collectively, the “Sellers”), pursuant to which the Company will acquire 100% of the membership interests (the “Membership Interests”) of Cystron Biotech, LLC (“Cystron”).

As consideration for the Membership Interests, the Company will deliver to the Sellers: (1) that number of newly issued shares of its common stock equal to 19.9% of the issued and outstanding shares of its common stock and pre-funded warrants as of the date of the MIPA, but, to the extent that the issuance of the Company’s common stock would result in any Seller owning in excess of 4.9% of its outstanding common stock, then, at such Seller’s election, such Seller may receive “common stock equivalent” preferred shares with a customary 4.9% blocker (with such common stock and preferred stock collectively referred to as “Common Stock Consideration”), and (2) $1,000,000.

Additionally, the Company shall (A) make an initial payment to the Sellers of up to $1,000,000 upon its receipt of cumulative gross proceeds from the consummation of an initial equity offering after the date of the MIPA of $8,000,000, and (B) pay to Sellers an amount in cash equal to 10% of the gross proceeds in excess of $8,000,000 raised from future equity offerings after the date of the MIPA until the Sellers have received an aggregate additional cash consideration equal to $10,000,000. Upon the achievement of certain milestones, including the completion of a Phase 2 study that meets its primary endpoints, Sellers will be entitled to receive an additional 750,000 shares of the Company’s common stock or, in the event the Company is unable to obtain stockholder approval for the issuance of such shares, 750,000 shares of non-voting preferred stock that are valued following the achievement of such milestones and shall bear a 10% annual dividend (the “Milestone Shares”). Sellers will also be entitled to contingent payments from the Company of up to $20,750,000 upon the achievement of certain milestones, including the approval of a new drug application by the U.S. Food and Drug Administration (“FDA”).

The Company shall also make quarterly royalty payments to Sellers equal to 5% of the net sales of a COVID-19 vaccine or combination product by the Company (the “COVID-19 Vaccine”) for a period of five (5) years following the first commercial sale of the COVID-19 Vaccine; provided, that such payment shall be reduced to 3% for any net sales of the COVID-19 Vaccine above $500 million.

In addition, Sellers shall be entitled to receive 12.5% of the transaction value, as defined in the MIPA, of any change of control transaction, as defined in the MIPA, that occurs prior to the fifth (5th) anniversary of the closing date of the MIPA, provided that the Company is still developing the COVID-19 Vaccine at that time. Following the consummation of any change of control transaction, the Sellers shall not be entitled to any payments as described above under the MIPA.

Support Agreement

On March 23, 2020, as an inducement to enter into the MIPA, and as one of the conditions to the consummation of the transactions contemplated by the MIPA, the Sellers entered into a shareholder voting agreement with the Company (the “Support Agreement”), pursuant to which each Seller agreed to vote their shares of the Company’s common stock or preferred stock in favor of each matter proposed and recommended for approval by the Company’s management at every meeting of the stockholders and on any action or approval by written consent of the stockholders.

Registration Rights Agreement

To induce the Sellers to enter into the MIPA, on March 23, 2020, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Sellers, pursuant to which it shall by the 30th day following the closing of the transactions contemplated by the MIPA, file with the United States Securities and Exchange Commission (the “SEC”) an initial Registration Statement on Form S-3 (if such form is available for use by the Company at such time) or, otherwise, on Form S-1, covering all of the shares of our common stock issued, or underlying the preferred stock issued, at closing under the MIPA and to subsequently register the common stock issued or underlying the preferred stock issued at Milestone Shares.

License Agreement

Cystron is a party to a License and Development Agreement (the “Initial License Agreement”) with Premas Biotech PVT Ltd. (“Premas”). As a condition to the Company’s entry into the MIPA, Cystron amended and restated the Initial License Agreement on March 19, 2020 (as amended and restated, the “License Agreement”). Pursuant to the License Agreement, Premas granted Cystron, amongst other things, an exclusive license with respect to Premas’ vaccine platform for the development of a vaccine against COVID-19 and other corona virus infections.

Upon the achievement of certain developmental milestones by Cystron, Cystron shall pay to Premas a total of up to $2,000,000.

Series D Convertible Preferred Stock

On March 24, 2020, the Company filed the Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of New Jersey. Pursuant to the Certificate of Designation, in the event of the Company’s liquidation or winding up of its affairs, the holders of its Series D Convertible Preferred Stock (the “Preferred Stock”) will be entitled to receive the same amount that a holder of the Company’s common stock would receive if the Preferred Stock were fully converted (disregarding for such purposes any conversion limitations set forth in the Certificate of Designation) to common stock which amounts shall be paid pari passu with all holders of the Company’s common stock. Each share of Preferred Stock has a stated value equal to $0.01 (the “Stated Value”), subject to increase as set forth in Section 7 of the Certificate of Designation.

A holder of Preferred Stock is entitled at any time to convert any whole or partial number of shares of Preferred Stock into shares of the Company’s common stock determined by dividing the Stated Value of the Preferred Stock being converted by the conversion price of $0.01 per share.

A holder of Preferred Stock will be prohibited from converting Preferred Stock into shares of the Company’s common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of the Company’s common stock then issued and outstanding (with such ownership restriction referred to as the “Beneficial Ownership Limitation”). However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to the Company.

Subject to the Beneficial Ownership Limitation, on any matter presented to our stockholders for their action or consideration at any meeting of the Company’s stockholders (or by written consent of stockholders in lieu of a meeting), each holder of Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of the Company’s common stock into which the shares of Preferred Stock beneficially owned by such holder are convertible as of the record date for determining stockholders entitled to vote on or consent to such matter (taking into account all Preferred Stock beneficially owned by such holder). Except as otherwise required by law or by the other provisions of the Company’s certificate of incorporation, the holders of Preferred Stock will vote together with the holders of the Company’s common stock and any other class or series of stock entitled to vote thereon as a single class.

A holder of Preferred Stock shall be entitled to receive dividends as and when paid to the holders of the Company’s common stock on an as-converted basis.

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UNAUDITED CONDENSED FINANCIAL STATEMENTS FOR THE

NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

F-46

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AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

September 30, 2020 and December 31, 2019

	As of
	September 30,	December 31,
	2020	2019
	(unaudited)	(audited)
ASSETS
Current Assets
Cash	$16,189,651	$517,444
Marketable Securities	6,929,356	9,164,273
Prepaid expenses	446,507	340,971
Current assets of discontinued operations	-	288,126

Total Current Assets	23,565,514	10,310,814

Non-Current Assets
Restricted Cash	115,094	115,094
Property, Plant and Equipment, net	3,738	10,554
Right-of-Use Asset	40,469	-
Other Assets	-	2,722
Non-current assets of discontinued operations	-	445,751

Total Non-Current Assets	159,301	574,121

Total Assets	$23,724,815	$10,884,935

LIABILITIES
Current Liabilities
Trade and Other Payables	$1,057,469	$901,207
Right-of-Use Liability	40,506	-
Current liabilities of discontinued operations	1,457,671	628,558

Total Current Liabilities	2,555,646	1,529,765

Non-Current Liabilities
Right-of-Use Liability, net of current	-	-

Total Non-Current Liabilities	-	-

Total Liabilities	$2,555,646	$1,529,765

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preferred Stock, No par value, 50,000,000 total preferred shares authorized	-	-
Series C Convertible Preferred Stock, 1,990,000 shares designated, no par value and a stated value of $4.00 per share, 0 and 0 shares issued and outstanding as of September 30, 2020 and December 31, 2019	-	-
Series D Convertible Preferred Stock, 211,353 shares designated, no par value and a stated value of $0.01 per share, 72,992 and 0 shares issued and outstanding as of September 30, 2020 and December 31, 2019	144,524	-
Series E Junior Participating Preferred Stock, 100,000 shares designated, no par value and a stated value of $0.001 per share, 0 shares issued and outstanding as of September 30, 2020 and December 31, 2019	-	-
Common stock, No par value, 100,000,000 shares authorized 8,859,868 and 1,738,837 issued and outstanding as of September 30, 2020 and December 31, 2019	154,901,639	128,920,414
Accumulated Other Comprehensive Income (Loss)	-	17,886
Accumulated Deficit	(133,876,994)	(119,583,130)

Total Shareholders’ Equity	21,169,169	9,355,170

Total Liabilities and Shareholders’ Equity	$23,724,815	$10,884,935

See accompanying notes to the condensed consolidated financial statements

F-48

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Product Revenue	$-	$-	$-	$-
Product Cost of Sales	-	-	-	-
Gross Income	-	-	-	-

Research and Development Expenses	1,741,269	-	6,140,487	-
Administrative Expenses	1,223,354	843,144	2,983,443	2,687,681
Sales and Marketing Expenses	6,250	6,163	16,667	18,750
Litigation Settlement Expenses	-	-	-	75,000

Loss from Operations	(2,970,873)	(849,307)	(9,140,597)	(2,781,431)

Other (Income) Expenses
Foreign Currency Transaction (Gain) Loss	-	(32)	(93)	4,846
(Gain)/Loss on Investments	-	(6,416)	36,714	(2,155)
Gain on FMV of Equity Investments	(31,465)	-	(31,465)	-
Interest and Dividend Income	(23,368)	(22,015)	(99,116)	(81,017)
Total Other Income	(54,833)	(28,463)	(93,960)	(78,326)

Loss from Continuing Operations Before Income Tax	(2,916,040)	(820,844)	(9,046,637)	(2,703,105)

Income Tax Benefit	-	-	-	-

Net Loss from Continuing Operations	(2,916,040)	(820,844)	(9,046,637)	(2,703,105)

(Loss)/Income from Discontinued Operations Before Income Tax	(4,211,157)	(16,182)	(5,247,227)	154,230

Income Tax	-	-	-	-

Net (Loss)/Income from Discontinued Operations	(4,211,157)	(16,182)	(5,247,227)	154,230

Net Loss	(7,127,197)	(837,026)	(14,293,864)	(2,548,875)

Other Comprehensive Income (Loss)
Net Unrealized Gain (Loss) on Marketable Securities	-	(1,805)	-	45,597
Total Other Comprehensive Income (Loss)	-	(1,805)	-	45,597

Comprehensive Loss	$(7,127,197)	$(838,831)	$(14,293,864)	$(2,503,278)

Basic and Diluted loss per common share from continuing operations	$(0.38)	$(1.51)	$(1.79)	$(4.99)
Basic and Diluted (loss) earnings per common share from discontinued operations	$(0.55)	$(0.03)	$(1.04)	$0.28
Basic and Diluted loss per common share	$(0.93)	$(1.54)	$(2.83)	$(4.71)

Weighted average basic common shares outstanding	7,626,780	541,859	5,044,737	541,289

See accompanying notes to the condensed consolidated financial statements

F-49

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Changes in Shareholders Equity

For the Nine Months Ended September 30, 2020 and 2019

	Series D Convertible					Accumulated
	Preferred Stock		Common Stock			Other
				Common	Accumulated	Comprehensive	Total
	Shares	Series D	Shares	Stock	Deficit	Income/(Loss)	Equity
Balance at December 31, 2018 (audited)	-	$-	540,607	$121,554,547	$(115,694,881)	$(25,913)	$5,833,753
Net loss	-	-	-	-	(916,958)	-	(916,958)
Issuance of stock grants to key employees	-	-	625	15,874	-	-	15,874
Issuance of restricted stock units for services	-	-	-	3,906	-	-	3,906
Net unrealized gain on marketable securities	-	-	-	-	-	29,343	29,343

Balance at March 31, 2019 (unaudited)	-	$-	541,232	$121,574,327	$(116,611,839)	$3,430	$4,965,918
Net loss	-	-	-	-	(794,891)	-	(794,891)
Issuance of stock grants to key employees	-	-	470	6,570	-	-	6,570
Issuance of restricted stock units for services	-	-	-	118,478	-	-	118,478
Net unrealized gain on marketable securities	-	-	-	-	-	18,059	18,059

Balance at June 30, 2019 (unaudited)	-	$-	541,702	$121,699,375	$(117,406,730)	$21,489	$4,314,134
Net loss	-	-	-	-	(837,026)	-	(837,026)
Issuance of stock grants to key employees	-	-	312	3,111	-	-	3,111
Issuance of restricted stock units for services	-	-	-	119,781	-	-	119,781
Net unrealized gain on marketable securities	-	-	-	-		(1,805)	(1,805)

Balance at September 30, 2019 (unaudited)	-	$-	542,014	$121,822,267	$(118,243,756)	$19,684	$3,598,195

	Series D Convertible					Accumulated
	Preferred Stock		Common Stock			Other
				Common	Accumulated	Comprehensive	Total
	Shares	Series D	Shares	Stock	Deficit	Income/(Loss)	Equity
Balance at December 31, 2019 (audited)	-	$-	1,738,837	$128,920,414	$(119,583,130)	$17,886	$9,355,170
Net loss	-	-	-	-	(3,538,536)	-	(3,538,536)
Exercise of prepaid equity forward contracts for common stock	-	-	765,000	77	-	-	77
Stock-based compensation - restricted stock units	-	-	-	1,302	-	-	1,302
Stock-based compensation - acquisition of license for preferred series ‘D’ stock	211,353	418,479	-	-	-	-	418,479
Stock-based compensation - acquisition of license for common stock	-	-	411,403	814,578	-	-	814,578
Stock-based compensation - shares issued to vendors	-	-	-	7,318	-	-	7,318
Net unrealized loss on marketable securities	-	-	-	-	-	(240,937)	(240,937)

Balance at March 31, 2020 (unaudited)	211,353	$418,479	2,915,240	$129,743,689	$(123,121,666)	$(223,051)	$6,817,451
Net loss	-	-	-	-	(3,628,131)	-	(3,628,131)
Exercise of prepaid equity forward contracts for common stock	-	-	30,000	3	-	-	3
Exercise of Series C Convertible Preferred Warrants for common stock	-	-	1,043,500	4,174,000	-	-	4,174,000
Exercise of Series D Convertible Preferred Shares for common stock	(2,776)	(5,497)	2,776	5,497	-	-	-
Registered direct offering of common stock net of offering costs of $513,795	-	-	766,667	4,086,207	-	-	4,086,207
Registered direct offering of common stock net of offering costs of $504,281	-	-	1,366,856	4,320,720	-	-	4,320,720
Net unrealized gain on marketable securities	-	-	-	-	-	201,898	201,898

Balance at June 30, 2020 (unaudited)	208,577	$412,982	6,125,039	$142,330,116	$(126,749,797)	$(21,153)	$15,972,148
Net loss	-	-	-	-	(7,127,197)	-	(7,127,197)
Exercise of Series C Convertible Preferred Warrants for common stock	-	-	891,500	3,566,000	-	-	3,566,000
Exercise of Series D Convertible Preferred Shares for common stock	(135,585)	(268,458)	135,585	268,458	-	-	-
Registered direct offering of common stock net of offering costs of $689,874	-	-	1,207,744	6,158,034	-	-	6,158,034
Share-based compensation - shares issued for litigation settlements			500,000	2,510,000			2,510,000
Stock-based compensation - restricted stock units	-	-	-	69,031			69,031
Reclassification of unrealized loss on marketable securities	-	-	-	-	-	21,153	21,153

Balance at September 30, 2020 (unaudited)	72,992	$144,524	8,859,868	$154,901,639	$(133,876,994)	$-	$21,169,169

See accompanying notes to the condensed consolidated financial statements

F-50

AKERS BIOSCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2020 and 2019

(unaudited)

	For the Nine Months Ended
	September 30,
	2020	2019
Cash flows from operating activities:
Net loss from ongoing operations	$(9,046,637)	$(2,703,105)
Net income/(loss) from discontinued operations	(5,247,227)	154,230
Adjustments to reconcile net loss to net cash used in operating activities:
Loss/(gain) on sale of securities	36,714	(2,155)
Gain on fair market value of equity investments	(31,465)	-
Accrued loss on marketable securities	1,749	6,289
Depreciation and amortization	28,757	54,522
Loss on disposal of fixed assets	18,680	-
Impairment of Prepaid Royalties	291,442
Impairment of intangible assets	152,822	-
Inventory adjustment for net realizable value	197,723	-
Reserve for obsolete inventory	-	126,422
Reserve for doubtful other receivables	-	105,325
Share based compensation to an employee - restricted stock	-	25,555
Share based compensation to directors - restricted stock units	70,333	242,165
Share based compensation - shares issued to vendors	7,318	-
Share based compensation - shares issued to Chubeworkx	2,510,000
Share based compensation - shares issued for Cystron	1,233,057	-
Change in assets and liabilities
Decrease/(increase) in trade receivables	67,122	(59,899)
Decrease in deposits and other receivables	-	9,347
Decrease in inventories	1,262	46,786
(Increase)/decrease in prepaid expenses	(98,410)	18,147
Decrease in other assets	2,722	4,330
Increase/(decrease) in trade and other payables	961,134	(600,537)
Increase in right-of-use liabilities	37	-
Net cash used by operating activities	(8,842,867)	(2,572,578)

Cash flows from investing activities:
Short-term note receivable	-	(100,000)
Purchases of marketable securities	(100,865)	(87,305)
Proceeds from sale of marketable securities	2,310,898	2,556,516
Net cash provided by investing activities	2,210,033	2,369,211

Cash flows from financing activities
Net proceeds from issuance of common stock	14,564,961	-
Net proceeds from the exercise of Series C Convertible Preferred warrants for the purchase of common stock	7,740,000	-
Net proceeds from the exercise of prepaid equity forward contracts for the purchase of common stock	80	-
Net cash provided by financing activities	22,305,041	-

Net increase/(decrease) in cash and restricted cash	15,672,207	(203,367)
Cash and restricted cash at beginning of period	632,538	681,755
Cash and restricted cash at end of period	$16,304,745	$478,388

Supplemental cash flow information
Cash paid for:
Interest	$-	$-
Income Taxes	$-	$-

Supplemental Schedule of Non-Cash Financing and Investing Activities
Net unrealized gains/(losses) on marketable securities	$-	$45,597
Operating lease right-of-use asset obtained in exchange for lease obligation	$(79,942)	$-
Exercise of Series D Convertible Preferred Stock for Common Stock	$273,955	$-

See accompanying notes to the condensed consolidated financial statements

F-51

AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1 – Organization and Description of Business

Akers Biosciences, Inc. (“Akers”), is a New Jersey corporation. These consolidated financial statements include three wholly owned subsidiaries, Cystron Biotech, LLC (“Cystron”), Akers Acquisition Sub, Inc. and Bout Time Marketing Corporation, (together, the “Company”). All material intercompany transactions have been eliminated in consolidation.

The Company was historically a developer of rapid health information technologies but since March 2020, has been primarily focused on the development of a vaccine candidate against SARS-CoV-2, a coronavirus currently causing a pandemic throughout the world. In response to the global pandemic, the Company is pursuing rapid development and manufacturing of its COVID-19 vaccine candidate, or combination product candidate (the “COVID-19 Vaccine Candidate”) in collaboration with Premas Biotech PVT Ltd. (“Premas”).

On July 7, 2020, the Company immediately ceased the production and sale of its rapid, point-of-care screening and testing products. The Company will continue to provide support for these testing products that remain in the market through respective product expiration dates. For a more detailed discussion of the Company’s cessation of its screening and testing products, see Note 3 and Note 6 herein.

Note 2 – Significant Accounting Policies

(a) Basis of Presentation

The Condensed Consolidated Financial Statements of the Company are prepared in U.S. Dollars and in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Certain information and note disclosures normally included in the financial statements prepared in accordance with US GAAP have been condensed. As such, the information included in these financial statements should be read in conjunction with the audited financial statements as of and for the years ended December 31, 2019 and 2018 included in the Company’s 2019 Form 10-K, as filed on March 25, 2020. In the opinion of the Company’s management, these condensed consolidated financial statements include all adjustments, which are of only a normal and recurring nature, necessary for a fair statement of the financial position of the Company as of September 30, 2020 and its results of operations and cash flows for the three and nine months ended September 30, 2020 and 2019. The results of operations for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2020.

F-52

AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 - Significant Accounting Policies, continued

(b) Use of Estimates and Judgments

The preparation of financial statements in conformity with US GAAP requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Information about significant areas of estimation, uncertainty and critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements is included in the following notes for revenue recognition, recording research and development expenses, allowances for doubtful accounts, inventory and prepaid asset write-downs, impairment of equipment and intangible assets and valuation of share-based payments.

(c) Functional and Presentation Currency

These condensed consolidated financial statements are presented in U.S. Dollars, which is the Company’s functional currency. All financial information has been rounded to the nearest dollar. Foreign Currency Transaction Gains or Losses, resulting from cash balances denominated in Foreign Currencies, are recorded in the Condensed Consolidated Statements of Operations and Comprehensive Loss.

(d) Comprehensive Income (Loss)

The Company follows Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 220 in reporting comprehensive income (loss). Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

(e) Cash and Cash Equivalents

The Company considers all highly liquid investments, which include short-term bank deposits (up to three months from date of deposit) that are not restricted as to withdrawal date or use, to be cash equivalents.

(f) Restricted Cash

At September 30, 2020, restricted cash included in non-current assets on the Company’s Condensed Consolidated Balance Sheet was $115,094 representing cash in trust for the purpose of funding legal fees for certain litigations.

F-53

AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 - Significant Accounting Policies, continued

(g) Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, marketable securities, receivables and trade and other payables. The carrying value of cash and cash equivalents, receivables and trade and other payables approximate their fair value because of their short maturities.

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2	Inputs to the valuation methodology include:

●	quoted prices for similar assets or liabilities in active markets;

●	quoted prices for identical or similar assets or liabilities in inactive markets;

●	inputs other than quoted prices that are observable for the asset or liability;

●	inputs that are derived principally from or corroborated by observable market data by correlation or other means

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

F-54

AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 - Significant Accounting Policies, continued

(g) Fair Value of Financial Instruments, continued

Following is a description of the valuation methodologies used for assets measured at fair value as of September 30, 2020 and December 31, 2019.

Marketable Securities: Valued using quoted prices in active markets for identical assets.

	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Quoted Prices for Similar Assets or Liabilities in Active Markets (Level 2)	Significant Unobservable Inputs (Level 3)
Fixed Income Bonds at September 30, 2020	$6,929,356	$-	$-

Fixed Income Bonds at December 31, 2019	$9,164,273	$-	$-

Marketable securities are classified as available for sale and are valued at fair market value. Maturities of the securities are less than one year.

As of September 30, 2020, the Company held certain fixed income investments which, under FASB ASC 321-10, were considered equity investments. As such, the change in fair value in the three months ended September 30, 2020 and the accumulated other comprehensive income (loss) of $21,153 at June 30, 2020 were included in the net loss.

Gains and losses resulting from the sales of marketable securities were gains of $0 and $6,416 for the three months ended September 30, 2020 and 2019, respectively and were (losses) and gains of ($36,714) and $2,155 for the nine months ended September 30, 2020 and 2019, respectively

Proceeds from the sales of marketable securities in the three and nine months ended September 30, 2020 were $3,436 and $2,310,898, respectively and were $1,201,870 and $2,556,516 for the three and nine months ended September 30, 2019, respectively.

F-55

AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 - Significant Accounting Policies, continued

(h) Trade Receivables and Allowance for Doubtful Accounts

The carrying amounts of current trade receivables are stated at cost, net of allowance for doubtful accounts and approximates their fair value given their short-term nature.

The normal credit terms extended to customers range between 30 and 90 days. Credit terms longer than these may be extended after considering the credit worthiness of the customers and the business requirements. The Company reviews all receivables that exceed terms and establishes an allowance for doubtful accounts based on management’s assessment of the collectability of trade and other receivables. A considerable amount of judgment is required in assessing the amount of allowance. The Company considers the historical level of credit losses, makes judgments about the credit worthiness of each customer based on ongoing credit evaluations and monitors current economic trends that might impact the level of credit losses in the future.

(i) Prepaid Expenses

Prepaid expenses represent expenses paid prior to the date that the related services are rendered or used are recorded as prepaid expenses. Prepaid expenses are comprised principally of prepaid insurance.

F-56

AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 - Significant Accounting Policies, continued

(j) Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash on deposit with financial institutions. At times, the Company’s cash in banks is in excess of the FDIC insurance limit. The Company has not experienced any loss as a result of these cash deposits. These cash balances are maintained with two banks.

(k) Property, Plant and Equipment

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Costs include expenditures that are directly attributable to the acquisition of the asset.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amounts of property, plant and equipment and are recognized within “other income” in the Condensed Consolidated Statement of Operations and Comprehensive Loss.

Depreciation is recognized in profit and loss on an accelerated basis over the estimated useful lives of the property, plant and equipment. Leased assets are depreciated over the shorter of the lease term or their useful lives.

Depreciation expense totaled $1,045 and $6,815 for the three and nine months ended September 30, 2020, respectively and $6,455 and $19,366 for the three and nine months ended September 30, 2019, respectively.

F-57

AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 - Significant Accounting Policies, continued

(l) Right-of-Use Assets

The Company leases its facility in West Deptford, New Jersey (the “Thorofare Facility”) under an operating lease (“Thorofare Lease”) with annual rentals of $132,000 plus common area maintenance (CAM) charges. The Thorofare Facility houses the Company’s office, manufacturing, laboratory and warehouse space. The Thorofare Lease took effect on January 1, 2008. On January 7, 2013, the Company extended the Thorofare Lease extending the term to December 31, 2019. On November 11, 2019, the Company entered into another extension of the Thorofare Lease, extending the term to December 31, 2021, effective January 1, 2020, and providing for an early termination option with a 150-day notice period. On July 16, 2020, the Company exercised the early termination option under the lease agreement, with the effect of the post exercise lease maturity date changing to December 13, 2020.

On January 1, 2020 (“Effective Date”), the Company adopted FASB ASC, Topic 842, Leases (“ASC 842”), which increases transparency and comparability by recognizing a lessee’s rights and obligations resulting from leases by recording them on the balance sheet as lease assets and lease liabilities. The new guidance requires the recognition of the right-of-use (“ROU”) assets and related operating and finance lease liabilities on the balance sheet. The Company adopted the new guidance using the modified retrospective approach on January 1, 2020. As a result, the consolidated balance sheet as of December 31, 2019 was not restated and is not comparative.

The adoption of ASC 842 resulted in the recognition of ROU assets of $306,706 and lease liabilities for an operating lease of $306,706 on the Company’s Condensed Consolidated Balance Sheet as of January 1, 2020.

The Company elected the package of practical expedients permitted within the standard, which allows an entity to forgo reassessing (i) whether a contract contains a lease, (ii) classification of leases, and (iii) whether capitalized costs associated with a lease meet the definition of initial direct costs. Also, the Company elected the expedient allowing an entity to use hindsight to determine the lease term and impairment of ROU assets and the expedient to allow the Company to not have to separate lease and non-lease components. The Company has also elected the short-term lease accounting policy under which the Company would not recognize a lease liability or ROU asset for any lease that at the commencement date has a lease term of twelve months or less and does not include a purchase option that the Company is more than reasonably certain to exercise.

For contracts entered into on or after the Effective Date, at the inception of a contract, the Company will assess whether the contract is, or contains, a lease. The Company’s assessment is based on: (i) whether the contract involves the use of a distinct identified asset, (ii) whether the Company obtained the right to substantially all the economic benefit from the use of the asset throughout the period, and (iii) whether the Company has the right to direct the use of the asset. Leases entered into prior to January 1, 2020, which were accounted for under ASC 840, were not reassessed for classification.

For operating leases, the lease liability is initially and subsequently measured at the present value of the unpaid lease payments. The Company generally uses its incremental borrowing rate as the discount rate for leases, unless an interest rate is implicitly stated in the lease. The present value of the lease payments is calculated using the incremental borrowing rate for operating leases, which was determined using a portfolio approach based on the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term. The lease term for all of the Company’s leases includes the non-cancellable period of the lease plus any additional periods covered by either a Company option to extend the lease that the Company is reasonably certain to exercise, or an option to extend the lease controlled by the lessor. All ROU assets are reviewed for impairment.

Lease expense for operating leases consists of the lease payments plus any initial direct costs and is recognized on a straight-line basis over the lease term.

F-58

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Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 - Significant Accounting Policies, continued

(m) Right-of-Use Assets - continued

In June 2020, the Company recorded an adjustment to its right-of-use asset and liability in the amounts of $153,709 and $155,737, respectively, to adjust for the effect of the Company having elected to exercise the early termination option under the lease agreement, as discussed earlier. The following information reflects the effect of the adjustments discussed above in connection with the Company’s exercise of the early termination option.

The Company’s operating lease is comprised solely of the lease of its Thorofare Facility. Condensed Consolidated Balance Sheet information related to its lease is presented below:

Balance Sheet Location	September 30, 2020	January 1, 2020	December 31, 2019

Operating Lease
Right-of-use asset	$40,469	$306,706	$-
Liability, current	40,506	143,018	-
Liability, net of current	$-	$163,688	-

The following provides details of the Company’s lease expense, including CAM charges:

	Three months ended September 30, 2020	Nine months ended September 30, 2020

Lease cost
Operating lease	$41,148	$124,222

Other information related to leases is presented below:

Other information	As of September 30, 2020

Operating cash used by operating leases	$124,184
Weighted-average remaining lease term – operating leases (in months)	3
Weighted-average discount rate – operating leases	10.00%

As of September 30, 2020, the annual minimum lease payments of the Company’s operating lease liabilities were as follows:

For Years Ending December 31,	Operating leases

2020 (excluding the nine months ended September 30, 2020)	$41,146
Total future minimum lease payments, undiscounted	$41,146
Less: Imputed interest	(640)
Present value of future minimum lease payments	$40,506

F-59

AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 - Significant Accounting Policies, continued

(n) Intangible Assets

The Company’s long-lived intangible assets, other than goodwill, are assessed for impairment when events or circumstances indicate there may be an impairment. These assets were initially recorded at their estimated fair value at the time of acquisition and assets not acquired in acquisitions were recorded at historical cost. However, if their estimated fair value is less than the carrying amount, other intangible assets with indefinite lives are reduced to their estimated fair value through an impairment charge to the Company’s Condensed Consolidated Statements of Operations and Comprehensive Loss.

Amortization is recognized on a straight-line basis over the estimated useful lives of intangible assets, other than goodwill, from the date that they are available for use.

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Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 - Significant Accounting Policies, continued

(o) Revenue Recognition

Beginning on January 1, 2019, the Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of this revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the Company satisfies a performance obligation

The Company does not have any significant contracts with customers requiring performance beyond delivery. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. Revenue and costs of sales are recognized when control of the product transfers to the Company’s customer, which generally occurs upon delivery to the customer but can also occur when goods are shipped by the Company, depending on the shipment terms of the contract. The Company’s performance obligations are satisfied at that time.

The Company uses the most likely amount approach to determine the variable consideration of the transaction price in order to account for the contractual rebates and incentives that are estimated and adjusted for over time.

(p) Research and Development Costs

In accordance with FASB ASC 730, research and development costs are expensed as incurred and consist of fees paid to third parties that conduct certain research and development activities on the Company’s behalf. These costs included costs incurred to acquire and develop the license for the COVID-19 vaccine project (See Note 3).

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Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 - Significant Accounting Policies, continued

(q) Income Taxes

The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes represent the tax effects of differences between the financial reporting and tax basis of the Company’s assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse.

The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In management’s opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of September 30, 2020, and December 31, 2019, no liability for unrecognized tax benefits was required to be reported.

There is no income tax benefit for the losses for the three and nine months ended September 30, 2020 and 2019 since management has determined that the realization of the net deferred assets is not assured and has created a valuation allowance for the entire amount of such tax benefits.

The Company’s policy for recording interest and penalties associated with tax audits is to record such items as a component of general and administrative expense. There were no amounts accrued for penalties and interest for the three and nine months ended September 30, 2020 and 2019. The Company does not expect its uncertain tax position to change during the next twelve months. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(r) Shipping and Handling Fees and Costs

The Company charges actual shipping costs plus a handling fee to customers. These fees are classified as part of product revenue in the Condensed Consolidated Statement of Operations and Comprehensive Loss. Shipping and other related delivery costs, including those for incoming raw materials are classified as product cost of sales.

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AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 - Significant Accounting Policies, continued

(s) Basic and Diluted Earnings per Share of Common Stock

Basic earnings per common share is based on the weighted average number of shares outstanding during the periods presented. Diluted earnings per share is computed using the weighted average number of common shares plus dilutive common share equivalents outstanding during the period. Potential common shares that would have the effect of increasing diluted earnings per share are considered anti-dilutive.

Diluted net loss per share is computed using the weighted average number of shares of common and dilutive potential common stock outstanding during the period.

As the Company reported a net loss from continuing operations for the three and nine months ended September 30, 2020 common stock equivalents were anti-dilutive.

The following securities are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been anti-dilutive:

	For the Nine Months Ended September 30,
	2020	2019
Stock Options	-	40
Unvested RSUs	789,360	15,603
Warrants to purchase common stock	514,516	88,015
Series D Preferred Convertible Stock	72,992	-
Warrants to purchase Series C Preferred stock	55,000	-
Total potentially dilutive shares	1,431,868	103,658

(t) Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s presentation.

(u) Discontinued Operations

In accordance with FASB ASC 205, results of operations of a component of an entity that has either been disposed of or is held for sale is to be reported as discontinued operations in the condensed consolidated financial statements if the disposition or sale represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. See Note 6 herein.

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AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2 - Significant Accounting Policies, continued

(v) Recently Issued Accounting Pronouncements

Recently Issued Accounting Pronouncements Adopted

In February 2016, the FASB issued ASU 2016-02—Leases (Topic 842) (“ASU-2016-02”), which requires an entity to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU 2016-02 offers specific accounting guidance for a lessee, a lessor, and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The Company has adopted ASU-2016-02, effective January 1, 2020, and, as a result of this implementation, has recorded an operating lease right-of-use asset and an operating lease liability as of September 30, 2020.

Recently Issued Accounting Pronouncements Not Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU-2016-13”). ASU 2016-13 affects loans, debt securities, trade receivables, and any other financial assets that have the contractual right to receive cash. The ASU requires an entity to recognize expected credit losses rather than incurred losses for financial assets. ASU 2016-13 is effective for the fiscal year beginning after December 15, 2022, including interim periods within that fiscal year. The Company expects that there would be no material impact on the Company’s condensed consolidated financial statements upon the adoption of this ASU.

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AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 3 – Recent Developments, Liquidity and Management’s Plans

Ceasing Production and Sale of Rapid, Point-Of-Care Screening and Testing Products

As previously disclosed, in light of the unfavorable factors persistent in our rapid, point-of-care screening and testing product business and the progress the Company has made in its partnership with Premas, the Company conducted a strategic review of the screening and testing products business. Following such review, in early July 2020, the Company ceased the production and sale of its rapid, point-of-care screening and testing products. The Company will continue to provide support for these testing products that remain in the market through their respective product expiration dates. The Company had been experiencing declining sales revenue and production backlogs for these products and, as it previously reported, had eliminated its sales force for such products. The Company intends to devote its attention to its partnership with Premas for the development of its COVID-19 Vaccine Candidate and transactions that the Company believes will increase shareholder value. In connection with the ceasing production and sale of its existing product line, on July 16, 2020, the Company decided to close the Thorofare Facility and exercised the early termination option under the Thorofare Lease, which provided for a 150-day notice to terminate the lease. Pursuant to the early termination option, the Thorofare Lease will mature on December 13, 2020.

The Company determined that the discontinuation of the production and distribution of the Company’s screening and testing products constituted a strategic shift in the Company’s business and as a result the elimination of the product lines should be presented as discontinued operations under FASB ASC 205-20 Presentation of Financial Statements, Discontinued Operations.

Acquisition of Cystron

On March 23, 2020, the Company acquired Cystron pursuant to that certain Membership Interest Purchase Agreement (the “MIPA”). Cystron was incorporated on March 10, 2020. Upon the Company’s purchase of Cystron, Cystron’s sole asset consisted of an exclusive license with respect to Premas’ vaccine platform for the development of a vaccine against COVID-19 and other coronavirus infections. Since its formation and through the date of its acquisition by the Company, Cystron did not have any employees. The acquisition of Cystron was accounted for as the purchase of an asset.

As consideration for the Membership Interests (as defined in the MIPA), the Company delivered to the members of Cystron (the “Sellers”): (1) that number of newly issued shares of its common stock equal to 19.9% of the issued and outstanding shares of its common stock and pre-funded warrants as of the date of the MIPA, but, to the extent that the issuance of its common stock would have resulted in any Seller owning in excess of 4.9% of the Company’s outstanding common stock, then, at such Seller’s election, such Seller received “common stock equivalent” preferred shares with a customary 4.9% blocker (with such common stock and preferred stock collectively referred to as “Common Stock Consideration”), and (2) $1,000,000 in cash. On March 24, 2020 the Company paid $1,000,000 to the Sellers and delivered 411,403 shares of common stock and 211,353 shares of Series D Convertible Preferred Stock with a customary 4.9% blocker, with an aggregate fair market value of $1,233,057, and recorded $2,233,057 as a charge to research and development expense within the Condensed Consolidated Statements of Operations and Comprehensive Loss in the three months ended March 31,2020 and nine months ended September 30,2020. On April 22, 2020, Premas, one of the Sellers, returned to us $299,074 representing its portion of the cash purchase price to acquire Cystron. Premas has advised us that these funds were returned temporarily for Premas to meet certain regulatory requirements in India.

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AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Additionally, the Company shall (A) make an initial payment to the Sellers of up to $1,000,000 upon its receipt of cumulative gross proceeds from the consummation of an initial equity offering after the date of the MIPA of $8,000,000, and (B) pay to Sellers an amount in cash equal to 10% of the gross proceeds in excess of $8,000,000 raised from future equity offerings after the date of the MIPA until the Sellers have received an aggregate additional cash consideration equal to $10,000,000 (collectively, the “Equity Offering Payments”). On May 14, 2020, the Company and the Sellers entered into an Amendment No. 1 to the MIPA (the “Amendment”), which provided that any Equity Offering Payments in respect of an equity offering that is consummated prior to September 23, 2020, shall be accrued, but shall not be due and payable until September 24, 2020. The other provisions of the MIPA remain unmodified and in full force and effect. Upon the achievement of certain milestones, including the completion of a Phase 2 study for a COVID-19 Vaccine Candidate that meets its primary endpoints, Sellers will be entitled to receive an additional 750,000 shares of the Company’s common stock or, in the event the Company is unable to obtain stockholder approval for the issuance of such shares, 750,000 shares of non-voting preferred stock that are valued following the achievement of such milestones and shall bear a 10% annual dividend (the “Milestone Shares”). Sellers will also be entitled to contingent payments from the Company of up to $20,750,000 upon the achievement of certain milestones, including the approval of a new drug application by the FDA.

Pursuant to the MIPA, upon the Company’s consummation of the registered direct equity offering closed on April 8, 2020, the Company paid the Sellers $250,000 on April 20, 2020 (the “April Payment”). On April 30, 2020, Premas, one of the Sellers, returned to us $83,334, representing their portion of the $250,000 amount paid to the Sellers on April 20, 2020. Premas has advised us that these funds were returned temporarily for Premas to meet certain regulatory requirements in India. The Company recorded liabilities of $892,500 (the “May Payment”) and $684,790 (the “August Payment”) to the Sellers upon the consummation of the registered direct equity offerings that closed on May 18, 2020 and August 13, 2020, respectively. These funds (including funds of $299,074 representing Premas’ portion of the cash purchase price and $83,334 representing Premas’ portion of the April Payment temporarily returned to the Company in April 2020) due the sellers under the MIPA, as amended, were disbursed on September 25, 2020. For the three and nine month periods ended September 30, 2020, $684,790 and $1,827,290 are included in research and development expense within the Condensed Consolidated Statements of Operations and Comprehensive Loss for the April Payment, May Payment and August Payment.

On October 13, 2020, Premas returned $908,117 representing Premas’ portion of the initial cash component for the purchase of Cystron and Premas’ portion of the April Payment, May Payment and August Payment under the MIPA, as amended. These funds were returned temporarily for Premas to meet certain regulatory requirements in India.

The Company shall also make quarterly royalty payments to Sellers equal to 5% of the net sales of a COVID-19 vaccine or combination product by the Company for a period of five (5) years following the first commercial sale of the COVID-19 vaccine; provided, that such payment shall be reduced to 3% for any net sales of the COVID-19 vaccine above $500 million.

In addition, Sellers shall be entitled to receive 12.5% of the transaction value, as defined in the MIPA, of any change of control transaction, as defined in the MIPA, that occurs prior to the fifth (5th) anniversary of the closing date of the MIPA, provided that the Company is still developing the COVID-19 Vaccine Candidate at that time. Following the consummation of any change of control transaction, the Sellers shall not be entitled to any payments as described above under the MIPA.

License Agreement

Cystron is a party to a License and Development Agreement (the “Initial License Agreement”) with Premas. As a condition to the Company’s entry into the MIPA, Cystron amended and restated the Initial License Agreement on March 19, 2020 (as amended and restated, the “License Agreement”). Pursuant to the License Agreement, Premas granted Cystron, amongst other things, an exclusive license with respect to Premas’ vaccine platform for the development of a vaccine against COVID-19 and other coronavirus infections.

Upon the achievement of certain developmental milestones by Cystron, Cystron shall pay to Premas a total of up to $2,000,000. On April 16, 2020, the Company paid Premas $500,000 for the achievement of the first two development milestones of which $250,000 was accrued as research and development expense for the three months ended March 31, 2020. On May 18, 2020, the Company paid Premas $500,000 for the achievement of the third development milestone. On July 7, 2020, the Company and Premas agreed that the fourth milestone under the License Agreement had been satisfied. Due to the achievement of this milestone on July 7, 2020, Premas was paid $1,000,000 on August 4, 2020. Accordingly, for the three and nine months ended September 30, 2020, research and development expenses of $1,000,000 and $2,000,000 were recorded in the condensed consolidated statements of operations and comprehensive loss.

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Notes to Condensed Consolidated Financial Statements

(Unaudited)

Cystron Medical Panel

On April 10, 2020, the Company established the Cystron Medical Panel and appointed its first member to the panel. Each member shall be compensated with an initial grant of the Company’s common stock with an aggregate fair market value of $25,000 and a monthly cash stipend in the initial amount of $2,500. During the three and nine months ended September 30, 2020, the Company recorded $10,651 and $20,925 as a charge to research and development expense within the Condensed Consolidated Statements of Operations and Comprehensive Loss.

Series D Convertible Preferred Stock

On March 24, 2020, the Company filed the Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of New Jersey. Pursuant to the Certificate of Designation, in the event of the Company’s liquidation or winding up of its affairs, the holders of its Series D Convertible Preferred Stock (the “Preferred Stock”) will be entitled to receive the same amount that a holder of the Company’s common stock would receive if the Preferred Stock were fully converted (disregarding for such purposes any conversion limitations set forth in the Certificate of Designation) to common stock which amounts shall be paid pari passu with all holders of the Company’s common stock. Each share of Preferred Stock has a stated value equal to $0.01 (the “Stated Value”), subject to increase as set forth in Section 7 of the Certificate of Designation.

A holder of Preferred Stock is entitled at any time to convert any whole or partial number of shares of Preferred Stock into shares of the Company’s common stock determined by dividing the Stated Value of the Preferred Stock being converted by the conversion price of $0.01 per share.

A holder of Preferred Stock will be prohibited from converting Preferred Stock into shares of the Company’s common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of the Company’s common stock then issued and outstanding (with such ownership restriction referred to as the “Beneficial Ownership Limitation”). However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Subject to the Beneficial Ownership Limitation, on any matter presented to the Company’s stockholders for their action or consideration at any meeting of the Company’s stockholders (or by written consent of stockholders in lieu of a meeting), each holder of Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of the Company’s common stock into which the shares of Preferred Stock beneficially owned by such holder are convertible as of the record date for determining stockholders entitled to vote on or consent to such matter (taking into account all Preferred Stock beneficially owned by such holder). Except as otherwise required by law or by the other provisions of the Company’s certificate of incorporation, the holders of Preferred Stock will vote together with the holders of the Company’s common stock and any other class or series of stock entitled to vote thereon as a single class.

A holder of Preferred Stock shall be entitled to receive dividends as and when paid to the holders of the Company’s common stock on an as-converted basis.

During the three and nine months ended September 30, 2020, 135,585 and 138,361 shares of Preferred Stock were converted to 135,585 and 138,361 common shares, respectively. As of September 30, 2020, 72,992 shares of Series D Preferred Stock were issued and outstanding.

F-67

AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Restricted Stock Unit Award Agreement

On September 11, 2020, the Company entered into Restricted Stock Unit Award Agreements (the “Agreements”) with the Company’s four directors. Pursuant to the Agreements, Christopher C. Schreiber, who is also the Company’s Executive Chairman and President, was granted 263,500 Restricted Stock Units (“RSUs”), Joshua Silverman was granted 219,000 RSUs, William White was granted 219,000 RSUs, and Robert Schroeder was granted 87,860 RSUs (each, a “Grant,” and, collectively, the “Grants”) under the Company’s 2018 Equity Incentive Plan, as amended (the “2018 Plan”).

Fifty percent (50%) of the RSUs in each Grant will vest on the first anniversary of the date of Grant, and the remaining fifty percent (50%) will vest on the second anniversary of the date of Grant; provided that the RSUs shall vest immediately upon the occurrence of (i) a change in control, provided that the director is employed by or providing services to the Company and its affiliates on the closing date of such change in control, (ii) the director’s termination of employment or service from the Company and its affiliates by reason of the director’s death or disability, or (iii) the director’s termination of employment or service by the Company without cause.

Rights Agreement

The Company’s board of directors (the “Board”) declared a dividend of one preferred share purchase right (a “Right”) for each of the Company’s issued and outstanding shares of common stock. The dividend is payable to the stockholders of record on September 21, 2020 (the “Record Date”). Each Right entitles the registered holder, subject to the terms of the Rights Agreement (as defined below), to purchase from the Company one one-thousandth of a share of the Company’s Series E Junior Participating Preferred Stock, no par value with a stated value of $0.001 (the “Preferred Stock”) at $15.00 (the “Purchase Price”), subject to certain adjustments. The description and terms of the Rights are set forth in the Rights Agreement dated as of September 9, 2020 (the “Rights Agreement”) between the Company and VStock Transfer, LLC, as Rights Agent (the “Rights Agent”).

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AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Rights will not be exercisable until the earlier to occur of (i) the tenth business day following a public announcement or filing that a person has, or affiliates or associates of such person have, become an “Acquiring Person,” which is defined as a person, or affiliates or associates of such person, who, at any time after the date of the Rights Agreement, has acquired, or obtained the right to acquire, Beneficial Ownership of 10% or more of the Company’s outstanding shares of common stock, subject to certain exceptions, or (ii) the tenth business day (or such later date as may be determined by action of the Board prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”). Beneficial Ownership, as defined in the Rights Agreement, includes certain interests in securities created by derivatives contracts, which are beneficially owned, directly or indirectly, by a counterparty (or any of such counterparty’s affiliates or associates) under any derivatives contract to which such person or any of such person’s affiliates or associates is a receiving party (as such terms are defined in Rights Agreement), subject to certain limitations.

Until the Distribution Date, (i) the Rights will be evidenced by the common stock certificates (or, for uncertificated shares of common stock, by the book-entry account that evidences record ownership of such shares) and will be transferred with, and only with, such Common Stock, and (ii) new common stock certificates issued after the Record Date will contain a legend incorporating the Rights Agreement by reference (for book entry common stock, this legend will be contained in the notations in book entry accounts). Until the earlier of the Distribution Date and the Expiration Date (defined below), the transfer of any shares of common stock outstanding on the Record Date will also constitute the transfer of the Rights associated with such shares of common stock. As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the common stock as of the close of business on Distribution Date separate rights certificates evidencing the Rights (“Right Certificates”), and such Right Certificates alone will evidence the Rights. The Company may choose book entry in lieu of physical certificates, in which case, references to “Rights Certificates” shall be deemed to mean the uncertificated book entry representing the Rights.

The Rights, which are not exercisable until the Distribution Date, expire upon the earliest to occur of (i) the close of business on September 8, 2021; (ii) the time at which the Rights are redeemed or exchanged pursuant to the Rights Agreement; and (iii) the time at which the Rights are terminated upon the closing of any merger or other acquisition transaction involving the Company pursuant to a merger or other acquisition agreement that has been approved by the Board prior to any person becoming an Acquiring Person (the earliest of (i), (ii), and (iii) is referred to as the “Expiration Date”).

Each share of Preferred Stock will be entitled to a preferential per share dividend rate equal to the greater of (i) $0.001 and (ii) the sum of (1) 1,000 times the aggregate per share amount of all cash dividends, plus (2) 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than certain dividends or subdivisions of the outstanding shares of common stock. Each Preferred Stock will entitle the holder thereof to a number of votes equal to 1,000 on all matters submitted to a vote of the stockholders of the Company. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Preferred Stock will be entitled to receive 1,000 times the amount received per one share of common stock. Pursuant to the Rights Agreement, the preferential rates noted above may be adjusted in the event that the Company (i) pays dividends in common stock, (ii) subdivides the outstanding common stock or (iii) combines outstanding Common Stock into a smaller number of shares.

The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend, or a subdivision, combination or reclassification of the Preferred Stock, (ii) if the holders of Preferred Stock are granted certain rights, options or warrants to subscribe for the applicable Preferred Stock or securities convertible into the applicable Preferred Stock at less than the current market price of the applicable Preferred Stock, or (iii) upon the distribution to holders of Preferred Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends), assets (other than dividends payable in Preferred Stock) or subscription rights or warrants (other than those referred to in (ii) immediately above). The number of outstanding Rights and the number of one one-thousandths of a Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split, reverse stock split, stock dividends and other similar transactions.

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Notes to Condensed Consolidated Financial Statements

(Unaudited)

With some exceptions, no adjustment in the purchase price relating to a Right will be required until cumulative adjustments amount to at least one percent (1%) of the purchase price relating to the Right. No fractional shares of Preferred Stock are required to be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock) and, in lieu of the issuance of fractional shares, the Company may make an adjustment in cash based on the market price of the Preferred Stock on the trading date immediately prior to the date of exercise.

In the event that a person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, other securities, cash or other assets of the Company) having a value equal to two (2) times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of a person becoming an Acquiring Person, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, Beneficially Owned by any Acquiring Person (or by certain related parties) will be null and void and any holder of such Rights (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such Rights. However, Rights are not exercisable following the occurrence of a person becoming an Acquiring Person until the Distribution Date.

In the event that, after a person or a group of affiliated or associated persons has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction, or 50% or more of the Company’s assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise of a Right that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two (2) times the exercise price of the Right.

At any time before any person or group of affiliated or associated persons becomes an Acquiring Person, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (subject to certain adjustments) (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon the action of the Board electing to redeem or exchange the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The Board may, at its option, at any time after the first occurrence of a Flip-in Event (as defined in the Rights Agreement), exchange all or part of the then outstanding and exercisable Rights for shares of common stock at an exchange ratio of one share of common stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the effective date. However, the Board shall not effect such an exchange at any time after any person, together with all affiliates and associates of such person, becomes a beneficial owner of 50% or more of the outstanding shares of common stock. Immediately upon the action of the Board to exchange the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the number of shares of Common equal to the number of Rights held by such holder multiplied by the exchange ratio.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

The Board may amend or supplement the Rights Agreement without the approval of any holders of Rights at any time so long as the Rights are redeemable. At any time the Rights are no longer redeemable, no such supplement or amendment may (i) adversely affect the interests of the holders of Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person), (ii) cause the Rights Agreement to become amendable other than in accordance with Section 27 of the Rights Agreement, or (iii) cause the Rights again to become redeemable.

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AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 3 – Recent Developments, Liquidity and Management’s Plans - continued

Liquidity

As of September 30, 2020, the Company’s cash on hand was $16,304,745 (which included restricted cash of $115,094), and marketable securities were $6,929,356. The Company has incurred net losses of $14,293,864 for the nine months ended September 30, 2020. As of September 30, 2020, the Company had working capital of $21,009,868 and stockholder’s equity of $21,169,169. During the nine months ended September 30, 2020, cash flows used in operating activities were $8,842,867, consisting primarily of a net loss of $14,293,864, which includes, principally, research and development costs in connection with the purchase of a license and milestone license fees of $6,060,348. Since its inception, the Company has met its liquidity requirements principally through the sale of its common stock in public and private placements.

On April 8, 2020, pursuant to a securities purchase agreement with certain institutional and accredited investors, the Company issued and sold in a registered direct offering (the “April Offering”) an aggregate of 766,667 shares of common stock of the Company at an offering price of $6.00 per share, for gross and net proceeds of $4,600,002 and $4,086,207, respectively.

In connection with the April Offering, the Company issued to the placement agent or designees warrants to purchase up to 61,333 shares of its common stock at an exercise price of $7.50 (the “April Placement Agent Warrants”) in a private placement. The April Placement Agent Warrants will be exercisable at any time and from time to time, in whole or in part, following the date of issuance and for a term of five years from the effective date of the April Offering.

On April 20, 2020, the Company recorded $250,000 of the net proceeds from the April Offering to the former members of Cystron, pursuant to the terms of the MIPA as a charge to research and development expense within the Condensed Consolidated Statements of Operations and Comprehensive Loss.

During the period of April 6, 2020 through April 16, 2020, warrants to purchase an aggregate of 1,043,500 shares of Series C Convertible Preferred Stock were exercised at an exercise price of $4.00 per share, yielding proceeds of $4,174,000.

On May 18, 2020, pursuant to a securities purchase agreement with certain institutional and accredited investors, the Company issued and sold in a registered direct offering (the “May Offering”) an aggregate of 1,366,856 shares of its common stock at an offering price of $3.53 per share, for gross and net proceeds of $4,825,002 and $4,320,720, respectively.

In connection with the May Offering, the Company issued to the placement agent or designees warrants to purchase up to 109,348 shares of its common stock at an exercise price of $4.4125 (the “May Placement Agent Warrants”) in a private placement. The May Placement Agent Warrants will be exercisable at any time and from time to time, in whole or in part, following the date of issuance and for a term of five years from the effective date of the May Offering.

During the period July 21, 2020 through August 11, 2020, warrants to purchase an aggregate of 891,500 shares of Series C Convertible Preferred Stock were exercised at an exercise price of $4.00 per share, yielding proceeds of $3,566,000.

On August 13, 2020, pursuant to a securities purchase agreement with certain institutional and accredited investors, dated August 11, 2020, the Company issued and sold in a registered direct offering (the “August Offering”) an aggregate of 1,207,744 shares of its common stock at an offering price of $5.67 per share, for gross and net proceeds of approximately $6,847,908 and $6,158,034, respectively.

In connection with the August Offering, the Company issued to the placement agent or designees warrants to purchase up to 96,620 shares of its common stock at an exercise price of $7.0875 (the “August Placement Agent Warrants”) in a private placement. The August Placement Agent Warrants will be exercisable at any time and from time to time, in whole or in part, following the date of issuance and for a term of five years from the effective date of the August Offering.

F-71

AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 3 – Recent Developments, Liquidity and Management’s Plans - continued

The Company’s current cash resources will not be sufficient to fund the development of its COVID-19 Vaccine Candidate through all of the required clinical trials to receive regulatory approval and commercialization. While the Company does not currently have an estimate of all of the costs that it will incur in the development of the COVID-19 Vaccine Candidate, the Company anticipates that it will need to raise significant additional funds in order to continue the development of the Company’s COVID-19 Vaccine Candidate during the next 12-months. In addition, the Company could also have increased capital needs in connection with the Merger. The Company’s ability to obtain additional capital may depend on prevailing economic conditions and financial, business and other factors beyond its control. The COVID-19 pandemic has caused an unstable economic environment globally, and the ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence. These include but are not limited to the duration of the COVID-19 pandemic, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that regulators, or the board or management of the Company, may determine are needed. Disruptions in the global financial markets may adversely impact the availability and cost of credit, as well as the Company’s ability to raise money in the capital markets. Current economic conditions have been and continue to be volatile. Continued instability in these market conditions may limit the Company’s ability to access the capital necessary to fund and grow its business.

The Company believes that its current financial resources as of the date of the issuance of these consolidated financial statements, are sufficient to fund its current twelve month operating budget, alleviating any substantial doubt raised by the Company’s historical operating results and satisfying its estimated liquidity needs for twelve months from the issuance of these consolidated financial statements.

F-72

AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4 – Inventories

Inventories are measured at the lower of cost or net realizable value. The cost of inventories is based on the weighted-average principle, and includes expenditures incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, costs include an appropriate share of production overhead based on normal operating capacity.

Note 5 - Trade and Other Payables

Trade and other payables consist of the following:

	September 30, 2020	December 31, 2019

Accounts Payable – Trade	$820,012	$608,630
Accrued Expenses	237,457	232,827
Deferred Compensation	-	59,750
	$1,057,469	$901,207

See also Note 9 for related party information.

Note 6 – Discontinued Operations

The Company conducted a strategic review of the screening and testing products business. Following such review, in early July 2020, the Company ceased the production and sale of its rapid, point-of-care screening and testing products. The Company had been experiencing declining sales revenue and production backlogs for these products and, as it previously reported, had eliminated its sales force for such products.

The assets and liabilities of the discontinued operations have been reflected in the condensed consolidated balance sheet as of September 30, 2020 and consist of the following:

As of
September 30,
2020
Current Assets:	$-
Non-Current Assets	-
Total Assets	$-

Current Liabilities:
Trade and Other Payables of Discontinued Operations	$1,457,671
Total Current Liabilities	1,457,671
Non-Current Liabilities	-
Total Liabilities	$1,457,671

Shareholder Equity	$-

Total Liabilities and Shareholder Equity	$1,457,671

The results from the discontinued operations have been reflected in the condensed consolidated statements of operations for the three and nine months ended September 30, 2020 and consist of the following:

	For the	For the
	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2020	2020
Product Revenue	$-	$361,627
Product Cost of Sales	109,983	660,023
Gross Loss	(109,983)	(298,396)

Administrative Expenses	62,550	196,901
Sales and Marketing Expenses	29,300	40,586
Regulatory and Compliance Expenses	59,910	199,668
Litigation Settlement Expenses	3,949,414	4,031,131
Amortization of Non-Current Assets	-	17,601
Impairment of Prepaid Royalties	-	291,442
Impairment of Production Equipment	-	18,680
Impairment of Intangible Assets	-	152,822

Loss from Discontinued Operations	$(4,211,157)	$(5,247,227)

F-73

As a result of the discontinued operations, the previously presented 2019 financial statements have been revised to present the consolidated financial statements of the continuing operations separate from the discontinued operations. The effects on the consolidated balance sheet as of December 31, 2019 were as follows:

	December 31, 2019
	As previously
	Reported	Adjustment	As Revised
ASSETS
Current Assets
Cash	$517,444	$-	$517,444
Marketable Securities	9,164,273	-	9,164,273
Accounts Receivable, net	42,881	42,881	-
Deposits and Other Receivables	-	-	-
Inventories, net	198,985	198,985	-
Prepaid Expenses	387,231	46,260	340,971
Current Assets – discontinued operations	-	(288,126)	288,126
Total Current Assets	10,310,814	-	10,310,814

Non-Current Assets
Prepaid Expenses, net of current	252,308	252,308	-
Restricted Cash	115,094	-	115,094
Plant, Property and Equipment, net	33,574	23,020	10,554
Intangible assets, net	170,423	170,423	-
Other assets	2,722	-	2,722
Non-current Assets – discontinued operations		(445,751)	445,751
Total Non-Current Assets	574,121	-	574,121

Total Assets	$10,884,935	$-	$10,884,935

LIABILITIES
Current Liabilities
Trade and Other Payables	1,529,765	628,558	901,207
Current Liabilities – discontinued operations	-	(628,558)	628,558
Total Current Liabilities	1,529,765	-	1,529,765

Total Liabilities	1,529,765	-	1.529.765

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preferred Stock, No par value, 50,000,000 total preferred shares authorized	-	-	-
Common stock, No par value, 100,000,000 shares authorized 1,738,837 issued and outstanding as of December 31, 2019	128,920,414	-	128,920,414
Accumulated Other Comprehensive Income (Loss)	17,886	-	17,886
Accumulated Deficit	(119,583,130)	-	(119,583,130)
Total Shareholders’ Equity	9,355,170	-	9,355,170

Total Liabilities and Shareholders’ Equity	$10,884,935	$-	$10,884,935

F-74

The effects on the condensed consolidated statement of operations and comprehensive income (loss) for the three and nine months ended September 30, 2019 were as follows:

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2019			September 30, 2019
	As Previously Reported	Adjusted	As Revised	As Previously Reported	Adjusted	As Revised
Product Revenue	$420,812	$420,812	$-	$1,497,448	$1,497,448	$-
Product Cost of Sales	(285,510)	(285,510)	-	(751,311)	(751,311)	-
Gross Income	135,302	135,302	-	746,137	746,137	-

Research and Development Expenses	-	-	-	-	-	-
Administrative Expenses	895,026	51,882	843,144	2,859,288	171,607	2,687,681
Sales and Marketing Expenses	38,262	32,099	6,163	202,242	183,492	18,750
Compliance and Regulatory Expenses	57,502	57,502	-	206,802	206,802	-
Litigation Settlement Expenses	-	-	-	75,000	-	75,000
Amortization of Non-Current Assets	10,001	10,001	-	30,006	30,006	-
Impairment of Intangible Assets	-	-	-	-	-	-

(Loss) income from Operations	(865,489)	(16,182)	(849,307)	(2,627,201)	154,230	(2,781,431)

Other (Income) Expense
Foreign Currency Transaction (Gain) Loss	(32)	-	(32)	4,846	-	4,846
Gain on Investments	(6,416)	-	(6,416)	(2,155)	-	(2,155)
Interest and Dividend Income	(22,015)	-	(22,015)	(81,017)	-	(81,017)
Total Other Income	(28,463)	(16,182)	(28,463)	(78,326)	154,230	(78,326)

Loss from Continuing Operations	(837,026)	-	(820,844)	(2,548,875)	-	(2,703,105)

Income/(Loss) from Discontinued Operations	-	16,182	(16,182)	-	(154,230)	154,230

Loss Before Income Taxes	(837,026)	-	(837,026)	(2,548,875)	-	(2,548,875)

Income Tax Benefit	-	-	-	-	-	-

Net Loss	(837,026)	-	(837,026)	(2,548,875)	-	(2,548,875)

Other Comprehensive (Loss) Income
Net Unrealized Gain (Loss) on Marketable Securities	(1,805)	-	(1,805)	45,597	-	45,597
Total Other Comprehensive (Loss) Income	(1,805)	-	(1,805)	45,597	-	45,597

Comprehensive Loss	$(838,831)	$-	$(838,831)	$(2,503,278)	-	$(2,503,278)

F-75

The depreciation, amortization and significant operating noncash items of the discontinued operations were as follows:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Depreciation and amortization	$-	$13,087	$21,941	$35,156
Impairment of Prepaid Royalties	-	-	291,442	-
Impairment of intangible assets	-	-	152,822	-
Inventory adjustment for net realizable value	-	-	197,723	-
Reserve for obsolete inventory	-	79,413	-	126,422
Share based compensation - shares issued to Chubeworkx	2,510,000	-	2,510,000	-
	$2,510,000	$92,500	$3,173,928	$161,578

F-76

AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 7 - Share-based Payments

Equity Incentive Plans

2013 Stock Incentive Plan

On January 23, 2014, the Company adopted the 2013 Stock Incentive Plan (“2013 Plan”). The 2013 Plan was amended by the Board on January 9, 2015 and September 30, 2016, and such amendments were ratified by shareholders on December 7, 2018. The 2013 Plan provides for the issuance of up to 4,323 shares of the Company’s common stock. As of September 30, 2020, grants of restricted stock and options to purchase 2,813 shares of common stock have been issued pursuant to the 2013 Plan, and 1,510 shares of common stock remain available for issuance.

2017 Stock Incentive Plan

On August 7, 2017, the shareholders approved, and the Company adopted the 2017 Stock Incentive Plan (“2017 Plan”). The 2017 Plan provides for the issuance of up to 7,031 shares of the Company’s common stock. As of September 30, 2020, grants of restricted stock and options to purchase 3,064 shares of common stock have been issued pursuant to the 2017 Plan, and 3,967 shares of common stock remain available for issuance.

2018 Stock Incentive Plan

On December 7, 2018, the shareholders approved, and the Company adopted the 2018 Plan. The 2018 Plan initially provided for the issuance of up to 78,125 shares of the Company’s common stock. On August 27, 2020, the stockholders approved an amendment to the 2018 Plan increasing the number of shares available for issuance by an additional 1,042,000 shares to a total of 1,120,125 shares of the Company’s common stock. As of September 30, 2020, grants of RSUs to purchase 804,963 shares of common stock have been issued pursuant to the 2018 Plan, and 315,162 shares of common stock remain available for issuance.

F-77

AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 7 - Share-based Payments, continued

Stock Options

The following table summarizes the option activities for the nine months ended September 30, 2020:

			Weighted	Weighted
		Weighted	Average	Average
		Average	Grant	Remaining	Aggregate
	Number of	Exercise	Date Fair	Contractual	Intrinsic
	Shares	Price	Value	Term (years)	Value
Balance at December 31, 2019	40	$236.16	$151.68	0.99	$-
Granted	-	-	-	-	-
Exercised	-	-	-	-	-
Forfeited	(40)	236.16	151.68	0.24	-
Canceled/Expired	-	-	-	-	-
Balance at September 30, 2020	-	$-	$-	-	$-
Exercisable As of September 30, 2020	-	$-	$-	-	$-

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the closing stock price of $2.25 for the Company’s common stock on September 30, 2020. As the closing stock price on September 30, 2020 is lower than the exercise price, there is no intrinsic value to disclose.

During the three and nine months ended September 30, 2020 and 2019, the Company did not incur any stock option expenses.

F-78

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Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 7 - Share-based Payments, continued

Restricted Stock Units

On March 29, 2019, the Compensation Committee of the Board approved the grant of 5,201 RSUs to each of the three directors. Each RSU had a grant date fair value of $23.28 which was amortized on a straight-line basis over the vesting period into administrative expenses within the Condensed Consolidated Statement of Operations and Comprehensive Loss. Such RSUs were granted under the 2018 Plan and vested on January 1, 2020. Such RSUs are expected to be settled with the issuance of common stock during the three months ending December 31, 2020.

On September 11, 2020, the Compensation Committee of the Board approved grant totaling 789,360 Restricted Stock Units (“RSUs”) to the four directors. Each RSU had a grant date fair value of $2.24 which was amortized on a straight-line basis over the vesting period into administrative expenses within the Condensed Consolidated Statement of Operations and Comprehensive Loss. Such RSUs were granted under the 2018 Plan and 50% vest on September 11, 2021 and 50% vest on September 11, 2022.

At September 30, 2020, the unamortized value of the RSUs was $1,699,135. A summary of activity related to RSUs for the nine months ended September 30, 2020 is presented below:

		Weighted
		Average
	Number of	Grant Date
	RSUs	Fair Value
Balance at December 31, 2019	15,603	$23.28
Granted	789,360	2.24
Exercised	-	-
Vested	(15,603)	23.28
Forfeited	-	-
Canceled/Expired	-	-
Balance at September 30, 2020	789,360	$2.24

The Company incurred RSU expense of $69,031 and $119,780 during the three months ended September 30, 2020 and 2019, respectively and $70,333 and $242,165 during the nine months ended September 30, 2020 and 2019, respectively.

F-79

AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 7 - Share-based Payments, continued

Common Stock Warrants

The table below summarizes the warrant activity for the nine month period ended September 30, 2020:

		Weighted	Average
		Average	Remaining
	Number of	Exercise	Contractual
	Warrants	Price	Term (years)
Balance at December 31, 2019	247,215	$29.79	4.32
Granted	267,301	6.09	4.69
Exercised	-	-	-
Forfeited	-	-	-
Canceled/Expired	-	-	-
Balance at September 30, 2020	514,516	$17.48	4.15
Exercisable As of September 30, 2020	514,516	$17.48	4.15

All common stock warrants were vested on date of grant.

Pre-funded Common Stock Warrants

The table below summarizes the pre-funded warrant activity for the nine month period ended September 30, 2020:

		Weighted	Average
		Average	Remaining
	Number of	Exercise	Contractual
	Warrants	Price	Term (years)
Balance at December 31, 2019	795,000	$0.0001	-
Granted	-	-	-
Exercised	(795,000)	0.0001	-
Forfeited	-	-	-
Canceled/Expired	-	-	-
Balance at September 30, 2020	-	$-	-
Exercisable As of September 30, 2020	-	$-	-

All pre-funded warrants were vested on the date of grant and are exercisable at any time. During the nine months ended September 30, 2020, pre-funded warrants to purchase 795,000 shares of common stock issued on December 9, 2019 were exercised at an exercise price of $0.0001 per share, yielding net proceeds of $80.00.

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Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 7 - Share-based Payments, continued

Warrants for the purchase of Series C Convertible Preferred Stock

The table below summarizes the activity during the nine month period ended September 30, 2020 for warrants issued in December 2019 for the purchase of Series C Convertible Preferred Stock:

		Weighted	Average
		Average	Remaining
	Number of	Exercise	Contractual
	Warrants	Price	Term (years)
Balance at December 31, 2019	1,990,000	$4.00	4.95
Granted	-	-	-
Exercised	(1,935,000)	4.00	4.19
Forfeited	-	-	-
Canceled/Expired	-	-	-
Balance at September 30, 2020	55,000	$4.00	4.19
Exercisable As of September 30, 2020	55,000	$4.00	4.19

All warrants to purchase Series C Convertible Preferred Stock were vested on the date of grant. During the nine months ended September 30, 2020, 1,935,000 warrants to purchase 1,935,000 shares of Series C Convertible Preferred Stock issued on December 9, 2019 were exercised and such shares of Series C Convertible Preferred Stock were immediately converted to 1,935,000 shares of common stock at an exercise price of $4.00 per share, yielding net proceeds of $7,740,000 (See Note 3).

F-81

AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 8 – Commitments and Contingencies

Commitments

ChubeWorkx Settlement Agreement and General Release

On August 3, 2020, the Company entered into a Settlement Agreement and General Release (the “SAGR”) with ChubeWorkx. The Company and ChubeWorkx entered into the SAGR to terminate a prior Settlement Agreement, dated August 17, 2016, by and among the Company and ChubeWorkx, (the “Prior Settlement Agreement” and, collectively with all other contracts, agreements and understandings by and between us and ChubeWorkx, whether written or oral, the “Prior Agreements”) pursuant to which the Company granted ChubeWorkx a security interest in substantially all of the Company’s assets, and to fully and finally settle and compromise any and all current and future claims and liabilities of any nature arising between the Company and ChubeWorkx in relation to, or otherwise connected with, the Prior Agreements, on the terms set forth in the SAGR.

As consideration for the settlement of claims pursuant to the SAGR, on August 5, 2020, the Company (i) paid to ChubeWorkx an amount equal to $300,000 and (ii) delivered to ChubeWorkx 500,000 shares of the Company’s common stock (the “Shares”) with a fair market value of $2,510,000. Accordingly, for the three and nine months ended September 30, 2020, litigation settlement expense of $2,810,000 was recorded in the condensed consolidated statements of operations and comprehensive loss.

The Company granted ChubeWorkx registration rights with respect to the Shares. The Company filed a registration statement on Form S-3 with the Securities and Exchange Commission on August 18, 2020, which was declared effected on September 8, 2020, for the resale of such Shares.

As of the September 8, 2020 (the “Release Date”), the Company delivered and completed the full transfer to ChubeWorkx of the Shares in accordance with the SAGR, and, therefore, any and all claims, differences, and disputes of any current and/or future claims and/or liabilities arising between the Company and ChubeWorkx in relation to, or otherwise connected with, the Prior Agreements were fully and finally settled and compromised (with the exception of any claims arising under the SAGR or the Leak-Out and Support Agreement as described below). As of the Release Date, each of the Prior Agreements was terminated, and ChubeWorkx will automatically and irrevocably released all security interests and liens created under the Security Agreement or otherwise as security for the Company obligations under the Prior Agreements.

Litigation

NovoTek Therapeutics Inc. and NovoTek Pharmaceuticals Limited v. Akers Biosciences, Inc.

On June 21, 2019, the Company received a complaint, filed by Novotek Therapeutics Inc., and Novotek Pharmaceuticals Limited (collectively, “Novotek”), Beijing-based entities, in the United States District Court for the District of New Jersey, alleging, among other things, breach of contract. Novotek is seeking, among other things, damages in the amount of $1,551,562, plus interest, disbursements and attorneys’ fees. The Company vigorously disputed the allegations in the complaint and has retained counsel to defend it. On September 16, 2019, the Company filed a partial motion to dismiss the complaint, which was fully submitted as of November 4, 2019. On June 9, 2020, the Court denied the Company’s motion. In anticipation of the case being settled, on October 20, 2020, the Court administratively closed the case. On November 13, 2020, the parties entered into a settlement agreement without either party admitting liability, effective as of November 3, 2020. The settlement agreement requires the Company to make a lump sum payment of $1,350,000 to Novotek within 60 days. The settlement expense is included in Loss from Discontinued Operations on the Condensed Consolidated Statement of Operations and Comprehensive Loss for the three and nine months ended September 30, 2020 and the Company’s obligation is included in Current Liabilities – Discontinued Operations on the Condensed Consolidated Balance Sheet as of September 30, 2020.

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AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 9 – Related Parties

Interim CFO

Effective on October 5, 2018 and through December 31, 2019, the Board appointed Howard R. Yeaton, to serve as the Chief Executive Officer and interim Chief Financial Officer of the Company. Effective on January 1, 2020, Mr. Yeaton entered into a new agreement with the Company whereby he served as the Company’s Interim Chief Financial Officer. Pursuant to a mutual understanding between the Company and Mr. Yeaton, Mr. Yeaton’s employment as Interim Chief Financial Officer ceased as of August 19, 2020. During his service as the Company’s Interim Chief Financial Officer Mr. Yeaton was the managing principal of Financial Consulting Strategies (“FCS”), and the Company had an ongoing relationship with FCS with FCS continuing to provide accounting services to the Company, as of September 30, 2020. As of September 30, 2020 FCS was considered to be a related party. During the three months ended September 30, 2020 and 2019, the Company incurred costs of $4,650 and $15,382, respectively and during the nine months ended September 30, 2020 and 2019, the Company incurred costs of $13,900 and $38,888, respectively with FCS in connection with these services. As of September 30, 2020, and December 31, 2019 the Company had an obligation to FCS in the amounts of $4,650 and $18,323, respectively, for these services which is included in trade and other payables in the Condensed Consolidated Balance Sheet.

During the nine months ended September 30, 2020 and 2019, pursuant to his October 2018 employment agreement, the Company issued 0 and 1,407 shares of common stock under the 2017 Plan to Mr. Yeaton, with a fair value on the date of grant, of $0 and $23,129, respectively.

As of September 30, 2020, included in accounts payable and accrued expenses was an obligation of $3,173, representing an obligation to issue 471 shares of common stock to Mr. Yeaton, earned during 2019, but not issued. The accrual is reflected in trade and other payables on the Condensed Consolidated Balance Sheet.

Note 10 – Employee Benefit Plan

The Company maintains a defined contribution benefit plan under section 401(k) of the Internal Revenue Code covering substantially all qualified employees of the Company (the “401(k) Plan”). Under the 401(k) Plan, the Company matches 100% up to a 3% contribution, and 50% over a 3% contribution, up to a maximum of 5%.

The Company made matching contributions to the 401(k) Plan during the three months ended September 30, 2020 and 2019 of $4,277 and $5,860, respectively and $27,201 and $22,748 during the nine months ended September 30, 2020 and 2019, respectively.

F-83

AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 11 – Subsequent Events.

Agreement and Plan of Merger and Reorganization

On November 11, 2020, the Company, XYZ Merger Sub Inc., a Florida corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and MYMD Pharmaceuticals, Inc., a privately-held Florida corporation (“MYMD”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into MYMD, with MYMD being the surviving corporation and becoming a wholly owned subsidiary of the Company (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. In addition, in connection with the execution of the Merger Agreement, Akers agreed to advance a bridge loan of up to $3,000,000 to MYMD pursuant to a Secured Promissory Note.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (i) each outstanding share of common stock of MYMD (“MYMD common stock”), will be converted into the right to receive the number of shares of the common stock of Akers (the “Akers common stock”) equal to the exchange ratio described below; and (ii) each outstanding stock option of MYMD (collectively, “MYMD options”) that has not previously been exercised prior to the Effective Time, whether or not vested, will be assumed by the Company subject to certain terms contained in the Merger Agreement (including, but not limited to, the amendment of such stock option to extend the term of such stock option for a period expiring on the second-year anniversary of the Effective Time). In connection with the Merger, each holder of options is required to enter into a Lock-Up Agreement/Leak-Out Agreement with respect to the shares of Akers common stock issued upon the exercise of such option. Also, not later than 30 days after the second-year anniversary of the Effective Date, the Company will pay stockholders of MYMD on a pro rata basis an amount in cash equal to the aggregate cash proceeds received by Akers from the exercise of any MYMD options assumed by the Company prior to the second-year anniversary of the Effective Time; provided, however, the amount of such payment will not exceed the maximum amount of cash consideration that may be received by stockholders of MYMD without affecting the intended tax consequences of the Merger.

Additionally, under the terms of the Merger Agreement, the Company has agreed to pay contingent consideration to MYMD stockholders in the form of milestone payments payable in shares of Akers common stock (collectively, the “Milestone Payments”). The Milestone Payments are payable in the dollar amounts set forth in the chart below upon the achievement of the milestone events set forth opposite such dollar amount during the 36-month period immediately following the Effective Date (the “Milestone Period”) as follows:

Milestone Event	Milestone Payment

Market capitalization of Akers for at least 10 trading days during any 20 consecutive trading day period during the Milestone Period is equal to or greater than $500 million (the “First Milestone Event”).	$20 million.

For every $250 million incremental increase in market capitalization of Akers after the First Milestone Event to the extent such incremental increase occurs for at least 10 trading days during any 20 consecutive trading day period during the Milestone Period, up to a $1 billion market capitalization of Akers.	$10 million per each incremental increase (it being understood, however, that, if such incremental increase results in market capitalization equal to $1 billion , such $20 million payment in respect of such incremental increase shall be payable without duplication of any amount payable in respect of a Second Milestone Event).

Market Capitalization of Akers for at least 10 trading days during any 20 consecutive trading day period is equal to or greater than $1 billion (the “Second Milestone Event”).	$25 million.

For every $1 billion incremental increase in market capitalization of Akers after the Second Milestone Event to the extent such incremental increase occurs for at least 10 trading days during any 20 consecutive trading day period during the Milestone Period.	$25 million per each incremental increase.

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Each milestone payment will be payable in shares of common stock of Akers (the “Milestone Shares”), with the number of Milestone Shares to be issued determined by dividing the applicable Milestone Payment amount by the volume-weighted average price of a share of Akers’ common stock during the 10 trading days immediately preceding the achievement of the milestone event; provided, however, that in no event shall the price of a share of Akers common stock used to determine the number of Milestone Shares to be issued be deemed to be less than $5.00 per share (as adjusted for stock splits, stock dividends, reverse stock splits, and the like occurring after the Closing Date).

Notwithstanding the above, the number of Milestone Shares payable by Akers shall not exceed the number of shares of Akers common stock to be issued to MyMD stockholders at the Effective Time in connection with the Merger (as described in the following paragraph).

Under the exchange ratio formula in the Merger Agreement, and immediately upon the closing of the Merger, the former MYMD securityholders are expected to own approximately 80% of the aggregate number of shares of Akers common stock issued and outstanding immediately following the consummation of the Merger (the “Post-Closing Shares”), and the stockholders of the Company as of immediately prior to the Merger are expected to own approximately 20% of the aggregate number of Post-Closing Shares.

Immediately prior to the Effective Time, the name of the Company will be changed from “Akers Biosciences, Inc.” to “MyMD Pharmaceuticals, Inc.” At the Effective Time, the Merger Agreement contemplates that the board of directors of the Company will consist of seven directors, with (i) Akers having the right to designate up to four members and (ii) MYMD having the right to designate up to three members. The officers of the Company immediately after the Effective Time will be elected by the board of directors of Akers.

The Merger Agreement contains customary representations, warranties and covenants made by the Company and MYMD, including covenants relating to obtaining the requisite approvals of the stockholders of the Company and MYMD, indemnification of directors and officers, and the Company’s and MYMD’s conduct of their respective businesses between the date of signing the Merger Agreement and the closing of the Merger. Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by the stockholders of Akers and MYMD.

The Merger Agreement contains certain termination rights for both the Company and MYMD, including, among other things, (a) Akers may, upon written notice, extend the originally scheduled End Date (defined in the Merger Agreement as April 15, 2021) to May 15, 2021 (the “Extended Date”) so long as (i) Akers and Merger Sub are not then in material breach of any provision of the Merger Agreement and (ii) within three calendar days of the written request by MYMD, Akers makes an additional loan to MYMD of up to $600,000, which will have the same terms and conditions of the Note (as defined below and such additional note “Second Note”) and (b) Akers may, upon written notice, extend the Extended Date to June 30, 2021, so long as (i) Akers and Merger Sub are not then in material breach of any provision of the Merger Agreement, (ii) on the effective date of such extension, the loan amount evidenced by the Note and the Second Note may, at the sole option of MYMD upon written notice to Akers, be converted into shares of MYMD common stock at a conversion price of $2.00 per share, subject to certain adjustments and (iii) Akers will, at MYMD’s request, either (at the option of MYMD); (A) subscribe for 300,000 shares of MYMD common stock at a subscription price of $2.00 per share, subject to certain adjustments as set forth in the Merger Agreement, or (B) makes an additional loan to MYMD of up to $600,000, which will have the same terms and conditions of the Note (the “Third Note,” and all amounts outstanding under the Note, the Second Note and the Third Note, the “Loan Amount”). In addition, if Akers terminates the Merger Agreement under certain circumstances specified therein, the Loan Amount, if any, at the sole discretion of MYMD, will be convertible into shares of common stock of MYMD at a conversion price of $2.00 per share upon delivery of written notice by MYMD to Akers within 30 calendar days after the effective date of termination of the Merger Agreement.

The Merger Agreement also contemplates that the Company will seek approval from its stockholders to effect a reverse stock split, if applicable, at a reverse stock split ratio mutually agreed to by the Company and MYMD and within the range approved by the Company’s stockholders immediately prior to the Effective Time, which range shall be sufficient to cause the price of Akers common stock on the Nasdaq Capital Market following such reverse stock split and the Effective Time to be no less than $5.00 per share. In addition, under the Merger Agreement, Akers may, in its discretion, consummate a spin-off of all or a part of its pre-closing assets and liabilities (the “Spin-Off”).

In connection with the Merger, the Company will seek the approval of its stockholders of (a) the transactions contemplated in the Merger Agreement, including the issuance of Akers common stock pursuant to the Merger and (b) the amendment of its certificate of incorporation, including for purposes of (i) effectuating a reverse split of Akers common stock at a ratio to be determined by a split ratio to be mutually agreed to by Akers and MYMD within the range approved by the Company’s stockholders immediately prior to the Effective Time and on certain terms as specifically described herein, (ii) change Akers’ name to “MyMD Pharmaceuticals, Inc.,” and (c) to the extent necessary, the Spin-Off.

In accordance with the terms of the Merger Agreement, (i) the officers and directors of Akers have each entered into a voting agreement with MYMD (the “Akers Voting Agreements”), and (ii) the officers, directors and certain affiliated stockholders of MYMD have each entered into a voting agreement with Akers (the “MYMD Voting Agreements,” together with the Akers Voting Agreements, the “Voting Agreements”). The Voting Agreements place certain restrictions on the transfer of the shares of Akers and MYMD held by the respective signatories thereto and include covenants as to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any actions that could adversely affect the consummation of the Merger.

Concurrently with the execution of the Merger Agreement or prior to the Closing, the officers and directors of Akers, and the officers, directors and certain stockholders of MYMD, each entered into lock-up/leak-out agreements (the “Lock-Up/Leak-Out Agreements”) pursuant to which they have agreed, among other things, not to sell or dispose of (subject to certain exceptions specified therein) any shares of Akers common stock which are or will be beneficially owned by them at the Effective Time or which are acquired thereafter, with such shares being released from such restrictions 180 days after the Effective Time. After the expiration of such initial 180-day period, such stockholders will be subject to a 180-day leak-out period during which they may not sell shares in excess of the amount permitted by the Rule 144 volume limitations (even if such stockholder is not currently subject to such provisions of Rule 144), which leak- out period shall be extended for an additional 180 days for any shares of Akers common stock issued upon the exercise of existing options or warrants.

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AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Secured Promissory Note

As set forth above, in connection with the execution of the Merger Agreement, Akers will advance a bridge loan to MYMD in an amount of up to $3,000,000 pursuant to a Secured Promissory Note (the “Note”). Advances under the Note will be made in accordance with MYMD’s cash needs pursuant to a pre-agreed operating budget for MYMD. The Note accrues interest on the outstanding principal amount at the rate of 5% per annum and matures on the earliest of (i) April 15, 2022, (ii) upon demand of Akers in the event the Merger is consummated, or (iii) the date on which MYMD’s obligations under the Note are accelerated in accordance with the terms of the Note. As set forth above, in the event the Merger Agreement is terminated by MYMD upon a change in Akers’ board of directors’ recommendations to the Akers stockholders in connection with the Merger Agreement and certain other circumstances specified in the Merger Agreement, the principal amount of the Note, and all accrued and unpaid interest thereon, shall be converted into shares of MYMD common stock at a conversion price of $2.00 per share. MYMD may prepay the Note in whole or in part at any time or from time to time at its sole discretion. Under the terms of the Note, if, at any time after the termination or expiration of the Merger Agreement, MYMD (i) incurs any debt other than Permitted Debt (as defined in the Note), (ii) issues any equity interests, or (iii) consummates any Asset Sale or Recovery Event (each as defined in the Note) then, in each case, no later than two business days after MYMD receives the net cash proceeds of such incurrence, issuance or other action, then MYMD shall be required to prepay an amount under the Note equal to the net cash proceeds received, up to the total amount of the advances made under the Note at such time, including all accrued and unpaid interest thereon, of the Note. The payment and performance of all obligations under the Note are secured by a first priority security interest in all of MYMD’s right, title and interest in and to its assets as collateral.

Securities Purchase Agreement

Concurrently with the Merger Agreement, on November 11, 2020, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors (the “Purchasers”), pursuant to which the Company agreed to issue and sell to the Purchasers in a private placement (the “Private Placement”) (i) an aggregate of 9,765,933 shares of Akers common stock, at an offering price of $1.85 per share or, at the election of each investor, pre-funded warrants (“Pre-Funded Warrants”), and (ii) for each share of Akers common stock (or for each Pre-Funded Warrant, as applicable) purchased in the Private Placement, a common warrant (the “Investor Warrants” and together with the Pre-Funded Warrants, the “Warrants”) to purchase one share of Akers common stock, for gross proceeds of approximately $18.1 million before the deduction of placement agent fees and expenses and estimated offering expenses.

In the Private Placement, the Company will issue up to an aggregate of 9,765,933 shares of Akers common stock (the “Shares”) and Pre-Funded Warrants. The Pre-Funded Warrants will be immediately exercisable, will have an exercise price of $0.01 and may be exercised at any time after their original issuance until such Pre-funded Warrants are exercised in full. The Investor Warrants are exercisable immediately upon issuance and terminate five and a half years following issuance. The Investor Warrants have an exercise price of $2.06 per share and represent the right to purchase an aggregate of up to 9,765,933 shares of Akers common stock. A holder of a Warrant will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99% at the election of the holder prior to the date of issuance) of the number of shares of Akers common stock issued and outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, but in no event shall the Beneficial Ownership Limitation exceed 9.99%.

In the Purchase Agreement, the Company has agreed not to (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of the Company’s common stock or any securities convertible into or exercisable or exchangeable for shares of the Company’s common stock at an effective price less than the exercise price of the Investor Warrants or (ii) file any registration statement or any amendment or supplement thereto, other than as contemplated under the Purchase Agreement, for a period of 90 days following the later of (x) the date the Registration Statement (as defined below) is declared effective by the SEC and (y) the record date for the Company’s stockholder meeting called to approve the Merger. In addition, the Company agreed not to effect or enter into an agreement to effect any issuance of the Company’s common stock or common stock equivalents involving a variable rate transaction (as defined in the Purchase Agreement) from the date of the Purchase Agreement until such time as no Purchaser holds any of the Investor Warrants, subject to certain exceptions (including the issuance of any of the Company’s common stock pursuant to the Merger Agreement).

The Purchase Agreement provides that (i) within 10 days following the date that the Company first files a proxy statement with the SEC in connection with the Merger (including by means of a registration statement on Form S-4), the Company shall file a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) for the resale of all of the Shares and the shares of the Company’s common stock issuable upon exercise of the Warrants (the “Warrant Shares”) by the Purchasers and (ii) the Company shall use commercially reasonable efforts to cause such Registration Statement to be declared effective within 60 days of the filing thereof (or 90 days in the event of a full review); provided, however, that the Company shall not be required to register any Shares or Warrant Shares that are eligible for resale pursuant to Rule 144 under the Securities Act (assuming cashless exercise of the Warrants).

The closing of the Private Placement is subject to the satisfaction of customary closing conditions set forth in the Purchase Agreement and is expected to occur on or around November 16, 2020.

F-86

AKERS BIOSCIENCES, INC. AND CONSOLIDATED SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

On October 31, 2020, the Company entered into an engagement letter (the “Engagement Letter”) with Katalyst Securities LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to serve as the non-exclusive placement agent for the Company, on a reasonable best efforts basis, in connection with the Private Placement. The Company has agreed to pay the Placement Agent an aggregate cash fee equal to 6.5% of the gross proceeds received in the Private Placement and reimburse the Placement Agent’s expenses in the Private Placement up to $25,000. In addition, the Company has agreed to grant to the Placement Agent warrants to purchase up to 390,368 shares of the Company’s common stock at an exercise price of $1.85 (the “Placement Agent Warrants”). The Placement Agent Warrants will be exercisable at any time and from time to time, in whole or in part, following the date of issuance and for a term of five years from the closing of the Merger.

The gross proceeds to the Company from the Private Placement, before deducting the Placement Agent’s fees and expenses and estimated offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants, are expected to be approximately $18.1 million. The Company currently intends to use the proceeds from the Private Placement in order to satisfy the closing conditions set forth in the Merger Agreement that requires the Company to have at least $25 million on the closing date of the Merger, and for general working capital purposes. In addition, the Company will pay approximately $1.8 million of the proceeds from the Private Placement to the former members of Cystron pursuant to the MIPA.

The Shares, the Pre-Funded Warrants, the Investor Warrants, the Placement Agent Warrants and the shares of Akers common stock issuable upon the exercise of such warrants are not being registered under the Securities Act, are not being offered pursuant to the Registration Statement, and are being offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

To induce the Purchasers to enter into the Purchase Agreement, on November 11, 2020, the Company entered into a Lock-Up and Support Agreement (the “Support Agreement”) with certain of its stockholders named therein, pursuant to which, from the date of the Support Agreement until May 31, 2021, such stockholders agreed to vote their respective shares of Akers common stock in favor of each matter proposed and recommended for approval by the Company’s board of directors or management at every stockholders’ meeting.

Executive Chairman Cash Bonus

On November 11, 2020, the Board approved a special cash bonus of $150,000 to Christopher C. Schreiber, the Company’s Executive Chairman and President for his service in year-to-date 2020.

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MYMD
FINANCIAL STATEMENTS
AND
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2019 and 2018

F-88

MYMD PHARMACEUTICALS, INC.

F-89

Report of Independent Registered Public Accounting Firm

To the Board of Directors

MyMD Pharmaceuticals, Inc.

Tampa, Florida

Opinion on the Financial Statements

We have audited the accompanying balance sheets of MyMD Pharmaceuticals, Inc. (the “Company”) as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for years then ended, and the related notes (collectively, referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matters

As more fully described in Note 2 to the financial statements, the Company has sustained negative cash flow from operations in the development of its MYMD-1 product candidate. Our opinion is not modified with respect to this matter.

As more fully described in Note 8 to the financial statements, the Company may be negatively impacted by the outbreak of a novel coronavirus (COVID-19). Our opinion is not modified with respect to this matter.

We have served as the Company’s auditor since 2020.

/s/ Cherry Bekaert LLP

Tampa, Florida

July 21, 2020

F-90

MYMD PHARMACEUTICALS, INC.

Balance Sheets

DEcember 31, 2019 and 2018

	2019	2018
ASSETS
Current Assets:
Cash	$132,023	$560,288
Prepaid expenses and other current assets	17,472	5,292
Total Current Assets	149,495	565,580

Intangible assets, net	18,334	36,667
Total Assets	$167,829	$602,247

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$878,620	$389,385
Accrued interest	10,639	-
Due to related party	14,577	2,674
Total Current Liabilities	903,836	392,059

Line of credit, related party, net of unamortized debt discount	990,355	-
Total Liabilities	1,894,191	392,059

Stockholders’ (Deficit) Equity:
Preferred stock; $0.0001 par value, 10,000,000 shares authorized and 0 issued and outstanding	-	-
Common stock; $0.0001 par value, 90,000,000 shares authorized 38,063,504 and 33,451,504 issued and outstanding as of December 31, 2019 and 2018, respectively	3,806	3,345
Additional paid-in capital	36,848,064	29,146,159
Accumulated deficit	(38,578,232)	(28,939,316)
Total Stockholders’ (Deficit) Equity	(1,726,362)	210,188
Total Liabilities and Stockholders’ (Deficit) Equity	$167,829	$602,247

See notes to the financial statements.

F-91

MYMD PHARMACEUTICALS, INC.

Statements of Operations

years ended DEcember 31, 2019 and 2018

	2019	2018

Revenues	$-	$-

Operating Costs:
General and administrative expenses (including $3,577,550 and and $10,747,460 of share-based compensation expense for 2019 and 2018, respectively)	5,764,986	11,649,159
Research and development expenses	3,627,739	6,415,972
Total Operating Costs	9,392,725	18,065,131

Interest expense	(246,191)	-
Net Loss	$(9,638,916)	$(18,065,131)

See notes to the financial statements.

F-92

MYMD PHARMACEUTICALS, INC.

STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balances, January 1, 2018	29,114,500	$2,911	$10,298,712	$(10,874,185)	$(572,562)

Sale of common stock	2,462,004	246	2,531,758	-	2,532,004

Exercise of warrants	375,000	38	374,962	-	375,000

Issuance of common stock and options for related party debt forgiveness	1,500,000	150	5,193,267	-	5,193,417

Share-based compensation	-	-	10,747,460	-	10,747,460

Net loss	-	-	-	(18,065,131)	(18,065,131)

Balances, December 31, 2018	33,451,504	3,345	29,146,159	(28,939,316)	210,188

Sale of common stock	2,959,000	296	2,958,704	-	2,959,000

Issuance of common stock to shareholders	1,653,000	165	(165)	-	-

Issuance of stock options for debt issuance costs	-	-	1,165,816	-	1,165,816

Share-based compensation	-	-	3,577,550	-	3,577,550

Net loss	-	-	-	(9,638,916)	(9,638,916)

Balances, December 31, 2019	38,063,504	$3,806	$36,848,064	$(38,578,232)	$(1,726,362)

See notes to the financial statements.

F-93

MYMD PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS

YEARS ENDED DEcember 31, 2019 and 2018

	2019	2018
Cash flows from operating activities:
Net loss	$(9,638,916)	$(18,065,131)
Adjustments to reconcile net loss to net cash flows from operating activities:
Share-based compensation	3,577,550	10,747,460
Amortization of debt issuance costs	235,552	-
Amortization expense	18,333	18,333
Increase (decrease) in cash from changes in:
Prepaid expenses and other current assets	(12,180)	17,431
Accounts payable	489,235	(318,000)
Accrued interest	10,639	-
Net cash flows from operating activities	(5,319,787)	(7,599,907)

Cash flows from financing activities:
Proceeds from sale of common stock	2,959,000	2,532,004
Proceeds from related party loan	1,920,619	5,193,417
Advances from related party	11,903	2,674
Proceeds from exercise of warrants	-	375,000
Net cash flows from financing activities	4,891,522	8,103,095

Net change in cash	(428,265)	503,188
Cash, beginning of year	560,288	57,100
Cash, end of year	$132,023	$560,288

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Forgiveness of related party loan through issuance of stock and options	$-	$5,193,417
Issuance of stock options for debt issuance costs	$1,165,816	$-

See notes to the financial statements.

F-94

MYMD PHARMACEUTICALS, INC.

Notes to THE Financial Statements

DEcember 31, 2019 and 2018

Note 1—Description of business and summary of significant accounting policies

Description of Business – MyMD Pharmaceuticals, Inc. (the “Company”) was formed in late 2014 and is a Florida-based clinical development stage biopharmaceutical company that is developing its product candidate, MYMD-1, as an immunometabolic regulator to treat autoimmune diseases, ageing-related diseases, and COVID-19. Substantive operations began in 2016 and the Company’s Investigative New Drug application was filed with the U.S. Food and Drug Administration in December 2018.

The Company completed its first-in-human Phase 1 clinical trial in December 2019. Phase 2 clinical trials for autoimmune diseases are planned, pending available financing. The Company’s intellectual property portfolio consists of 7 granted U.S. patents, 9 pending U.S. applications, and 17 pending foreign applications.

Intangible Assets – Intangible assets relate to costs incurred to purchase the domain name of the Company’s website. The Company reviews its intangible assets for impairment whenever changes in circumstances indicate that the carrying amount of the assets may not be recoverable. No impairment of intangible assets was required for 2019 or 2018.

Income Taxes – Effective January 1, 2019, the Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective share of the Company’s taxable income.

Share-Based Compensation – The Company accounts for stock-based awards to employees and non-employees using the fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. Fair value of each common stock option is estimated on the date of grant using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. Expected volatility is based on historical volatility of a peer group’s common stock and other factors estimated over the expected term of the options. The expected term of the options granted is derived using the “simplified method” which computes expected term as the average of the sum of the vesting term plus the contract term. The risk-free rate is based on the U.S. Treasury yield.

Research and Development Expenses – Research and development costs are expensed in the period in which they are incurred and include the expenses paid to third parties, such as contract research organizations and consultants, who conduct research and development activities on behalf of the Company.

Use of Estimates – The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from such estimates and such differences could be material.

Subsequent Events – The Company has evaluated subsequent events through July 21, 2020, in connection with the preparation of these financial statements, which is the date the financial statements were available to be issued.

F-95

MYMD PHARMACEUTICALS, INC.

Notes to THE Financial Statements

DEcember 31, 2019 and 2018

Note 2—Liquidity and capital resources

The Company operates in a highly regulated and competitive environment, which requires approval from, and is subject to ongoing oversight, by various regulatory bodies, and obtaining approval for a new pharmaceutical product is never certain. Historically, the Company has been primarily engaged in developing MYMD-1. In the course of these activities, the Company has sustained negative cash flows from operations. During 2019 and 2018, the Company financed its operations primarily through the sale of common stock for proceeds totaling approximately $3.0 million and $2.5 million, respectively. Additionally, in May 2019, the Company entered into a revolving credit facility which allows for borrowings up to $5,000,000 from a shareholder. The Company’s ability to fund ongoing operations and planned clinical trials required for FDA approval is dependent on the Company’s ability to obtain additional funding. Additional sources of financing are currently being sought by the Company. However, there can be no assurance that any fundraising will be achieved on commercially reasonable terms, if at all. The sale of additional equity securities would likely result in dilution to our current stockholders.

The Company expects to be able to fund general and administrative operations through the third quarter of 2022 with available borrowings on the related party line of credit, of which approximately $1,784,000 remains available for borrowing as of July 20, 2020. Should actual cash expenditures exceed management’s budget, the Company may be forced to curtail operations along with implementing other cost-saving measures, such as a reduction in staff, reducing the use of outside professional service providers, or significantly modifying or delaying the development of our product candidate.

Note 3—Related party, line of credit

In May 2019, the Company entered into a revolving credit facility which allows for borrowings of up to $5,000,000 from a shareholder. The facility had an initial term of 18 months, which was extended to July 31, 2021 at which time all outstanding borrowings and accrued interest, if any, are due in full. Borrowings accrue interest at a rate of 5% per annum. Pursuant to the terms of the agreement, the Company must issue a number of common stock options to the lender based on the total borrowings under the facility, with each dollar borrowed requiring the issuance of one common stock option. Upon issuance, each common stock option will immediately vest at an exercise price of $1.00. During 2019, the Company issued 1,920,619 common stock options to the lender based on actual borrowings. The estimated fair market value of the common stock options totaled $1,165,816 and has been recorded as a direct reduction in the carrying value of the related debt on the accompanying 2019 balance sheet. As of December 31, 2019, the unamortized debt discount totaled $930,264.

Note 4—Capital stock

Classes of Stock – The Company has the authority to issue 100,000,000 shares of capital stock, consisting of 90,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock, whose rights and privileges will be defined by the Board of Directors when a series of preferred stock is designated.

Share Issuance – Prior to 2019, the Company sold shares of common stock at prices above the current price of $1.00 per share. In 2019, the Company issued additional shares to those investors to bring their average share purchase price commensurate with the $1.00 per share value. As a result of this share repricing, the Company issued 1,653,000 shares of common stock for no proceeds during the year ended December 31, 2019.

Related Party Debt Forgiveness – During the year ended December 31, 2018, the Company received $1,344,369 in proceeds from a related party, which was forgiven (in addition to $3,849,048 of amounts paid on the Company’s behalf) through the issuance of 1,500,000 shares of common stock and 5,300,000 common stock options with an aggregate estimated fair market value totaling $4,680,000. Due to the related party nature of the transaction, the outstanding indebtedness has been recorded as an increase in additional paid-in capital in the accompanying 2018 financial statements.

F-96

MYMD PHARMACEUTICALS, INC.

Notes to THE Financial Statements

DEcember 31, 2019 and 2018

Note 4—Capital stock (continued)

Warrants – In connection with the sale of common stock in 2017, certain investors received 1,250,000 common stock warrants with an exercise price of $1.00. The warrants qualified for equity accounting and, as such, the proceeds were credited to additional paid-in capital along with the common stock proceeds upon issuance. During 2018, 375,000 warrants in total were exercised with proceeds of $375,000 and the remainder of the warrants expired on December 31, 2018.

Note 5—Share-based compensation

In 2016, the Company adopted the MyMD Pharmaceuticals, Inc. Amended and Restated 2016 Equity Incentive Plan (the “Plan”) to enable the Company to grant options to purchase common stock to employees, consultants, and non-employee directors of the Company. The Company has currently reserved 50,000,000 shares of its common stock for issuance under the Plan.

Following is the status of outstanding stock options as of December 31, 2019 and 2018 and changes therein for the years then ended:

		Weighted	Weighted
		Average	Average
	Number of	Exercise	Remaining
	Shares	Price	Life
Outstanding, January 1, 2018	8,997,500	$1.00	8.11 years
Granted	23,335,000	1.00
Cancelled	(1,000,000)	1.00
Outstanding, December 31, 2018	31,332,500	1.00	9.21 years
Granted	8,010,619	1.00
Cancelled	-	1.00
Outstanding, December 31, 2019	39,343,119	$1.00	8.52 years

All stock options outstanding as of both December 31, 2019 and 2018 are fully vested and exercisable. As of December 31, 2019, there was no unrecognized share-based compensation.

The following table shows the assumptions used in calculating the fair value under the Black-Scholes option valuation model for stock options issued by the Company during the years ended December 31, 2019 and 2018:

	2019	2018
Common stock grant date fair value	$1.00	$1.00
Risk-free interest rate	1.37% - 2.42%	2.25%
Expected dividend yield	0%	0%
Expected term	5 years	5 years
Expected stock volatility	70.9% - 72.4%	68.60%

F-97

MYMD PHARMACEUTICALS, INC.

Notes to THE Financial Statements

DEcember 31, 2019 and 2018

Note 6—Patent assignment and royalty agreement

In November 2016, the Company entered into an agreement with the holders of certain intellectual property relating to the Company’s current product candidate. Under the terms of the agreement, the counterparty assigned its rights and interest in certain patents to the Company in exchange for future royalty payments based on a fixed percentage of future revenues, as defined. The agreement is effective until the later of (1) the date of expiration of the assigned patents or (2) the date of expiration of the last strategic partnership or licensing agreement including the assigned patents.

Note 7—Related party transactions

Line of Credit – See Note 3.

Debt Forgiveness – See Note 4.

Travel Expenses – During the year ended December 31, 2019, the Company paid approximately $1,379,000 in travel-related expenses to a related party, which is included in general and administrative expenses in the accompanying 2019 statement of operations.

Note 8—Subsequent events

Issuance of Class A Common Stock – Subsequent to December 31, 2019, the Company sold approximately 650,000 shares of common stock for proceeds totaling $650,000.

COVID-19 Pandemic – During late 2019 and continuing through the date these financial statements were available to be issued, an outbreak of a novel strain of coronavirus (commonly referred to as COVID-19) emerged globally. There have been mandates from federal, state, and local authorities requiring forced closures of non-essential businesses, which could negatively impact the operations of the Company. It is not possible to reliably estimate the length of severity of this outbreak and hence its financial impact.

F-98

MYMD PHARMACEUTICALS, INC.

Balance Sheets

september 30, 2020 (Unaudited), DECEMBER 31, 2019 and december 31, 2018

	September 30,
	2020	December 31,	December 31,
	(Unaudited)	2019	2018
ASSETS
Current Assets:
Cash	$43,623	$132,023	$560,288
Prepaid expenses and other current assets	1,218	17,472	5,292
Total Current assets	44,841	149,495	565,580

Intangible Assets	4,584	18,334	36,667
Total Assets	$49,425	$167,829	$602,247

LIABILITIES AND STOCKHOLDER’S (DEFICIT) EQUITY
Trade accounts payable	$591,372	$878,620	$389,385
Accrued interest	115,740	10,639	-
Due to Related Party	14,577	14,577	2,674
Line of credit, related party, net of unamortized debt discount	2,028,113	990,355	-
Payroll Protection Program Loan, current portion	24,750	-	-
Total Current Liabilities	2,774,552	1,894,191	392,059

Payroll Protection Program Loan, non-current portion	29,250	-	-
Total Liabilities	2,803,802	1,894,191	392,059

Stockholder’s (Deficit) Equity
Common Stock $.0001 par value, 90,000,000 shares authorized 40,043,504, 38,063,504, 33,451,504 issued and outstanding as of September 30, 2020, December 31, 2019, and December 31, 2018	4,005	3,807	3,346
Additional Paid in Capital	39,775,182	36,848,063	29,146,158
Accumulated Deficit	(42,533,564)	(38,578,232)	(28,939,316)
Total Stockholder’s (Deficit) Equity	(2,754,377)	(1,726,362)	210,188
Total Liabilities and Stockholder’s (Deficit) Equity	$49,425	$167,829	$602,247

See notes to the financial statements.

F-99

MYMD PHARMACEUTICALS, INC.

Statements of Operations

period ended september 30, 2020 (unaudited) and years ended december 31, 2019 and 2018

	September 30,
	2020	December 31,	December 31,
	(Unaudited)	2019	2018
Revenues	$-	$-	$-

Operating Costs:
General and administrative expenses (including $287,700, $3,577,550 and $10,747,460 of share based compensation, respectively)	1,774,313	5,764,986	11,649,159
Research and development expenses	1,484,446	3,627,739	6,415,972
Total Operating Costs	3,258,759	9,392,725	18,065,131

Interest Expense	(696,573)	(246,191)	-
Net Loss	$(3,955,332)	$(9,638,916)	$(18,065,131)

See notes to the financial statements.

F-100

MYMD PHARMACEUTICALS, INC.

Statements of stockholders’ (DEFICIT) EQUITY

period ended september 30, 2020 (unaudited) and years ended december 31, 2019 and 2018

			Additional
	Common Stock		Paid In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balances, January 1, 2018	29,114,500	$2,912	$10,298,711	$(10,874,185)	$(572,562)

Sale of common stock	2,462,004	246	2,531,758		2,532,004

Exercise of warrants	375,000	38	374,962		375,000

Issuance of common stock and options for related party debt forgiveness	1,500,000	150	5,193,267		5,193,417

Share based compensation			10,747,460		10,747,460

Net loss				(18,065,131)	(18,065,131)
Balances December 31, 2018	33,451,504	3,346	29,146,158	(28,939,316)	210,188

Sale of Common stock	2,959,000	296	2,958,704		2,959,000

Issuance of common stock to shareholders	1,653,000	165	(165)		-

Issuance of stock options for debt issuance			1,165,816		1,165,816

Share based compensation			3,577,550		3,577,550

Net loss				(9,638,916)	(9,638,916)
Balances, December 31, 2019	38,063,504	3,807	36,848,063	(38,578,232)	(1,726,362)

Sale of common stock	1,980,000	198	1,979,802		1,980,000

Issuance of stock options for debt issuance			659,617		659,617

Share based compensation			287,700		287,700

Net loss				(3,955,332)	(3,955,332)
Balances, September 30, 2020 (Unaudited)	40,043,504	$4,005	$39,775,182	$(42,533,564)	$(2,754,377)

F-101

MYMD PHARMACEUTICALS, INC.

statements of cash flows

period ended september 30, 2020 (unaudited) and years ended december 31, 2019 and 2018

	September 30,
	2020	December 31,	December 31,
	(Unaudited)	2019	2018

Cash flows from Operating activities
Net loss	$(3,955,332)	$(9,638,916)	$(18,065,131)
Adjustments to reconcile net loss to net cash flows from operating activities
Share based compensation	287,700	3,577,550	10,747,460
Amortization of debt issuance costs	577,875	235,552	-
Non-cash amortization expense	13,750	18,333	18,333
Increase (decrease) in cash from changes in:
Prepaid expenses and other currrent assets	13,750	(12,180)	17,431
Accounts payable	(287,247)	489,235	(318,000)
Accrued interest	107,605	10,639	-
Net cash flows from operating activities	(3,241,900)	(5,319,787)	(7,599,907)

Cash flows from Financing activities
Proceeds from sale of common stock	1,980,000	2,959,000	2,532,004
Proceeds from Payroll Protection Program loan	54,000	-	-
Proceeds from related party loan, net	1,119,500	1,920,619	5,193,417
Advances from related party	-	11,903	2,674
Proceeds from exercise of warrants	-	-	375,000
Net cash flows from financing activities	3,153,500	4,891,522	8,103,095

Net change in cash	(88,400)	(428,265)	503,188
Cash, beginning of period	132,023	560,288	57,100
Cash, end of period	$43,623	$132,023	$560,288

Supplemental disclosure of cash flow information

Cash paid for interest	$-	$-	$-
Forgiveness of related party loan through issuance of stock and options	$-	$-	$5,193,417
Issuance of stock options for debt issuance costs	$659,617	$1,165,816	$-

F-102

MYMD PHARMACEUTICALS, INC.

notes to the financial statements

september 30, 2020 (Unaudited), DECEMBER 31, 2019 and december 31, 2018

Note 1—Description of business and summary of significant accounting policies

Description of Business – MyMD Pharmaceuticals, Inc. (“MyMD” or the “Company”) was formed in 2014 and is a Florida-based clinical development stage biopharmaceutical company that is developing its product candidate, MyMD-1, as an immunometabolic regulator to treat autoimmune diseases, ageing-related diseases, and COVID-19. Substantive operations began in 2016 and the Company’s Investigative New Drug application was filed with the U.S. Food and Drug Administration in December 2018. The Company completed its first-in-human Phase 1 clinical trial in December 2019. Phase 2 clinical trials for autoimmune diseases are planned, pending available financing. The Company’s intellectual property portfolio consists of 10 granted U.S. patents, 7 pending U.S. applications, and 17 pending foreign applications.

Pending Transactions – In November 2020, the Company entered into an Asset Purchase Agreement (the “Supera Agreement”) with Supera Pharmaceuticals, Inc. (“Supera”), a related company though common control, to be acquired by the Company through the issuance of 33,937,909 shares of common stock. The Company entered into the Supera Agreement concurrently with a Plan of Merger (the “Akers Merger”) that contemplates the merger of the Company with Akers Biosciences, Inc., an existing NASDAQ listed public company. As of December 11, 2020, neither the Supera Agreement nor the Akers Merger has been finalized. See Note 9 for more information.

Intangible Assets – Intangible assets relate to costs incurred to purchase the domain name of the Company’s website. The Company reviews its intangible assets for impairment whenever changes in circumstances indicate that the carrying amount of the assets may not be recoverable. No impairment of intangible assets was required for the period ended September 30, 2020 or for the years ended December 31, 2019 and 2018.

Income Taxes – Effective January 1, 2019, the Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective share of the Company’s taxable income.

Share-Based Compensation – The Company accounts for stock-based awards to employees and non-employees using the fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. Fair value of each common stock option is estimated on the date of grant using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. Expected volatility is based on historical volatility of a peer group’s common stock and other factors estimated over the expected term of the options. The expected term of the options granted is derived using the “simplified method” which computes expected term as the average of the sum of the vesting term plus the contract term. The risk-free rate is based on the U.S. Treasury yield.

Research and Development Expenses – Research and development costs are expensed in the period in which they are incurred and include the expenses paid to third parties, such as contract research organizations and consultants, who conduct research and development activities on behalf of the Company. Patent-related costs, including registration costs, documentation costs and other legal fees associated with the application, are expensed in the period in which they are incurred.

Use of Estimates – The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from such estimates and such differences could be material.

Subsequent Events – The Company has evaluated subsequent events through December 11, 2020, in connection with the preparation of these financial statements, which is the date the financial statements were available to be issued.

F-103

MYMD PHARMACEUTICALS, INC.

notes to the financial statements

september 30, 2020 (Unaudited), DECEMBER 31, 2019 and december 31, 2018

Note 2—Liquidity and capital resources

Historically, the Company has been primarily engaged in developing MyMD-1. In the course of these activities, the Company has sustained substantial losses. The Company’s ability to fund ongoing operations and future clinical trials required for Federal Drug Administration approval is dependent on the Company’s ability to obtain significant additional external funding in the near term, which raises substantial doubt about the Company’s ability to continue as a going concern. Since inception, the Company financed its operations through the sale of common stock and related party financings. See Note 3 for details of a related party line of credit established in 2019. As discussed further in Note 9, in November 2020, the Company entered into a promissory note with available borrowings of up to $3,000,000 in connection with the pending Akers Merger. It is anticipated that the Akers Merger will close in the first half of 2021. Additional sources of financing may be sought by the Company. However, there can be no assurance that any fundraising will be achieved on commercially reasonable terms, if at all.

The Company expects to be able to fund general and administrative operations through at least the third quarter of 2021 with available borrowings on the related party line of credit and November 2020 promissory note. Should actual cash expenditures exceed management’s budget, the Company may be forced to curtail operations along with implementing other cost-saving measures, such as a reduction in staff, reducing the use of outside professional service providers, or significantly modifying or delaying the development of its product candidate.

During late 2019 and continuing through the date these financial statements were available to be issued, an outbreak of a novel strain of coronavirus (commonly referred to as COVID-19) emerged globally. There have been mandates from federal, state, and local authorities requiring forced closures of non-essential businesses, which could negatively impact the operations of the Company. It is not possible to reliably estimate the length of severity of this outbreak and hence its financial impact cannot be determined as of the date of issuance.

Note 3—Related party, line of credit

In May 2019, the Company entered into a revolving credit facility which allows for borrowings of up to $5,000,000 with a shareholder. The facility had an initial term of 18 months, which was extended to July 31, 2021, at which time all outstanding borrowings and accrued interest, if any, are due in full. Borrowings accrue interest at a rate of 5% per annum. Pursuant to the terms of the agreement, the Company must issue a number of common stock options to the lender based on the total borrowings under the facility, with each dollar borrowed requiring the issuance of one common stock option. Upon issuance, each common stock option will immediately vest at an exercise price of $1.00. During the period ended September 30, 2020 and the year ended December 31, 2019, the Company issued 1,119,500 and 1,920,619 common stock options, respectively, to the lender based on actual borrowings. The estimated fair market value of the common stock options totaled $659,617 and $1,165,816 for the period ended September 30, 2020 and year ended December 31, 2019, respectively. This has been recorded as a direct reduction in the carrying value of the related debt on the accompanying balance sheets. As of September 30, 2020, the unamortized debt discount totaled $1,012,006 and the principal balance totaled $3,040,119. The Company anticipates repaying the line of credit through proceeds from the pending transaction discussed in Note 1.

Note 4—Payroll Protection Loan

On April 16, 2020, the Company received loan proceeds in the amount of approximately $54,000 under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period.

F-104

MYMD PHARMACEUTICALS, INC.

notes to the financial statements

september 30, 2020 (Unaudited), DECEMBER 31, 2019 and december 31, 2018

Note 4—Payroll Protection Loan (continued)

The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. The Company intends to use the proceeds for purposes consistent with the PPP. While the Company currently believes that its use of the loan proceeds will meet the conditions for forgiveness of the loan, the Company cannot assure that it will not take actions that could cause the Company to be ineligible for forgiveness of the loan, in whole or in part. Accordingly, the Company has classified the loan proceeds in accordance with the payment terms of the PPP loan agreement.

Note 5—Capital stock

Classes of Stock – The Company has the authority to issue 100,000,000 shares of capital stock, consisting of 90,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock, whose rights and privileges will be defined by the Board of Directors when a series of preferred stock is designated.

Share Issuance – Prior to 2019, the Company sold shares of common stock at prices above the current price of $1.00 per share. In 2019, the Company issued additional shares to those investors to bring their average share purchase price commensurate with the $1.00 per share value. As a result of this share repricing, the Company issued 1,653,000 shares of common stock for no proceeds during the year ended December 31, 2019.

Related Party Debt Forgiveness – During the year ended December 31, 2018, the Company received $1,344,369 in proceeds from a related party, which was forgiven (in addition to $3,849,048 of amounts paid on the Company’s behalf) through the issuance of 1,500,000 shares of common stock and 5,300,000 common stock options with an aggregate estimated fair market value totaling $4,680,000. Due to the related party nature of the transaction, the outstanding indebtedness has been recorded as an increase in additional paid-in capital in the accompanying 2018 financial statements.

Warrants – In connection with the sale of common stock in 2017, certain investors received 1,250,000 common stock warrants with an exercise price of $1.00. The warrants qualified for equity accounting and, as such, the proceeds were credited to additional paid-in capital along with the common stock proceeds upon issuance. During 2018, 375,000 warrants in total were exercised with proceeds of $375,000 and the remainder of the warrants expired on December 31, 2018.

F-105

MYMD PHARMACEUTICALS, INC.

notes to the financial statements

september 30, 2020 (Unaudited), DECEMBER 31, 2019 and december 31, 2018

Note 6—Share-based compensation

In 2016, the Company adopted the MyMD Pharmaceuticals, Inc. Amended and Restated 2016 Equity Incentive Plan (the “Plan”) to enable the Company to grant options to purchase common stock to employees, consultants, and non-employee directors of the Company. The Company has currently reserved 50,000,000 shares of its common stock for issuance under the Plan. In connection with the Merger, the Company cancelled 31,400,000 vested stock options.

Following is the status of outstanding stock options as of September 30, 2020, December 31, 2019 and December 31, 2018 and changes therein for the periods then ended:

		Weighted	Weighted
		Average	Average
	Number	Exercise	Remaining
	of Shares	Price	Life
Outstanding January 1, 2018	8,997,500	$1.00
Granted	23,335,000	$1.00
Cancelled	(1,000,000)	$1.00
Outstanding December 31, 2018	31,332,500	$1.00	9.21 Years
Granted	8,010,619	$1.00
Outstanding December 31, 2019	39,343,119	$1.00	8.52 Years
Granted	1,860,241	$1.00
Cancelled	(31,400,000)	$1.00
Outstanding September 30, 2020	9,803,360	$1.00	7.93 Years

All stock options outstanding as of September 30, 2020, December 31, 2019, and December 31, 2018 are fully vested and exercisable. As of September 30, 2020, there was no unrecognized share-based compensation.

The following table shows the assumptions used in calculating the fair value under the Black-Scholes option valuation model for stock options issued by the Company during the period ended September 30, 2020 and the years ended December 31, 2019 and 2018:

	September 30,	December 31	December 31
	2020	2019	2018
Common stock grant date fair value	$1.00	$1.00	$1.00
Risk free interest rate	1.43%	1.37% - 2.42%	2.25%
Expected dividend yield	0%	0%	0%
Expected term	5 years	5 years	5 years
Expected stock volatility	71.7%	70.9% - 72.4%	68.6%

F-106

MYMD PHARMACEUTICALS, INC.

notes to the financial statements

september 30, 2020 (Unaudited), DECEMBER 31, 2019 and december 31, 2018

Note 7—Patent assignment and royalty agreement

In November 2016, the Company entered into an agreement with the holders of certain intellectual property relating to the Company’s current product candidate. Under the terms of the agreement, the counterparty assigned its rights and interest in certain patents to the Company in exchange for future royalty payments based on a fixed percentage of future revenues, as defined. The agreement is effective until the later of (1) the date of expiration of the assigned patents or (2) the date of expiration of the last strategic partnership or licensing agreement including the assigned patents.

Note 8—Related party transactions

Line of Credit – See Note 3.

Debt Forgiveness – See Note 5.

Travel Expenses – During the period ending September 30, 2020 and year ended December 31, 2019, the Company paid $590,000 and $1,379,000, respectively, in travel-related expenses to Supera Pharmaceuticals, Inc., which is included in general and administrative expenses in the accompanying statements of operations.

Note 9—Subsequent events

Merger Announcement – The Company and Akers Biosciences Inc. (“Akers”) entered into a definitive merger agreement on November 12, 2020. The combined company is expected to be renamed MyMD Pharmaceuticals Inc. and remain listed on the NASDAQ under the new ticker symbol “MYMD.” The transaction is expected to close in the first half of 2021.

The combined company will be led by Chris Chapman, MD, as President and Chief Medical Officer of MyMD, and Adam Kaplin, MD, as Chief Scientific Officer of MyMD. The combined company is planned to be headquartered in Baltimore, Maryland.

Current Akers’ shareholders will own approximately 20% of the combined company and current MyMD’s shareholders will own approximately 80% of the combined company. The merger agreement also provides for additional contingent payments in cash and shares to the stockholders of MyMD under certain circumstances. The merger is expected to close in the first half of 2021. Akers agreed to loan MyMD up to $3,000,000 pursuant to a secured promissory note. The note bears interest at 5% per annum, has a maturity date of April 15, 2022 and is secured by a first lien on MyMD’s assets. As of December 11, 2020, the Company has received $600,000 in proceeds under the secured promissory note.

F-107

SUPERA

FINANCIAL STATEMENTS

AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SEPTEMBER 30, 2020 (Unaudited) and DECEMBER 31, 2019 and 2018

F-108

F-109

Report of Independent Auditor

To the Board of Directors and Stockholders

Supera Pharmaceuticals, Inc.

Tampa, Florida

We have audited the accompanying financial statements of Supera Pharmaceuticals, Inc. (a Florida corporation) (the “Company”), which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matters

As more fully described in Note 2 to the financial statements, the Company has sustained negative cash flows from operations in the development of its product candidate. The Company may be negatively impacted by the outbreak of a novel coronavirus (COVID-19). Our opinion is not modified with respect to these matters.

/s/ Cherry Bekaert LLP

Tampa, Florida

November 30, 2020

F-110

SUPERA PHARMACEUTICALS, INC.

BALANCE SHEETS

SEPTEMBER 30, 2020 (UNAUDITED), DECEMBER 31, 2019 AND DECEMBER 31, 2018

	September 30,	December 31,	December 31,
	2020	2019	2018
	(Unaudited)
ASSETS
Current Assets:
Cash	$3,360	$2,476	$4,987
Due from affiliate	72,400	-	-
Total Assets	$75,760	$2,476	$4,987

LIABILITIES AND STOCKHOLDER’S DEFICIT
Trade accounts payable	$446,695	$145,494	$109,041
Due to affiliate	-	14,849	2,484
Payroll Protection Program Loan, current portion	7,608	-	-
Total Current Liabilities	454,303	160,343	111,525

Related party line of credit	602,265	444,516	22,507
Related party interest payable	22,038	2,706	107
Payroll Protection Program Loan, non-current portion	8,992	-	-
Total Liabilities	1,087,598	607,565	134,139

Stockholder’s Deficit
Common Stock $0.0001 par value, 100,000,000 shares authorized and 25,000,000 issued and outstanding	-	-	-
Additional paid-in capital	-	-	-
Accumulated Deficit	(1,011,838)	(605,089)	(129,152)
Total Stockholder’s Deficit	(1,011,838)	(605,089)	(129,152)
Total Liabilities and Stockholder’s Deficit	$75,760	$2,476	$4,987

See notes to the financial statements.

F-111

SUPERA PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

PERIOD ENDED SEPTEMBER 30, 2020 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2019 AND 2018

	September 30,	December 31,	December 31,
	2020	2019	2018
	(Unaudited)

Revenues	$-	$-	$-

Operating Costs:
Travel and jet expenses	679,558	1,412,615	100,000
General and administrative expenses	214,131	192,300	11,978
Research and development expenses	55,048	232,484	29,583
Total Operating Costs	948,737	1,837,399	141,561

Other Expense (Income)
Travel expense reimbursements from affiliate	(562,200)	(1,364,061)	(12,516)
Interest Expense	20,212	2,599	107
	(541,988)	(1,361,462)	(12,409)

Net Loss	$(406,749)	$(475,937)	$(129,152)

See notes to the financial statements.

F-112

SUPERA PHARMACEUTICALS, INC.

STATEMENTS OF STOCKHOLDER’S DEFICIT

PERIOD ENDED SEPTEMBER 30, 2020 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2019 AND 2018

			Additional
	Common Stock		Paid In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balances, September 18, 2018	-	$-	$-	$-	$-

Issuance of Founder’s shares	25,000,000	-	-	-	-

Net loss	-	-	-	(129,152)	(129,152)
Balances December 31, 2018	25,000,000	-	-	(129,152)	(129,152)

Net loss	-	-	-	(475,937)	(475,937)
Balances, December 31, 2019	25,000,000	-	-	(605,089)	(605,089)

Net loss	-	-	-	(406,749)	(406,749)
Balances, September 30, 2020 (Unaudited)	25,000,000	$-	$-	$(1,011,838)	$(1,011,838)

See notes to the financial statements.

F-113

SUPERA PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS

PERIOD ENDED SEPTEMBER 30, 2020 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2019 AND 2018

	September 30,	December 31,	December 31,
	2020	2019	2018
	(Unaudited)

Cash flows from Operating activities
Net loss	$(406,749)	$(475,937)	$(129,152)
Adjustments to reconcile net loss to net cash flows from operating activities
Increase (decrease) in cash from changes in:
Due to/from affiliate	(87,249)	12,365	2,484
Accounts payable	301,201	36,453	109,041
Interest payable	19,332	2,599	107
Net cash flows from operating activities	(173,465)	(424,520)	(17,520)

Cash flows from Financing activities
Proceeds from related party line of credit	157,749	422,009	22,507
Proceeds from Payroll Protection Program loan	16,600	-	-
Net cash flows from financing activities	174,349	422,009	22,507

Net change in cash	884	(2,511)	4,987
Cash, beginning of period	2,476	4,987	-
Cash, end of period	$3,360	$2,476	$4,987

F-114

SUPERA PHARMACEUTICALS, INC.

NOTES TO THE FINANCIAL STATEMENTS

SEPTEMBER 30, 2020 (UNAUDITED), DECEMBER 31, 2019 AND DECEMBER 31, 2018

Note 1—Description of business and summary of significant accounting policies

Description of Business – Supera Pharmaceuticals, Inc. (the “Company”) was formed in September 2018 and is a Florida based development company that is developing its product candidate “Supera-1R” as an FDA-approved synthetic derivative of naturally grown cannabidiols. Substantially all the Company’s activities in 2019 and 2020 were related to intellectual property development and securing patents, along with planning initial pre-clinical development activities.

The Company’s intellectual property portfolio consists of one pending US application and seven pending foreign counterparts. Ongoing pre-clinical work is expected to accelerate in 2021.

Pending Transaction - The Company is currently in discussions with MYMD Pharmaceuticals, Inc. (“MYMD”), a related company though common control, to be acquired by MYMD prior to a planned merger of MYMD with an existing listed public company. Definitive agreements have been signed, and the transaction is expected to close in early 2021.

Income Taxes – Effective January 1, 2019, the Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective share of the Company’s taxable income.

Research and Development Expenses – Research and development costs are expensed in the period in which they are incurred and include the expenses paid to third parties, such as contract research organizations and consultants, who conduct research and development activities on behalf of the Company.

Use of Estimates – The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from such estimates and such differences could be material.

Subsequent Events – The Company has evaluated subsequent events through January 8, 2021, in connection with the preparation of these financial statements, which is the date the financial statements were available to be issued.

Note 2—Liquidity and capital resources

Historically, the Company has been primarily engaged in pursuing its intellectual property and pre-clinical development activities related to its product candidate “Supera-1R”. In the course of these activities, the Company has sustained substantial losses. The Company’s ability to fund ongoing operations and future research and development required for Federal Drug Administration approval is dependent on the Company’s ability to obtain significant additional external funding in the near term, which raises substantial doubt about the Company’s ability to continue as a going concern. This additional funding may not be available under commercially reasonable terms.

F-115

SUPERA PHARMACEUTICALS, INC.

NOTES TO THE FINANCIAL STATEMENTS

SEPTEMBER 30, 2020 (UNAUDITED), DECEMBER 31, 2019 AND DECEMBER 31, 2018

Note 2—Liquidity and capital resources (continued)

The Company expects to be able to fund operations through the anticipated merger with available borrowings from related parties. However, should actual cash expenditures exceed management’s budget, the Company may be forced to curtail operations along with implementing other cost-saving measures, such as reducing the use of outside professional service providers, or significantly modifying or delaying the pre-clinical development of our product candidate.

During late 2019 and continuing through the date these financial statements were available to be issued, an outbreak of a novel strain of coronavirus (commonly referred to as COVID-19) emerged globally. There have been mandates from federal, state, and local authorities requiring forced closures of non-essential businesses, which could negatively impact the operations of the Company. It is not possible to reliably estimate the length of severity of this outbreak and hence its financial impact cannot be determined as of the date of issuance.

Note 3—Related party transactions

Travel – The Company leases an airplane from a company under common control at a fixed amount and incurred $450,000, $600,000 and $100,000 in lease costs during the period ended September 30, 2020 and the years ended December 31, 2019 and 2018, respectively. The Company also has an agreement with an affiliate, MYMD, which reimburses the Company for the cost of flights used by MYMD, based on an agreed-upon commercial hourly rate, plus fuel, contract pilot costs and other related expenses. These travel reimbursements are recorded as other income in the accompanying statements of operations.

Line of Credit – In November 2018, the Company entered into a line of credit facility with a stockholder, which allows for borrowings of up to $1,000,000. The facility expires on December 31, 2021, at which time all outstanding borrowings and accrued interest, if any, are due in full. Borrowings accrue interest at a rate of 5% per annum.

Note 4—Payroll Protection Loan

On April 30, 2020, the Company received loan proceeds in the amount of approximately $16,600 under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the contractual period.

The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. The Company intends to use the proceeds for purposes consistent with the PPP. While the Company currently believes that its use of the loan proceeds will meet the conditions for forgiveness of the loan, the Company cannot assure that it will not take actions that could cause the Company to be ineligible for forgiveness of the loan, in whole or in part. Accordingly, the Company has classified the loan proceeds in accordance with the payment terms of the PPP loan agreement.

Note 5—Patent assignment and royalty agreement

In November 2020, the Company entered into an agreement with the holders of certain intellectual property relating to the Company’s current product candidate. Under the terms of the agreement, the counterparty assigned its rights and interest in certain patents to the Company in exchange for future royalty payments based on a fixed percentage of future revenues, as defined. The agreement is effective until the later of (1) the date of expiration of the assigned patents or (2) the date of expiration of the last strategic partnership or licensing agreement including the assigned patents.

F-116

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

AKERS BIOSCIENCES, INC.,

XYZ MERGER SUB INC.,

AND

MYMD PHARMACEUTICALS, INC.

Dated as of November 11, 2020

A-1

Exhibits

Exhibit A	Certain Definitions
Exhibit B-1	Form of Company Voting Agreement
Exhibit B-2	Form of Parent Voting Agreement
Exhibit C-1	Form of Certificate of Merger
Exhibit C-2	Form of Certificate of Incorporation
Exhibit D	Form of FIRPTA Notice
Exhibit E	Form of Lock-up Agreement
Exhibit F	Form of Support Agreement

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, is made and entered into as of November 11, 2020 (this “Agreement”), by and among AKERS BIOSCIENCES, INC., a New Jersey corporation (“Parent”), XYZ MERGER SUB INC., a Florida corporation (“Merger Sub”) and MYMD PHARMACEUTICALS, INC., a Florida corporation (“Company”). Parent, Merger Sub and Company are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS:

WHEREAS, this Agreement contemplates a merger of the Merger Sub with and into Company, with Company remaining as the surviving entity after the merger (the “Merger”), whereby the Company Stockholders will receive Parent Common Stock in exchange for their Company Common Stock;

WHEREAS, the Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;

WHEREAS, pursuant to the terms and conditions of this Agreement, the holders of the outstanding equity of Company immediately prior to the Effective Time will own approximately 80% of the outstanding equity of Parent immediately following the Effective Time and the holders of the outstanding equity of Parent immediately prior to the Effective Time will own approximately 20% of the outstanding equity of Parent immediately following the Effective Time;

WHEREAS, the board of directors of Parent (the “Parent Board”) (i) has determined that the Merger is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement, the change of control of Parent, and the other actions contemplated by this Agreement, (iii) has approved the Parent Charter Amendment and the Reverse Split; and (iv) has determined to recommend that the stockholders of Parent vote to approve the Parent Stockholder Approval Matters and such other actions as contemplated by this Agreement;

WHEREAS, the board of directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that its sole stockholder vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement;

WHEREAS, the board of directors of Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the agreements entered into in connection herewith (the “Transactions”) and has deemed this Agreement advisable and (iii) has determined to recommend that the Company Stockholders vote or consent to approve the Company Stockholder Matters;

WHEREAS, as a condition to the willingness of, and an inducement to each of Parent and Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement or prior to the Closing, each of the Company Voting Agreement Signatories is entering into a voting agreement, in favor of Company, in substantially the form of Exhibit B-1 attached hereto (the “Company Voting Agreements”), and each of the Parent Voting Agreement Signatories is entering into a voting agreement, in favor of Parent, in substantially the form of Exhibit B-2 attached hereto (individually, the “Parent Voting Agreements” and collectively, the “Voting Agreement”) under which the Voting Agreement Signatories will agree, with respect to a portion of the shares of Company Common Stock or Parent Capital Stock, as applicable, held thereby, to vote as stockholders in favor of the Company Stockholder Matters or Parent Stockholder Approval Matters, as applicable, pursuant to the terms and conditions of the Voting Agreements, as applicable;

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WHEREAS, as a condition to the willingness of, and an inducement to each of Parent and Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement or prior to the Closing, each of the Company Lock-up Signatories and Parent Lock-Up Signatories is entering into a lock-up agreement, in substantially the form of Exhibit E attached hereto (the “Lock-up Agreements”), with respect to the shares of Parent Common Stock held thereby from time to time (including the shares of Parent Common Stock issued in connection with the Merger or as Milestone Shares to the extent earned pursuant to, and in accordance with, Section 1.12); and

WHEREAS, as a condition to the willingness of, and an inducement to Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Company and Parent have entered into a Secured Promissory Note (the “Bridge Loan Note”) pursuant to which, in accordance with the terms thereof, Parent has loaned to Company an aggregate of up to $3.0 million (such principal amount, together with all interest, fees, and other amounts due and payable under the Bridge Loan Note, the “Loan Amount”) to fund development activities of Company prior to the Closing.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I.

THE MERGER

Section 1.01 The Merger. Subject to and upon the terms and conditions of this Agreement and the Florida Business Corporation Act (“Florida Law”), Merger Sub will be merged with and into Company at the Effective Time. From and after the Effective Time, the separate corporate existence of Merger Sub will cease, and Company will continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.02 Closing; Effective Time. Unless this Agreement has been terminated and the Transactions herein contemplated have been abandoned pursuant to Section 7.01 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, the consummation of the Merger (the “Closing”) will take place at the offices of Haynes and Boone, LLP, 30 Rockefeller Plaza, 26th Floor, New York, NY 10112, at 10:00 a.m. on a date to be specified by the Parties which will be no later than three Business Days after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as Parent and Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”. On the Closing Date, the Parties will cause the Merger to be consummated by executing and filing a Certificate of Merger in accordance with the relevant provisions of Florida Law (the “Certificate of Merger”), in substantially the form of Exhibit C-1 attached hereto, together with any required related certificates, with the Secretary of State of the State of Florida, in such form as required by, and executed in accordance with the relevant provisions of, Florida Law. The Merger will become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Florida, or at such later time as may be specified in such Certificate of Merger with the consent of Parent and Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

A-4

Section 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.04 Articles of Incorporation; Bylaws; Reverse Split; Parent Name Change. Unless otherwise determined by Parent and Company:

(a) the articles of incorporation of Company will be amended and restated at the Effective Time to (i) cause its name to be changed to MyMD Pharmaceuticals (Florida), Inc. and (ii) read in its entirety as set forth on Exhibit C-2 hereto, and, as so amended and restated, will be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by Florida Law and such articles of incorporation;

(b) the bylaws of Company will be amended and restated to read in the form of the bylaws of Merger Sub, as in effect on the date hereof and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended as provided by Florida Law, the articles of incorporation of the Surviving Corporation and such bylaws; and

(c) immediately prior to the Effective Time, Parent will amend and restate its certificate of incorporation and take all other actions necessary to (i) cause its name to be changed to MyMD Pharmaceuticals, Inc., and (ii) effect the Reverse Split to the extent applicable.

Section 1.05 Directors and Officers of the Surviving Corporation and Parent. Unless otherwise determined by Parent and Company, the parties will take all action such that:

(a) unless otherwise determined by Company prior to the Effective Time, the directors of Company immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time until such time as their respective successors are duly elected or appointed;

(b) unless otherwise determined by Company prior to the Effective Time, the officers of Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time until such time as their respective successors are duly elected or appointed; and

(c) the directors and officers of Parent immediately following the Effective Time shall be elected and appointed in accordance with Section 5.11.

A-5

Section 1.06 Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company, any stockholder of Company or any other Person:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time (excluding any shares to be canceled pursuant to Section 1.06(c)) will be converted into and represent the right to receive the Merger Consideration. “Merger Consideration” means (i) a number of shares of validly issued, fully paid and nonassessable shares of common stock of Parent, no par value per share (the “Parent Common Stock”), equal to the Exchange Ratio, plus (ii) any Additional Consideration, to the extent issuable pursuant to and in accordance with Section 1.07, plus (iii) any Milestone Shares to the extent earned pursuant to, and in accordance with, Section 1.12 of this Agreement, in each case, with any resulting fractional shares to be rounded down to the nearest whole share.

(b) Merger Sub Common Stock. Each share of Merger Sub Common Stock then outstanding will be converted into one share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares will, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(c) Cancellation. Each share of Company Common Stock held in the treasury of Company and each share of Company Common Stock owned by Parent or by any direct or indirect wholly owned Subsidiary of Company or Parent immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and extinguished without any conversion thereof and without payment of any consideration therefor and cease to exist.

(d) Company Options. Each Company Option under the Company Option Plan that is outstanding and unexercised as of immediately prior to the Effective Time will be subject to Section 5.16. Prior to the Closing Date, and subject to the review and approval of Parent, Company will take all actions necessary to effect the transactions contemplated by this Section 1.06(d) under applicable Legal Requirements and all such Company Options, including delivering all notices required thereby and, if required, entering into termination agreements with the holders of such Company Options. In addition, promptly after the date of this Agreement, and in any event within ten (10) Business Days before the Effective Time, and subject to the review and approval of Parent, Company shall deliver notice to all holders of Company Options setting forth such holders’ rights pursuant to this Agreement.

(e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and any fractional shares will be rounded down to the nearest whole share. Company Stockholders will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Parent with respect to any such fraction of a share that would have otherwise been issued to such Company Stockholder.

(f) Restrictions. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with Company or under which Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock, subject to Section 5.16, and in connection with any Milestone Event, subject to Section 1.12, will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the book-entry representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company will take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

A-6

Section 1.07 Additional Consideration. The Merger Consideration includes the right to receive additional consideration payable in cash as provided in this Section 1.07 (the “Additional Consideration”). Not later than thirty (30) days after the two-year anniversary of the Effective Date, the Parent shall cause its Exchange Agent to pay to the Company Stockholders on a pro rata basis an amount in cash equal to the aggregate cash proceeds received by Parent from the exercise of any Company Option assumed by the Parent prior to the second-year anniversary of the Effective Time. The Additional Consideration shall be limited and will not exceed the maximum amount of cash consideration that may be received by the Company Stockholders without affecting the intended tax consequences of the Merger, as described in Section 1.11.

Section 1.08 Exchange of Certificates.

(a) Exchange Agent. On or prior to the Closing Date, Parent will select Parent’s transfer agent or another reputable bank or trust company reasonably acceptable to Company to act as exchange agent in connection with the Merger (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent will issue and cause to be deposited with the Exchange Agent non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.06(a). The shares of Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions on which Parent and Company may mutually agree (and which will include a provision confirming that delivery of Company Stock Certificates will be effected, and risk of loss and title to Company Stock Certificates will pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.06(a). Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other customary documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate will be entitled to receive in exchange therefor non-certificated shares of Parent Common Stock represented by book-entry (via DRS) equal to the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.06(a), and (B) the Company Stock Certificate so surrendered will be canceled. Until surrendered as contemplated by this Section 1.08(b), each Company Stock Certificate held by a Company Stockholder will be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration. If any Company Stock Certificate has been lost, stolen or destroyed, the Exchange Agent will require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

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(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.08 (at which time such holder will be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Transfers of Ownership. If any shares of Parent Common Stock are to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any Person designated by it any transfer or other Taxes required by reason of the issuance of the shares of Parent Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e) Unclaimed Portion of the Exchange Fund.

(i)	Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective will be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.08 will thereafter look only to Parent for satisfaction of their claims for Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(ii)	Neither Parent nor the Surviving Corporation will be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(f) Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and timely paid to the appropriate Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 1.09 Stock Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time will automatically be canceled and retired and cease to exist, and all holders of Company Common Stock that were outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of Company; and (b) the stock transfer books of Company will be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock will be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate will be canceled and exchanged as provided in Sections 1.06 and 1.08.

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Section 1.10 No Further Rights. The Merger Consideration delivered upon the surrender for exchange of Company Common Stock in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

Section 1.11 Tax Consequences. For United States federal income Tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the Treasury Regulations, and will report consistently with the foregoing, including by filing the statement required by Section 1.368-3(a) of the Treasury Regulations.

Section 1.12 Milestones.

(a) The Merger Consideration includes the right to receive contingent consideration, which shall be paid to the Company Stockholders in the manner described in this Section 1.12, and at the times and if, and only if, the conditions to such contingent payments described in this Section 1.12 are satisfied.

(b) Upon the occurrence of any of the events set forth in the table below under “Milestone Event” (each, a “Milestone Event”), Parent will be obligated to make the payment set forth in the table below under “Milestone Payment” that is opposite the Milestone Event that has occurred (such amount, the “Milestone Payment”), which Milestone Payment shall be made in accordance with Section 1.12(c).

Milestone Event	Milestone Payment
Market Capitalization of Parent for at least 10 Trading Days during any 20 consecutive Trading Day period during the Milestone Period is equal to or greater than $500,000,000 (the “First Milestone Event”).	$20,000,000

For every $250,000,000 incremental increase in Market Capitalization of Parent after the First Milestone Event to the extent such incremental increase occurs for at least 10 Trading Days during any 20 consecutive Trading Day period during the Milestone Period, up to a $1,000,000,000 Market Capitalization of Parent.	$10,000,000 per each incremental increase (it being understood, however, that, if such incremental increase results in Market Capitalization equal to $1,000,000,000, such $10,000,000 payment in respect of such incremental increase shall be payable without duplication of any amount payable in respect of a Second Milestone Event).

Market Capitalization of Parent for at least 10 Trading Days during any 20 consecutive Trading Day period is equal to or greater than $1,000,000,000 (the “Second Milestone Event”)	$25,000,000.

For every $1,000,000,000 incremental increase in Market Capitalization of Parent after the Second Milestone Event to the extent such incremental increase occurs for at least 10 Trading Days during any 20 consecutive Trading Day period during the Milestone Period.	$25,000,000 per each incremental increase

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(c) Milestone Payments shall be payable by Parent in shares of Parent Common Stock (such shares, the “Milestone Shares”). The number of Milestone Shares payable upon the achievement of a Milestone Event shall equal (i) the dollar value of the applicable Milestone Payment set forth in Section 1.12(b), divided by (ii) the Milestone Stock Price as of the Milestone Achievement Date. Promptly after the occurrence of a Milestone Event (and in any event, no later than five (5) Business Days after the occurrence of such Milestone Event), Parent shall cause its Exchange Agent to issue to each Company Stockholder a number of Milestone Shares from Parent’s authorized and unissued shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock owned by such Company Stockholder immediately prior to the Effective Time, multiplied by (y) the Per Share Milestone Consideration. Such Parent Common Stock issued pursuant to, and in accordance with, this Section 1.12 shall be subject to the terms and conditions of Section 1.08 of this Agreement.

(d) Upon a Parent Change in Control or an Asset Divestiture, the acquirer successor entity in such Parent Change in Control or Asset Divestiture (the “Acquiror”) shall assume all applicable obligations of Parent under this Agreement (and shall be deemed to be Parent for purposes hereof and thereof without relieving Parent of its obligations hereunder and thereunder) and if the consideration per share of Parent Common Stock payable to the Parent’s stockholders in such Parent Change in Control or Asset Divestiture would value the outstanding shares of Parent Common Stock in amount equal to a Market Capitalization that would trigger a Milestone Payment (without regard to any requirement set forth above that such Market Capitalization be maintained for any number of Trading Days), the applicable Milestone Payment shall be due and payable immediately prior to the consummation of such Parent Change in Control or Asset Divestiture.

Section 1.13 Additional Actions. If, at any time after the Effective Time, any further action is necessary, desirable or proper to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the Surviving Corporation and its proper officers and directors or their designees are fully authorized (to the fullest extent allowed under applicable Legal Requirements) to execute and deliver, in the name and on behalf of either Company or Merger Sub, all deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Company or Merger Sub, all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

Section 1.14 Limitation on Share Issuance. Notwithstanding anything in this Agreement to the contrary, the number of Milestone Shares payable by Parent shall not exceed the number of Merger Shares issued by Parent.

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Article II.

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule, Company represents and warrants to Parent and Merger Sub as follows:

Section 2.01 Organization and Qualification; Charter Documents.

(a) Part 2.01(a) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization. Neither Company nor any of the Entities identified in Part 2.01(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.01(a) of the Company Disclosure Schedule. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. No Acquired Company is, or has otherwise been a party to, member of, or participant in, any partnership, joint venture or similar Entity.

(b) Each of the Acquired Companies is a corporation, limited liability company or similar entity duly organized, validly existing and, in jurisdictions that recognize the concept, in good standing under the laws of the jurisdiction of its incorporation, formation or other establishment, as applicable, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquired Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Company has made available to Parent accurate and complete copies of: (a) the articles of incorporation, bylaws and other charter and organizational documents of each Acquired Company, including all amendments thereto; (b) the stock records of each Acquired Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Company, the board of directors of each Acquired Company and all committees of the board of directors of each Acquired Company. The books of account, stock records, minute books and other records of the Acquired Companies are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

Section 2.02 Capital Structure.

(a) The authorized capital stock of Company consists of 100,000,000 shares of Company Common Stock, par value $0.001 per share, of which 40,053,504 shares are issued and outstanding as of the date of this Agreement. No shares of capital stock are held in Company’s treasury as of the date of this Agreement. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements.

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(b) As of the date of this Agreement, 50,000,000 shares of Company Common Stock are reserved for issuance to employees, consultants and non-employee directors pursuant to the Company Option Plan, under which options were outstanding for an aggregate of 10,453,360 shares of Company Common Stock and 39,546,640 shares or options to purchase shares of Company Common Stock remain available for grant or issuance. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 2.02(b) of the Company Disclosure Schedule lists each holder of Company Common Stock and the number and type of shares of Company Common Stock held by such holder, each outstanding Company Option, the name of the holder of such Company Option, the number of shares subject to such Company Option, the exercise price of such Company Option, the vesting schedule of such Company Option and whether the exercisability of such Company Option will be accelerated in any way by the transactions contemplated by this Agreement, indicating the extent of acceleration, if any.

(c) Except as set forth on Part 2.02(c) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock are subject to any right of first refusal in favor of Company or any other Person for which a waiver of such right of first refusal has not been obtained; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquired Companies having a right to vote on any matters on which the Company Stockholders have a right to vote; (iv) there is no Contract to which the Acquired Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. Except as set forth on Part 2.02(c) of the Company Disclosure Schedule, none of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

Section 2.03 Authority; Non-Contravention; Approvals.

(a) Company has the requisite corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the Transactions (the “Company Documents”) and, subject to the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Company and the Company Documents, the performance by Company of its obligations hereunder and the consummation by Company of the Transactions have been duly authorized by all necessary corporate action on the part of Company, subject only to the Company Stockholder Approval and the filing and recordation of the Certificate of Merger pursuant to Florida Law. The affirmative vote of the holders of a majority of the issued and outstanding shares of all Company Common Stock (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of Company necessary to adopt this Agreement and approve the Merger and the other Transactions. This Agreement has been, and the Company Documents will be at or prior to the Closing, duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes, and the Company Documents when so executed and delivered will constitute, the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

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(b) The Company Board, by resolutions duly adopted by vote at a meeting of all directors of Company duly called and held or by unanimous written consent of the Company Board, and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement, the Company Documents and the Merger, and determined that this Agreement, the Company Documents and the Transactions, including the Merger, are fair to, and in the best interests of the Company Stockholders, and (ii) resolved to recommend that the Company Stockholders adopt this Agreement and the Company Documents and approve the Merger and all other Transactions and directed that such matters be submitted for consideration of the Company Stockholders at the Company Stockholders’ Meeting.

(c) The execution and delivery of this Agreement or the Company Documents by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the articles of incorporation or bylaws of Company or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 2.03(d) below, conflict with or violate any Legal Requirement applicable to any Acquired Company or by which any of their respective properties is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, (iii) require an Acquired Company to make any filing with or give any notice to a Person, to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any Company Contract (as defined below), except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Merger or (iv) result in the creation of any Encumbrance (other than Permitted Liens) on any of the properties or assets of any Acquired Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Merger.

(d) No material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement, the Company Documents or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Florida; (ii) the filing of the S-4 Registration Statement and the Proxy Statement/Prospectus with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iv) such Consents, orders, registrations, declarations, filings or approvals as may be required under (A) the HSR Act or (B) any other applicable Legal Requirements that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement.

Section 2.04 Anti-Takeover Statutes Not Applicable. The Company Board has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other Transactions. The Company Board has taken all action necessary to render inapplicable to this Agreement and the Transactions any restrictions on business combinations under Florida Law.

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Section 2.05 Company Financial Statements; No Undisclosed Liabilities.

(a) The audited consolidated financial statements (including any related notes thereto) representing the financial condition of Company as of December 31, 2018 and December 31, 2019 and the unaudited financial statements (including the notes thereto) representing the financial condition of Company as of June 30, 2020 (collectively, the “Company Financials”) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (ii) fairly presented the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount, and (iii) are consistent with, and have been prepared from, the books and records of Company. The balance sheet of Company as of June 30, 2020 is hereinafter referred to as the “Company Balance Sheet.” Notwithstanding the foregoing, unaudited financial statements are subject to normal recurring year-end adjustments (the effect of which will not, individual or in the aggregate, be material) and the absence of footnotes.

(b) Each of Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company and each of its Subsidiaries maintains internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since January 1, 2017 (the “Company Lookback Date”), there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the Company Board or any committee thereof. Since the Company Lookback Date, neither Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.

(d) Except as disclosed in the Company Financials, neither Company nor any of its Subsidiaries has any liabilities, Indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the financial statements under GAAP) (each, a “Liability”), except Liabilities: (i) identified, reflected or reserved against in the Company Balance Sheet, (ii) incurred in connection with the Transactions, (iii) described on Part 2.05(d) of the Company Disclosure Schedule, (iv) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, (v) set forth in any Company Contract or (vi) that would not have, individually or in the aggregate, a Company Material Adverse Effect.

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(e) Part 2.05(e) of the Company Disclosure Schedule contains a complete and accurate list of all Indebtedness, accounts payable and other non-contingent Liabilities of the Company and/or its Subsidiaries. Neither the Company nor any of its Subsidiaries have any Indebtedness other than the Indebtedness set forth on Part 2.05(e) of the Company Disclosure Schedule. Except as set forth in Part 2.05(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have applied for or received any stimulus funds or programs, benefits, deferrals or any other kind of remuneration in connection with the COVID-19 pandemic or any issues relating thereto.

Section 2.06 Absence Of Certain Changes Or Events. Since the date of the Company Balance Sheet through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement and the Company Documents, each of the Acquired Companies has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Company Material Adverse Effect, (b) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the Company Financials, or (c) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.01 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 2.07 Taxes.

(a) Each income and other Tax Return that any Acquired Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all respects. All Taxes due and payable by Company or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by an Acquired Company and are properly reserved for on the books or records of the Company and its Subsidiaries. No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquired Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquired Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquired Company for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of an Acquired Company other than liens for Taxes not yet due and payable, Taxes contested in good faith and reserved against in accordance with GAAP. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Company or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the Company Financials.

(b) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquired Company with any taxing authority or issued by any taxing authority to an Acquired Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquired Company that are, or if issued would be, binding on an Acquired Company.

(c) No Acquired Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). No Acquired Company has ever been part of a consolidated group (other than a consolidated group in which an Acquired Company is the parent) or has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

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(d) None of the Acquired Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code.

(e) No Acquired Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Company has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(f) Each Acquired Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(g) No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h) No Acquired Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code. No Acquired Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

(i) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of obtaining an advance of a credit with respect to Taxes on or prior to the Closing Date that was not otherwise available on or prior to the Closing Date, including, but not limited to, the delay of payment of employment Taxes under Section 2302 of the CARES Act, the advance refunding of credits under Section 3606 of the CARES Act, and any delay in the payment of estimated Taxes.

(j) Since January 1, 2019, the Company was a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

Section 2.08 Intellectual Property. To the knowledge of Company, Company and its Subsidiaries own, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, know-how, software, inventions, copyrights, licenses and other intellectual property rights that are necessary or required for, or used in connection with, their respective businesses as presently conducted or as presently proposed to be conducted and which the failure to so have would reasonably be expected to have a Company Material Adverse Effect (collectively, the “Company Owned IP Rights”). Neither Company nor any of its Subsidiaries has received any written notice of a claim or otherwise has any knowledge of any claim that any Company Owned IP Right, or that the manufacture, sale, offer for sale, development, use or importation of any product, product candidate or service of Company or any of its Subsidiaries, violates, misappropriates, or infringes the rights of any Person, except as would not have or reasonably be expected to have a Company Material Adverse Effect.

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Section 2.09 Compliance with Legal Requirements.

(a) Company and its Subsidiaries are not and have not been at any time in violation of (i) any Legal Requirement, order, judgment or decree applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries are bound or affected, or (ii) any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations. No investigation or review by any Governmental Body is pending or, to the knowledge of the Company, threatened against any Acquired Company or any product Commercialized or intended to be Commercialized by Company, nor has any Governmental Body indicated to an Acquired Company or its parent in writing an intention to conduct the same.

(b) Company and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of Company and its Subsidiaries taken as a whole (collectively, the “Company Permits”). Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened, which seeks to revoke or limit any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Company immediately prior to the Effective Time. Company has made available to Parent all Company Permits and correspondence from the FDA or other comparable Governmental Body.

(c) The Acquired Companies and Persons acting in concert with and on behalf of Company:

(i)	have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)	have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d) None of the Acquired Companies, and to the knowledge of Company, no Representative of any of the Acquired Companies on their behalf with respect to any matter relating to any of the Acquired Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

(e) No product or product candidate manufactured, tested, distributed, held, licensed or marketed (“Commercialized”) by or on behalf of Company, or by or on behalf of any of the other Acquired Companies, has at any time been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No Governmental Body or institutional review board or comparable body has commenced, or, to the knowledge of Company, threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any such product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research with respect to any such product candidate by or on behalf of any of the Acquired Companies, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. Company has, prior to the execution of this Agreement, provided or made available to Parent all material information about adverse drug experiences obtained or otherwise received by Company or by any of the Acquired Companies from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers in the possession of Company for any product or product candidate Commercialized by any of the Acquired Companies.

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(f) Neither Company nor any of the Acquired Companies, or Persons acting in concert with or on behalf of Company or any of the Acquired Companies or any officers, employees or agents of the same, has with respect to any product that is Commercialized by or on behalf of Company or any of the other Acquired Companies, made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.

(g) All pre-clinical and clinical studies conducted by or on behalf of Company relating to product or product candidates have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies.

(h) Company and each of the Acquired Companies have filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

(i) Company and the Acquired Companies, and their Representatives are and at all times have been, in material compliance with, and the business of Company and the Acquired Companies (including the research, development, labeling, manufacture, testing, storage, use, sale, offer for sale, importation, and other distribution or commercial exploitation of any products Commercialized by or on behalf of Company) has been operated in accordance with, all Legal Requirements relating to health care regulatory matters, including to the extent applicable, each of the following: (i) all applicable Legal Requirements of any Governmental Body, including the United States Department of Health and Human Services and its constituent agencies, the Centers for Medicare & Medicaid Services, the Office of Inspector General, and the FDA (collectively with other applicable federal, state or foreign regulatory authorities and any Governmental Bodies, “Regulatory Authorities”), including the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) (“HIPAA”), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and the implementing rules, regulations, and guidance documents promulgated pursuant to the foregoing laws, (ii) all Legal Requirements concerning the collection, use, analysis, retention, storage, protection, transfer, disclosure and/or disposal of personal information or health information, including, without limitation, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. § 17921 et seq.), state consumer protection laws, state breach notification laws, and the Federal Trade Commission Act, (iii) the applicable Legal Requirements precluding off-label marketing of drugs, devices and other health care products, (iv) all other United States laws and regulations with respect to the marketing, sale, pricing, price reporting, and reimbursement of drugs, devices and other health care products, including the provisions of the Federal False Claims Act, 31 U.S.C. §3729 et seq., the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), and the regulations promulgated pursuant to such Legal Requirements, and (v) any state, local or foreign equivalents to any of the foregoing. No event has occurred, and no condition or circumstance exists, that will constitute or result in a material violation by Company or the Acquired Companies of, or a failure on the part of Company or the Acquired Companies to comply with, any such Legal Requirements.

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Section 2.10 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.10(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and no Person has, to the knowledge of Company, threatened in writing to commence any Legal Proceeding: (i) that involves any of the Acquired Companies, any business of any of the Acquired Companies or any of the assets owned, leased or used by any of the Acquired Companies; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Transactions or (iii) that involves any product Commercialized by any of the Acquired Companies. Except as set forth in Part 2.10(a) of the Company Disclosure Schedule, none of the Legal Proceedings identified in Part 2.10(a) of the Company Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause (i) or clause (ii) of the first sentence of this Section 2.10(a).

(b) There is no Order to which any of the Acquired Companies, or the assets owned or used by any of the Acquired Companies (including, without limitation, any product Commercialized or intended to be Commercialized by any of the Acquired Companies), is subject. To the knowledge of Company, no officer or other key employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

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Section 2.11 Brokers’ And Finders’ Fees. Except as set forth in Part 2.11 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of any of the Acquired Companies.

Section 2.12 Employee Benefit Plans.

(a) Part 2.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan that is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by any Acquired Company or any ERISA Affiliate of any Acquired Company (collectively, the “Company Employee Plans”). Neither the Company nor, to the knowledge of the Company, any other person or entity, has made any commitment to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. With respect to each material Company Employee Plan, Company has made available to Parent, accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Company Employee Plan that is subject to ERISA and Code reporting requirements.

(b) Each Company Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code), in all material respects. No Acquired Company is in material default or material violation of, and have no knowledge of any material defaults or material violations by any other party to, any of the Company Employee Plans. All contributions required to be made by any Acquired Company or any ERISA Affiliate of any Acquired Company to any Company Employee Plan have been timely paid or accrued on the most recent Company Financials, if required under GAAP. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of Company, no event has occurred and no condition exists with respect to the form or operation of such Company Employee Plan that would cause the loss of such qualification.

(c) No Company Employee Plan provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA. No suit, administrative proceeding or action is currently pending, or to the knowledge of Company, is threatened against or with respect to any such Company Employee Plan, including any currently pending audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d) No Acquired Company nor any ERISA Affiliate of any Acquired Company has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. No Acquired Company nor any ERISA Affiliate of any Acquired Company has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

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(e) Except as set forth in Part 2.12(e) of the Company Disclosure Schedule, consummation of the Merger will not (i) entitle any current or former employee or other service provider of any Acquired Company or any ERISA Affiliate of any Acquired Company to severance benefits or any other payment (including unemployment, compensation, golden parachute, bonus or benefits under any Company Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Company Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Company Employee Plans. No benefit payable or that may become payable by any Acquired Company pursuant to any Company Employee Plan in connection with the Transactions will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

Section 2.13 Title to Assets; Real Property.

(a) The Acquired Companies own, and have good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in or other rights to use, all tangible assets purported to be owned or leased by them, in each case, that are material to the Acquired Companies taken as a whole. All of said assets are owned, or in the case of leased assets, leased by the Acquired Companies, in each case, free and clear of any Encumbrances, except for Permitted Liens.

(b) All material items of equipment and other tangible assets owned by or leased to the Acquired Companies are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Companies in the manner in which such businesses are currently being conducted immediately prior to the Effective Time. The Acquired Companies do not own and have never owned any real property or any interest in real property. Part 2.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leases to which Company is a party.

Section 2.14 Environmental Matters.

(a) No substance that has been designated by any Governmental Body or by applicable federal, state or local Legal Requirement, to be radioactive, toxic, hazardous or otherwise a danger to health (through exposure in the environment) or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), has been released, as a result of the deliberate actions of Company or any of its Subsidiaries, or, to Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its Subsidiaries currently owns, operates, occupies or leases, in such quantities as would cause a Company Material Adverse Effect.

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(b) Neither Company nor any of its Subsidiaries has, since the Company Lookback Date, transported, stored, used, manufactured, disposed of, or released Hazardous Materials (collectively, “Hazardous Material Activities”) in material violation of any Legal Requirement in effect on or before the date hereof.

(c) Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of Company’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Company and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Company Material Adverse Effect.

(d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Company, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Material Activity of Company or any of its Subsidiaries.

Section 2.15 Labor Matters.

(a) To Company’s knowledge, no key employee or group of employees has threatened to terminate employment with Company or has plans to terminate such employment.

(b) Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c) Except as disclosed in Part 2.15(c) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other Transactions; (ii) agreement with any current or former employee of Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $50,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

Section 2.16 Company Contracts.

(a) Except for Excluded Contracts or as set forth in Part 2.16 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or is bound by:

(i)	any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or Contract between: (i) any of the Acquired Companies; and (ii) any active, retired or former employees, directors or consultants of any Acquired Company, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements, or, in the case of consulting agreements, following the notice period required in the Contract) without any obligation on the part of any Acquired Company to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquired Company under applicable foreign Legal Requirements;

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(ii)	any Contracts identified or required to be identified in Part 2.13(b) of the Company Disclosure Schedule;

(iii)	any Contract with any distributor, reseller or sales representative with an annual value in excess of $50,000;

(iv)	any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Company in relation to the manufacture of Company’s products or product candidates with an annual value in excess of $50,000;

(v)	any agreement or plan providing equity benefits to current or former employees of an Acquired Company, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(vi)	any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company or any of its Subsidiaries and any of its officers or directors;

(vii)	any Contract imposing, by its express terms, any material restriction on the right or ability of any Acquired Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

(viii)	any Contract relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise, other than Contracts in which the applicable disposition or acquisition has been consummated and there are no material ongoing obligations;

(ix)	any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000;

(x)	any joint marketing or development agreement;

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(xi)	any commercial Contract that would reasonably be expected to have a material effect on the ability of Company to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement, that is not set forth on Part 2.03 of the Company Disclosure Schedule;

(xii)	any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquired Company for which a waiver of such right has not been obtained; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquired Company;

(xiii)	any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 or more in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate, in each case, following the date of this Agreement, other than any arrangement or agreement expressly contemplated or provided for under this Agreement; or

(xiv)	any Contract that does not allow Company or any of its Subsidiaries to terminate the Contract for convenience with not more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of $50,000 in the aggregate.

(b) Company has made available to Parent an accurate and complete copy of each Contract listed or required to be listed in Part 2.16 of the Company Disclosure Schedule (any such Contract, a “Company Contract”). Neither Company nor any of its Subsidiaries, nor to Company’s knowledge, any other party to a Company Contract, has, since the Company Lookback Date, breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts. To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default in any material respect under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract. Each Company Contract is in full force and effect and is the legal, valid and binding obligation of the Company and its Subsidiaries and, to the knowledge of the Company, of the other parties thereto, enforceable against the Company and its Subsidiaries and, to the knowledge of the Company, such other parties in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

Section 2.17 Books And Records. The minute books of Company and its Subsidiaries made available to Parent or counsel for Parent are the only minute books of Company and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Company or such Subsidiaries, as the case may be. The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Company and have been maintained in accordance with good business and bookkeeping practices.

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Section 2.18 Insurance.

(a) Company or its Subsidiaries maintain all policies of fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements and other forms of insurance (the “Company Insurance Policies”) in such amounts, with such deductibles and against such risks and losses that are reasonably adequate for the operation of Company’s and its Subsidiaries’ businesses in all material respects. The Company Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquired Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Company Insurance Policies have been paid on a timely basis and each Acquired Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Company Insurance Policies, or summaries of all terms material thereof, have been made available to Parent.

(b) There are no material claims pending under any Company Insurance Policies as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Acquired Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquired Company received any written (or, to the knowledge of the Company, oral) notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

Section 2.19 Government Contracts. Company has not been suspended or debarred from bidding on contracts with any Governmental Body, and no such suspension or debarment has been initiated or, to the knowledge of Company, threatened. The consummation of the Merger and other Transactions will not result in any such suspension or debarment of Company or Parent (other than any such suspension or debarment to the extent resulting from Company becoming a subsidiary of Parent).

Section 2.20 Interested Party Transactions. No event has occurred during the past three years that would be required to be reported by Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if Company were required to report such information in periodic reports pursuant to the Exchange Act.

Section 2.21 Solvency. Immediately after giving effect to the Transactions, Company and its Subsidiaries will be Solvent. No transfer of property is being made, and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

Section 2.22 Disclosure; Company Information. The information relating to Company or its Subsidiaries to be supplied by or on behalf of Company for inclusion or incorporation by reference in the S-4 Registration Statement and the Proxy Statement/Prospectus will not, on the date the Proxy Statement is first mailed to the Parent stockholders or at the time of the Parent Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by Parent and Merger Sub or any of their Representatives for inclusion in the S-4 Registration Statement and the Proxy Statement/Prospectus.

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Section 2.23 Disclaimer of Other Representations and Warranties. Except as previously set forth in this Article II (as modified by the applicable Company Disclosure Schedule) and in any other Company Document, Company makes no representation or warranty, express or implied, at law or in equity, with respect to any of its assets, Liabilities, or operations, and any such other representations and warranties are hereby expressly disclaimed.

Article III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as set forth in the corresponding sections or subsections of the Parent Disclosure Schedule or (b) as disclosed in the Parent SEC Documents filed with the SEC from and after January 1, 2020 but prior to the date hereof (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof, and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in Parent SEC Documents (x) shall not be deemed disclosed for the purposes of Section 3.01, Section 3.02 or Section 3.03, and (y) shall be deemed to be disclosed in a section of the Parent Disclosure Schedule only to the extent that it is readily apparent from a reading of such Parent SEC Document that it is applicable to such section of the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant to Company as follows:

Section 3.01 Organization and Qualification.

(a) Part 3.01(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Part 3.01(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.01(a) of the Parent Disclosure Schedule. No Acquiring Company is, or has otherwise been, a party to, member of or participant in any partnership, joint venture or similar Entity. None of the Acquiring Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and Parent and Merger Sub have all necessary corporate power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.

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(c) Each of Parent and Merger Sub (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(d) The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to Parent’s Annual Report on Form 10-K for the year ended December 31, 2019 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

Section 3.02 Capital Structure.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, no par value, of which 8,859,868 shares are issued and outstanding and 813,963 are issuable upon the vesting of RSUs, as of the close of business on the day prior to the date hereof and 50,000,000 shares of Preferred Stock, no par value (“Parent Preferred Stock”), of which 72,992 shares are issued and outstanding as of the close of business on the day prior to the date hereof. No shares of capital stock are held in Parent’s treasury. All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements.

(b) As of the date of this Agreement, Parent has reserved an aggregate of 1,120,125 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Parent Stock Option Plans, under which no options are outstanding. 514,516 shares of Parent Common Stock, net of exercises, were reserved for issuance to holders of warrants to purchase Parent Common Stock upon their exercise and 55,000 shares of Parent Preferred Stock, net of exercises, were reserved for issuance to holders of warrants to purchase Parent Preferred Stock, in each case as of the close of business on the day prior to the date hereof. All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 3.02(b) of the Parent Disclosure Schedule lists each outstanding option to purchase shares of Parent Capital Stock (a “Parent Option”), and the name of the holder thereof, the number of shares subject thereto, the exercise price thereof, the vesting schedule and post-termination exercise period thereof and whether the exercisability of such Parent Option will be accelerated in any way by the Transactions, indicating the extent of acceleration, if any. In addition, Part 3.02(b) of the Parent Disclosure Schedule lists each outstanding warrant to purchase shares of Parent Capital Stock, and the name of the holder thereof, the number of shares subject thereto, the exercise price thereof, the terms of exercise thereof, the exercise date thereof, and whether the exercisability of such warrant will be accelerated in any way by the Transactions, indicating the extent of acceleration, if any.

(c) The shares of Parent Common Stock and any Milestone Shares issuable as Merger Consideration, upon issuance on the terms and conditions contemplated in this Agreement, will be, as of the date of such issuance, duly authorized, validly issued, fully paid and non-assessable.

(d) Except as set forth in Part 3.02(d) of the Parent Disclosure Schedule: (i) none of the outstanding shares of Parent Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Capital Stock are subject to any right of first refusal in favor of Parent or any other Person for which a waiver of such right of first refusal has not been obtained; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the stockholders of Parent have a right to vote; (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Capital Stock. None of the Acquiring Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Capital Stock or other securities.

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Section 3.03 Authority; Non-Contravention; Approvals.

(a) Parent has the requisite corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Parent and/or Merger Sub in connection with the Transactions (the “Parent Documents”) and, subject to Parent Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by Parent of this Agreement and the Parent Documents, the performance by Parent of its obligations hereunder and the consummation by Parent of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to Parent Stockholder Approval, to adoption of this Agreement by Parent as sole stockholder of Merger Sub immediately following the execution hereof, the filing and recordation of the a certificate of amendment reflecting the matters contemplated pursuant to Section 1.04(c) (the “Parent Charter Amendment”) and the filing and recordation of the Certificate of Merger pursuant to Florida Law. The affirmative vote of the holders of a majority in voting power of the outstanding shares of Parent Common Stock outstanding on the applicable record date (“Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent Capital Stock necessary to adopt or approve the Parent Stockholder Approval Matters. This Agreement has been, and the Parent Documents will be at or prior to the Closing, duly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes, and the Parent Documents when so executed and delivered will constitute, the valid and binding obligation of Parent and Merger Sub, as applicable, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b) The Parent Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held, or by unanimous written consent of the Parent Board, and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement, the Parent Documents and the Merger, and determined that this Agreement, the Parent Documents and the Transactions, including the Merger, are fair to, and in the best interests of Parent’s stockholders, and (ii) resolved to recommend that Parent’s stockholders approve the Parent Stockholder Approval Matters and directed that such matters be submitted for consideration of the stockholders of Parent at the Parent Stockholders’ Meeting. The board of directors of Merger Sub has approved and declared advisable this Agreement and the Merger and submitted this Agreement to Parent, as its sole stockholder for adoption thereby. Immediately following the execution of this Agreement, Parent in its capacity as the sole stockholder of Merger Sub, shall execute a written consent adopting this Agreement and the relevant Parent Documents.

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(c) The execution and delivery of this Agreement and the Parent Documents by Parent and Merger Sub, as applicable, does not, and the performance of this Agreement and the Parent Documents by Parent or Merger Sub, as applicable, will not, (i) conflict with or violate the certificate of incorporation or bylaws of any Acquiring Company, (ii) subject to obtaining Parent Stockholder Approval and compliance with the requirements set forth in Section 3.03(d) below, conflict with or violate any Legal Requirement, order, judgment or decree applicable to any Acquiring Company or by which their respective properties are bound or affected, except for any such conflicts or violations that would not have a Parent Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, (iii) require an Acquiring Company to make any filing with or give any notice to or obtain any Consent from a Person pursuant to any Parent Contract, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contract or (iv) result in the creation of any Encumbrance (other than Permitted Liens) on any of the properties or assets of any Acquiring Company, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the Merger.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Parent in connection with the execution and delivery of this Agreement, the Parent Documents or the consummation of the Transactions, except for (i) the filing with the SEC of any outstanding periodic reports due under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Florida, (iii) the filing of the S-4 Registration Statement and the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of Current Reports on Form 8-K with the SEC within four Business Days after the execution of this Agreement and the Closing Date, (v) the filing of the Parent Charter Amendment with the Secretary of State of the State of New Jersey in accordance with Section 5.15, (vii) such Consents, orders, registrations, declarations, filings or approvals as may be required under applicable federal or state securities or “blue sky” laws or the rules and regulations of Nasdaq or other applicable national securities exchange or over-the-counter market and (viii) such consents as may be required under the Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement.

Section 3.04 Anti-Takeover Statutes Not Applicable. The Parent Board and the board of directors of Merger Sub have taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other Transactions. The Parent Board and the board of directors of Merger Sub have taken all action necessary to render inapplicable to this Agreement and the Transactions any restrictions on business combinations under Florida Law.

Section 3.05 SEC Filings; Parent Financial Statements; No Undisclosed Liabilities.

(a) Parent has made available to Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with or furnished by Parent to the SEC since January 1, 2017 (such date, the “Parent Lookback Date,” and such documents, the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov (the “SEC Website”). All Parent SEC Documents have been timely filed and, as of the time a Parent SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (as the case may be) and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete (the “Certifications”), and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC. As used in this Section 3.05, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b) Except for such comment letters or correspondence as can be obtained on the SEC Website or which Parent has made available in a data room for review by Company, from the Parent Lookback Date through the date hereof, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from the Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on the Nasdaq. Except as disclosed in the Parent SEC Documents or documents which Parent has made available in a data room for review by Company, Parent has no unresolved SEC comments. As of the date of this Agreement, Parent is in compliance in all material respects with the applicable listing and governance rules and regulations of the Nasdaq.

(c) Since the Parent Lookback Date, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(d) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act that are effective as of the date of this Agreement.

(e) Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files, submits or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(f) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (the “Parent Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby. Parent has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K). Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s Financials in accordance with GAAP.

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(g) Except as disclosed in the Parent Financials, neither Parent nor any of its Subsidiaries has any Liabilities which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except Liabilities (i) identified in the Parent Financials, (ii) incurred in connection with the Transactions, (iii) disclosed in Part 3.05(g) of the Parent Disclosure Schedule, (iv) set forth in any Parent Contract, or (v) incurred since the date of the Parent Unaudited Interim Balance Sheet in the ordinary course of business consistent with past practices.

Section 3.06 Absence Of Certain Changes Or Events. Since the date of the most recent periodic report on Form 10-Q filed by Parent with the SEC through the date of this Agreement, each of the Acquiring Companies has conducted its business in the ordinary course of business, and (a) there has not been any event that has had a Parent Material Adverse Effect; (b) no Acquiring Company has entered into or amended any material terms of any Contract, in each case providing for new obligations in excess of $50,000, (c) incurred any Indebtedness, or (d) any other action, event or occurrence that would have required the consent of Company pursuant to Section 4.02 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 3.07 Taxes.

(a) Each of the income and other Tax Returns that any Acquiring Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all respects. All Taxes due and payable by Parent or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Parent and are properly reserved for on the books or records of Parent and its Subsidiaries. No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquiring Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquiring Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquiring Company for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of an Acquiring Company other than liens for Taxes not yet due and payable, Taxes contested in good faith and reserved against in accordance with GAAP. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Parent or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the SEC Documents.

(b) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquiring Company with any taxing authority or issued by any taxing authority to an Acquiring Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquiring Company that are, or if issued would be, binding on any Acquiring Company.

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(c) No Acquiring Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). No Acquiring Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(d) None of the Acquiring Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code.

(e) No Acquiring Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Parent has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(f) No Acquiring Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(g) No Acquiring Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code. No Acquiring Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

Section 3.08 Intellectual Property. To the knowledge of Parent, Parent and its Subsidiaries own, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, know-how, software, inventions, copyrights, licenses and other intellectual property rights that are necessary or required for, or used in connection with their respective businesses as presently conducted or as presently proposed to be conducted and which the failure to so have would reasonably be expected to have a Parent Material Adverse Effect (collectively, the “Parent Owned IP Rights”). Neither Parent nor any of its Subsidiaries has received any written notice of a claim or otherwise has any knowledge of any claim that any Parent Owned IP Right, or that the manufacture, sale, offer for sale, development, use or importation of any product, product candidate or service by or on behalf of Parent or its Subsidiaries, violates, misappropriates or infringes upon rights of any Person, except as would not have or reasonably be expected to have a Parent Material Adverse Effect.

Section 3.09 Compliance with Legal Requirements.

(a) Parent and its Subsidiaries are not and have not been at any time in violation of (i) any Legal Requirement, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries are bound or affected, or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations. No investigation or review by any Governmental Body is pending or, to Parent’s knowledge, threatened against Parent or its Subsidiaries or any product Commercialized or intended to be Commercialized by Parent, nor has any Governmental Body indicated to an Acquiring Company or its parent in writing an intention to conduct the same.

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(b) Parent and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of Parent and its Subsidiaries taken as a whole (collectively, the “Parent Permits”). Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Parent, threatened, which seeks to revoke or limit any Parent Permit. Except as set forth in Part 3.09(b) of the Parent Disclosure Schedule, the rights and benefits of each Parent Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Parent immediately prior to the Effective Time. Parent has made available to Company all Parent Permits and correspondence from the FDA or other comparable Governmental Body.

(c) The Acquiring Companies and Persons acting in concert with and on behalf of Parent:

(i)	have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)	have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d) None of the Acquiring Companies, and to the knowledge of Parent, no Representative of any of the Acquiring Companies on their behalf with respect to any matter relating to any of the Acquiring Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

(e) No product or product candidate Commercialized by or on behalf of Parent, or by or on behalf of any of the other Acquiring Companies, has at any time been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No Governmental Body or institutional review board or comparable body has commenced, or, to the knowledge of Parent, threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any such product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research with respect to any such product candidate by or on behalf of any of the Acquiring Companies, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. Parent has, prior to the execution of this Agreement, provided or made available to Company all material information about adverse drug experiences obtained or otherwise received by Parent or by any of the Acquiring Companies from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers in the possession of Parent, relating to any product or product candidate Commercialized by any of the Acquiring Companies.

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(f) Neither Parent nor any of the other Acquiring Companies, or Persons acting in concert with or on behalf of Parent or any of the other Acquiring Companies or any officers, employees or agents of the same, has with respect to any product that is Commercialized by or on behalf of the Parent, or, any of the other Acquiring Companies, made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.

(g) All pre-clinical and clinical studies conducted by or on behalf of Parent relating to product or product candidates have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies.

(h) Parent has, and each of the other Acquiring Companies have, filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

(i) Parent and the other Acquiring Companies, and their Representatives, are and at all times have been, in material compliance with, and the business of Parent and the other Acquiring Companies (including the research, development, labeling, manufacture, testing, storage, use, sale, offer for sale, importation, and other distribution or commercial exploitation of any products Commercialized by or on behalf of Parent) has been operated in accordance with, all Legal Requirements relating to health care regulatory matters, including to the extent applicable, each of the following: (i) all applicable Legal Requirements of any Governmental Body, including Regulatory Authorities such as the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and the implementing rules, regulations, and guidance documents promulgated pursuant to the foregoing laws, (ii) the applicable Legal Requirements precluding off-label marketing of drugs, devices and other health care products, (iii) all other United States laws and regulations with respect to the marketing, sale, pricing, price reporting, and reimbursement of drugs, devices and other health care products, including the provisions of the Federal False Claims Act, 31 U.S.C. §3729 et seq., the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), and the regulations promulgated pursuant to such Legal Requirements, and (iv) any state, local or foreign equivalents to any of the foregoing. No event has occurred, and no condition or circumstance exists, that will constitute or result in a material violation by Parent or the other Acquiring Companies of, or a failure on the part of Parent or the other Acquiring Companies to comply with, any such Legal Requirements.

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Section 3.10 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.10(a) of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and no Person has, to the knowledge of Parent, threatened in writing to commence any Legal Proceeding: (i) that involves any of the Acquiring Companies, any business of any of the Acquiring Companies or any of the assets owned, leased or used by any of the Acquiring Companies; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Transactions or (iii) that involves any product Commercialized by any of the Acquiring Companies. Except as set forth in Part 3.10(a)(i) of the Parent Disclosure Schedule, none of the Legal Proceedings identified in Part 3.10(a) of the Parent Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Parent Material Adverse Effect. To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.10(a).

(b) There is no Order to which any of the Acquiring Companies, or the assets owned or used by any of the Acquiring Companies (including, without limitation, any product Commercialized or intended to be Commercialized by any of the Acquiring Companies), is subject. To the knowledge of Parent, no officer or other key employee of any of the Acquiring Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Companies.

Section 3.11 Brokers’ and Finders’ Fees. Except as set forth in Part 3.11 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of any of the Acquiring Companies.

Section 3.12 Employee Benefit Plans.

(a) Part 3.12(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan that is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by any Acquiring Company or any of their ERISA Affiliates (collectively, the “Parent Employee Plans”). Neither Parent nor, to the knowledge of Parent, any other person or entity, has made any commitment to modify, change or terminate any Parent Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. With respect to each material Parent Employee Plan, Parent has made available to Company, accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Parent Employee Plan that is subject to ERISA and Code reporting requirements.

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(b) Each Parent Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code), in all material respects. No Acquiring Company is in material default under or material violation of, and have no knowledge of any material defaults or material violations by any other party to, any of Parent Employee Plans. All contributions required to be made by any Acquiring Company or any their ERISA Affiliates to any Parent Employee Plan have been timely paid or accrued on the most recent Parent Financials on file with the SEC, if required under GAAP. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of Parent, no event has occurred and no condition exists with respect to the form or operation of such Parent Employee Plan that would cause the loss of such qualification.

(c) No Parent Employee Plan provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA. No suit, administrative proceeding or action has been brought, or to the knowledge of Parent, is threatened against or with respect to any such Parent Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d) No Acquiring Company nor any of their ERISA Affiliates has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. No Acquiring Company nor any of their ERISA Affiliates has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) Except as set forth in Part 3.12(e) of the Parent Disclosure Schedule, consummation of the Merger will not (i) entitle any current or former employee or other service provider of an Acquiring Company or any of their ERISA Affiliates to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Parent Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Parent Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Parent Employee Plans. No benefit payable or that may become payable by an Acquiring Company pursuant to any Parent Employee Plan in connection with the Transactions will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

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Section 3.13 Title to Assets; Real Property.

(a) The Acquiring Companies own, and have good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in or other rights to use, all tangible assets purported to be owned or leased by them, in each case, that are material to the Acquiring Companies taken as a whole. All of said assets are owned or, in the case of leased assets, leased by the Acquiring Companies, in each case, free and clear of any Encumbrances, except for Permitted Liens.

(b) All material items of equipment and other tangible assets owned by or leased to the Acquiring Companies are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquiring Companies in the manner in which such businesses are currently being conducted immediately prior to the Effective Time. The Acquiring Companies do not own and have not, since the Parent Lookback Date, owned any real property or any interest in real property, except for the leaseholders created under the real property leases identified in Part 3.13(b) of the Parent Disclosure Schedule.

Section 3.14 Labor Matters.

(a) To Parent’s knowledge, no key employee or group of employees has threatened to terminate employment with Parent or has plans to terminate such employment.

(b) Parent is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c) Except as disclosed in Part 3.14(c) of the Parent Disclosure Schedule, no Acquiring Company is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other Transactions; (ii) agreement with any current or former employee of Parent providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $50,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

Section 3.15 Environmental Matters.

(a) No Hazardous Material has been released as a result of the deliberate actions of Parent or any of its Subsidiaries, or, to Parent’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its Subsidiaries currently owns, operates, occupies or leases, in such quantities as would cause a Parent Material Adverse Effect.

(b) Neither Parent nor any of its Subsidiaries has engaged in Hazardous Material Activities in material violation of any Legal Requirement in effect on or before the date hereof.

(c) Parent and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Parent Environmental Permits”) necessary for the conduct of Parent’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Parent and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Parent Material Adverse Effect.

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(d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Parent, threatened concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Material Activity of Parent or any of its Subsidiaries.

Section 3.16 Parent Contracts.

(a) Except for Excluded Contracts or as set forth (x) in the most recent exhibit list on Parent’s Form 10-K for the year ended December 31, 2019 or subsequently filed with the SEC pursuant to any current or periodic report and available on the SEC Website or (y) in Part 3.16 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or is bound by:

(i)	any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or Contract between: (i) any of the Acquiring Companies, and (ii) any active, retired or former employees, directors or consultants of any Acquiring Company, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements or, in the case of consulting agreements, following the notice period required in the Contract), or without any obligation on the part of any Acquiring Company to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquiring Company under applicable Legal Requirements;

(ii)	any Contracts identified or required to be identified in Part 3.13(b) of the Parent Disclosure Schedule;

(iii)	any Contract with any distributor, reseller or sales representative with an annual value in excess of $50,000;

(iv)	any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Parent in relation to the manufacture of the Parent’s products or product candidates with an annual value in excess of $50,000;

(v)	any agreement or plan providing equity benefits to current or former employees of an Acquiring Company, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(vi)	any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Parent or any of its Subsidiaries and any of its officers or directors;

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(vii)	any Contract imposing, by its express terms, any material restriction on the right or ability of any Acquiring Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

(viii)	any Contract relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise (other than Contracts in which the applicable disposition or acquisition has been consummated and there are no material ongoing obligations);

(ix)	any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x)	any joint marketing or development agreement;

(xi)	any commercial Contract that would reasonably be expected to have a material effect on the ability of Parent to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement, that is not set forth on Part 3.03 of the Parent Disclosure Schedule;

(xii)	any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company for which a waiver of such right has not been obtained; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company;

(xiii)	any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate, in each case following the date of this Agreement, other than any arrangement or agreement expressly contemplated or provided for under this Agreement; or

(xiv)	any Contract that does not allow Parent or Subsidiary to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of $50,000 in the aggregate.

(b) Parent has made available to Company an accurate and complete copy of each Contract listed or required to be listed in Part 3.14 of the Parent Disclosure Schedule (any such Contract, including any Contract that would be listed in Part 3.14 but for its inclusion in the most recent exhibit list of Parent’s Form 10-K for the year ended December 31, 2019 or as an exhibit to any current or periodic report subsequently filed with the SEC, but excluding Excluded Contracts, a “Parent Contract”). Neither Parent nor any of its Subsidiaries, nor to Parent’s knowledge any other party to a Parent Contract, has, since the Parent Lookback Date, breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Parent Contracts. To the knowledge of Parent, no event has occurred, and, no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Parent Contract or (ii) give any Person the right to declare a default in any material respect under any Parent Contract, except for any immaterial violations, breaches or defaults. Each Parent Contract is in full force and effect and is the legal, valid and binding obligation of the Parent and its Subsidiaries and, to the knowledge of Parent, of the other parties thereto, enforceable against Parent and its Subsidiaries and, to the knowledge of Parent, such other parties in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

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Section 3.17 Insurance.

(a) Part 3.17(a) of the Parent Disclosure Schedule sets forth each material insurance policy (the “Parent Insurance Policies”) to which Parent or its Subsidiaries is a party. Parent or its Subsidiaries maintain all Parent Insurance Policies in such amounts, with such deductibles and against such risks and losses that are reasonably adequate for the operation of Parent’s and its Subsidiaries’ businesses in all material respects. To Parent’s knowledge, such Parent Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquiring Companies would, in accordance with good business practice, customarily insure. Since the Parent Lookback Date, all premiums due and payable under such Parent Insurance Policies have been paid on a timely basis and each Acquiring Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies, of such Parent Insurance Policies, or summaries of all terms material thereof, have been made available to Company.

(b) There are no material claims pending under any Parent Insurance Policies as to which coverage has been questioned, denied or disputed. Since the Parent Lookback Date, all material claims thereunder have been filed in a due and timely fashion and no Acquiring Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquiring Company received written (or, to the knowledge of Parent, oral) notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

Section 3.18 Interested Party Transactions. Except as set forth in the SEC Documents, no event has occurred during the Parent Lookback Period that would be required to be reported by Parent as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.

Section 3.19 Opinion of Financial Advisor. The Parent Board has received an opinion of Gemini Valuation Services, LLC, financial advisor to Parent, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to Parent from a financial point of view. Parent will furnish an accurate and complete copy of said opinion to Company for informational purposes only promptly after the date hereof.

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Section 3.20 Shell Company Status. Parent is not, and never has been, an issuer identified in Rule 144(i)(1)(i) of the Securities Act.

Section 3.21 Valid Issuance. The Parent Common Stock to be issued in the Merger and any Milestone Shares to be issued in connection with a Milestone Event pursuant to, and in accordance with, Section 1.12, will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

Section 3.22 Solvency. Immediately after giving effect to the Transactions, including the Parent Spin-Off (if applicable), Parent and its Subsidiaries will be Solvent. No transfer of property is being made, and no obligation is being incurred in connection with the Transactions, including the Parent Spin-Off (if applicable), with the intent to hinder, delay or defraud either present or future creditors of Parent or its Subsidiaries (including, following the Closing, each Acquired Company).

Section 3.23 Disclosure; Parent Information. The information relating to Parent or its Subsidiaries to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the S-4 Registration Statement and the Proxy Statement/Prospectus will not, on the date the Proxy Statement is first mailed to Parent stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The S-4 Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to the information that has been or will be supplied by Company or any of its Representatives for inclusion in the S-4 Registration Statement and the Proxy Statement/Prospectus.

Section 3.24 Disclaimer of Other Representations and Warranties. Except as previously set forth in this Article III (as modified by the applicable Parent Disclosure Schedule and, subject to the introduction to this Article III, the Parent SEC Documents filed with the SEC from and after January 1, 2020) and in any other Parent Document, Parent makes no representation or warranty, express or implied, at law or in equity, with respect to any of its assets, Liabilities, or operations, and any such other representations and warranties are hereby expressly disclaimed.

Article IV.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 4.01 Conduct of Company Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), Company agrees, except to the extent that Parent consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Part 4.01 of the Company Disclosure Schedule, or as expressly permitted by this Agreement or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, consistent with past practice, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, without obtaining the written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if Parent has not objected in writing to any request for consent within 3 calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), Company will not, and will not permit its Subsidiaries to, do any of the following:

(a) amend or otherwise change its articles of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

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(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), except for the issuance of shares of Company Common Stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants or other rights to convert into or exercise for shares of Company Common Stock, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof;

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Common Stock (other than pursuant a repurchase right in favor of Company with respect to unvested shares at no more than cost);

(d) incur any Indebtedness (other than additional borrowings under the Starwood Line of Credit in an aggregate amount such that the total amount of borrowings under the Company’s line of credit does not exceed $5,000,000) or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for dispositions of obsolete or worthless assets);

(e) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Company Stock Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(f) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which an Acquired Company is a party as of the date of this Agreement), or propose to do any of the foregoing;

(g) sell, assign, transfer, license, sublicense or otherwise dispose of any Company IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(h) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, in each case with an individual value in excess of $50,000; (ii) enter into or amend any material terms of any Company Contract or grant any release or relinquishment of any material rights under any Company Contract, with new obligations or losses of rights in excess of $50,000; (iii) amend or otherwise modify any patent assignment and/or royalty agreement to which the Company and/or any of its Subsidiaries is a party or to which any of them or their respective assets are otherwise bound, in each case, in effect as of the date hereof; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000, taken as a whole or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(h);

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(i) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j) (i) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees earning an amount in excess of $100,000 per year or consultants; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer, employee or consultant; or (iii) establish, adopt, enter into, or amend any Employee Benefit Plan, except, in each of the subsections (i) – (iii) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the Transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of this Agreement and the plans, agreements or terms of which were made available to the Parent prior to the date hereof, or except as required by Legal Requirements;

(k) hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;

(l) take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(m) make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

(o) otherwise take any actions other than in the ordinary course of business consistent with past practice;

(p) enter into any material partnership arrangements, joint development agreements or strategic alliances;

(q) initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where Company and its Subsidiaries are claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $50,000 individually;

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(r) except to the extent expressly permitted by this Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other Transactions; or

(s) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (r) above.

For the avoidance of doubt, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business operations.

Section 4.02 Conduct of Parent Business. During the Pre-Closing Period, Parent agrees, except to the extent that Company consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Part 4.02 of the Parent Disclosure Schedule, or as expressly permitted by this Agreement, in connection with a Permitted Financing or in connection with a Parent Spin-Off (but only to the extent effected in compliance with the provisions of Section 5.28), or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, consistent with past practice, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, preserve its relationships with key customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, without obtaining the written consent of Company, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if Company has not objected in writing to any request for consent within 3 calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), Parent will not, and will not permit its Subsidiaries to, do any of the following:

(a) except for the Parent Charter Amendment, amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than (i) the issuance of shares of Parent Common Stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options or warrants, as the case may be, are outstanding on the date hereof) to the extent such issuances comply with all applicable Legal Requirements, and (ii) in connection with a Permitted Financing;

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Parent Capital Stock;

(d) incur any Indebtedness or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for dispositions of obsolete or worthless assets);

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(e) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Parent Stock Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(f) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which an Acquiring Company is a party as of the date of this Agreement), or propose to do any of the foregoing;

(g) sell, assign, transfer, license, sublicense or otherwise dispose of any Parent IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(h) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any Encumbrance; (ii) enter into or amend any material terms of any Parent Contract (other than solely to decrease any payment obligation of the Acquiring Company) or grant any release or relinquishment of any material rights under any Parent Contract, with new obligations or losses of rights in excess of $50,000 in the aggregate; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.02(h);

(i) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j) (i) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer, employee or consultant; or (iii) establish, adopt, enter into, or amend any Employee Benefit Plan, except, in each of the subsections (i) – (iii) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the Transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of this Agreement and the plans, agreements or terms of which were made available to Company prior to the date hereof, or except as required by Legal Requirements;

(k) hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;

(l) take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

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(m) make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(n) pay, discharge, satisfy, modify or renegotiate any claims or Liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Parent, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;

(o) enter into any material partnership arrangements, joint development agreements or strategic alliances;

(p) accelerate the collection of, or otherwise modify Parent’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice;

(q) initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where one or more Acquiring Companies is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $50,000 individually;

(r) dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice;

(s) take any action that would cause the representation in Section 3.20 to become inaccurate;

(t) enter into or amend or modify any Parent Contract or any lease with respect to material real estate or any other Contract or lease that, if in effect as of the date hereof would constitute a Parent Contract or lease with respect to material real estate hereunder;

(u) except to the extent expressly permitted by this Agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other Transactions;

(v) cause or permit Parent to become an issuer identified in Rule 144(i)(1)(i) of the Securities Act; or

(w) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.02(a) through 4.02(v) above.

For the avoidance of doubt, nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business operations.

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Article V.

ADDITIONAL AGREEMENTS

Section 5.01 Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholders’ Meeting, and a Registration Statement on Form S-4 (including a prospectus) (including all amendments thereto, “S-4 Registration Statement”) in connection with the issuance of shares of Parent Common Stock in the Merger, of which such proxy statement will form a part (such proxy statement and prospectus constituting a part thereof, the “Proxy Statement/Prospectus”), and each of Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents to be filed with the SEC in connection with the Merger and other transactions contemplated hereby (the “Other Filings”) as required by the Securities Act or the Exchange Act. Parent and Company shall cooperate with each other in connection with the preparation and filing of the S-4 Registration Statement, the Proxy Statement/Prospectus and any Other Filings. Each Party shall as promptly as reasonably practicable notify the other Party of the receipt of any oral or written comments from the staff of the SEC on the S-4 Registration Statement or any Other Filing. Parent and Company shall also use their commercially reasonable efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities Legal Requirements or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated hereby.

(b) Parent covenants and agrees that the S-4 Registration Statement and Proxy Statement/Prospectus, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Company represents, covenants and agrees that the information provided by Company or its Subsidiaries to Parent for inclusion in the S-4 Registration Statement and/or the Proxy Statement/Prospectus (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information and the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the S-4 Registration Statement or Proxy Statement/Prospectus (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Company specifically for inclusion therein. Company and its legal counsel shall be given reasonable opportunity to review and comment on the S-4 Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments from the SEC prior to the filing thereof with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the S-4 Registration Statement and Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Each of the Parties shall use commercially reasonable efforts to cause (i) the S-4 Registration Statement to be declared effective as soon as possible, and (ii) the Proxy Statement/Prospectus to be mailed to Parent’s stockholders as promptly as practicable after the SEC declares the S-4 Registration Statement to be effective. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.01. If any event relating to Parent or Company occurs, or if Parent or Company becomes aware of any information, that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the S-4 Registration Statement and/or Proxy Statement/Prospectus, then Parent or Company, as applicable, shall promptly inform the other party thereof and shall cooperate with one another in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders. No filing of, or amendment or supplement to, the S-4 Registration Statement and/or Proxy Statement/Prospectus will be made by Parent without the prior written consent of Company, which shall not be unreasonably withheld, conditioned or delayed.

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(c) Company shall reasonably cooperate with Parent and provide, and cause its Representatives, advisors, accountants and attorneys to provide, Parent and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Company that is required by law to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus or reasonably requested from Company to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus.

Section 5.02 Company Stockholder Written Consent.

(a) As promptly as practicable, and in any event within ten (10) Business Days, following the date that the S-4 Registration Statement is declared effective (the “Company Vote Deadline”), Company shall obtain the approval by written consent in lieu of a meeting pursuant to Section 607.0704 of Florida Law from holders of a number of shares of Company Common Stock representing at least seventy five percent (75%) of the issued and outstanding shares of Company Common Stock (“Company Stockholder Written Consent”) for purposes of (i) adopting this Agreement and the Company Documents and approving the Merger, and all other Transactions (ii) acknowledging that the approval given thereby is irrevocable and that such Company Stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 607.1302 of Florida Law, a copy of which will be provided to the Company Stockholders, and that such Company Stockholder has received and read a copy of Section 607.1302 of Florida Law, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its Company Common Stock under Florida Law (collectively, the “Company Stockholder Matters”). Under no circumstances shall Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Transactions.

(b) Company agrees that: (i) the Company Board shall recommend that the holders of Company Common Stock vote (by providing their written consent) to approve the Company Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.02(a) above (the recommendation of the Company Board that Company Stockholders vote to approve the Company Stockholder Matters being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

Section 5.03 Parent Stockholders’ Meeting.

(a) Parent shall (i) take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (such meeting, the “Parent Stockholders’ Meeting”) to vote on the approval of this Agreement and the Parent Documents and the Transactions, including the issuance of Parent Common Stock in the Merger, the Parent Charter Amendment, including for purposes of effectuating the Reverse Split and the Parent Spin-Off, if applicable (collectively, the “Parent Stockholder Approval Matters”) and (ii) mail to Parent Stockholders as of the record date established for the Parent Stockholders’ Meeting, the S-4 Registration Statement and the Proxy Statement/Prospectus. The Parent Stockholders’ Meeting shall be held as promptly as practicable, and in any event within 45 days, following the date that SEC declares the S-4 Registration Statement to be effective. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained herein, if on any date on or before the date on which the Parent Stockholders’ Meeting is scheduled, Parent reasonably believes that (A) it will not receive proxies sufficient to obtain the Parent Stockholder Approval, whether or not a quorum would be present or (B) it will not have sufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, Parent may, in its sole discretion, postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders’ Meeting as long as the date of the Parent Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 60 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence.

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(b) Parent agrees that, subject to Section 5.03(c): (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Approval Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.03(a) above; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Approval Matters (the recommendation of the Parent Board that Parent’s stockholders vote to approve the Parent Stockholder Approval Matters being referred to as the “Parent Board Recommendation”); (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not, except to the extent required by applicable law, publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to Company, and no resolution by the Parent Board or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to Company shall be adopted or proposed; and (iv) Parent shall use its reasonable best efforts to obtain from its stockholders the Parent Stockholder Approval, including by soliciting proxies in favor thereof.

(c) Notwithstanding anything to the contrary contained in Section 5.03(b), and subject to compliance with Section 5.13, at any time prior to the approval of the Parent Stockholder Approval Matters by the Parent Stockholder Approval, the Parent Board Recommendation may be withdrawn or modified (a “Parent Change in Recommendation”) if the Parent Board concludes in good faith, after having consulted with Parent’s outside legal counsel and financial advisors, that as a result of Parent’s receipt of an Acquisition Proposal that did not result from a violation of Section 5.13 and which constitutes a Superior Offer, the withdrawal or modification of the Parent Board Recommendation is required in order for the Parent Board to comply with its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements; provided, however, that prior to Parent taking any action permitted under this Section 5.03(c), Parent shall (i) provide Company with four (4) Business Days’ prior written notice advising Company that it intends to effect such Parent Change in Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of an Acquisition Proposal, the information required by Section 5.13(b), (ii) during such four (4) Business Day period, negotiate, and cause its Representatives to negotiate, with Company in good faith (to the extent Company wishes to negotiate) to enable Company to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Parent Board to effect such withdrawal or modification, and (iii) consider in good faith any proposal by Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such Parent Change in Recommendation.

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(d) Notwithstanding the occurrence of any Parent Change in Recommendation, Parent shall nonetheless submit this Agreement to the Parent Stockholders for adoption at the Parent Stockholders’ Meeting unless this Agreement is terminated in accordance with Article VII prior to the Parent Stockholders’ Meeting.

(e) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) taking and disclosing to the stockholders of Parent a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act) or (ii) making a “stop, look and listen” communication to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act, in each case provided Parent has otherwise complied with the terms of this Section 5.03, provided, however, that any disclosure made by Parent or the Parent Board pursuant to Rules 14d-9 or 14e-2(a) will be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the Parent Board determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, further, that (A) in the case of each of the foregoing clauses (i) and (ii), any such disclosure or public statement shall be deemed to be a Parent Change in Recommendation subject to the terms and conditions of this Agreement unless the Parent Board reaffirms the Parent Board Recommendation in such disclosure or public statement; and (B) Parent shall not affect a Parent Change in Recommendation unless specifically permitted pursuant to the terms of Section 5.03(c).

Section 5.04 Access to Information; Confidentiality. During the Pre-Closing Period, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Company and Parent will each (a) afford to the other Party, along with such Party’s officers, employees, accountants, counsel and other Representatives, reasonable access during normal business hours to all of its personnel, properties, assets, books, contracts, commitments and records (including, without limitation, Tax records), (b) furnish promptly to the other Party all information concerning its business, properties, assets, personnel, commitments and records, as such other Party may reasonably request, and (c) will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties, assets, personnel, commitments and records as either Party may reasonably request; provided, that each of Company and Parent reserves the right to withhold any information if access to such information would be reasonably likely to result in any such Party forfeiting attorney-client privilege between it and its counsel with respect to such information, in which event such Party shall cause such information to be delivered in a form or summary, including any redactions that may be necessary, so as to provide as much requested information as reasonably practicable while retaining such privilege. Without limiting the generality of the foregoing, during the Pre-Closing Period, Company and Parent will promptly provide the other Party with copies of: (i) all material operating and financial reports prepared by Company or Parent (or their respective Representatives), as applicable, for such Party’s senior management, including copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports; (ii) any written materials or communications sent by or on behalf of such Party to its stockholders; (iii) any material notice, document or other communication sent by or on behalf of any of such Party to any third party to any Company Contract or Parent Contract, as applicable, or sent to Company or Parent by any third party to any Company Contract or Parent Contract, as applicable, (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices); (iv) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other Transactions; and (v) any material notice, report or other document received from any Governmental Body. Each Party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between Parent and Company; provided, that each of Company and Parent may make disclosure of such information to its stockholders or other third parties as may be reasonably necessary to enable Company or Parent, as applicable, to comply with its obligations under this Agreement, including without limitation under Section 5.02 or Section 5.03 hereof.

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Section 5.05 Regulatory Approvals and Related Matters.

(a) Each Party shall use commercially reasonable efforts to consummate the Transactions. Without limiting the generality of the foregoing, each Party: (i) shall, subject to Section 5.05(a)(ii), make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Transactions, and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Without limiting the generality of the foregoing, the Parties shall (i) use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Body and (ii) promptly after the date of this Agreement, prepare and file, if any, (A) the notification and report forms required to be filed under the HSR Act and (B) any notification or other document required to be filed in connection with the Transactions under any applicable foreign Legal Requirement relating to antitrust or competition matters. Parent and Company shall respond as promptly as is practicable to respond in compliance with: (x) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (y) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

Section 5.06 Director and Officer Indemnification and Insurance.

(a) From and after the Effective Time, Parent and the Surviving Corporation will fulfill and honor in all respects the obligations of Company and Parent which exist prior to the date hereof to indemnify Company’s and Parent’s present and former directors and officers and their heirs, executors and assigns (each, a “D&O Indemnified Party”). Company directors and officers who become directors and officers of the Surviving Corporation and Parent will enter into Parent’s standard indemnification agreement, which will be in addition to any other contractual rights to indemnification. The certificate of incorporation and bylaws of Parent and the articles of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the articles of incorporation and bylaws of Company, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the articles of incorporation and bylaws of the Surviving Corporation and Parent will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Company or Parent, unless such modification is required by Legal Requirements.

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(b) Effective as of the Effective Time, Company may, at Company’s sole expense, secure a “tail” policy on Company’s existing directors and officer’s liability insurance policy for a period of six (6) years.

(c) [Intentionally Omitted]

(d) This Section 5.06 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Company, the Surviving Corporation, Parent and the D&O Indemnified Parties, and will be binding on all successors and assigns of Parent and the Surviving Corporation.

Section 5.07 Notification of Certain Matters.

(a) Company will give prompt notice to Parent, and Parent will give prompt notice to Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate such that the conditions set forth in Section 6.02(a) or Section 6.03(a), as applicable, would fail to be satisfied as of the Closing; (ii) any failure of Company or Parent, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 6.02(b) or Section 6.03(b), as applicable, would fail to be satisfied as of the Closing and (iii) whether any holder of shares of Parent Capital Stock or any security or other right convertible into or exercisable for shares of Parent Capital Stock has made any demand or request for the repurchase of any such share, security or right; provided, however, that the delivery of any notice pursuant to this Section 5.07 will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice; provided, further, for the avoidance of doubt, that such notice shall not act as a supplement or amendment to the Company Disclosure Schedule or the Parent Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by either Party in this Agreement, or (y) determining whether any condition set forth in Section 6.02(a) or Section 6.03(a) has been satisfied.

(b) Each of Company and Parent will give prompt notice to the other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or other Transactions; (ii) any notice or other communication from any Governmental Body in connection with the Merger or other Transactions; (iii) any litigation relating to or involving or otherwise affecting Company or Parent that relates to the Merger or other Transactions; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company or a Parent Contract; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect.

Section 5.08 Stockholder Litigation. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, Parent shall promptly notify Company of any litigation brought, or threatened, against Parent and/or members of the Parent Board or any of Parent’s officers relating to the Transactions or otherwise and shall keep Company informed on a reasonably current basis with respect to the status thereof. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, Company shall promptly notify Parent of any litigation brought, or threatened, against Company and/or members of the Company Board or any of its officers relating to the Transactions or otherwise and shall keep Parent informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the right to review and comment on all material filings or responses to be made by such Party in connection with the foregoing and, no settlement shall be agreed to in connection with the foregoing without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

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Section 5.09 Public Announcements. Parent and Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions or this Agreement and will not issue any such press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding this Agreement and/or the Transactions without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that, on the advice of legal counsel, Parent may comply with any SEC requirements under the Securities Act or Exchange Act which requires any disclosure, without the consent or review of Company.

Section 5.10 Conveyance Taxes. Parent and Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

Section 5.11 Board of Directors and Officers of Parent. Parent will take all actions necessary to cause the Parent Board, immediately after the Effective Time, to consist of seven (7) members, it being understood that (a) Parent shall have the right to designate up to four (4) members of the Parent Board, one of which shall be appointed as Chairman of Parent following the Effective Time, and (b) Company shall have the right to designate up to three (3) members of the Parent Board; provided, that, the Company must designate its members of the Parent Board on or prior to the sixth-month anniversary of the Closing Date and, to the extent the Company fails to designate any such member on or prior to such sixth-month anniversary of the Closing Date, then, the Company’s right to designate such member shall expire and Parent may designate additional members to the Parent Board to occupy any vacancies. Prior to the mailing of the Proxy Statement/Prospectus, Parent shall provide executed resignation letters (effective as of the Effective Time) for all members of the board of directors who will no longer be members of the Parent Board effective immediately after the Effective Time; provided, however, the Parties acknowledge that so long as Parent remains a public reporting company, the Parent Board will continue to satisfy all applicable Legal Requirements with respect to membership and composition, including, without limitation, maintaining an independent audit committee, and the nominations by Company and Parent hereunder will allow Parent to comply with such applicable Legal Requirements. Each new member of the Parent Board that was not a member of the Parent Board immediately before the Effective Time shall enter into an indemnification agreement with Parent, on a form to be mutually agreeable to Parent and Company (and absent such agreement, on Parent’s form indemnification agreement), within fifteen (15) days of their appointment. The officers of Parent following the Effective Time will be elected by the Parent Board immediately following the Effective Time.

Section 5.12 Non-Solicitation by Company.

(a) Beginning on the date hereof and continuing until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, Company will not and will not authorize or permit any of its Subsidiaries or any Representative of Company or its Subsidiaries, directly or indirectly, to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding Company or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction.

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(b) Company will promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Company or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, the material terms thereof and copies of any written material submitted therewith) that is made or submitted by any Person during the Pre-Closing Period. Company will keep Parent informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto and shall deliver copies of any written material submitted therewith.

(c) Company will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and will promptly request from each person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal prior to the date hereof to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Parent, Company or any of their respective Subsidiaries and promptly terminate all physical and electronic data access previously granted to such person.

Section 5.13 Non-Solicitation by Parent.

(a) Beginning on the date hereof and continuing until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, Parent will not and will not authorize or permit any of its Subsidiaries or any Representative of Parent or its Subsidiaries, directly or indirectly, to (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any nonpublic information regarding Parent or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Parent Confidentiality Agreement); provided, however, that prior to the adoption of this Agreement by the Parent Stockholder Approval, this Section 5.13(a) will not prohibit Parent from furnishing nonpublic information regarding Parent and its Subsidiaries to, entering into discussions with, any Person in response to any bona fide written Acquisition Proposal that, after consultation with a financial advisor and outside legal counsel, the Parent Board determines in good faith is, or would reasonably be expected to result in, a Superior Offer (and is not withdrawn) if (1) such Acquisition Proposal did not result from a breach of this Section 5.13(a); (2) the Parent Board concludes in good faith, after having taken into account the advice of its outside legal counsel, that, in light of such Acquisition Proposal and the terms of this Agreement, failure to take such action would result in a breach of its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements; (3) at least two (2) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, Parent gives Company written notice of the identity of such Person, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) made thereby and of Parent’s intention to furnish information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement on terms no less favorable to Parent than the confidentiality agreement between Parent and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Parent as well as customary “standstill” provisions (an “Accepted Confidentiality Agreement”), and (4) substantially contemporaneous with furnishing any such information to such Person, Parent furnishes such nonpublic information to Company (to the extent such nonpublic information has not been previously furnished by Parent to Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that in the event any Representative of Parent (or its Subsidiaries), whether or not such Representative is purporting to act on behalf of Parent (or its Subsidiaries), takes any action that, if taken by Parent (or its Subsidiaries), would constitute a breach of this Section 5.13, the taking of such action by such Representative will be deemed to constitute a breach of this Section 5.13 by Parent for purposes of this Agreement.

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(b) Parent will promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Company orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Parent or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, the material terms thereof and copies of any written material submitted therewith) that is made or submitted by any Person during the Pre-Closing Period. Parent will keep Company informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto and shall deliver copies of any written material submitted therewith.

(c) Parent will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and will promptly request from each person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal prior to the date hereof to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Parent, Company or any of their respective Subsidiaries and promptly terminate all physical and electronic data access previously granted to such person.

Section 5.14 Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Parent and Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock and any Milestone Shares (to the extent earned pursuant to, and in accordance with, Section 1.12) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least thirty (30) days prior to the Closing Date, Company will furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger, (b) the number of shares of Company Common Stock held by such individual and expected to be exchanged for Milestone Shares (to the extent earned pursuant to, and in accordance with, Section 1.12), and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger or in connection with a Milestone Event (to the extent Milestone Shares are earned pursuant to, and in accordance with, Section 1.12).

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Section 5.15 Parent Charter Amendment. Immediately prior to the Effective Time, Parent will file the Parent Charter Amendment with the Secretary of State of the State of New Jersey to become effective immediately prior to the Effective Time.

Section 5.16 Company Options; Restricted Shares.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Option Plan, whether or not vested, will be converted into and become an option to purchase Parent Common Stock (each, an “Assumed Option”), and Parent shall assume the Company Option Plan and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent and Company mutually agree are appropriate to reflect the substitution of the Company Options by Parent to purchase shares of Parent Common Stock). All rights with respect to Company Common Stock under Company Options assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent will continue in full force and effect, and the term, exercisability, method of exercise, vesting schedule, and other provisions of such Company Option will otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of a Company Option, such Company Option assumed by Parent in accordance with this Section 5.16(a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; (2) the Parent Board or a committee thereof will succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent; (3) notwithstanding anything in this Section 5.16 to the contrary, effective as of the Effective Time, the term of such Company Option assumed by Parent in accordance with this Section 5.16(a) will be amended to expire on the second-year anniversary of the Effective Time; and (4) concurrently with the execution of this Agreement, each holder of Company Options listed on Schedule A shall enter into a lock-up and leak-out agreement, in form and substance attached hereto as Exhibit E, pursuant to which, subject to the terms and conditions therein, the sale, redemption, pledge and/or transfer by such holder of any shares of Parent Common Stock shall be restricted. Notwithstanding anything to the contrary in this Section 5.16(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option will not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code. It is the intention of the parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time.

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(b) At the Effective Time, each unvested Company Restricted Share that is outstanding immediately prior to the Effective Time under the Company Option Plan will be exchanged for restricted shares of Parent Common Stock that shall have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable Company Option Plan and the applicable Company Restricted Share agreements relating thereto, as in effect immediately prior to the Effective Time, in an amount equal to the number of Company Restricted Shares outstanding with respect to such Company Restricted Share award immediately prior to the Effective Time multiplied by the Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock.

(c) Parent shall file with the SEC, promptly after the Effective Time, a registration statement on Form S-8 (or any successor or alternative form), relating to the shares of Parent Common Stock issuable with respect to Company Options or Company Restricted Shares assumed by Parent in accordance with this Section 5.16.

Section 5.17 Intentionally Left Blank.

Section 5.18 Parent Warrants; Parent Preferred Stock.

(a) If required by any applicable Parent Warrant, promptly after the date of this Agreement, and in any event within twenty (20) Business Days before the Effective Time, Parent shall deliver notice to the holders of such Parent Warrants with respect to the Transactions and the rights of the holders thereof in connection therewith, subject to the review and approval of Company (not to be unreasonably withheld). At the Effective Time, each Parent Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall survive the Closing and remain outstanding in accordance with its terms.

(b) Prior to the Effective Time, Parent shall cause all issued and outstanding Parent Preferred Stock to be converted, redeemed, exchanged, cancelled or retired such that, as of the Effective Time, there is no Parent Preferred Stock issued or outstanding.

Section 5.19 Allocation Certificate; Indebtedness; Invoices; Parent Certificate.

(a) Company will prepare and deliver to Parent at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Company in a form reasonably acceptable to Parent which sets forth (i) a true and complete list of the Company Stockholders immediately prior to the Effective Time and the number of shares of Company Common Stock owned by each such Company Stockholder and (ii) the allocation of the Merger Consideration among the Company Stockholders pursuant to the Merger (the “Allocation Certificate”).

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(b) At least five (5) Business Days prior to the Closing Date, Parent shall, to the extent applicable, deliver to Company an accurate and complete copy of: one or more payoff letters, each dated no more than five Business Days prior to the Closing Date, with respect to all outstanding Indebtedness of Parent, to: (A) satisfy such Indebtedness as of the Closing; and (B) terminate and release any Encumbrances related thereto (the “Indebtedness Payoff Letters”); and (ii) Parent Invoices with respect to all Transaction Costs estimated to be due and payable by Parent as of the Closing Date.

(c) Parent will prepare and deliver to Company at least five (5) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Parent in a form reasonably acceptable to Company which sets forth the calculation of Parent Net Cash, together with reasonable supporting detail and taking into account the Cash Contribution, if applicable (the “Parent Certificate”), which Parent Certificate shall be subject to the reasonable review and approval of Company. Following delivery of the Parent Certificate until the Closing, Company and its accountants shall, upon reasonable notice and during normal business hours, be permitted to discuss with Parent and its accountants the calculation of Parent Net Cash and shall be provided complete and accurate copies of, and have reasonable access, upon reasonable notice at reasonable times during normal business hours, to the work papers and supporting records of Parent and its accountants so as to allow Company and its accountants to verify the accuracy of the Parent Net Cash.

Section 5.20 Employees; Employee Benefit Matters.

(a) Immediately following the Effective Time, Parent shall adopt or cause to be adopted a new stock incentive plan, in form and substance reasonably satisfactory to Parent and Company, pursuant to which shares of Parent Common Stock comprising an amount equal to 15% of the fully-diluted, outstanding equity interests of Parent immediately following the Merger will be reserved for issuance by Parent pursuant to, and in accordance with, the terms and conditions of such stock incentive plan, to employees, directors, consultants and other service providers of Parent and its Subsidiaries, including, following the Effective Time, the Surviving Corporation and its Subsidiaries.

(b) For purposes of vesting, eligibility, and level of benefits to participate under the benefit plans, programs, contracts or arrangements of Parent or any of its Subsidiaries (including, following the Closing, Company and its Subsidiaries) providing benefits to any Continuing Employee after the Closing (the “Post-Closing Plans”), each employee of Parent, Company or any of their respective Subsidiaries who is employed by such entity on the Closing and continues to be employed by such Entities immediately following the Closing (“Continuing Employees”) shall be credited with his or her years of service with Parent, Company or any of their respective Subsidiaries and their respective predecessors; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of the plan year in which the Closing occurs to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan.

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Section 5.21 Company and Parent Disclosure Schedules. Each of Company and Parent may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, on the date of this Agreement or that is necessary to correct any information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof. Any such amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, Parent or Merger Sub for purposes of Section 6.02(a) and 6.03(a) of this Agreement.

Section 5.22 Tax Matters.

(a) The Parties shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) The Parties acknowledge and agree that each has relied upon the advice of its own tax advisors in connection with the Merger and the other Transactions and that none of Company, on the one hand, or Parent and Merger Sub, on the other hand, makes any representation or warranty with respect to the tax treatment of the Merger or the Transactions, other than as expressly set forth in Section 2.07(h) or Section 3.07(h), respectively.

Section 5.23 Reverse Split. If applicable, Parent shall submit to the holders of Parent Common Stock at the Parent Stockholders’ Meeting a proposal to approve and adopt the Parent Charter Amendment, which shall include a proposal authorizing the Parent Board to effect a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio as mutually agreed to by Parent and Company (the “Reverse Split”) and within the range approved by the holders of Parent Common Stock, which range shall be sufficient to cause the price of Parent’s Common Stock on the Nasdaq following such Reverse Split and the Effective Time to be no less than $5.00 per share. If applicable, Parent shall cause the Reverse Split to be implemented and take effect immediately prior to the Effective Time.

Section 5.24 Lock-up Agreements. During the Pre-Closing Period, (a) Company shall deliver a Lock-up Agreement to each of the Company Lock-Up Signatories, which Persons are listed on Schedule A, and shall use its commercially reasonable efforts to cause such Company Lock-Up Signatories to enter into such Lock-up Agreements; and (b) Parent shall deliver a Lock-Up Agreement to each of the Parent Lock-Up Signatories, which Persons are listed on Schedule A, and shall use commercially reasonable efforts to cause such Parent Lock-Up Signatories to enter into such Lock-Up Agreements.

Section 5.25 Listing. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq at or prior to the Effective Time. Without limiting the generality of the foregoing, Parent shall (a) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance) and (b) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Parent agrees to pay all Nasdaq fees associated with the Nasdaq Listing Application. Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.25.

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Section 5.26 Company Financial Statements. As promptly as practicable following the date of this Agreement, but in no event later than two (2) Business Days following the date of this Agreement, Company will furnish to Parent (i) audited financial statements for the fiscal years ended 2018 and 2019, if any, for inclusion in the Proxy Statement (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Proxy Statement or any periodic report due prior to the Closing if Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

Section 5.27 Further Assurances. Prior to the Effective Time, the Parties will exercise their reasonable best efforts to cause to be satisfied those conditions set forth under Article VI. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.28 Parent Spin-Off. During the Pre-Closing Period, Parent may, in its discretion, consummate the Parent Spin-Off, which shall be (if consummated by Parent) effective immediately prior to the Closing, in accordance with applicable Legal Requirements. Parent shall provide Company a reasonable opportunity to review and comment on all documents and agreements related to the Parent Spin-Off, which documents and agreements shall be reasonably acceptable to Company. Prior to effecting the Parent Spin-Off pursuant to the terms of this Section 5.28, Parent shall (a) seek and obtain written agreements in form and substance reasonably acceptable to Company from all parties to Contracts that are distributed in connection with the Parent Spin-Off releasing Parent from any and all liabilities and obligations under such Contracts, (b) provide evidence reasonably satisfactory to Company that no material Tax will arise to Parent as a result of the Parent Spin-Off and (c) deliver to Company a schedule, which schedule shall be reasonably acceptable to Company, setting forth the list of Contracts and other assets and all related liabilities and obligations to be transferred to SpinCo (if any) or other acquiror. Notwithstanding anything in this Section 5.28 to the contrary, to the extent the Cash Contribution made by Parent to SpinCo (if any) or other acquiror would cause or would be reasonably likely to cause Parent Net Cash to be less than the Minimum Parent Net Cash Amount as of the Effective Time, no such Cash Contribution will be made in connection with the Parent Spin-Off.

Section 5.29 Anti-Takeover Statutes. If any state takeover statute or similar Legal Requirement is or may become applicable to the Transactions, each of Company, the Company Board, Parent, the Parent Board, Merger Sub and the board of directors of Merger Sub, as applicable, shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

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Section 5.30 No Poison Pill. Parent shall take any and all necessary action (including amending or terminating the Rights Agreement, as may be required) to ensure that, as of the Effective Time, there shall be no rights plan, rights agreement, “poison pill” or similar agreement or arrangement (including, for clarity, the Rights Agreement) that is in force and applicable to Parent or any other Acquiring Company in connection with this Agreement or the consummation of the Merger or any of the other Transactions.

Section 5.31 Supera Purchase. During the Pre-Closing Period, Company shall consummate the Supera Purchase, which shall be effective immediately prior to the Closing, in accordance with applicable Legal Requirements and the Supera Purchase Agreement.

Article VI.

CONDITIONS TO THE MERGER

Section 6.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any proceeding brought by any administrative agency or commission or other Governmental Body or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there will not be any action taken, or any statute, rule, regulation, order or other Legal Requirement enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(b) Governmental Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated.

(c) Stockholder Approvals. This Agreement will have been duly adopted and the Merger will have been duly approved by holders of a number of shares of Company Common Stock representing at least seventy five percent (75%) of the issued and outstanding shares of Company Common Stock and the Parent Stockholder Approval Matters will have been duly adopted and approved by the Parent Stockholder Approval.

(d) Stock Exchange Listing. The existing shares of Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date, the approval of the listing of additional shares of Parent Common Stock on Nasdaq shall have been obtained and the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

(e) S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding (or proceeding threatened in writing by the SEC) seeking a stop order with respect to the S-4 Registration Statement that has not been withdrawn.

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Section 6.02 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Company (i) that constitute the Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) (other than, in each case, any inaccuracy or breach that is de minimis) and (ii) contained in this Agreement (other than the Company Fundamental Representations) and the Company Documents will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except for those inaccuracies that, individually or in the aggregate, do not constitute a Company Material Adverse Effect; provided, however, for purposes of this clause (ii), all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Company contained in this Agreement and the Company Documents will be disregarded. Parent will have received a certificate to such effect signed by an officer of Company.

(b) Agreements and Covenants. Company will have, in all material respects, performed or complied with its agreements and covenants required by this Agreement and the Company Documents to be performed or complied with by it on or prior to the Effective Time. Parent will have received a certificate to such effect signed by and officer of Company.

(c) Officer’s Certificate. Parent shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Company certifying (i) that the conditions set forth in Sections 6.02(a), (b) and (d) have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by Company in accordance with Section 5.19(a) is true and accurate in all respects as of the Closing Date.

(d) Company Material Adverse Effect. Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Company or any Subsidiary of Company having, individually or in the aggregate, a Company Material Adverse Effect.

(e) FIRPTA Certificate. Parent will have received from Company applicable FIRPTA documentation, consisting of (i) a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations, dated as of the Closing Date and executed by Company, together with written authorization for Parent to deliver such notice form to the IRS on behalf of Company after the Closing, and (ii) a FIRPTA Notification Letter, in substantially the form of Exhibit D attached hereto, dated as of the Closing Date and executed by Company.

(f) Dissenting Shares. Holders of Company Common Stock representing an amount not more than five percent (5%) of the issued and outstanding shares of Company Common Stock will have demanded appraisal rights.

(g) Allocation Certificate. The Chief Financial Officer of Company will have executed and delivered to Parent the Allocation Certificate.

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(h) Lock-up Agreements. Parent shall have received Lock-up Agreements duly executed by each of the Company Lock-up Signatories, which shall represent not less than 80% of the issued and outstanding shares of Company Common Stock immediately prior to the Closing, and all such Lock-up Agreements shall be in full force and effect.

(i) Supera Purchase. Company shall have consummated the Supera Purchase in accordance with the provisions of Section 5.31.

(j) Pay-Off Letter. Parent will have received from The Starwood Trust a payoff letter with respect to the Starwood Line of Credit in form and substance reasonably satisfactory to Parent, duly executed by the Starwood Trust (the “Starwood Payoff”).

(k) Support Agreement. Parent will have received from Company a support agreement, in substantially the form attached hereto as Exhibit F, duly executed by Jonnie Williams.

(l) Indebtedness. Parent will have received from Company evidence, reasonably satisfactory to Parent that, as of the Closing Date, all Company Indebtedness, including the Indebtedness, payables and non-contingent Liabilities set forth on Part 2.05(e) of the Company Disclosure Schedules (other than the Loan Amount and the Starwood Line of Credit, which will be paid in full by Parent at the Closing), has been paid off in full, with no continuing liability to Parent or Company. Parent will repay in full at the Closing the Starwood Line of Credit.

Section 6.03 Additional Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) that constitute the Parent Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) (other than, in each case, any inaccuracy or breach that is de minimis), and (ii) contained in this Agreement (other than the Parent Fundamental Representations) and the Parent Documents will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except for those inaccuracies that, individually or in the aggregate, do not constitute a Parent Material Adverse Effect; provided, however, for purposes of this clause (ii), all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Parent and Merger Sub contained in this Agreement and the Parent Documents will be disregarded. Company will have received a certificate to such effect signed by an officer of each of Parent and Merger Sub.

(b) Agreements and Covenants. Parent and Merger Sub will have, in all material respects, performed or complied with its agreements and covenants required by this Agreement and the Parent Documents to be performed or complied with by them on or prior to the Effective Time. Company will have received a certificate to such effect signed by an officer of each of Parent and Merger Sub.

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(c) Officer’s Certificate. Company shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Parent certifying (i) that the conditions set forth in Sections 6.03(a), (b) and (d) have been duly satisfied and (ii) that the information set forth in the Parent Certificate delivered by Parent in accordance with Section 5.19(d) is true and accurate in all respects as of the Closing Date.

(d) Parent Material Adverse Effect. Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Parent or any Subsidiary of Parent having, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Parent Board of Directors Resignation Letters. Company will have received a duly executed copy of a resignation letter from each of the resigning members of the Parent Board contemplated by Section 5.11 and each of the Parent Subsidiaries, as applicable, pursuant to which each such person will resign as a member of the Parent Board immediately following the Effective Time.

(f) Parent Certificate. The Chief Financial Officer of Parent will have executed and delivered to Company the Parent Certificate.

(g) Minimum Parent Net Cash. Immediately prior to and as of the Effective Time, Parent shall have Parent Net Cash equal to the Minimum Parent Net Cash Amount.

(h) Lock-Up Agreements. The Lock-Up Agreements executed by each of the Parent Lock-Up Signatories shall be in full force and effect.

(i) Parent Invoices. Company will have received written acknowledgements pursuant to which Parent’s outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of Parent, or who is otherwise entitled to any compensation from Parent that in each case is owed Transaction Costs from Parent: (i) the total amount of Transaction Costs that are payable to such Person; and (ii) that, upon receipt of the amount referred to in clause “(i)” above, such party will have been paid in full and is not (and will not be) owed any other Transaction Costs (collectively, the “Parent Invoices”).

(j) Good Standing Certificate. Company shall have received a short-form certificate of good standing from the Secretary of State of the State of New Jersey which is dated within 15 Business Days prior to the Closing Date with respect to Parent.

(k) Employee Matters. Company will have received evidence reasonably satisfactory to it as to compliance by Parent with the provisions of Section 5.20(a).

(l) No Parent Preferred Stock Outstanding. Parent shall have caused all issued and outstanding Parent Preferred Stock to be converted, redeemed, exchanged, cancelled or retired such that, as of the Effective Time, there is no Parent Preferred Stock issued or outstanding.

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Article VII.

TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Company and/or Parent:

(a) by mutual written consent of Company and Parent duly authorized by each of their respective boards of directors;

(b) by either Parent or Company if the Merger has not been consummated by the End Date (provided that the right to terminate this Agreement under this Section 7.01(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Merger to occur on or before such date); provided, however, that Parent may, upon written notice delivered to the Company by Parent prior to the originally scheduled End Date, extend the originally scheduled End Date by up to thirty (30) calendar days (to May 15, 2021) (the “Extended Date”) so long as (i) Parent or Merger Sub are not then in material breach of any provision of this Agreement, and (ii) within three (3) calendar days of written request by the Company, Parent will make an additional loan to Company of up to Six Hundred Thousand Dollars ($600,000) (such amount to be determined by the Company and included in the written request) (such principal amount, together with all interest, fees, and other amounts due and payable in connection therewith, the “Additional Loan Amount”), with such Additional Loan Amount to be made under the same terms and conditions of the Bridge Loan Note (the “Second Bridge Loan Note”) and deemed, for purposes of this Agreement, to be included in the definition of Loan Amount; provided, further, that Parent may, upon written notice delivered to the Company by Parent prior to the Extended Date, extend the Extended Date by up to forty-five (45) calendar days (to June 30, 2021), so long as (i) Parent or Merger Sub are not then in material breach of any provision of this Agreement, (ii) on the effective date of such extension contemplated by this proviso, the Loan Amount evidenced by the Bridge Loan Note and the Second Bridge Loan Note may, at the sole option of the Company upon written notice to Parent, be converted into shares of Company Common Stock at a conversion price per share equal to $2.00 (subject to adjustment for any stock splits, reverse stock splits and similar changes in the capital stock of Company after the date hereof), and (iii) Parent shall, in at the request of the Company, either (at the option of the Company): (A) subscribe for 300,000 shares of Company Common Stock at a per share subscription price of $2.00 (such amounts subject to adjustment for any stock splits, reverse stock splits and similar changes in the capital stock of Company after the date hereof), or (B) make an additional loan to the Company of up to Six Hundred Thousand Dollars ($600,000) (a “Second Additional Loan Amount”), with such Second Additional Loan Amount to be made under the same terms and conditions of the Bridge Loan Note (the “Third Bridge Loan Note”) and deemed for purposes of this Agreement to be included in the definition of Loan Amount.

(c) by either Parent or Company if a court of competent jurisdiction or Governmental Body will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Parent if the Company Stockholder Written Consent shall not have been obtained by the Company Vote Deadline; provided, however, that once the approval of holders of a number of shares of Company Common Stock representing at least seventy five percent (75%) of the issued and outstanding shares of Company Common Stock has been obtained, Parent may not terminate this Agreement pursuant to this Section 7.01(d); provided, further, that the right to terminate this Agreement under this Section 7.01(d) will not be available if Parent’s failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the approval of holders of a number of shares of Company Common Stock representing at least seventy five percent (75%) of the issued and outstanding shares of Company Common Stock to be obtained at or before such time;

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(e) by either Parent or Company, if the Parent Stockholders’ Meeting shall have been held (subject to any adjournment or postponement permitted by Section 5.03(a)) and the Parent Stockholder Approval contemplated by this Agreement will not have been obtained thereat (provided that the right to terminate this Agreement under this Section 7.01(e) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Parent Stockholder Approval to be obtained thereat);

(f) reserved;

(g) by Company if the Parent Board has effected a Parent Change in Recommendation;

(h) by Parent upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement and/or the Company Documents, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 7.01(h) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) calendar day following the date of written notice given by Parent to Company of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.01(h) (it being understood that this Agreement shall not terminate pursuant to this Section 7.01(h) as a result of such particular breach or inaccuracy if such breach or inaccuracy is cured prior to the termination becoming effective pursuant to this Section 7.01(h)); provided, further that no termination may be made pursuant to this Section 7.01(h) solely as a result of the failure of Company to obtain the approval of holders of a number of shares of Company Common Stock representing at least seventy five percent (75%) of the issued and outstanding shares of Company Common Stock (in which case such termination must be made pursuant to Section 7.01(d)); or

(i) by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Parent or Merger Sub set forth in this Agreement and/or the Parent Documents, or if any representation or warranty of Parent or Merger Sub will have become inaccurate, in either case such that the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Parent or Merger Sub, then this Agreement will not terminate pursuant to this Section 7.01(i) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) calendar day following the date of written notice given by Company to Parent of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.01(i) (it being understood that this Agreement shall not terminate pursuant to this Section 7.01(i) as a result of such particular breach or inaccuracy if such breach or inaccuracy is cured prior to the termination becoming effective pursuant to this Section 7.01(i); provided, further, that no termination may be made pursuant to this Section 7.01(i) solely as a result of the failure of Parent to obtain the Parent Stockholder Approval (in which case such termination must be made pursuant to Section 7.01(e)).

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Section 7.02 Effect of Termination. Except as provided in Section 7.03(c), in the event of the termination of this Agreement pursuant to Section 7.01, this Agreement will forthwith become void and there will be no liability on the part of any party hereto or any of its Affiliates, directors, officers or stockholders except (i) as set forth in Section 7.03 and Article VIII hereof, and (ii) for any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement (for purposes of this Section 7.02, a “willful breach” is an act or omission with the actual knowledge that such act or omission would cause a breach of this Agreement). No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article VII and Article VIII, survive termination of this Agreement in accordance with its terms. For the avoidance of doubt, except to the extent converted prior to the termination of this Agreement in accordance with Section 7.1(b), the termination of this Agreement shall have no effect on the Bridge Loan Note, the Second Bridge Loan Note (if any), the Company’s obligation to repay the Bridge Loan Note and the Second Bridge Loan Note (if any) in accordance with the terms of the Bridge Loan Note and the Second Bridge Loan Note, as applicable, or the Company’s other obligations under the Bridge Loan Note and, if any, the Second Bridge Loan Note, all of which are absolutely unconditional, shall, except to the extent such Bridge Loan Note and, if any, Second Bridge Loan Note converted prior to the termination of this Agreement in accordance with Section 7.1(b), survive any termination of this Agreement and remain in full force and effect without modification and are not subject to setoff, deduction or counterclaim except as expressly provided in Section 7.03(b).

Section 7.03 Expenses; Company Conversion Right.

(a) Except as set forth in this Section 7.03 or specifically set forth elsewhere in this Agreement, all Transaction Costs shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) If this Agreement is terminated other than in a termination by Parent pursuant to Section 7.01(d) or Section 7.01(h), then all or any part of the Loan Amount evidenced by the Bridge Loan Note and, if any, the Second Bridge Loan Note and Third Bridge Loan Note, shall, in the sole and absolute discretion of the Company, be convertible into shares of Company Common Stock at a conversion price per share equal to $2.00 (subject to adjustment for any stock splits, reverse stock splits and similar changes in the capital stock of Company after the date hereof) by delivery of written notice to Parent within thirty (30) calendar days after the effective date of termination of this Agreement.

(c) If this Agreement is validly terminated pursuant to Section 7.01, then except in the case of a willful breach (as defined in Section 7.02 above) by Parent of any representation, warranty, covenant, or obligation herein, the Company’s right to convert the Loan Amount pursuant to Section 7.03(b), and the Company’s right to specific performance pursuant to Section 8.08, will be the sole and exclusive remedies of the Company and its Affiliates against (A) Parent, and (B) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, Subsidiaries, members, managers, general or limited partners, stockholders and assignees of each of Parent and each of their respective Subsidiaries and Affiliates (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) in respect of this Agreement and the Merger. Upon conversion of the Loan Amount pursuant to Section 7.03(b) and except in the case of a willful breach by Parent of any representation, warranty, covenant, or obligation herein, none of the Parent Related Parties will have any further monetary liability or obligation to the Company and/or any of its Subsidiaries or Affiliates relating to or arising out of this Agreement or the Merger.

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Article VIII.

GENERAL PROVISIONS

Section 8.01 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted; (c) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (c) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

(a)	If to Parent or Merger Sub:

Akers Biosciences, Inc.
201 Grove Road
Thorofare, New Jersey USA 08086
	Attn:	Christopher C. Schreiber
	E-mail:	cschreiber@akersbio.com

With a copy to:

Haynes and Boone, LLP
30 Rockefeller Plaza
26th Floor
New York, NY 10112
	Attn.:	Rick A. Werner
Greg Kramer
	E-Mail:	rick.werner@haynesboone.com
greg.kramer@haynesboone.com

(b)	If to Company:

MyMD Pharmaceuticals, Inc.
324 S. Hyde Park Ave
Tampa, FL 33606
	Attn:	James A. McNulty
	E-mail:	jamcnulty@mymd.com

With a copy to:

Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, FL 33602
	Attn:	Curt P. Creely
Megan Odroniec
	E-mail:	ccreely@foley.com
modroniec@foley.com

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Section 8.02 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by holders of a number of shares of Company Common Stock representing at least seventy five percent (75%) of the issued and outstanding shares of Company Common Stock or the Parent Stockholder Approval, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the Parties.

Section 8.03 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 8.05 Entire Agreement. This Agreement, the Company Documents and the Parent Documents constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 8.06 Successors and Assigns; Parties In Interest. This Agreement will be binding upon: (a) Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c) Merger Sub and its successors and assigns (if any); and (d) the Company Stockholders. This Agreement will inure to the benefit of: (i) Company; (ii) Parent; (iii) Merger Sub; (iv) the Company Stockholders, and (v) the respective successors and assigns (if any) of the foregoing. No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties. Nothing in this Agreement, expressed or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.06 (which is intended to be for the benefit of the parties indemnified thereby and may be enforced by such parties).

Section 8.07 Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Effective Time, any Party may, with respect to any other Party, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party or Parties to be bound.

Section 8.08 Remedies Cumulative; Specific Performance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each Party to this Agreement agree that, in the event of any breach or threatened breach by the other Party of any covenant, obligation or other provision set forth in this Agreement: (a) such Party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such Party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

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Section 8.09 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in any New York State Court sitting in New York City or, if jurisdiction over the matter is vested exclusively in the federal courts, the United States District Court for the Southern District of New York. Each Party: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each appellate court therefrom) in connection with any such action, suit or Legal Proceeding; (ii) agrees that such court will be deemed to be a convenient forum and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.10 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 8.11 Attorney Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 8.12 Cooperation. In further of, and not in limitation of, any other provision of this Agreement, each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Parties to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

Section 8.13 Non-Survival of Representations, Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

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Section 8.14 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(c) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g) The term “knowledge of Company”, and all variations thereof, will mean the actual knowledge of Jonnie Williams Sr., James McNulty, and William McNulty, and the knowledge such persons would reasonably be expected to have after making reasonable inquiry of their direct reports who are responsible for the subject matter of the particular representation or warranty. The term “knowledge of Parent”, and all variations thereof, will mean the actual knowledge of Josh Silverman and Christopher C. Schreiber, and the knowledge such persons would reasonably be expected to have after making reasonable inquiry of their direct reports who are responsible for the subject matter of the particular representation or warranty.

(h) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed as of the date first written above.

AKERS BIOSCIENCES, INC.

By:	/s/ Christopher C. Schreiber
Name:	Christopher C. Schreiber
Title:	Executive President of the Board of Directors,
President and Director

XYZ MERGER SUB INC.

By:	/s/ Christopher C. Schreiber
Name:	Christopher C. Schreiber
Title:	Executive Chairman and President

MYMD PHARMACEUTICALS, INC.

By:	/s/ James A. McNulty
Name:	James A. McNulty
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger and Reorganization

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Companies” mean Company and its direct and indirect Subsidiaries.

“Acquiring Companies” mean Parent and its direct and indirect Subsidiaries.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a) any direct or indirect merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of Company (or its Subsidiaries) or Parent (or its Subsidiaries), or (iii) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) issues securities representing more than 10% of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);

(b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets or any Subsidiaries (including any of its voting equity interests) that constitute or account for 10% or more of the fair market value of the consolidated assets of Company (or its Subsidiaries) or Parent (or its Subsidiaries) or to which 10% or more of the net revenues or net income on a consolidated basis of Company (or its Subsidiaries) or Parent (or its Subsidiaries) are attributable; or

(c) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any of Company (or its Subsidiaries) or Parent (or its Subsidiaries) or the declaration or payment of an extraordinary dividend (whether in cash or other property) by any of Company (or its Subsidiaries) or Parent (or its Subsidiaries).

“Affiliates” mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Divestiture” means a transaction between Parent and another Person (other than a direct or indirect Subsidiary) in which the Person acquires (including by exclusive license) all or substantially all of Parent’s assets and/or the Parent Owned IP Rights.

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“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are closed.

“Cash Contribution” means a cash contribution by Parent to SpinCo prior to the Effective Time not to exceed $5,000,000.

“COBRA” means the health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder or any state Legal Requirement governing health care coverage extension or continuation.

“Company Allocation Percentage” means eighty percent (80.00%).

“Company Common Stock” means the Common Stock of Company, par value $0.001 per share.

“Company Disclosure Schedule” means the disclosure schedule in agreed form that has been delivered by Company to Parent on the date of this Agreement.

“Company Fundamental Representations” means the representations and warranties of Company set forth in Sections 2.01 (Organization and Qualification; Charter Documents), 2.02 (Capital Structure), 2.03 (Authority; Non-Contravention; Approvals), 2.11 (Brokers’ and Finders’ Fees) and 2.13 (Title to Assets; Real Property).

“Company IP Rights” mean all IP Rights owned solely or co-owned by an Acquired Company or in which an Acquired Company has any right, title or interest and which are used by an Acquired Company in the ordinary course of its business.

“Company Lock-up Signatories” means certain of the Company Stockholders, along with all officers and directors of Company who will become officers and/or directors of Parent immediately following the Effective Time, which Persons are listed on Schedule A.

“Company Material Adverse Effect” means any effect, change, event or circumstance (an “Effect”) that (a) has or would reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of the Acquired Companies taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the Acquired Companies operate (ii) changes generally affecting the United States or global economy or capital markets as a whole; (iii) hurricane, flood, tornado, earthquake or other natural disaster, epidemic, plague, pandemic (including the COVID-19 pandemic) or other public health event or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis; (iv) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; (v) the public announcement of the Agreement or the pendency of the Transactions; or (vi) the taking of any action, or the failure to take any action, by Company that is expressly required by the terms of the Agreement, and with respect to items (i) – (iv), only to the extent that, individually or in the aggregate, such Effects do not have a disproportionate impact on the Acquired Companies taken as a whole; or (b) prevents Company from consummating the Merger.

“Company Option” means an option to purchase shares of Company Common Stock.

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“Company Option Plan” means the Second Amendment to Amended & Restated 2016 Stock Incentive Plan with an effective date of July 1, 2019, as established and maintained by Company and as amended and restated from time to time.

“Company Outstanding and Issued Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Company Outstanding Shares” means the (a) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and (b) the total number of shares of Company Common Stock that, immediately prior to the Effective Time, are issuable upon exercise of Company Options (whether or not vested or currently exercisable). Company Outstanding Shares shall include any equity securities that are issuable at or after the Effective Time by Parent to the extent that such issuance would constitute Transaction Costs of Company.

“Company Restricted Share” means a share of Company Common Stock that is subject to repurchase by, or forfeiture to, Company pursuant to restricted stock or similar agreements with Company.

“Company Stockholders” mean the holders of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase Order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Copyrights” mean all copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” means April 15, 2021.

“Employee Benefit Plan” means each plan, program, policy, contract, agreement or other arrangement providing for retirement, pension, deferred compensation, severance, separation pay, relocation benefits, termination pay, performance awards, bonus compensation, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, or other employee benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees (or their eligible dependents).

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“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with any Person within the meaning of Section 414 of the Code.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Merger Shares by (b) the Company Outstanding Shares.

“Excluded Contracts” means (i) any non-exclusive Contract concerning “off-the-shelf” or similar computer software that is available on commercially reasonable terms, (ii) standard non-disclosure, confidentiality and material transfer Contracts granting non-exclusive rights to IP Rights and entered into in the ordinary course of business, (iii) Contracts that have expired on their own terms or were terminated and for which there are no material outstanding obligations, and (iv) purchase orders and associated terms and conditions for which the underlying goods or services have been delivered or received.

“FDA” means the United States Food and Drug Administration.

“Financing” means the sale and issuance of Parent Common Stock and/or warrants to purchase shares of Parent Common Stock by Parent to former or existing stockholders or other investors or their respective Affiliates in Parent or its Subsidiaries.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) all obligations for borrowed money and advancement of funds; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements (whether or not convertible), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held by a third party in escrow exclusively for purposes of satisfying such obligations) (“Deferred Purchase Price”); (iv) all obligations arising out of any financial hedging, swap or similar arrangements; (v) all obligations as lessee that would be required to be capitalized in accordance with GAAP, whether or not recorded; (vi) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (vii) interest payable with respect to Indebtedness referred to in clause (i) through (vi), and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound and settled in full as of such specified date. For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

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“IP Rights” mean any and all of the following in any country or region: (a) Copyrights, Patent Rights, Trademark Rights, domain name registrations, Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” mean any federal, state, local, municipal, foreign or other law, statute, constitution, controlling principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lock-up Agreement Signatories” means those Persons set forth on Schedule A.

“Market Capitalization” means, with respect to any Trading Day, the product of (x) total outstanding shares of Parent Common Stock and (y) the VWAP for the Parent Common Stock for such Trading Day.

“Merger Shares” means the product of (a) the Post-Closing Parent Shares, multiplied by (b) the Company Allocation Percentage.

“Merger Sub Common Stock” means the Common Stock, no par value per share, of the Merger Sub.

“Milestone Achievement Date” means the date on which the applicable Milestone Event has been achieved or occurred or the date the applicable Milestone Event is otherwise accelerated in accordance with Section 1.12(d), whichever date is earlier.

“Milestone Period” means the period commencing on the next Business Day following the Closing Date and ending on the 36-month anniversary of the Closing Date.

“Milestone Stock Price” means, with respect to each Milestone Achievement Date, the VWAP of a share of Parent Common Stock on Nasdaq during the ten (10) Trading Days immediately preceding such Milestone Achievement Date; provided, however, that in no event shall the Milestone Stock Price be an amount less than $5.00 per share of Parent Common Stock (as such number is adjusted for stock splits, stock dividends, reverse stock splits, and the like occurring after the Closing Date).

“Minimum Parent Net Cash Amount” means an amount equal to (x) $25,000,000, minus (y) the Loan Amount and any other amounts advanced or funded to the Company pursuant to Section 7.01(b).

“Nasdaq” means The Nasdaq Capital Market.

“Order” means any order, writ, injunction, judgment or decree.

“Out-of-the-Money Parent Securities” means any Parent Options and Parent Warrants having an exercise price in excess of $1.72 (as adjusted for any stock splits, combinations, reorganizations and the like with respect to the Parent Common Stock between the date of announcement and the Effective Time).

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“Parent Allocation Percentage” means twenty percent (20.00%).

“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.

“Parent Change in Control” means (a) a merger or consolidation in which (i) Parent is a constituent party, or (ii) a Subsidiary of Parent is a constituent party and Parent issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (i) or (ii) any such merger or consolidation involving Parent or a Subsidiary of Parent in which the shares of capital stock of Parent outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock which represent, immediately following such merger or consolidation, more than fifty percent (50%) by voting power of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned Subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (b) the sale by Parent of all or substantially all the assets of Parent and its Subsidiaries taken as a whole; or (c) the sale by the stockholders of Parent of more than fifty percent (50%) by voting power of the then-outstanding capital stock of Parent to any single Person or “group” (as defined in the Exchange Act) of Persons.

“Parent Disclosure Schedule” means the disclosure schedule that has been delivered by Parent to Company on the date of this Agreement.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 3.01 (Organization and Qualification; Charter Documents), 3.02 (Capital Structure), 3.03 (Authority; Non-Contravention; Approvals), 3.11 (Brokers’ and Finders’ Fees), and 3.13(a) (Title to Assets).

“Parent IP Rights” mean all IP Rights of Parent and its Subsidiaries.

“Parent Lock-up Signatories” means the directors and officers of Parent immediately prior to the Effective Time, along with all officers and directors of Parent who will serve as officers and/or directors of Parent (other than Company Lock-up Signatories) following the Effective Time, which Persons are listed on Schedule A.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, (a) has a material adverse effect on the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: Effects resulting (i) from conditions generally affecting the industries in which Parent participates; (ii) changes generally affecting the United States or global economy or capital markets as a whole; (iii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may if not otherwise to be disregarded pursuant to a different subclause of this definition, constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) hurricane, flood, tornado, earthquake or other natural disaster, epidemic, plague, pandemic (including the COVID-19 pandemic) or other public health event or any other force majeure event, any civil unrest or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; (vi) the public announcement of the Agreement or the pendency of the Transactions; (vii) the taking of any action, or the failure to take any action, by Parent that is expressly required to by the Agreement, and with respect to items (i), (ii), (iv) and (v), only to the extent that, individually or in the aggregate, such Effects do not have a disproportionate impact on the Acquired Companies taken as a whole; or (b) prevents Parent or Merger Sub from consummating the Merger.

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“Parent Net Cash” means, with respect to Parent, an amount equal to (a) unrestricted and unencumbered cash and cash equivalents, minus (b) the sum of accounts payable and accrued expenses and other liabilities of Parent (including Transaction Costs of Parent), in each case, as of the Effective Time and determined in accordance with GAAP as consistently applied by Parent.

“Parent Outstanding Shares” means the sum of (a) the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time, (b) the total number of shares of Parent Common Stock that, immediately prior to the Effective Time, are issuable upon exercise of Parent Options (whether or not vested or currently exercisable) and Parent Warrants, in each case other than Out-of-the-Money Parent Securities and other than the Placement Agent Warrants, and (c) the total number of shares of Parent Common Stock underlying Parent RSUs outstanding immediately prior to the Effective Time. For clarity, Parent Outstanding Shares shall not include any Merger Shares or any Milestone Shares; provided, however, that “Parent Outstanding Shares” shall exclude up to 9,765,933 shares (subject to adjustment for stock splits, stock dividends, reverse stock splits, and the like occurring after the date of this Agreement) of Parent Common Stock issuable upon the exercise of investor warrants issued pursuant to the Securities Purchase Agreement, dated November 11, 2020, between the Parent and the investors party thereto.

“Parent RSUs” means restricted stock units issued by Parent.

“Parent Spin-Off” means a transaction or series of transactions resulting in any divestiture in one or more transactions, including by way of stock transfer, asset sale, merger, spin-off or otherwise of all a portion of its assets.

“Parent Stock Option Plans” means the Akers Biosciences, Inc. First Amended and Restated 2013 Incentive Stock and Award Plan, Akers Biosciences, Inc. 2017 Equity Incentive Plan, and Akers Biosciences, Inc. 2018 Equity Incentive Plan, as established and maintained by Parent (or a predecessor to Parent) and as amended and restated from time to time.

“Parent Unaudited Interim Balance Sheet” means the balance sheet included in Parent’s Form 10-Q for the period ended June 30, 2020.

“Parent Warrant” means any warrant to purchase shares of Parent Capital Stock.

“Patent Rights” mean all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Per Share Milestone Consideration” means (a) the applicable Milestone Payment, divided by (b) the Milestone Stock Price as of the Milestone Achievement Date, divided by (c) the Company Outstanding and Issued Shares.

“Permitted Financing” shall mean a Financing in an amount not to exceed $25,000,000.

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“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate Legal Proceedings or that may thereafter be paid without penalty; (ii) statutory Liens of landlords or lessors under rental agreements for amounts not delinquent, (iii) mechanics’, carriers’, warehousemen’s, workers’, repairers’ and similar Liens imposed by applicable Legal Requirements or arising or incurred in the ordinary course of business consistent with past practice with respect to amounts not yet due and payable or being contested in good faith by appropriate Legal Proceedings; (iv) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (v) licenses and other similar rights granted and obligations incurred in the ordinary course of business consistent with past practice that are not material to the operation of the applicable business; and (vi) Liens or encumbrances of record affecting any owned or leased real property, any matters that would be disclosed by a survey of any owned or leased real property and any zoning, land use, covenants, conditions and restrictions or similar matters affecting any owned or leased real property, in each case that would not be reasonably likely to materially interfere with the present use or occupancy of such real property.

“Person” means any person, Entity, Governmental Body, or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or any other piece of information that allows the identification of a natural person.

“Placement Agent Warrants” means any warrants issued to Katalyst Securities LLC, H.C. Wainwright & Co. LLC or any of their respective affiliates as compensation in connection with a Permitted Financing.

“Post-Closing Parent Shares” means the quotient determined by dividing (i) the Parent Outstanding Shares by (ii) the Parent Allocation Percentage.

“Proxy Statement” shall mean the proxy statement to be sent to Company’s stockholders in connection with the approval of this Agreement and the Merger (by signing the Company Stockholder Written Consent) and to Parent’s stockholders in connection with the Parent’s Stockholders’ Meeting.

A party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other Affiliate of such party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or of any such party’s Subsidiaries or other Affiliates.

“Rights Agreement” means that certain Rights Agreement, dated as of September 9, 2020, entered into by Parent and Vstock Transfer, LLC, as Rights Agent.

“SEC Documents” mean each report, registration statement, proxy statement and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since the Parent Lookback Date, including all amendments thereto.

“Solvent” means, with respect to any Person, that (i) the total assets of such Person and its Subsidiaries are, on the date of determination, greater than the total amount of all known liabilities of such Person and its Subsidiaries as of such date, (ii) on the date of determination, such Person and its Subsidiaries are able to pay their debts as such debts become due in the ordinary course of business, and (iii) such Person and its Subsidiaries do not have unreasonably small capital for conducting their respective businesses as presently conducted or as proposed to be conducted by them.

A-80

An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“SpinCo” means an entity established by Parent for purposes of effecting a Parent Spin-Off or any business division of Parent disposed of in the Parent Spin-Off to the extent applicable.

“Starwood Line of Credit” means the line of credit evidenced by the First Amended Line of Credit Agreement and Note, dated May 30, 2019, between the Company and The Starwood Trust.

“Supera” means Supera Pharmaceuticals, Inc., a Florida corporation.

“Supera Purchase” means the transactions contemplated by the Supera Purchase Agreement.

“Supera Purchase Agreement” means the Asset Purchase Agreement of even date herewith between Supera and the Company pursuant to which the Company will purchase substantially all of the assets and certain liabilities of Supera upon the terms and conditions set forth therein.

“Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to 10% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (b) the terms of which the Parent Board, as applicable, determines, in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable to its stockholders from a financial point of view than the terms of the Merger, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.

“Tax” and “Taxes” mean any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” mean trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

“Trademark Rights” mean all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application.

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“Trading Days” means 9:30 a.m. to 4:00 p.m. on any day on which the Parent Common Stock is traded on a national securities exchange or the over-the-counter market.

“Transaction Costs” means the aggregate amount of costs and expenses of a Person or any of its Subsidiaries incurred in connection with the negotiation, preparation and execution of this Agreement, the Company Documents or the Parent Documents, as applicable, and the consummation of the Transactions, including (a) any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by such Person or any of its Subsidiaries and any transaction bonuses or similar items in connection with the Transactions, (b) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) that become due or payable to any director, officer, employee or consultant of such Person in connection with the consummation of the Transactions, (c) any payments to third parties under any Contract to which such Person or its Subsidiaries are a party triggered by the consummation of the Transactions, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any third party under any Contract to which such Person or its Subsidiaries are a party required to be obtained in connection with the consummation of the Transactions in order for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, in each case with respect to the foregoing matters (a)-(c), to the extent unpaid; provided, Parent and Company shall share equally all out of pocket costs and expenses, other than attorneys’, accountants’ and other similar service provider’s fees and expenses, incurred in relation to the filings by the Parties under any filing requirement under the HSR Act and any foreign antitrust Legal Requirement applicable to this Agreement and the Transactions. For purposes of clarity, Parent shall bear (i) the costs of the filing with the SEC of the S-4 Registration Statement and the Proxy Statement/Prospectus (including any financial statements and exhibits), including printer fees, and any amendments or supplements thereto, and the printing and delivery of such documents to the Parties’ stockholders (except for professional fees incurred by Company, which shall be borne by Company); (ii) any fees incurred in connection with obtaining Nasdaq approval for the Merger, the name and ticker symbol changes, and the listing of the shares of Parent Common Stock to be issued, to the extent contemplated by this Agreement (except for professional fees incurred by Company, which shall be borne by Company); and (iii) all fees and costs incurred in connection with the Parent Spin-Off.

“Voting Agreement Signatories” means (a) those Persons set forth on Schedule B; and (b) each of the directors and officers of Company and Parent.

“VWAP” means the volume weighted average trading price of a publicly-traded share of equity interests in a Person as reported by Bloomberg, L.P. (which VWAP, if calculated for a multi-day period, shall be based on all trades during the primary trading session from 9:30 a.m., New York City time, to the time of the closing print on the primary exchange of that Person but in no case later than 4:00 p.m. New York City time for such period, and not an average of daily averages) or, if not reported therein, in another authoritative source selected in good faith by the Parent Board.

A-82

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Word	Section of Agreement
“Acceptable Confidentiality Agreement”	Section 5.12(b)
“Additional Consideration”	Section 1.07
“Additional Loan Amount”	Section 7.01(b)
“Agreement”	Preamble
“Allocation Certificate”	Section 5.19(a)
“Assumed Option”	Section 5.16(a)
“Bridge Loan Note”	Recitals
“Certificate of Merger”	Section 1.02
“Certifications”	Section 3.05(a)
“Closing Date”	Section 1.02
“Closing”	Section 1.02
“Code”	Recitals
“Commercialized”	Section 2.09©
“Company Audited Financial Statements”	Section 5.26
“Company Balance Sheet”	Section 2.05(a)
“Company Board”	Recitals
“Company Board Recommendation”	Section 5.02(b)
“Company Contract”	Section 2.16(b)
“Company Disclosure Schedule”	Exhibit A
“Company Documents”	Section 2.03(a)
“Company Employee Plans”	Section 2.12(a)
“Company Environmental Permits”	Section 2.14©
“Company Financials”	Section 2.05(a)
“Company Insurance Policies”	Section 2.18(a)
“Company Interim Financial Statements”	Section 5.26
“Company Lookback Date”	Section 2.05©
“Company Owned IP Rights”	Section 2.08
“Company Permits”	Section 2.09(b)
“Company Stock Certificate”	Section 1.09
“Company Stockholder Approval”	Section 2.03(a)
“Company Stockholder Matters”	Section 5.02(a)
“Company Stockholder Written Consent”	Section 5.02(a)
“Company Vote Deadline”	Section 5.02(a)
“Company Voting Agreements”	Recitals
“Company”	Preamble
“Confidentiality Agreement”	Section 5.04
“D&O Indemnified Party”	Section 5.06(a)
“Effective Time”	Section 1.02
“Exchange Act”	Section 2.03(d)
“Exchange Agent”	Section 1.08(a)
“Exchange Fund”	Section 1.08(a)
“Extended Date”	Section 7.01(b)
“First Milestone Event”	Section 1.12(b)
“Florida Law”	Section 1.01
“GAAP”	Section 2.05(a)
“Hazardous Material Activities”	Section 2.14(b)
“Hazardous Material”	Section 2.14(a)

A-83

Defined Word	Section of Agreement
“Indebtedness Payoff Letter”	Section 5.19(b)
“knowledge of Company”	Section 8.14(g)
“knowledge of Parent”	Section 8.14(g)
“Liability”	Section 2.05(d)
“Loan Amount”	Recitals
“Lock-up Agreements”	Recitals
“Merger Consideration”	Section 1.06(a)
“Merger Sub”	Preamble
“Merger”	Recitals
“Milestone Event”	Section 1.12(b)
“Milestone Payment”	Section 1.12(b)
“Milestone Shares”	Section 1.12(c)
“Nasdaq Listing Application”	Section 5.25
“Other Filings”	Section 5.01(a)
“Parent Board”	Recitals
“Parent Board Recommendation”	Section 5.03(b)
“Parent Certificate”	Section 5.19(c)
“Parent Change in Recommendation”	Section 5.03(c)
“Parent Charter Amendment”	Section 3.03(a)
“Parent Common Stock”	Section 1.06(a)
“Parent Contract”	Section 3.16(b)
“Parent Documents”	Section 3.03(a)
“Parent Employee Plans”	Section 3.12(a)
“Parent Environmental Permits”	Section 3.15(c)
“Parent Financials”	Section 3.05(f)
“Parent Insurance Policy”	Section 3.17(a)
“Parent Invoices”	Section 6.03(i)
“Parent Lookback Date”	Section 3.05(a)
“Parent Option”	Section 3.02(b)
“Parent Owned IP Rights”	Section 3.08
“Parent Permits”	Section 3.09(b)
“Parent Preferred Stock”	Section 3.02(a)
“Parent Related Parties”	Section 7.03(c)
“Parent SEC Documents”	Section 3.05(a)
“Parent Stockholder Approval”	Section 3.03(a)
“Parent Stockholder Approval Matters”	Section 5.03(a)
“Parent Stockholders’ Meeting”	Section 5.03(a)
“Parent Voting Agreements”	Recitals
“Parent”	Preamble
“Party” or “Parties”	Preamble
“Post-Closing Plans”	Section 5.20
“Pre-Closing Period”	Section 4.01
“Proxy Statement/Prospectus”	Section 5.01(a)
“Regulatory Authorities”	Section 2.09(i)
“Reverse Split”	Section 5.23
“S-4 Registration Statement”	Section 5.01(a)
“SEC”	Section 2.03(d)
“SEC Website”	Section 3.05(a)
“Second Additional Loan Amount”	Section 7.01(b)
“Second Bridge Loan Note”	Section 7.01(b)
“Second Milestone Event”	Section 1.12(b)
“Securities Act”	Section 3.05(a)
“Surviving Corporation”	Section 1.01
“Starwood Payoff”	Section 6.02(j)
“Third Bridge Loan Note”	Section 7.01(b)
“Transactions”	Recitals

A-84

ANNEX B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
MYMD PHARMACEUTICALS, INC.

Pursuant to Section 14A:9-5 of the New Jersey Business Corporation Act (the “Business Corporation Act”), MyMD Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of New Jersey (the “Corporation”), restates, integrates and further amends its Amended and Restated Certificate of Incorporation, as heretofore amended and also substantively amends such Amended and Restated Certificate of Incorporation, to read in full as herein set forth:

ARTICLE I: NAME

The name of the Corporation shall be MyMD Pharmaceuticals, Inc.

ARTICLE II: REGISTERED OFFICE AND AGENT

The address of the Corporation’s current registered office is 201 Grove Road, Thorofare, New Jersey 08086, and the name of its current registered agent thereat is [●].

ARTICLE III: OBJECTS AND PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Act.

ARTICLE IV: CAPITALIZATION

The total number of shares of stock which the Corporation shall have authority to issue is 550 million (550,000,000) shares, of which 500 million (500,000,000) shares shall be common stock, without par value (“Common Stock”), and 50 million (50,000,000) shares shall be preferred stock, without par value (“Preferred Stock”). Each fractional share of Common Stock outstanding on the date hereof shall be combined into and reconstituted as one (1) share of Common Stock. Of the 50,000,000 shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation, the Company previously approved and designated [1,990,000] shares as Series C Convertible Preferred Stock, of which [  ] shares remain designated as Series C Convertible Preferred Stock, and 211,353 shares as Series D Convertible Preferred Stock, of which [  ] shares remain designated as Series D Convertible Preferred Stock, which will remain in full force and effect after the filing of this Amended and Restated Certificate of Incorporation. The rights, preferences, privileges and restrictions of such previously designated Preferred Stock are set forth in Annex A and B respectively, hereto, incorporated herein by reference.

B-1

ARTICLE V: PREFERRED STOCK

The Corporation’s board of directors (the “Board of Directors”) is expressly authorized at any time, and from time to time, to provide for the issuance of shares of the Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof. The Board of Directors is authorized to cause to be executed and filed without approval of the stockholders of the Corporation such amendment or amendments to this Amended and Restated Certificate of Incorporation as may be required in order to accomplish any such issuance or change with respect to each such series of Preferred Stock.

(a)	Such authority of the Board of Directors includes, but is not limited to, the authority to cause to be issued one or more series of Preferred Stock providing the following: The designation of the series of Preferred Stock and the number of shares to constitute such series;

(b)	The dividend rate, if any, of the series of Preferred Stock, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

(c)	Whether the shares of the series of Preferred Stock shall be subject to redemption by the Corporation, and if made subject to such redemption, the times, prices, and other terms and conditions of such redemption, including (but without limiting the generality thereof) whether such shares which are redeemed by the Corporation may be reissued except as otherwise provided by law;

(d)	The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series of Preferred Stock;

(e)	Whether or not the shares of the series of Preferred Stock shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(f)	The extent, if any, to which the holders of the shares of the series of Preferred Stock shall be entitled to vote with respect to the election of directors or otherwise;

(g)	The restrictions, if any, on the issue or reissue of any additional Preferred Stock;

(h)	The rights of the holders of the shares of the series of Preferred Stock upon the dissolution, liquidation, or winding-up of the Corporation; and

(i)	Any other rights and preferences, and subject to any other limitations, not inconsistent with the Business Corporation Act.

B-2

Unless otherwise required by the Business Corporation Act or provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Amended and Restated Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.

Except as otherwise required by the Business Corporation Act or provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of the Amended and Restated Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the Business Corporation Act.

Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, have been converted into shares of the Corporation of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock which are not classified into any series.

ARTICLE VI: COMMON STOCK

The powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions in respect of the Common Stock are as follows:

Subject to the prior or equal rights, if any, of the holders of shares of any series of Preferred Stock duly created hereunder, the holders of Common Stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor, (ii) in the event of any dissolution. liquidation or winding-up of the Corporation, whether voluntary or involuntary (sometimes referred to herein as a liquidation), after payment or provision for payment of the debts and other liabilities of the Corporation, ratably according to the number of shares of Common Stock held, and (iii) to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.

There shall be no cumulative voting.

ARTICLE VII: BOARD OF DIRECTORS

7.1 Authority; Number. The business and affairs of the Corporation shall be under the direction of the Board of Directors. In addition to the powers and authority herein prescribed or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise provided in the Business Corporation Act or this Amended and Restated Certificate of Incorporation.

B-3

The number of directors shall be fixed from time to time by the Board of Directors pursuant to the By-Laws of the Corporation.

In the event that the holders of any class or series of stock of the Corporation having a preference, as to dividends or upon liquidation of the Corporation, shall be entitled by a separate class vote to elect directors, as may be specified pursuant to this Article VII, then the provisions of such class or series of stock with respect to their rights shall apply. The number of directors that may be elected by the holders of any such class or series of stock shall be in addition to the number fixed pursuant to the preceding paragraph of this Article VII. Except as otherwise expressly provided pursuant to this Article VII, each director shall be elected by the stockholders at each annual meeting and shall hold office until the next annual meeting of stockholders and until that director’s successor shall have been elected and qualified.

7.2 Nomination. Nominations of persons for election to the Board of Directors may be made at an annual meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this Section 7.2, who shall be entitled to vote for the election of directors at the meeting and who complies with the procedures set forth below. Any such nominations (other than those made by or at the direction of the Board of Directors) must be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within thirty (30) days before or after such anniversary date, notice by the stockholder to be timely must be received no later than the close of business upon the tenth (10th) day following the day on which notice of the meeting or public disclosure thereof was given or made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14 under the Exchange Act (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice, (i) the name and address, as they appear on the Corporation’s books, of such stockholder, (ii) the class and number of shares of stock of the Corporation which are beneficially owned by such stockholder and (iii) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with such nomination and any material interest of such stockholder in such nomination. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. If the Board of Directors shall determine, based on the facts, that a nomination was not made in accordance with the procedures set forth in this Section 7.2, the Chairman of the Board of Directors or the person presiding at such meeting shall so declare to the meeting and the defective nomination shall be disregarded. In addition to the foregoing provisions of this Section 7.2, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 7.2.

7.3 Vacancies. Subject to the rights of the holders of any series of Preferred Stock, vacancies and newly-created directorships resulting from (i) an increase in the authorized number of directors, (ii) death, (iii) resignation, (iv) retirement, (v) disqualification, (vi) removal from office or (vii) any other cause, may be filled solely by a majority vote of the remaining directors then in office, although less than a quorum, or by the sole remaining director, and each director so chosen shall hold office for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

B-4

7.4 Removal. Except as otherwise required by applicable law and subject to the rights of the holders of any series of Preferred Stock, a director may be removed only for cause, by the holders of a majority of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in the election of directors.

7.5 Current Board of Directors. The number of directors constituting the current Board of Directors is seven (7). The address of each director is [●], and their names are as follows:

Joshua Silverman

Bill J. White

Robert C. Schroeder

Christopher C. Schreiber

[NAME]

[NAME]

[NAME]

ARTICLE VIII: STOCKHOLDER ACTION

Any action required or permitted to be taken by stockholders pursuant to this Amended and Restated Certificate of Incorporation or under applicable law must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by the stockholders.

Except as otherwise required by law, with respect to shares of Common Stock and any shares of Preferred Stock voting together with the Common Stock as a class, the holders of the shares entitled to cast a majority of the votes at a meeting of stockholders shall constitute a quorum at such meeting. Except as otherwise required by law, with respect to shares of any class or series of Preferred Stock not voting together as a class with the Common Stock, the holders of the number of shares specified by the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series of Preferred Stock shall constitute a quorum.

B-5

Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, annual and special meetings of stockholders of the Corporation may be called only by the President, the Chief Executive Officer, or the Board of Directors pursuant to a resolution approved by a majority of the members of the Board of Directors. Subject to applicable law and the rights of holders of any series of Preferred Stock, stockholders are not permitted to call an annual or special meeting of stockholders or to require that the Board of Directors call an annual or special meeting of stockholders.

ARTICLE IX: DIRECTOR AND OFFICER LIABILITY

To the fullest extent permitted by the laws of the State of New Jersey, as they exist or may hereafter be amended, all current and former directors and officers of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders, except that the provisions of this Article IX shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. Neither the amendment, modification nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any right or protection of a director or officer that exists at the time of such amendment, modification, repeal or adoption of such an inconsistent provision.

ARTICLE XI: INDEMNIFICATION

Every person who is or was a director or an officer of the Corporation, or of any corporation which he served as such at the request of the Corporation, shall be indemnified by the Corporation to the fullest extent allowed by law, including the indemnification permitted by Business Corporation Act §14A:3-5, against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or an officer of the Corporation, or of such other corporation, whether or not that person is a director or an officer of the Corporation, or of such other corporation, at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred from time to time by any such director or officer in connection with the proceeding, subject to the receipt by the Corporation of an undertaking as required by law.

ARTICLE XII: AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XIII: AMENDMENT OF BY-LAWS

The Board of Directors shall have power to make, amend and repeal the By-Laws of the Corporation. Any By-Laws made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors or by the shareholders of the Corporation as provided in the By-Laws.

ARTICLE XIV: EFFECTIVE DATE

This Amended and Restated Certificate of Incorporation shall be effective on [●], Eastern Time.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE FOLLOWS]

B-6

IN WITNESS WHEREOF, MyMD Pharmaceuticals, Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed as of [            ].

MYMD PHARMACEUTICALS, INC.

By:
Name:
Title:

B-7

ANNEX C

New Jersey Division of Revenue

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

(For Use by Domestic Profit Corporation)

Pursuant to the provisions of Sections 14A:9-2 (4) and 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation:

1.	The name of the Corporation is: Akers Biosciences, Inc..

2.

The following amendment to the Amended and Restated Certificate of Incorporation was approved by the directors of the Corporation and thereafter duly adopted by the shareholders of the Corporation on the [●] day of [●], 2021.

Resolved that Article IV of the Amended and Restated Certificate of Incorporation be amended by adding the following new paragraph:

“Effective as of [●], New York time, on [●], 2020 (the “Effective Time”) each share of the Corporation’s common stock, $0.01 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified as (without any further act) into a smaller number of shares such that each [●] (#) shares of Old Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one share of Common Stock, $0.01 par value per share, of the Corporation (the “New Common Stock”), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation (the “Reverse Stock Split”). The Board of Directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified plus the fraction, if any, of a share of New Common Stock issued as aforesaid.”

3.	The number of shares outstanding at the time of the adoption of the amendment was: [●]. The total number of shares entitled to vote thereon was: [●].

4.	The number of shares voting for and against such amendment is as follows:

Number of Shares Voting for Amendment:	Number of Shares Voting Against Amendment:
________________	________________

5.	This amendment provides for the reclassification of the Corporation’s shares of common stock, as set forth under Item 2 above.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE FOLLOWS]

C-1

AKERS BIOSCIENCES, INC.

By:
Name:
	Title:	President
Dated this [●] day of [●], 2021

C-2

ANNEX D

AKERS BIOSCIENCES, INC.
2021 EQUITY INCENTIVE PLAN

The Akers Biosciences, Inc. 2021Equity Incentive Plan (the “Plan”) was adopted by the Board of Directors of Akers Biosciences, Inc., a New Jersey corporation (the “Company”), effective as of _______________________, 2021 (the “Effective Date”), subject to approval by the Company’s shareholders.

Article 1.
PURPOSE

The purpose of the Plan is to attract and retain the services of key Employees, key Contractors, and Outside Directors of the Company and its Subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, and Other Awards, whether granted singly, or in combination, or in tandem, that will:

(a) increase the interest of such persons in the Company’s welfare;

(b) furnish an incentive to such persons to continue their services for the Company or its Subsidiaries; and

(c) provide a means through which the Company may attract able persons as Employees, Contractors, and Outside Directors.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

Article 2.
DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Applicable Law” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, the rules of any foreign jurisdiction applicable to Incentives granted to residents therein, and any other applicable law, rule or restriction.

2.2 “Award” means the grant of any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, SAR, Restricted Stock Unit, Performance Award, or Other Award, whether granted singly or in combination or in tandem (each individually referred to herein as an “Incentive”).

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2.3 “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

2.4 “Award Period” means the period set forth in the Award Agreement during which one or more Incentives granted under an Award may be exercised.

2.5 “Board” means the board of directors of the Company.

2.6 “Change in Control” means any of the following, except as otherwise provided herein: (a) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company’s Common Stock immediately prior to such transaction have the same proportionate ownership of Common Stock of the surviving corporation immediately after such transaction; (b) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; (c) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (d) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the date of this Plan were directors or (y) become directors after the date of this Plan and whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3rds) of the directors then in office who were directors at the date of this Plan or whose election or nomination for election was previously so approved; (e) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of an aggregate of fifty percent (50%) or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Exchange Act) who beneficially owned less than fifty percent (50%) of the voting power of the Company’s outstanding voting securities on the date of this Plan; provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change in Control hereunder if the acquirer is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a Subsidiary of the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (f) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

Notwithstanding the foregoing provisions of this Section 2.6, if an Award issued under the Plan is subject to Section 409A of the Code, then an event shall not constitute a Change in Control for purposes of such Award under the Plan unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.

2.7 “Claim” means any claim, liability, or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or an Award Agreement.

2.8 “Code” means the United States Internal Revenue Code of 1986, as amended.

2.9 “Committee” means the Compensation Committee of the Board or a subcommittee appointed by either the Compensation Committee or the Board, or such other committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of the Plan.

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2.10 “Common Stock” means the common stock, no par value per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

2.11 “Company” means Akers Biosciences, Inc., a New Jersey corporation, and any successor entity.

2.12 “Contractor” means any natural person, who is not an Employee, rendering bona fide services to the Company or a Subsidiary, with compensation, as an independent contractor, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.13 “Corporation” means any entity that (a) is defined as a corporation under Section 7701 of the Code and (b) is the Company or is in an unbroken chain of corporations (other than the Company) beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain. For purposes of clause (b) hereof, an entity shall be treated as a “corporation” if it satisfies the definition of a corporation under Section 7701 of the Code.

2.14 “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement; provided, however, that solely for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, the Date of Grant of an Award shall be the date of shareholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

2.15 “Dividend Equivalent Right” means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the shares of Common Stock specified in the Award if such shares were held by the Participant to whom the Award is made.

2.16 “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company; provided, however, in the case of individuals whose employment status, by virtue of their employer or residence, is not determined under Section 3401(c) of the Code, “Employee” shall mean an individual treated as an employee for local payroll tax or employment purposes by the applicable employer under Applicable Law for the relevant period.

2.17 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.18 “Exercise Date” is the date (a) with respect to any Stock Option, that the Participant has delivered both the Exercise Notice and consideration to the Company with a value equal to the total Option Price of the shares to be purchased (plus any income and/or employment tax withholding or other tax payment due with respect to such Award); and (b) with respect to any SAR, that the Participant has delivered both the Exercise Notice and consideration to the Company with a value equal to any income and/or employment tax withholding or other tax payment due with respect to such SAR.

2.19 “Exercise Notice” is defined in Section 8.3(b) hereof.

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2.20 “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date (as determined by the Committee, in its discretion), or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the National Association of Securities Dealer, Inc.’s OTC Bulletin Board or the Pink OTC Markets, Inc. (previously known as the National Quotation Bureau, Inc.); or (d) if none of the above is applicable, such amount as may be determined by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

2.21 “Immediate Family Members” is defined in Section 15.8 hereof.

2.22 “Incentive” is defined in Section 2.3 hereof.

2.23 “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.24 “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

2.25 “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.

2.26 “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.27 “Other Award” means an Award issued pursuant to Section 6.8 hereof.

2.28 “Outside Director” means a director of the Company who is not an Employee or a Contractor.

2.29 “Participant” means an Employee, Contractor, or an Outside Director to whom an Award is granted under this Plan.

2.30 “Performance Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock pursuant to Section 6.7 hereof.

2.31 “Performance Criteria” is defined in Section 6.9 hereof.

2.32 “Performance Goal” means any of the Performance Criteria set forth in Section 6.9 hereof.

2.33 “Plan” means this Akers Biosciences, Inc. 2021Equity Incentive Plan, as amended from time to time.

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2.34 “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

2.35 “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.36 “Restricted Stock Units” means units awarded to Participants pursuant to Section 6.6 hereof, which are convertible into Common Stock at such time as such units are no longer subject to restrictions as established by the Committee.

2.37 “Restriction Period” is defined in Section 6.4(b)(i) hereof.

2.38 “Retirement” shall have the meaning set forth in the Participant’s Award Agreement.

2.39 “SAR” or “Stock Appreciation Right” means the right to receive an amount, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.

2.40 “SAR Price” means the exercise price or conversion price of each share of Common Stock covered by a SAR, determined on the Date of Grant of the SAR.

2.41 “Spread” is defined in Section 12.4(b) hereof.

2.42 “Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option.

2.43 “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (b) any limited partnership, if the Company or any corporation described in item (a) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (a) above or any limited partnership listed in item (b) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships, or limited liability companies.

2.44 “Termination of Service” occurs when a Participant who is (a) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (b) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (c) a Contractor of the Company or a Subsidiary ceases to serve as a Contractor of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Contractor or vice versa. If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section 422 of the Code upon ceasing to be an Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option. Notwithstanding the foregoing provisions of this Section 2.44, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

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2.45 “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.45, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

Article 3.
ADMINISTRATION

Subject to the terms of this Article 3, the Plan shall be administered by the Committee. The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

If necessary to satisfy the requirements of Rule 16b-3 promulgated under the Exchange Act, membership on the Committee shall be limited to those members of the Board who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

The Committee shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive or two or more Incentives granted in combination or two or more Incentives granted in tandem (that is, a joint grant where exercise of one Incentive results in cancellation of all or a portion of the other Incentive). Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

The Committee, in its discretion, shall (a) interpret the Plan and Award Agreements, (b) prescribe, amend, and rescind any rules and regulations and sub-plans (including sub-plans for Awards made to Participants who are not resident in the United States), as necessary or appropriate for the administration of the Plan, (c) establish performance goals for an Award and certify the extent of their achievement, and (d) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.

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The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee. Notwithstanding the foregoing, to the extent necessary to satisfy the requirements of Rule 16b-3 promulgated under the Exchange Act, any function relating to a Reporting Participant shall be performed solely by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the Exchange Act, Section 422 of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

Article 4.
ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director of the Company whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan; provided that only Employees of a Corporation shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Contractor or Outside Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, Contractors or Outside Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

Article 5.
SHARES SUBJECT TO PLAN

5.1 Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is ________________ (_______) shares, of which one hundred percent (100%) may be delivered pursuant to Incentive Stock Options. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

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5.2 Reuse of Shares. To the extent that any Award under this Plan shall be forfeited, shall expire, or be canceled, in whole or in part, then the number of shares of Common Stock covered by the Award so forfeited, expired, or canceled may again be awarded pursuant to the provisions of this Plan. Awards that may be satisfied either by the issuance of shares of Common Stock or by cash or other consideration shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of shares of Common Stock. Shares of Common Stock otherwise deliverable pursuant to an Award that are withheld upon exercise or vesting of an Award for purposes of paying the exercise price or tax withholdings shall be treated as delivered to the Participant and shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan. Awards will not reduce the number of shares of Common Stock that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of shares of Common Stock, as, for example, a SAR that can be satisfied only by the payment of cash. Notwithstanding any provisions of the Plan to the contrary, only shares forfeited back to the Company, or shares canceled on account of termination, expiration or lapse of an Award, shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in Section 5.1 above as the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options.

Article 6.
GRANT OF AWARDS

6.1 In General.

(a) The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan and (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the date of adoption of this Plan by the Board. The Plan shall be submitted to the Company’s shareholders for approval; however, the Committee may grant Awards under the Plan prior to the time of shareholder approval. Any such Award granted prior to such shareholder approval shall be made subject to such shareholder approval. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(b) If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

(c) Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

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6.2 Option Price. The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock must be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant. No dividends or Dividend Equivalent Rights may be paid or granted with respect to any Stock Option granted hereunder.

6.3 Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option. In such case, the Committee shall designate which stock will be treated as Incentive Stock Option stock by causing the issuance of a separate stock certificate and identifying such stock as Incentive Stock Option stock on the Company’s stock transfer records.

6.4 Restricted Stock. If Restricted Stock is granted to or received by a Participant under an Award (including a Stock Option), the Committee shall set forth in the related Award Agreement: (a) the number of shares of Common Stock awarded, (b) the price, if any, to be paid by the Participant for such Restricted Stock and the method of payment of the price, (c) the time or times within which such Award may be subject to forfeiture, (d) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (e) all other terms, limitations, restrictions, and conditions of the Restricted Stock, which shall be consistent with this Plan, to the extent applicable and, to the extent Restricted Stock granted under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The provisions of Restricted Stock need not be the same with respect to each Participant.

(a) Legend on Shares. The Company shall electronically register the Restricted Stock awarded to a Participant in the name of such Participant, which shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 15.10 of the Plan. No stock certificate or certificates shall be issued with respect to such shares of Common Stock, unless, following the expiration of the Restriction Period (as defined in Section 6.4(b)(i)) without forfeiture in respect of such shares of Common Stock, the Participant requests delivery of the certificate or certificates by submitting a written request to the Committee (or such party designated by the Company) requesting delivery of the certificates. The Company shall deliver the certificates requested by the Participant to the Participant as soon as administratively practicable following the Company’s receipt of such request.

(b) Restrictions and Conditions. Shares of Restricted Stock shall be subject to the following restrictions and conditions:

(i) Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant or the date of exercise of an Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Except for these limitations and the limitations set forth in Section 7.2 below, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

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(ii) Except as provided in sub-paragraph (i) above or in the applicable Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon, provided that (A) any dividends with respect to such an Award may be withheld by the Company for the Participant’s account until such Award is vested, subject to such terms as determined by the Committee, and (B) any dividends so withheld by the Company and attributable to any particular Award shall be distributed to such Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon vesting of the Award, and if such Award is forfeited, the Participant shall have no right to such dividends. Certificates for shares of Common Stock free of restriction under this Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period shall expire without forfeiture in respect of such shares of Common Stock or after any other restrictions imposed on such shares of Common Stock by the applicable Award Agreement or other agreement have expired. Certificates for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that each Participant, in connection with the issuance of a certificate for Restricted Stock, shall endorse such certificate in blank or execute a stock power in form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

(iii) The Restriction Period of Restricted Stock shall commence on the Date of Grant or the date of exercise of an Award, as specified in the Award Agreement, and, subject to Article 12 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on length of continuous service or such Performance Goals, as may be determined by the Committee in its sole discretion.

(iv) Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock, the Committee shall specify in the Award Agreement that either (1) the Company shall be obligated to, or (2) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee, in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

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6.5 SARs. The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Stock Option. SARs shall be subject to such terms and conditions as the Committee shall impose, provided that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a SAR issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in shares of Common Stock, or a combination thereof. In the event of the exercise of a SAR payable in shares of Common Stock, the holder of the SAR shall receive that number of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the SAR Price as set forth in such SAR (or other value specified in the agreement granting the SAR), by (b) the number of shares of Common Stock as to which the SAR is exercised, with a cash settlement to be made for any fractional shares of Common Stock. The SAR Price for any share of Common Stock subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted. No dividends or Dividend Equivalent Rights may be paid or granted with respect to any SARs granted hereunder.

6.6 Restricted Stock Units. Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee, provided, however, that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a Restricted Stock Unit issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of shares of Common Stock or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.

6.7 Performance Awards.

(a) The Committee may grant Performance Awards to one or more Participants. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period, and the maximum or minimum settlement values, provided that such terms and conditions are (i) not inconsistent with the Plan and (ii) to the extent a Performance Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. If the Performance Award is to be in shares of Common Stock, the Performance Awards may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided, however, if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more Participants shall have its own terms and conditions.

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If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

(b) Performance Awards may be valued by reference to the Fair Market Value of a share of Common Stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Committee believes to be relevant to the Company’s business and/or remaining in the employ of the Company or a Subsidiary for a specified period of time. Performance Awards may be paid in cash, shares of Common Stock, or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

6.8 Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock, if the Committee determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by Applicable Law, or for such other consideration as may be specified by the grant.

6.9 Performance Goals. Awards of Restricted Stock, Restricted Stock Units, Performance Award and Other Awards (whether relating to cash or shares of Common Stock) under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria which may consist of one or more or any combination of the following criteria: cash (cash flow, cash generation or other cash measures); cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; improvements in capital structure; expenses (expense management, expense ratio, expense efficiency ratios, expense levels or other expense measures); economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; profit (net profit, gross profit, operating profit, economic profit, profit margin or other corporate profit measures); net income (before or after taxes, operating income or other income measures); net sales; net asset value per share; business expansion or consolidation (the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions); sales growth; price of the Company’s Common Stock; return measures (including, without limitation, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales); market share; inventory levels, inventory management, inventory turn or shrinkage; stock price or performance; internal rate of return or increase in net present value; working capital targets relating to inventory and/or accounts receivable; service or product delivery or quality; customer satisfaction; employee retention; safety standards; productivity measures; cost reduction measures; strategic plan development and implementation; or total return to shareholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (a) events that are of an unusual nature or indicate infrequency of occurrence, (b) gains or losses on the disposition of a business, (c) changes in tax or accounting regulations or laws, (d) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (e) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report.

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6.10 Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “tandem Award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and a SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to one hundred (100) shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of one hundred (100) shares of Common Stock.

6.11 No Repricing of Stock Options or SARs. The Committee may not, without the approval of the Company’s shareholders, “reprice” any Stock Option or SAR. For purposes of this Section 6.11, “reprice” means any of the following or any other action that has the same effect: (a) amending a Stock Option or SAR to reduce its exercise price or SAR price, (b) canceling a Stock Option or SAR at a time when its exercise price or SAR price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or a Stock Option, SAR, award of Restricted Stock or other equity award with an exercise price or SAR price less than the exercise price or SAR price of the original Stock Option or SAR, or (c) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing in this Section 6.11 shall prevent the Committee from making adjustments pursuant to Article 11, from exchanging or cancelling Incentives pursuant to Article 12, or substituting Incentives in accordance with Article 14.

6.12 Recoupment for Restatements. Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to a Participant in connection with an Award, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.

Article 7.
AWARD PERIOD; VESTING

7.1 Award Period. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

7.2 Vesting. The Committee, in its sole discretion, may determine at the time of grant or any time thereafter that an Incentive will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon vesting, then, subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Incentive may be vested or waive the Restriction Period applicable to an Incentive at any time.

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Article 8.
EXERCISE OR CONVERSION OF INCENTIVE

8.1 In General. A vested Incentive may be exercised or converted, during its Award Period, subject to limitations and restrictions set forth in the Award Agreement.

8.2 Securities Law and Exchange Restrictions. In no event may an Incentive be exercised or shares of Common Stock issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

8.3 Exercise of Stock Option.

(a) In General. If a Stock Option is exercisable prior to the time it is vested, the Common Stock obtained on the exercise of the Stock Option shall be Restricted Stock which is subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Stock Option may be exercised. No Stock Option may be exercised for a fractional share of Common Stock. The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.

(b) Notice and Payment. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised (the “Exercise Notice”) and the Exercise Date. The consideration due with respect to the exercise of a Stock Option shall be payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (i) cash or check, bank draft, or money order payable to the order of the Company, (ii) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (iii) by delivery (including by FAX or electronic transmission) to the Company or its designated agent of an executed irrevocable option exercise form (or, to the extent permitted by the Company, exercise instructions, which may be communicated in writing, telephonically, or electronically) together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, (iv) by requesting the Company to withhold the number of shares otherwise deliverable upon exercise of the Stock Option by the number of shares of Common Stock having an aggregate Fair Market Value equal to the aggregate Option Price at the time of exercise (i.e., a cashless net exercise), and/or (v) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered. If the Participant fails to deliver the consideration described in this Section 8.3(b) within three (3) business days of the date of the Exercise Notice, then the Exercise Notice shall be null and void and the Company will have no obligation to deliver any shares of Common Stock to the Participant in connection with such Exercise Notice.

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(c) Issuance of Certificate. Except as otherwise provided in Section 6.4 hereof (with respect to shares of Restricted Stock) or in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of his or her death), but shall not issue certificates for the Common Stock unless the Participant or such other person requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Committee. The Company shall deliver certificates to the Participant (or the person exercising the Participant’s Stock Option in the event of his or her death) as soon as administratively practicable following the Company’s receipt of a written request from the Participant or such other person for delivery of the certificates. Notwithstanding the forgoing, if the Participant has exercised an Incentive Stock Option, the Company may at its option retain physical possession of the certificate evidencing the shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1) of the Code. Any obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

(d) Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Participant.

8.4 SARs. Subject to the conditions of this Section 8.4 and such administrative regulations as the Committee may from time to time adopt, a SAR may be exercised by the delivery (including by FAX) of an Exercise Notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the Exercise Date, which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code and the regulations or other guidance issued thereunder (or, if not so permissible, at such time as permitted by Section 409A of the Code and the regulations or other guidance issued thereunder), the Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:

(a) cash in an amount equal to the excess (if any) of the Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered;

(b) that number of shares of Common Stock having an aggregate Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

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(c) the Company may settle such obligation in part with shares of Common Stock and in part with cash.

The distribution of any cash or Common Stock pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.

8.5 Disqualifying Disposition of Incentive Stock Option. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

Article 9.
AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 9, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which shareholder approval is required either (a) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (b) in order for the Plan and Incentives awarded under the Plan to continue to comply with Sections 421 and 422 of the Code, including any successors to such Sections, or other Applicable Law, shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 9 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

Article 10.
TERM

The Plan shall be effective from the date that this Plan is adopted by the Board. Unless sooner terminated by action of the Board, the Plan will terminate on the tenth anniversary of the Effective Date, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

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Article 11.
CAPITAL ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event (a) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (b) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (c) the number of shares and type of Common Stock (or other securities or property) specified as the annual per-participant limitation under Section 5.1 of the Plan, (d) the Option Price of each outstanding Award, (e) the amount, if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.4, and (f) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price; provided, however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Stock Option to violate Section 422 of the Code or Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

Article 12.
RECAPITALIZATION, MERGER AND CONSOLIDATION

12.1 No Effect on Company’s Authority. The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2 Conversion of Incentives Where Company Survives. Subject to any required action by the shareholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled.

12.3 Exchange or Cancellation of Incentives Where Company Does Not Survive. Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the shareholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.

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12.4 Cancellation of Incentives. Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, all Incentives granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or of any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, by either:

(a) giving notice to each holder thereof or his personal representative of its intention to cancel those Incentives for which the issuance of shares of Common Stock involved payment by the Participant for such shares, and permitting the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares of Common Stock subject to such outstanding Incentives, including in the Board’s discretion some or all of the shares as to which such Incentives would not otherwise be vested and exercisable; or

(b) in the case of Incentives that are either (i) settled only in shares of Common Stock, or (ii) at the election of the Participant, settled in shares of Common Stock, paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such Incentive to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Incentive. In cases where the shares constitute, or would after exercise, constitute Restricted Stock, the Company, in its discretion, may include some or all of those shares in the calculation of the amount payable hereunder. In estimating the Spread, appropriate adjustments to give effect to the existence of the Incentives shall be made, such as deeming the Incentives to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Incentives as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.

An Award that by its terms would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.4(a) hereof.

Article 13.
LIQUIDATION OR DISSOLUTION

Subject to Section 12.4 hereof, in case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (a) sell all or substantially all of its property, or (b) dissolve, liquidate, or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.

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Article 14.
INCENTIVES IN SUBSTITUTION FOR
INCENTIVES GRANTED BY OTHER ENTITIES

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees, independent contractors or directors of a corporation, partnership, or limited liability company who become or are about to become Employees, Contractors or Outside Directors of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity, or any other similar transaction pursuant to which the Company becomes the successor employer. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the incentives in substitution for which they are granted.

Article 15.
MISCELLANEOUS PROVISIONS

15.1 Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

15.2 No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

15.3 Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Board or the Committee (and no Subsidiary of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award Agreement or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting an Award Agreement) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary of the Company arising out of this Plan.

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15.4 Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

15.5 Compliance with Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Exchange Act); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required.

15.6 Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement, or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.

15.7 Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.7, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made by (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of the Stock Option, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of (a), (b), or (c). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

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15.8 Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated, or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.8 that is not required for compliance with Section 422 of the Code.

Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated, or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of a Nonqualified Stock Option or SAR to be granted to a Participant on terms which permit transfer by such Participant to (a) the spouse (or former spouse), children or grandchildren of the Participant (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of such Immediate Family Members, (c) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by the Participant and/or Immediate Family Members, (d) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (e) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Nonqualified Stock Option or SAR is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section 15.8, and (z) subsequent transfers of transferred Nonqualified Stock Options or SARs shall be prohibited except those by will or the laws of descent and distribution.

Following any transfer, any such Nonqualified Stock Option and SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Nonqualified Stock Options and SARs shall be exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of a Nonqualified Stock Option or SAR of any expiration, termination, lapse or acceleration of such Stock Option or SAR. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Nonqualified Stock Option or SAR that has been transferred by a Participant under this Section 15.8.

15.9 Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.

15.10 Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

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On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain Akers Biosciences, Inc., 2021Equity Incentive Plan, a copy of which is on file at the principal office of the Company in Baltimore, Maryland. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

15.11 Governing Law. The Plan shall be governed by, construed, and enforced in accordance with the laws of the State of New Jersey (excluding any conflict of laws, rule or principle of New Jersey law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any shareholder or existing or former director, officer or Employee of the Company or any Subsidiary of the Company. The individuals and entities described above in this Section 15.11 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 15.11.

A copy of this Plan shall be kept on file in the principal office of the Company in Baltimore, Maryland.

***************

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of _________________________, 2021, by its Chief Executive Officer pursuant to prior action taken by the Board.

akers biosciences, inc.

By:

Name:

Title:	Chief Executive Officer

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ANNEX E

Sections 607.1301 through 607.1340 of the Florida Business Corporation Act

607.1301 Appraisal rights; definitions.—The following definitions apply to ss. 607.1301-607.1340:

(1) “Accrued interest” means interest from the date the corporate action becomes effective until the date of payment, at the rate of interest determined for judgments pursuant to s. 55.03, determined as of the effective date of the corporate action.

(2) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, another person or is a senior executive of such person. For purposes of paragraph (6)(a), a person is deemed to be an affiliate of its senior executives.

(3) “Corporate action” means an event described in s. 607.1302(1).

(4) “Corporation” means the domestic corporation that is the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1340, includes the domesticated eligible entity in a domestication, the covered eligible entity in a conversion, and the survivor of a merger.

(5) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectiveness of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) Without discounting for lack of marketability or minority status.

(6) “Interested transaction” means a corporate action described in s. 607.1302(1), other than a merger pursuant to s. 607.1104, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

(a) “Interested person” means a person, or an affiliate of a person, who at any time during the 1-year period immediately preceding approval by the board of directors of the corporate action:

1. Was the beneficial owner of 20 percent or more of the voting power of the corporation, other than as owner of excluded shares;

2. Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

3. Was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation, and will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

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c. In the case of a director of the corporation who, in the corporate action, will become a director or governor of the acquirer or any of its affiliates, rights and benefits as a director or governor that are provided on the same basis as those afforded by the acquirer generally to other directors or governors of such entity or such affiliate.

(b) “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all shares having voting power of the corporation beneficially owned by any member of the group.

(c) “Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within 1 year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(7) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series of shares with respect to distributions.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or any individual in charge of a principal business unit or function.

(9) Notwithstanding s. 607.01401(67), “shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

607.1302 Right of shareholders to appraisal.—

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a domestication or a conversion of such corporation pursuant to s. 607.11921 or s. 607.11932, as applicable, if shareholder approval is required for the domestication or the conversion;

(b) Consummation of a merger to which such corporation is a party:

1. If shareholder approval is required for the merger under s. 607.1103 or would be required but for s. 607.11035, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remains outstanding after consummation of the merger where the terms of such class or series have not been materially altered; or

2. If such corporation is a subsidiary and the merger is governed by s. 607.1104;

(c) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not acquired in the share exchange;

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(d) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares or any class or series if:

1. Under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in ss. 607.1406 and 607.1407, within 1 year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution; and

2. The disposition of assets is not an interested transaction;

(e) An amendment of the articles of incorporation with respect to a class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or the right to repurchase the fractional share so created;

(f) Any other merger, share exchange, disposition of assets, or amendment to the articles of incorporation, in each case to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(g) An amendment to the articles of incorporation or bylaws of the corporation, the effect of which is to alter or abolish voting or other rights with respect to such interest in a manner that is adverse to the interest of such shareholder, except as the right may be affected by the voting or other rights of new shares then being authorized of a new class or series of shares;

(h) An amendment to the articles of incorporation or bylaws of a corporation, the effect of which is to adversely affect the interest of the shareholder by altering or abolishing appraisal rights under this section;

(i) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his, her, or its shares;

2. Altering or abolishing the voting rights pertaining to any of his, her, or its shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his, her, or its shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his, her, or its percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his, her, or its shares, or making any of his, her, or its shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

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6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(j) An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(k) An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(l) A merger, domestication, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(m) A merger, domestication, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), (d), and (e) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. A covered security under s. 18(b)(1)(A) or (B) of the Securities Act of 1933;

2. Not a covered security, but traded in an organized market and has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of outstanding shares held by the corporation’s subsidiaries, by the corporation’s senior executives, by the corporation’s directors, and by the corporation’s beneficial shareholders and voting trust beneficial owners owning more than 10 percent of the outstanding shares; or

3. Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights, or, in the case of an offer made pursuant to s. 607.11035, the date of such offer; or

2. If there will be no meeting of shareholders and no offer is made pursuant to s. 607.11035, the close of business on the day before the consummation of the corporate action or the effective date of the amendment of the articles, as applicable.

(c) Paragraph (a) is not applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares where the corporate action is an interested transaction.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that:

(a) No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a domestication under s. 607.11920 or a conversion under s. 607.11930, or a merger having a similar effect as a domestication or conversion in which the domesticated eligible entity or the converted eligible entity is an eligible entity; and

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(b) Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately before the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year after the effective date of such amendment if such action would otherwise afford appraisal rights.

607.1303 Assertion of rights by nominees and beneficial owners.—

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or the voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.

607.1320 Notice of appraisal rights.—

(1) If a proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (or, where no approval of such action is required pursuant to s. 607.11035, the offer made pursuant to s. 607.11035) must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1340 must accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.

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(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If a proposed corporate action described in s. 607.1302(1) is to be approved by written consent of the shareholders pursuant to s. 607.0704:

(a) Written notice that appraisal rights are, are not, or may be available must be sent to each shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301-607.1340 must accompany such written notice; and

(b) Written notice that appraisal rights are, are not, or may be available must be delivered, at least 10 days before the corporate action becomes effective, to all nonconsenting and nonvoting shareholders, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301-607.1340 must accompany such written notice.

(4) Where a corporate action described in s. 607.1302(1) is proposed or a merger pursuant to s. 607.1104 is effected, and the corporation concludes that appraisal rights are or may be available, the notice referred to in subsection (1), paragraph (3)(a), or paragraph (3)(b) must be accompanied by:

(a) Financial statements of the corporation that issued the shares that may be or are subject to appraisal rights, consisting of a balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the notice, an income statement for that fiscal year, and a cash flow statement for that fiscal year; however, if such financial statements are not reasonably available, the corporation must provide reasonably equivalent financial information; and

(b) The latest available interim financial statements, including year-to-date through the end of the interim period, of such corporation, if any.

(5) The right to receive the information described in subsection (4) may be waived in writing by a shareholder before or after the corporate action is effected.

607.1321 Notice of intent to demand payment.—

(1) If a proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed corporate action is effectuated; and

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(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed corporate action.

(2) If a proposed corporate action requiring appraisal rights under s. 607.1302 is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must not sign a consent in favor of the proposed corporate action with respect to that class or series of shares.

(3) If a proposed corporate action specified in s. 607.1302(1) does not require shareholder approval pursuant to s. 607.11035, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the shares are purchased pursuant to the offer a written notice of the shareholder’s intent to demand payment if the proposed action is effected; and

(b) Must not tender, or cause or permit to be tendered, any shares of such class or series in response to such offer.

(4) A shareholder who may otherwise be entitled to appraisal rights but does not satisfy the requirements of subsection (1), subsection (2), or subsection (3) is not entitled to payment under this chapter.

607.1322 Appraisal notice and form.—

(1) If a proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321(1), (2), or (3). In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be delivered no earlier than the date the corporate action became effective, and no later than 10 days after such date, and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for or consent to the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus accrued interest.

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(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subparagraph 2.A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

2. The corporation’s estimate of the fair value of the shares.

3. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

4. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

5. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) If not previously provided, be accompanied by a copy of ss. 607.1301-607.1340.

607.1323 Perfection of rights; right to withdraw.—

(1) A shareholder who receives notice pursuant to s. 607.1322 and who wishes to exercise appraisal rights must sign and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

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(3) A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in s. 607.1322(2), shall not be entitled to payment under ss. 607.1301-607.1340.

607.1324 Shareholder’s acceptance of corporation’s offer.—

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any right to receive any further consideration with respect to such shares.

607.1326 Procedure if shareholder is dissatisfied with offer.—

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus accrued interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330 Court action.—

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest from the date of the corporate action. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the circuit court in the applicable county. If by virtue of the corporate action becoming effective the entity has become a foreign eligible entity without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign eligible entity was located immediately before the time the corporate action became effective. If such entity has, and immediately before the corporate action became effective had, no principal or registered office in this state, then the proceeding shall be commenced in the county in this state in which the corporation has, or immediately before the time the corporate action became effective had, an office in this state. If such entity has, or immediately before the time the corporate action became effective had, no office in this state, the proceeding shall be commenced in the county in which the corporation’s registered office is or was last located.

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(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus accrued interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorney fees under s. 607.1331.

607.1331 Court costs and counsel fees.—

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

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(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including attorney fees.

607.1332 Disposition of acquired shares.—Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the survivor into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the survivor.

607.1333 Limitation on corporate payment.—

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his, her, or its notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his, her, or its status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if the corporation is not liquidated, retain his, her, or its right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

607.1340 Other remedies limited.—

(1) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:

(a) Not authorized and approved in accordance with the applicable provisions of this chapter; or

(b) Procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(2) Nothing in this section operates to override or supersede the provisions of s. 607.0832.

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Annex F

GEMINI
VALUATION SERVICES

1100 Glendon Ave, 905
Los Angeles, CA 90024

T: 310-696-4001
F: 310-696-4007

Strictly Confidential

November 11, 2020
The Board of Directors
Akers Biosciences, Inc.
201 Grove Road
West Deptford, NJ 08086

The Board of Directors:

You have requested the opinion (the "Opinion") of Gemini Valuation Services, LLC ("GVS" and, for the avoidance of doubt, all references to pronouns such as "we" and "our"), as to the fairness from a financial point of view, of the contemplated Transaction (defined below) to the common stock holders of the company (the "Shareholders") without giving effect to any impact of the Transaction on any particular shareholder other than in its capacity as a shareholder of Akers Biosciences, Inc. (the "Company" or "AKER").

As per the draft "Agreement and Plan of Merger and Reorganization" dated November 11, 2020 between, AKER, MYMD Pharmaceuticals, Inc ("MYMD" or the "Target"), a Florida corporation, and Merger Sub, a Florida corporation, are contemplating a Merger ("Transaction") and:

- The holders of the outstanding equity of MYMD will own approximately 80% of the outstanding equity of AKER immediately following the Merger, on a fully diluted basis, and
- The holders of the outstanding equity of AKER immediately prior to the Merger will own approximately 20% of the outstanding equity of AKER immediately following the Merger, on a fully diluted basis.

Our Opinion does not address the Company's underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to (i) the material terms of the Agreement or the form of the Transaction or any other contractual arrangement that the parties may enter into in connection with the Transaction or (ii) the fairness of the Transaction to, or any consideration that may be received in connection therewith by, the individual shareholders, nor do we offer any Opinion as to the relative fairness of the consideration to be received by different shareholders.

We have assumed, with your consent, that the representations and warranties of all parties to the Agreement are true and correct, that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party, that all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and that the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement, without any modifications or amendments thereto or any adjustment to the consideration. In rendering this Opinion, we have also assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined along with the discussion on the draft. We have not been authorized to and have not solicited indications of interest in a possible transaction with the Company from any party.

In arriving at our Opinion, we have, among other things: (i) reviewed the financial statements for fiscal 2018 through 2019 and pro-forma financials through June 30, 2020 of MYMD; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the

CONFIDENTIAL

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Target furnished to us by the Company; (iii) conducted discussions with members of senior management and representatives of the Target concerning the matters described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Target generally; (iv) reviewed publicly available financial and stock market data, including valuation levels, for certain other companies in lines of business of the Target that we deemed relevant; (v) reviewed the draft Agreement and Plan of Merger and Reorganization, dated November 11, 2020; and (vi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax accounting and other information supplied to, discussed with, or reviewed by us for the purpose of this Opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or MYMD, nor have we furnished with any such evaluation or appraisal. You have directed us to use the assumptions provided by management of MYMD and the Company for the purposes of our analysis and this Opinion.

Our Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In addition, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, any class of creditors or other constituencies of the Company, other than the shareholders of the Company. We also do not express any Opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company's officers, directors or employees, or any class of such persons, relative to the Consideration or otherwise.

This Opinion is for the use and benefit of the Board of Directors of the Company in the evaluation of the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the consideration for the shareholders of the Company in the Transaction is fair from a financial point of view to the Company.

Very truly yours,

GEMINI VALUATION SERVICES

By: Nathan Johnson

Its: Managing Director

Date: 11/11/20

CONFIDENTIAL

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Annex G

Akers BioSciences, Inc.

Lock-Up/Leak-Out Agreement

November 11, 2020

This Lock-Up/Leak-Out Agreement (this “Agreement”) is executed in connection with the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and among Akers BioSciences, Inc., a New Jersey corporation (“Parent”), XYZ Merger Sub Inc., a Florida corporation (“Merger Sub”), and MyMD Pharmaceuticals, Inc., a Florida corporation (“Company”), dated as of November 11, 2020. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Merger Agreement.

In connection with, and as an inducement to, the parties entering into the Merger Agreement and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned, by executing this Agreement, agrees that, without the prior written consent of the Parent, during the period commencing at the Effective Time and continuing until the end of the Lock-Up Period (as hereinafter defined), the undersigned will not: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, any shares of Parent Common Stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Parent Common Stock (including without limitation, Parent Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (the “Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock; ; or (4) publicly disclose the intention to do any of the foregoing (each of the foregoing restrictions, the “Lock-Up Restrictions”).

Notwithstanding the terms of the foregoing paragraph, the Lock-Up Restrictions shall automatically terminate and cease to be effective on the date that is one-hundred and eighty (180) days after the Effective Time. The period during which the Lock-Up Restrictions apply to the Securities shall be deemed the “Lock-Up Period” with respect thereto. In addition, beginning on the date that is one-hundred and eighty (180) days after the Effective Time and ending on the date that is one-hundred and eighty (180) days after such date (the “Leak-Out Period”), the undersigned may dispose of Parent Common Stock only in accordance with the volume limitations set forth in paragraph (e) of Rule 144 promulgated under the U.S. Securities Act of 1933, as amended (even if the undersigned is not then subject to the requirements of paragraph (e) of such Rule 144 pursuant to the provisions of Rule 144) (“Leak Out Restrictions”); provided that with respect to any shares of Parent Common Stock issued upon the exercise of options and warrants, the Leak-Out Period shall be deemed to be the period commencing one-hundred and eighty (180) days after the Effective Time and ending on the date that is three-hundred and sixty (360) days after such date .

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The undersigned agrees that the Lock-Up Restrictions and Leak-Out Restrictions preclude the undersigned from engaging in any hedging or other transaction with respect to any then-subject Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Securities in violation of the Lock-Up Restrictions (during the Lock-Up Period) or Leak-Out Restrictions (during the Leak-Out Period) even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Securities.

Notwithstanding the foregoing, the undersigned may transfer any of the Securities, whether or not during the Lock-Up Period (1) as a bona fide gift or gifts or charitable contribution(s), (2) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (3) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity (A) to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or (B) as distributions of Securities to limited partners, limited liability company members, stockholders or trust beneficiaries of the undersigned or holders of similar equity interests in the undersigned, (4) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement, (5) by will, other testamentary document or intestate succession, (6) to any immediate family member, any investment fund, family partnership, family limited liability company or other entity controlled or managed by the undersigned, (7) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (1) through (6), (8) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Parent’s capital stock involving a change of control of the Parent, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Securities shall remain subject to the restrictions contained in this Agreement or (9) sales of Parent Common Stock in open-market transactions at a price per share equal to in excess of $10.00 (as adjusted for stock splits, stock dividends, reverse stock splits, share combinations and similar changes in the Parent Common Stock after the date hereof); provided, in the case of clauses (1)-(7), that (A) such transfer shall not involve a disposition for value, (B) the transferee agrees in writing with Parent to be bound by the terms of this Agreement and (C) no filing by any party under Section 16(a) of the Exchange Act shall be required or shall be made voluntarily in connection with such transfer. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In addition, the foregoing restrictions shall not apply to: (1) the vesting, settlement, or cash exercise of stock options granted pursuant to equity incentive plans existing immediately following the Effective Time; provided that it shall apply to any of the Securities issued upon such exercise; or (2) the vesting, settlement, or cash exercise of warrants into Parent Common Stock or the conversion of any other security convertible into Parent Common Stock that are outstanding as of the Effective Time; provided, in each case, that it shall apply to any of the Securities issued upon such conversion or exercise. The undersigned agrees that, to the extent that the undersigned is a holder of any options or warrants to purchase shares of Parent Common Stock, that during the period commencing at the Effective Time and ending on the two (2) year anniversary thereof, the undersigned may only exercise such options and warrants for cash and will not seek to effect any “cashless exercise” or “net exercise” of such warrants and/or options (provided that during the Leak-Out Period nothing shall prevent the undersigned from paying the exercise price of options through a “same day sale” process in which the undersigned elects to sell through a broker a sufficient number of shares of Parent Common Stock issuable upon the exercise of such options to fund the exercise price of the options).

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The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that the undersigned shall be released from all obligations under this Agreement if the Merger Agreement is terminated prior to the Effective Time pursuant to its terms, upon the date of such termination.

The undersigned understands that Parent and the Company are entering into the Merger Agreement in reliance upon this Agreement.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

This Agreement, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parent and the undersigned in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parent and the undersigned, written or oral, to the extent they relate in any way to the subject matter hereof.

Very truly yours,

Printed Name of Holder

By:
Signature

Printed Name of Person Signing
(and indicate capacity of person signing if
signing as custodian, trustee, or on behalf of an entity)

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Annex H

SECURED PROMISSORY NOTE

(Grid Attached)

$3,000,000.00	November 11, 2020

FOR VALUE RECEIVED AND IN CONSIDERATION OF ANY ADVANCE OR ADVANCES (INIDIVIDUALLY AN “ADVANCE” AND COLLECTIVELY, THE “ADVANCES”), and subject to the terms and conditions set forth herein, MYMD PHARMACEUTICALS, INC., a Florida corporation (“Borrower”), hereby unconditionally promises to pay to AKERS BIOSCIENCES, INC., a New Jersey corporation, or its assigns (“Noteholder”, and together with Borrower, the “Parties”), the principal amount the principal amount of the Advances on the Maturity Date (as defined below) together with all accrued interest thereon, as provided in this Secured Promissory Note (this “Note”). The aggregate amount of all Advances made under this Note shall not exceed $3,000,000 (the “Facility Limit”)

1. Definitions. The following terms used herein shall have the meanings set forth in this Section 1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

“Advance” and “Advances” have the respective meanings set forth in the introductory paragraph.

“Advance Request” has the meaning set forth in Section 2.1(a).

“Applicable Rate” means the rate equal to five percent (5%) per annum.

“Asset Sale” means any (i) sale, licensing or disposition of all or any part, or rights in, the IP Rights or (ii) disposition of property or series of related dispositions of substantially all of the assets of Borrower to a third party (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds).

“Borrower” has the meaning set forth in the introductory paragraph.

“Budget” means Borrower’s budget of operating expenses by calendar month attached hereto as Schedule 1.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Collateral” has the meaning set forth in Section 8.

“Debt” of Borrower, means all (a) indebtedness for borrowed money, (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (e) capital lease obligations, (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f) and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

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“Default Rate” means, at any time, the Applicable Rate plus three (3) percentage points.

“Event of Default” has the meaning set forth in Section 10.

“Facility Limit” has the meaning set forth in the introductory paragraph.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supranational bodies such as the European Union or the European Central Bank).

“Grid” means the grid attached hereto as Schedule 2 reflecting Advances made hereunder.

“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Maturity Date” means the earliest of (a) April 15, 2022, (b) if the Merger is consummated, then upon demand of Noteholder following the consummation of the Merger, and (c) the date on which all amounts under this Note shall become due and payable pursuant to Section 11.

“Merger” means the merger transaction contemplated by the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization, dated as of November 11, 2020, by and among Noteholder, XYZ Merger Sub Inc., a Florida corporation and Borrower, as amended, supplemented and modified from time to time.

“Net Cash Proceeds” (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds actually received from deferred payments), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be reserved for indemnification, adjustment of purchase price or similar obligations pursuant to the agreements governing an Asset Sale and other customary fees and expenses actually incurred in connection therewith and net of taxes paid (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity interests or any incurrence of Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

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“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Parties” has the meaning set forth in the introductory paragraph.

“Permitted Debt” means (a) Debt existing or arising under this Note and any refinancing thereof, (b) Debt existing as of the date of this Note and set out in the Company Financials as of [July 31, 2020], and (c) other Debt expressly permitted by the Merger Agreement.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

“Recovery Event” any settlement of or payment to Borrower with respect to any property or casualty insurance claim or any condemnation proceeding relating to any asset of such party.

“UCC” means Uniform Commercial Code in effect in the State of New York and any other applicable jurisdiction.

2. Advances; Final Payment Date; Optional Prepayments.

2.1 Advances. Subject to the conditions set forth below, Noteholder shall make Advances to Borrower in such amounts and at such times as needed to fund Borrower’s operating expenses as provided in the Budget. For clarity, in no event shall Noteholder be required to make Advances in excess of the Facility Limit. Noteholder’s obligation to make each Advance hereunder shall be subject to the satisfaction (or waiver in Noteholder’s sole discretion) of the following conditions precedent:

(a) At least three (3) Business Days prior to the date on which Borrower requests an Advance be made, Borrower shall deliver to Noteholder an advance request (each a “Advance Request”), in substantially the form attached hereto as Exhibit A which shall identify the specific uses for the Advance (which uses must be consistent with and specified in the Budget) and shall certify that all of the other conditions set forth in this Section 2.1 to the making of such Advance are satisfied;

(b) There shall not have occurred and be continuing any material breach or violation of the terms and provisions of the Merger Agreement by Borrower;

(c) There shall not have occurred and be continuing any Event of Default;

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(d) Borrower shall be in compliance with all of the information and reporting requirements set forth in Section 7.6; and

(e) Borrower shall have caused to be delivered to Noteholder Company Voting Agreements (as defined in the Merger Agreement) representing a majority of Borrower’s outstanding shares of voting stock and none of such Company Voting Agreements shall have been rescinded or otherwise not in full force and effect.

2.2 Final Payment Date. The aggregate unpaid principal amount of the Advances, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable on the Maturity Date.

2.3 Optional Prepayment. Borrower may prepay the Advances in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. No prepaid amount may be re-borrowed.

3. Interest.

3.1 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Advances made hereunder shall bear interest at the Applicable Rate from the date the Advances was made until the Advances is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

3.2 Interest Payment Dates. Interest shall be payable in arrears to Noteholder on the Maturity Date.

3.3 Default Interest. Upon the occurrence and during the continuance of an Event of Default (as defined below), any amounts due hereunder (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, shall bear interest, after as well as before judgment, at the Default Rate from the date of such non-payment until such amount is paid in full.

3.4 Computation of Interest. All computations of interest shall be made on the basis of a year of 365 days and the actual number of days elapsed. Interest shall accrue on each Advance on the day on which such Advance is made, and shall not accrue on the Advances for the day on which they are paid. Interest shall be calculated on a simple-interest basis.

3.5 Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Advances shall exceed the maximum rate of interest permitted to be charged by Noteholder to Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

4. Payment Mechanics.

4.1 Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America no later than 4:30 PM, Eastern Time, on the date on which such payment is due by wire transfer of immediately available funds to Noteholder’s account at a bank specified by Noteholder in writing to Borrower from time to time.

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4.2 Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under this Note.

4.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

4.4 Evidence of Debt. Noteholder is authorized to record on the grid attached hereto as Schedule 2 each Advance made to Borrower and each payment or prepayment thereof. The entries made by Noteholder shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of Noteholder to record such payments or prepayments, or any inaccuracy therein, shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Advances in accordance with the terms of this Note.

4.5 Rescission of Payments. If at any time any payment made by Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

5. Conversion. The principal amount of this Note, and all accrued and unpaid interest thereon, shall be convertible into shares of Borrower’s common stock in accordance in accordance with and under the circumstances set forth in the provisions of Section 7.03(c) of the Merger Agreement.

6. Mandatory Prepayment. If, at any time after the termination or expiration of the Merger Agreement (i) any Debt, other than Permitted Debt, shall be incurred by Borrower, (ii) any equity interests shall be issued by Borrower or (iii) any Asset Sale or Recovery Event shall be consummated, then, in each case, no later than two (2) Business Days after Borrower receives the Net Cash Proceeds, if any, therefrom, the Note shall be prepaid by an amount equal to 100% of the amount of the Net Cash Proceeds from such incurrence or issuance up to the amount of the Advances then outstanding (including all accrued and unpaid interest thereon).

7. Covenants. From and after the date hereof until all amounts outstanding under this Note have been paid in full, unless consented to in writing by Noteholder, Borrower shall not:

7.1 Indebtedness. Incur, create, assume, permit to exist, guarantee or otherwise become liable with respect to any Debt, other than Permitted Debt.

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7.2 Liens. Incur, create, assume or suffer to exist any Lien on any of its property or assets, whether now owned or hereinafter acquired, or permit any Collateral not to be subject to the first priority security interest granted herein, except for (a) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings; and (b) non-consensual Liens arising by operation of law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings.

7.3 Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any equity interests of Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower.

7.4 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase, hold or acquire any equity interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person.

7.5 Use of Proceeds. Use the proceeds of each Advance pursuant to, and in accordance with the Budget and the applicable Advance Request.

7.6 Access. Borrower shall give Noteholder access to its books and records in order for Noteholder to verify that each Advance has been used in accordance with the Budget and each Advance Request. In addition, Borrower shall on bi-weekly basis make available to Noteholder a report of (i) all cash in-flows and cash out-flows from Borrower’s deposit accounts, (2) a reconciliation of all expenses incurred to the Budget, (3) an accounts payable ageing, (4) a list of the outstanding principal of all Debts and other liabilities, and (5) such other information regarding Borrower’s financial condition as Noteholder may reasonably request. Borrower shall make its chief financial officer (or equivalent officer) available to Noteholder by telephone or videoconference during normal business hours on reasonable advance notice.

8. Granting of Security Interest. Borrower hereby pledges, assigns and grants to Noteholder, to secure the payment and the performance of this Note and the Advances, all interest thereon and all other obligations set forth herein (collectively, the “Obligations”), a first priority security interest in and Lien on, and a right of set-off against, the following property and assets (collectively, the “Collateral”), wherever located, whether now or hereafter existing, owned or acquired by Borrower, and all proceeds and products thereof:

All goods, accounts, equipment, inventory, contract rights or rights to payment of money, leases, intellectual property, license agreements, franchise agreements, general intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

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Borrower hereby represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a valid, first priority perfected security interest in the Collateral. Noteholder’s security interest in the Collateral shall continue until the Obligations (other than contingent obligations of Borrower hereunder that will survive payment in full of the Obligations and termination of this Note by express terms) are repaid in full. Upon payment in full of all amounts due under this Note or upon conversion of this Note, this Note and all obligations of Borrower hereunder (other than contingent obligations of Borrower hereunder that will survive payment in full of the Obligations and termination of this Note by express terms) shall automatically terminate, and all rights to the Collateral shall revert to the granting party and Noteholder shall, at Borrower’s sole cost and expense, release its security interest in the Collateral.

9. Authorization to File Financing Statements. Borrower hereby authorizes Noteholder to file financing statements or take any other action required to memorialize or perfect Noteholders’ security interest in the Collateral at Borrower’s expense, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Noteholder s’ interest or rights under this Note, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of this Note, by Borrower, or any other Person, shall be deemed to violate the rights of Noteholder under the UCC.

10. Events of Default. The occurrence and continuance of any of the following (each, an “Event of Default”) shall constitute an Event of Default hereunder:

10.1 Failure to Pay. Borrower fails to pay any principal amount of the Advances and/or accrued and unpaid interest thereon on the Maturity Date.

10.2 Termination of Merger; Breaches.

(a) Noteholder properly terminates the Merger Agreement pursuant to Section 7.01(d) or Section 7.01(h) of the Merger Agreement.

(b) Borrower breaches any of its covenants, obligations or agreements in Section 5.12 of the Merger Agreement in any material respect.

(c) Borrower breaches or violates any of its covenants, obligations or agreements set forth in Section 7 of this Note and such breach or violation is not cured (if curable) within 10 days of the date that Borrower receive written notice thereof from Noteholder or Borrower first knew of such breach of violation.

10.3 Collateral. Except as otherwise provided or permitted herein, Noteholder ceases to have a first priority perfected Lien in a material portion of the Collateral.

10.4 Note. This Note, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder, ceases to be in full force and effect.

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10.5 Bankruptcy.

(a) Borrower commences any case, proceeding or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower makes a general assignment for the benefit of its creditors;

(b) there is commenced against Borrower any case, proceeding or other action of a nature referred to in Section 10.5(a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 60 days;

(c) there is commenced against Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;

(d) Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 10.5(a), Section 10.5(b) or Section 10.5(c) above; or

(e) Borrower admits in writing its inability to, pay its debts as they become due.

11. Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Noteholder may at its option, without further notice or demand, (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; (b) foreclose on any or all of the Collateral in accordance with the UCC (provided that nothing herein shall be construed to grant Noteholder the right to retain any surplus Collateral value in excess of the amount due hereunder); (c) exercise any or all of its rights, powers or remedies under the Merger Agreement or applicable Law; or (d) pursue any combination of the foregoing; provided, however that, if an Event of Default described in Section 10.5 shall occur, the principal of and accrued interest on the Advances shall become immediately due and payable without any notice, declaration or other act on the part of Noteholder. For clarity, Noteholder shall have all of the rights and remedies of a secured creditor under the UCC.

12. Power of Attorney. Borrower hereby appoints Noteholder and Noteholder’s designee as its attorney, with power: (a) on and after the occurrence of an Event of Default, to endorse Borrower’s name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into Noteholder’s possession; (b) on and after the occurrence of an Event of Default, to sign Borrower’s name on any invoice, bill of lading, warehouse receipt, or other negotiable or non-negotiable document constituting Collateral, on drafts against customers, on assignments of accounts, on notices of assignment, financing statements, and other public records, and to file any such financing statements by electronic means with or without a signature as authorized or required by applicable Law or filing procedure; (c) to file such financing statements with respect to this Note, and (d) on and after the occurrence of an Event of Default, if applicable, after Noteholder has determined that a Borrower has failed to take any action required hereunder, to do all things reasonably necessary to carry out the terms and conditions of this Note. Borrower ratifies and approves all acts of such attorney. This power, being coupled with an interest, is irrevocable until this Note is terminated in accordance with the terms herein.

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13. Miscellaneous.

13.1 Notices.

(a) All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)	If to Borrower:

MyMD Pharmaceuticals, Inc.
324 S. Hyde Park Ave
Tampa, FL 33606

With a copy to:
Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, FL 33602

Attn:	Curt P. Creely
Megan Odroniec
E-mail:	ccreely@foley.com
modroniec@foley.com

(ii)	If to Noteholder:

Akers Biosciences, Inc.
201 Grove Road
Thorofare, New Jersey USA 08086

With a copy to:
Haynes and Boone, LLP
30 Rockefeller Plaza
26th Floor
New York, NY 10112

Attn.:	Rick A. Werner

Greg Kramer
E-Mail:	rick.werner@haynesboone.com
greg.kramer@haynesboone.com

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(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next Business Day); and (iii) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

13.2 Governing Law. This Note and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by the laws of the State of New York.

13.3 Submission to Jurisdiction

(a) Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Note may be brought in any New York State Court sitting in New York City or, if jurisdiction over the matter is vested exclusively in the federal courts, the United States District Court for the Southern District of New York. and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against Borrower in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b) Nothing in this Section 13.3 shall affect the right of Noteholder to (i) commence legal proceedings or otherwise sue Borrower in any other court having jurisdiction over Borrower or (ii) serve process upon Borrower in any manner authorized by the laws of any such jurisdiction.

13.4 Venue. Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 13.3 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

13.5 Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

13.6 Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note, together with the Merger Agreement, constitutes the entire contract between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

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13.7 Successors and Assigns. This Note may not be assigned or transferred by Noteholder to any Person without the prior written consent of Borrower, provided that if the Merger Agreement is properly terminated while this Note is still outstanding, then this Note may be assigned or transferred by Noteholder without the prior written consent of Borrower from and after an Event of Default. Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of Noteholder. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

13.8 Indemnification. Borrower hereby indemnifies, saves, and holds Noteholder and its successors, assigns, agents, attorneys, and employees harmless from and against, and covenants to defend Noteholder against, any and all losses, damages, claims, costs, penalties, liabilities, and expenses (collectively, “Claims”), including court costs and attorneys’ fees, and any of the foregoing, arising from the negligence of Noteholder or any of its officers, employees, agents, advisors, or representatives, howsoever arising or incurred because of, incident to, or with respect to Collateral or any use, possession, maintenance, or management thereof; provided, however, that the indemnity set forth in this Section 13.8 will not apply to Claims caused by the gross negligence or willful misconduct of Noteholder or any of its officers, employees, agents, advisors, or representatives, as determined by a court of competent jurisdiction in final and nonappealable judgment. The obligations of Borrower under this Section will survive payment in full of the Obligations and termination of this Note.

13.9 Waiver of Notice. Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

13.10 Interpretation. For purposes of this Note (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

13.11 Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

13.12 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

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13.13 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

13.14 Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in the Note shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable Law.

13.15 Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

13.16 Florida Stamp Taxes. Borrower will indemnify and reimburse Noteholder for all documentary stamp taxes imposed by the State of Florida in connection with the making of this Note and the Lien in Borrower’s assets granted hereunder.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Borrower has executed this Note as of the date first written above.

BORROWER:

MYMD PHARMACEUTICALS, INC.

By:	/s/ James A. McNulty
Name:	James A. McNulty
Title:	Chief Executive Officer

NOTEHOLDER:

AKERS BIOSCIENCES, INC.

By:	/s/ Christopher C. Schreiber
Name:	Christopher C. Schreiber
Title:	Executive President of the Board of Directors,
President and Director

Signature Page to

Secured Promissory Note

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Schedule 1

BUDGET

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SCHEDULE 2

ADVANCES AND Payments

Date of Advance (Payment)	Amount of Advance (Payment)	Amount of Principal (Advanced) Paid	Unpaid Principal Amount of Note	Name of Person Making the Notation

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EXHIBIT A

FORM OF ADVANCE REQUEST

__________, 20__

Akers Biosciences, Inc.

201 Grove Road

Thorofare, New Jersey USA 08086

Attn: [______]

E-mail: [_______]

Ladies and Gentlemen:

This Advance Request is executed and delivered by MYMD PHARMACEUTICALS, INC., a Florida corporation (“Borrower”), to AKERS BIOSCIENCES, INC., a New Jersey corporation (“Noteholder”), pursuant to Section 2.1(a) of that certain Secured Promissory Note, dated as of November [●], 2020 (as amended, modified, supplemented, or restated from time to time, the “Note”), by and among Borrower and Noteholder. Capitalized terms not defined herein have the meanings assigned to such terms in the Note.

Complete the following:

1.	Borrower hereby requests an Advance

(a)	On __________ (a Business Day) [1]

(b)	In the amount of $__________

(c)	For the following specific uses:	___________________________________[2]

2.	In connection with the Advance requested herein, Borrower hereby certifies to Noteholder that on and as of the date of such Advance, all of the conditions to making such Advance set forth in Section 2.1 of the Note are satisfied.

3.	The following are Borrower’s instructions for distribution of Advance proceeds (appropriate wire instructions, etc.):

Remainder of Page Intentionally Left Blank.

Signature Page(s) to Follow.

1 At least three (3) Business Days after the date of this Advance Request

2 Such uses must be consistent with and specified in the Budget

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IN WITNESS WHEREOF, Borrower has executed and delivered this Advance Request as of the date first written above.

BORROWER:

MYMD PHARMACEUTICALS, INC.

By:
Name:
Title:

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Annex I

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of November 11, 2020, between Akers BioSciences, Inc. a New Jersey corporation (“Parent”), and the undersigned (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the sole record and beneficial owner of and has the sole power to vote (or to direct the voting of) the number of shares of common stock, par value $0.001 per share (the “Common Shares”) of MyMD Pharmaceuticals, Inc., a Florida corporation (“Company”), or any other voting shares of Company’s capital stock set forth opposite the Stockholder’s name on Schedule I hereto (such Common Shares, together with any other shares of capital stock of Company (“Shares”) the voting power of which is acquired by such Stockholder during the period from the date hereof through the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, Company, Parent, and XYZ Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are concurrently entering into an agreement and plan of merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into Company, with Company continuing as the surviving corporation thereafter (the “Merger”);

WHEREAS, the adoption of the Merger Agreement requires, under Florida law and the Company’s certificate of incorporation and bylaws, the affirmative vote of the holders of a majority in voting power of the outstanding shares of Company Common Stock outstanding on the applicable record date and, in addition, Section 5.02(a) of the Merger Agreement further specifies that the Merger must be approved by holders of a number of Common Shares representing at least seventy five percent (75%) of the issued and outstanding Common Shares; and

WHEREAS, as an inducement to Parent’s willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, transactions from which the Stockholder believes it will derive substantial benefits through its ownership interest in Company, the Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

I-1

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1 Agreement to Vote. The Stockholder hereby agrees that, during the Voting Period, and at any duly called meeting of the stockholders of Company (or any adjournment or postponement thereof), or in any other circumstances (including action by written consent of stockholders in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to the adoption of the Merger Agreement or the approval of the Merger and any of the transactions contemplated thereby is sought, the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, and shall provide a written consent or vote (or cause to be voted), in person or by proxy, all of its Subject Shares, in each case (i) in favor of (A) any proposal to adopt and approve or reapprove the Merger Agreement and the other transactions contemplated thereby and (B) waiving any notice that may have been or may be required relating to the Merger or any of the other transactions contemplated by the Merger Agreement, and (ii) against (X) any Acquisition Proposal and any action in furtherance of any such Acquisition Proposal and (Y) any action, proposal, transaction or agreement that, to the knowledge of the Stockholder, would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Stockholder under this Agreement. As used herein, the term “Expiration Time” shall mean the earliest occurrence of (A) the Effective Time, (B) the date and time of the valid termination of the Merger Agreement in accordance with its terms, and the term “Voting Period” shall mean such period of time between the date hereof and the Expiration Time.

Section 2.2 Grant of Irrevocable Proxy. The Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as the Stockholder’s proxy, with full power of substitution and resubstitution, to vote, including by executing written consents, during the Voting Period with respect to any and all of the Subject Shares on the matters and in the manner specified in Section 2.1. The Stockholder shall take all further action or execute such other instruments as may be necessary to effectuate the intent of any such proxy. The Stockholder affirms that the irrevocable proxy given by it hereby with respect to the Merger Agreement and the transactions contemplated thereby is given to Parent by the Stockholder to secure the performance of the obligations of the Stockholder under this Agreement. It is agreed that Parent (and its officers on behalf of Parent) will use the irrevocable proxy that is granted by the Stockholder hereby only in accordance with applicable Legal Requirements and that, to the extent Parent (and its officers on behalf of Parent) uses such irrevocable proxy, it will only vote (or sign written consents in respect of) the Subject Shares subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1.

Section 2.3 Nature of Irrevocable Proxy. The proxy granted pursuant to Section 2.2 to Parent by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies or powers of attorney granted by the Stockholder. The proxy that may be granted hereunder shall terminate upon the termination of this Agreement, but shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of the Stockholder.

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ARTICLE III

COVENANTS

Section 3.1 Subject Shares.

(a) The Stockholder agrees that (i) from the date hereof until the Expiration Time, it shall not, and shall not commit or agree to, without Parent’s prior written consent, directly or indirectly, whether by merger, consolidation or otherwise, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift or by operation of law) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to or permit, a Transfer of, any or all of the Subject Shares or any interest therein; and (ii) during the Voting Period, it shall not, and shall not commit or agree to, without Parent’s prior written consent, (A) grant any proxies or powers of attorney with respect to any or all of the Subject Shares or agree to vote (or sign written consents in respect of) the Subject Shares on any matter or divest itself of any voting rights in the Subject Shares, or (B) take any action that would have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, the Stockholder may (1) make transfers or dispositions of the Subject Shares to any member of the immediate family of the Stockholders or to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, (2) make transfers or dispositions of the Subject Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder, (3) make transfers of the Subject Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder, (4) make transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, (5) make transfers or dispositions not involving a change in beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) and (6) if the Stockholder is a trust, make transfers or dispositions to any beneficiary of the Stockholder or the estate of any such beneficiary. The Stockholder agrees that any Transfer of Subject Shares not permitted hereby shall be null and void and that any such prohibited Transfer shall be enjoined. If any voluntary or involuntary Transfer of any Subject Shares covered hereby shall occur (including, but not limited to, a sale by the Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

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(b) In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. The Stockholder further agrees that, in the event Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any additional Shares, in each case after the execution of this Agreement, the Stockholder shall deliver promptly to Parent written notice of such event, which notice shall state the number of additional Shares so acquired. The Stockholder agrees that any such additional Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein as if those additional shares were owned by the Stockholder on the date of this Agreement.

Section 3.2 Stockholder’s Capacity. All agreements and understandings made herein shall be made solely in the Stockholder’s capacity as a holder of the Subject Shares and not in any other capacity, including as an officer or director of the Company.

Section 3.3 Other Offers. The Stockholder (in the Stockholder’s capacity as such), shall not, and shall not authorize or permit any of its Representatives to, take any of the following actions: (i) solicit, initiate, knowingly encourage or knowingly facilitate an Acquisition Proposal, (ii) furnish any non-public information regarding Parent to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Acquisition Proposal, (iv) approve, endorse or recommend or propose to approve, endorse or recommend, any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating, approving, endorsing or recommending or proposing to approve, endorse or recommend, any Acquisition Transaction or accepting any Acquisition Proposal; provided, however, that none of the foregoing restrictions shall apply to the Stockholder’s and its Representatives’ interactions with Parent, Merger Sub and their respective subsidiaries and representatives. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Representatives of the Stockholder shall be deemed to be a breach of this Section 3.3 by the Stockholder. The Stockholder shall, and shall use reasonable best efforts to cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

Section 3.4 Communications. During the Voting Period, the Stockholder shall not, and shall use its reasonable best efforts to cause its Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent, provided that the foregoing shall not limit or affect any actions taken by the Stockholder (or any affiliated officer or director of Stockholder) that would be permitted to be taken by Stockholder pursuant to the Merger Agreement. The Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub and Company (including in any publicly filed documents relating to the Merger or any transaction contemplated by the Merger Agreement) of: (a) the Stockholder’s identity; (b) the Stockholder’s beneficial ownership of the Subject Shares; and (c) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Sub or Company determines to be necessary in any SEC disclosure document in connection with the Merger or any transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent, Merger Sub and Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.

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Section 3.5 Voting Trusts. The Stockholder agrees that it will not, nor will it permit any entity under its control to, deposit any of its Subject Shares in a voting trust or subject any of its Subject Shares to any arrangement with respect to the voting of such Subject Shares other than as provided herein.

Section 3.6 Waiver of Appraisal Rights. To the extent permitted by applicable Legal Requirements, the Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Merger or quasi-appraisal rights that it may at any time have under applicable Legal Requirements, including Section 607.1302 of Florida Law. The Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Company or any of their respective successors, directors or officers, (a) challenging the validity, binding nature or enforceability of, or seeking to enjoin the operation of, this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation, entry into or consummation of the Merger Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

The Stockholder hereby represents and warrants to Parent as follows:

Section 4.1 Due Authorization, etc. The Stockholder is a natural person, corporation, limited partnership or limited liability company. If Stockholder is a corporation, limited partnership or limited liability company, Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted. The Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Legal Requirements of general applicability relating to or affecting creditors’ rights and by general equitable principles.

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Section 4.2 Ownership of Shares. Schedule I hereto sets forth opposite the Stockholder’s name the Shares over which the Stockholder has sole record and beneficial ownership as of the date hereof. As of the date hereof, the Stockholder is the lawful owner of the Shares denoted as being owned by the Stockholder on Schedule I hereto, has the sole power to vote or cause to be voted such Shares and has the sole power to dispose of or cause to be disposed such Shares (other than, if Stockholder is a partnership or a limited liability company, the rights and interest of persons and entities that own partnership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership or limited liability company law). The Stockholder has, and will at all times up until the Expiration Time have, good and valid title to the Shares denoted as being owned by the Stockholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, or (ii) those existing under applicable securities laws.

Section 4.3 No Conflicts. (a) No filing with any Governmental Body, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholder and (b) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Stockholder, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or its assets (including any of the Subject Shares) may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement.

Section 4.4 Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or Company in respect of this Agreement based upon any Contract made by or on behalf of the Stockholder, solely in the Stockholder’s capacity as a stockholder of Company.

Section 4.5 No Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

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ARTICLE V

TERMINATION

Section 5.1 Termination. This Agreement shall automatically terminate, and neither Parent nor the Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the Expiration Time; and(b) the termination of this Agreement by mutual written consent of the parties. The parties acknowledge that, upon termination of this Agreement as permitted under and in accordance with the terms of this Article V, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that, subject to Section 6.11, the termination of this Agreement shall not relieve either party to this Agreement from liability for such party’s intentional breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article V and Article VI shall survive the termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Further Actions. Subject to the terms and conditions set forth in this Agreement, the Stockholder agrees to take any and all actions and to do all things reasonably necessary to effectuate this Agreement.

Section 6.2 Fees and Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.3 Amendments, Waivers, etc. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 6.4 Notices. Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by electronic mail transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), or hand delivery, addressed as follows:

If to Parent, to:

Akers Biosciences, Inc.
201 Grove Road
Thorofare, New Jersey USA 08086

with a copy to (which shall not constitute notice):

Haynes and Boone, LLP
30 Rockefeller Plaza
26th Floor
New York, NY 10112

Attn.:	Rick A. Werner
Greg Kramer
E-Mail:	rick.werner@haynesboone.com
greg.kramer@haynesboone.com

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If to the Stockholder, to the address or electronic mail address set forth on the signature pages hereto, or to such other person or address as any party shall specify by written notice so given.

Section 6.5 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 6.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 6.7 Entire Agreement; Assignment. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that without consent, Parent may assign all or any of its rights and obligations hereunder to any of its Affiliates that assume the rights and obligations of Parent under and in accordance with the terms of the Merger Agreement. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary set forth herein, the Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of the Stockholder’s Subject Shares shall pass, whether by operation or law or otherwise, including the Stockholder’s heirs, guardians, administrators or successors and assigns, and the Stockholder agrees to take all actions necessary to effect the foregoing.

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Section 6.8 Governing Law. THIS AGREEMENT AND ALL QUESTIONS RELATING TO THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

Section 6.9 Specific Performance. The Stockholder acknowledges that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy and each of Company and Parent shall be entitled to a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of monetary damages as a remedy, which shall be the sole and exclusive remedy for any such breach.

Section 6.10 Submission to Jurisdiction. Any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in any New York State Court sitting in New York City or, if jurisdiction over the matter is vested exclusively in the federal courts, the United States District Court for the Southern District of New York. The Stockholder: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each appellate court therefrom) in connection with any such action, suit or legal proceeding; (ii) agrees that such court will be deemed to be a convenient forum and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or legal proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Section 6.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

Section 6.12 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “.pdf” form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

AKERS BioSCIENCES, INC.

By:
Name:
Title:

[Signature Page to Parent Voting Agreement]

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Address:

Electronic Mail Address:

[Signature Page to Parent Voting Agreement]

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Schedule I

Ownership of Shares

Name and Address of Stockholder	Number of Shares

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Annex J

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of November 11, 2020, between MyMD Pharmaceuticals. Inc., a Florida corporation (“Company”) and the undersigned (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the sole record and beneficial owner of and has the sole power to vote (or to direct the voting of) the number of shares of common stock, no par value per share (the “Common Shares”) of Akers BioSciences, Inc., a New Jersey corporation (“Parent”), set forth opposite the Stockholder’s name on Schedule I hereto (such Common Shares together with any other shares of capital stock of Parent (“Shares”) the voting power of which is acquired by such Stockholder during the period from the date hereof through the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, Company, Parent, and XYZ Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are concurrently entering into an agreement and plan of merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into Company, with Company continuing as the surviving corporation thereafter (the “Merger”);

WHEREAS, the adoption of the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Parent Common Stock outstanding on the applicable record date; and

WHEREAS, as an inducement to Company’s willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, transactions from which the Stockholder believes it will derive substantial benefits through its ownership interest in Parent, the Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

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ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1 Agreement to Vote. The Stockholder hereby agrees that, during the Voting Period, and at any duly called meeting of the stockholders of Parent (or any adjournment or postponement thereof), or in any other circumstances (including action by written consent of stockholders in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to the adoption of the Merger Agreement or the approval of the Merger and any of the transactions contemplated thereby is sought, the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, and shall provide a written consent or vote (or cause to be voted), in person or by proxy, all of its Subject Shares, in each case (i) in favor of (A) any proposal to adopt and approve or reapprove the Merger Agreement and the other transactions contemplated thereby and (B) waiving any notice that may have been or may be required relating to the Merger or any of the other transactions contemplated by the Merger Agreement, and (ii) against (X) any Acquisition Proposal and any action in furtherance of any such Acquisition Proposal and (Y) any action, proposal, transaction or agreement that, to the knowledge of the Stockholder, would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Stockholder under this Agreement. As used herein, the term “Expiration Time” shall mean the earliest occurrence of (A) the Effective Time, (B) the date and time of the valid termination of the Merger Agreement in accordance with its terms, and the term “Voting Period” shall mean such period of time between the date hereof and the Expiration Time.

Section 2.2 Grant of Irrevocable Proxy. The Stockholder hereby appoints Company and any designee of Company, and each of them individually, as the Stockholder’s proxy, with full power of substitution and resubstitution, to vote, including by executing written consents, during the Voting Period with respect to any and all of the Subject Shares on the matters and in the manner specified in Section 2.1. The Stockholder shall take all further action or execute such other instruments as may be necessary to effectuate the intent of any such proxy. The Stockholder affirms that the irrevocable proxy given by it hereby with respect to the Merger Agreement and the transactions contemplated thereby is given to Company by the Stockholder to secure the performance of the obligations of the Stockholder under this Agreement. It is agreed that Company (and its officers on behalf of Company) will use the irrevocable proxy that is granted by the Stockholder hereby only in accordance with applicable Legal Requirements and that, to the extent Company (and its officers on behalf of Company) uses such irrevocable proxy, it will only vote (or sign written consents in respect of) the Subject Shares subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1.

Section 2.3 Nature of Irrevocable Proxy. The proxy granted pursuant to Section 2.2 to Company by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies or powers of attorney granted by the Stockholder. The proxy that may be granted hereunder shall terminate upon the termination of this Agreement, but shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of the Stockholder.

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ARTICLE III

COVENANTS

Section 3.1 Subject Shares.

(a) The Stockholder agrees that (i) from the date hereof until the Effective Time, it shall not, and shall not commit or agree to, without Company’s prior written consent, directly or indirectly, whether by merger, consolidation or otherwise, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift or by operation of law) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to or permit, a Transfer of, any or all of the Subject Shares or any interest therein; and (ii) during the Voting Period, it shall not, and shall not commit or agree to, without Company’s prior written consent, (A) grant any proxies or powers of attorney with respect to any or all of the Subject Shares or agree to vote (or sign written consents in respect of) the Subject Shares on any matter or divest itself of any voting rights in the Subject Shares, or (B) take any action that would have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, the Stockholder may (1) make transfers or dispositions of the Subject Shares to any member of the immediate family of the Stockholders or to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, (2) make transfers or dispositions of the Subject Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder, (3) make transfers of the Subject Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder, (4) make transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, (5) make transfers or dispositions not involving a change in beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) and (6) if the Stockholder is a trust, make transfers or dispositions to any beneficiary of the Stockholder or the estate of any such beneficiary. The Stockholder agrees that any Transfer of Subject Shares not permitted hereby shall be null and void and that any such prohibited Transfer shall be enjoined. If any voluntary or involuntary Transfer of any Subject Shares covered hereby shall occur (including, but not limited to, a sale by the Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

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(b) In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. The Stockholder further agrees that, in the event Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any additional Shares, in each case after the execution of this Agreement, the Stockholder shall deliver promptly to Company written notice of such event, which notice shall state the number of additional Shares so acquired. The Stockholder agrees that any such additional Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein as if those additional shares were owned by the Stockholder on the date of this Agreement.

Section 3.2 Stockholder’s Capacity. All agreements and understandings made herein shall be made solely in the Stockholder’s capacity as a holder of the Subject Shares and not in any other capacity, including as an officer or director of Parent.

Section 3.3 Other Offers. Except to the extent Parent is permitted to take such action pursuant to the Merger Agreement, neither the Stockholder (in the Stockholder’s capacity as such), shall, nor shall the Stockholder authorize or permit any of its Representatives to, take any of the following actions: (i) solicit, initiate, knowingly encourage or knowingly facilitate an Acquisition Proposal, (ii) furnish any non-public information regarding Company to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Acquisition Proposal, (iv) approve, endorse or recommend or propose to approve, endorse or recommend, any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating, approving, endorsing or recommending or proposing to approve, endorse or recommend, any Acquisition Transaction or accepting any Acquisition Proposal; provided, however, that none of the foregoing restrictions shall apply to the Stockholder’s and its Representatives’ interactions with Company and its representatives. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Representatives of the Stockholder shall be deemed to be a breach of this Section 3.3 by the Stockholder. The Stockholder shall, and shall use reasonable best efforts to cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

Section 3.4 Communications. During the Voting Period, the Stockholder shall not, and shall use its reasonable best efforts to cause its Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Company, provided that the foregoing shall not limit or affect any actions taken by the Stockholder (or any affiliated officer or director of Stockholder) that would be permitted to be taken by Stockholder pursuant to the Merger Agreement. The Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub and Company (including in any publicly filed documents relating to the Merger or any transaction contemplated by the Merger Agreement) of: (a) the Stockholder’s identity; (b) the Stockholder’s beneficial ownership of the Subject Shares; and (c) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Sub or Company determines to be necessary in any SEC disclosure document in connection with the Merger or any transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent, Merger Sub and Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.

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Section 3.5 Voting Trusts. The Stockholder agrees that it will not, nor will it permit any entity under its control to, deposit any of its Subject Shares in a voting trust or subject any of its Subject Shares to any arrangement with respect to the voting of such Subject Shares other than as provided herein.

Section 3.6 Intentionally Omitted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

The Stockholder hereby represents and warrants to Company as follows:

Section 4.1 Due Authorization, etc. The Stockholder is a natural person, corporation, limited partnership or limited liability company. If Stockholder is a corporation, limited partnership or limited liability company, Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted. The Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by Company) constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Legal Requirements of general applicability relating to or affecting creditors’ rights and by general equitable principles.

Section 4.2 Ownership of Shares. Schedule I hereto sets forth opposite the Stockholder’s name the Shares over which the Stockholder has sole record and beneficial ownership as of the date hereof. As of the date hereof, the Stockholder is the lawful owner of the Shares denoted as being owned by the Stockholder on Schedule I hereto, has the sole power to vote or cause to be voted such Shares and has the sole power to dispose of or cause to be disposed such Shares (other than, if Stockholder is a partnership or a limited liability company, the rights and interest of persons and entities that own partnership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership or limited liability company law). The Stockholder has, and will at all times up until the Expiration Time have, good and valid title to the Shares denoted as being owned by the Stockholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, or (ii) those existing under applicable securities laws.

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Section 4.3 No Conflicts. (a) No filing with any Governmental Body, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholder and (b) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Stockholder, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or its assets (including any of the Subject Shares) may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement.

Section 4.4 Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or Company in respect of this Agreement based upon any Contract made by or on behalf of the Stockholder, solely in the Stockholder’s capacity as a stockholder of Parent.

Section 4.5 No Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE V

TERMINATION

Section 5.1 Termination. This Agreement shall automatically terminate, and neither Company nor the Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the Expiration Time; or (b) the termination of this Agreement by mutual written consent of the parties. The parties acknowledge that, upon termination of this Agreement as permitted under and in accordance with the terms of this Article V, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that, subject to Section 6.11, the termination of this Agreement shall not relieve either party to this Agreement from liability for such party’s intentional breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article V and Article VI shall survive the termination of this Agreement.

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ARTICLE VI

MISCELLANEOUS

Section 6.1 Further Actions. Subject to the terms and conditions set forth in this Agreement, the Stockholder agrees to take any and all actions and to do all things reasonably necessary to effectuate this Agreement.

Section 6.2 Fees and Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.3 Amendments, Waivers, etc. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 6.4 Notices. Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by electronic mail transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), or hand delivery, addressed as follows:

If to Company, to:

MyMD Pharmaceuticals, Inc.
324 S. Hyde Park Ave
Tampa, FL 33606

with a copy to (which shall not constitute notice):

Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, FL 33602

Attn:	Curt P. Creely
Megan Odroniec
E-mail:	ccreely@foley.com
modroniec@foley.com

If to the Stockholder, to the address or electronic mail address set forth on the signature pages hereto, or to such other person or address as any party shall specify by written notice so given.

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Section 6.5 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 6.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 6.7 Entire Agreement; Assignment. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that without consent, Company may assign all or any of its rights and obligations hereunder to any of its Affiliates that assume the rights and obligations of Company under and in accordance with the terms of the Merger Agreement. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary set forth herein, the Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of the Stockholder’s Subject Shares shall pass, whether by operation or law or otherwise, including the Stockholder’s heirs, guardians, administrators or successors and assigns, and the Stockholder agrees to take all actions necessary to effect the foregoing.

Section 6.8 Governing Law. THIS AGREEMENT AND ALL QUESTIONS RELATING TO THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

Section 6.9 Specific Performance. The Stockholder acknowledges that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy and each of Company and Parent shall be entitled to a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of monetary damages as a remedy, which shall be the sole and exclusive remedy for any such breach.

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Section 6.10 Submission to Jurisdiction. Any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in any New York State Court sitting in New York City or, if jurisdiction over the matter is vested exclusively in the federal courts, the United States District Court for the Southern District of New York. The Stockholder: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each appellate court therefrom) in connection with any such action, suit or legal proceeding; (ii) agrees that such court will be deemed to be a convenient forum and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or legal proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court..

Section 6.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

Section 6.12 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, Company and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

MYMD Pharmaceuticals, Inc.

By:
Name:
Title:

[Signature Page to Company Voting Agreement]

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Stockholder

Address:

Electronic Mail Address:

[Signature Page to Company Voting Agreement]

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Schedule I

Ownership of Common Shares

Name and Address of Stockholder	Number of Common Shares
[ ]	[ ]

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Annex K

Asset Purchase Agreement

by and between

Supera Pharmaceuticals, Inc.

and

MYMD PHARMACEUTICALS, INC.

Dated as of November 11, 2020

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K-2

Section 5.05	Conduct of Business Prior to Closing	K-14
Section 5.06	Further Assurances	K-14

Article VI MISCELLANEOUS		K-14

Section 6.01	Expenses	K-14
Section 6.02	Notices	K-14
Section 6.03	Interpretation; Headings	K-15
Section 6.04	Severability	K-15
Section 6.05	Entire Agreement	K-15
Section 6.06	Successors and Assigns	K-15
Section 6.07	Amendment and Modification; Waiver	K-15
Section 6.08	Governing Law; Submission to Jurisdiction	K-15
Section 6.09	Non-Survival of Representations, Warranties	K-15
Section 6.10	Counterparts	K-15

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of November 11, 2020, is entered into between MYMD PHARMACEUTICALS, INC., a Florida corporation (“Buyer”), and Supera Pharmaceuticals, Inc., a Florida corporation (“Seller”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Seller is engaged in the business of developing synthetic derivatives of naturally grown cannabidiols (the “Business”);

WHEREAS, this Agreement is being entered into concurrently with that certain Agreement and Plan of Merger and Reorganization between Akers Biosciences, Inc., XYZ Merger Sub Inc., and MyMD Pharmaceuticals, Inc. (the “Merger Agreement”) that contemplates the merger, upon the terms and conditions set forth therein, of XYZ Merger Sub Inc. with and into the Buyer (the “Akers Merger”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of Seller, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, the following assets, properties and rights of Seller, free and clear of all Encumbrances (collectively, the “Purchased Assets”):

(a) all Contracts (the “Assigned Contracts”) set forth on Section 1.01(d) of the disclosure schedules attached hereto (the “Disclosure Schedules”). The term “Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral;

(b) all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;

(c) originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority”)), sales material and records, strategic plans and marketing, and promotional surveys, material, and research (“Books and Records”);

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(d) all Intellectual Property that is owned by Seller, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof (collectively, the “Intellectual Property Assets”);

(e) all Technical Information;

(f) any inventories of compounds, products, supplies, equipment and other tangible assets used in connection with the Business;

(g) all authorizations, consents, approvals, licenses, orders, permits and exemptions of, and filings or registrations with, any governmental authority, to the extent transferable by the Seller;

(h) all goodwill and the going concern value of the Purchased Assets, Seller and the Business; and

(i) all other assets owned by Seller used or useful in the Business, whether or not reflected on the books and records of the Seller.

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For purposes of this Agreement, (i) “Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, show-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, pharmacology and clinical data, tools, methods, formulae, processes, techniques, and other confidential and proprietary information and all rights therein (“Know-How”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (i) rights of publicity; (j) all licenses, sublicenses and other agreements by or through which other Person’s, including any Affiliate of Seller, granter Seller exclusive or non-exclusive rights or interests in any Intellectual Property (“IP Licenses”); and (k) all other intellectual or industrial property and proprietary rights and (ii) “Technical Information” means data and other information related to the Seller’s product candidates and/or compounds that is necessary and useful for the further research, development, manufacture, commercialization, and/or registration of such product candidates and/or compounds, that is owned by Seller or otherwise controlled by Seller, and that exists as of the Closing Date, including, without limitation, correspondence with U.S. Food and Drug Administration or other governmental authorities, clinical data, pre-clinical data, adverse event data, pharmaceutical development reports, formulations and other medical and technical information.

Section 1.02 Excluded Assets. Other than the Purchased Assets subject to Section 1.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”).

Section 1.03 Assumed Liabilities.

(a) Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(i) all trade accounts payable of Seller to third parties incurred in the ordinary course of business consistent with past practices of Seller and that remain unpaid and are not delinquent as of the Closing Date; and

(ii) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Seller on or prior to the Closing.

For purposes of this Agreement, “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

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(b) Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). For purposes of this Agreement: (i) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (ii) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 1.04 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be 33,937,909 shares of the common stock, par value $.001 per share, of Buyer (the “Purchase Shares”), plus the assumption of the Assumed Liabilities.

Section 1.05 Tax Treatment. For US federal income tax purposes, the parties intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the foregoing intention of the Parties.

Section 1.06 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 1.07 Third Party Consents. To the extent that Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Article II
CLOSING

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Foley & Lardner LLP, 100 North Tampa St., Suite 2700, Tampa, Florida 33602, immediately prior to (and contingent on) the closing of the Akers Merger, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

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Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) an assignment in form and substance satisfactory to Buyer (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) a certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors and the shareholders of Seller, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents; and

(v) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) a stock certificate evidencing the Purchase Shares, duly endorsed in blank or accompanied by a stock power or other instrument of transfer (less any amounts which may be withheld for outstanding Tax Liabilities);

(ii) the Intellectual Property Assignment duly executed by Buyer; and

(iii) a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, which authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents.

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Section 2.03 Termination Prior to Closing.

(a) This Agreement and the transactions contemplated hereby shall automatically and immediately terminate upon the termination of the Merger Agreement, regardless of the reason for the termination of the Merger Agreement.

In the event of a termination of this Agreement under this Section 2.03, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party hereto.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, bylaws, or other governing documents of Seller; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.

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Section 3.03 Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of Seller as at December 31, 2020 and June 30, 2020 and the related statements of income and retained earnings, shareholders’ equity, and cash flow for the year and 6-month period, respectively, then ended (the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time, applied on a consistent basis throughout the period involved. The Financial Statements fairly present the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as of June 30, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.04 Undisclosed Liabilities. Seller has no Liabilities, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.05 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Seller; or (b) the value of the Purchased Assets.

Section 3.06 Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.

Section 3.07 Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets, free and clear of Encumbrances.

Section 3.08 Legal Proceedings; Governmental Orders.

(a) There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller: (a) relating to or affecting Seller, the Purchased Assets, or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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(b) There are no outstanding Governmental Orders against, relating to, or affecting Seller or the Purchased Assets.

Section 3.09 Compliance with Laws. Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. The Purchased Assets are all of the assets used in the Business.

Section 3.10 Taxes. All Taxes due and owing by Seller have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedules lists (i) all Intellectual Property Assets and (ii) all IP Licenses all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property (excluding shrink-wrap, click-wrap, or other similar agreements for commercially available off-the-shelf software). Seller is the exclusive owner of the Intellectual Property Assets, free and clear of all Encumbrances. The Intellectual Property Assets together with the Intellectual Property licensed to Seller pursuant to the IP Licenses constitutes all of the material Intellectual Property Rights used or held for use by the Seller in conducting the Business. Immediately after the Closing, Buyer will own all of the Intellectual Property Assets and will have a right to use all of the Intellectual Property licensed to Seller, free from any Encumbrances and on the same terms and conditions as in effect prior to the Closing.

(b) The conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person and no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. Notwithstanding anything to the contrary in this Agreement, this Section 3.11(b) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.

(c) Schedule 3.11(c) sets forth all contracts to which Seller is a party or is otherwise bound that relate to Intellectual Property used or held for use in the Business, including: (i) the IP Licenses; (ii) licenses of Intellectual Property to any other Person by Seller; (iii) contracts otherwise granting or restricting the right to use any Intellectual Property; and (iv) Contracts transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property.

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(d) Seller has taken all actions reasonably necessary to make or maintain in full force and effect all necessary filings, registrations and issuances in respect thereof necessary to maintain the Seller’s ownership rights in the Intellectual Property Assets, and such filings, registrations and issuances are valid and enforceable. Seller has taken all actions reasonably necessary to maintain the secrecy of all confidential Intellectual Property, including Know-How and Technical Information, used in the Business. Seller is not using or enforcing any of the Seller’s rights in material Intellectual Property Assets or Intellectual Property licensed to Seller in a manner that would reasonably be expected to result in the cancellation, invalidity or unenforceability thereof.

Section 3.12 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, bylaws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

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Section 4.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Article V
COVENANTS

Section 5.01 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning Seller, the Purchased Assets or the Business, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, Seller consents to the disclosure of this Agreement and the transactions contemplated hereby by Akers in connection with any filings made by Akers with the U.S. Securities and Exchange Commission in connection with the Akers Merger.

Section 5.03 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.04 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

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Section 5.05 Conduct of Business Prior to Closing Date. Seller covenants and agrees with Buyer that from the date hereof hereof through the Closing Date, except as otherwise expressly contemplated in this Agreement, unless Buyer otherwise consents in writing (which consent may be withheld Buyer’s sole discretion), Seller shall:

(a) Operate the Business in all material respects in the ordinary course of business and consistent with past practice.

(b) Timely comply in all material respects with the Assigned Contracts.

(c) Not sell, lease, grant any rights in or to or otherwise dispose of or otherwise relinquish control of, or agree to sell, lease or otherwise dispose of, the Purchased Assets.

(d) Not cause any of the Purchased Assets to be encumbered by any Encumbrances not in existence as of the date hereof that will not be satisfied as of the Closing Date.

Section 5.06 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Article VI
MISCELLANEOUS

Section 6.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	Supera Pharmaceuticals, Inc.
324 S. Hyde Park Ave
Tampa, FL 33606
Attn: James A. McNulty
E-mail: jamcnulty@mymd.com

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If to Buyer:	MYMD Pharmaceuticals, Inc.
324 S. Hyde Park Ave
Tampa, FL 33606
Attn: James A. McNulty
E-mail: jamcnulty@mymd.com

Section 6.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 6.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 6.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. Akers is an express third party beneficiary of this Agreement and no amendment shall be made to this Agreement without the prior written consent of Akers.

Section 6.08 Governing Law; Submission to Jurisdiction. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Florida in each case located in the city of Tampa and county of Hillsborough County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 6.09 Non-Survival of Representations, Warranties. The representations and warranties of Seller and Buyer contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at Closing, and only the covenants that by their terms survive Closing and this Article VI shall survive Closing.

Section 6.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Supera Pharmaceuticals, Inc.

By:	/s/ William McNulty
Name:	William McNulty
Title:	VP

MYMD Pharmaceuticals, Inc.

By:	/s/ James A. McNulty
Name:	James A. McNulty
Title:	CEO

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

New Jersey Law and Akers’ Governing Documents

Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its certificate of incorporation that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. Akers Biosciences, Inc.’s certificate of incorporation provides for such limitation of liability.

Section 14A:3-5 of the New Jersey Business Corporation Act empowers a corporation to indemnify any current or former director or officer made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding; provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Akers Biosciences, Inc.’s certificate of incorporation provides that the corporation must indemnify its directors and officers to the fullest extent authorized by law. Akers Biosciences, Inc. is also expressly required to advance certain expenses to its directors and officers. Akers Biosciences, Inc. believes that these indemnification provisions are useful to attract and retain qualified directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Akers Biosciences, Inc. pursuant to the foregoing provisions, Akers Biosciences Inc. has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Exhibit Description
2.1**	Agreement and Plan of Merger and Reorganization, dated November 11, 2020, by and among Akers Biosciences, Inc., XYZ Merger Sub Inc., and MYMD Pharmaceuticals, Inc. (incorporated by reference to Exhibit 2.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2020).

3.1	Amended & Restated Certificate of Incorporation dated March 7, 2002 (incorporated herein by reference to Exhibit 3.1 to Akers Biosciences, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 7, 2013).

3.2	Certificate of Amendment to Certificate of Incorporation dated May 31, 2005 (incorporated herein by reference to Exhibit 3.2 to Akers Biosciences, Inc.’s Annual Report on Form 10-K, as amended, filed with the Securities and Exchange Commission on October 21, 2020).

3.3	Certificate of Amendment to Certificate of Incorporation dated December 20, 2006 (incorporated herein by reference to Exhibit 3.3 to Akers Biosciences, Inc.’s Annual Report on Form 10-K, as amended, filed with the Securities and Exchange Commission on October 21, 2020).

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3.4	Amendment to Certificate of Incorporation of Akers Biosciences, Inc., dated June 2, 2008 (incorporated herein by reference to Exhibit 3.2 to Akers Biosciences, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 7, 2013).

3.5	Amendment to Certificate of Incorporation, Certificate of Designation of Series A Preferred Stock of Akers Biosciences, Inc., dated September 21, 2012 (incorporated herein by reference to Exhibit 3.3 to Akers Biosciences, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 7, 2013).

3.6	Amendment to Certificate of Incorporation of Akers Biosciences, Inc., dated January 22, 2013 (incorporated herein by reference to Exhibit 3.4 to Akers Biosciences, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 7, 2013).

3.7	Amended and Restated By-laws of Akers Biosciences, Inc., dated August 5, 2013 (incorporated herein by reference to Exhibit 3.5 to Akers Biosciences, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 7, 2013).

3.8	Amendment to Restated By-laws of Akers Biosciences, Inc., dated May 11, 2016 (incorporated herein by reference to Exhibit 3.6 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2016).

3.9	Certificate of Amendment to the Certificate of Incorporation, Certificate of Designation of Series B Convertible Preferred Stock of Akers Biosciences, Inc., dated December 19, 2017 (incorporated herein by reference to Exhibit 3.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 26, 2017).

3.10	Amendment to Amended and Restated By-Laws of Akers Biosciences, Inc., dated October 19, 2018 (incorporated herein by reference to Exhibit 3.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 19, 2018).

3.11	Certificate of Amendment to Certificate of Incorporation of Akers Biosciences, Inc., dated November 7, 2018 (incorporated herein by reference to Exhibit 3.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2018).

3.12	Certificate of Designation of Series C Convertible Preferred Stock of Akers Biosciences, Inc., dated December 9, 2019 (incorporated herein by reference to Exhibit 3.10 to Akers Biosciences, Inc.’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 25, 2020).

3.13	Certificate of Amendment to the Certificate of Incorporation of Akers Biosciences, Inc., dated October 12, 2020 (incorporated herein by reference to Exhibit 3.13 to Akers Biosciences, Inc.’s Amendment to Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on October 21, 2020).

3.14	Certificate of Amendment to Certificate of Incorporation of Akers Biosciences, Inc., dated November 15, 2019 (incorporated herein by reference to Exhibit 3.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 29, 2019).

3.15	Certificate of Amendment to Certificate of Incorporation of Akers Biosciences, Inc., dated November 22, 2019 (incorporated herein by reference to Exhibit 3.2 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 29, 2019).

3.16	Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock of Akers Biosciences, Inc., dated March 24, 2020 (incorporated herein by reference to Exhibit 3.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2020).

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3.17	Certificate of Designations of Series E Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 3.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 9, 2020).

3.18	Amended and Restated Bylaws of Akers Biosciences, Inc. dated July 21, 2020 (incorporated herein by reference to Exhibit 3.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 27, 2020).

4.1	Form of Voting Agreement, by and between Akers Biosciences, Inc. and the directors, officers and certain specified stockholders of MyMD Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 2.2 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2020)

4.2	Form of Voting Agreement, by and between MYMD Pharmaceuticals, Inc. and the directors, officers and certain stockholders of Akers Biosciences, Inc. (incorporated herein by reference to Exhibit 2.3 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2020)

4.3	Form of Underwriters’ Warrant (incorporated by reference to Exhibit 4.1 to Akers Biosciences, Inc.’s Registration Statement on Form S-1 filed with the Securities Exchange Commission on November 18, 2013).

4.4	Form of Warrant (incorporated herein by reference to Exhibit 4.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2017).

4.5	Form of Purchaser Warrant (incorporated herein by reference to Exhibit 4.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2017).

4.6	Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 4.2 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2017).

4.7	Form of Purchaser Warrant (incorporated herein by reference to Exhibit 4.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 13, 2017).

4.8	Form of Underwriter’s Warrant (incorporated herein by reference to Exhibit 4.1 to Akers Biosciences, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 15, 2017).

4.9	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.7 to Akers Biosciences, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 15, 2017).

4.10	Form of Warrant (incorporated herein by reference to Exhibit 4.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2018).

4.11	Form of Series C Convertible Preferred Stock Warrant Certificate (incorporated herein by reference to Exhibit 4.9 to Akers Biosciences, Inc.’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on November 29, 2019).

4.12	Form of Pre-Funded Warrant Certificate (incorporated herein by reference to Exhibit 4.10 to Akers Biosciences, Inc.’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on November 29, 2019).

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4.13	Form of Placement Agent Warrant Certificate (incorporated herein by reference to Exhibit 4.11 to Akers Biosciences, Inc.’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on November 29, 2019).

4.14

Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 4.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 8, 2020).

4.15

Form of Placement Agent Warrant (incorporated herein by references to Exhibit 4.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2020).

4.16

Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 4.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 13, 2020).

4.17	Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 4.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2020).

4.18	Rights Agreement dated as of September 9, 2020 between Akers Biosciences, Inc. and VStock Transfer, LLC as Rights Agent (incorporated herein by reference to Exhibit 4.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 9, 2020).

4.19	Form of Pre-Funded Warrant. of Akers Biosciences, Inc. (incorporated herein by reference to Exhibit 4.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2020).

4.20	Form of Investor Warrant. of Akers Biosciences, Inc. (incorporated herein by reference to Exhibit 4.2 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2020).

5.1*	Opinion of Haynes and Boone, LLP regarding legal matters

8.1*	Opinion of Haynes and Boone, LLP regarding tax matters

8.2*	Opinion of Foley & Lardner LLP regarding tax matters

10.1	Amended License and Supply Agreement by and between Akers Biosciences, Inc. and Chubeworkx Guernsey Limited (as successor to Sono International Limited) (“Chubeworkx”), (EN)10 (Guernsey) Limited (formerly BreathScan International (Guernsey) Limited) and (EN)10 Limited (formerly BreathScan International Limited), dated June 12, 2013 (incorporated herein by reference to Exhibit 10.4 to Akers Biosciences, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 7, 2013).

10.2	Share Purchase Agreement by and between Akers Biosciences, Inc. and Chubeworkx, dated June 12, 2013. (incorporated herein by reference to Exhibit 10.5 to Akers Biosciences, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 7, 2013).

10.3	Subscription Agreement by and between Akers Biosciences, Inc. and Chubeworkx, dated June 12, 2013(incorporated herein by reference to Exhibit 10.7 to Akers Biosciences, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 7, 2013).

10.4	Subscription Agreement by and between Akers Biosciences, Inc. and Thomas J. Knox, dated September 14, 2012(incorporated herein by reference to Exhibit 10.8 to Akers Biosciences, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 7, 2013).

10.5	Promissory Note entered into by Thomas J Knox issued in favor of Akers Biosciences, Inc., dated September 14, 2012. (incorporated herein by reference to Exhibit 10.9 to Akers Biosciences, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 7, 2013).

10.6	License and Supply Agreement by and among Akers Biosciences, Inc., Sono International Limited (“SIL”), BreathScan International (Guersney) Limited and BreathScan International Limited, dated June 19, 2012 (incorporated herein by reference to Exhibit 10.10 to Akers Biosciences, Inc.’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on October 8, 2013).

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10.7	Distribution Agreement by and among Akers Biosciences, Inc. and Fisher Healthcare, and Amendment thereto, dated June 15, 2010 and May 1, 2012, respectively. (incorporated herein by reference to Exhibit 10.11 to Akers Biosciences, Inc.’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on October 8, 2013).

10.8	National Brand Distribution Agreement by and among Akers Biosciences, Inc. and Cardinal Health 2000, and Amendment thereto, dated May 1, 2007 and June 1, 2008, respectively. (incorporated herein by reference to Exhibit 10.12 to Akers Biosciences, Inc.’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on October 8, 2013).

10.9#	2013 Incentive Stock and Award Plan (incorporated herein by reference to Exhibit 10.14 to Akers Biosciences, Inc.’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on December 6, 2013).

10.10#	Form of Nonqualified Stock Option Agreement (Non-Employee) (incorporated herein by reference to Exhibit 10.15 to Akers Biosciences, Inc.’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on December 6, 2013).

10.11#	Form of Nonqualified Stock Option Agreement (Employee) (incorporated herein by reference to Exhibit 10.16 to Akers Biosciences, Inc.’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on December 6, 2013).

10.12#	Form of Restricted Stock Agreement (incorporated herein by reference to Exhibit 10.17 to Akers Biosciences, Inc.’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on December 6, 2013).

10.13#	Form of Incentive Stock Option (incorporated herein by reference to Exhibit 10.18 to Akers Biosciences, Inc.’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on December 6, 2013).

10.14	Letter Agreement, dated December 3, 2013, by and between Akers Biosciences, Inc. and Mr. Thomas Knox (incorporated herein by reference to Exhibit 10.19 to Akers Biosciences, Inc.’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on December 6, 2013).

10.15	Joint Venture Agreement, dated October 24, 2014, by and between Akers Biosciences, Inc., Hainan Savy Investment Management Ltd, and Thomas Knox (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2014).

10.16	Amended and Restated 2013 Incentive Stock and Award Plan of Akers Biosciences, Inc. (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 9, 2015).

10.17	Form of Lock Up Agreement of Akers Biosciences, Inc. (incorporated herein by reference to Exhibit 10.2 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 9, 2015).

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10.18#	Employment Agreement between Akers Biosciences, Inc. and John J. Gormally, dated December 1, 2015. (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2015).

10.19	First Amendment to the Amended and Restated 2013 Incentive Stock and Award Plan of Akers Biosciences, Inc. (incorporated by referenced to Exhibit 10.2 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2016).

10.20	Form of Placement Agency Agreement, dated March 30, 2017, by and between Akers Biosciences, Inc. and Joseph Gunnar and Co., LLC (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2017).

10.21	Form of Securities Purchase Agreement, dated March 30, 2017, by and between Akers Biosciences, Inc. and various purchasers. (incorporated herein by reference to Exhibit 10.2 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2017).

10.22	Form Registration Rights Agreement, dated March 30, 2017, by and between Akers Biosciences, Inc. and various purchasers (incorporated herein by reference to Exhibit 10.3 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2017).

10.23#	Akers Biosciences, Inc. 2017 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2017).

10.24	Form Warrant Exercise Agreement, dated October 12, 2017 by and between Akers Biosciences, Inc. and various holders (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 13, 2017).

10.25#	Form of Resignation Agreement of Akers Biosciences, Inc. (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2018).

10.26#	Offer of Employment to Howard R. Yeaton, dated October 5, 2018 (incorporated herein by reference to Exhibit 10.2 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2018).

10.27	Form of Securities Purchase Agreement, dated October 31, 2018, by and among Akers Biosciences, Inc. and the investors signatory thereto (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2018).

10.28	Akers Biosciences, Inc. 2018 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2018).

10.29	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.29 to Akers Biosciences, Inc.’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on November 29, 2019).

10.30#	Offer of Employment to Howard R. Yeaton, dated January 6, 2020 (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2020).

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10.31#	Offer of Employment to Christopher C. Schreiber, dated January 31, 2020 (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 31, 2020).

10.32	Membership Interest Purchase Agreement, dated as of March 23, 2020, by and among the members of Cystron Biotech, LLC and Akers Biosciences, Inc. (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2020).

10.33	Support Agreement, dated as of March 23, 2020, by and among Akers Biosciences, Inc. and certain of its stockholders (incorporated herein by reference to Exhibit 10.2 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2020).

10.34	Registration Rights Agreement, dated as of March 23, 2020, by and among certain members of Cystron Biotech, LLC and Akers Biosciences, Inc. (incorporated herein by reference to Exhibit 10.3 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2020).

10.35	Amended and Restated License and Development Agreement by and among Premas Biotech PVT Ltd and Cystron Biotech, LLC (incorporated herein by reference to Exhibit 10.4 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2020).

10.36	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 8, 2020).

10.37	Amendment No.1 to the Membership Interest Purchase Agreement, dated May 14, 2020 (incorporated herein by reference to Akers Biosciences, Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2020).

10.38	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2020).

10.39#	CFO Consulting Agreement, dated as of July 21, 2020, between Akers Biosciences, Inc. and Brio Financial Group (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2020).

10.40	Settlement Agreement and General, Release, dated as of August 3, 2020, by and among Akers Biosciences, Inc. and ChubeWorkx Guernsey Limited (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 07, 2020).

10.41	Leak-Out and Support Agreement, dated as of August 3, 2020, by and among Akers Biosciences, Inc. and ChubeWorkx Guernsey Limited (incorporated herein by reference to Exhibit 10.2 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 07, 2020).

10.42	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 13, 2020).

10.43#	Akers Biosciences, Inc. 2018 Plan Amendment (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 28, 2020).

10.44	Form of Lock-Up/Leak-Out Agreement (incorporated herein by reference to Exhibit 10.1 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2020).

10.45	The Secured Promissory Note, dated November 11, 2020, by and between Akers Biosciences, Inc. and MYMD Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 10.2 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2020).

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10.46	Form of Securities Purchase Agreement, dated November 11, 2020, by and between Akers Biosciences, Inc. and purchasers named therein (incorporated herein by reference to Exhibit 10.3 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2020).

10.47	Form of Lock-Up and Support Agreement, dated November 11, 2020, by and between Akers Biosciences, Inc. and its stockholders named therein (incorporated herein by reference to Exhibit 10.4 to Akers Biosciences, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2020).

21.1	List of Subsidiaries of Akers Biosciences, Inc.

23.1*	Consent of Haynes and Boone, LLP (included in the opinion filed as Exhibit 5.1)

23.2*	Consent of Foley & Lardner LLP (included in the opinion filed as Exhibit 8.2)

23.3	Consent of Morison Cogen LLP

23.4	Consent of Cherry Bekaert LLP

23.5	Consent of Cherry Bekaert LLP

24.1	Powers of Attorney (included on the signature page of this registration statement)

99.1*	Form of Proxy Card for Akers Biosciences, Inc.’s Special Meeting

99.2*	Form of Written Consent for Pharmaceuticals, Inc.’s stockholders

99.3	Consent of Gemini Valuation Services, LLC

101	Interactive Data Files of Financial Statements and Notes.

# Management contract or compensatory plan or arrangement.

* To be filed by amendment.

** The schedules and exhibits to the Agreement and Plan of Merger and Reorganization have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

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The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of New Jersey on January 15, 2021.

AKERS BIOSCIENCES, INC.

By:	/s/ Christopher C. Schreiber
Name:	Christopher C. Schreiber
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Akers Biosciences, Inc. hereby severally constitute and appoint Christopher C. Schreiber our true and lawful attorney with full power to him, to sign for us and in our names, in the capacities indicated below, the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Akers Biosciences, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher C. Schreiber	President, Chief Executive Officer and Director	January 15, 2021
Christopher C. Schreiber	(Principal Executive Officer)

/s/ Stuart Benson	Interim Chief Financial Officer	January 15, 2021
Stuart Benson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joshua Silverman		January 15, 2021
Joshua Silverman	Chairman of the Board

/s/ Bill J. White
Bill J. White	Director	January 15, 2021

/s/ Robert C. Schroeder
Robert C. Schroeder	Director	January 15, 2021

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